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                                CREDIT AGREEMENT


                          DATED AS OF NOVEMBER 1, 1996


                                     AMONG

                         DOMINICK'S SUPERMARKETS, INC.,
                                 AS GUARANTOR,

                         DOMINICK'S FINER FOODS, INC.,
                                  AS BORROWER,

                           THE LENDERS LISTED HEREIN,
                                  AS LENDERS,


                             BANKERS TRUST COMPANY,
                            AS ADMINISTRATIVE AGENT,


                           THE CHASE MANHATTAN BANK,
                             AS SYNDICATION AGENT,

                                      AND

                             BANKERS TRUST COMPANY
                                      AND
                           THE CHASE MANHATTAN BANK,
                                  AS ARRANGERS

==============================================================================

                         DOMINICK'S SUPERMARKETS, INC.
                                      AND
                          DOMINICK'S FINER FOODS, INC.

                                CREDIT AGREEMENT

                               TABLE OF CONTENTS


                                                                                                                            PAGE
SECTION 1.   DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
    1.1      Certain Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
    1.2      Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement . . . . . . . . . . . . . .  36
    1.3      Other Definitional Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

SECTION 2.   AMOUNTS AND TERMS OF COMMITMENTS AND LOANS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
    2.1      Commitments; Making of Loans; the Register; Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
    2.2      Interest on the Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
    2.3      Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
    2.4      Repayments, Prepayments and Reductions in Revolving Term Loan Commitments and Revolving Loan Commitments;
             General Provisions Regarding Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
    2.5      Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
    2.6      Special Provisions Governing Eurodollar Rate Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
    2.7      Increased Costs; Taxes; Capital Adequacy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
    2.8      Obligation of Lenders and Issuing Lenders to Mitigate  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
    2.9      Replacement of Lender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
    2.10     Certain Matters Relating to Senior Subordinated Note Indenture . . . . . . . . . . . . . . . . . . . . . . . .  73

SECTION 3.   LETTERS OF CREDIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
    3.1      Issuance of Letters of Credit and Revolving Lenders' Purchase of Participations Therein  . . . . . . . . . . .  74
    3.2      Letter of Credit Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
    3.3      Drawings and Reimbursement of Amounts Drawn Under Letters of Credit. . . . . . . . . . . . . . . . . . . . . .  78
    3.4      Obligations Absolute . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
    3.5      Indemnification; Nature of Issuing Lenders' Duties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
    3.6      Increased Costs and Taxes Relating to Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . .  83

SECTION 4.   CONDITIONS TO LOANS AND LETTERS OF CREDIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
    4.1      Conditions to Term Loans and Initial Revolving Term Loans, Revolving Loans and Swing Line Loans  . . . . . . .  85
    4.2      Conditions to All Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  93
    4.3      Conditions to Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94



                                      (i)                    (Credit Agreement)

                                                                                                                            PAGE
SECTION 5.   REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  95
    5.1      Organization, Powers, Qualification, Good Standing, Business and Subsidiaries  . . . . . . . . . . . . . . . .  95
    5.2      Authorization of Borrowing, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96
    5.3      Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
    5.4      No Material Adverse Change; No Restricted Junior Payments  . . . . . . . . . . . . . . . . . . . . . . . . . .  99
    5.5      Title to Properties; Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  99
    5.6      Litigation; Adverse Facts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100
    5.7      Payment of Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100
    5.8      Performance of Agreements; Materially Adverse Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . 100
    5.9      Governmental Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 101
    5.10     Securities Activities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 101
    5.11     Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 101
    5.12     Certain Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 102
    5.13     Environmental Protection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 102
    5.14     Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 104
    5.15     Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 104
    5.16     Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 104
    5.17     Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 104
    5.18     Related Transaction Documents; Specified Existing Documents  . . . . . . . . . . . . . . . . . . . . . . . . . 105
    5.19     Workmen's Compensation Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 105
    5.20     Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 106
    5.21     Parent Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 106

SECTION 6.   AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 106
    6.1      Financial Statements and Other Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 106
    6.2      Corporate Existence, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 113
    6.3      Payment of Taxes and Claims; Tax Consolidation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 113
    6.4      Maintenance of Properties; Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 114
    6.5      Inspection; Lender Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 114
    6.6      Compliance with Laws, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 115
    6.7      Environmental Disclosure and Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 115
    6.8      Loan Parties' Remedial Action Regarding Hazardous Materials  . . . . . . . . . . . . . . . . . . . . . . . . . 116
    6.9      Execution of Subsidiary Guaranty and Collateral Documents by Future Subsidiaries . . . . . . . . . . . . . . . 117
    6.10     Additional Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 118
    6.11     Release of Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 121
    6.12     Certain Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 122
    6.13     Designation of Replacement Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 122

SECTION 7.   NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 123
    7.1      Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 123
    7.2      Liens and Related Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 126





                                         (ii)                 (Credit Agreement)

                                                                                                                            PAGE
                                                                                                                            ----
    7.3      Investments; Joint Ventures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 128
    7.4      Contingent Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 130
    7.5      Restricted Junior Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 132
    7.6      Financial Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 133
    7.7      Restriction on Fundamental Changes; Asset Sales  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 136
    7.8      Consolidated Capital Expenditures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 138
    7.9      Restriction on Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 139
    7.10     Sales and Lease-Backs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 140
    7.11     Sale or Discount of Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 140
    7.12     Transactions with Shareholders and Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 140
    7.13     Disposal of Subsidiary Stock; Restrictions on Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . 141
    7.14     Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 141
    7.15     Amendments of Certain Documents; Designation of Designated Senior Indebtedness . . . . . . . . . . . . . . . . 142
    7.16     Fiscal Year  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 143

SECTION 8.   EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 143
    8.1      Failure to Make Payments When Due  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 143
    8.2      Default in Other Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 144
    8.3      Breach of Certain Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 144
    8.4      Breach of Warranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 144
    8.5      Other Defaults Under Loan Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 144
    8.6      Involuntary Bankruptcy; Appointment of Receiver, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 145
    8.7      Voluntary Bankruptcy; Appointment of Receiver, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 145
    8.8      Judgments and Attachments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 146
    8.9      Dissolution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 146
    8.10     Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 146
    8.11     Change in Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 146
    8.12     Invalidity of Any Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 146
    8.13     Failure of Security  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 146
    8.14     Action Relating to Certain Subordinated Indebtedness.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 147
    8.15     Failure to Consummate Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 147

SECTION 9.   HOLDINGS GUARANTY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 148
    9.1      Guarantied Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 148
    9.2      Terms of Holdings Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 149

SECTION 10.  AGENT, SYNDICATION AGENT AND ARRANGERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 152
    10.1     Appointment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 152
    10.2     Powers; General Immunity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 153
    10.3     Representations and Warranties; No Responsibility For Appraisal of Creditworthiness  . . . . . . . . . . . . . 155
    10.4     Right to Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 155





                                         (iii)                (Credit Agreement)

                                                                                                                            PAGE
                                                                                                                            ----
    10.5     Successor Agent and Swing Line Lender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 155
    10.6     Guaranties and Collateral Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 156

SECTION 11.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 157
    11.1     Assignments and Participations in Loans and Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . 157
    11.2     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 159
    11.3     Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 160
    11.4     Set Off; Security Interest in Deposit Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 161
    11.5     Ratable Sharing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 162
    11.6     Amendments and Waivers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 162
    11.7     Independence of Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 164
    11.8     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 164
    11.9     Survival of Representations, Warranties and Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . 165
    11.10    Failure or Indulgence Not Waiver; Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 165
    11.11    Marshalling; Payments Set Aside  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 165
    11.12    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 166
    11.13    Obligations Several; Independent Nature of Lenders' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . 166
    11.14    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 166
    11.15    Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 166
    11.16    Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 166
    11.17    Consent to Jurisdiction and Service of Process . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 167
    11.18    Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 167
    11.19    Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 168
    11.20    Counterparts; Effectiveness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 168

    Signature pages   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . S-1



                                        (iv)                 (Credit Agreement)

                                    EXHIBITS


I                   FORM OF NOTICE OF BORROWING
II                  FORM OF NOTICE OF CONVERSION/CONTINUATION
III                 FORM OF NOTICE OF ISSUANCE OF LETTER OF CREDIT
IV                  FORM OF TERM NOTE
V-A                 FORM OF REVOLVING TERM NOTE
V-B                 FORM OF REVOLVING NOTE
VI                  FORM OF SWING LINE NOTE
VII                 FORM OF COMPLIANCE CERTIFICATE
VIII-A              FORM OF OPINION OF LATHAM & WATKINS
VIII-B              FORM OF OPINION OF THOMAS ROTI, ESQ.
IX                  FORM OF OPINION OF O'MELVENY & MYERS
X                   FORM OF ASSIGNMENT AGREEMENT
XI                  FORM OF AUDITOR'S LETTER
XII                 FORM OF CERTIFICATE RE NON-BANK STATUS
XIII                FORM OF COLLATERAL ACCOUNT AGREEMENT
XIV                 FORM OF COMPANY PLEDGE AGREEMENT
XV                  FORM OF COMPANY SECURITY AGREEMENT
XVI                 FORM OF COMPANY TRADEMARK SECURITY AGREEMENT
XVII                FORM OF SUBSIDIARY GUARANTY
XVIII               FORM OF SUBSIDIARY PLEDGE AGREEMENT
XIX                 FORM OF SUBSIDIARY SECURITY AGREEMENT
XX                  FORM OF SUBSIDIARY TRADEMARK SECURITY AGREEMENT
XXI                 FORM OF MORTGAGE
XXII                FORM OF HOLDINGS PLEDGE AGREEMENT
XXIII               FORM OF HOLDINGS SECURITY AGREEMENT
XXIV                FORM OF FINANCIAL CONDITION CERTIFICATE





                                         (v)                 (Credit Agreement)

                                   SCHEDULES


2.1             LENDERS' COMMITMENTS AND PRO RATA SHARES
4.1B            REAL PROPERTY ASSETS
5.1             SUBSIDIARIES OF COMPANY
5.2C            GOVERNMENTAL CONSENTS
5.3             CERTAIN ACCOUNTING MATTERS
5.6             LITIGATION
5.11            CERTAIN EMPLOYEE BENEFIT PLANS
5.12            BROKER'S OR FINDER'S FEES
5.13            ENVIRONMENTAL MATTERS
5.17            INTELLECTUAL PROPERTY MATTERS
5.18            AMENDMENTS TO SPECIFIED EXISTING DOCUMENTS
5.20            CERTAIN MATTERS RELATING TO PERMITS
6.13            EXCLUDED REAL PROPERTY ASSETS
7.1             CERTAIN EXISTING INDEBTEDNESS
7.2             CERTAIN EXISTING LIENS
7.3             CERTAIN EXISTING INVESTMENTS
7.4             CERTAIN EXISTING CONTINGENT OBLIGATIONS
7.7             CERTAIN ASSETS TO BE SOLD





                                        (vi)                 (Credit Agreement)

                         DOMINICK'S SUPERMARKETS, INC.
                                      AND
                          DOMINICK'S FINER FOODS, INC.

                                CREDIT AGREEMENT



                   This CREDIT AGREEMENT is dated as of November 1, 1996 and entered into by and among DOMINICK'S SUPERMARKETS, INC., a Delaware corporation ("HOLDINGS"), DOMINICK'S FINER FOODS, INC., a Delaware corporation ("COMPANY"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a "LENDER" and collectively as "LENDERS"), BANKERS TRUST COMPANY ("BANKERS"), as administrative agent for Lenders (in such capacity, "AGENT"), THE CHASE MANHATTAN BANK ("CHASE"), as syndication agent for Lenders (in such capacity, "SYNDICATION AGENT"), and BANKERS and CHASE, as arrangers for Lenders (in such capacity, each individually referred to herein as an "ARRANGER" and collectively as "ARRANGERS").


                                R E C I T A L S

                   WHEREAS, Holdings and Company propose to engage in a series of transactions, including the issuance by Holdings of Holdings Common Stock (this and other capitalized terms used in these recitals without definition being used as defined in subsection 1.1) pursuant to the IPO;

                   WHEREAS, Company desires that Lenders extend certain credit facilities to Company to provide a portion of the financing necessary to consummate the Transactions and to provide financing for working capital requirements and other general corporate purposes of Company and its Subsidiaries;

                   WHEREAS, Company proposes to use a portion of the proceeds from the Loans, from the issuance of Holdings Common Stock pursuant to the IPO and from cash on hand to refinance all amounts outstanding under the Existing Credit Agreement and to pay a termination fee in connection with the termination of the Consulting Agreement, and Holdings proposes to use a portion of the proceeds from the Loans, from the issuance of Holdings Common Stock pursuant to the IPO and from cash on hand to redeem all outstanding Holdings Preferred Stock and to pay all accrued and unpaid dividends with respect to Holdings Preferred Stock;

                   WHEREAS, immediately prior to the funding of the initial Loans hereunder, pursuant to the Parent Merger Certificate, Parent proposes to merge with and into Company, with Company being the surviving corporation (the "PARENT MERGER");





                                          1                  (Credit Agreement)

                   WHEREAS, Holdings has agreed to guaranty the Obligations of Company hereunder and under the other Loan Documents and to secure such guaranty by granting to Agent, on behalf of Lenders, a first priority Lien on all property of Holdings (including without limitation all of the outstanding shares of the capital stock of Company);

                   WHEREAS, each of Company's Subsidiaries (other than BDI and
BPI) has agreed to guaranty the Obligations of Company hereunder and under the other Loan Documents and to secure such guaranty by granting to Agent, on behalf of Lenders, a first priority Lien on all unencumbered real, personal and mixed property of such Subsidiary; and

                   WHEREAS, Company desires to secure all of the Obligations hereunder and under the other Loan Documents by granting to Agent, on behalf of Lenders, a first priority Lien on substantially all unencumbered real, personal and mixed property of Company;

                   NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Holdings, Company, Lenders, Agent, Syndication Agent and Arrangers agree as follows:


SECTION 1.      DEFINITIONS

1.1             CERTAIN DEFINED TERMS.

                   The following terms used in this Agreement shall have the following meanings:

                   "ACQUISITION DATE" means March 22, 1995.

                   "ADJUSTED EURODOLLAR RATE" means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) the arithmetic average (rounded upward to the nearest 1/16 of one percent) of the offered quotation, if any, to first class banks in the interbank Eurodollar market by each of the Reference Lenders for U.S. Dollar deposits of amounts in same day funds comparable to the principal amount of the Eurodollar Rate Loan of that Reference Lender for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such Interest Period as of approximately 10:00 A.M. (New York time) on such Interest Rate Determination Date by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D); provided that if any Reference Lender fails to provide Agent with its aforementioned quotation then the Adjusted Eurodollar Rate shall be determined based on the quotation(s) provided to Agent by the other Reference Lender(s).





                                          2                  (Credit Agreement)

                   "AFFECTED LENDER" has the meaning assigned to that term in subsection 2.6C.

                   "AFFILIATE", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (ii) the ownership of more than 10% of the voting securities of that Person; provided that Bankers, Chase and each of their respective Affiliates (as defined above) shall not be considered to be an "Affiliate" of Holdings or any of its Subsidiaries.

                   "AGENT" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor administrative agent appointed pursuant to subsection 10.5A.

                   "AGREEMENT" means this Credit Agreement dated as of November 1, 1996, as it may be amended, amended and restated, supplemented or otherwise modified from time to time.

                   "AMOUNT OF UNFUNDED BENEFIT LIABILITY" means, with respect to any Pension Plan, (i) if set forth on the most recent actuarial valuation report with respect to such Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) and (ii) otherwise, the excess of (a) the greater of the current liability (as defined in Section 412(l)(7) of the Code) or the actuarial present value of the accrued benefits with respect to such Pension Plan over (b) the market value of the assets of such Pension Plan.

                   "APPLICABLE BASE RATE MARGIN" has the meaning assigned to that term in subsection 2.2A(i)(a).

                   "APPLICABLE COMMITMENT FEE PERCENTAGE" has the meaning assigned to that term in subsection 2.3A.

                   "APPLICABLE EURODOLLAR RATE MARGIN" has the meaning assigned to that term in subsection 2.2A(i)(b).

                   "ARRANGERS" has the meaning assigned to that term in the introduction to this Agreement.

                   "ASSET SALE" means the sale, lease (other than any lease in the ordinary course of business consistent with past practices), assignment or other transfer for value (collectively, a "transfer") by Company or any of its Subsidiaries to any Person other than Company or any of its wholly-owned Subsidiaries of (i) any of the stock of any of Company's Subsidiaries, (ii) substantially all of the assets of any division or line of business of Company or any of its





                                          3                  (Credit Agreement)

Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries excluding (a) any Cash Equivalents or inventory sold in the ordinary course of business, (b) any such transfer to the extent that the aggregate value of the stock or assets transferred in any single transaction or related series of transaction is equal to $100,000 or less; provided that such exclusion shall be limited to transfers of stock and assets with a cumulative aggregate value not exceeding $1,000,000 in any Fiscal Year, and (c) any transfer in an arm's-length transaction by Company or a Subsidiary of Company to a Developer of a Development Site constituting a Development Investment permitted under subsection 7.3(vi).

                   "ASSET TRANSFER AGREEMENT" means that certain Asset Transfer Agreement dated as of March 21, 1995 by and among Dodi Developments L.L.C., Parent, Company, BDI, BPI, Dodi L.L.C., Dodi Family L.L.C., Dodi Broadway L.L.C. and Dodi Northfield L.L.C., as in effect on the Closing Date and as such Asset Transfer Agreement may be amended from time to time to the extent permitted under subsection 7.15.

                   "ASSIGNMENT AGREEMENT" means an Assignment Agreement in substantially the form of Exhibit X annexed hereto.

                   "AUDITOR'S LETTER" means a letter, substantially in the form of Exhibit XI annexed hereto, from Ernst & Young delivered to Agent pursuant to subsection 4.1M.

                   "BANKERS" has the meaning assigned to that term in the introduction to this Agreement.

                   "BANKERS TRUST NEW YORK" means Bankers Trust New York Corporation.

                   "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

                   "BASE RATE" means, at any time, the higher of (x) the Prime Rate or (y) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.

                   "BASE RATE LOANS" means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

                   "BDI" means Blackhawk Developments, Inc. (formerly known as Dodi Developments, Inc.), a Delaware corporation.

                   "BPI" means Blackhawk Properties, Inc. (formerly known as Dodi Properties, Inc.), a Delaware corporation.

                   "BUSINESS DAY" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of Illinois or is a day on





                                          4                  (Credit Agreement)
which banking institutions located in the State of New York or the State of Illinois are authorized or required by law or other governmental action to close.

                   "CAPITAL LEASE", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

                   "CASH" means money, currency or a credit balance in a Deposit Account.

                   "CASH EQUIVALENTS" means, as at any date of determination,
(i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("MOODY'S"); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's; and (vi) repurchase agreements with respect to, and which are fully secured by a perfected security interest in, obligations of a type described in clause (i) or clause (ii) above and are with any commercial bank described in clause (iv) above.

                   "CASH PROCEEDS" means, with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale.

                   "CERTIFICATE RE NON-BANK STATUS" means a certificate substantially in the form of Exhibit XII annexed hereto delivered by a Lender to Agent pursuant to subsection 2.7B(iii).

                   "CHANGE OF CONTROL" means any of the following: (i) the acquisition by any Person (other than a Permitted Holder) or any group (within the meaning of Section 13(d)(3) of the Exchange Act) of Persons (other than any Permitted Holders) of beneficial ownership, directly or indirectly, in one or more transactions, of Securities of Holdings (or other Securities convertible into such Securities) representing 25% or more of the combined voting power of all





                                          5                  (Credit Agreement)

Securities of Holdings entitled to vote in the election of directors, other than Securities having such power only by reason of the happening of a contingency, (ii) the occurrence of a change in the composition of the Board of Directors of Holdings or Company such that a majority of the members of any such Board of Directors are not Continuing Directors, (iii) the failure at any time of Holdings to legally and beneficially own and control 100% of the issued and outstanding shares of capital stock of Company or the failure at any time of Holdings to have the ability to elect all of the Board of Directors of Company, or (iv) the occurrence of any "Change of Control" as defined in the Senior Subordinated Note Indenture or the Holdings Certificate of Designation. As used herein, the term "beneficially own" or "beneficial ownership" shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                   "CHASE" has the meaning assigned to that term in the introduction to this Agreement.

                   "CLOSING DATE" means the date on or before November 1, 1996, on which the initial Loans are made.

                   "COLLATERAL" means, collectively, all real, personal and mixed property collateral securing the Obligations pursuant to the Collateral Documents.

                   "COLLATERAL ACCOUNT" has the meaning assigned to that term in the Collateral Account Agreement.

                   "COLLATERAL ACCOUNT AGREEMENT" means the Collateral Account Agreement executed and delivered by Company and Agent on the Closing Date, substantially in the form of Exhibit XIII annexed hereto, pursuant to which Company may pledge cash to Agent to secure the obligations of Company to reimburse Issuing Lenders for payments made under one or more Letters of Credit as provided in Section 8, as such Collateral Account Agreement may hereafter be amended, supplemented or otherwise modified from time to time.

                   "COLLATERAL DOCUMENTS" means the Pledge Agreements, the Holdings Security Agreement, the Company Security Agreement, the Company Trademark Security Agreement, the Collateral Account Agreement, the Subsidiary Security Agreements, the Subsidiary Trademark Security Agreements, the Mortgages and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Agent, on behalf of Lenders, Liens in real, personal or mixed property of that Loan Party as security for the Obligations.

                   "COLLATERAL RELEASE CONDITIONS" has the meaning assigned to that term in subsection 6.11.

                   "COLLATERAL RELEASE DATE" has the meaning assigned to that term in subsection 6.11.





                                          6                  (Credit Agreement)

                   "COMMERCIAL LETTER OF CREDIT" means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Company or any of its Subsidiaries in the ordinary course of business of Company or such Subsidiary.

                   "COMMITMENTS" means the commitments of Lenders to make Loans as set forth in subsection 2.1A.

                   "COMPANY" has the meaning assigned to that term in the introduction to this Agreement.

                   "COMPANY PLEDGE AGREEMENT" means the Pledge Agreement executed and delivered by Company on the Closing Date, substantially in the form of Exhibit XIV annexed hereto, as such Pledge Agreement may hereafter be amended, supplemented or otherwise modified from time to time.

                   "COMPANY SECURITY AGREEMENT" means the Security Agreement executed and delivered by Company on the Closing Date, substantially in the form of Exhibit XV annexed hereto, as such Security Agreement may hereafter be amended, supplemented or otherwise modified from time to time.

                   "COMPANY TRADEMARK SECURITY AGREEMENT" means the Trademark Collateral Security Agreement and Conditional Assignment executed and delivered by Company on the Closing Date, substantially in the form of Exhibit XVI annexed hereto, as such Trademark Collateral Security Agreement and Conditional Assignment may hereafter be amended, supplemented or otherwise modified from time to time.

                   "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of Exhibit VII annexed hereto delivered to Agent and Lenders by Company pursuant to subsection 6.1(iv).

                   "CONSOLIDATED ADJUSTED EBITDA" means, without duplication, for any period, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, and
(vi) other non-cash items reducing Consolidated Net Income less other non-cash items increasing Consolidated Net Income, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

                   "CONSOLIDATED CAPITAL EXPENDITURES" means, for any period, an amount equal to (i) the sum of (a) the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in "property, plant or





                                          7                  (Credit Agreement)
equipment" or comparable items reflected in the consolidated balance sheets of Company and its Subsidiaries, plus (b) to the extent not covered by clause
(i)(a) of this definition, the aggregate of all expenditures by Company and its Subsidiaries during that period to acquire (by purchase or otherwise) the business, property or fixed assets of any Person, or the stock or other evidence of beneficial ownership of any Person that, as a result of such acquisition, becomes a Subsidiary of Company, plus (c) to the extent the purchase price thereof has been deducted from "Consolidated Capital Expenditures" during such period or any prior period pursuant to clause
(ii)(a)(2) below, the aggregate purchase price of any Store Land Property for which a notice has been given during such period pursuant to clause (b) of the proviso in the definition of "Store Land Properties", minus (ii) the sum of (a) all Consolidated Capital Expenditures (as defined in clause (i) above) constituting (1) Development Investments permitted under subsection 7.3(vi) or
(2) the purchase price of Store Land Properties constituting undeveloped land or land with improvements thereon existing as of the date of acquisition thereof permitted under subsection 7.8, (b) the proceeds of Indebtedness permitted under subsections 7.1(iii) and 7.1(viii), (c) an amount equal to the proceeds received by Company or any of its Subsidiaries from a sale-leaseback transaction of a store or equipment permitted under subsection 7.10 so long as such transaction occurs within 270 days of the completion of such store and to the extent prior expenditures, up to an equivalent amount for the asset so sold and leased back, constituted Consolidated Capital Expenditures (as defined above), and (d) expenditures in an amount not to exceed the proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments received from third parties, so long as such expenditures were made for purposes of replacing or repairing the assets in respect of which such proceeds, awards or payments were received and so long as such expenditures are made within 18 months of the occurrence of the damage to or loss of the assets being replaced or repaired.

                   "CONSOLIDATED CASH INTEREST EXPENSE" means, for any period, total interest expense net of any interest income received in Cash by Company or any of its Subsidiaries (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements, plus all dividends on capital stock of Company paid or payable in cash but excluding, however, (i) any amounts referred to in subsection 2.3 payable to Agent and Lenders on or before the Closing Date and
(ii) any interest expenses not payable in cash (including amortization of discounts and amortization of debt issuance costs).

                   "CONSOLIDATED EXCESS CASH FLOW" means, for any Fiscal Year, an amount equal to (i) the sum (without duplication) of the amounts for such Fiscal Year of (a) Consolidated Net Income, (b) any after-tax gains attributable to returned surplus assets of any Pension Plan, (c) the amount of Net Cash Proceeds of Asset Sale received in such Fiscal Year that are not otherwise included in Consolidated Net Income and that are required to be used to prepay the Term Loans and/or permanently reduce the Revolving Term Loan Commitments and/or the





                                          8                  (Credit Agreement)

Revolving Loan Commitments pursuant to subsection 2.4B(iii)(a), (d) the aggregate amount of Cash proceeds (net of underwriting discounts, similar placement fees and commissions and other reasonable costs and expenses associated therewith) from the issuance after the Closing Date of any debt Securities of Holdings or any of its Subsidiaries that are required to be used to prepay the Loans pursuant to subsection 2.4B(iii)(d), (e) consolidated depreciation and amortization expense for such Fiscal Year, (f) other non-cash charges reducing Consolidated Net Income, (g) (to the extent not included in Consolidated Net Income) any cash extraordinary gains, (h) any Cash payments received by Holdings or any of its Subsidiaries pursuant to the indemnification provisions set forth in the Stock Purchase Agreement, the Tax Matters Agreement, the Asset Transfer Agreement or the Stock Exchange Agreement to the extent that Holdings or any such Subsidiary did not incur an expense or a payment obligation corresponding to such Cash payment so received, (i) an amount equal to the proceeds of Asset Sales excluded from mandatory prepayments required to be made under subsection 2.4B(iii)(a) pursuant to clauses (i), (ii) and (iv) of the second proviso thereof and (j) all Cash proceeds received by Company or any of its Subsidiaries in payment or repayment of any Development Investment previously made by Company or such Subsidiary minus (ii) the sum (without duplication) of the amounts for such Fiscal Year of (a) Consolidated Capital Expenditures permitted under subsection 7.8 made during such Fiscal Year, (b) payments of principal made in respect of any outstanding Indebtedness of Company or any of its Subsidiaries to the extent such payments are permanent reductions in Funded Debt and not prohibited under subsection 7.5, other than payments made pursuant to subsection 2.4B(iii)(a), which payments would have been excluded from the mandatory prepayment provisions pursuant to clauses (ii) and (iii) of the second proviso thereof but for the expiration of the time periods set forth in such clauses, (c) the amount of all Development Investments paid or payable in cash permitted under subsection 7.3(vi) made during such Fiscal Year, (d) the purchase price of all Store Land Properties paid or payable in cash as permitted under subsection 7.8 acquired during such Fiscal Year, (e) other non- cash charges increasing Consolidated Net Income,
(f) the cash portion of purchases of Holdings Common Stock by Company and its Subsidiaries as permitted under subsection 7.3(xii), and (g) $15,000,000, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

                   "CONSOLIDATED FIXED CHARGES" means, without duplication, for any period, the sum of the amounts for such period of (i) Consolidated Cash Interest Expense, (ii) Consolidated Rental Payments, and (iii) scheduled principal payments on all Indebtedness of Company and its Subsidiaries, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

                   "CONSOLIDATED INTEREST EXPENSE" means, for any period, total interest expense net of any interest income received by Company or any of its Subsidiaries (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing





                                          9                  (Credit Agreement)
and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in subsection 2.3 payable to Agent and Lenders on or before the Closing Date.

                   "CONSOLIDATED NET INCOME" means, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person's assets are acquired by Company or any of its Subsidiaries, (iii) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses.

                   "CONSOLIDATED NET WORTH" means, as at any date of determination, the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficits) of Company and its Subsidiaries on a consolidated basis determined in conformity with GAAP.

                   "CONSOLIDATED RENTAL PAYMENTS" means, for any period, the aggregate amount of all rents paid or payable by Company and its Subsidiaries on a consolidated basis during that period under all Operating Leases to which Company or any of its Subsidiaries is a party as lessee (net of sublease income).

                   "CONSOLIDATED TOTAL DEBT" means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

                   "CONSULTING AGREEMENT" means the Consulting Agreement dated as of March 22, 1995 among Yucaipa, Holdings, and Company, as such Consulting Agreement has been amended from time to time prior to the Closing Date.

                   "CONTINGENT OBLIGATION", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit





                                         10                  (Credit Agreement)
issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Interest Rate Agreements and Currency Agreements. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non- performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

                   "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of Holdings or Company who
(i) was a member of such Board of Directors on the Closing Date (after the consummation of the Transactions) or (ii) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the directors who were either members of such Board of Directors on the Closing Date or whose nomination or election was previously so approved or (iii) in the case of the Board of Directors of Company, was nominated for election or elected to such Board of Directors with the affirmative written consent of a majority of the then Continuing Directors of Holdings.

                   "CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

                   "CUMULATIVE CONSOLIDATED NET INCOME" means, at any time for the determination thereof, Consolidated Net Income for the period (taken as one accounting period) commencing on November 3, 1996 and ending on the last day of the most recently ended Fiscal Quarter.

                   "CUMULATIVE INCOME AMOUNT" means, at any time for the determination thereof (i) the product of (A) 0.25 multiplied by (B) Cumulative Consolidated Net Income at such time minus (ii) the sum of (A) the aggregate amount of cash dividends theretofore paid pursuant to subsection 7.5A(v) plus
(B) the aggregate amount of loans theretofore made pursuant to subsection 7.3(x)(b), it being understood that the Cumulative Income Amount shall be reduced at the time of, and after giving effect to, the events described in this clause (ii).





                                         11                  (Credit Agreement)

                   "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement designed to protect Company or any of its Subsidiaries against fluctuations in currency values.

                   "DEFERRED TRADE PAYABLES" means promissory notes (whether interest bearing or non-interest bearing) executed by Company or any of its Subsidiaries in favor of such entity's suppliers to finance the purchase price and delivery costs of inventory in connection with such entity's opening or acquisition of new stores or remodeling of existing stores.

                   "DEPOSIT ACCOUNT" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

                   "DEVELOPER" means any Person which owns, leases or otherwise controls or intends to acquire an interest in a Development Site.

                   "DEVELOPMENT INVESTMENT" means (a) a loan by Company or a Subsidiary of Company to a Developer, the proceeds of which are to be used to finance a Development Project of such Developer, (b) a cash contribution by Company or a Subsidiary of Company to the capital of a Developer, the proceeds of which are to be used to finance a Development Project of such Developer, or
(c) a contribution by Company or a Subsidiary of Company to the capital of a Developer of an interest of Company or such Subsidiary in a Development Site. The amount of any Development Investment shall be the amount of cash loaned or contributed to a Developer for the purpose specified above or the fair market value of the interest of a Development Site contributed to the capital of a Developer, which fair market value shall be determined, without regard to the proposed investment, at the time of such contribution in good faith by resolution of the Board of Directors of Company, in each case minus the amount of cash received by Company or any of its Subsidiaries in repayment of such Development Investment.

                   "DEVELOPMENT PROJECT" means a project for the development by or at the direction of a Developer of a Development Site, including the construction, remodeling, expansion or renovation of a store thereon, which store is to be leased to and operated by Company or one of its Subsidiaries.

                   "DEVELOPMENT SITE" means real property which is identified by Company or one of its Subsidiaries as the intended location for a store or a shopping center and related improvements to be constructed, remodeled, expanded or renovated by or at the direction of the Developer thereof, which in each case shall include a store intended to be leased to and operated by Company or one of its Subsidiaries.

                   "DOLLARS" and the sign "$" mean the lawful money of the United States of America.





                                         12                  (Credit Agreement)

                   "ELIGIBLE ASSIGNEE" means (A) (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country, or a political subdivision thereof; provided that
(x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses including, but not limited to, insurance companies, mutual funds and lease financing companies, in each case (under clauses (i) through (iv) above) that is reasonably acceptable to Agent; and (B) any Lender and any Affiliate of any Lender; provided that no Affiliate of Company shall be an Eligible Assignee.

                   "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in Section 3(3) of ERISA (i) which is, or, at any time within the five calendar years immediately preceding the date hereof, was at any time, maintained or contributed to by any of the Loan Parties or any of their respective ERISA Affiliates or (ii) with respect to which any Loan Party retains any liability, including any potential joint and several liability as a result of an affiliation with an ERISA Affiliate or a party that would be an ERISA Affiliate except for the fact the affiliation ceased more than five calendar years prior to the date hereof.

                   "ENVIRONMENTAL CLAIM" means any accusation, allegation, notice of violation, claim, demand, abatement order or other order or direction (conditional or otherwise) by any governmental authority or any Person for any damage, including, without limitation, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, in each case relating to, resulting from or in connection with Hazardous Materials and relating to Company, any of its Subsidiaries, any of their respective Affiliates or any Facility.

                   "ENVIRONMENTAL LAWS" means all statutes, ordinances, orders, rules, regulations, plans, policies or decrees and the like relating to (i) environmental matters, including, without limitation, those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any of their respective properties, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act ( 33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the





                                         13                  (Credit Agreement)

Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 et seq.), each as amended or supplemented, and any analogous future or present local, state and federal statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

                   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

                   "ERISA AFFILIATE", as applied to any Person, means (i) any corporation which is, or was at any time within the five calendar years immediately preceding the date hereof, a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is, or was at any time within the five calendar years immediately preceding the date hereof, a member; (ii) any trade or business (whether or not incorporated) which is, or was at any time within the five calendar years immediately preceding the date hereof, a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is, or was at any time within the five calendar years immediately preceding the date hereof, a member; and
(iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is, or was at any time within the five calendar years immediately preceding the date hereof, a member. The term "ERISA Affiliate" shall not include any Land Trustee.

                   "ERISA EVENT" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by any of the Loan Parties or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on any of the Loan Parties or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal by any of the Loan Parties or





                                         14                  (Credit Agreement)
any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any of the Loan Parties or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to
Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on any of the Loan Parties or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409 or 502(c), (i) or (l) or 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against any of the Loan Parties or any of their respective ERISA Affiliates in connection with any such Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue
Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

                   "EURODOLLAR RATE LOANS" means Loans bearing interest at rates determined by reference to the Adjusted Eurodollar Rate as provided in subsection 2.2A.

                   "EVENT OF DEFAULT" means each of the events set forth in
Section 8.

                   "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

                   "EXCLUDED PROPERTIES" means, as of any date, provided that there shall not then exist a Potential Event of Default or an Event of Default, any interest in any Real Property Asset (excluding any fee interest in Real Property Assets on which Agent shall have been granted a Lien in accordance with the terms hereof and excluding any Replacement Properties) acquired or constructed by Company or any of its Subsidiaries after the Closing Date for an aggregate purchase price not exceeding $20,000,000 for any such Real Property Asset.

                   "EXISTING CREDIT AGREEMENT" means the Credit Agreement dated as of March 22, 1995, as amended, by and among Holdings, Parent, Company, the lenders parties thereto, Bankers and Chase, as arrangers, and Bankers, as administrative agent.

                   "EXISTING FUNDED DEBT" means the Indebtedness of Company described in items 1 through 5 of Part I of Schedule 7.1 annexed hereto (and any refinancings, renewals or extensions thereof to the extent permitted under subsection 7.1(vi)), which Indebtedness has an aggregate outstanding principal amount equal to approximately $6,300,000 as of immediately prior to the Closing Date.





                                         15                  (Credit Agreement)

                   "EXISTING LETTERS OF CREDIT" means the letters of credit listed under the heading "Existing Letters of Credit" in Schedule 7.4 annexed hereto (but not any refinancings, renewals or extensions thereof).

                   "FACILITIES" means any and all real property (including, without limitation, all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any of the Loan Parties or any of their respective predecessors or Affiliates.

                   "FEDERAL FUNDS EFFECTIVE RATE" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent.

                   "FISCAL PERIOD" means a fiscal period of Company and its Subsidiaries, consisting of a four-week period or five-week period, as the case may be.

                   "FISCAL QUARTER" means a fiscal quarter of Company and its Subsidiaries, consisting of, in the case of each of the first two Fiscal Quarters of each Fiscal Year, a 12-week period, in the case of the third Fiscal Quarter of each Fiscal Year, a 16-week period, and in the case of the fourth Fiscal Quarter of each Fiscal Year, a 12-week or 13-week period.

                   "FISCAL YEAR" means the fiscal year of the Loan Parties (other than Land Trusts) ending on the Saturday closest to October 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

                   "FLOOD HAZARD PROPERTIES" has the meaning assigned to that term in subsection 4.1B to this Agreement.

                   "FUNDED DEBT", as applied to any Person, means all Indebtedness of that Person which by its terms or by the terms of any instrument or agreement relating thereto matures more than one year from, or is directly renewable or extendable at the option of the debtor to a date more than one year from (including an option of the debtor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more from), the date of the creation thereof.

                   "FUNDING AND PAYMENT OFFICE" means the office of Agent and Swing Line Lender located at One Bankers Trust Plaza, New York, New York.





                                         16                  (Credit Agreement)

                   "FUNDING DATE" means the date of the funding of a Loan.

                   "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

                   "GOVERNMENTAL AUTHORIZATION" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any federal, state or local governmental authority, agency or court.

                   "GUARANTOR" has the meaning assigned to that term in
Section 9.

                   "HAZARDOUS MATERIALS" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "restricted hazardous waste", "infectious waste", "toxic substances" or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws or publications promulgated pursuant thereto; (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) asbestos in any form; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of the Facilities.

                   "HOLDINGS" has the meaning assigned to that term in the introduction to this Agreement.

                   "HOLDINGS CERTIFICATE OF DESIGNATION" means the Certificate of Designations, Preferences, and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions thereof of 15% Redeemable Exchangeable Cumulative Preferred Stock of Holdings, as in effect on the Closing Date (and which has not been amended or otherwise modified since the Acquisition Date) and as such Holdings Certificate of Designation may be amended from time to time to the extent permitted under subsection 7.15.





                                         17                  (Credit Agreement)

                   "HOLDINGS COMMON STOCK" means the Common Stock of Holdings, par value $0.01 per share and the Class B Common Stock of Holdings, par value $0.01 per share.

                   "HOLDINGS GUARANTY" has the meaning assigned to that term in
Section 9.

                   "HOLDINGS PLEDGE AGREEMENT" means the Pledge Agreement executed and delivered by Holdings on the Closing Date, substantially in the form of Exhibit XXII annexed hereto, as such Pledge Agreement may hereafter be amended, supplemented or otherwise modified from time to time.

                   "HOLDINGS PREFERRED STOCK" means the 15% Redeemable Exchangeable Cumulative Preferred Stock, Series A, of Holdings, par value $0.01 per share.

                   "HOLDINGS SECURITY AGREEMENT" means the Security Agreement executed and delivered by Holdings on the Closing Date, substantially in the form of Exhibit XXIII annexed hereto, as such Security Agreement may hereafter be amended, supplemented or otherwise modified from time to time.

                   "HOLDINGS VOTING STOCK" means the Holdings Common Stock and any additional class of capital stock of Holdings entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Holdings.

                   "INDEBTEDNESS", as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months (or a longer period of up to one year, if such terms are available from suppliers in the ordinary course of business) from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, and
(v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Obligations under Interest Rate Agreements and Currency Agreements constitute Contingent Obligations and not Indebtedness.

                   "INDEMNITEE" has the meaning assigned to that term in subsection 11.3.

                   "INTELLECTUAL PROPERTY" means all patents, trademarks, tradenames, copyrights, technology, know-how and processes used in or necessary for the conduct of the business of the Loan Parties as currently conducted that are material to the condition (financial or otherwise), business or operations of Company or any of its Subsidiaries.





                                         18                  (Credit Agreement)

                   "INTEREST PAYMENT DATE" means (i) with respect to any Base Rate Loan, each February 28, May 31, August 31 and November 30 of each year, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of six months, "Interest Payment Date" shall also include the date that is three months after the commencement of such Interest Period.

                   "INTEREST PERIOD" has the meaning assigned to that term in subsection 2.2B.

                   "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect Company or any of its Subsidiaries against fluctuations in interest rates.

                   "INTEREST RATE EXCHANGERS" has the meaning assigned to that term in subsection 9.1.

                   "INTEREST RATE DETERMINATION DATE" means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

                   "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

                   "INVESTMENT" means (i) any direct or indirect purchase or other acquisition by any of the Loan Parties of, or of a beneficial interest in, any Securities of any other Person or (ii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by any of the Loan Parties, to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

                   "IPO" means the initial public offering of Holdings Common Stock substantially as described in the Registration Statement.

                   "ISSUING LENDER" means, with respect to any Letter of Credit, the Lender which agrees or is otherwise obligated to issue such Letter of Credit, determined as provided in subsection 3.1B(ii).

                   "JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.





                                         19                  (Credit Agreement)

                   "LAND TRUSTEE" means the trustee of any Land Trust.

                   "LAND TRUST" means each land trust of which one or more Loan Parties are the sole beneficiaries and which land trust is party to a Loan Document.

                   "LENDER" and "LENDERS" means the persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 11.1, and the term "Lenders" shall include Swing Line Lender unless the context otherwise requires; provided that the term "Lenders", when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

                   "LETTER OF CREDIT" or "LETTERS OF CREDIT" means Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by Issuing Lenders for the account of Company pursuant to subsection 3.1 and the Existing Letters of Credit.

                   "LETTER OF CREDIT USAGE" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lenders and not theretofore reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B).

                   "LEVERAGE RATIO" means, for any period, the ratio of Consolidated Total Debt as of the last day of such period to Consolidated Adjusted EBITDA for such period; provided that (a) the Leverage Ratio for the four-Fiscal Quarter period for which the Margin Determination Certificate is being delivered pursuant to subsection 4.1A(vi) shall be the ratio of Consolidated Total Debt as of the last day of the Fiscal Quarter immediately prior to the Closing Date (but calculated on a pro forma basis after giving effect to the Transactions) to Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ended as of such last day, and (b) the Leverage Ratio for the four-Fiscal Quarter period for which an Officers' Certificate is being delivered pursuant to subsection 7.5A(v) shall be the ratio of Consolidated Total Debt as of the date of payment of the applicable dividends (calculated on a pro forma basis after giving effect to any Loans or other Indebtedness borrowed or incurred on or prior to such date) to Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ended as of the last day of the most recently ended Fiscal Quarter.

                   "LIEN" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

                   "LOAN" or "LOANS" means one or more of (i) the Term Loans,
(ii) the Revolving Term Loans, (iii) Revolving Loans, or (iv) the Swing Line Loans, or any combination thereof,





                                         20                  (Credit Agreement)
and each of the different types of Loans identified in clauses (i) through (iv) above shall be a "TYPE" of Loan.

                   "LOAN DOCUMENTS" means this Agreement (including without limitation the Holdings Guaranty set forth in Section 9), the Notes, the Letters of Credit (and any applications for or other documents or certificates executed by any Loan Party in favor of an Issuing Lender relating to, the Letters of Credit), the Subsidiary Guaranty and the Collateral Documents.

                   "LOAN PARTY" means each of Holdings, Company, BDI, BPI, and any of their respective Subsidiaries from time to time executing a Loan Document, and any Land Trust (but not any Land Trustee, except solely in its capacity as trustee of a Land Trust), and "LOAN PARTIES" means all such Persons, collectively.

                   "MANAGEMENT AGREEMENT" means the Management Agreement dated as of November 1, 1996 among Yucaipa, Holdings, and Company, as such Management Agreement is in effect on the Closing Date and as such Management Agreement may be amended from time to time after the Closing Date to the extent permitted under subsection 7.15.

                   "MARGIN DETERMINATION CERTIFICATE" means an Officers' Certificate of Company delivered pursuant to subsection 4.1A(vi) or 6.1(iv) setting forth in reasonable detail the Leverage Ratio for the four-Fiscal Quarter period ending as of the last day of the Fiscal Quarter immediately preceding the Fiscal Quarter during which such Officers' Certificate is delivered.

                   "MARGIN STOCK" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

                   "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Loan Parties, taken as a whole, or (ii) the material impairment of the ability of any Loan Party to perform, or the impairment of the ability of Agent or Lenders to enforce, the Obligations.

                   "MORTGAGE" means an instrument (whether designated as a deed of trust, a trust deed or a mortgage or by any similar title) executed and delivered by (i) Company, and (ii) with respect to property to which title is held in a Subsidiary of Company, such Subsidiary, and (iii) with respect to property to which title is held in a Land Trust, such Land Trust, substantially in the form of Exhibit XXI annexed hereto encumbering a fee or leasehold interest in Real Property Assets, as such instrument may be amended, supplemented or otherwise modified from time to time, and "MORTGAGES" means all such instruments, including the Mortgages delivered to Agent pursuant to subsection 4.1B and any other Mortgages delivered to Agent pursuant to subsection 6.10, collectively.





                                         21                  (Credit Agreement)

                   "MULTIEMPLOYER PLAN" means a "multiemployer plan", as defined in Section 3(37) of ERISA, (i) to which any of the Loan Parties or any of their respective ERISA Affiliates is contributing, or at any time within the five calendar years immediately preceding the date hereof has contributed, (ii) to which any of the Loan Parties or any of their respective ERISA Affiliates has, or, at any time within the five calendar years immediately preceding the date hereof, has had, an obligation to contribute or (iii) with respect to which any of the Loan Parties retains any liability, including any potential joint and several liability as a result of an affiliation with an ERISA Affiliate or a party that would be an ERISA Affiliate except for the fact the affiliation ceased more than five calendar years prior to the date hereof.

                   "NET CASH PROCEEDS OF ASSET SALE" means, with respect to any Asset Sale, Cash Proceeds of such Asset Sale net of bona fide direct costs of sale including (i) income taxes reasonably estimated to be actually payable as a result of such Asset Sale within two years of the date of such Asset Sale and
(ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on, any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale.

                   "NON-RECOURSE INDEBTEDNESS" means, as applied to any Person, all Indebtedness of that Person secured by Liens on specified assets of that Person under the terms of which (i) no recourse may be had against that or any other Person for the payment of the principal of or interest or premium on such Indebtedness or for any claim based thereon and (ii) the enforcement of all obligations relating to such Indebtedness is limited to foreclosure or other actions with respect to such specified assets.

                   "NOTES" means one or more of the Term Notes, Revolving Term Notes, Revolving Notes or Swing Line Note or any combination thereof.

                   "NOTICE OF BORROWING" means a notice substantially in the form of Exhibit I annexed hereto delivered by Company to Agent pursuant to subsection 2.1B with respect to a proposed borrowing.

                   "NOTICE OF CONVERSION/CONTINUATION" means a notice substantially in the form of Exhibit II annexed hereto delivered by Company to Agent pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

                   "NOTICE OF ISSUANCE OF LETTER OF CREDIT" means a notice substantially in the form of Exhibit III annexed hereto delivered by Company to Agent pursuant to subsection 3.1B(i) with respect to the proposed issuance of a Letter of Credit.

                   "OBLIGATIONS" means all obligations of every nature of each Loan Party from time to time owed to Agent, Syndication Agent, Arrangers, Lenders or any of them under the Loan





                                         22                  (Credit Agreement)

Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

                   "OFFICERS' CERTIFICATE" means, as applied to any corporation, a certificate executed on behalf of such corporation by its chairman or vice chairman of the board (if an officer) or its president or one of its executive or senior vice presidents and by its chief financial officer, its treasurer or its vice president of investor relations; provided that every Officers' Certificate with respect to the compliance with a condition precedent to the making of any Loans hereunder shall include (i) a statement that the officer or officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with; and provided further that any Officers' Certificate required pursuant to subsection 2.4B(iii) may be executed by any one of the officers referred to in this definition.

                   "OPERATING LEASE" means, as applied to any Person, any lease (including, without limitation, leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

                   "PARENT" means DFF Supermarkets, Inc., a Delaware corporation.

                   "PARENT MERGER" has the meaning assigned to that term in the recitals to this Agreement.

                   "PARENT MERGER CERTIFICATE" means that certain Certificate of Ownership and Merger dated as of November 1, 1996, pursuant to which the Parent Merger shall occur, as in effect on the Closing Date and as such certificate may be amended from time to time to the extent permitted under subsection 7.15.

                   "PARENT INTERCOMPANY NOTE" means that certain promissory note dated as of March 22, 1995 issued by Parent to Company in the original principal amount of $344,865,000 evidencing the loan made by Company to Parent in such amount on March 22, 1995, as such Parent Intercompany Note has been amended from time to time prior to the Closing Date.

                   "PBGC" means the Pension Benefit Guaranty Corporation (or any successor thereto).

                   "PENSION PLAN" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.





                                         23                  (Credit Agreement)

                   "PERMITTED ENCUMBRANCES" means the following types of Liens (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA):

                   (i)Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

                   (ii)statutory Liens of landlords and banks and rights of
                offset, and Liens of carriers, warehousemen, workmen, repairmen, mechanics and materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

                   (iii)Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, utility payments, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                   (iv)any attachment or judgment Lien not constituting an
                Event of Default under subsection 8.8;

                   (v)leases or subleases granted to others not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

                   (vi)easements, rights-of-way, restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

                   (vii)any (a) interest or title of a lessor or sublessor
                (other than any Loan Party) under any lease permitted by subsection 7.9, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including without limitation ground leases or other prior leases of the demised premises, mortgages, mechanics liens, tax liens, and easements), or (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b);

                   (viii)Liens arising from filing UCC financing statements for precautionary purposes relating solely to true leases of personal property permitted by this Agreement under which Company or any of its Subsidiaries is a lessee;





                                         24                  (Credit Agreement)

                   (ix)Liens in favor of customs and revenue authorities
                arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

                   (x)any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

                   (xi)Liens securing obligations (other than obligations
                representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries;

                   (xii)any other title exception with respect to Real Property
                Assets disclosed by the preliminary title report, title commitment report or other search of title provided to Agent in accordance with subsection 4.1B or subsection 6.10, unless disapproved by Agent prior to the Closing Date, with respect to the Mortgaged Properties listed in Schedule 4.1B annexed hereto, or unless disapproved by Agent within 30 days after Company receives written acknowledgement from Agent of its receipt of such report, commitment or other search, together with all copies of all documents reflected therein, with respect to any other Real Property Assets; and

                   (xiii)with respect to Real Property Assets constituting
                leasehold interests, any other title exception disclosed by any search of title previously provided to and approved by Agent.

                   "PERMITTED HOLDERS" means (i) Yucaipa or any entity controlled thereby or any of the partners thereof, (ii) Apollo Advisors, L.P. or any entity controlled thereby or (iii) any of the Permitted Transferees of any Person in clauses (i) and (ii) hereof.

                   "PERMITTED TRANSFEREES" means, with respect to any Person,
(i) any Affiliate of such Person, (ii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any such Person or (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders of general or limited partners of which, include only such Person or his or her spouse or lineal descendants, in each case to whom such Person has transferred the beneficial ownership of any Securities of Holdings.

                   "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

                   "PLEDGE AGREEMENTS" means the Holdings Pledge Agreement, the Company Pledge Agreement, the Subsidiary Pledge Agreements or any combination thereof.

                   "POTENTIAL EVENT OF DEFAULT" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.





                                         25                  (Credit Agreement)

                   "PREFERRED STOCK HOLDER" means Dodi L.L.C., an Illinois limited liability company.

                   "PREFERRED STOCK REDEMPTION AGREEMENT" means that certain Equity Purchase Agreement, dated as of November 1, 1996 by and between Holdings and Preferred Stock Holder pursuant to which the parties thereto agree to the redemption of all of the issued and outstanding Holdings Preferred Stock on the Redemption Date, as such agreement may be amended from time to time to the extent permitted under subsection 7.15.

                   "PRIME RATE" means the rate that Bankers announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Bankers or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

                   "PRO RATA SHARE" means, on any date of determination, (i) with respect to all payments, computations and other matters relating to the Term Loan Commitment or the Term Loan of any Lender, the percentage obtained by dividing (x) the Term Loan Exposure of that Lender on such date by (y) the aggregate Term Loan Exposure of all Lenders on such date, (ii) with respect to all payments, computations and other matters relating to the Revolving Term Loan Commitment or the Revolving Term Loans of any Lender, the percentage obtained by dividing (x) the Revolving Term Loan Exposure of that Lender on such date by (y) the aggregate Revolving Term Loan Exposure of all Lenders on such date, (iii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued under the Revolving Loan Commitment or participations therein purchased by any Lender or any participations in any Swing Line Loans made under the Revolving Loan Commitment purchased by any Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender on such date by (y) the aggregate Revolving Loan Exposure of all Lenders on such date, and (iv) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the sum of the Term Loan Exposure of that Lender on such date plus the Revolving Term Loan Exposure of that Lender on such date plus the Revolving Loan Exposure of that Lender on such date by (y) the sum of the aggregate Term Loan Exposure of all Lenders on such date plus the aggregate Revolving Term Loan Exposure of all Lenders on such date plus the aggregate Revolving Loan Exposure of all Lenders on such date, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 11.1. The initial Pro Rata Share of each Lender for purposes of each of clauses (i) through (iv) of the preceding sentence is set forth opposite the name of that Lender in Schedule
2.1 annexed hereto.

                   "RATING AGENCIES" means Standard & Poor's Ratings Group, Moody's Investors Service, Inc. and Duff & Phelps Credit Rating Co.





                                         26                  (Credit Agreement)

                   "REAL PROPERTY ASSETS" means interests in land, buildings, improvements, and fixtures attached thereto or used in the operation thereof, in each case owned or leased (as lessee) by any Loan Party.

                   "REDEMPTION ACCOUNT" means that certain deposit account of Holdings, Account No. 5674492, maintained at The Northern Trust Company in the State of Illinois, in which approximately $50,780,149 will be deposited on the Closing Date for the purpose of making the payment required under Section 2 of the Preferred Stock Redemption Agreement on the Redemption Date.

                   "REDEMPTION DATE" means January 2, 1997.

                   "REDEMPTION DOCUMENTS" means the Preferred Stock Redemption Agreement and the Release Agreement.

                   "REFERENCE LENDERS" means Bankers and Chase.

                   "REFUNDED SWING LINE LOANS" has the meaning assigned to that term in subsection 2.1A(iv).

                   "REGISTER" has the meaning assigned to that term in subsection 2.1D.

                   "REGISTRATION STATEMENT" means, collectively (i) the Registration Statement of Holdings on Form S-1 (Registration No. 333- 11177) filed with the Securities and Exchange Commission on August 30, 1996, as amended by Amendment Nos. 1, 2 and 3 thereto, (ii) the Registration Statement of Holdings on Form S-1 (Registration No. 333-14995) filed with the Securities and Exchange Commission on October 29, 1996, and (iii) the Registration Statement of Holdings on Form S-1 (Registration No. 333-15049) filed with the Securities and Exchange Commission on October 29, 1996.

                   "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                   "REIMBURSEMENT DATE" has the meaning assigned to that term in subsection 3.3B.

                   "RELATED TRANSACTION DOCUMENTS" means, collectively, the Shareholders Agreement, the Management Agreement, the Redemption Documents, the Termination Agreement, the Parent Merger Certificate, and all other agreements or instruments delivered pursuant to or in connection with any of the foregoing including any purchase agreement or registration rights agreement.

                   "RELEASE" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the





                                         27                  (Credit Agreement)
abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any Facility, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

                   "RELEASE AGREEMENT" means that certain Release Agreement dated as of November 1, 1996 by and between Holdings and the Preferred Stock Holder, as such agreement may be amended from time to time to the extent permitted under subsection 7.15.

                   "REPLACEMENT PROPERTY" means any Real Property Asset which is designated by Company as a "Replacement Property" in accordance with subsection 6.13.

                   "REQUISITE LENDERS" means Lenders having or holding more than 50% of the sum of the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders.

                   "RESTRICTED JUNIOR PAYMENT" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings or Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class,
(ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings or Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings or Company now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

                   "REVOLVING LENDER" or "REVOLVING LENDERS" means the Lender or Lenders having a Revolving Loan Commitment or having a Revolving Loan outstanding.

                   "REVOLVING LOAN COMMITMENT" means the commitment of a Revolving Lender to make Revolving Loans pursuant to subsection 2.1A(iii), to issue and/or purchase participations in Letters of Credit pursuant to Section 3 and, except for Swing Line Lender, to purchase participations in Swing Line Loans pursuant to subsection 2.1A(iv), and "REVOLVING LOAN COMMITMENTS" means such commitments of all Revolving Lenders in the aggregate.

                   "REVOLVING LOAN COMMITMENT TERMINATION DATE" means April 30, 2003.

                   "REVOLVING LOAN EXPOSURE" means, with respect to any Lender as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender's Revolving Loan Commitment and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender under the





                                         28                  (Credit Agreement)

Revolving Loan Commitment (in each case net of any participations purchased by other Lenders in such Letters of Credit or any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit issued under the Revolving Loan Commitment or any unreimbursed drawings under any Letters of Credit issued under the Revolving Loan Commitment plus (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans made under the Revolving Loan Commitment (net of any participations therein purchased by other Lenders) plus (e) the aggregate amount of all participations purchased by that Lender in any outstanding Swing Line Loans made under the Revolving Loan Commitment.

                   "REVOLVING LOANS" means the Loans made by Lenders to Company pursuant to subsection 2.1A(iii).

                   "REVOLVING NOTES" means (i) the promissory notes of Company issued pursuant to subsection 2.1E on the Closing Date to evidence the Revolving Loans of any Lender and (ii) any promissory notes issued by Company pursuant to the last sentence of subsection 11.1B(i) in connection with assignments of the Revolving Loan Commitments and Revolving Loans of any Lenders, in each case substantially in the form of Exhibit V-B annexed hereto, as they be amended, supplemented or otherwise modified from time to time.

                   "REVOLVING TERM LENDER" or "REVOLVING TERM LENDERS" means the Lender or Lenders having a Revolving Term Loan Commitment or a Revolving Term Loan outstanding.

                   "REVOLVING TERM LOAN COMMITMENT" means the commitment of a Revolving Term Lender to make Revolving Term Loans pursuant to subsection 2.1A(ii), and "REVOLVING TERM LOAN COMMITMENTS" means such commitments of all Revolving Term Lenders in the aggregate.

                   "REVOLVING TERM LOAN COMMITMENT TERMINATION DATE" means April 30, 2003.

                   "REVOLVING TERM LOAN EXPOSURE" means, with respect to any Lender as of any date of determination (i) prior to the termination of the Revolving Term Loan Commitments, that Lender's Revolving Term Loan Commitment and (ii) after the termination of the Revolving Term Loan Commitments, the aggregate outstanding principal amount of the Revolving Term Loans of that Lender.

                   "REVOLVING TERM LOANS" means the Loans made by Lenders to Company pursuant to subsection 2.1A(ii).

                   "REVOLVING TERM NOTES" means (i) the promissory notes of Company issued pursuant to subsection 2.1E on the Closing Date to evidence the Revolving Term Loans of any Lender and (ii) any promissory notes issued by Company pursuant to the last sentence of subsection 11.1B(i) in connection with assignments of the Revolving Term Loan Commitments and Revolving Term Loans of any Lenders, in each case substantially in the form of Exhibit





                                         29                  (Credit Agreement)

V-A annexed hereto, as they be amended, supplemented or otherwise modified from time to time.

                   "SECURITIES" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided, however, that, solely for purposes of subsection 2.4B(iii)(d), notes issued by Company to evidence any of the Obligations or to evidence Indebtedness incurred after the Closing Date pursuant to subsection 7.1 shall not be deemed "Securities".

                   "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and any successor statute.

                   "SENIOR SUBORDINATED NOTE INDENTURE" means the indenture dated as of May 4, 1995, among Company, certain subsidiaries of Company, as subsidiary guarantors, and United States Trust Company of New York, as trustee, pursuant to which the Senior Subordinated Notes were issued, as such indenture is in effect on the Closing Date and as such indenture may be amended from time to time to the extent permitted under subsection 7.15.

                   "SENIOR SUBORDINATED NOTES" means the $200,000,000 10-7/8% Senior Subordinated Notes due 2005 issued by Company pursuant to the Senior Subordinated Note Indenture, as such notes are in effect on the Closing Date and as such notes may be amended from time to time to the extent permitted under subsection 7.15.

                   "SHAREHOLDERS AGREEMENT" means that certain Amended and Restated Stockholders Agreement dated as of November 1, 1996 by and among Holdings, Company, Yucaipa, the Yucaipa Investors and the other equity investors named therein, as in effect on the Closing Date and as such Shareholders Agreement may be amended from time to time to the extent permitted under subsection 7.15.

                   "SOLVENT" means, with respect to any Person, that as of the date of determination both (A)(i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person;
(ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and
(B) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to





                                         30                  (Credit Agreement)
fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                   "SPECIFIED EXISTING DOCUMENTS" means, collectively, the Stock Purchase Agreement, the Shareholders Agreement, the Holdings Certificate of Designation (if the Holdings Preferred Stock is then issued and outstanding), the Tax Matters Agreement, the Tax Sharing Agreement, the Yucaipa Warrant, the Stock Exchange Agreement, the Asset Transfer Agreement, the Senior Subordinated Note Indenture and the Senior Subordinated Notes, and all other agreements or instruments delivered pursuant to or in connection with any of the foregoing including any purchase agreement or registration rights agreement.

                   "STANDBY LETTER OF CREDIT" means any standby letter of credit issued for the purpose of supporting (i) Indebtedness of Company or any of its Subsidiaries in respect of industrial revenue or development bonds or financings, (ii) workers' compensation liabilities of Company or any of its Subsidiaries, (iii) the obligations of third party insurers of Company or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers, (iv) obligations with respect to Capital Leases or Operating Leases of Company or any of its Subsidiaries, and (v) performance, payment, deposit or surety obligations of Company or any of its Subsidiaries, in any case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry; provided that Standby Letters of Credit may not be issued for the purpose of supporting (a) trade payables or (b) any Indebtedness constituting "antecedent debt" (as that term is used in Section 547 of the Bankruptcy Code).

                   "STOCK EXCHANGE AGREEMENT" means that certain Stock Exchange Agreement dated as of January 17, 1995 by and between Holdings and Dodi L.L.C., as in effect on the Closing Date and as such Stock Exchange Agreement may be amended from time to time after the Closing Date to the extent permitted under subsection 7.15.

                   "STOCK PURCHASE AGREEMENT" means that certain Stock Purchase Agreement dated as of January 17, 1995, and as amended as of March 21, 1995, by and among Holdings, DFF Acquisition Sub, Inc., Dodi L.L.C., Dodi Family L.L.C. and Dodi Developments L.L.C., as in effect on the Closing Date and as such agreement may be amended from time to time after the Closing Date to the extent permitted under subsection 7.15.

                   "STORE LAND PROPERTY" means any Real Property Asset in Illinois, Indiana or Wisconsin acquired after the Closing Date by Company or any Subsidiary of Company in the form of undeveloped land or land with improvements thereon existing as of the date of acquisition (i) which is identified in good faith by the chief financial officer of Company and evidenced by an Officers' Certificate of Company at the time of acquisition thereof as the intended location for a grocery store or other facility to be constructed for and owned and operated by Company or one of its Subsidiaries within five years of the effective date of





                                         31                  (Credit Agreement)
acquisition thereof and (ii) with respect to which Company gives notice to Agent in accordance with subsection 6.1(iv)(b); provided that any such Store Land Property shall no longer be a "Store Land Property" (a) on the date of sale by Company or any of its Subsidiaries (other than to any Loan Party or any other Affiliate) of any Store Land Property consisting of undeveloped land or land with improvements thereon existing as of the date of acquisition or (b) if Company or any of its Subsidiaries constructs a grocery store or other facility thereon, then on the date (which date shall be the first date after the completion of the grocery store or other facility on which the Company is required to deliver to Agent and Lenders financial statements pursuant to subsection 6.1(ii)) that Company gives a written notice to Agent indicating that Company shall on and after such date include the aggregate purchase price incurred in connection with the acquisition of such Store Land Property as "Consolidated Capital Expenditures" pursuant to clause (i)(c) of the definition thereof (it being understood that such aggregate purchase price shall be deemed to be Consolidated Capital Expenditures incurred during the Fiscal Year in which such notice is given). A Store Land Property shall continue to be a "Store Land Property" hereunder whether or not such Real Property Asset continues to be undeveloped land or land with improvements thereon existing as of the date of acquisition and whether or not such Real Property Asset continues to be owned by a Loan Party and such Store Land Property shall no longer be a "Store Land Property" only if the conditions set forth in clause
(a) or clause (b) in the immediately preceding sentence are satisfied. The purchase price with respect to any Store Land Property shall be the amount paid (whether paid in cash or other consideration) for such Store Land Property.

                   "SUBORDINATED INDEBTEDNESS" means (i) the Indebtedness of Company evidenced by the Senior Subordinated Notes and (ii) any other Indebtedness of Company subordinated in right of payment to the Obligations pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance satisfactory to Agent and Requisite Lenders.

                   "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

                   "SUBSIDIARY GUARANTY" means the Subsidiary Guaranty executed and delivered by each Subsidiary of Company on the Closing Date and to be executed and delivered by Subsidiaries of Company (other than BDI and BPI) from time to time in accordance with subsection 6.9, substantially in the form of
Exhibit XVII annexed hereto, as such Subsidiary Guaranty may be amended, supplemented or otherwise modified from time to time.





                                         32                  (Credit Agreement)

                   "SUBSIDIARY PLEDGE AGREEMENT" means each Subsidiary Pledge Agreement executed and delivered by each Subsidiary of Company (other than BDI and BPI) on the Closing Date and to be executed and delivered by Subsidiaries of Company from time to time in accordance with subsection 6.9, substantially in the form of Exhibit XVIII annexed hereto, as such Subsidiary Pledge Agreement may be amended, supplemented or otherwise modified from time to time, and "SUBSIDIARY PLEDGE AGREEMENTS" means all such Subsidiary Pledge Agreements, collectively.

                   "SUBSIDIARY SECURITY AGREEMENT" means each Subsidiary Security Agreement executed and delivered by each Subsidiary of Company (other than BDI and BPI) on the Closing Date and to be executed and delivered by Subsidiaries of Company from time to time in accordance with subsection 6.9, substantially in the form of Exhibit XIX annexed hereto, as such Subsidiary Security Agreement may be amended, supplemented or otherwise modified from time to time, and "SUBSIDIARY SECURITY AGREEMENTS" means all such Subsidiary Security Agreements, collectively.

                   "SUBSIDIARY TRADEMARK SECURITY AGREEMENT" means each Subsidiary Trademark Collateral Security Agreement and Conditional Assignment executed and delivered by each Subsidiary of Company (other than BDI and BPI) on the Closing Date and to be executed and delivered by Subsidiaries of Company from time to time in accordance with subsection 6.9, substantially in the form of Exhibit XX annexed hereto, as such Subsidiary Trademark Collateral Security Agreement and Conditional Assignment may be amended, supplemented or otherwise modified from time to time, and "SUBSIDIARY TRADEMARK SECURITY AGREEMENTS" means all such Subsidiary Trademark Collateral Security Agreements and Conditional Assignments, collectively.

                   "SWING LINE LENDER" means Bankers, or any Person serving as a successor Agent hereunder, in its capacity as Swing Line Lender hereunder and under the other Loan Documents.

                   "SWING LINE LOAN COMMITMENT" means the commitment of Swing Line Lender to make Swing Line Loans to Company pursuant to subsection 2.1A(iv).

                   "SWING LINE LOANS" means the Loans made by Swing Line Lender to Company pursuant to subsection 2.1A(iv).

                   "SWING LINE NOTE" means (i) the promissory note of Company issued pursuant to subsection 2.1E on the Closing Date to evidence the Swing Line Loans of Swing Line Lender and (ii) any promissory note issued by Company to any successor Agent and Swing Line Lender pursuant to the last sentence of subsection 10.5B, in each case substantially in the form of Exhibit VI annexed hereto, as it may be amended, supplemented or otherwise modified from time to time.





                                         33                  (Credit Agreement)

                   "SYNDICATION AGENT" has the meaning assigned to that term in the introduction to this Agreement.

                   "TAX" or "TAXES" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that "TAX ON THE OVERALL INCOME" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person's principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person is organized or is deemed to be doing business on all or part of the net income, profits, gains or receipts of that Person (whether worldwide, or only insofar as such income, profits, gains or receipts are considered to arise in or to relate to a particular jurisdiction, or otherwise).

                   "TAX MATTERS AGREEMENT" means that certain Tax Matters Agreement dated as of March 22, 1995 among Holdings, Parent, Company, Dodi L.L.C., Dodi Family L.L.C., Dodi Developments L.L.C., BDI, BPI, Dominick's Finer Foods, Inc. of Illinois, Dodi Hazelcrest, Inc., Kohl's of Bloomingdale, Inc., Jerry's Deep Discount Centers, Inc. and Save-It Discount Foods Corporation, as in effect on the Closing Date and as such Tax Matters Agreement may be amended from time to time to the extent permitted under subsection 7.15.

                   "TAX SHARING AGREEMENT" means that certain Tax Sharing Agreement dated as of March 22, 1995 among Holdings, Parent, BDI, BPI, Company, Dominick's Finer Foods, Inc. of Illinois, Dodi Hazelcrest, Inc., Kohl's of Bloomingdale, Inc., Save-It Discount Foods Corporation and Jerry's Deep Discount Centers, Inc., as in effect on the Closing Date and as such Tax Sharing Agreement may be amended from time to time to the extent permitted under subsection 7.15.

                   "TERM LENDER" or "TERM LENDERS" means the Lender or Lenders having a Term Loan Commitment or having a Term Loan outstanding.

                   "TERM LOAN COMMITMENT" means the commitment of a Term Lender to make a Term Loan to Company pursuant to subsection 2.1A(i), and "TERM LOAN COMMITMENTS" means such commitments of all Term Lenders in the aggregate.

                   "TERM LOAN EXPOSURE" means, with respect to any Lender as of any date of determination (i) prior to the funding of the Term Loans, that Lender's Term Loan Commitment and (ii) after the funding of the Term Loans, the outstanding principal amount of the Term Loan of that Lender.

                   "TERM LOANS" means the Loans made by Lenders to Company pursuant to subsection 2.1A(i).

                   "TERM NOTES" means (i) the promissory notes of Company issued pursuant to subsection 2.1E on the Closing Date to evidence Term Loans of any Lender and (ii) any





                                         34                  (Credit Agreement)
promissory notes issued by Company pursuant to the last sentence of subsection 11.1B(i) in connection with assignments of the Term Loan Commitments and Term Loans of any Lenders, in each case substantially in the form of Exhibit IV annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

                   "TERMINATION AGREEMENT" means that certain letter agreement dated as of November 1, 1996 by and among Holdings, Company and Yucaipa pursuant to which the Consulting Agreement is terminated, as such letter agreement may be amended from time to time to the extent permitted under Subsection 7.15.

                   "TITLE INSURANCE POLICIES" means ALTA loan title insurance policies issued by a title insurance company reasonably satisfactory to Agent and Arrangers, in the amounts reasonably satisfactory to Agent with respect to any particular Real Property Assets subject to a Mortgage, assuring Agent that the applicable Mortgage creates a valid and enforceable first priority lien on the respective Real Property Asset subject to such Mortgage, free and clear of all defects and encumbrances except Permitted Encumbrances, which Title Insurance Policies shall be in form and substance reasonably satisfactory to Agent and Arrangers and shall include endorsements for any matters that Agent may reasonably request and for future advances under this Agreement, the Notes and the other Loan Documents, and shall provide for affirmative insurance and such reinsurance as Agent may request, all of the foregoing in form and substance reasonably satisfactory to Agent and Arrangers.

                   "TOTAL UTILIZATION OF REVOLVING LOAN COMMITMENTS" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans made under the Revolving Loan Commitment or reimbursing the applicable Issuing Lender for any amount drawn under any Letter of Credit issued under the Revolving Loan Commitment but not yet so applied) plus (ii) the aggregate principal amount of all outstanding Swing Line Loans made under the Revolving Loan Commitment plus (iii) the Letter of Credit Usage with respect to all Letters of Credit issued under the Revolving Loan Commitment.

                   "TRANSACTION COSTS" means the fees, costs and expenses paid or payable by any Loan Party pursuant hereto and other fees, costs, premiums and expenses paid or payable by any Loan Party in connection with the Transactions.

                   "TRANSACTIONS" means the transactions contemplated under this Agreement and the other Loan Documents, the IPO, the refinancing of the indebtedness of Company under the Existing Credit Agreement, the entering into the Release Agreement, the Preferred Stock Redemption Agreement and the Management Agreement, the termination of the Consulting Agreement, the consummation of the Parent Merger pursuant to the Parent Merger Certificate, and other transactions related to any of the foregoing.

                   "YUCAIPA" means The Yucaipa Companies, a California general partnership, or any successor thereto (i) which is an Affiliate of Ronald W. Burkle, (ii) which has been





                                         35                  (Credit Agreement)
established for the sole purpose of changing the form of The Yucaipa Companies from that of a partnership to that of a limited liability company or such other form acceptable to Arrangers in their sole discretion and (iii) the form and structure of which has been approved by Arrangers in their sole discretion.

                   "YUCAIPA INVESTORS" means Yucaipa Blackhawk Partners L.P., Yucaipa Chicago Partners L.P. and Yucaipa Dominick's Partners L.P.

                   "YUCAIPA WARRANTS" has the meaning assigned to that term in subsection 7.12(viii).

1.2        ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF
           CALCULATIONS UNDER AGREEMENT.

                   For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (i), (ii) and (iii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(v)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize (i) accounting principles and policies in conformity with those used to prepare the financial statements referred to in subsection 5.3, or (ii) if any amendments to the provisions set forth in Sections 1, 6 or 7 are made pursuant to negotiations conducted by operation of the following sentence, accounting principles and policies in effect at the time of the effectiveness of such amendments. Notwithstanding the foregoing, if any changes in accounting principles from those used in the preparation of the financial statements referred to in subsection 5.3 hereafter occasioned by the promulgation of rules, regulations, pronouncements or opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) result in a change in the method of calculation of financial covenants, standards or terms found in Sections 1, 6 and 7 hereof, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating Holdings' and each of its Subsidiaries' financial condition shall be the same after such changes as if such changes had not been made. During the period of such negotiations, but in no event for a period longer than 60 days, Company shall not be required to deliver the additional financial statements required pursuant to subsection 6.1(v). After the parties agree on amendments to the provisions of Sections 1, 6 and 7 necessitated by such changes, Company shall not be required to deliver the additional financial statements required pursuant to subsection 6.1(v) with respect to such changes.

1.3             OTHER DEFINITIONAL PROVISIONS.

                   References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Any of the terms





                                         36                  (Credit Agreement)
defined in subsection 1.1 may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.


SECTION 2.      AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1             COMMITMENTS; MAKING OF LOANS; THE REGISTER; NOTES.

                A. COMMITMENTS. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Holdings and Company herein set forth, each Lender hereby severally agrees to make the Loans described in subsections 2.1A(i), 2.1A(ii) and 2.1(A)(iii), as applicable, and Swing Line Lender hereby agrees to make the Loans described in subsection 2.1A(iv).

                   (i)Term Loans.  Each Term Lender severally agrees to lend to
                Company on the Closing Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Term Loan Commitments to be used for the purposes identified in subsection 2.5A. The amount of each Term Lender's Term Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate amount of the Term Loan Commitments is $100,000,000; provided that the Term Loan Commitments of Term Lenders shall be adjusted to give effect to any assignments of the Term Loan Commitments pursuant to subsection 11.1B. Each Term Lender's Term Loan Commitment shall expire immediately and without further action on the earlier of the date of consummation of the IPO and November 15, 1996 if the Term Loans are not made on or before such earlier date. Company may make only one borrowing under the Term Loan Commitments and such borrowing may be made only on the Closing Date. Amounts borrowed under this subsection 2.1A(i) and subsequently repaid or prepaid may not be reborrowed.

                   (ii)Revolving Term Loans.  Each Revolving Term Lender
                severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Term Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period from the Closing Date to but excluding the Revolving Term Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Term Loan Commitments to be used for the purposes identified in subsections 2.5A and 2.5B. The original amount of each Revolving Term Lender's Revolving Term Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate original amount of the Revolving Term Loan Commitments is $105,000,000; provided that the Revolving Term Loan Commitments of Revolving Term Lenders shall be adjusted to give effect to any assignments of the Revolving Term Loan Commitments pursuant to subsection 11.1B; and provided further that the amount of the Revolving Term Loan Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsections 2.4B(ii) and 2.4B(iii). Each





                                         37                  (Credit Agreement)

                Revolving Term Lender's Revolving Term Loan Commitment shall expire on the Revolving Term Loan Commitment Termination Date and all Revolving Term Loans and all other amounts owed hereunder with respect to the Revolving Term Loans and the Revolving Term Loan Commitments shall be paid in full no later than that date; provided that each Revolving Term Lender's Revolving Term Loan Commitment shall expire immediately and without further action on the earlier of the date of consummation of the IPO and November 15, 1996 if the Term Loans are not made on or before such earlier date. Amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed to but excluding the Revolving Term Loan Commitment Termination Date.

                   Anything contained in this Agreement to the contrary
                notwithstanding, in no event shall the aggregate principal amount of all outstanding Revolving Term Loans at any time exceed the Revolving Term Loan Commitments then in effect.

                   (iii)Revolving Loans.  Each Revolving Lender severally
                agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period from the Business Day immediately succeeding the Closing Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5B. The original amount of each Revolving Lender's Revolving Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate original amount of the Revolving Loan Commitments is $120,000,000; provided that the Revolving Loan Commitments of Revolving Lenders shall be adjusted to give effect to any assignments of the Revolving Loan Commitments pursuant to subsection 11.1B; and provided further that the amount of the Revolving Loan Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsections 2.4B(ii) and 2.4B(iii). Each Revolving Lender's Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date; provided that each Revolving Lender's Revolving Loan Commitment shall expire immediately and without further action on the earlier of the date of consummation of the IPO and November 15, 1996 if the Term Loans are not made on or before such earlier date. Amounts borrowed under this subsection 2.1A(iii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

                   Anything contained in this Agreement to the contrary
                notwithstanding, in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.





                                         38                  (Credit Agreement)

                   (iv)Swing Line Loans.  Swing Line Lender hereby agrees,
                subject to the limitations set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to Company from time to time during the period from the Business Day immediately succeeding the Closing Date to but excluding the Revolving Loan Commitment Termination Date by making Swing Line Loans to Company in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.5B, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender's outstanding Revolving Loans and other Swing Line Loans and Swing Line Lender's Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender's Revolving Loan Commitment. The original amount of the Swing Line Loan Commitment is $20,000,000; provided that any reduction of the Revolving Loan Commitments made pursuant to subsection 2.4B(ii) or 2.4B(iii) which reduces the aggregate Revolving Loan Commitments to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitments, as so reduced, without any further action on the part of Company, Agent or Swing Line Lender. The Swing Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date; provided that the Swing Line Loan Commitment shall expire immediately and without further action on the earlier of the date of consummation of the IPO and November 15, 1996 if the Term Loans are not made on or before such earlier date. Amounts borrowed under this subsection 2.1A(iv) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

                   Anything contained in this Agreement to the contrary
                notwithstanding, in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.

                   With respect to any Swing Line Loans which have not been
                voluntarily prepaid by Company pursuant to subsection 2.4B(i), Swing Line Lender (i) may, at any time in its sole and absolute discretion, and (ii) shall, at least once every seven days, deliver to Agent (with a copy to Company), no later than 12:00 Noon (New York time) on the first Business Day in advance of the proposed Funding Date, a notice requesting Revolving Lenders to make applicable Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the "REFUNDED SWING LINE LOANS") outstanding on the date such notice is given which Swing Line Lender requests Revolving Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding,
                (i) the proceeds of such Revolving Loans made by Revolving Lenders other than Swing Line Lender shall be immediately delivered by Agent to Swing Line Lender (and not to Company) and





                                         39                  (Credit Agreement)
                applied to repay a corresponding portion of the Refunded Swing Line Loans and (ii) on the day such Revolving Loans are made, Swing Line Lender's Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute a part of Swing Line Lender's outstanding Revolving Loans and shall be due under the applicable Revolving Note of Swing Line Lender. Company hereby authorizes Agent and Swing Line Lender to charge Company's accounts with Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Revolving Lenders, including the Revolving Loan deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Company from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Revolving Lenders in the manner contemplated by subsection 11.5.

                   Immediately upon the funding of each Swing Line Loan by
                Swing Line Lender, each Revolving Lender shall be deemed to, and hereby agrees to, have purchased, under its Revolving Loan Commitment, a participation in such outstanding Swing Line Loans in an amount equal to its Pro Rata Share (calculated without giving effect to clauses (d) and (e) of the definition of Revolving Loan Exposure) of the unpaid amount together with accrued interest thereon. Upon one Business Day's notice from Swing Line Lender, each Revolving Lender shall deliver to Swing Line Lender an amount equal to its respective participation in same day funds at the office of Swing Line Lender located at the Funding and Payment Office. In order to evidence such participation each Revolving Lender agrees to enter into a participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to all parties. In the event any Revolving Lender fails to make available to Swing Line Lender the amount of such Revolving Lender's participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event Swing Line Lender receives a payment of any amount in which other Revolving Lenders have purchased participations as provided in this paragraph, Swing Line Lender shall promptly distribute to each such other Revolving Lender its Pro Rata Share of such payment.

                   Anything contained herein to the contrary notwithstanding,
                (i) each Revolving Lender's obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each





                                         40                  (Credit Agreement)

                Revolving Lender's obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (a) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against Swing Line Lender, Company or any other Person for any reason whatsoever; (b) the occurrence or continuation of an Event of Default or a Potential Event of Default; (c) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries; (d) any breach of this Agreement or any other Loan Document by any party thereto; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Revolving Lender are subject to the satisfaction of one of the following: (X) Swing Line Lender believed in good faith that all conditions under Section 4 to the making of the applicable Swing Line Loans to be refunded were satisfied at the time such Swing Line Loans were made, (Y) such Revolving Lender had actual knowledge, by receipt of any notices required to be delivered to Revolving Lenders pursuant to subsection 6.1(ix) or otherwise, that any such condition had not been satisfied and such Revolving Lender failed to notify Swing Line Lender and Agent in writing that it had no obligation to make Revolving Loans until such condition was satisfied (any such notice to be effective as of the date of receipt thereof by Swing Line Lender and Agent), or (Z) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 11.6; and (ii) Swing Line Lender shall not be obligated to make any Swing Line Loans if it has elected not to do so after the occurrence and during the continuation of a Potential Event of Default or Event of Default.

                B. BORROWING MECHANICS. Term Loans, Revolving Term Loans or Revolving Loans made on any Funding Date (other than Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(iv) for the purpose of repaying any Refunded Swing Line Loans or Revolving Loans made pursuant to subsection 3.3B for the purpose of reimbursing any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it) that are made as (i) Eurodollar Rate Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount or
(ii) Base Rate Loans shall be in an aggregate minimum amount of $2,000,000 and integral multiples of $500,000 in excess of that amount. Swing Line Loans made on any Funding Date shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount. Whenever Company desires that Lenders make Term Loans, Revolving Term Loans or Revolving Loans under subsection 2.1A, it shall deliver to Agent a Notice of Borrowing no later than 12:00 Noon (New York time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). Whenever Company desires that Swing Line Lender make a Swing Line Loan under subsection 2.1A(iv), it shall deliver to Agent a Notice of Borrowing no later than 12:00 Noon (New York time) on the proposed Funding Date. The Notice of Borrowing shall specify (i) the proposed Funding





                                         41                  (Credit Agreement)

Date (which shall be a Business Day), (ii) the amount and Type of Loans requested, (iii) in the case of Swing Line Loans, that such Loans shall be Base Rate Loans, (iv) whether such Loans shall be Base Rate Loans or Eurodollar Rate Loans, and (v) in the case of any Loans requested to be made as Eurodollar Rate Loans, the initial Interest Period requested therefor. Term Loans, Revolving Term Loans and Revolving Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering the above-described Notice of Borrowing, Company may give Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Agent on or before the applicable Funding Date.

                   Neither Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1B, and upon funding of Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected Loans hereunder.

                   Company shall notify Agent prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing or Notice of Conversion/Continuation is no longer true and correct as of the applicable Funding Date or conversion/continuation date, and the acceptance or conversion/continuation by Company of the proceeds of any Loans shall constitute a re-certification by Company, as of the applicable Funding Date or conversion/continuation date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.

                   Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing in accordance therewith.

                C. DISBURSEMENT OF FUNDS. All Term Loans, Revolving Term Loans and Revolving Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares of the Commitments for the particular Type of Loans requested, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular Type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Loan requested hereunder. Promptly after receipt by Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Agent shall notify each Lender or Swing Line Lender, as the case may be, of the proposed borrowing. Each Lender shall make the amount of its Loan available to Agent not later than 1:00 P.M. (New York time) on the applicable Funding Date, and Swing Line Lender shall make the amount of its Swing Line Loan available to Agent not later than 1:00 P.M. (New York time) on the





                                         42                  (Credit Agreement)
applicable Funding Date, in each case in same day funds in Dollars, at the Funding and Payment Office. Except as provided in subsection 2.1A(iv) or subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Closing Date) and 4.2 (in the case of all Loans), Agent shall make the proceeds of such Loans available to Company on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Agent from Lenders or Swing Line Lender, as the case may be, to be credited to the account of Company at the Funding and Payment Office.

                   Unless Agent shall have been notified by any Lender prior to the Funding Date for any Loans that such Lender does not intend to make available to Agent the amount of such Lender's Loan requested on such Funding Date, Agent may assume that such Lender has made such amount available to Agent on such Funding Date and Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Agent, at the customary rate set by Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Agent's demand therefor, Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

                D. THE REGISTER.

                   (i)Agent shall maintain, at its address referred to in
                subsection 11.8, a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the "REGISTER"). The Register shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                   (ii)Agent shall record in the Register the Term Loan
                Commitment, the Revolving Term Loan Commitment and the Revolving Loan Commitment and the Term Loan, the Revolving Term Loans and the Revolving Loans from time to time of each Lender, the Swing Line Loan Commitment and the Swing Line Loans made under the Revolving Loan Commitment from time to time of Swing Line Lender, and each repayment or prepayment in respect of the principal amount of the Term Loan, the Revolving Term Loans or the Revolving Loans of each Lender or the Swing Line





                                         43                  (Credit Agreement)

                Loans made under the Revolving Loan Commitment of Swing Line Lender. Any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect Company's Obligations in respect of the applicable Loans.

                   (iii)Each Lender shall record on its internal records
                (including, without limitation, the Notes held by such Lender) the amount of the Term Loan, each Revolving Term Loan and each Revolving Loan made by it and each payment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect Company's Obligations in respect of the applicable Loans; and provided, further that in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern.

                   (iv)Company, Agent and Lenders shall deem and treat the
                Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Agent and recorded in the Register as provided in subsection 11.1B(ii). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

                   (v)Company hereby designates Bankers to serve as Company's agent solely for purposes of maintaining the Register as provided in this subsection 2.1D, and Company hereby agrees that, to the extent Bankers serves in such capacity, Bankers and its officers, directors, employees, agents and affiliates shall constitute Indemnitees for all purposes under subsection 11.3.

                E. NOTES. Company shall execute and deliver on the Closing Date (i) to each Term Lender (or to Agent for that Lender) a Term Note substantially in the form of Exhibit IV annexed hereto to evidence that Lender's Term Loan, in the principal amount of that Lender's Term Loan and with other appropriate insertions, (ii) to each Revolving Term Lender (or to Agent for that Lender) a Revolving Term Note substantially in the form of Exhibit V-A annexed hereto to evidence that Lender's Revolving Term Loans, in the principal amount of that Lender's Revolving Term Loan Commitment and with other appropriate insertions, (iii) to each Revolving Lender (or to Agent for that Lender) a Revolving Note substantially in the form of Exhibit V-B annexed hereto to evidence that Lender's Revolving Loans in the principal amount of that Lender's Revolving Loan Commitment and with other appropriate





                                         44                  (Credit Agreement)
insertions, and (iv) to Swing Line Lender a Swing Line Note substantially in the form of Exhibit VI annexed hereto to evidence Swing Line Lender's Swing Line Loans, in the principal amount of the Swing Line Loan Commitment and with other appropriate insertions.

2.2             INTEREST ON THE LOANS.

                A. RATE OF INTEREST.  Subject to the provisions of subsections
2.6 and 2.7, each Term Loan, each Revolving Term Loan and each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Adjusted Eurodollar Rate, as the case may be. Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate. The applicable basis for determining the rate of interest with respect to any Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B. The basis for determining the interest rate with respect to any Term Loan, Revolving Term Loan or any Revolving Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Term Loan, Revolving Term Loan or Revolving Loan is outstanding with respect to which notice has not been delivered to Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

                   (i)Subject to the provisions of subsections 2.2E and 2.7,
                the Term Loans, Revolving Term Loans and the Revolving Loans shall bear interest through maturity as follows:

                   (a)if a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate margin (the "APPLICABLE BASE RATE MARGIN") set forth in the table below opposite the Leverage Ratio for the four-Fiscal Quarter period for which the applicable Margin Determination Certificate is being delivered pursuant to subsection 4.1A(vi) or 6.1(iv); or

                   (b)if a Eurodollar Rate Loan, then at the sum of the Adjusted Eurodollar Rate plus the Eurodollar Rate margin (the "APPLICABLE EURODOLLAR RATE MARGIN") set forth in the table below opposite the Leverage Ratio for the four-Fiscal Quarter period for which the applicable Margin Determination Certificate is being delivered pursuant to subsection 4.1A(vi) or 6.1(iv):





                                         45                  (Credit Agreement)

                                            Applicable            Applicable
               Leverage                   Eurodollar Rate          Base Rate
                Ratio                         Margin                Margin
    -----------------------------       ------------------        ----------
 Greater than or
 equal to:                                     1.50%                 0.50%
 4.25:1.00

 Greater than or
 equal to:
 3.75:1.00
 but less than:                                1.25%                 0.25%
 4.25:1.00

 Greater than or
 equal to:
 3.25:1.00
 but less than:                                1.00%                 0.00%
 3.75:1.00

 Less than:                                    0.75%                 0.00%
 3.25:1.00

                Upon delivery of the Margin Determination Certificate by Company to Agent pursuant to subsection 4.1A(vi) or 6.1(iv), the Applicable Base Rate Margin and the Applicable Eurodollar Rate Margin shall automatically be adjusted in accordance with such Margin Determination Certificate, such adjustment to become effective on the Closing Date with respect to the Margin Determination Certificate delivered pursuant to subsection 4.1A(vi) and on the next succeeding Business Day following the receipt by Agent of such Margin Determination Certificate with respect to each Margin Determination Certificate delivered pursuant to subsection 6.1(iv); provided that at any time a Margin Determination Certificate is not delivered at the time required pursuant to subsection 4.1A(vi) or 6.1(iv), from the time such Margin Determination Certificate was required to be delivered until delivery of such Margin Determination Certificate, the Applicable Eurodollar Rate Margin shall be 1.50% per annum and the Applicable Base Rate Margin shall be 0.50% per annum; provided further that if a Margin Determination Certificate erroneously indicates an applicable margin more favorable to Company than would be afforded by the actual calculation of the Leverage Ratio, Company shall promptly pay such additional interest and letter of credit fees as shall correct for such error.

                   (ii)Subject to the provisions of subsection 2.2E and 2.7,
                the Swing Line Loans shall bear interest (computed as described in subsection 2.2F) through





                                         46                  (Credit Agreement)
                maturity at the sum of the Base Rate plus the Applicable Base Rate Margin less the Applicable Commitment Fee Percentage.

                B. INTEREST PERIODS. In connection with each Eurodollar Rate Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an "INTEREST PERIOD") to be applicable to such Loan, which Interest Period shall be, at Company's option, either a one, two, three or six month period; provided that:

                   (i)the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/ Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

                   (ii)in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

                   (iii)if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

                   (iv)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

                   (v)no Interest Period with respect to any portion of the
                Term Loans, Revolving Term Loans or the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

                   (vi)no Interest Period with respect to any portion of the
                Term Loans shall extend beyond a date on which Company is required to make a scheduled payment of principal of the Term Loans unless the sum of (1) the aggregate principal amount of Term Loans that are Base Rate Loans plus (2) the aggregate principal amount of Term Loans that are Eurodollar Rate Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on the Term Loans on such date;





                                         47                  (Credit Agreement)

                   (vii)there shall be no more than twenty Interest Periods
                outstanding at any time; and

                   (viii)in the event Company fails to specify an Interest
                Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

                C. INTEREST PAYMENTS. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that in the event any Swing Line Loans or any Revolving Loans that are Base Rate Loans or any Revolving Term Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4B(i), interest accrued on such Swing Line Loans, Revolving Loans or Revolving Term Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

                D. CONVERSION OR CONTINUATION. Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding Term Loans, Revolving Term Loans or Revolving Loans, in each case equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis, or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto; and provided further that no Loan may be made as or converted into a Base Rate Loan during the period from December 24 of any year to and including January 7 of the immediately succeeding year for the purpose of investing in securities bearing interest at a rate determined by reference to any other basis for the purpose of arbitrage or speculation.

                   Company shall deliver an originally executed Notice of Conversion/Continuation to Agent, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Company or by any executive officer or cash management personnel of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Agent, no later than 12:00 Noon (New York time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). A Notice of Conversion/Continuation shall specify
(i) the proposed conversion/continuation date (which shall be a Business Day),





                                         48                  (Credit Agreement)

(ii) the amount and Type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, Company may give Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Agent on or before the proposed conversion/continuation date.

                   Neither Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Company or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected a conversion or continuation, as the case may be, hereunder.

                   Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.

                E. DEFAULT RATE. Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or any Lender.





                                         49                  (Credit Agreement)

                F. COMPUTATION OF INTEREST. Interest on the Loans shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the Interest Payment Date with respect to which such interest payment is being made or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

2.3             FEES.

                A. COMMITMENT FEES. Company agrees to pay (i) to Agent, for distribution to each Revolving Lender in proportion to such Revolving Lender's Pro Rata Share of the Revolving Loan Commitments, commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitments over the aggregate principal amount of Revolving Loans outstanding (but not any Swing Line Loans outstanding) plus the Letter of Credit Usage then in effect multiplied by the commitment fee percentage (the "APPLICABLE COMMITMENT FEE PERCENTAGE") set forth in the table below opposite the Leverage Ratio for the four-Fiscal Quarter period for which the applicable Margin Determination Certificate is being delivered pursuant to subsection 4.1A(vi) or 6.1(iv), and (ii) to Agent, for distribution to each Revolving Term Lender in proportion to such Revolving Term Lender's Pro Rata Share of the Revolving Term Loan Commitments, commitment fees for the period from and including the Closing Date to and excluding the Revolving Term Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Term Loan Commitments over the aggregate principal amount of the Revolving Term Loans outstanding multiplied by the Applicable Commitment Fee Percentage:





                                         50                  (Credit Agreement)

                     Applicable Commitment
                        Leverage Ratio          Fee Percentage
                   ---------------------  --------------------------
                   Greater than
                   or equal to:
                   3.75:1.00.375%


                   Greater than or
                   equal to:3.25:1.00
                   but less than:3.75:1.00.30%


                   Less than:3.25:1.00.25%,


such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on and to (but excluding) February 28, May 31, August 31 and November 30 of each year, commencing on the first such date to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date or Revolving Term Loan Commitment Termination Date, as applicable.

                   Upon delivery of the Margin Determination Certificate by Company to Agent pursuant to subsection 4.1A(vi) or 6.1(iv), the Applicable Commitment Fee Percentage shall automatically be adjusted in accordance with such Margin Determination Certificate, such adjustment to become effective on the Closing Date with respect to the Margin Determination Certificate delivered pursuant to subsection 4.1A(vi) and on the next succeeding Business Day following the receipt by Agent of such Margin Determination Certificate with respect to each Margin Determination Certificate delivered pursuant to subsection 6.1(iv); provided that in the event that Company fails to deliver a Margin Determination Certificate timely in accordance with the provisions of subsection 4.1A(vi) or 6.1(iv), from the time such Margin Determination Certificate should have been delivered until such date as such a Margin Determination Certificate is actually delivered, the Applicable Commitment Fee Percentage shall be 0.375% per annum.

                B. OTHER FEES. Company agrees to pay to Agent, Syndication Agent and Arrangers such other fees in the amounts and at the times as have been separately agreed upon among Company, Agent, Syndication Agent and Arrangers. After receipt of such other fees from Company, Agent, Syndication Agent and Arrangers agree to pay to each Lender such portion of such other fees in the amounts and at the times as have been separately agreed upon in writing among Agent, Syndication Agent, Arrangers and such Lender.





                                         51                  (Credit Agreement)

2.4 REPAYMENTS, PREPAYMENTS AND REDUCTIONS IN REVOLVING TERM LOAN COMMITMENTS AND REVOLVING LOAN COMMITMENTS; GENERAL PROVISIONS REGARDING PAYMENTS.

                A. SCHEDULED PAYMENTS OF TERM LOANS. Company shall make principal payments on the Term Loans in installments on the dates and in the amounts set forth below:

                                                        Scheduled Repayment
     Date                                                  of Term Loans
    ------                                            -----------------------
    February 28, 1998                                      $  2,500,000
    May 31, 1998                                              2,500,000
    August 30, 1998                                           2,500,000
    November 30, 1998                                         2,500,000

    February 28, 1999                                      $  2,500,000
    May 31, 1999                                              2,500,000
    August 30, 1999                                           2,500,000
    November 30, 1999                                         2,500,000

    February 28, 2000                                      $  3,750,000
    May 31, 2000                                              3,750,000
    August 30, 2000                                           3,750,000
    November 30, 2000                                         3,750,000

    February 28, 2001                                      $  5,000,000
    May 31, 2001                                              5,000,000
    August 30, 2001                                           5,000,000
    November 30, 2001                                         5,000,000

    February 28, 2002                                      $  7,500,000
    May 31, 2002                                              7,500,000
    August 30, 2002                                           7,500,000
    November 30, 2002                                         7,500,000

    February 28, 2003                                       $ 7,500,000
    April 30, 2003                                            7,500,000

                                                         ==============

    Total:                                                 $100,000,000





                                         52                  (Credit Agreement)

             ; provided that the scheduled installments of principal of the Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with subsection 2.4B(iv); and provided, further that the Term Loans and all other amounts owed hereunder with respect to the Term Loans shall be paid in full no later than April 30, 2003, and the final installment payable by Company in respect of the Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Term Loans.

             B.       PREPAYMENTS AND REDUCTIONS IN COMMITMENTS.

                      (i)     Voluntary Prepayments.

                                      (a)     Company may, upon written or
                              telephonic notice to Agent on or prior to 12:00 Noon (New York time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount. Company may, upon not less than one Business Day's prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days' prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case given to Agent by 12:00 Noon (New York time) on the date required and, if given by telephone, promptly confirmed in writing to Agent (which original written or telephonic notice Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time prepay any Term Loans, Revolving Term Loans or Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount for Eurodollar Rate Loans or an aggregate minimum amount of $2,000,000 and integral multiples of $500,000 in excess of that amount for Base Rate Loans; provided, however, that a Eurodollar Rate Loan may only be prepaid on the expiration of the Interest Period applicable thereto. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

                                      (b)     In the event Company is entitled
                              to replace a non-consenting Lender pursuant to subsection 11.6B, Company shall





                                         53                  (Credit Agreement)
                              have the right, upon five Business Days' written notice to Agent (which notice Agent shall promptly transmit to each of the Lenders), to prepay all Loans, together with accrued and unpaid interest, fees and other amounts owing to such Lender in accordance with subsection 11.6B so long as (1) in the case of the prepayment of the Revolving Term Loans or Revolving Loans of any Lender pursuant to this subsection 2.4B(i)(b), the Revolving Term Loan Commitment or Revolving Loan Commitment of such Lender, as applicable, is terminated concurrently with such prepayment pursuant to subsection 2.4B(ii)(b) (at which time Schedule 2.1 shall be deemed modified to reflect the changed Revolving Term Loan Commitments or Revolving Loan Commitments, as applicable), and (2) in the case of the prepayment of the Loans of any Lender, the consents required by subsection 11.6B in connection with the prepayment pursuant to this subsection 2.4B(i)(b) shall have been obtained, and at such time, such Lender shall no longer constitute a "Lender" for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, subsections 2.6D, 2.7, 3.6, 11.2 and 11.3), which shall survive as to such Lender.

                      (ii) Voluntary Reductions of Revolving Loan Commitments and Revolving Term Loan Commitments.

                                      (a)     Company may, upon not less than
                              three Business Days' prior written or telephonic notice confirmed in writing to Agent (which original written or telephonic notice Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, (1) the Revolving Term Loan Commitments in an amount up to the amount by which the Revolving Term Loan Commitments exceed the aggregate principal amount of the Revolving Term Loans at the time of such proposed termination or reduction or (2) the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Term Loan Commitments or the Revolving Loan Commitments, as applicable, shall be in an aggregate minimum amount of $2,000,000 and integral multiples of $500,000 in excess of that amount. Company's notice to Agent shall designate (1) the date (which shall be a Business Day) of such termination or reduction, (2) whether such termination or reduction applies to the





                                         54                  (Credit Agreement)

                              Revolving Term Loan Commitments or the Revolving Loan Commitments, and (3) the amount of any partial reduction, and such termination or reduction of the Revolving Term Loan Commitments or the Revolving Loan Commitments, as applicable, shall be effective on the date specified in Company's notice and shall reduce the Revolving Term Loan Commitment or the Revolving Loan Commitments, as applicable, of each Lender proportionately by its Pro Rata Share of such reduction.

                                      (b)     In the event Company is entitled
                              to replace a non-consenting Lender pursuant to subsection 11.6B, Company shall have the right, upon five Business Days' written notice to Agent (which notice Agent shall promptly transmit to each of the Lenders), to terminate the entire Revolving Loan Commitment and the entire Revolving Term Loan Commitment of such Lender so long as (1) all Loans, together with accrued and unpaid interest, fees and other amounts owing to such Lender are repaid, including without limitation amounts owing to such Lender pursuant to subsection 2.6D, pursuant to subsection 2.4B(i)(b) concurrently with the effectiveness of such termination (at which time Schedule 2.1 shall be deemed modified to reflect such changed amounts), and (2) the consents required by subsection 11.6B in connection with the prepayment pursuant to subsection 2.4B(i)(b) shall have been obtained, and at such time, such Lender shall no longer constitute a "Lender" for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, subsections 2.6D, 2.7, 3.6, 11.2 and 11.3), which shall survive as to such Lender.

                      (iii) Mandatory Prepayments of Loans and Mandatory Reductions of Revolving Term Loan Commitments and Revolving Loan Commitments.

                              (a) Prepayments and Reductions from Asset Sales. No later than the earliest to occur of (A) the third Business Day following the date of receipt by Company or any of its Subsidiaries of Cash Proceeds of any Asset Sale in an aggregate cumulative amount equal to or exceeding $2,500,000, (B) the 270th day following the date of any Asset Sale the Net Cash Proceeds of Asset Sale of which have not been applied to the prepayment of Loans pursuant to the preceding clause (A) or this clause
                      (B), and (C) the date of the occurrence of any Event of Default or Potential Event of Default, (1) Company shall prepay the Term Loans in an amount equal to the Net Cash Proceeds of Asset Sale of such Asset Sale, (2) to the extent the Net Cash Proceeds of Asset Sale of such Asset Sale exceed the aggregate outstanding principal amount of the Term





                                         55                  (Credit Agreement)

                      Loans, Company shall prepay in an amount equal to such excess (the "FIRST EXCESS AMOUNT") the Revolving Term Loans, and the Revolving Term Loan Commitments shall be permanently reduced in an amount equal to the First Excess Amount; provided that if the aggregate amount of Revolving Term Loan Commitments so permanently reduced exceeds the Revolving Term Loans so prepaid (the "SECOND EXCESS AMOUNT"), (x) to the extent that there are Revolving Loans outstanding, the parties hereto agree that Revolving Loans in an aggregate amount equal to the Second Excess Amount shall be automatically converted without any further action on the part of any Person into Revolving Term Loans, and (y) to the extent the Second Excess Amount exceeds the amount of Revolving Loans so converted to Revolving Term Loans (the "THIRD EXCESS AMOUNT") and to the extent that there are Swing Line Loans outstanding, Agent shall request Revolving Lenders to make applicable Revolving Loans to prepay Swing Line Loans in accordance with the third paragraph of subsection 2.1A(iv) in an amount equal to the Third Excess Amount, and such Revolving Loans shall be automatically converted without any further action on the part of any Person into Revolving Term Loans, and (z) Company shall prepay in an amount equal to the Second Excess Amount such Revolving Term Loans, and (3) to the extent the First Excess Amount exceeds the Revolving Term Loan Commitments so permanently reduced, Company shall prepay (in addition to any Swing Line Loans and Revolving Loans which were converted and prepaid pursuant to clause
                      (2) above) in an amount equal to such excess (the "FOURTH EXCESS AMOUNT") first the Swing Line Loans to the full extent thereof, and second the Revolving Loans, and the Revolving Loan Commitments shall be permanently reduced in an amount equal to the Fourth Excess Amount; provided, however, that, so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, the following Net Cash Proceeds of Asset Sale received by Company and its Subsidiaries from and after the date hereof need not be applied to the mandatory prepayment of the Loans pursuant to this subsection 2.4B(iii)(a): (i) Net Cash Proceeds of Asset Sale from the sale of any store to the extent that such Net Cash Proceeds of Asset Sale are reinvested in new stores or the construction or remodeling of stores within 270 days of such sale; (ii) Net Cash Proceeds of Asset Sale from the sale of a store to the extent that such Net Cash Proceeds of Asset Sale do not exceed the Consolidated Capital Expenditures made to acquire or build a replacement store in the general vicinity of the store sold within 270 days preceding the date of such sale and, so long as, in the case of clauses (i) and (ii) above, the aggregate amount of such Net Cash Proceeds of Asset Sale so excluded from the mandatory prepayment provisions does not exceed $10,000,000 in any Fiscal Year; (iii) Net Cash Proceeds of Asset Sale from the sale and concurrent lease-back of any store opened or





                                         56                  (Credit Agreement)
                      acquired after the Acquisition Date or any equipment acquired after the Acquisition Date, in each case within 270 days of the completion of such store or the acquisition of such equipment, in each case to the extent and only to the extent of Consolidated Capital Expenditures made with respect to such store or such equipment; and (iv) Net Cash Proceeds of Asset Sale from the sale of worn-out or obsolete equipment, to the extent that such Net Cash Proceeds of Asset Sale are reinvested in the same or similar equipment within 90 days of such sale; provided that the Net Cash Proceeds of Asset Sale which are not being applied to the payment of the Term Loans pursuant to clauses (ii) and (iii) above shall be applied first to the Swing Line Loans then outstanding, second, to the Revolving Loans then outstanding and third to the Revolving Term Loans then outstanding, but the Revolving Term Loan Commitments and Revolving Loan Commitments shall not be reduced by the amount of such Net Cash Proceeds of Asset Sale; provided still further that Company shall, within three Business Days of the receipt by Company or any of its Subsidiaries of any Net Cash Proceeds of Asset Sale referred to in clauses (i) through (iv) above, deliver to Agent an Officers' Certificate setting forth (A) the amount of such Net Cash Proceeds of Asset Sale and the amount of the mandatory prepayment to be made, if any, pursuant to this subsection 2.4B(iii)(a) and setting forth in reasonable detail the calculations from which such amounts were derived, (B) with respect to the receipt of Net Cash Proceeds of Asset Sale referred to in clauses (i) and
                      (iv) above, in reasonable detail the intended application of such Net Cash Proceeds of Asset Sale and the estimated costs of the reinvestment referred to in such clauses and
                      (C) with respect to the receipt of Net Cash Proceeds of Asset Sale referred to in clauses (ii) and (iii) above, in reasonable detail the Consolidated Capital Expenditures made by Company which accounts for the exclusion of any such Net Cash Proceeds of Asset Sale from the mandatory prepayment requirements of this subsection 2.4B(iii)(a), which Officers' Certificate, in the case of clauses (i) and (iv), may be amended by Company during the 270-day or 90-day period, as applicable, following receipt of such Net Cash Proceeds of Asset Sale. In the event that any portion of any Net Cash Proceeds of Asset Sale received by Company or any of its Subsidiaries which are excluded from the mandatory prepayment requirement of this subsection 2.4B(iii)(a) by operation of clauses (i) and (iv) above are not expended for the purposes specified in the Officers' Certificate, as amended, delivered by Company in connection therewith within the time periods specified in such clauses, Company shall, immediately upon the expiration of the applicable time period, make a mandatory prepayment of the Loans as specified in the first sentence of this subsection 2.4B(iii)(a) in an amount equal to such unexpended portion, but only to the extent such amount has not been previously applied as a mandatory prepayment under subsection





                                         57                  (Credit Agreement)

                      2.4B(iii)(c). In the event that Company shall, at any time after receipt of Cash Proceeds of any Asset Sale requiring a prepayment or a reduction of the Revolving Term Loan Commitments or Revolving Loan Commitments pursuant to this subsection 2.4B(iii)(a), determine that the prepayments and/or reductions of the Revolving Term Loan Commitments or Revolving Loan Commitments, as applicable, previously made in respect of such Asset Sale were in an aggregate amount less than that required by the terms of this subsection 2.4B(iii)(a), Company shall promptly make an additional prepayment of the Term Loans, Revolving Term Loans, Swing Line Loans or Revolving Loans, as the case may be (and, if applicable, the Revolving Term Loan Commitments or Revolving Loan Commitments, as applicable, shall be permanently reduced), in the manner described above in an amount equal to the amount of any such deficit, and Company shall concurrently therewith deliver to Agent an Officers' Certificate demonstrating the derivation of the additional Net Cash Proceeds of Asset Sale resulting in such deficit. If, following the receipt by Company or any of its Subsidiaries of Cash Proceeds of any Asset Sale, Company is required to apply or cause to be applied any portion of such Cash Proceeds to prepay any Funded Debt (other than any Funded Debt required to be prepaid as contemplated by clause (ii) of the definition of Net Cash Proceeds of Asset Sale) of any Loan Party pursuant to the applicable documents pursuant to which such Funded Debt was issued, then, notwithstanding anything contained in this subsection 2.4B(iii)(a), Company shall prepay the Loans and/or reduce the Revolving Term Loan Commitments or Revolving Loan Commitments, as applicable, in the order set forth in this subsection 2.4B(iii)(a) so as to eliminate any obligation to prepay such Funded Debt. Any mandatory prepayments pursuant to this subsection 2.4B(iii)(a) shall be applied as specified in subsection 2.4B(iv).

                              (b)     Prepayments and Reductions Due to
                      Reversion of Surplus Assets of Pension Plans or Certain Events with Respect to Amounts in Redemption Account.
                      (A) On the date of return to Company or any of its Affiliates of any surplus assets of any pension plan of Holdings or any of its Subsidiaries or (B) on the date on which Holdings ceases to be obligated to pay the Preferred Stock Holder (for any reason other than due to full payment thereof) the entire amount owing under
                      Section 2 of the Preferred Stock Redemption Agreement or
                      (C) on the Redemption Date if an aggregate cumulative amount exceeding $1,000,000 of the amount which was initially deposited in the Redemption Account on the Closing Date has not been paid to the Preferred Stock Holder pursuant to the Preferred Stock Redemption Agreement for any reason, (1) Company shall prepay the Term Loans in an amount (the "NET REVERSION AMOUNT") equal to 100% of such returned surplus assets, such amount which ceases





                                         58                  (Credit Agreement)
                      to be owing to the Preferred Stock Holder or such amount in excess of $1,000,000, as the case may be, in each case net of transaction costs and expenses incurred in obtaining such return, including incremental taxes payable as a result thereof, (2) to the extent the Net Reversion Amount exceeds the aggregate outstanding principal amount of the Term Loans, Company shall prepay in an amount equal to such excess (the "FIRST EXCESS AMOUNT") the Revolving Term Loans to the full extent thereof, and the Revolving Term Loan Commitments shall be permanently reduced in an amount equal to the First Excess Amount; provided that if the aggregate amount of Revolving Term Loan Commitments so permanently reduced exceeds the Revolving Term Loans so prepaid, Company shall prepay in an amount equal to such excess first the Swing Line Loans to the full extent thereof and second the Revolving Loans, and (3) to the extent the First Excess Amount exceeds the Revolving Term Loan Commitments so permanently reduced, Company shall prepay (in addition to any Swing Line Loans and Revolving Loans prepaid pursuant to clause (2) above) in an amount equal to such excess (the "SECOND EXCESS AMOUNT") first the Swing Line Loans to the full extent thereof, and second the Revolving Loans, and the Revolving Loan Commitments shall be permanently reduced in an amount equal to the Second Excess Amount. Any such mandatory prepayments shall be applied as specified in subsection 2.4B(iv).

                              (c)     Prepayments and Reductions from
                      Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 1997) and in the event that the Leverage Ratio for such Fiscal Year is greater than 3.50:1.0, within 100 days after the last day of such Fiscal Year (1) Company shall prepay the Term Loans in an amount equal to 50% of such Consolidated Excess Cash Flow and (2) to the extent such amount equal to 50% of the Consolidated Excess Cash Flow for such Fiscal Year exceeds the aggregate outstanding principal amount of the Term Loans, Company shall prepay in an amount equal to such excess (the "FIRST EXCESS AMOUNT") the Revolving Term Loans to the full extent thereof, and the Revolving Term Loan Commitments shall be permanently reduced in an amount equal to the First Excess Amount; provided that if the aggregate amount of Revolving Term Loan Commitment so permanently reduced exceeds the Revolving Term Loans so prepaid, Company shall prepay in an amount equal to such excess first the Swing Line Loans to the full extent thereof and second the Revolving Loans, and (3) to the extent the First Excess Amount exceeds the Revolving Term Loan Commitments so permanently reduced, Company shall prepay (in addition to any Swing Line Loans and Revolving Loans prepaid pursuant to clause (2) above) in an amount equal to such excess (the "SECOND EXCESS AMOUNT") first the





                                         59                  (Credit Agreement)

                      Swing Line Loans to the full extent thereof, and second the Revolving Loans, and the Revolving Loan Commitments shall be permanently reduced in an amount equal to the Second Excess Amount. If Company is required to apply or cause to be applied any portion of Consolidated Excess Cash Flow for any Fiscal Year to prepay any Funded Debt of any Loan Party pursuant to the applicable documents pursuant to which such Funded Debt was issued, then, notwithstanding anything contained in this subsection 2.4B(iii)(c), Company shall prepay the Loans and/or reduce the Revolving Term Loan Commitments and/or Revolving Loan Commitments, as applicable, in the order set forth in this subsection 2.4B(iii)(c) so as to eliminate any obligation to prepay such Funded Debt. Any such mandatory prepayments shall be applied as specified in subsection 2.4B(iv).

                              (d)     Prepayments and Reductions Due to
                      Issuance of Debt Securities. No later than the first Business Day following the date of receipt by Holdings or any of its Subsidiaries of the Cash proceeds (net of underwriting discounts, similar placement fees and commissions and other reasonable costs and expenses associated therewith) from the issuance of any debt Securities of Holdings or any such Subsidiary, (1) Company shall prepay the Term Loans in an amount equal to the Applicable Prepayment Percentage of such net Cash proceeds and (2) to the extent the amount of the Applicable Prepayment Percentage of such net Cash proceeds exceeds the aggregate outstanding principal amount of the Term Loans, Company shall prepay in an amount equal to such excess (the "FIRST EXCESS AMOUNT") the Revolving Term Loans to the full extent thereof, and the Revolving Term Loan Commitments shall be permanently reduced in an amount equal to the First Excess Amount; provided that if the aggregate amount of Revolving Term Loan Commitment so permanently reduced exceeds the Revolving Term Loans so prepaid, Company shall prepay in an amount equal to such excess first the Swing Line Loans to the full extent thereof and second the Revolving Loans, and (3) to the extent the First Excess Amount exceeds the Revolving Term Loan Commitments so permanently reduced, Company shall prepay (in addition to any Swing Line Loans and Revolving Loans prepaid pursuant to clause (2) above) in an amount equal to such excess (the "SECOND EXCESS AMOUNT") first the Swing Line Loans to the full extent thereof, and second the Revolving Loans, and the Revolving Loan Commitments shall be permanently reduced in an amount equal to the Second Excess Amount. For purposes of this subsection 2.4B(iii)(d), the term "APPLICABLE PREPAYMENT PERCENTAGE" shall mean, as of any date of receipt by Holdings or any of its Subsidiaries of any Cash proceeds from the issuance of any debt Securities of Holdings or any such Subsidiary, (i) 100% if the Leverage Ratio for the four-Fiscal Quarter period ending





                                         60                  (Credit Agreement)
                      on the last day of the Fiscal Quarter immediately preceding such date of receipt is greater than or equal to 2.50:1.0 and (ii) 50% if the Leverage Ratio for such four-Fiscal Quarter period is less than 2.50:1.00. Any such mandatory prepayments shall be applied as specified in subsection 2.4B(iv).

                              (e)     Prepayments Due to Reductions or
                      Restrictions of Revolving Loan Commitments and Revolving Term Loan Commitments. Company shall from time to time
                      (i) prepay first the Swing Line Loans and second the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitments then in effect and (ii) prepay the Revolving Term Loans to the extent necessary so that the aggregate principal amount of Revolving Term Loans shall not at any time exceed the Revolving Term Loan Commitments then in effect. Any such mandatory prepayments shall be applied as specified in subsection 2.4B(iv).

             (iv)     Application of Prepayments.

                              (a) Application of Voluntary Prepayments by Type of Loans and Order of Maturity. Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied as specified by Company in the applicable notice of prepayment; provided that in the event Company fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Swing Line Loans to the full extent thereof, second to repay outstanding Revolving Loans to the full extent thereof, third to repay outstanding Revolving Term Loans to the full extent thereof, and fourth to repay outstanding Term Loans to the full extent thereof, to be applied pro rata to each scheduled installment of principal of the Term Loans set forth in subsection 2.4A that is unpaid at the time of such prepayment.

                              (b) Application of Mandatory Prepayments of Term Loans by Order of Maturity. Any mandatory prepayments of the Term Loans pursuant to subsection 2.4B(iii) shall be applied to reduce each scheduled installment of principal of the Term Loans set forth in subsection 2.4A that is unpaid at the time of such prepayment first in forward order of maturity for scheduled installments of principal occurring within the twenty four-month period following the month in which such prepayment occurs and second, to the extent of any excess, on a pro rata basis.





                                         61                  (Credit Agreement)

                              (c) Application of Prepayments to Base Rate Loans and Eurodollar Rate Loans. Considering Term Loans, Revolving Term Loans and Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to subsection 2.6D. To the extent that Company is required to make a mandatory prepayment of the Loans which is required to be applied to Eurodollar Rate Loans (following the operation of the immediately preceding sentence) on a date other than the last day of an Interest Period applicable to a Eurodollar Rate Loan, Agent shall hold the amount of such prepayment in an account in the Agent's sole dominion and control. Agent shall, in its sole discretion, invest the amounts held by it in such account in Cash Equivalents. On the last day of the Interest Period relating to the next-maturing Eurodollar Rate Loan, Agent shall apply the amounts held by it in such account to the prepayment of such maturing Eurodollar Rate Loan and Agent shall notify Company of the application of such amounts. Upon the direction of Company, Agent may apply any earnings on amounts held in such account to the payment of accrued interest on such Eurodollar Rate Loan or shall release such earnings to Company.


             C.       GENERAL PROVISIONS REGARDING PAYMENTS.

                      (i) Manner and Time of Payment. All payments by Company of principal, interest, fees and other Obligations hereunder, under the Notes and under the other Loan Documents shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Agent not later than 1:00 P.M. (New York time) on the date due at its office located at the Funding and Payment Office for the account of Lenders; funds received by Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day. Company hereby authorizes Agent to charge its accounts with Agent in order to cause timely payment to be made to Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

                      (ii) Application of Payments to Principal and Interest. Except as otherwise provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.





                                         62                  (Credit Agreement)

                      (iii) Apportionment of Payments. Aggregate principal and interest payments in respect of Term Loans, Revolving Term Loans and Revolving Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders' respective Pro Rata Shares. Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Agent and the commitment fees of such Lender when received by Agent pursuant to subsection
             2.3. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Agent shall give effect thereto in apportioning payments received thereafter.

                      (iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

                      (v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

2.5          USE OF PROCEEDS.

             A. TERM LOANS. The proceeds of the Term Loans, together with up to $100,000,000 in proceeds of the initial Revolving Term Loans and other funds available to Company, including, without limitation, the proceeds of the IPO and approximately $45,000,000 of cash on hand, shall be applied by Company to (i) deposit funds in the Redemption Account in an aggregate amount not to exceed $50,780,149, (ii) refinance all indebtedness outstanding under the Existing Credit Agreement (which indebtedness as of the Closing Date is an aggregate principal amount of approximately $270,000,000 plus accrued interest), (iii) pay a termination fee in an aggregate amount not to exceed $11,000,000 in connection with the termination of the Consulting Agreement, and
(iv) pay for the Transaction Costs in an aggregate amount of approximately $11,000,000.





                                         63                  (Credit Agreement)

             B. REVOLVING TERM LOANS; REVOLVING LOANS; SWING LINE LOANS. The proceeds of the initial Revolving Term Loans of up to $100,000,000 shall be applied by Company as provided in subsection 2.5A. The proceeds of any other Revolving Term Loans, the proceeds of any Revolving Loans and the proceeds of any Swing Line Loans shall be applied by Company after (and excluding) the Closing Date for working capital or general corporate purposes of Company and its Subsidiaries, which may include the repayment of the Swing Line Loans pursuant to subsection 2.1A(iv), the reimbursement to any Issuing Lender of any amounts drawn under any Letters of Credit issued by such Issuing Lender as provided in subsection 3.3, the making of intercompany loans to any of Company's wholly-owned Subsidiaries, in accordance with subsection 7.1(iv), for their own working capital and general corporate purposes, the redemption, repurchase or prepayments of principal in respect of Senior Subordinated Notes (together with premium, if any, and accrued interest relating thereto) in accordance with subsection 7.5A(vi), and the prepayments of principal in respect of Existing Funded Debt (together with the premium, if any, and accrued interest relating thereto) in accordance with subsection 7.5B(iii).

             C. MARGIN REGULATIONS. No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation G, Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6          SPECIAL PROVISIONS GOVERNING EURODOLLAR RATE LOANS.

                      Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

             A. DETERMINATION OF APPLICABLE INTEREST RATE. As soon as practicable after 10:00 A.M. (New York time) on each Interest Rate Determination Date, Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (by telefacsimile or by telephone confirmed in writing) to Company and each Lender.

             B. INABILITY TO DETERMINE APPLICABLE INTEREST RATE. In the event that Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted





                                         64                  (Credit Agreement)

Eurodollar Rate, Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Company.

             C. ILLEGALITY OR IMPRACTICABILITY OF EURODOLLAR RATE LOANS. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "AFFECTED LENDER" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Agent of such determination (which notice Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans (the "AFFECTED LOANS"), shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as,





                                         65                  (Credit Agreement)
or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

             D. COMPENSATION FOR BREAKAGE OR NON-COMMENCEMENT OF INTEREST PERIODS. Company shall compensate each Lender, upon written request by that Lender (which request shall set forth in reasonable detail the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender will sustain or has sustained: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan,
(iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Company, or (iv) as a consequence of any other default by Company in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

             E. BOOKING OF EURODOLLAR RATE LOANS. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

             F. ASSUMPTIONS CONCERNING FUNDING OF EURODOLLAR RATE LOANS. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 2.7A.

             G. EURODOLLAR RATE LOANS AFTER DEFAULT. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, unless waived in accordance with the provisions of subsection 11.6, (i) Company may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the





                                         66                  (Credit Agreement)
provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by Company.

2.7          INCREASED COSTS; TAXES; CAPITAL ADEQUACY.

             A. COMPENSATION FOR INCREASED COSTS AND TAXES. Subject to the provisions of subsection 2.7B, in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that is promulgated and becomes effective after the date hereof, or the compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

                      (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall income of such Lender) with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

                      (ii) imposes, modifies or holds applicable any reserve (including without limitation any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or

                      (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder, or the interbank Eurodollar market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable





                                         67                  (Credit Agreement)
hereunder; provided that a Lender shall not be entitled to avail itself of the benefit of this subsection 2.7A to the extent that any such increased cost or reduction in amounts was incurred more than one year prior to the time it gives notice to Company (as provided in the next sentence) of the relevant circumstance, unless such circumstance arose or became applicable retrospectively, in which case such Lender shall not be limited to such one year period so long as such Lender has given such notice to Company no later than one year from the time such circumstance became applicable to such Lender. Such Lender shall deliver to Company (with a copy to Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

             B.       WITHHOLDING OF TAXES.

                      (i) Payments to Be Free and Clear. Except as provided specifically to the contrary in paragraphs (ii) and (iii) below, all sums payable by Company or any other Loan Party to Agent, either Arranger or any Lender under this Agreement or the other Loan Documents shall be paid free and clear of and (except to the extent required by law) without any deduction or withholding on account of any Tax (other than a Tax on the overall income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

                      (ii) Grossing-up of Payments. If Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to Agent or any Lender under any of the Loan Documents:

                              (a) Company shall notify Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it;

                              (b) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on Agent or such Lender, as the case may be) on behalf of and in the name of Agent or such Lender;

                              (c) the sum payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Agent or such Lender, as the case may be,





                                         68                  (Credit Agreement)
                      receives on the due date and retains (free from any liability in respect of any such deduction, withholding or payment) a net sum equal to what it would have received and so retained had no such deduction, withholding or payment been required or made; and

                              (d) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

             provided that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof) or after the date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Agreement or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.

                      (iii)   Evidence of Exemption from U.S. Withholding Tax.

                              (a) Each Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this subsection 2.7B(iii), a "NON-US LENDER") shall deliver to Agent for transmission to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Agent (each in the reasonable exercise of its discretion), (1) two original copies of Internal Revenue Service Form 1001 or 4224 (or any successor forms), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or
                      (2) if such Lender is not a "bank" or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (1)





                                         69                  (Credit Agreement)
                      above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

                              (b)     Each Lender required to deliver any
                      forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to subsection 2.7B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, such Lender shall (1) deliver to Agent for transmission to Company two new original copies of Internal Revenue Service Form 1001 or 4224, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents or (2) immediately notify Agent and Company of its inability to deliver any such forms, certificates or other evidence.

                              (c) Company shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.7B(ii) if such Lender shall have failed to satisfy the requirements of subsection 2.7B(iii)(a); provided that if such Lender shall have satisfied such requirements on the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment Agreement pursuant to which it became a Lender (in the case of each other Lender), nothing in this subsection 2.7B(iii)(c) shall relieve Company of its obligation to pay any additional amounts pursuant to clause (c) of subsection 2.7B(ii) in the event that, as a result of any change after the date of such satisfaction in any applicable law, treaty or governmental rule, regulation or order, or any change after the date of such satisfaction in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).





                                         70                  (Credit Agreement)

             C. CAPITAL ADEQUACY ADJUSTMENT. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or, after the date hereof, any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction; provided that a Lender shall not be entitled to avail itself of the benefit of this subsection 2.7C to the extent that any such reduction in return was incurred more than one year prior to the time it gives notice to Company (as provided in the next sentence) of the relevant circumstance, unless such circumstance arose or became applicable retrospectively, in which case such Lender shall not be limited to such one year period so long as such Lender has given such notice to Company no later than one year from the time such circumstance became applicable to such Lender. Such Lender shall deliver to Company (with a copy to Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.8          OBLIGATION OF LENDERS AND ISSUING LENDERS TO MITIGATE.

             A. Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7 or subsection 3.6, it will, to the extent not inconsistent with the internal policies of such Lender or Issuing Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender or the affected Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, or (ii) take such other measures as such Lender or





                                         71                  (Credit Agreement)

Issuing Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 or subsection 3.6 would be materially reduced and if, as determined by such Lender or Issuing Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans or Letters of Credit through such other lending or letter of credit office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or Letters of Credit or the interests of such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8 unless Company agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Company pursuant to this subsection 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender or Issuing Lender to Company (with a copy to Agent) shall be conclusive absent manifest error.

             B. If Company receives a notice pursuant to subsection 2.7A, 2.7C or 3.6, so long as (i) no Potential Event of Default or Event of Default shall have occurred and be continuing and Company has obtained a commitment from another Lender or an Eligible Assignee to purchase at par such Lender's Loans, Commitments and other Obligations and to assume all obligations of the Lender to be replaced, (ii) at such time the Lender to be replaced is not an Issuing Lender with respect to any Letters of Credit outstanding and (iii) such Lender to be replaced is unwilling to withdraw the notice delivered to Company, upon 30 days prior written notice to such Lender and Agent, Company may require the Lender giving such notice to assign all of its Loans, Commitments and other Obligations to such other Lender or Eligible Assignee pursuant to the provisions of subsection 11.1B; provided that, prior to or concurrently with such replacement (i) Company has paid to the Lender giving such notice all amounts under subsections 2.7A, 2.7C and 3.6 through such date of replacement,
(ii) Company has paid to Agent the processing and recordation fee required to be paid by subsection 11.1B(i) and (iii) all of the requirements for such assignment contained in subsection 11.1B, including, without limitation, the consent of Agent (if required) and the receipt by Agent of an executed Assignment Agreement and other supporting documents, have been fulfilled.

2.9          REPLACEMENT OF LENDER.

                      In the event that Company receives a notice pursuant to subsection 2.7A, 2.7C or 3.6 or in the event of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Requisite Lenders as provided in subsection 11.6, Company shall have the right, if no Potential Event of Default or Event of Default then exists, to replace such Lender (a "REPLACED LENDER") with one or more Eligible Assignees (collectively,





                                         72                  (Credit Agreement)
the "REPLACEMENT LENDER") acceptable to Agent, provided that (i) at the time of any replacement pursuant to this subsection 2.9, the Replacement Lender shall enter into one or more Assignment Agreements pursuant to subsection 11.1B (and with all fees payable pursuant to such subsection 11.1B to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the outstanding Loans and Commitments of, and in each case participations in Letters of Credit and Swing Line Loans by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, (B) an amount equal to all unpaid drawings with respect to Letters of Credit that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, fees owing to the Replaced Lender with respect thereto, (y) the appropriate Issuing Lender an amount equal to such Replaced Lender's Pro Rata Share of any unpaid drawings with respect to Letters of Credit (which at such time remains an unpaid drawing) issued by it to the extent such amount was not theretofore funded by such Replaced Lender, and (z) Swing Line Lender an amount equal to such Replaced Lender's Pro Rata Share of any Refunded Swing Line Loans to the extent such amount was not theretofore funded by such Replaced Lender, and (ii) all obligations (including without limitation all such amounts, if any, owing under subsection 2.6D) of Company owing to the Replaced Lender (other than those specifically described in clause
(i) above in respect of which the assignment purchase price has been, or is concurrently being, paid), shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the respective Assignment Agreements, recordation of such assignment in the Register by Agent pursuant to subsection 2.1D, the payment of amounts referred to in clauses (i) and (ii) above and delivery to the Replacement Lender of the appropriate Note or Notes executed by Company, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder except with respect to indemnification provisions under this Agreement which by the terms of this Agreement survive the termination of this Agreement, which indemnification provisions shall survive as to such Replaced Lender. Notwithstanding anything to the contrary contained above, no Issuing Lender may be replaced hereunder at any time while it has Letters of Credit outstanding hereunder unless arrangements satisfactory to such Issuing Lender (including the furnishing of a Standby Letter of Credit in form and substance, and issued by an issuer, satisfactory to such Issuing Lender or the furnishing of cash collateral in amounts and pursuant to arrangements satisfactory to such Issuing Lender) have been made with respect to such outstanding Letters of Credit.

2.10         CERTAIN MATTERS RELATING TO SENIOR SUBORDINATED NOTE INDENTURE.

                      Each party hereto hereby agrees that the Term Loans and the Revolving Term Loans shall constitute "Term Loans" as such term is used in the definition of the





                                         73                  (Credit Agreement)
term "Permitted Indebtedness" in the Senior Subordinated Note Indenture and in Sections 5.17 and 11.04 of the Senior Subordinated Note Indenture.


SECTION 3.   LETTERS OF CREDIT

3.1 ISSUANCE OF LETTERS OF CREDIT AND REVOLVING LENDERS' PURCHASE OF PARTICIPATIONS THEREIN.

             A. LETTERS OF CREDIT. In addition to Company requesting that Revolving Lenders make Revolving Loans pursuant to subsection 2.1A(iii) and that Swing Line Lender make Swing Line Loans pursuant to subsection 2.1A(iv), Company may request, in accordance with the provisions of this subsection 3.1, (a) on the Closing Date solely for purposes of issuing Letters of Credit to replace or support certain of the existing letters of credit of Company and (b) from time to time during the period from the Business Day immediately succeeding the Closing Date to but excluding the Revolving Loan Commitment Termination Date, that one or more Revolving Lenders issue Letters of Credit for the account of Company for the purposes specified in the definitions of Commercial Letters of Credit and Standby Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, any one or more Revolving Lenders may, but (except as provided in subsection 3.1B(ii)) shall not be obligated to, issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Company shall not request that any Revolving Lender issue (and no Revolving Lender shall issue):

                      (i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitments then in effect;

                      (ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $50,000,000;

                      (iii) any Standby Letter of Credit having an expiration date later than the earlier of (a) the date which is 30 days prior to the Revolving Loan Commitment Termination Date and (b) the date which is one year from the date of issuance of such Standby Letter of Credit; provided that the immediately preceding clause (b) shall not prevent any Issuing Lender from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless such Issuing Lender elects not to extend for any such additional period; provided, further that such Issuing Lender shall deliver a written notice to Agent setting forth the last day on which such Issuing Lender may give notice that it will not extend such Standby Letter of Credit (the "NOTIFICATION DATE" with respect to such Standby Letter of Credit) at least ten Business Days prior to such Notification Date; and provided, further





                                         74                  (Credit Agreement)
             that, unless Requisite Lenders otherwise consent, such Issuing Lender shall give notice that it will not extend such Standby Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing on such Notification Date, unless such Event of Default has been waived in accordance with the provisions of subsection 11.6;

                      (iv) any Commercial Letter of Credit having an expiration date (a) later than the earlier of (X) the date which is 30 days prior to the Revolving Loan Commitment Termination Date and (Y) the date which is 180 days from the date of issuance of such Commercial Letter of Credit or (b) that is otherwise unacceptable to the applicable Issuing Lender in its reasonable discretion; or

                      (v) any Letter of Credit denominated in a currency other than Dollars or payable other than on a sight basis.

             B.       MECHANICS OF ISSUANCE.

                      (i) Notice of Issuance. Whenever Company desires the issuance of a Letter of Credit, it shall deliver to the proposed Issuing Lender (with a copy to Agent if Agent is not the proposed Issuing Lender) a Notice of Issuance of Letter of Credit substantially in the form of Exhibit III annexed hereto no later than 10:00 A.M. (New York time) at least five Business Days (or such shorter period as may be agreed to by the Issuing Lender in any particular instance) in advance of the proposed date of issuance. The Notice of Issuance of Letter of Credit shall specify (a) the Revolving Lender requested to issue the Letter of Credit, (b) the proposed date of issuance (which shall be a Business Day), (c) the face amount of the Letter of Credit, (d) the expiration date of the Letter of Credit, (e) whether the Letter of Credit is to be a Standby Letter of Credit or a Commercial Letter of Credit, (f) the name and address of the beneficiary, and (g) either the verbatim text of the proposed Letter of Credit or the proposed terms and conditions thereof, including a precise description of any documents and the verbatim text of any certificates to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Lender to make payment under the Letter of Credit; provided that the Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any such documents or certificates; and provided, further that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of the Issuing Lender to which such draft is required to be presented is located) that such draft is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of the Issuing Lender) on such business day.





                                         75                  (Credit Agreement)

                              Company shall notify the applicable Issuing
             Lender (and Agent, if Agent is not such Issuing Lender) prior to the issuance of any Letter of Credit in the event that any of the matters to which Company is required to certify in the applicable Notice of Issuance of Letter of Credit is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Company shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Company is required to certify in the applicable Notice of Issuance of Letter of Credit.

                      (ii) Determination of Issuing Lender. Upon receipt by a proposed Issuing Lender of a Notice of Issuance of Letter of Credit pursuant to subsection 3.1B(i) requesting the issuance of a Letter of Credit, (a) in the event Agent is the proposed Issuing Lender, Agent shall be the Issuing Lender with respect to such Letter of Credit, notwithstanding the fact that the Letter of Credit Usage with respect to such Letter of Credit and with respect to all other Letters of Credit issued by Agent, when aggregated with Agent's outstanding Revolving Loans, may exceed Agent's Revolving Loan Commitment then in effect; and (b) in the event any other Revolving Lender is the proposed Issuing Lender, such Revolving Lender shall promptly notify Company and Agent whether or not, in its sole discretion, it has elected to issue such Letter of Credit, and (1) if such Lender so elects to issue such Letter of Credit it shall be the Issuing Lender with respect thereto and (2) if such Revolving Lender fails to so promptly notify Company and Agent or declines to issue such Letter of Credit, Company may request Agent or another Revolving Lender to be the Issuing Lender with respect to such Letter of Credit in accordance with the provisions of this subsection 3.1B.

                      (iii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 11.6) of the conditions set forth in subsection 4.3, the Issuing Lender shall issue the requested Letter of Credit in accordance with the Issuing Lender's standard operating procedures.

                      (iv) Notification to Revolving Lenders. Upon the issuance of any Letter of Credit the applicable Issuing Lender shall promptly notify Agent and each other Revolving Lender of such issuance, which notice shall be accompanied by a copy of any Standby Letter of Credit or any amendment to any Standby Letter of Credit. Promptly after receipt of such notice, Agent shall notify each Revolving Lender of the amount of such Revolving Lender's respective participation in such Letter of Credit, determined in accordance with subsection 3.1C.

                      (v) Reports to Revolving Lenders. On the first Business Day of each week, so long as any Commercial Letter of Credit shall have been outstanding during the immediately preceding week, each Issuing Lender of any such





                                         76                  (Credit Agreement)

             Commercial Letter of Credit shall send by facsimile transmission to Agent a report setting forth the daily maximum amount available to be drawn during such week under the Commercial Letter of Credit issued by such Issuing Lender that were outstanding during such month, and within 15 days after the end of each month ending after the Closing Date, so long as any Commercial Letters of Credit shall have been outstanding during such month, Agent shall deliver (to the extent the relevant information has been delivered to Agent as aforesaid) to each Revolving Lender a report setting forth the aggregate daily maximum amount available to be drawn during such month under the Commercial Letters of Credit issued by any Issuing Lender that were outstanding during such month.

             C. REVOLVING LENDERS' PURCHASE OF PARTICIPATIONS IN LETTERS OF CREDIT. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased, under its Revolving Loan Commitment, from the Issuing Lender a participation in such Letter of Credit and drawings thereunder in an amount equal to such Revolving Lender's Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder. Upon satisfaction of the conditions set forth in subsection 4.1, the Existing Letters of Credit shall, effective as of the Closing Date, become Letters of Credit under this Agreement to the same extent as if initially issued hereunder under the Revolving Loan Commitment and each Revolving Lender shall be deemed to have irrevocably purchased, under its Revolving Loan Commitment, from the Issuing Lender(s) of such Existing Letters of Credit a participation in such Letters of Credit and drawings thereunder in an amount equal to such Revolving Lender's Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder. All such Existing Letters of Credit which become Letters of Credit under this Agreement shall be fully secured by the Collateral commencing on the Closing Date to the same extent as if initially issued hereunder on such date.

3.2          LETTER OF CREDIT FEES.

                      Company agrees to pay the following amounts to Agent (in the case of the fees described in clauses (i)(b) and (ii)(b) below) and to each Issuing Lender with respect to Letters of Credit issued by it (in the case of all other amounts described in clauses (i), (ii) and (iii) below):

                      (i)     with respect to each Standby Letter of Credit,
             (a) a fronting fee equal to 0.25% per annum of the daily maximum amount available to be drawn under such Standby Letter of Credit; provided that in any event the minimum fronting fee for any Standby Letter of Credit shall be $500; and (b) a letter of credit fee equal to the Applicable Eurodollar Rate Margin multiplied by the daily maximum amount available to be drawn under such Standby Letter of Credit, in each case payable in arrears on and to (but excluding) each February 28, May





                                         77                  (Credit Agreement)

             31, August 31 and November 30 of each year and computed on the basis of a 360-day year for the actual number of days elapsed;

                      (ii)    with respect to each Commercial Letter of Credit,
             (a) a fronting fee equal to 0.25% per annum of the daily maximum amount available to be drawn under such Commercial Letter of Credit (or such lower fronting fee as may be agreed to by the applicable Issuing Lender with respect to such Commercial Letter of Credit); and (b) a letter of credit fee equal to (x) the Applicable Eurodollar Rate Margin minus (y) 0.25% per annum multiplied by the daily maximum amount available to be drawn under such Commercial Letter of Credit, in each case payable in arrears on and to (but excluding) each February 28, May 31, August 31 and November 30 of each year and computed on the basis of a 360-day year for the actual number of days elapsed; and

                      (iii) with respect to the issuance, amendment, assignment or transfer of each Letter of Credit and each drawing made thereunder (without duplication of the fees payable under clauses (i) and (ii) above), documentary and processing charges in accordance with such Issuing Lender's standard schedule for such charges in effect at the time of such issuance, amendment, assignment transfer or drawing, as the case may be.

Promptly upon receipt by Agent of any amount described in clause (i)(b) or
(ii)(b) of this subsection 3.2, Agent shall distribute to each Revolving Lender its Pro Rata Share of such amount. With respect to Existing Letters of Credit, the fees described in clauses (i) and (ii) above shall accrue from and including the Closing Date.

3.3          DRAWINGS AND REIMBURSEMENT OF AMOUNTS DRAWN UNDER LETTERS OF
             CREDIT.

             A. RESPONSIBILITY OF ISSUING LENDER WITH RESPECT TO DRAWINGS. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they substantially comply on their face with the requirements of such Letter of Credit.

             B. REIMBURSEMENT BY COMPANY OF AMOUNTS DRAWN UNDER LETTERS OF CREDIT. In the event an Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Lender shall immediately notify Company and Agent, and Company shall reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the "REIMBURSEMENT DATE") in an amount in Dollars in same day funds equal to the amount of such drawing; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Company shall have notified Agent and such Issuing Lender prior to 11:00 A.M. (New York time) on the date of such drawing that Company





                                         78                  (Credit Agreement)
intends to reimburse such Issuing Lender for the amount of such drawing with funds other than the proceeds of Revolving Loans, Company shall be deemed to have given a timely Notice of Borrowing to Agent requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such drawing and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2C, Revolving Lenders shall, on the Reimbursement Date, make such Revolving Loans that are Base Rate Loans in the amount of such drawing, the proceeds of which shall be applied directly by Agent to reimburse such Issuing Lender for the amount of such drawing; and provided, further that if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the amount of such drawing, Company shall reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Revolving Lender from its obligation to make the applicable Revolving Loans on the terms and conditions set forth in this Agreement, and Company shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this subsection 3.3B.

             C. PAYMENT BY REVOLVING LENDERS OF UNREIMBURSED DRAWINGS UNDER LETTERS OF CREDIT.

                      (i) Payment by Revolving Lenders. In the event that Company shall fail for any reason to reimburse any Issuing Lender as provided in subsection 3.3B in an amount equal to the amount of any drawing honored by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify each other Revolving Lender of the unreimbursed amount of such drawing and of such other Revolving Lender's respective participation therein based on such Revolving Lender's Pro Rata Share. Each Revolving Lender shall make available to such Issuing Lender an amount equal to its respective participation, in Dollars and in same day funds, at the office of such Issuing Lender specified in such notice, not later than 1:00 P.M. (New York time) on the first business day (under the laws of the jurisdiction in which such office of such Issuing Lender is located) after the date notified by such Issuing Lender. In the event that any Revolving Lender fails to make available to such Issuing Lender on such business day the amount of such Revolving Lender's participation in such Letter of Credit as provided in this subsection 3.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by such Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of any Revolving Lender to recover from any Issuing Lender any amounts made available by such Revolving Lender to such Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a





                                         79                  (Credit Agreement)
             court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which payment was made by such Revolving Lender constituted gross negligence or willful misconduct on the part of such Issuing Lender.

                      (ii)    Distribution to Revolving Lenders of
             Reimbursements Received From Company. In the event any Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of any drawing honored by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall distribute to each other Revolving Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such drawing such other Revolving Lender's Pro Rata Share of all payments subsequently received by such Issuing Lender from Company in reimbursement of such drawing when such payments are received. Any such distribution shall be made to a Revolving Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Revolving Lender may request.

             D.       INTEREST ON AMOUNTS DRAWN UNDER LETTERS OF CREDIT.

                      (i) Payment of Interest by Company. Company agrees to pay to each Issuing Lender, with respect to drawings made under any Letters of Credit issued by it, interest on the amount paid by such Issuing Lender in respect of each such drawing from the date of such drawing to but excluding the date such amount is reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date of such drawing to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans.
             Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

                      (ii) Distribution of Interest Payments by Issuing Lender. Promptly upon receipt by any Issuing Lender of any payment of interest pursuant to subsection 3.3D(i) with respect to a drawing under a Letter of Credit issued by it, (a) such Issuing Lender shall distribute to each other Revolving Lender, out of the interest received by such Issuing Lender in respect of the period from the date of such drawing to but excluding the date on which such Issuing Lender is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount





                                         80                  (Credit Agreement)
             that such other Revolving Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been made under such Letter of Credit, and (b) in the event such Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of such drawing, such Issuing Lender shall distribute to each other Revolving Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such drawing such other Revolving Lender's Pro Rata Share of any interest received by such Issuing Lender in respect of that portion of such drawing so reimbursed by other Revolving Lenders for the period from the date on which such Issuing Lender was so reimbursed by other Revolving Lenders to and including the date on which such portion of such drawing is reimbursed by Company. Any such distribution shall be made to a Revolving Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Revolving Lender may request.

3.4          OBLIGATIONS ABSOLUTE.

                      The obligation of Company to reimburse each Issuing Lender for drawings made under the Letters of Credit issued by it and to repay any Revolving Loans made by Revolving Lenders pursuant to subsection 3.3B and the obligations of Revolving Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, any of the following circumstances:

                      (i) any lack of validity or enforceability of any Letter of Credit;

                      (ii) the existence of any claim, set-off, defense or other right which Company or any Revolving Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender or other Revolving Lender or any other Person or, in the case of a Revolving Lender, against Company, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured) other than the defense of payment in accordance with the terms of this Agreement;

                      (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;





                                         81                  (Credit Agreement)

                      (iv) payment to the beneficiary of such Letter of Credit by the applicable Issuing Lender under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

                      (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries;

                      (vi) any breach of this Agreement or any other Loan Document by any party thereto (other than a breach by the applicable Issuing Lender relating to the Letter of Credit in question);

                       (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

                      (viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the applicable Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5          INDEMNIFICATION; NATURE OF ISSUING LENDERS' DUTIES.

             A. INDEMNIFICATION. In addition to amounts payable as provided in subsection 3.6, Company hereby agrees to protect, indemnify, pay and save harmless each Issuing Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and of internal counsel) which such Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by such Issuing Lender, other than as a result of (a) the gross negligence or willful misconduct of such Issuing Lender as determined by a final judgment of a court of competent jurisdiction or (b) subject to the following clause (ii), the wrongful dishonor by such Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of such Issuing Lender to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "GOVERNMENTAL ACTS").

             B. NATURE OF ISSUING LENDERS' DUTIES. As between Company and any Issuing Lender, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of





                                         82                  (Credit Agreement)
such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including without limitation any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender's rights or powers hereunder.

                      In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5B, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to Company.

                      Notwithstanding anything to the contrary contained in this subsection 3.5, Company shall retain any and all rights it may have against any Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

3.6          INCREASED COSTS AND TAXES RELATING TO LETTERS OF CREDIT.

                      In the event that any Issuing Lender or any Revolving Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that is promulgated and becomes effective after the date hereof, or the compliance by any Issuing Lender or any Revolving Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):





                                         83                  (Credit Agreement)

                      (i) subjects such Issuing Lender or such Revolving Lender (or its applicable lending or letter of credit office) to any additional Tax (other than any Tax on the overall income of such Issuing Lender or Revolving Lender) with respect to the issuing or maintaining of any Letters of Credit or the purchasing or maintaining of any participations therein or any other obligations under this Section 3, whether directly or by such being imposed on or suffered by any particular Issuing Lender;

                      (ii) imposes, modifies or holds applicable any reserve (including without limitation any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement in respect of any Letters of Credit issued by any Issuing Lender or participations therein purchased by any Revolving Lender; or

                      (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Issuing Lender or such Revolving Lender (or its applicable lending or letter of credit office) regarding this Section 3 or any Letter of Credit or any participation therein;

and the result of any of the foregoing is to increase the cost to such Issuing Lender or such Revolving Lender of agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Issuing Lender or such Revolving Lender (or its applicable lending or letter of credit office) with respect thereto; then, in any case, Company shall promptly pay to such Issuing Lender or such Revolving Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts as may be necessary to compensate such Issuing Lender or such Revolving Lender for any such increased cost or reduction in amounts received or receivable hereunder; provided that a Lender shall not be entitled to avail itself of the benefit of this subsection 3.6 to the extent that any such increased cost or reduction in amounts was incurred more than one year prior to the time it gives notice to Company (as provided in the next sentence) of the relevant circumstance, unless such circumstance arose or became applicable retrospectively, in which case such Lender shall not be limited to such one year period so long as such Lender has given such notice to Company no later than one year from the time such circumstance became applicable to such Lender. Such Issuing Lender or such Revolving Lender shall deliver to Company a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Issuing Lender or such Revolving Lender under this subsection 3.6, which statement shall be conclusive and binding upon all parties hereto absent manifest error.





                                         84                  (Credit Agreement)

SECTION 4.   CONDITIONS TO LOANS AND LETTERS OF CREDIT

                      The obligations of Lenders to make Loans and the issuance of Letters of Credit hereunder are subject to the satisfaction of the following conditions.

4.1 CONDITIONS TO TERM LOANS AND INITIAL REVOLVING TERM LOANS, REVOLVING LOANS AND SWING LINE LOANS.

                      The obligations of Lenders to make the Term Loans, Revolving Term Loans and any Revolving Loans and Swing Line Loans to be made on the Closing Date are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction of the following conditions:

             A. LOAN PARTY DOCUMENTS. On or before the Closing Date, Company shall deliver or cause to be delivered to Lenders (or to Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following with respect to Holdings, Company and each Subsidiary of Company, each, unless otherwise noted, dated the Closing
Date:

                      (i) Certified copies of its Certificate or Articles of Incorporation (including, in the case of Holdings, the Holdings Certificate of Designation), together with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation and each other state in which it is qualified as a foreign corporation to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such states, each dated a recent date prior to the Closing Date;

                      (ii) Copies of its Bylaws, certified as of the Closing Date by its corporate secretary or an assistant secretary;

                      (iii) Resolutions of its Board of Directors (a) approving and authorizing the execution, delivery and performance of each of the Loan Documents to which it is a party, (b) approving and authorizing the execution, delivery and performance of the Related Transaction Documents to which it is a party and,
             (c) to the extent applicable, approving and authorizing the Transactions in accordance with and in the manner contemplated by the Loan Documents and the Related Transaction Documents, in each case, certified as of the Closing Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

                      (iv) Signature and incumbency certificates of its officers executing each of the Loan Documents to which it is a party;





                                         85                  (Credit Agreement)

                      (v) Executed originals of this Agreement, the Notes (duly executed in accordance with subsection 2.1E, drawn to the order of each Lender and the Swing Line Lender and with appropriate insertions) and the other Loan Documents, including, without limitation, the Holdings Pledge Agreement, the Holdings Security Agreement, the Company Security Agreement, the Company Trademark Security Agreement, the Company Pledge Agreement, the Collateral Account Agreement, the Subsidiary Guaranty executed by each of Company's Subsidiaries (other than BDI and BPI), the Subsidiary Security Agreements executed by each of Company's Subsidiaries (other than BDI and BPI), the Subsidiary Trademark Security Agreements executed by each of Company's Subsidiaries (other than BDI and BPI), and the Subsidiary Pledge Agreements executed by each of Company's Subsidiaries (other than BDI and BPI);

                      (vi) A Margin Determination Certificate demonstrating in reasonable detail the Leverage Ratio for the four consecutive Fiscal Quarters ended as of the last day of the Fiscal Quarter ended immediately prior to the Closing Date; and

                      (vii) Such other documents as Agent or either Arranger may reasonably request.

             B.       DELIVERY OF MORTGAGES; TITLE INSURANCE POLICIES.
Schedule 4.1B annexed hereto shall set forth all Real Property Assets of the Loan Parties as of the Closing Date. On or before the Closing Date, Agent shall have received from the Loan Parties (i) fully executed Mortgages encumbering the fee interest and/or leasehold interest of the Loan Parties in each Real Property Asset designated as a "Mortgaged Property" on Schedule 4.1B annexed hereto (each a "MORTGAGED PROPERTY" and collectively the "MORTGAGED PROPERTIES"), together with evidence (which may be in the form of recording instructions accepted by the title insurer) that counterparts of the Mortgages have been or will promptly be recorded in all places to the extent necessary or desirable, in the reasonable judgment of Agent, so as to effectively create a valid and enforceable first priority lien (subject only to Permitted Encumbrances) on each Mortgaged Property in favor of Agent (or such other trustee as may be required or desired under local law) for the benefit of Lenders; (ii) in the case of each Real Property Asset constituting a fee Mortgaged Property, a preliminary title report, title commitment, or other search of title satisfactory to Agent obtained by the Loan Parties in respect of each Mortgaged Property; (iii) an opinion of Latham & Watkins with respect to the enforceability of the Mortgages and such other matters as Agent may request, in form and substance satisfactory to Agent; (iv) in the case of each real property leasehold interest of the Loan Parties constituting Mortgaged Property, such consents from the landlords on such real property as may be obtained by Agent with the cooperation of Loan Parties, which consents shall be in form and substance reasonably satisfactory to Agent; (v) with respect to each Real Property Asset constituting fee property, Title Insurance Policies, with respect to the Mortgaged Properties so designated in Schedule 4.1B annexed hereto, in amounts not less than the respective amounts





                                         86                  (Credit Agreement)
designated on such Schedule 4.1B with respect to any particular Mortgaged Property; (vi) information sufficient for Agent to determine whether (1) any Mortgaged Property is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards (a "FLOOD HAZARD PROPERTY") and (2) the community in which each Flood Hazard Property is located is participating in the National Flood Insurance Program; (vii) if there are any Flood Hazard Properties, such Loan Party's written acknowledgment of receipt of written notification from Agent (a) as to the existence of each such Flood Hazard Property and (b) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program; (viii) the evidence of insurance with respect to the Mortgaged Properties required to be provided to Agent pursuant to the Mortgages, including flood insurance with respect to each Flood Hazard Property located in a community which is participating in the National Flood Insurance Program; and
(ix) certified copies of the land trust agreement and all related documentation with respect to any Land Trust by which title to any of the Real Property Assets is held, including evidence of the release of any collateral assignments of beneficial interests with respect thereto and certified copies of authorization by Company for execution of all Loan Documents by the Land Trustee. Pursuant to Section 90/4(b) of the Illinois Responsible Property Transfer Act of 1988, the parties hereto acknowledge that they understand the purpose and intent of the environmental disclosure required pursuant to such statute and hereby waive the 30-day time periods with respect to notice of such disclosure.

             C. SECURITY INTERESTS. To the extent not otherwise satisfied pursuant to subsection 4.1B, on or prior to the Closing Date, each Loan Party shall have taken or caused to be taken (and Agent shall have received satisfactory evidence thereof) such actions (other than the filing or recording of items described in clauses (ii), (iii) and (iv) below) in such a manner so that Agent has a valid and perfected first priority security interest as of such date in the entire Collateral (subject to Liens permitted under subsection 7.2 and except to the extent any such security interest cannot be granted under applicable laws), including, without limitation, a lien on the Redemption Account and all of the funds and any other assets deposited therein. Such actions shall include, without limitation, (i) delivery to Agent of certificates (which certificates shall be registered in the name of Agent or properly endorsed in blank for transfer or accompanied by irrevocable undated stock powers duly endorsed in blank, all in form and substance satisfactory to Agent) representing the capital stock pledged pursuant to the Pledge Agreements and promissory notes duly endorsed and delivery to Agent of all other instruments (duly endorsed where appropriate) evidencing the Collateral, (ii) delivery to Agent of Uniform Commercial Code financing statements as to the Collateral for all jurisdictions as may be necessary or desirable to perfect the security interests in the Collateral, (iii) delivery to Agent of the Company Trademark Security Agreement and the Subsidiary Trademark Security Agreements together with the cover sheet required for filing with the United States Patent and Trademark Office and (iv) delivery to Agent of such other documents and instruments that Agent deems





                                         87                  (Credit Agreement)
necessary or advisable to establish, preserve and perfect the first priority Liens granted to Agent on behalf of Lenders under the Collateral Documents.

             D. INITIAL PUBLIC OFFERING. On or prior to the Closing Date, (i) Holdings shall have issued and sold Holdings Common Stock pursuant to the IPO, the aggregate gross cash proceeds of Holdings Common Stock issued on the Closing Date received by Holdings or its underwriters shall be not less than $100,000,000, and (ii) Holdings shall have used such proceeds to (x) deposit approximately $50,780,149 into the Redemption Account so that the Holdings Preferred Stock can be redeemed and all accrued and unpaid dividends with respect thereto through and including November 2, 1996 and all accrued and unpaid interest with respect thereto through and including the Redemption Date can be paid pursuant to the Preferred Stock Redemption Agreement, (y) pay Transaction Costs, and (z) to contribute the remaining proceeds to Company (the "CONTRIBUTION AMOUNT"), and the IPO shall have been consummated pursuant to terms and conditions satisfactory to Arrangers. Holdings shall have issued and sold not more than 30% (on a fully diluted basis) of Holdings Common Stock in the IPO and upon consummation of the IPO, no person or group (other than Permitted Holders) shall own or control, directly or indirectly, more than 10% of the issued and outstanding Holdings Voting Stock. The Registration Statement shall have been declared effective under the Securities Act of 1933, as amended, and no stop order suspending the effectiveness of the Registration Statement shall have been issued or threatened by the Securities and Exchange Commission. Holdings shall have delivered to Agent an Officers' Certificate in form and substance reasonably satisfactory to Agent setting forth in reasonable detail the percentage of the issued and outstanding Holdings Common Stock (on a fully diluted basis) issued and sold by Holdings on the Closing Date.

             E. ARRANGEMENTS REGARDING REDEMPTION OF HOLDINGS PREFERRED STOCK. On or before the Closing Date, (a) Holdings and the Preferred Stock Holder shall have entered into the Preferred Stock Redemption Agreement pursuant to which Holdings shall redeem, on the Redemption Date, all of the issued and outstanding Holdings Preferred Stock for an aggregate amount (including all accrued dividends and interest relating thereto) not to exceed $51,655,749 (including $875,000 paid to the Preferred Stock Holder on the Closing Date), (b) Holdings and the Preferred Stock Holder shall have entered into the Release Agreement, and (c) Holdings shall have deposited approximately $50,780,149 in the Redemption Account to redeem the Holdings Preferred Stock pursuant to the Preferred Stock Redemption Agreement and to make all related dividend and interest payments, in each case all on terms satisfactory to the Arrangers. On the Closing Date, Agent shall have received evidence in form and substance satisfactory to Agent that (i) dividends on the Holdings Preferred Stock will stop accruing on November 2, 1996, and (ii) the aggregate amount of funds held in the Redemption Account does not exceed $50,780,149.

             F. REFINANCING OF EXISTING CREDIT AGREEMENT; EXISTING LETTERS OF CREDIT. On the Closing Date, Company shall have repaid in full all amounts outstanding under





                                         88                  (Credit Agreement)
the Existing Credit Agreement and shall have terminated any commitments to lend or make other extensions of credit thereunder. Company shall have delivered to Agent all termination statements, assignment documents, satisfactions and releases as to any financing statements, mortgages, deeds of trust and assignments which shall release all liens securing any and all indebtedness under the Existing Credit Agreement. Company shall have furnished to Agent copies of all Existing Letters of Credit and all amendments to such Existing Letters of Credit. Company shall have paid to the lenders with respect to such Existing Letters of Credit all fees and other amounts owing with respect thereto to but excluding the Closing Date.

             G. EVIDENCE OF REMAINING INDEBTEDNESS. On the Closing Date, Agent shall have received an Officers' Certificate of Company stating that after giving effect to the transaction described in subsection 4.1F, the Indebtedness of the Loan Parties (other than Indebtedness under the Loan Documents and the Senior Subordinated Note Indenture) shall consist of (i) approximately $6,300,000 of outstanding principal amount of Existing Funded Debt described in Part I of Schedule 7.1 annexed hereto and (ii) obligations under existing Capital Leases of all Loan Parties as of the Closing Date (which shall be described in Part I of Schedule 7.1 annexed hereto) and reflected as capital lease obligations on the consolidated balance sheets of Holdings prepared in accordance with GAAP do not exceed $160,000,000. The terms and conditions of all such remaining Indebtedness shall be in form and in substance satisfactory to Agent and Arrangers.

             H. TERMINATION OF CONSULTING AGREEMENT; MANAGEMENT AGREEMENT. On or prior to the Closing Date, (i) Holdings and Company shall have terminated the Consulting Agreement and shall have paid to Yucaipa all amounts owing thereunder or owing in connection with the termination thereof (including without limitation a termination fee) in an aggregate amount not to exceed $11,000,000, all on terms and conditions satisfactory to Arrangers, and
(ii) Holdings and Company shall have entered into the Management Agreement with Yucaipa, which Management Agreement shall be in form and substance satisfactory to Arrangers.

             I. RELATED TRANSACTION DOCUMENTS; SPECIFIED EXISTING DOCUMENTS. (i) Agent shall have received a fully executed copy of each Related Transaction Document and each Specified Existing Document, in each case as amended, supplemented, restated or otherwise modified on or prior to the Closing Date, and each of the Related Transaction Documents and each of the Specified Existing Documents, in each case as so amended, supplemented, restated or otherwise modified, shall be in full force and effect and shall be in form and substance satisfactory to Agent and shall not have been modified or waived in any respect without the consent of Agent, (ii) none of Holdings and its Subsidiaries shall have failed in any material respect to perform any material obligation or covenant required by any Related Transaction Documents to be performed or complied with by it on or before the Closing Date, (iii) all conditions to the Transactions (including without limitation any necessary third party consents and approvals) shall have been satisfied or waived pursuant to all applicable terms and





                                         89                  (Credit Agreement)
proceedings and by Agent, and (iv) Agent shall have received an Officers' Certificate from Company in form and substance satisfactory to Agent to the effect set forth in this sentence, which Officers' Certificate shall have attached thereto a copy of each such Related Transaction Document (together with a copy of any amendment, supplement, restatement or other modification thereof entered into on or prior to the Closing Date) as in effect on the Closing Date and a copy of each amendment, supplement, restatement or other modification of any Specified Existing Documents listed on Schedule 5.18 annexed hereto, as in effect on the Closing Date.

             J. OPINIONS OF COUNSEL. On the Closing Date, Lenders and their respective counsel shall have received (i) originally executed copies of one or more favorable written opinions of Latham & Watkins, counsel for the Loan Parties, and Thomas Roti, General Counsel of Company, in form and substance reasonably satisfactory to Agent and Arrangers and their counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit VIII-A and Exhibit VIII-B, respectively, annexed hereto and as to such other matters as Agent acting on behalf of Lenders or either Arranger may reasonably request, together with evidence satisfactory to Agent and Arrangers that Company has requested such counsel to deliver such opinions to Lenders, and (ii) copies of all opinions issued by counsel to any Loan Party or issued to any Loan Party relating to the Transactions (whether pursuant to any of the Related Transaction Documents or otherwise), each of which opinions shall be accompanied by a written authorization from counsel issuing such opinion stating that Agent, Arrangers and Lenders may rely on such opinions as though such opinions were addressed to Agent, Arrangers and Lenders.

             K. OPINIONS OF AGENT'S AND ARRANGERS' COUNSEL. On the Closing Date, Lenders shall have received originally executed copies of one or more favorable written opinions of O'Melveny & Myers, counsel to Agent and Arrangers, dated as of the Closing Date, substantially in the form of Exhibit IX annexed hereto and as to such other matters as Arrangers and Agent acting on behalf of Lenders may reasonably request.

             L. PARENT MERGER. On the Closing Date, the Parent Merger Certificate shall be in full force and effect and none of the terms thereof (including any conditions to the consummation of the Parent Merger contained therein) shall have been modified or waived in any material respect without the consent of Agent, Arrangers and Requisite Lenders. On the Closing Date, Company shall have provided evidence in form and substance satisfactory to Agent and Arrangers that the Parent Merger has been consummated and has become effective in all respects in accordance with the Parent Merger Certificate. On the Closing Date, Company shall have provided evidence in form and substance satisfactory to Agent and Arrangers that after giving effect to the Parent Merger, Holdings owns 100% of the outstanding capital stock of Company. On the Closing Date, Company shall have cancelled the Parent Intercompany Note.





                                         90                  (Credit Agreement)

             M. AUDITOR'S LETTER. On or prior to the Closing Date, Agent shall have received an executed Auditor's Letter.

             N. FEES. On or prior to the Closing Date, Company shall have paid to Agent and Arrangers, for distribution (as appropriate) to Agent, Arrangers and Lenders, the fees payable on the Closing Date referred to in subsection 2.3.

             O. NO MATERIAL ADVERSE CHANGE. Since October 28, 1995, no material adverse change (in the sole opinion of Agent) in the business, assets, liabilities, results of operations, properties, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries, taken as a whole, shall have occurred.

             P. NO DISRUPTION OF FINANCIAL AND CAPITAL MARKETS. There shall have been no material adverse change after September 5, 1996 to the syndication markets for credit facilities similar in nature to the credit facilities provided herein and there shall not have occurred and be continuing a material disruption of or material adverse change in financial, banking or capital markets that would have an adverse effect on such syndication market, in each case as determined by Arrangers in their sole discretion.

             Q. FINANCIAL STATEMENTS. On or prior to the Closing Date, Agent, Arrangers and Lenders shall have received (i) the audited consolidated balance sheets of Holdings and its Subsidiaries as of October 28, 1995, and the related consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for the Fiscal Year then ended, (ii) the unaudited consolidated balance sheets of Company and its Subsidiaries as of January 20, 1996, April 13, 1996, and August 3, 1996, and the related consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for the Fiscal Quarters then ended, (iii) the unaudited consolidated balance sheets of Company and its Subsidiaries as at the last day of each of the three most recently ended Fiscal Periods that ended more than 30 days prior to the Closing Date and the related consolidated statements of income and cash flows of Holdings and its Subsidiaries for each such Fiscal Period then ended and for the fiscal year-to-date fiscal period ended on the last day of the most recent of such Fiscal Periods, (iv) projected consolidated financial statements (including balance sheets and statements of operations and cash flows) of Holdings and its Subsidiaries for the seven-year period after the Closing Date, and (v) a pro forma consolidated balance sheet of Holdings and its Subsidiaries based on financial statements dated as of August 3, 1996, after giving pro forma effect to the IPO and the other Transactions to be consummated on the Closing Date, each of which shall be (a) substantially consistent with any financial statements for the same periods delivered to Arrangers prior to September 5, 1996 and, in the case of any such projected financial statements for subsequent periods, substantially consistent with any projected financial results for such periods delivered to Arrangers prior to September 5, 1996, and (b) otherwise in form and substance satisfactory to the Arrangers.





                                         91                  (Credit Agreement)

             R. SOLVENCY ASSURANCES. On or prior to the Closing Date, Agent, Arrangers and Lenders shall have received a certificate from the chief financial officer of Company substantially in the form of Exhibit XXIV annexed hereto, in each case supporting the conclusions that, after giving effect to the IPO and the other Transactions, Company will not be insolvent or will not be rendered insolvent by the indebtedness incurred in connection therewith, or be left with unreasonably small capital with which to engage in its businesses or have incurred debts beyond its ability to pay such debts as they mature.

             S. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENTS. Each of Holdings and Company shall have delivered to Agent an Officers' Certificate, in form and substance satisfactory to Agent, to the effect that the representations and warranties in Section 5 hereof are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date and that each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Agent, Arrangers and Requisite Lenders.

             T. GOVERNMENTAL AUTHORIZATIONS. Loan Parties shall have obtained all Governmental Authorizations, if any, required under any applicable law (including without limitation the Illinois Responsible Property Transfer
Act).

             U. CONSENTS. On or prior to the Closing Date, Company shall have delivered to Agent such other consents, waivers, amendments or approvals as any of the Loan Parties is required to obtain in connection with any material agreement in order to enter into and carry out its obligations under this Agreement, the other Loan Documents and the Related Transaction Documents and to consummate the Transactions, including, without limitation, consents from the holders of the Existing Funded Debt, and each other lender to any of the foregoing Persons as may be required, in each case in form and substance satisfactory to Agent.

             V. TRANSACTION COSTS. On or prior to the Closing Date, Agent and Arrangers shall have received evidence in form and substance satisfactory to Agent and Arrangers that the aggregate amount of all Transaction Costs paid or payable by Loan Parties is approximately $11,000,000.

             W. INSURANCE CERTIFICATES. On or prior to the Closing Date, Agent shall have received insurance certificates (or other satisfactory evidence of endorsements) naming Agent as loss payee or additional insured under all insurance policies of each Loan Party, in each case in form and substance satisfactory to Agent.

             X. COMPLETION OF PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby, by the other Loan Documents and by the Related Transaction Documents and all documents inciden-





                                         92                  (Credit Agreement)
tal thereto not previously found acceptable by Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Agent and such counsel, and Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Agent may reasonably request.

4.2          CONDITIONS TO ALL LOANS.

                      The obligations of Lenders to make Loans on each Funding Date (other than any Funding Date relating to any Refunded Swing Line Loans) are subject to the following further conditions precedent:

             A. Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Company or by any executive officer or cash management personnel of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Agent.

             B. In the case of the initial Revolving Term Loans in an aggregate principal amount not exceeding $100,000,000, on or prior to the Funding Date for such Revolving Term Loans, the Term Loans shall have been made, and at least one Business Day prior to the Funding Date for any other Revolving Term Loans, any Revolving Loans or any Swing Line Loans, the Term Loans shall have been made.

             C.       As of that Funding Date:

                      (i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;

                      (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

                      (iii) Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date;





                                         93                  (Credit Agreement)

                      (iv) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date;

                      (v) The making of the Loans requested on such Funding Date shall not violate any law including, without limitation, Regulation G, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System; and

                      (vi) There shall not be pending or, to the knowledge of any of the Loan Parties (other than Land Trusts), threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting any of the Loan Parties or any property of any of the Loan Parties that has not been disclosed by Company in writing pursuant to subsection 5.6 or 6.1(x) prior to the making of the last preceding Loans (or, in the case of the initial Loans, prior to the execution of this Agreement), and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the opinion of Agent or of Requisite Lenders, would be expected to have a Material Adverse Effect; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the Transactions, the transactions contemplated by this Agreement or the making of Loans hereunder.

4.3          CONDITIONS TO LETTERS OF CREDIT.

                      The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

             A. On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the Term Loans shall have been made.

             B. On or before the date of issuance of such Letter of Credit, Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Notice of Issuance of Letter of Credit, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Company or by any executive officer or cash management personnel of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Agent, together with all other information specified in subsection 3.1B(i) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.





                                         94                  (Credit Agreement)

             C. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2C shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.


SECTION 5.   REPRESENTATIONS AND WARRANTIES

                      In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lenders to issue Letters of Credit and to induce other Lenders to purchase participations therein, each of Holdings and Company represents and warrants to each Lender, on the date of this Agreement, on each Funding Date and on the date of issuance of each Letter of Credit, that the following statements are true, correct and complete:

5.1          ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS AND
             SUBSIDIARIES.

             A. ORGANIZATION AND POWERS. Each Loan Party (other than Land Trusts) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Land Trust is an Illinois land trust duly formed and validly existing under the laws of the State of Illinois. Each Loan Party has all requisite corporate or trust power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and the Related Transaction Documents, and to carry out the transactions contemplated thereby, in each case to the extent it is a party thereto.

             B. QUALIFICATION AND GOOD STANDING. Each Loan Party (other than Land Trusts) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its present business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and will not have, either individually or in the aggregate for all such jurisdictions, a Material Adverse Effect.

             C. CONDUCT OF BUSINESS. Each Loan Party is engaged only in the businesses permitted to be engaged in pursuant to subsection 7.14.

             D. SUBSIDIARIES. All of the Subsidiaries of Holdings as of the Closing Date are identified in Schedule 5.1 annexed hereto, as said
Schedule 5.1 may be supplemented from time to time pursuant to the provisions of subsection 6.1 (xvii). The capital stock of each of the Subsidiaries of Holdings identified in Schedule 5.1 annexed hereto is duly authorized, validly issued, fully paid and nonassessable and none of such capital stock constitutes Margin Stock. Each of the Subsidiaries of Holdings identified in Schedule 5.1 annexed hereto is a corporation duly organized, validly existing and in





                                         95                  (Credit Agreement)
good standing under the laws of its respective jurisdiction of incorporation set forth therein, has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or to have such corporate power and authority has not had and will not have, either individually or in the aggregate for all such failures, a Material Adverse Effect. Schedule 5.1 annexed hereto correctly sets forth for Holdings and each of its Subsidiaries (i) the ownership interest of Holdings and each of its Subsidiaries in each of the Subsidiaries of Holdings identified therein, (ii) the jurisdiction of incorporation of Holdings and each such Subsidiary, (iii) the number of issued and outstanding shares of capital stock of Holdings and each such Subsidiary (both before and after giving effect to the Transactions), and (iv) whether any such Subsidiary is inactive. The aggregate assets and the annual revenues of all Subsidiaries identified as inactive on Schedule 5.1 annexed hereto does and will not exceed $750,000 and $750,000, respectively.

5.2          AUTHORIZATION OF BORROWING, ETC.

             A. AUTHORIZATION OF BORROWING. The execution, delivery and performance of the Loan Documents and the Related Transaction Documents have been duly authorized by all necessary corporate or trust action on the part of each Loan Party a party thereto.

             B. NO CONFLICT. The execution, delivery and performance by each Loan Party of the Loan Documents and the Related Transaction Documents to which such Loan Party is a party, and the consummation of the Transactions and the other transactions contemplated by the Loan Documents and the Related Transaction Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to any of the Loan Parties, the Certificate or Articles of Incorporation or Bylaws of any of the Loan Parties or any order, judgment or decree of any court or other agency of government binding on any of the Loan Parties, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any of the Loan Parties which could reasonably be expected to result in a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any of the Loan Parties (other than any Liens created under any of the Loan Documents in favor of Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of any of the Loan Parties, except for such approvals or consents which will be obtained on or before the Closing Date (or, in the case of any Loan Document executed and delivered after the Closing Date, on or before such date of execution and delivery) and disclosed in writing to Lenders or such approvals or consents the failure to obtain could not reasonably be expected to individually or in the aggregate result in a Material Adverse Effect.





                                         96                  (Credit Agreement)

             C. GOVERNMENTAL CONSENTS. The execution, delivery and performance by each Loan Party of the Loan Documents and the Related Transaction Documents to which such Loan Party is a party, and the consummation of the Transactions and the other transactions contemplated by the Loan Documents and the Related Transaction Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except for (i) filings and recordings required in connection with the perfection of the security interests granted pursuant to the Loan Documents and
(ii) such registrations, consents, approvals, notices or other actions which have been obtained on or before the Closing Date and are described on Schedule 5.2C annexed hereto.

             D. BINDING OBLIGATION. Each of the Loan Documents and the Related Transaction Documents to which any Loan Party is a party has been duly executed and delivered by each Loan Party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

             E. VALID ISSUANCE OF HOLDINGS COMMON STOCK, HOLDINGS PREFERRED STOCK AND THE SENIOR SUBORDINATED NOTES.

                      (i)(A) Holdings Common Stock. As of the Closing Date, after giving effect to the Transactions, there are 21,359,035 shares of issued and outstanding Holdings Common Stock and no other shares of any common stock of Holdings is issued and outstanding. Such shares of Holdings Common Stock have been duly and validly issued, fully paid and nonassessable. Except as provided in the Shareholders Agreement with respect to the Holdings Common Stock and except as provided in the Holdings Certificate of Designation with respect to the Holdings Preferred Stock, no stockholder of Holdings has or will have any preemptive rights to subscribe for any additional equity Securities of Holdings. Any issuance and sale of Holdings Common Stock, upon such issuance and sale, will either (a) have been registered or qualified under applicable federal and state securities laws or (b) be exempt therefrom.

                      (B) Holdings Preferred Stock. As of the Closing Date, after giving effect to the Transactions, there are 40,000 shares of issued and outstanding Holdings Preferred Stock and no other shares of any preferred stock of Holdings is issued and outstanding. Such shares of Holdings Preferred Stock have been duly and validly issued, fully paid and nonassessable. Except as provided in the Shareholders Agreement with respect to the Holdings Common Stock and except as provided in the Holdings Certificate of Designation with respect to the Holdings Preferred Stock, no stockholder of Holdings has or will have any preemptive rights to subscribe for any additional equity Securities of Holdings. Any issuance and sale of Holdings Preferred Stock, upon such





                                         97                  (Credit Agreement)
issuance and sale, will either (a) have been registered and qualified under applicable federal and state securities laws or (b) be exempt therefrom.

                      (ii) Senior Subordinated Notes. Company had the corporate power and authority to issue the Senior Subordinated Notes outstanding as of the Closing Date at the time of issuance thereof. The Senior Subordinated Notes are the legally valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability. The subordination provisions of the Senior Subordinated Notes and of the Senior Subordinated Note Indenture are enforceable against the holders thereof in accordance with their respective terms and the Loans and all other monetary Obligations hereunder are and will be within clauses (a)(i) and (a)(ii) of the definition of "Permitted Indebtedness", within the definition of "Senior Indebtedness" and within clause
(i) of the definition of "Designated Senior Indebtedness", in each case included in such provisions or otherwise included in the Senior Subordinated
Note Indenture. The Term Loans, the Revolving Term Loans and all other monetary Obligations relating thereto or to the Revolving Term Commitments are and will be within clause (a)(i) of the definition of "Permitted Indebtedness", as defined in the Senior Subordinated Note Indenture and the Revolving Loans and all other monetary Obligations relating thereto or to the Revolving Loan Commitments, Swing Line Loans, Swing Line Loan Commitments or the Letters of Credit are and will be within clause (a)(ii) of the definition of "Permitted Indebtedness", as defined in the Senior Subordinated Note Indenture. The monetary Obligations of the Company's Subsidiaries under the Loan Documents are within the definition of "Guarantor Senior Indebtedness", within the definition of "Designated Senior Indebtedness", and within clauses (a)(i) and (a)(ii) of the definition of "Permitted Indebtedness", in each case included in the subordination provisions of the Senior Subordinated Notes and of the Senior Subordinated Note Indenture or otherwise included in the Senior Subordinated
Note Indenture. The Senior Subordinated Notes either (a) have been registered or qualified under applicable federal and state securities laws or (b) are exempt therefrom.

5.3          FINANCIAL CONDITION.

                      Company has heretofore delivered to Lenders, at Lenders' request, the following financial statements and information: (i) the audited consolidated balance sheets of Holdings and its Subsidiaries as at October 28, 1995, and the related consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for the Fiscal Year then ended,
(ii) the unaudited consolidated balance sheets of Company and its Subsidiaries as of January 20, 1996, April 13, 1996, and August 3, 1996, and the related consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for the Fiscal Quarters then ended, and (iii) the unaudited consolidated balance sheets of Company and its Subsidiaries as at the last day of each of the three most recently ended Fiscal Periods that ended more than 30





                                         98                  (Credit Agreement)
days prior to the Closing Date and the related consolidated statements of income and cash flows of Company and its Subsidiaries for each such Fiscal Period then ended and for the fiscal year-to-date fiscal period ended on the last day of the most recent of such Fiscal Periods. All such statements were prepared in conformity with GAAP and fairly present the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.
As of the Closing Date, none of the Loan Parties has (and will not following the funding of the initial Loans) any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Loan Parties, taken as a whole, other than
(i) the incurrence of the Obligations and (ii) contingent obligations or liabilities for taxes, long-term leases or forward or long-term commitments disclosed on Schedule 5.3 annexed hereto. Immediately prior to and immediately after the Transactions, BDI and BPI own no assets other than Cash and Cash Equivalents or promissory notes issued by Company, which Cash and Cash Equivalents or promissory notes are in the aggregate approximately $90,000 for BDI and $260,000 for BPI.

5.4          NO MATERIAL ADVERSE CHANGE; NO RESTRICTED JUNIOR PAYMENTS.

                      Since October 28, 1995, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect. Since October 28, 1995, none of the Loan Parties has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by subsection 7.5.

5.5          TITLE TO PROPERTIES; LIENS.

                      Each Loan Party has (i) good, sufficient and legal title, subject only to Liens permitted under subsection 7.2, to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property) all of its properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection
7.7. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.





                                         99                  (Credit Agreement)

5.6          LITIGATION; ADVERSE FACTS.

                      Except as described in Schedule 5.6 annexed hereto, there are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of any of the Loan Parties) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of any Loan Party (other than Land Trusts), threatened against or affecting any of the Loan Parties or any property of any of the Loan Parties that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No Loan Party is (i) in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (ii) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.7          PAYMENT OF TAXES.

                      Except to the extent permitted by subsection 6.3, all material tax returns and reports of the Loan Parties required to be filed by any of them have been timely filed, and all material taxes, assessments, fees and other governmental charges upon the Loan Parties and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. No Loan Party (other than Land Trusts) knows of any material proposed tax assessment against any of the Loan Parties which is not being actively contested by such Loan Party in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.8          PERFORMANCE OF AGREEMENTS; MATERIALLY ADVERSE AGREEMENTS.

             A. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, individually or in the aggregate, would not have a Material Adverse Effect.

             B. No Loan Party is a party to or is otherwise subject to any agreements or instruments or any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.





                                         100                 (Credit Agreement)

5.9          GOVERNMENTAL REGULATION.

                      No Loan Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

5.10         SECURITIES ACTIVITIES.

             A. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

             B. Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Holdings only or of the Loan Parties on a consolidated basis) subject to the provisions of subsection
7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Holdings or any other Loan Party and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

5.11         EMPLOYEE BENEFIT PLANS.

             A. Each of the Loan Parties and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their material obligations under each Employee Benefit Plan.

             B. No ERISA Events have occurred or are reasonably expected to occur which individually or in the aggregate resulted in or might reasonably be expected to result in a liability of any of the Loan Parties or any of their respective ERISA Affiliates in excess of $1,500,000 during the term of this Agreement.

             C. Except as disclosed on Schedule 5.11 annexed hereto and except to the extent required under Section 4980B of the Internal Revenue Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees of any of the Loan Parties or any of their respective ERISA Affiliates.

             D. As of the most recent valuation date for any Pension Plan, the Amount of Unfunded Benefit Liabilities individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans which have a negative Amount of Unfunded Benefit Liabilities), does not exceed $3,000,000.





                                         101                 (Credit Agreement)

5.12         CERTAIN FEES.

                      Except as disclosed on Schedule 5.12 annexed hereto, no broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby or by the other Transactions, and each of Holdings and Company hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.13         ENVIRONMENTAL PROTECTION.

                      Except as set forth in Schedule 5.13 annexed hereto:

                      (i) the operations of each of the Loan Parties (including, without limitation, all operations and conditions at or in the Facilities) comply in all material respects with all Environmental Laws;

                      (ii) each of the Loan Parties has obtained all Governmental Authorizations under Environmental Laws necessary to their respective operations, and all such Governmental Authorizations are in good standing, and each of the Loan Parties is in compliance with all material terms and conditions of such Governmental Authorizations;

                      (iii) no Loan Party has received (a) any notice or claim to the effect that it is or may be liable to any Person as a result of or in connection with any Hazardous Materials except as would not reasonably be expected to have a Material Adverse Effect or (b) any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9604) or comparable state laws regarding any matter which could reasonably be expected to result in a Material Adverse Effect, and, to the best of Holdings' or Company's knowledge, none of the operations of any of the Loan Parties is the subject of any federal or state investigation relating to or in connection with any Hazardous Materials at any Facility or at any other location;

                      (iv) none of the operations of any of the Loan Parties is subject to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws which if adversely determined could reasonably be expected to have a Material Adverse Effect;

                      (v) none of the Loan Parties or any of their respective Facilities or operations are subject to any outstanding written order or agreement with any governmental authority or private party relating to (a) any Environmental Laws





                                         102                 (Credit Agreement)
             or (b) any Environmental Claims which could reasonably be expected to result in a liability to Company or any of its Subsidiaries without giving effect to any indemnification provided pursuant to
             Section 5.9 of the Stock Purchase Agreement in excess of $10,000,000 individually or in the aggregate;

                      (vi) none of the Loan Parties has any contingent liability in connection with any Release of any Hazardous Materials by any of the Loan Parties which could reasonably be expected to result in a liability to Company or any of its Subsidiaries without giving effect to any indemnification provided pursuant to Section 5.9 of the Stock Purchase Agreement in excess of $10,000,000 individually or in the aggregate;

                      (vii) none of the Loan Parties or to the best knowledge of Holdings or Company, any predecessor of any of the Loan Parties has filed any notice under any Environmental Law indicating past or present treatment or Release of Hazardous Materials at any Facility except as would not reasonably be expected to have a Material Adverse Effect, and none of Loan Parties' operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent other than in compliance in all material respects with all Environmental Laws;

                      (viii) no Hazardous Materials exist on, under or about any Facility in a manner that has a reasonably possibility of giving rise to an Environmental Claim having a Material Adverse Effect, and no Loan Party has filed any notice or report of a Release of any Hazardous Materials that has a reasonable possibility of giving rise to an Environmental Claim having a Material Adverse Effect;

                      (ix) none of the Loan Parties or, to the best knowledge of Holdings or Company, any of their respective predecessors has disposed of any Hazardous Materials in a manner that has a reasonable possibility of giving rise to an Environmental Claim having a Material Adverse Effect;

                      (x) no unpermitted underground storage tanks or surface impoundments are on or at any Facility; and

                      (xi) no material Lien in favor of any Person relating to or in connection with any Environmental Claim has been filed or has been attached to any Facility.

Notwithstanding anything in this subsection 5.13 to the contrary, no event or condition has occurred with respect to any of the Loan Parties relating to any Environmental Laws or any Release of Hazardous Materials at any Facility or any other location, including,





                                         103                 (Credit Agreement)
without limitation, any matter disclosed on Schedule 5.13 annexed hereto, which, individually, or in the aggregate, has had a Material Adverse Effect.

5.14         EMPLOYEE MATTERS.

                      There is no strike or work stoppage in existence or threatened involving any of the Loan Parties that could reasonably be expected to have a Material Adverse Effect.

5.15         SOLVENCY.

                      Each of the Loan Parties (other than Land Trusts) is and, upon the incurrence of any Obligations by Company on any date on which this representation is made, will be, Solvent.

5.16         DISCLOSURE.

                      No representation or warranty of any of the Loan Parties contained in any Loan Document, or in any other document, certificate or written statement furnished to Lenders by or at the direction of any Loan Party for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Holdings or Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings or Company, as the case may be, to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Holdings or Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby. Without limiting the generality of the foregoing, as of the Closing Date, the financial condition of Company and its Subsidiaries is in all material respects as set forth on the pro forma balance sheet of Holdings and its Subsidiaries dated as of the Closing Date delivered to Agent, Arrangers and Lenders pursuant to subsection 4.1Q.

5.17         INTELLECTUAL PROPERTY.

             A. All Intellectual Property as of the Closing Date is identified on Schedule 5.17 annexed hereto. Except as set forth on Schedule
5.17 annexed hereto, Company





                                         104                 (Credit Agreement)
and its Subsidiaries own, or are licensed to use, the Intellectual Property and all such Intellectual Property is fully protected and duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances, and the Loan Parties own all of the right, title and interest in and to the "Dominick's" trademark, other trademarks set forth on Schedule A to the Company Trademark Security Agreement or the Subsidiary Trademark Security Agreements, as the case may be, and all of the other Intellectual Property under the applicable laws of the United States free and clear of any Lien (other than the Liens created in favor of Agent on behalf of Lenders pursuant to the Loan Documents).

             B. Except as disclosed in Schedule 5.17, no material claim has been asserted by any Person with respect to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such Intellectual Property. Except as disclosed in
Schedule 5.17, the use of such Intellectual Property by Company or any of its Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of Company or any of its Subsidiaries that are material to Company or any of its Subsidiaries. The consummation of the transactions contemplated by this Agreement or the other Transactions will not in any material manner or to any material extent impair the ownership of (or the license to use, as the case may be) any of such Intellectual Property by Company or any of its Subsidiaries.

5.18         RELATED TRANSACTION DOCUMENTS; SPECIFIED EXISTING DOCUMENTS.

                      Company has delivered to Lenders complete and correct copies of the Related Transaction Documents, in each case as in effect as of the Closing Date, and of all exhibits and schedules thereto. Except as set forth in Schedule 5.18 annexed hereto, none of the Specified Existing Documents have been amended, supplemented, restated or otherwise modified on or before the Closing Date since the date any such Specified Existing Document was first entered into. Company has delivered to Lenders complete and correct copies of the Specified Existing Documents (together with each amendment, supplement, restatement or modification of Specified Existing Documents as set forth in
Schedule 5.18 annexed hereto), in each case as in effect as of the Closing Date, and of all exhibits and schedules thereto.

5.19         WORKMEN'S COMPENSATION CLAIMS.

                      There are no workmen's compensation claims against or relating to any Loan Party that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.





                                         105                 (Credit Agreement)

5.20         PERMITS.

                      Except as disclosed in Schedule 5.20 annexed hereto, each of the Loan Parties, prior to and after giving effect to the Transactions, has such certificates, permits, licenses, franchises, consents, approvals, authorizations and clearances that are material to the condition (financial or otherwise), business or operations of any Loan Party ("PERMITS") and is (and will be immediately after the consummation of the Transactions) in compliance in all material respects with all applicable laws as are necessary to own, lease or operate its properties and to conduct its businesses in the manner as presently conducted and to be conducted immediately after the consummation of the Transactions, and all such Permits are valid and in full force and effect and will be valid and in full force and effect immediately upon consummation of the Transactions. Each of the Loan Parties, prior to and after giving effect to the Transactions, is and will be in compliance in all material respects with its obligations under such Permits and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of such Permits, except for any such revocation or termination which could not reasonably be expected to individually or in the aggregate have a Material Adverse Effect.

5.21         PARENT MERGER.

                      Upon the filing of the Certificate of the Merger with the Secretary of State of the State of Delaware, the Parent Merger shall become effective and as a result of the Parent Merger, Company, as the surviving corporation of the Parent Merger, by operation of law (with no further action required), will succeed to all of the rights, assets, properties, obligations and liabilities of Parent as of the effective date of the Parent Merger, which date shall be the date of filing of such certificate.

SECTION 6.   AFFIRMATIVE COVENANTS

                      Each of Holdings and Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, each of Holdings and Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.


6.1          FINANCIAL STATEMENTS AND OTHER REPORTS.

                      Holdings will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company will deliver to Agent and Lenders:





                                         106                 (Credit Agreement)

                      (i) Fiscal Period Financials: as soon as practicable and in any event within 30 days (or (a) in the case of the first Fiscal Period of each Fiscal Year, 50 days (provided that such delivery shall be within 30 days if Company's management information system permits), (b) in the case of the last Fiscal Period in any Fiscal Quarter (other than the last Fiscal Quarter in any Fiscal Year), 45 days or (c) in the case of the last Fiscal Period in any Fiscal Year, 90 days) after the end of each Fiscal Period ending after the Closing Date, (1) the consolidated balance sheets of Company and its Subsidiaries as at the end of such Fiscal Period, (2) the related consolidated statements of operations, stockholders' equity and cash flows of Company and its Subsidiaries, and (3) a schedule containing a summary of sales and a summary of comparable store sales growth, in each case for each of Company and its Subsidiaries on a consolidated basis, the Dominick's division and the Omni division, in each case for such Fiscal Period and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Period, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the consolidated plan and financial forecast for the current Fiscal Year delivered pursuant to subsection 6.1(xiii), all in reasonable detail and certified by the chief financial officer of Company that they fairly present the financial condition of such entities as at the dates indicated and the results of its operations and its cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;

                      (ii) Quarterly Financials: as soon as practicable and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year and within 90 days after the end of the fourth Fiscal Quarter of each Fiscal Year, the consolidated balance sheets of each of Holdings and its Subsidiaries and of Company and its Subsidiaries, in each case as at the end of such Fiscal Quarter and the related consolidated statements of operations, stockholders' equity and cash flows of each of Holdings and its Subsidiaries and Company and its Subsidiaries, as applicable, for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the consolidated plan and financial forecast for the current Fiscal Year delivered pursuant to subsection 6.1(xiii), all in reasonable detail and certified by the chief financial officer of Company that they fairly present the financial condition of each of Holdings and its Subsidiaries and Company and its Subsidiaries, as the case may be, as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;

                      (iii) Year-End Financials: as soon as practicable and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated balance





                                         107                 (Credit Agreement)
             sheets of each of Holdings and its Subsidiaries and Company and its Subsidiaries, in each case as at the end of such Fiscal Year and the related consolidated statements of operations, stockholders' equity and cash flows of each of Holdings and its Subsidiaries and Company and its Subsidiaries, as applicable, for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the consolidated plan and financial forecast for the current Fiscal Year delivered pursuant to subsection 6.1(xiii) for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of Company that they fairly present the financial condition of each of Holdings and its Subsidiaries and Company and its Subsidiaries, as the case may be, as at the dates and the results of their operations and their cash flows for the periods indicated, and (b) in the case of such consolidated financial statements, (1) a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by Company and satisfactory to Agent, which report shall be unqualified as to scope of audit, shall express no doubts about the ability each of Holdings and its Subsidiaries and of Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present the consolidated financial position of each of Holdings and its Subsidiaries and Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards and (2) a letter from Ernst & Young LLP or other independent certified public accountants, substantially in the form of Exhibit XI annexed hereto with such changes as are approved by Agent, acknowledging that Lenders will receive such consolidated financial statements and such report and will use such financial statements and report in their credit analyses of Holdings and its Subsidiaries and Company and its Subsidiaries;

                      (iv)    Officers', Margin Determination and Compliance
             Certificates: (a) together with each delivery of financial statements of Holdings and its Subsidiaries and Company and its Subsidiaries pursuant to subdivisions (ii) and (iii) above, (1) an Officers' Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of each of Holdings and its Subsidiaries and Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers' Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such





                                         108                 (Credit Agreement)
             condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; (2) a Margin Determination Certificate demonstrating in reasonable detail the Leverage Ratio for the four consecutive Fiscal Quarters ending on the last day of the accounting period covered by such financial statements; and (3) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in
             Section 7; (b) together with each delivery of financial statements of Holdings and its Subsidiaries and Company and its Subsidiaries pursuant to subdivision (ii) above, (x) a written notice of the acquisition of any Store Land Property during the Fiscal Quarter covered by such financial statements, which notice shall include the purchase price of each such Store Land Property, and (y) a written notice of any sale of any Store Land Property during such Fiscal Quarter, which notice shall include the sale price and the purchase price of each such Store Land Property; and (c) within 100 days after the beginning of each Fiscal Year (other than Fiscal Year 1997) and in any event on or prior to the date of any mandatory prepayments made pursuant to subsection 2.4B(iii)(c) during such Fiscal Year, an Officers' Certificate of Company setting forth the Consolidated Excess Cash Flow for the Fiscal Year covered by such financial statements and the Leverage Ratio for such Fiscal Year and demonstrating in reasonable detail the derivation of such Consolidated Excess Cash Flow and such Leverage Ratio;

                      (v) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements of Holdings and its Subsidiaries or Company and its Subsidiaries delivered pursuant to subdivisions (i), (ii), (iii) or (xiii) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, subject to subsection 1.2, (a) together with the first delivery of financial statements pursuant to subdivision (i), (ii), (iii) or (xiii) of this subsection 6.1 following such change, consolidated financial statements of Holdings and its Subsidiaries or Company and its Subsidiaries for the current Fiscal Year to the effective date of such change, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision
             (i), (ii), (iii) or (xiii) of this subsection 6.1 following such change, such financial statements prepared on a basis consistent with the accounting principles and policies used in the preparation of the financial statements delivered immediately prior to such change;





                                         109                 (Credit Agreement)

                      (vi) Accountants' Certification: together with each delivery of consolidated financial statements of each of Holdings and its Subsidiaries and Company and its Subsidiaries pursuant to subdivision (iii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default that relates to accounting matters has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination, and (b) stating that based on their audit examination nothing has come to their attention that causes them to believe that the information contained in the certificates delivered therewith pursuant to subdivision (iv) above is not correct;

                      (vii) Accountants' Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports (other than reports of a routine or ministerial nature which are not material) submitted to Holdings or Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Holdings and its Subsidiaries or Company and its Subsidiaries, as the case may be, made by such accountants, including, without limitation, any comment letter submitted by such accountants to management in connection with their annual audit;

                      (viii) SEC Filings and Press Releases: promptly upon the sending or filing thereof, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings or Company to its security holders or by any Subsidiary of Company to its security holders other than Holdings, Company or another Subsidiary of Company, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority (other than reports of a routine or ministerial nature which are not material), and (c) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries;

                      (ix) Events of Default, etc.: promptly upon any officer of any Loan Party (other than Land Trusts) obtaining knowledge (a) that a condition or event that constitutes an Event of Default or Potential Event of Default has occurred and is continuing, or becoming aware that any Lender or Agent has given any notice (other than to Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any





                                         110                 (Credit Agreement)
             notice to Holdings or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, (c) of any condition or event that would be required to be disclosed in a current report filed by any Loan Party which is not a reporting company under the Exchange Act with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4, 5 and 6 of such Form as in effect on the date hereof) if such Loan Party were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers' Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action such Loan Party has taken, is taking and proposes to take with respect thereto;

                      (x) Litigation or Other Proceedings: promptly upon any officer of Company obtaining knowledge of (X) the institution of, or non-frivolous threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries (collectively, "PROCEEDINGS") not previously disclosed in writing by Company to Lenders or (Y) any material development in any Proceeding that, in any case:

                              (1) if adversely determined, has a reasonable possibility of giving rise to a Material Adverse Effect; or

                              (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions to occur or which have occurred pursuant to the Loan Documents or any of the Related Transaction Documents;

             written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

                      (xi) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings or any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

                      (xii) ERISA Notices: with reasonable promptness, copies of (a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed





                                         111                 (Credit Agreement)
             by Holdings or any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (b) all notices received by Holdings or any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (c) such other documents or governmental reports or filings relating to any Employee Benefit Plan as Agent shall reasonably request;

                      (xiii) Financial Plans: as soon as practicable and in any event no later than 60 days after the beginning of each Fiscal Year, in the case of Company and its Subsidiaries, a consolidated plan and financial forecast for such Fiscal Year, including, without limitation, (a) forecasted consolidated balance sheets and forecasted consolidated statements of operations and cash flows of Company and its Subsidiaries, in each case for such Fiscal Year, together with pro forma Compliance Certificates for such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (b) forecasted consolidated statements of operations and cash flows of Company and its Subsidiaries for each Fiscal Period of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, and (c) such other information and projections as either Arranger may reasonably request;

                      (xiv) Insurance: as soon as practicable and in any event by the date which is 30 days after the beginning of each Fiscal Year, an Officers' Certificate or other report, in each case in form and substance satisfactory to Agent outlining all material insurance coverage maintained as of the date of such Officers' Certificate or report by Holdings and its Subsidiaries and all material insurance coverage planned to be maintained by Holdings and its Subsidiaries in such Fiscal Year;

                      (xv) Environmental Audits and Reports: as soon as practicable following receipt thereof, copies of all environmental audits and reports (other than routine follow-up reports to matters previously disclosed to Lenders), whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, with respect to significant environmental matters at any Facility or which relate to an Environmental Claim which could reasonably be expected to result in a Material Adverse Effect;

                      (xvi) Board of Directors: with reasonable promptness, written notice of any change in the Board of Directors of Holdings or Company;

                      (xvii) Additional Subsidiaries: promptly upon any Person becoming Subsidiary of Holdings, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Holdings and (b) all of the data required to be set forth in Schedule 5.1 annexed hereto with respect to all Subsidiaries of Holdings (it being understood that such written notice shall





                                         112                 (Credit Agreement)
             be deemed to supplement Schedule 5.1 annexed hereto for all purposes of this Agreement);

                      (xviii) Requirements under Collateral Documents.  on or
             prior to the date required to be delivered under the applicable Collateral Documents, such reports, certificates and other documents as are required to be delivered by any Loan Party under the Collateral Documents;

                      (xix) Notice Under the Stock Purchase Agreement. within five Business Days of receipt thereof any, notice received by any Loan Party pursuant to Section 12.3(i) of the Stock Purchase Agreement or any certificate, other confirmation or any written agreements received by any Loan Party pursuant to any other provisions of Section 12.3 of the Stock Purchase Agreement; and

                      (xx) Other Information: with reasonable promptness, such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

6.2          CORPORATE EXISTENCE, ETC.

                      Except as permitted under subsection 7.7, each of Holdings and Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to its business; provided that the corporate existence and rights and franchises of those Subsidiaries of Holdings identified on Schedule 5.1 annexed hereto as inactive (so long as such Subsidiary owns assets in an aggregate fair market value (without netting any such fair market value against any liabilities of such Subsidiary) not exceeding $200,000) may be terminated.

6.3          PAYMENT OF TAXES AND CLAIMS; TAX CONSOLIDATION.

             A. Each of Holdings and Company will, and will cause each of its Subsidiaries to, pay all material taxes, assessments and other governmental charges imposed upon it or any of its material properties or assets or in respect of any of its income, businesses or franchises before any material penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any material penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.





                                         113                 (Credit Agreement)

             B. Each of Holdings and Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings so long as the filing of such consolidated income tax return is required by applicable law and other than Company or any of its Subsidiaries).

6.4          MAINTENANCE OF PROPERTIES; INSURANCE.

                      Each of Holdings and Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all of the Collateral (without limiting any obligations under the Collateral Documents) and all other material properties used or useful in the business of Holdings and its Subsidiaries (including, without limitation, Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. Each of Holdings and Company will maintain or cause to be maintained, with financially sound and reputable insurance companies or associations or with self-insurance programs, in each case to the extent consistent with prudent business practices and customary in their respective industries, insurance with respect to its properties and business and the properties and businesses of its Subsidiaries against loss or damage of the kinds (including, in any event, business interruption insurance) and in the amounts customarily carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses and owning similar properties in the same general areas in which Holdings, Company or any of their respective Subsidiaries, as the case may be, operates. In addition, each of Holdings and Company will maintain or cause to be maintained flood insurance with respect to each Flood Hazard Property included in the Collateral and located in a community that participates in the National Flood Insurance Program. All insurance relating to the Collateral shall comply with the insurance provisions of the Collateral Documents.

6.5          INSPECTION; LENDER MEETING.

                      Each of Holdings and Company shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Holdings or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that representatives of Holdings or any of its Subsidiaries may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested. Without in any way limiting the foregoing, each of Holdings and Company will, upon the request of Agent or Requisite Lenders, participate in a meeting of Agent and Lenders once during each Fiscal Year to be held at Company's corporate offices (or such other location as may be agreed to by Company and Agent) at such time as may be agreed to by Company and Agent.





                                         114                 (Credit Agreement)

6.6          COMPLIANCE WITH LAWS, ETC.

                      Each of Holdings and Company shall, and shall cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which could reasonably be expected to cause a Material Adverse Effect.

6.7          ENVIRONMENTAL DISCLOSURE AND INSPECTION.

             A. Each of Holdings and Company shall, and shall cause each of its Subsidiaries to, exercise all due diligence in order to comply and cause
(i) all tenants under any leases or occupancy agreements affecting any portion of the Facilities and (ii) all other Persons on or occupying such property, to comply with all Environmental Laws.

             B. Each of Holdings and Company agrees that Agent may, from time to time and in its sole and absolute discretion, retain, at Company's expense, an independent professional consultant to review any report relating to Hazardous Materials prepared by or for Holdings or any of its Subsidiaries and to conduct its own investigation of any Facility currently owned, leased, operated or used by Holdings or any of its Subsidiaries, and each of Holdings and Company agrees to use its best efforts to obtain permission for Agent's professional consultant to conduct its own investigation of any Facility previously owned, leased, operated or used by Holdings or any of its Subsidiaries. Each of Holdings and Company hereby grants (to the extent it is authorized to do so) to Agent and its agents, employees, consultants and contractors the right to enter into or on to the Facilities currently owned, leased, operated or used by Holdings or any of its Subsidiaries to perform such tests on such property as are reasonably necessary to conduct such a review and/or investigation. Any such investigation of any Facility shall be conducted, unless otherwise agreed to by such Person and Agent, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at any such Facility or to cause any damage or loss to any property at such Facility. Each of Holdings and Company and Agent hereby acknowledge and agree that any report of any investigation conducted at the request of Agent pursuant to this subsection 6.7B will be obtained and shall only be used by Agent and Lenders for the purposes of Lenders' internal credit decisions, to monitor and police the Loans and to protect Lenders' security interests, if any, created by the Loan Documents. Agent agrees to deliver a copy of any such report to Company with the understanding that Company acknowledges and agrees that (i) it will indemnify and hold harmless Agent and each Lender from any costs, losses or liabilities relating to Holdings' or any of its Subsidiaries' use of or reliance on such report, (ii) neither Agent nor any Lender makes any representation or warranty with respect to such report, and (iii) by delivering such report to Company, neither Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.





                                         115                 (Credit Agreement)

             C. Company shall promptly advise Lenders in writing and in reasonable detail of (i) any Release of any Hazardous Materials required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (ii) any and all written communications with any governmental authority or any adverse party with respect to any Environmental Claims that have a reasonable possibility of giving rise to a Material Adverse Effect or with respect to any Release of Hazardous Materials at any Facility required to be reported to any federal, state or local governmental or regulatory agency, (iii) any remedial action taken by Holdings or any of its Subsidiaries or any other Person in response to (x) any Hazardous Materials on, under or about any Facility, the existence of which has a reasonable possibility of resulting in an Environmental Claim having a Material Adverse Effect, or (y) any Environmental Claim that could reasonably be expected to result in a Material Adverse Effect, (iv) Holdings' or any of its Subsidiaries' discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, and (v) any request for information from any governmental agency that suggests such agency is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for a Release of Hazardous Materials.

             D. Company shall promptly notify Lenders of (i) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that could have a Material Adverse Effect or that could reasonably be expected to have a material adverse effect on any Governmental Authorization then held by Holdings or any of its Subsidiaries and (ii) any proposed action to be taken by Holdings or any of its Subsidiaries to commence manufacturing, industrial or other operations that could reasonably be expected to subject Holdings or any of its Subsidiaries to additional laws, rules or regulations which could reasonably be expected to have a Material Adverse Effect, including, without limitation, laws, rules and regulations requiring additional environmental permits or licenses.

             E. Each of Holdings and Company shall, at its own expense, provide copies of such documents or information as Agent may reasonably request in relation to any matters disclosed pursuant to this subsection 6.7.

6.8          LOAN PARTIES' REMEDIAL ACTION REGARDING HAZARDOUS MATERIALS.

                      Each of Holdings and Company shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all necessary remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or about any Facility in order to comply with all applicable Environmental Laws and Governmental Authorizations. In the event Holdings or any of its Subsidiaries undertakes any remedial action with respect to any Hazardous Materials





                                         116                 (Credit Agreement)
on, under or about any Facility, Holdings or such Subsidiary shall conduct and complete such remedial action in compliance with all applicable Environmental Laws, and in accordance with the policies, orders and directives of all federal, state and local governmental authorities except when, and only to the extent that, Holdings' or such Subsidiary's liability for such presence, storage, use, disposal, transportation or discharge of any Hazardous Materials is being contested in good faith by Holdings or such Subsidiary.

6.9 EXECUTION OF SUBSIDIARY GUARANTY AND COLLATERAL DOCUMENTS BY FUTURE SUBSIDIARIES.

                      In the event that (i) BDI or BPI owns assets with a fair market value (without netting such assets against liabilities) exceeding $10,000 at any time after the one month anniversary of the Closing Date or (ii) any Person becomes a Subsidiary of Company after the date hereof, Company will promptly notify Agent of that fact and cause such Subsidiary (including BDI or BPI, as applicable) to execute and deliver to Agent a counterpart of the Subsidiary Guaranty and, if such Person became or becomes a Subsidiary of Company before the Collateral Release Date, cause (i) such Subsidiary to execute and deliver to Agent a counterpart of a Subsidiary Security Agreement, a Subsidiary Pledge Agreement, a Subsidiary Trademark Security Agreement and Mortgages and to take all such further action and execute all such further documents and instruments as may be required to grant and perfect in favor of Agent, for the benefit of Lenders, a first-priority security interest in all of the real, personal and mixed property assets of such Subsidiary (other than with respect to Excluded Properties, and other than any such assets which are subject to Liens permitted under subsection 7.2A(vi) and other Real Property Assets that such Subsidiary would not be obligated to pledge to Agent pursuant to subsection 6.10 (it being understood and agreed that all of the requirements of subsection 6.10 are applicable to the Real Property Assets of such Subsidiary, with the date such Subsidiary became a Subsidiary of the Company being treated for purposes of subsection 6.10 as the date on which such Subsidiary acquired all of its Real Property Assets)) and (ii) the parent of such Subsidiary to execute and deliver to Agent a counterpart of the Pledge Agreement or a Pledge Amendment to the Pledge Agreement previously executed by such parent effecting the pledge by such parent to Agent on behalf of Lenders of all of the capital stock of such Subsidiary. Company shall deliver to Agent, together with such counterpart of the Subsidiary Guaranty and/or such Collateral Documents, (i) certified copies of such Subsidiary's Articles or Certificate of Incorporation, together with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation, each to be dated a recent date prior to their delivery to Agent, (ii) a copy of such Subsidiary's Bylaws, certified by its corporate secretary or an assistant corporate secretary as of a recent date prior to their delivery to Agent, (iii) a certificate executed by the secretary or an assistant secretary of such Subsidiary as to (a) the incumbency and signatures of the officers of such Subsidiary executing the Subsidiary Guaranty and, if such Person became or becomes a Subsidiary of Company before the Collateral Release Date, the Collateral Documents to which such Subsidiary is





                                         117                 (Credit Agreement)
a party and (b) the fact that the attached resolutions of the Board of Directors of such Subsidiary authorizing the execution, delivery and performance of the Subsidiary Guaranty and, if such Person became or becomes a Subsidiary of Company before the Collateral Release Date, such Collateral Documents are in full force and effect and have not been modified or rescinded,
(iv) if such Person became or becomes a Subsidiary of Company before the Collateral Release Date, the certificate or certificates evidencing all of the capital stock of such Subsidiary, and (v) a favorable opinion of counsel to Company and such Subsidiary, in form and substance satisfactory to Agent and its counsel, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of the Subsidiary Guaranty and, if such Person became or becomes a Subsidiary of Company before the Collateral Release Date, such Collateral Documents, (c) the enforceability of the Subsidiary Guaranty and, if such Person became or becomes a Subsidiary of Company before the Collateral Release Date, such Collateral Documents against such Subsidiary, and (d) such other matters as Agent may reasonably request, all of the foregoing to be satisfactory in form and substance to Agent and its counsel.

6.10         ADDITIONAL REAL PROPERTY.

                      After the Closing Date, each of Holdings and Company shall, and shall cause its Subsidiaries to,

                      (i) with respect to each leasehold interest in Real Property Assets hereafter acquired by such Person prior to the Collateral Release Date (whether directly or through a land trust or other vehicle) (the holder of such leasehold interest being referred to herein as the "LESSEE"), use its reasonable efforts (which shall not be deemed to include the payment of monetary consideration other than nominal monetary consideration and out-of-pocket expenses incurred by any lessor in connection with obtaining the items listed below, but shall include efforts to include each of the items listed below in the terms of the lease itself) to obtain and deliver to Agent within three months after such Real Property Asset is designated by Company prior to Collateral Release Date as Replacement Property:

                              (a) the agreement of the lessor (if required under the lease) to the encumbrancing of such Lessee's leasehold interest under the lease pursuant to a Mortgage and to the assignment of such leasehold interest to Agent or its Affiliate following a default hereunder, and if the lease allows the lessor to unreasonably withhold consent to an assignment of the leasehold interest by Agent or its Affiliate to a subsequent third party assignee, the agreement of the lessor not to unreasonably withhold such consent, and





                                         118                 (Credit Agreement)

                              (b)     an original memorandum of the lease
                      executed and acknowledged by the lessor thereunder (or, in the case of an existing leasehold interest which is of record and which is acquired by the Lessee by assignment, a memorandum of or a recordable duplicate original of such assignment, executed and acknowledged by the assigning Lessee), in form sufficient to give constructive notice (when recorded) of the Lessee's leasehold interest under the lease to third-party purchasers and encumbrancers of the affected real property and otherwise in form reasonably satisfactory to Agent, together with evidence of its recordation in all places necessary or desirable, in the reasonable judgment of Agent, to give constructive notice of the Lessee's leasehold interest to third parties, and

                      (II) with respect to each leasehold interest in Real
             Property Assets listed in Parts I and II of Schedule 4.1B annexed hereto (to the extent the items listed below in this clause (ii) of this subsection 6.10 have not been obtained or delivered to Agent on the Closing Date) and each Real Property Asset in which Holdings or any of its Subsidiaries acquires fee title or a leasehold interest after the Closing Date but before the Collateral Release Date (in each case other than Excluded Properties, parcels number 4 and 5 of location number 851, leasehold interests as to which encumbrancing requires the consent of the lessor or fee interests listed on Schedule 4.1B annexed hereto as to which encumbrancing requires the consent of a senior lienholder, where Holdings and its Subsidiaries have been unable to obtain the applicable lessor's or senior lienholder's consent thereto, and assets subject to Liens permitted under subsection 7.2A(iv) and (vi)) (collectively, "COVERED REAL PROPERTY"), as soon as practicable and in any event within one month after the applicable Real Property Asset becomes Covered Real Property (it being understood that any Real Property Asset which is (1) designated by Company as a Replacement Property (to the extent it was not already Covered Real Property) shall become Covered Real Property as of the date of such designation and (2) an Excluded Property shall become Covered Real Property as of the date of the occurrence of a Potential Event of Default or an Event of Default), deliver:

                              (a)     fully executed counterparts of a
                      Mortgage, or an amendment to a Mortgage, in form satisfactory to Agent, which Mortgage or amendment shall encumber such Covered Real Property, together with evidence that counterparts of such Mortgage or amendment have been recorded in all places to the extent necessary or desirable, in the reasonable judgment of Agent, so as to effectively create a valid and enforceable first priority lien (subject only to Permitted Encumbrances) on such Covered Real Property in favor of Agent (or such other trustee as may be required or desired under local law) for the benefit of Lenders,





                                         119                 (Credit Agreement)

                              (b) in the case of a Mortgage encumbering Covered Real Property located outside the State of Illinois, if requested by Agent, an opinion of counsel (which counsel shall be reasonably satisfactory to Agent) in the state in which such Covered Real Property is located with respect to the enforceability of the Mortgage recorded in such state and such other matters as Agent may reasonably request, in form and substance reasonably satisfactory to Agent,

                              (c) in the case of each such Covered Real Property consisting of a leasehold interest, a copy of the lease (including all amendments thereto), together with such consents and agreements from the lessor on such real property as were obtained pursuant to clause (i) above,

                              (d)     with respect to Real Property Assets
                      constituting fee property, environmental audits prepared by professional consultants mutually acceptable to Company and Agent, in form, scope and substance satisfactory to Agent in its reasonable discretion,

                              (e)     with respect to Real Property Assets
                      constituting fee property, if requested by Agent, a Title Insurance Policy, in an amount reasonably satisfactory to Agent, with respect to Agent's lien thereon,

                              (f)     information sufficient for Agent to
                      determine whether (1) any such Real Property Asset is Flood Hazard Property and (2) the community in which each Flood Hazard Property is located is participating in the National Flood Insurance Program, and

                              (g)     upon Company's or such Subsidiary's
                      receipt of written notification from Agent (1) as to the existence of each such Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, written acknowledgment of the receipt of such notification; and

                              (h) the evidence of insurance with respect to such Real Property Asset required to be provided to Agent pursuant to the terms of the Mortgages, including flood insurance with respect to each Flood Hazard Property located in a community that is participating in the National Flood Insurance Program.

                      Company shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by Agent to visit and inspect any Real Property Asset for the purpose of obtaining an appraisal of value, conducted by consultants retained by Agent in compliance with all applicable banking regulations; provided, however, that pursuant to subsection
11.2 hereof, Holdings and Company shall be





                                         120                 (Credit Agreement)
obligated to pay for all actual costs and reasonable expenses of obtaining and reviewing any appraisal provided for under this subsection 6.10 for not more than one appraisal each year for each Real Property Asset.

6.11         RELEASE OF COLLATERAL.

                      If, as of the first Business Day of any Fiscal Quarter,
(i) the actual or implied rating established and publicly announced or provided in a private letter from the Rating Agencies or published by at least two of the Rating Agencies with respect to senior, unsecured, non-credit enhanced long term debt of Company is BBB- or Baa3, as applicable, or higher as of such date and the actual or implied rating established and publicly announced or provided in a private letter from the Rating Agencies or published by the same two Rating Agencies with respect to senior, unsecured, non-credit enhanced long term debt of Company has continuously been BBB- or Baa3, as applicable, or higher during the two consecutive Fiscal Quarters immediately preceding such date, (ii) Company is not and shall not have been on credit watch with negative implications by either of the same two Rating Agencies, and (iii) no Event of Default or Potential Event of Default has occurred and is continuing (the conditions set forth in clauses (i), (ii) and (iii) above being referred to herein as the "COLLATERAL RELEASE CONDITIONS"), then Company may on such date request that Agent execute and deliver to Company reconveyance documents and releases (including without limitation UCC termination statements) releasing all Liens on the Collateral that were granted in favor of Agent on behalf of the Lenders and the Interest Rate Exchangers pursuant to the Collateral Documents (other than the Collateral Account Agreement). Company shall make such request in writing and shall concurrently deliver to Agent evidence in form and substance satisfactory to Agent showing that the Collateral Release Condition set forth in clauses (i) and (ii) above has been satisfied and an Officers' Certificate certifying that each of the Collateral Release Conditions has been satisfied as of such date and that no Event of Default or Potential Event of Default has occurred and is continuing or will be caused by such release of Collateral. The date on which each Collateral Release Condition has been satisfied and on which each such delivery has been made is referred to herein as the "COLLATERAL RELEASE DATE". Upon receiving such request, Agent shall, at Company's expense, promptly execute and deliver to Company such reconveyance documents and releases, in recordable form, and deliver to Company upon Company's request and at its expense, against receipt and without recourse to Agent, such of stock certificates (together with stock powers that were delivered to Agent by the Loan Parties) and promissory notes pledged by the Loan Parties pursuant to the Pledge Agreements as shall not have been sold or applied pursuant to the terms of the Pledge Agreements; provided that, at the time of Agent's execution and delivery of such reconveyance documents and releases and delivery of such stock powers and promissory notes, no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused by such release of Collateral.





                                         121                 (Credit Agreement)

6.12         CERTAIN PAYMENTS.

                      Each of Holdings and Company shall, and shall cause each of its Subsidiaries to, immediately upon receipt by such Person of any payments pursuant to the Stock Purchase Agreement, the Tax Matters Agreement or any other Specified Existing Document (including without limitation pursuant to indemnification provisions contained therein), notify Agent of such receipt and provide Agent with information relating thereto as Agent may request and, in the case of Holdings, contribute, or cause to be contributed, immediately upon receipt thereof, all of such payments to Company.

6.13         DESIGNATION OF REPLACEMENT PROPERTIES.

                      If, on any date after the Closing Date, Agent no longer has a Lien on any Real Property Asset ("REPLACED PROPERTY") which Agent had prior to such date (whether due to an Asset Sale relating to such Real Property Asset, due to a termination of lease relating to such Real Property Asset or otherwise), then Company shall designate on or before such date a Real Property Asset (other than any Real Property Asset existing as of the Closing Date) which is not subject to any Liens as a "Replacement Property" for such Replaced Property; provided, however, that Company shall not be required to designate any Replacement Property with respect to the Real Property Assets listed on
Schedule 6.13 annexed hereto; provided, further, that Company shall not be required to designate any Replacement Property for any Replaced Property to the extent the Net Cash Proceeds of Asset Sale relating to such Replaced Property are actually applied to (a) repay Term Loans or (b) permanently reduce Revolving Term Loan Commitments or Revolving Loan Commitments pursuant to subsection 2.4B(iii)(a). If the Replaced Property is a leasehold interest in a grocery store, then the Replacement Property for such Replaced Property shall be a leasehold interest in a grocery store and shall have annual sales that are equal to or greater than the Replaced Property. If the Replaced Property is a fee interest, then the Replacement Property for such Replaced Property shall be a fee interest and shall have a fair market value (as determined in good faith by the chief financial officer of Company and evidenced by an Officers' Certificate of Company certifying as to the fair market value thereof) that is equal to or greater than the fair market value (also as determined in the same manner) of the Replaced Property; provided, that if such Replacement Property has a fair market value greater than the fair market value of the Replaced Property, then such excess fair market value (i) may be applied as fair market value of Replacement Property for another Real Property Asset which concurrently becomes a Replaced Property or (ii) shall be reserved and may be applied as fair market value of Replacement Property for any Real Property Asset which subsequently becomes a Replaced Property. If the Replaced Property is a leasehold interest in a Real Property Asset which is not a grocery store, then the Replacement Property for such Replaced Property shall be a Real Property Asset which has a collateral value (as determined in good faith by chief financial officer of Company and evidenced by an Officers' Certificate of Company certifying as to the collateral value thereof) that is greater than or equal to the collateral value (also as determined in the





                                         122                 (Credit Agreement)
same manner) of such Replaced Property. Concurrently with the designation of any Replacement Property, Company shall deliver to Agent an Officers' Certificate (i) setting forth all such information as Agent may reasonably request with respect to such Replacement Property and the related Replaced Property (including without limitation the fair market value thereof (if a fee interest) and annual sales figures with respect thereto (if a leasehold interest in a grocery store)) as Agent may reasonably request, (ii) certifying that the Replacement Property complies with each of the requirements set forth in this subsection 6.13, and (iii) setting forth a summary report of all Replacement Properties theretofore designated by Company and the related Replaced Properties (including without limitation the aggregate fair market value thereof (if fee interests) and aggregate annual sales figures with respect thereto (if leasehold interests in grocery stores)).


SECTION 7.   NEGATIVE COVENANTS

                      Each of Holdings and Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, each of Holdings and Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

7.1          INDEBTEDNESS.

                      Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

                      (i) Company may become and remain liable with respect to Indebtedness which is included among the Obligations;

                      (ii) Holdings and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

                      (iii) Company and its Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases; provided that such Capital Leases are permitted under the terms of subsection 7.9;

                      (iv) Holdings may become and remain liable with respect to Indebtedness to Company to the extent permitted under subsection 7.3(x), Company may become and remain liable with respect to Indebtedness to any of





                                         123                 (Credit Agreement)
             its wholly-owned Subsidiaries, and any wholly-owned Subsidiary of Company may become and remain liable with respect to Indebtedness to Company or any other wholly-owned Subsidiary of Company incurred by such wholly-owned Subsidiary in the ordinary course of its business provided that (a) all such intercompany Indebtedness shall be evidenced by promissory notes that are, until the Collateral Release Date, pledged to Agent pursuant to the terms of the applicable Collateral Document, (b) all such intercompany Indebtedness owed by Company to any of its Subsidiaries shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement, in each case approved by Agent, (c) any payment by any Subsidiary of Company under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by such Subsidiary to Company or to any of its Subsidiaries for whose benefit such payment is made, and (d) any payment by Holdings under the Holdings Guaranty shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by Holdings to Company;

                      (v) BDI and BPI may remain liable with respect to existing Indebtedness described in Part II of Schedule 7.1 annexed hereto, so long as (A) Company is indemnified from and against any and all costs, expenses, losses, damages, fines, penalties or liabilities arising from such Indebtedness pursuant to the indemnity set forth in Section 6 of the Asset Transfer Agreement and (B) none of Holdings or any of its Subsidiaries (other than BDI or BPI) has any liability to any Person in respect of such Indebtedness;

                      (vi) Company and its Subsidiaries, as applicable, may remain liable with respect to each of the items of existing Indebtedness described in Part I of Schedule 7.1 annexed hereto and any Indebtedness incurred to refinance such existing Indebtedness; provided that after giving effect to such refinancing Indebtedness and the repayment of the corresponding existing Indebtedness with the proceeds thereof, (a) the aggregate principal amount of the refinancing Indebtedness and the corresponding existing Indebtedness so refinanced shall not be greater than the outstanding principal amount of such existing Indebtedness immediately prior to such refinancing, (b) the weighted average life to maturity of such refinancing Indebtedness shall be no shorter than the existing Indebtedness being refinanced and (c) such refinancing Indebtedness shall not be secured by any additional property than that which secures the existing Indebtedness being refinanced;

                      (vii) Company may become and remain liable with respect to Indebtedness evidenced by the Senior Subordinated Notes in an aggregate principal amount not exceeding $200,000,000 minus the aggregate principal amount thereof from time to time repurchased, redeemed or prepaid;





                                         124                 (Credit Agreement)

                      (viii) Company and its Subsidiaries may become and remain liable with respect to Indebtedness incurred to finance (a) the purchase price of equipment, fixtures and any other similar property or the remodeling or other improvement costs of any facility of Company or any of its Subsidiaries or (b) the purchase price of any Real Property Assets consisting of fee interests in stores; provided that the aggregate principal amount of such Indebtedness when incurred shall not be less than 80% or more than 100% of the fair market value of (a) the equipment, fixtures and any other similar property acquired plus the reasonable installation and delivery charges associated therewith or the remodeling or other improvement costs relating to such facility or
             (b) such Real Property Assets, as applicable; provided further that (1) the aggregate principal amount of all such Indebtedness incurred during any Fiscal Year for purposes described in the first clause (a) of this subsection 7.1(viii) shall not exceed $30,000,000, and (2) the aggregate principal amount of all Indebtedness incurred to finance the purchase price of any such Real Property Assets shall not exceed $25,000,000 at any time;

                      (ix) Subsidiaries of Company acquired after the Closing Date, the acquisition of which is permitted under subsection 7.3(v) and subsection 7.7(ii), may remain liable with respect to Indebtedness existing immediately prior to the time any such entity became a Subsidiary of Company in an aggregate amount for all such Subsidiaries not to exceed $5,000,000 at any time outstanding; provided that such Indebtedness is not incurred in contemplation of such acquisition;

                      (x) Company and its Subsidiaries may become and remain liable with respect to Indebtedness represented by Deferred Trade Payables in an aggregate amount for all such Indebtedness not to exceed $10,000,000 at any time outstanding;

                      (xi) Company may become and remain liable with respect to Indebtedness evidenced by promissory notes subordinated to the Obligations and issued to employees or former employees of Company and its Subsidiaries in lieu of cash payments for stock of Holdings required to be repurchased pursuant to Company's stock option or other stock plans; provided that the aggregate amount of such Indebtedness does not exceed $5,000,000 at any time outstanding; and

                      (xii) Company may become and remain liable with respect to Indebtedness to BDI and BPI in an aggregate principal amount not to exceed $350,000; provided that (a) all such Indebtedness shall be evidenced by promissory notes that are, until the Collateral Release Date, pledged to Agent pursuant to the terms of the applicable Subsidiary Pledge Agreement and (b) all such Indebtedness owed by Company shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable





                                         125                 (Credit Agreement)
             promissory notes or an intercompany subordination agreement, in each case approved by Agent; and

                      (xiii) Company and its Subsidiaries may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $15,000,000 at any time outstanding.

7.2          LIENS AND RELATED MATTERS.

             A. PROHIBITION ON LIENS. Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any State or under any similar recording or notice statute, except:

                      (i)     Permitted Encumbrances;

                      (ii) Liens granted pursuant to the Collateral Documents, including Liens granted in favor of a Lender or an Affiliate of such Lender which is a counterparty to an Interest Rate Agreement permitted under subsection 7.4 (iii);

                      (iii) existing Liens described in Schedule 7.2 annexed hereto;

                      (iv) Liens on (a) Real Property Assets consisting of fee interests in stores or (b) equipment, fixtures and other similar property of Company and any of its Subsidiaries, in each case securing Indebtedness described in subsections 7.1(iii) and 7.1(viii), and Liens on inventory of Company and its Subsidiaries, securing Indebtedness described in subsection 7.1(x); provided that such Liens shall extend only to the equipment, fixtures, and other similar property and inventory so financed and the proceeds thereof; provided, further, that with respect to any such Lien described in clause (a) above, (1) no Event of Default or Potential Event of Default shall have occurred and be continuing at the time of incurrence of such Lien, (2) such Lien is limited to such Real Property Assets, (3) the Indebtedness secured by such Lien is Non-Recourse Indebtedness, and (4) the aggregate principal amount of all Indebtedness secured by all such Liens shall not at any time exceed $25,000,000;

                      (v) Liens in favor of third parties as consignors (or as creditors of such consignors) in goods which are delivered to Company or any of its Subsidiaries by such third parties on consignment in the ordinary course of business and





                                         126                 (Credit Agreement)
             consistent with past practices, the value of which goods so held on consignment shall at no time exceed $10,000,000 in the aggregate for Company and its Subsidiaries;

                      (vi) Liens securing Indebtedness permitted under subsection 7.1(ix), which Liens are existing prior to the time the entity which incurred such Indebtedness became a Subsidiary of Company; provided that such Liens were not incurred in connection with, or in contemplation of, the acquisition of such Subsidiary and such Liens extend or cover only the property and assets of such entity which were covered by such Liens and which were owned by such entity, in each case at the time such entity became a Subsidiary of Company;

                      (vii) Liens not otherwise permitted by clauses (i) through (vi) above securing Indebtedness of Company or any of its Subsidiaries; provided that (a) the aggregate principal amount of Indebtedness secured by Liens permitted by this clause (vii) shall not exceed $5,000,000 at any time outstanding, (b) any such Indebtedness shall be permitted under subsection 7.1 and (c) such Liens shall not attach to any Collateral; and

                      (viii) the replacement, extension or renewal of any Lien permitted by this subsection 7.2A upon or in the same property subject to such Lien and as security for the same obligations or any refinancings thereof to the extent such refinancings are permitted under subsection 7.1; provided that such Lien does not extend to or cover any property other than the property covered by such Lien immediately prior to such replacement, extension or renewal of such Lien and the principal of the obligations secured thereby is not increased.

             B. EQUITABLE LIEN IN FAVOR OF LENDERS. If Holdings or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 7.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A.

             C. NO FURTHER NEGATIVE PLEDGES. Except with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale, neither Holdings nor any of its Subsidiaries shall enter into any agreement except as provided in the Senior Subordinated Note Indenture prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired. The foregoing shall not prohibit the execution or renewal of a store lease which by its terms prohibits





                                         127                 (Credit Agreement)
the hypothecation of the leasehold interest thereunder (but does not prohibit the incurrence of liens on any property of Holdings and its Subsidiaries other than such leasehold interest and equipment related thereto) if, despite the best efforts of Holdings and its Subsidiaries in accordance with subsection 6.10, the lessor will not agree to permit such hypothecation.

7.3          INVESTMENTS; JOINT VENTURES.

                      Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

                      (i) Holdings and its Subsidiaries may make and own Investments in Cash Equivalents to the extent, in the case of Holdings, BDI and BPI, permitted under subsection 7.14;

                      (ii) Company and its Subsidiaries may make intercompany loans to the extent permitted under subsection 7.1(iv) and BDI and BPI may make intercompany loans to Company to the extent permitted under subsection 7.1(xii);

                      (iii) Holdings and its Subsidiaries may continue to own the Investments owned by them as of the Closing Date in any Subsidiaries of Holdings and described on Schedule 5.1 annexed hereto as in effect on the Closing Date;

                      (iv) Company and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 7.3 annexed hereto;

                      (v) Company and its Subsidiaries may create or acquire new Subsidiaries to the extent otherwise permitted under this Agreement; provided that (a) any such new Subsidiary is wholly-owned by Company or one of its wholly-owned Subsidiaries and the provisions of subsections 6.9 and 6.10 have been complied with and (b) to the extent such creation or acquisition constitutes a Consolidated Capital Expenditure, such Consolidated Capital Expenditure is permitted under subsection 7.8;

                      (vi) Company or any of its Subsidiaries may, so long as no Potential Event of Default or Event of Default has occurred and is continuing or occurs as a result thereof, make Development Investments in or to any Developer; provided that (a) no such Development Investment shall be permitted unless, at the time of the making of such Development Investment, the Development Site and the store located or to be located at the Development Site have been leased or irrevocably committed by the Developer to be leased to Company or one of its Subsidiaries, (b) neither Company nor any of its Subsidiaries may be or





                                         128                 (Credit Agreement)
             become a general partner of any Developer or otherwise be liable in any manner for any Indebtedness or any other obligations of any Developer (other than pursuant to customary provisions contained in any lease pertaining to a Development Site or a store leased to Company or one of its Subsidiaries) and (c) the aggregate Development Investments shall not exceed $30,000,000 at any time outstanding;

                      (vii) Company and its Subsidiaries may accept promissory notes received in consideration of, or the deferral of a portion of the sales price accepted with respect to, any Asset Sale permitted under subsection 7.7(viii); provided that (a) the aggregate principal amount of such promissory notes and the deferred portion of such sales prices shall not at any time exceed $7,000,000 and (b) any such promissory notes so accepted shall be pledged as security for the Obligations pursuant to the Company Security Agreement, the applicable Subsidiary Security Agreement or the applicable Pledge Agreement, as the case may be, until the Collateral Release Date;

                      (viii) Company and its Subsidiaries may make and own Investments received in connection with the bankruptcy of suppliers and customers or received pursuant to a plan of reorganization of any supplier or customer, in each case in settlement of delinquent obligations or disputes with such suppliers or customers;

                      (ix) Company and its Subsidiaries may make and own Investments (a) in suppliers in anticipation of becoming a customer of such suppliers and in lieu of deposits, cash discounts or concessions and (b) in connection with joint ventures with suppliers entered into in the ordinary course of business; provided that the aggregate amount of all such Investments under clauses (a) and (b), together with the amount of guarantees permitted under subsection 7.4(v) shall not exceed $5,000,000 at any time outstanding;

                      (x) Company may make and maintain loans to the extent permitted under subsection 7.1(iv) to Holdings (a) for the purposes described in subsection 7.5A(ii)(b) in an aggregate amount made in any Fiscal Year which, together with the amount of Restricted Junior Payments made for such purposes, shall not exceed the amount of Restricted Junior Payments Company may make to Holdings under subsection 7.5A(ii)(b) during such Fiscal Year, and (b) so long as each of the conditions set forth in clauses
             (x), (y) and (z) in the proviso of subsection 7.5A(v) are satisfied, for the purposes described in subsection 7.5A(v) in an aggregate amount made in any Fiscal Year which, together with the amount of Restricted Junior Payments made for such purposes, shall not exceed the amount of Restricted Junior Payments Company may make to Holdings under subsection 7.5A(v) during such Fiscal Year;





                                         129                 (Credit Agreement)

                      (xi) So long as no Potential Event of Default or Event of Default shall have occurred and be continuing, Company or any of its Subsidiaries may make loans to its employees for the purpose of purchasing Holdings Common Stock; provided that the aggregate amount of such loans shall not exceed $5,000,000 at any time outstanding;

                      (xii) Company and its Subsidiaries may purchase Holdings Common Stock (a) from a stock option or other stock plan of any Loan Party as required pursuant to the applicable plan or agreement, (b) from participants in any such plan or from any employee of any Loan Party as required pursuant to the applicable plan or agreement or (c) from any former employee of any Loan Party (or any employee of any Loan Party who will become a former employee within 10 days of entering into an agreement to so purchase Holdings Common Stock so long as such purchase does not become effective until such employee becomes a former employee of Loan Parties); provided that the cash portion of such purchases and the cash payments with respect to promissory notes issued to such participants, holders, former employees and employees shall not exceed the sum of (1) $3,500,000 in any Fiscal Year plus (2) the aggregate amount of cash proceeds received by Holdings in such Fiscal Year from its sale of shares of Holdings Common Stock to a stock option or other stock plan of any Loan Party or to participants in any such plan or to any employee of any Loan Party during such Fiscal Year; and

                      (xiii) Company and its Subsidiaries may make and own other Investments in an aggregate amount not to exceed at any time $10,000,000.

7.4          CONTINGENT OBLIGATIONS.

                      Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

                      (i) Company may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit; provided that no Loan Party shall have granted any Lien securing any obligations (including any reimbursement obligations) relating to any Existing Letters of Credit (other than pursuant to the Loan Documents);

                      (ii) Holdings may become and remain liable with respect to Contingent Obligations under the Holdings Guaranty and Subsidiaries of Company may become and remain liable with respect to Contingent Obligations under the Subsidiary Guaranty, including Contingent Obligations thereunder for the benefit of a Lender or an Affiliate of such Lender which is a counterparty to an Interest Rate Agreement permitted under subsection 7.4(iii);





                                         130                 (Credit Agreement)

                      (iii) Company may become and remain liable with respect to Contingent Obligations under Interest Rate Agreements with respect to Indebtedness, which Interest Rate Agreements are in form and substance satisfactory to Agent and Arrangers;

                      (iv) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds actually received by Company and its Subsidiaries in connection with such Asset Sales and other sales;

                      (v) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations under guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Company and its Subsidiaries in an aggregate amount which, together with the amount of Investments permitted under subsection 7.3(ix), shall not exceed at any time $5,000,000;

                      (vi) Company and its Subsidiaries, as applicable, may remain liable with respect to existing Contingent Obligations described in Schedule 7.4 annexed hereto;

                      (vii) Holdings and its Subsidiaries (other than Company) may become and remain liable with respect to Contingent Obligations under guaranties made under Article Eleven of the Senior Subordinated Note Indenture;

                      (viii) Company may become and remain liable with respect to Contingent Obligations under guarantees in respect of Capital Leases and Operating Leases entered into by Company's Subsidiaries which are permitted under subsection 7.9;

                      (ix) BDI and BPI may each remain liable with respect to existing Contingent Obligations of such Person to mortgage lenders in connection with existing mortgage loans in an aggregate principal amount not exceeding $45,000,000, secured by BDI Property or BPI Property (as each is defined in the Asset Transfer Agreement), or any portion thereof (the "BDI/BPI MORTGAGE LOANS"), so long as (A) Company is indemnified from and against any and all costs, expenses, losses, damages, fines, penalties, or liabilities arising from such Contingent Obligations pursuant to the indemnity set forth in Section 6 of the Asset Transfer Agreement, (B) except with respect to Indebtedness described in





                                         131                 (Credit Agreement)

             Part II of Schedule 7.1 annexed hereto, neither BDI nor BPI has any liability, contingent or otherwise, for the payment of principal or interest on any of the BDI/BPI Mortgage Loans and (C) none of Holdings or any of its Subsidiaries (other than BDI and BPI) has any liability in respect of the BDI/BPI Mortgage Loans to any Person; and

                      (x) Company and its Subsidiaries may become and remain liable with respect to other Contingent Obligations; provided that the maximum aggregate liability, contingent or otherwise, of Company and its Subsidiaries in respect of all such Contingent Obligations shall at no time exceed $10,000,000.

7.5          RESTRICTED JUNIOR PAYMENTS.

             A. Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused thereby, (i) Company may make payments of regularly scheduled interest in respect of the Senior Subordinated Notes in accordance with the terms of, to the extent required by and subject to the subordination provisions contained in the Senior Subordinated Note Indenture,
(ii) Company may make cash dividends to Holdings for the sole purposes of (a) allowing Holdings to pay its obligations in respect of the Illinois franchise tax in an amount not to exceed $250,000 per Fiscal Year and (b) allowing Holdings to pay for its general operating expenses, franchise tax obligations, accounting, legal, corporate reporting and administrative expenses incurred in the ordinary course of its business in an amount not to exceed, together with the loans made for such purposes pursuant to subsection 7.3(x)(a), $1,000,000 in the aggregate in any Fiscal Year, (iii) Company and its Subsidiaries may purchase shares of Holdings Common Stock (a) from a stock option or other stock plan of any Loan Party as required pursuant to the applicable agreement or plan permitted under subsection 7.12, (b) from participants in such plan and from employees of any Loan Party as required pursuant to the applicable agreement or plan permitted under subsection 7.12 or (c) from any former employee of any Loan Party (or any employee of any Loan Party who will become a former employee within 10 days of entering into an agreement to so purchase Holdings Common Stock so long as such purchase does not become effective until such employee becomes a former employee of Loan Parties), in each case in an aggregate amount not to exceed the amount permitted under subsection 7.3(xii) in any Fiscal Year, (iv) Company and its Subsidiaries may make cash dividends to Holdings for the sole purpose of paying Holdings' and its Subsidiaries' income tax obligations, in each case to the extent and at the times required by the Tax Sharing Agreement, (v) Company may make cash dividends to Holdings, provided that Holdings promptly thereafter uses such cash proceeds, together with cash proceeds of loans by Company pursuant to subsection 7.3(x)(b), to pay cash dividends to the holders of Holdings Common Stock so long as (x) the aggregate amount of cash dividends paid in any Fiscal Year of Company pursuant to this clause (v), together with





                                         132                 (Credit Agreement)
the loans made for such purposes pursuant to subsection 7.3(x)(b) during such Fiscal Year, shall not exceed the sum of (1) $3,000,000 and (2) the lesser of
(A) the Cumulative Income Amount at such time and (B) $2,000,000, (y) the Leverage Ratio for the four-Fiscal Quarter period ending as of the last day of the most recently ended Fiscal Quarter (which Leverage Ratio shall be evidenced by an Officers' Certificate of Holdings delivered to Agent at least three Business Days prior to declaration of such dividends) does not exceed 3.00:1.00, and (z) Company is permitted to make such cash dividends under
Section 5.03 of the Senior Subordinated Note Indenture, (vi) in addition to the foregoing, Company may redeem, repurchase or make prepayments of principal in respect of Senior Subordinated Notes (together with the premium, if any, and accrued interest relating thereto) in an aggregate amount not to exceed $70,000,000 (plus the premium, if any, and accrued interest relating thereto); and (vii) Holdings may pay cash dividends on the Closing Date to the Preferred Stock Holder in respect of the Holding Preferred Stock in an aggregate amount not exceeding $875,000; provided, further that Holdings may redeem the Holdings Preferred Stock in accordance with the terms of the Preferred Stock Redemption Agreement on the Redemption Date.

             B. Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any of the Existing Funded Debt; provided that, so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or occurs as a result thereof, (i) Company may make payments of regularly scheduled interest and regularly scheduled payments of principal in respect of the Existing Funded Debt, in each case in accordance with the terms of and to the extent required by the agreements relating to the Existing Funded Debt, as the case may be, (ii) Company may refinance Existing Funded Debt so long as such refinancing is permitted under subsections 7.1(vi) and 7.15A; and (iii) in addition to the foregoing, Company may make prepayments of principal in respect of Existing Funded Debt (together with the premium, if any, and accrued interest relating thereto) in an aggregate amount not to exceed $10,000,000 (plus, the premium, if any, and accrued interest relating thereto).

7.6          FINANCIAL COVENANTS.

             A. MINIMUM FIXED CHARGE COVERAGE RATIO. Company shall not permit the ratio of (i) Consolidated Adjusted EBITDA plus Consolidated Rental Payments to (ii) Consolidated Fixed Charges for any four-Fiscal Quarter period ending as of the last day of any Fiscal Quarter occurring during any of the periods set forth below to be less than the correlative ratio indicated:

                                                     MINIMUM FIXED
         PERIOD                                  CHARGE COVERAGE RATIO
         ------                                  ---------------------





                                         133                 (Credit Agreement)

1st Fiscal Quarter 1997                                    1.30:1.00

2nd Fiscal Quarter, 1997
through and including
1st Fiscal Quarter, 1999                                   1.35:1.00

2nd Fiscal Quarter, 1999
through and including
3rd Fiscal Quarter, 1999                                   1.40:1.00


4th Fiscal Quarter, 1999
through and including
3rd Fiscal Quarter, 2000                                   1.45:1.00


4th Fiscal Quarter, 2000
through and including
3rd Fiscal Quarter, 2001                                   1.50:1.00

4th Fiscal Quarter, 2001
through and including
3rd Fiscal Quarter, 2002                                   1.55:1.00


4th Fiscal Quarter, 2002
through and including
2nd Fiscal Quarter, 2003
and each Fiscal Quarter
thereafter                                                 1.60:1.00

        B.      MAXIMUM LEVERAGE RATIO.  Company shall not permit the ratio of
(i) Consolidated Total Debt as of the last day of any Fiscal Quarter occurring during any of the periods set forth below to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such last day, to exceed the correlative ratio indicated:

                PERIOD                                 MAXIMUM LEVERAGE RATIO
                ------                                 ----------------------
1st Fiscal Quarter, 1997                                        5.30:1.00
2nd Fiscal Quarter, 1997                                        5.20:1.00
3rd Fiscal Quarter, 1997                                        5.00:1.00
4th Fiscal Quarter, 1997                                        4.80:1.00

1st Fiscal Quarter, 1998                                        4.50:1.00
2nd Fiscal Quarter, 1998                                        4.30:1.00
3rd Fiscal Quarter, 1998                                        4.00:1.00
4th Fiscal Quarter, 1998                                        4.00:1.00





                                         134                 (Credit Agreement)

1st Fiscal Quarter, 1999                                        3.80:1.00
2nd Fiscal Quarter, 1999                                        3.70:1.00
3rd Fiscal Quarter, 1999                                        3.50:1.00
4th Fiscal Quarter, 1999                                        3.30:1.00

1st Fiscal Quarter, 2000                                        3.20:1.00
2nd Fiscal Quarter, 2000
through and including
2nd Fiscal Quarter, 2003
and each Fiscal Quarter
thereafter                                                      3.00:1.00


        C. MINIMUM CONSOLIDATED NET WORTH. Company shall not permit Consolidated Net Worth at any time during any of the periods set forth below to be less than the correlative amount indicated:


                                                          MINIMUM CONSOLIDATED
               PERIOD                                       NET WORTH
               ------                                  --------------------
Closing Date through and
including 2nd Fiscal Quarter, 1997                            $130,000,000

3rd Fiscal Quarter, 1997                                      $135,000,000
4th Fiscal Quarter, 1997                                      $140,000,000

1st Fiscal Quarter, 1998                                      $140,000,000
2nd Fiscal Quarter, 1998                                      $140,000,000
3rd Fiscal Quarter, 1998                                      $145,000,000
4th Fiscal Quarter, 1998                                      $150,000,000

1st Fiscal Quarter, 1999                                      $160,000,000
2nd Fiscal Quarter, 1999                                      $165,000,000
3rd Fiscal Quarter, 1999                                      $175,000,000
4th Fiscal Quarter, 1999                                      $185,000,000

1st Fiscal Quarter, 2000                                      $190,000,000
2nd Fiscal Quarter, 2000                                      $200,000,000
3rd Fiscal Quarter, 2000                                      $210,000,000
4th Fiscal Quarter, 2000                                      $220,000,000

1st Fiscal Quarter, 2001                                      $230,000,000
2nd Fiscal Quarter, 2001                                      $245,000,000
3rd Fiscal Quarter, 2001                                      $260,000,000





                                      135                    (Credit Agreement)

4th Fiscal Quarter, 2001                                      $275,000,000

1st Fiscal Quarter, 2002                                      $280,000,000
2nd Fiscal Quarter, 2002                                      $295,000,000
3rd Fiscal Quarter, 2002                                      $315,000,000
4th Fiscal Quarter, 2002                                      $340,000,000

1st Fiscal Quarter, 2003                                      $350,000,000

2nd Fiscal Quarter, 2003
and thereafter                                                $360,000,000

7.7     RESTRICTION ON FUNDAMENTAL CHANGES; ASSET SALES.

                Holdings shall not, and shall not permit any of its Subsidiaries to, alter the corporate, capital or legal structure of Holdings or any of its Subsidiaries, including the creation or acquisition of any Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, sub-lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or fixed assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or a substantial portion of the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, except:

                (i)      Holdings may consummate the IPO;

                (ii) Company and its Subsidiaries may make Consolidated Capital Expenditures permitted under subsection 7.8 and Development Investments (to the extent such Development Investments do not constitute Consolidated Capital Expenditures) permitted under subsection 7.3(vi);

                (iii) Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

                (iv) Company and its Subsidiaries may sell or otherwise dispose of damaged, worn-out or obsolete assets that are no longer necessary for the proper conduct of their respective business for fair market value in the ordinary course of business;

                (v) Company and its Subsidiaries may sell grocery stores (including equipment therein acquired after the Closing Date) opened or acquired after the





                                         136                 (Credit Agreement)

        Closing Date and grocery store equipment, warehouse equipment, distribution equipment and office equipment, in each case acquired after the Closing Date, in connection with a concurrent lease-back of such grocery stores (including such equipment) and such grocery store equipment, warehouse equipment, distribution equipment and office equipment to the extent such transactions are permitted under subsection 7.10;

                (vi) Company and its Subsidiaries may lease or sublease any of their respective real or personal property in the ordinary course of business;

                (vii) (A) any wholly-owned Subsidiary of Company may be merged or consolidated with or into Company or any wholly-owned Subsidiary of Company, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed or, in one transaction or a series or transactions, to Company or any wholly-owned Subsidiary of Company; provided that, in the case of such a merger or consolidation involving Company, Company shall be the continuing or surviving corporation; and (B) the corporate existence of those Subsidiaries of Holdings identified as inactive on Schedule 5.1 annexed hereto may be terminated to the extent permitted under subsection 6.2;

                (viii) subject to subsection 7.13, Company and its Subsidiaries may (a) sell (1) either or both the warehouse facility located at 4404 West 42nd Street, Chicago, Illinois and the garage connected to Donna's Meat Facility located at 7445 Franklin Street, Forest Park, Illinois, (2) either or both the warehouse described in
        Schedule 7.7 annexed hereto or the office building described in
        Schedule 7.7 annexed hereto, and (3) store number 92 described in
        Schedule 4.1B annexed hereto, (b) sell and concurrently lease-back the equipment described in Schedule 7.7 annexed hereto and (c) make additional Asset Sales of assets having an aggregate fair market value not in excess of $5,000,000 in the aggregate for all such Asset Sales in any Fiscal Year; provided that in each case for clauses (a), (b) and
        (c) above, (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof and (2) not less than 50% of the consideration received therefor shall be cash; and

                (ix) Company and its Subsidiaries may make Asset Sales of stores which are no longer useful to the business of Company and its Subsidiaries; provided that the aggregate number of any stores sold pursuant to this clause (ix) shall not exceed five in any Fiscal Year plus, for Fiscal Year 1998 and each Fiscal Year thereafter, a number of stores equal to the difference between five and the number of stores sold under this clause (ix) in the immediately preceding Fiscal Year.





                                         137                 (Credit Agreement)

7.8     CONSOLIDATED CAPITAL EXPENDITURES.

                Holdings shall not make or incur any Consolidated Capital Expenditures and Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount in excess of the corresponding amount (the "MAXIMUM CONSOLIDATED CAPITAL EXPENDITURES AMOUNT") set forth below opposite such Fiscal Year; provided that the Maximum Consolidated Capital Expenditures Amount (i) for any Fiscal Year (other than Fiscal Year 1997) may be increased by an amount equal to the excess, if any, (but in no event more than 30% of the Maximum Consolidated Capital Expenditures Amount for the immediately preceding Fiscal Year, as set forth in the table below) of the Maximum Consolidated Capital Expenditures Amount for the previous Fiscal Year (as adjusted in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year, (ii) for any Fiscal Year may be increased by an amount up to, but in no event greater than, 30% of the Maximum Consolidated Capital Expenditures Amount for the immediately following Fiscal Year, as set forth in the table below, which amount described in this clause
        (ii) shall reduce the Maximum Consolidated Capital Expenditures Amount for the immediately following Fiscal Year and (iii) for any Fiscal Year may be increased by an amount equal to (but in no event greater than $10,000,000 for any Fiscal Year) the aggregate amount of Net Cash Proceeds (other than insurance proceeds, condemnation awards and indemnity payments) received by Company and its Subsidiaries from Asset Sales of stores during such Fiscal Year to the extent such Net Cash Proceeds have been reinvested in new stores or the construction or remodeling of stores of Company and its Subsidiaries within 270 days of receipt in accordance with subsection 2.4B(iii)(a)(i); provided, however, that the amount which may be added to the Maximum Consolidated Capital Expenditures Amount for any Fiscal Year pursuant to clauses (i) and (ii) of the immediately preceding proviso shall not exceed 30% of the Maximum Consolidated Capital Expenditures Amount for such Fiscal Year as set forth in the table below:


                                                  MAXIMUM CONSOLIDATED CAPITAL
         FISCAL YEAR                                  EXPENDITURES AMOUNT
         -----------                              ----------------------------
       Fiscal Year 1997                                        $75,000,000
       Fiscal Year 1998                                        $70,000,000
       Fiscal Year 1999                                        $70,000,000
       Fiscal Year 2000                                        $75,000,000
       Fiscal Year 2001                                        $75,000,000
       Fiscal Year 2002                                        $80,000,000
       Fiscal Year 2003





                                         138                 (Credit Agreement)

       through April 30,
             2003                                                $38,000,000


        Notwithstanding anything to the contrary contained herein, (i) the aggregate cumulative amount of purchase price with respect to all Store Land Properties shall not exceed at any time $25,000,000 minus the aggregate cumulative amount of losses incurred by Loan Parties after the Closing Date with respect to any Store Land Property acquired after the Closing Date (which losses shall be calculated on or after the date of the sale or other disposition of such Store Land Property as the purchase price of such Store Land Property minus the Cash Proceeds received by the applicable Loan Party on or before such date of calculation in connection with such sale or other disposition); and
        (ii) Company and its Subsidiaries shall not acquire any Store Land Properties so long as a Potential Event of Default or Event of Default has occurred and is continuing or occurs as a result thereof.

7.9     RESTRICTION ON LEASES.

                Holdings shall not become liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of the lessee under any lease, whether an Operating Lease or a Capital Lease, and Company shall not, and shall not permit any of its Subsidiaries to, become liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of the lessee under any lease, whether an Operating Lease or a Capital Lease (other than intercompany leases between Company and its wholly-owned Subsidiaries), unless, immediately after giving effect to the incurrence of liability with respect to such lease, all amounts paid or payable under all Capital Leases and Operating Leases at the time in effect during the then current Fiscal Year (or, in the case of Fiscal Year 2003, during the period beginning on the first day of such Fiscal Year and ending on April 30,
2003) shall not exceed the corresponding amount set forth below opposite such Fiscal Year:

                                                              MAXIMUM LEASE
            FISCAL YEAR                                          PAYMENTS
  ----------------------------------                        -----------------
       Fiscal Year 1997                                         $82,000,000
       Fiscal Year 1998                                        $100,000,000
       Fiscal Year 1999                                        $115,000,000
       Fiscal Year 2000                                        $130,000,000
       Fiscal Year 2001                                        $135,000,000
       Fiscal Year 2002                                        $140,000,000
       Fiscal Year 2003 (through April 30, 2003)                $75,000,000





                                         139                 (Credit Agreement)

7.10    SALES AND LEASE-BACKS.

                Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which Holdings or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Holdings or any of its Subsidiaries) or (ii) which Holdings or any of its Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Holdings or any of its Subsidiaries to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease; provided that Company and its Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that Company or any of its Subsidiaries would be permitted to enter into, and remain liable under, such lease under subsection 7.9.

7.11    SALE OR DISCOUNT OF RECEIVABLES.

                Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes receivable or accounts receivable.

7.12    TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES.

                Each of Holdings and Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of such Person, on terms that are less favorable to such Person or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such an Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between Company and any of its wholly-owned Subsidiaries or between any of its wholly-owned Subsidiaries,
(ii) transactions relating to the termination of the Consulting Agreement and the payment of a termination fee thereunder as described in subsection 4.1H,
(iii) reasonable and customary fees paid to members of the Boards of Directors of Holdings and its Subsidiaries, (iv) issuances of stock, payments of bonuses and other transactions pursuant to employment or compensation agreements, stock option agreements, indemnification agreements and other arrangements, in each case satisfactory in form and in substance to Agent and Arrangers and as in effect as of the Closing Date and unamended, and substantially similar agreements as may hereafter become effective, in each case with officers or directors who are Affiliates of Holdings or any of its Subsidiaries, (v) payment of consulting and other fees and expenses under the Management Agreement, as amended to the extent permitted pursuant to subsection 7.15, and in form and substance satisfactory to Agent and Arrangers, (vi) to the extent





                                         140                 (Credit Agreement)
permitted under subsection 7.3(xii), any repurchase of stock of Holdings from Company's stock option or other stock plan or participants in such plan, in each case to the extent such repurchases are required by the terms of such plan, (vii) payments by Holdings and its Subsidiaries pursuant to the Tax Sharing Agreement, and (viii) the issuance by Holdings of Holdings Common Stock to Yucaipa pursuant to Yucaipa's warrant issued to it on the Acquisition Date by Holdings (as in effect on the Closing Date and as it may be amended from time to time thereafter to the extent permitted under subsection 7.15, the "YUCAIPA WARRANTS").

7.13    DISPOSAL OF SUBSIDIARY STOCK; RESTRICTIONS ON SUBSIDIARIES.

        A. Except for any sale of 100% of the capital stock or other equity Securities of any of Company's Subsidiaries in compliance with the provisions of subsection 7.7(vii) and except pursuant to the Collateral Documents, Holdings will not and will not permit any of its Subsidiaries to directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries, except to qualify directors if required by applicable law, or in the case of Company's Subsidiaries, to Company or to a wholly-owned Subsidiary of Company.

        B. Except as provided herein or in any other Loan Document, Holdings will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Company to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by Company or any other Subsidiary of Company,
(ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company.

7.14    CONDUCT OF BUSINESS.

        From and after the Closing Date, notwithstanding anything to the contrary set forth in this Agreement or any other Loan Documents, Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by Company and its Subsidiaries on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders. From and after the Closing Date, notwithstanding anything to the contrary set forth in this Agreement or any other Loan Documents, Holdings shall not engage in any business other than owning the capital stock of Company and entering into and performing its obligations under and in accordance with the Loan Documents, the Related Transaction Documents and the Specified Existing Documents to which it is a party, and shall not own any assets other than (a) the capital stock of Company, (b) Cash and Cash Equivalents in an amount not to exceed $500,000 at any one time for the purpose of paying general operating expenses of Holdings,
(c) Cash which has been





                                         141                 (Credit Agreement)
paid to Holdings for the purpose of allowing Holdings to make the payments described in clause (iv) of subsection 7.5A; provided that Holdings shall make such payments immediately upon (and in any event on the date of) receipt of such Cash, and (d) Cash and Cash Equivalents until the Redemption Date for the sole purpose of allowing Holdings to make the payments required under the Preferred Stock Redemption Agreement; provided that Holdings shall make such payments on or before the Redemption Date. Holdings shall continue to hold all of the funds initially deposited in the Redemption Account on the Closing Date in the Redemption Account until the Redemption Date and shall not use any such funds for any purpose other than for the purpose of paying the Preferred Stock Holder in accordance with the Preferred Stock Redemption Agreement. From and after the Closing Date, notwithstanding anything to the contrary set forth in this Agreement or any other Loan Documents, neither BDI nor BPI shall engage in any business other than (i) owning the Cash and Cash Equivalents or promissory notes issued by Company required to be owned by them in amounts less than $90,000 and $260,000, respectively, and (ii) entering into and performing its obligations under and in accordance with the Loan Documents, the Related Transaction Documents and the Specified Existing Documents to which it is a party, and neither BDI nor BPI shall own any assets other than such Cash and Cash Equivalents or promissory notes or incur any Indebtedness or Contingent Obligations other than under the Loan Documents or as specifically permitted under subsections 7.1(v) and 7.4(ix).

7.15 AMENDMENTS OF CERTAIN DOCUMENTS; DESIGNATION OF DESIGNATED SENIOR INDEBTEDNESS.

        A. Holdings shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness (including without limitation the Senior Subordinated Notes, the Senior Subordinated Note Indenture and each of the exhibits thereto), any of the guaranties entered into by any Loan Party in connection with any Subordinated Indebtedness or any agreements relating to the Existing Funded Debt (collectively, the "RESTRICTED AGREEMENTS"), or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, such guaranties, or any such Restricted Agreement, change any dates upon which payments of principal or interest are due thereon, change any of the covenants with respect thereto in a manner which is more restrictive to Holdings or any of its Subsidiaries, change any event of default or condition to an event of default with respect thereto, change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions (if any) thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness, such guaranties, or any such Restricted Agreement (or a trustee or other representative on their behalf) which would be adverse to any Loan Party or Lenders.





                                         142                 (Credit Agreement)

        B. Holdings shall not, and shall not permit any of its Subsidiaries to, amend, waive any of its rights under, or otherwise change the terms of any of the Management Agreement, the Redemption Documents, the Termination Agreement, the Release Agreement, the Stock Purchase Agreement, the Stock Exchange Agreement, the Holdings Certificate of Designation, the Asset Transfer Agreement, the Tax Matters Agreement, the Yucaipa Warrants or the Shareholders Agreement, in each case as in effect on the Closing Date, without the prior written consent of the Requisite Lenders, if such amendment, waiver or change would increase materially the obligations of Holdings or any of its Subsidiaries or confer additional rights on any other party to any such agreement which would be adverse to Holdings or any of its Subsidiaries or to Lenders (it being understood that any amendment of the Preferred Stock Redemption Agreement or the Release Agreement which extends the Redemption Date shall be deemed to be adverse to Lenders).

        C. Neither Holdings nor Company shall amend or otherwise change the terms of the Parent Merger Certificate or the Tax Sharing Agreement without the prior written consent of Requisite Lenders.

        D. None of the Loan Parties shall designate any Indebtedness as "Designated Senior Indebtedness" (as defined in the Senior Subordinated Note Indenture) for purposes of the Senior Subordinated Note Indenture without the prior written consent of Requisite Lenders.

7.16    FISCAL YEAR.

                No Loan Party (other than Land Trusts) shall change its Fiscal Year-end from the Saturday closest to October 31 of each calendar year.


SECTION 8.      EVENTS OF DEFAULT

                If any of the following conditions or events ("EVENTS OF DEFAULT") shall occur:

8.1     FAILURE TO MAKE PAYMENTS WHEN DUE.

                Failure by Company to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Company to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by Company to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or





                                         143                 (Credit Agreement)

8.2     DEFAULT IN OTHER AGREEMENTS.

                (i) Failure of any of Holdings or any of its Subsidiaries to pay when due (a) any principal of or interest on any Indebtedness (other than Indebtedness referred to in subsection 8.1) in an individual principal amount of $5,000,000 or more or any items of Indebtedness with an aggregate principal amount of $10,000,000 or more or (b) any Contingent Obligation in an individual principal amount of $5,000,000 or more or any Contingent Obligations with an aggregate principal amount of $10,000,000 or more, in each case beyond the end of any grace period provided therefor; or (ii) breach or default by any of Holdings or any of its Subsidiaries with respect to any other material term of (a) any evidence of any Indebtedness in an individual principal amount of $5,000,000 or more or any items of Indebtedness with an aggregate principal amount of $10,000,000 or more or any Contingent Obligation in an individual principal amount of $5,000,000 or more or any Contingent Obligations with an aggregate principal amount of $10,000,000 or more or (b) any loan agreement, mortgage, indenture or other agreement relating to such Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

8.3     BREACH OF CERTAIN COVENANTS.

                Failure of Holdings or Company to perform or comply with any term or condition contained in subsection 2.5, 6.2 or 6.13 or Section 7 of this Agreement; or

8.4     BREACH OF WARRANTY.

                Any representation, warranty, certification or other statement made by any of the Loan Parties in any Loan Document or in any statement or certificate at any time given by any of the Loan Parties in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5     OTHER DEFAULTS UNDER LOAN DOCUMENTS.

                Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this
Section 8, and such default shall not have been remedied or waived within 30 days after the receipt by Company of notice from Agent or any Lender of such default; or





                                         144                 (Credit Agreement)

8.6     INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

                (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of any of Holdings or any of its Subsidiaries (other than an inactive Subsidiary identified as such in Schedule
5.1 annexed hereto (other than BDI and BPI) whose aggregate assets and annual revenues do not exceed $500,000 and $500,000, respectively, and whose financial condition does not adversely affect any other Loan Party ("INSIGNIFICANT SUBSIDIARY")) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any of Holdings or any of its Subsidiaries (other than an Insignificant Subsidiary) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any of Holdings or any of its Subsidiaries (other than an Insignificant Subsidiary), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any of Holdings or any of its Subsidiaries (other than an Insignificant Subsidiary) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any of Holdings or any of its Subsidiaries (other than an Insignificant Subsidiary), and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

8.7     VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

                (i) any of Holdings or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any of Holdings or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) any of Holdings or any of its Subsidiaries shall be unable or shall fail, generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of any of Holdings or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or





                                         145                 (Credit Agreement)

8.8     JUDGMENTS AND ATTACHMENTS.

                Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $5,000,000 or (ii) in the aggregate at any time an amount in excess of $10,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any of Holdings or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

8.9     DISSOLUTION.

                Any order, judgment or decree shall be entered against any of Holdings or any of its Subsidiaries decreeing the dissolution or split up of such Person and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

8.10    EMPLOYEE BENEFIT PLANS.

                There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in liability of any of the Loan Parties or any of their respective ERISA Affiliates in excess of $5,000,000 during the term of this Agreement; or there shall exist an Amount of Unfunded Benefit Liabilities, individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans which have a negative Amount of Unfunded Benefit Liabilities), which exceeds $10,000,000; or

8.11    CHANGE IN CONTROL.

                A Change of Control shall have occurred; or

8.12    INVALIDITY OF ANY GUARANTY.

                Either the Holdings Guaranty or, upon execution and delivery thereof, the Subsidiary Guaranty for any reason, other than the satisfaction in full of all Obligations, ceases to be in full force and effect (other than in accordance with its terms) or is declared to be null and void, or any Loan Party denies that it has any further liability, including without limitation with respect to future advances by Lenders, under any Loan Document to which it is a party, or gives notice to such effect; or

8.13    FAILURE OF SECURITY.

                Any Collateral Document shall, at any time, cease to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms





                                         146                 (Credit Agreement)
hereof or thereof) or shall be declared null and void, or the validity or enforceability thereof shall be contested by any Loan Party, or Agent shall not have or cease to have a valid and perfected first priority security interest in any significant part of the Collateral (other than by reason of any release of Collateral in accordance with the terms hereof or thereof); or

8.14    ACTION RELATING TO CERTAIN SUBORDINATED INDEBTEDNESS.

                Any holder of any Subordinated Indebtedness evidenced by the Senior Subordinated Notes shall file an action seeking the rescission thereof or damages or injunctive relief relating thereto; or any event shall occur which, under the terms of the Senior Subordinated Note Indenture, shall require Holdings or any of its Subsidiaries to purchase, redeem or otherwise acquire or offer to purchase, redeem or otherwise acquire all or any portion of any such Subordinated Indebtedness; or Holdings or any of its Subsidiaries shall for any other reason purchase, redeem or otherwise acquire or offer to purchase, redeem or otherwise acquire, or make any other payments in respect of, all or any portion of any such Subordinated Indebtedness, except to the extent expressly permitted by subsection 7.5; or

8.15    FAILURE TO CONSUMMATE TRANSACTIONS.

                (i) Any of the Transactions shall not be consummated in accordance with the Loan Documents and the Related Transaction Documents prior to or concurrently with the making of the Term Loans, (ii) the redemption of all of the Holdings Preferred Stock shall not be consummated in accordance with the terms of the Preferred Stock Redemption Agreement and Release Agreement on or prior to the Redemption Date, or (iii) any of the Transactions or such redemption shall be unwound, reversed or otherwise rescinded or modified in whole or in part for any reason:

THEN (i) upon the occurrence of any Event of Default described in subsection
8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Holdings and Company, and the obligation of each Lender to make any Loan (including the obligation of Swing Line Lender to make any Swing Line Loan), the obligation of Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) through (c)





                                         147                 (Credit Agreement)
above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan (including the obligation of Swing Line Lender to make any Swing Line Loan), the obligation of Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Revolving Lenders to purchase participations in Letters of Credit as provided in subsection 3.3C or the obligations of Revolving Lenders to purchase participations in any unpaid Swing Line Loans as provided in subsection 2.1A(iv).

                Any amounts described in clause (b) above, when received by Agent, shall be held by Agent pursuant to the terms of the Collateral Account Agreement and shall be applied as therein provided.

                Notwithstanding anything contained in the second preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to such paragraph Company shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 11.6, then Requisite Lenders, by written notice to Company, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended to benefit Company and do not grant Company the right to require Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.


SECTION 9.      HOLDINGS GUARANTY

                Holdings (for purposes of this Section 9, "GUARANTOR") hereby consents to and confirms its guaranty of all Obligations of Company and all obligations of Company under Interest Rate Agreements permitted under subsection 7.4(iii) to which a Lender or an Affiliate of such Lender is a counterparty (such guaranty being the "HOLDINGS GUARANTY"). In furtherance of the foregoing, Guarantor hereby agrees as follows:

9.1     GUARANTIED OBLIGATIONS.

                As consideration for Lenders agreeing to enter into this Agreement and extend the Commitments, make the Loans hereunder and issue the Letters of Credit, Guarantor hereby unconditionally and irrevocably guaranties, as primary obligor and not





                                         148                 (Credit Agreement)
merely as a surety, the due and punctual payment when due (whether at stated maturity, by required prepayment, declaration, demand or otherwise) (including amounts that would become due but for the operation of the automatic stay under
Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)) of all Obligations of Company (including, without limitation, interest which, but for the filing of a petition in bankruptcy with respect to Company would accrue on such Obligations) and all obligations of Company under Interest Rate Agreements (collectively, the "LENDER INTEREST RATE AGREEMENTS") permitted under subsection 7.4(iii) to which a Lender or an Affiliate of such Lender (in such capacity, collectively, "INTEREST RATE EXCHANGERS") is a counterparty (the "GUARANTIED OBLIGATIONS"). Lenders and Interest Rate Exchangers are each referred to herein as a "GUARANTEED PARTY" and collectively as the "GUARANTIED PARTIES".

9.2     TERMS OF HOLDINGS GUARANTY.

                Guarantor agrees that the Guarantied Obligations may be extended or renewed, and the Loans repaid and reborrowed in whole or in part, without notice or further assent from it, and that it will remain bound upon this Holdings Guaranty notwithstanding any extension, renewal or other alteration of any such Guarantied Obligation or repayment and reborrowing of the Loans.

                Guarantor waives presentation of, demand of, payment from and protest of any Guarantied Obligation and also waives notice of protest for nonpayment. The obligations of Guarantor under this Holdings Guaranty shall not be affected by, and Guarantor hereby waives its rights (to the extent permitted by law) in connection with:

                (a) the failure of Agent or any Guarantied Party to assert any claim or demand or to enforce any right or remedy against Company under the provisions of this Agreement, any Loan Documents or the Lender Interest Rate Agreements or any other agreement or otherwise,

                (b)      any extension or renewal of any provision thereof,

                (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement or any instrument executed pursuant hereto or the Lender Interest Rate Agreements,

                (d) the release of any of the security held by Agent for any of the Guarantied Obligations,

                (e) the failure of Agent or any Guarantied Party to exercise any right or remedy against any other guarantor of any of the Guarantied Obligations,

                (f) Agent or any Guarantied Party taking and holding security or collateral for the payment of this Holdings Guaranty, any other guaranties of the





                                         149                 (Credit Agreement)

        Guarantied Obligations or other liabilities of the Company, and exchanging, enforcing, waiving and releasing any such security or collateral,

                (g) Agent or any Guarantied Party applying any such security or collateral and directing the order or manner of sale thereof as Agent in its discretion may determine, or

                (h) Agent or any Guarantied Party settling, releasing, compromising, collecting or otherwise liquidating the Guarantied Obligations and any security or collateral therefor in any manner determined by Agent or such Guarantied Party .

                Guarantor further agrees that this Holdings Guaranty constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be had by Agent or any other Person to any security held for payment of the Guarantied Obligations or to any balance of any deposit account or credit on the books of Agent or any other Person in favor of Company or any other Person.

                The obligations of Guarantor under this Holdings Guaranty shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guarantied Obligations, discharge of Company from such Guarantied Obligations in a bankruptcy or similar proceeding or otherwise. Without limiting the generality of the foregoing, the obligations of Guarantor under this Holdings Guaranty shall not be discharged or impaired or otherwise affected by the failure of Agent or any Guarantied Party to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guarantied Obligations, or by any other act or thing or omission or delay to do any other act or thing that may or might in any manner or to any extent vary the risk of Guarantor or would otherwise operate as a discharge of Guarantor as a matter of law or equity.

                Agent may, at its election, foreclose on any security held by Agent by one or more judicial or nonjudicial sales, or exercise any other right or remedy Agent may have against Company or any security without affecting or impairing in any way the liability of Guarantor hereunder except to the extent the Guarantied Obligations have been paid. Guarantor waives any defense arising out of such election by Agent, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Guarantor against Company or any security, so long as Agent has acted in a commercially reasonable manner.

                Guarantor further agrees that this Holdings Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part





                                         150                 (Credit Agreement)
thereof, of principal of or interest on any Guarantied Obligation is rescinded or must otherwise be restored by Agent upon the bankruptcy or reorganization of Company or otherwise.

                Guarantor hereby further agrees, in furtherance of the foregoing and not in limitation of any other right that Agent may have at law or in equity against Guarantor by virtue hereof, upon the failure of Company to pay any of its Guarantied Obligations when and as the same shall become due (whether by required prepayment, declaration, demand or otherwise), Guarantor will forthwith pay, or cause to be paid, in cash, to Agent an amount equal to the sum of the unpaid principal amount of such Guarantied Obligations, accrued and unpaid interest on such Guarantied Obligations and all other Obligations of Company to Agent.

                Until the Guarantied Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled and all Lender Interest Rate Agreements shall have terminated, expired or been cancelled, Guarantor shall withhold exercise of (i) any claim, right or remedy, direct or indirect, that Guarantor now has or may hereafter have against Company or any of its assets in connection with this Holdings Guaranty or the performance by Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that Guarantor now has or may hereafter have against Company,
(b) any right to enforce, or to participate in, any claim, right or remedy that Agent or any Guarantied Party now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by Agent or any Guarantied Party, and (ii) any right of contribution Guarantor may have against any other guarantor of any of the Guarantied Obligations. Guarantor further agrees that, to the extent the agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification Guarantor may have against Company or against any collateral or security, and any rights of contribution Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Agent or Guarantied Parties may have against Company, to all right, title and interest Agent or Guarantied Parties may have in any such collateral or security, and to any right Agent or Guarantied Parties may have against such other guarantor. Agent, on behalf of Guarantied Parties, may use, sell or dispose of any item of collateral or security as it sees fit without regard to any subrogation rights Guarantor may have, and upon any such disposition or sale any rights of subrogation Guarantor may have shall terminate. If any amount shall be paid to Guarantor on account of any such subrogation, reimbursement or indemnification rights at any time when all Guarantied Obligations shall not have been paid in full, such amount shall be held in trust for Agent on behalf of Guarantied Parties and shall forthwith be paid over to Agent for the benefit of Guarantied Parties to





                                         151                 (Credit Agreement)
be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms hereof.

                In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon failure of Company to pay its Guarantied Obligations when due (whether by required prepayment, declaration, demand or otherwise) and consequent acceleration of the Obligations pursuant to Section 8, Agent is hereby authorized by Guarantor at any time or from time to time, without notice to Guarantor or to any other Person, any such notice being hereby expressly waived to the extent permitted by applicable law, to set off and to appropriate and to apply any and all deposits (general or special, including, not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time owing by Agent to or for the credit or the account of Guarantor against and on account of the obligations and liabilities of Guarantor to Agent under this Holdings Guaranty, including, but not limited to, all such obligations and liabilities with respect to all claims of any nature or description arising out of or connected with this Agreement, this Holdings Guaranty or the Letters of Credit or any of the other Loan Documents, irrespective of whether or not Agent, with respect to any Obligation owed under the Letters of Credit or this Agreement, shall have made any demand hereunder. Agent agrees promptly to notify Guarantor after any such set-off and application is made by Agent.

                Notwithstanding anything contained in this Section 9 to the contrary, this Holdings Guaranty shall not be effective or in full force and effect until the Closing Date.

SECTION 10.     AGENT, SYNDICATION AGENT AND ARRANGERS

10.1    APPOINTMENT.

                Each Lender and, by its acceptance of the benefits hereof and of the other Loan Documents, each Interest Rate Exchanger hereby appoints Bankers as Agent hereunder and under the other Loan Documents and each Lender and, by its acceptance of the benefits hereof and of the other Loan Documents, each Interest Rate Exchanger hereby authorizes Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Each Lender and, by its acceptance of the benefits hereof and of the other Loan Documents, each Interest Rate Exchanger hereby appoints Chase as Syndication Agent hereunder. Each Lender and, by its acceptance of the benefits hereof and of the other Loan Documents, each Interest Rate Exchanger hereby appoints Bankers and Chase as Arrangers hereunder. Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 10 are solely for the benefit of Agent, Syndication Agent, Arrangers, Lenders and Interest Rate Exchangers and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof. In





                                         152                 (Credit Agreement)
performing its functions and duties under this Agreement and other than as expressly provided for in subsection 2.1D(v), Agent shall act solely as an agent of Lenders and Interest Rate Exchangers and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Loan Party. Each Lender named as an Arranger hereunder or as the Syndication Agent shall have no duties or responsibilities under this Agreement or any other Loan Document (other than as specifically set forth herein) to any Person, other than as a Lender hereunder and thereunder, and in the case of Bankers, other than as Agent hereunder and thereunder.

10.2    POWERS; GENERAL IMMUNITY.

        A. DUTIES SPECIFIED. Each Lender and, by its acceptance of the benefits hereof and of the other Loan Documents, each Interest Rate Exchanger irrevocably authorizes Agent, Syndication Agent and Arrangers to take such action on such Lender's behalf or such Interest Rate Exchanger's behalf and to exercise such powers hereunder and under the other Loan Documents as are specifically delegated to Agent, Syndication Agent and Arrangers, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Agent, Syndication Agent and Arrangers shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents and each of them may perform such duties by or through its agents or employees. Agent, Syndication Agent and Arrangers shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or any Interest Rate Exchanger; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent, Syndication Agent or Arrangers any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

        B. NO RESPONSIBILITY FOR CERTAIN MATTERS. Agent, Syndication Agent and Arrangers shall not be responsible to any Lender or any Interest Rate Exchanger for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Agent, Syndication Agent or Arrangers to Lenders and Interest Rate Exchangers or by or on behalf of any Loan Party to Agent, Syndication Agent, Arrangers or any Lender or any Interest Rate Exchanger in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall Agent or Arrangers be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this





                                         153                 (Credit Agreement)

Agreement to the contrary notwithstanding, Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

        C. EXCULPATORY PROVISIONS. Neither Agent nor Syndication Agent nor any Arranger nor any of their respective officers, directors, employees or agents shall be liable to Lenders or Interest Rate Exchangers for any action taken or omitted by Agent, Syndication Agent or Arrangers under or in connection with any of the Loan Documents except to the extent caused by such Person's gross negligence or willful misconduct. If Agent, Syndication Agent or Arrangers shall request instructions from Lenders with respect to any act or action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents, Agent, Syndication Agent and Arrangers shall be entitled to refrain from such act or taking such action unless and until Agent, Syndication Agent or Arrangers, as the case may be, shall have received instructions from Requisite Lenders. Without prejudice to the generality of the foregoing, (i) each of Agent, Syndication Agent and Arrangers shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Loan Parties), accountants, experts and other professional advisors selected by it; and (ii) no Lender or Interest Rate Exchanger shall have any right of action whatsoever against Agent, Syndication Agent or Arrangers, as the case may be, as a result of Agent, Syndication Agent or Arrangers, as the case may be, acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders. Each of Agent, Syndication Agent and Arrangers shall be entitled to refrain from exercising any power, discretion or authority vested in it under this Agreement or any of the other Loan Documents unless and until it has obtained the instructions of Requisite Lenders.

        D. AGENT, SYNDICATION AGENT AND ARRANGER ENTITLED TO ACT AS LENDER. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Agent, Syndication Agent or either Arranger in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each of Agent, Syndication Agent and each Arranger shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include each of Agent, Syndication Agent and each Arranger in its individual capacity. Each of Agent, Syndication Agent and each Arranger and each of their respective Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for





                                         154                 (Credit Agreement)
services in connection with this Agreement and otherwise without having to account for the same to Lenders or Interest Rate Exchangers.

10.3 REPRESENTATIONS AND WARRANTIES; NO RESPONSIBILITY FOR APPRAISAL OF CREDITWORTHINESS.

                Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Loan Parties. Neither Agent, nor Syndication Agent nor any Arranger shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and neither Agent, nor Syndication Agent, nor any Arranger shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

10.4    RIGHT TO INDEMNITY.

                Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each of Agent, Syndication Agent and each Arranger, to the extent that Agent, Syndication Agent, or such Arranger shall not have been reimbursed by any Loan Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent, Syndication Agent or such Arranger in performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Agent, Syndication Agent or Arranger, as the case may be, in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's, Syndication Agent's or such Arranger's gross negligence or willful misconduct. If any indemnity furnished to Agent, Syndication Agent or either Arranger, as the case may be, for any purpose shall, in the opinion of Agent, Syndication Agent or such Arranger, as the case may be, be insufficient or become impaired, Agent, Syndication Agent or such Arranger may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

10.5    SUCCESSOR AGENT AND SWING LINE LENDER.

        A. SUCCESSOR AGENT. Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and Company, and Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to





                                         155                 (Credit Agreement)

Company and Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days' notice to Company, to appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and the retiring or removed Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Agent's resignation or removal hereunder as Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

        B. SUCCESSOR SWING LINE LENDER. Any resignation or removal of Agent pursuant to subsection 10.5A shall also constitute the resignation or removal of Bankers or its successor as Swing Line Lender, and any successor Agent appointed pursuant to subsection 10.5A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (i) Company shall prepay any outstanding Swing Line Loans made by the retiring or removed Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring or removed Agent and Swing Line Lender shall surrender the Swing Line Note held by it to Company for cancellation, and (iii) Company shall issue a new Swing Line Note to the successor Agent and Swing Line Lender substantially in the form of Exhibit VI annexed hereto, in the principal amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions.

10.6    GUARANTIES AND COLLATERAL DOCUMENTS.

                Each Lender and, by its acceptance of the benefits hereof and of the other Loan Documents, each Interest Rate Exchanger hereby further authorizes Agent to enter into the Collateral Documents as secured party on behalf of and for the benefit of Lenders and Interest Rate Exchangers and agrees to be bound by the terms of the Collateral Documents; provided that, except as otherwise provided in subsection 6.11 or 11.6, Agent shall not enter into or consent to any amendment, modification, termination or waiver of any provision contained in the Collateral Documents without the prior consent of Requisite Lenders. Anything contained in the Loan Documents to the contrary notwithstanding, each Lender and, by its acceptance of the benefits hereof and of the other Loan Documents, each Interest Rate Exchanger agrees that (i) no Lender or Interest Rate Exchanger shall have any right individually to realize upon the Holdings Guaranty, the Subsidiary Guaranty or any of the Collateral under the Collateral Documents, it being understood and agreed that all rights and remedies under the Collateral Documents may be exercised solely by Agent for the benefit of Lenders and Interest Rate Exchangers and the other beneficially interested parties under the Collateral Documents and the other Loan Documents in accordance with the terms thereof, and (ii) Agent may release all Liens on the Collateral in accordance with subsection 6.11 without the prior consent of any Lender or Interest Rate Exchanger.





                                         156                 (Credit Agreement)

SECTION 11.     MISCELLANEOUS

11.1    ASSIGNMENTS AND PARTICIPATIONS IN LOANS AND LETTERS OF CREDIT.

        A. GENERAL. Each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or (ii) sell participations to any Person in, all or any part of its Commitments or any Loan or Loans made by it or its Letters of Credit or participations therein or any other interest herein or in any other Obligations owed to it; provided that no such sale, assignment, transfer or participation shall, without the consent of Company, require Company to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state; provided, further that no such sale, assignment or transfer described in clause (i) above shall be effective unless and until an Assignment Agreement effecting such sale, assignment or transfer shall have been accepted by Agent and recorded in the Register as provided in subsection 11.1B(ii); provided, further that no such sale, assignment, transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Lender effecting such sale, assignment, transfer or participation; and provided, further that, anything contained herein to the contrary notwithstanding, the Swing Line Loan Commitment and the Swing Line Loans of Swing Line Lender may not be sold, assigned or transferred as described in clause (i) above to any Person other than a successor Agent and Swing Line Lender to the extent contemplated by subsection 10.5. Except as otherwise provided in this subsection 11.1, no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitments or the Loans, the Letters of Credit or participations therein, or the other Obligations owed to such Lender.

        B.      ASSIGNMENTS.

                (i) Amounts and Terms of Assignments. Each Commitment, Loan, Letter of Credit or participation therein, or other Obligation may (a) be assigned in any amount to another Lender, or to an Affiliate of the assigning Lender or another Lender, with the giving of notice to Company and Agent or (b) be assigned in an aggregate amount of not less than $5,000,000 (or such lesser amount as shall constitute the aggregate amount of the Commitments, Loans, Letters of Credit and participations therein, and other Obligations of the assigning Lender) to any other Eligible Assignee with the giving of notice to Company and, with the consent of Company and Agent (which consent of Company and Agent shall not be unreasonably withheld); provided that any such assignment in accordance with either (a) or (b) above shall effect a pro rata assignment of (i) the Revolving Term Loan Commitment and Revolving Term Loans of the





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        assigning Lender, on the one hand, and (ii) the Revolving Loan Commitment and Revolving Loans of the assigning Lender, on the other hand. To the extent of any such assignment in accordance with either clause (a) or (b) above, the assigning Lender shall be relieved of its obligations with respect to its Commitments, Loans, Letters of Credit or participations therein, or other Obligations or the portion thereof so assigned. The parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording in the Register, an Assignment Agreement, together with a processing and recordation fee of, in the case of assignments to a Lender or an Affiliate of a Lender, $3,500 and, in the case of assignments to any other Eligible Assignee, $3,500 and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Agent pursuant to subsection 2.7B(iii)(a). Upon such execution, delivery, and acceptance and recordation, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). The Commitments hereunder shall be modified to reflect the Commitment of such assignee and any remaining Commitment of such assigning Lender and, if any such assignment occurs after the issuance of the Notes hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Agent for cancellation, and thereupon new Notes shall be issued to the assignee and/or to the assigning Lender, substantially in the form of
        Exhibit IV, Exhibit V-A or Exhibit V-B annexed hereto, as the case may be, with appropriate insertions, to reflect the new Commitments and/or outstanding Term Loans, as the case may be, of the assignee and/or the assigning Lender.

                (ii) Acceptance by Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 11.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Agent pursuant to subsection 2.7B(iii)(a), Agent shall, if such Assignment Agreement has been completed and is in substantially the form of Exhibit X hereto and if Agent and Company have consented to the assignment evidenced thereby (in each case to





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        the extent such consent is required pursuant to subsection 11.1B(i)),
        (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Company. Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 11.1B(ii).

        C. PARTICIPATIONS. The holder of any participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation, (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation, (iii) the release of the Liens held by Agent on behalf of Lenders with respect to all or substantially all of the Collateral except as expressly provided in the Loan Documents or (iv) a reduction of the amount of any fees payable hereunder to the extent subject to such participation, and all amounts payable by Company hereunder (including without limitation amounts payable to such Lender pursuant to subsections 2.6D, 2.7 and 3.6) shall be determined as if such Lender had not sold such participation. Company and each Lender hereby acknowledge and agree that, solely for purposes of subsections
11.4 and 11.5, (a) any participation will give rise to a direct obligation of Company to the participant and (b) the participant shall be considered to be a "Lender".

        D. ASSIGNMENTS TO FEDERAL RESERVE BANKS. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 11.1, any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided that (i) no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

        E. INFORMATION. Each Lender may furnish any information concerning Holdings and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 11.19.

11.2    EXPENSES.

                Whether or not the transactions contemplated hereby shall be consummated, each of Holdings and Company agrees to pay promptly (i) all the actual





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and reasonable costs and expenses of preparation of the Loan Documents; (ii) all the costs of furnishing all opinions by counsel for Holdings and its Subsidiaries (including without limitation any opinions requested by Lenders as to any legal matters arising hereunder) and of each Loan Party's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including, without limitation, with respect to confirming compliance with environmental and insurance requirements; (iii) the reasonable fees, expenses and disbursements of counsel to Agent and Arrangers (including internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and the Loans and any consents, amendments, waivers or other modifications hereto or thereto and any other documents or matters requested by any Loan Party; (iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Agent on behalf of Lenders pursuant to any Loan Document, including filing and recording fees and expenses, title insurance, fees and expenses of counsel for providing such opinions as Agent or Requisite Lenders may reasonably request and fees and expenses of legal counsel to Agent, Syndication Agent and Arrangers; (v) all the actual costs and reasonable expenses of obtaining and reviewing any appraisals provided for under subsection 6.10 and any environmental audits or reports provided for under subsection 6.10; (vi) the reasonable fees, expenses and disbursements of any accountants retained by Agent in its reasonable discretion in connection with the review and analysis of any financial statements of Holdings and its Subsidiaries or any other reports furnished to Agent by or on behalf of Holdings or any of its Subsidiaries pursuant to or for use in connection with this Agreement; (vii) all other actual and reasonable costs and expenses incurred by Agent, Syndication Agent and Arrangers in connection with the syndication of the Commitments and the negotiation, preparation and execution of the Loan Documents and the transactions contemplated hereby and thereby; and
(viii) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys' fees (including internal counsel) and costs of settlement, incurred by Agent, Syndication Agent, Arrangers and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

11.3    INDEMNITY.

                In addition to the payment of expenses pursuant to subsection 11.2, whether or not the transactions contemplated hereby shall be consummated, each of Holdings and Company agrees to defend, indemnify, pay and hold harmless Agent, Syndication Agent, Arrangers and Lenders and any holder of any of the Notes, and the officers, directors, employees, agents and affiliates of Agent, Syndication Agent, Arrangers, Lenders and such holders (collectively called the "INDEMNITEES") from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature





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whatsoever (including without limitation the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including without limitation securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents or any Related Transaction Documents or the transactions contemplated hereby or thereby (including without limitation Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds of any of the Loans or the issuance of Letters of Credit hereunder or the use or intended use of any of the Letters of Credit) or the statements contained in the commitment letter delivered by any Lender to any Loan Party with respect thereto (collectively called the "INDEMNIFIED LIABILITIES"); provided that each of Holdings and Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction. To the extent that the undertaking to defend, indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each of Holdings and Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

11.4    SET OFF; SECURITY INTEREST IN DEPOSIT ACCOUNTS.

                In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each of Holdings and Company at any time or from time to time, without notice to Holdings or Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account of Holdings or Company against and on account of the obligations and liabilities of Holdings or Company to that Lender under this Agreement, the Notes, the Letters of Credit and participations therein and the other Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, the Notes, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become





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due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured. Company hereby further grants to Agent and each Lender a security interest in all deposits and accounts maintained with Agent or such Lender as security for the Obligations.

11.5    RATABLE SHARING.

                Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment, by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the "AGGREGATE AMOUNTS DUE" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Holdings or any of its Subsidiaries or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Each of Holdings and its Subsidiaries expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by Holdings or any of its Subsidiaries to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

11.6  AMENDMENTS AND WAIVERS.

        A. No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, or consent to any departure by Holdings or Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of each Lender (with Obligations directly affected in the case of the following clause
(i)): (i) extend the scheduled final maturity of any Loan or Note, or extend the stated expiration date of any Letter of Credit beyond the Revolving





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Loan Commitment Termination Date, or reduce the rate of interest (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or fees thereon, or extend the time of payment of interest or fees thereon, or reduce the principal amount thereof, (ii) release all or substantially all of the Collateral, release all or substantially all of the Loan Parties that are party to the Subsidiary Guaranty from the Subsidiary Guaranty or release Holdings from the Holdings Guaranty, in each case except as expressly provided in the Loan Documents, (iii) amend, modify, terminate or waive any provision of this subsection 11.6, (iv) reduce the percentage specified in the definition of Requisite Lenders (it being understood that, with the consent of the Requisite Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Requisite Lenders on substantially the same basis as the extensions of Term Loans, Revolving Term Loans and Revolving Loan Commitments are included on the Closing Date) or (v) consent to the assignment or transfer by Holdings or Company of any of their respective rights and obligations under this Agreement; provided further that no such amendment, modification, termination or waiver shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that amendments, modifications or waivers of conditions precedent, covenants, Potential Events of Default or Events of Default or of a mandatory reduction in the Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender); (2) without the consent of the Swing Line Lender, amend, modify, terminate or waive any provision of subsection 2.1A(iv) or any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans; (3) amend, modify, terminate or waive any obligations of Revolving Lenders relating to the purchase of participations in Letters of Credit shall be effective without the written concurrence of each Issuing Lender having a Letter of Credit then outstanding or which has not been reimbursed for a drawing under a Letter of Credit issued by it and of Agent; or (4) without the consent of Agent, Syndication Agent or the applicable Arranger, as the case may be, amend, modify, terminate or waive any provision of Section 10 as the same applies to Agent, Syndication Agent or any Arranger or of any other provision of this Agreement as the same applies to the rights or obligations of Agent, Syndication Agent or any Arranger.

        B. If, in connection with any proposed amendment, modification, termination or waiver to any of the provisions of this Agreement or the Notes as contemplated by clauses (i) through (v) of the first proviso of subsection 11.6A, the consent of the Requisite Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Company shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (i) or
(ii) below, to either (i) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to subsection 2.9 so long as at the time of such replacement, each such Replacement Lender consents to the proposed amendment, modification, termination or waiver, or (ii) terminate such non-consenting





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Lender's Commitments and repay in full its outstanding Loans in accordance with subsections 2.4B(i)(b) and 2.4B(ii)(b); provided that unless the Commitments that are terminated and the Loans that are repaid pursuant to the preceding clause (ii) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to the preceding clause (ii), the Requisite Lenders (determined before giving effect to the proposed action) shall specifically consent thereto; provided further that Company shall not have the right to terminate such non-consenting Lender's Commitment and repay in full its outstanding Loans pursuant to clause (ii) of this subsection 11.6B if, immediately after the termination of such Lender's Revolving Loan Commitment or such Lender's Revolving Term Loan Commitment in accordance with subsection 2.4B(ii)(b), (a) the Revolving Loan Exposure of all Lenders would exceed the Revolving Loan Commitments of all Lenders, or (b) the Revolving Term Loan Exposure of all Lenders would exceed the Revolving Term Loan Commitments of all Lenders; provided still further that Company shall not have the right to replace a Lender solely as a result of the exercise of such Lender's rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to subsection 11.6A.

        C. Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Holdings or Company in any case shall entitle Holdings or Company, as the case may be, to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 11.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Holdings or Company, on Holdings or Company as the case may be.

11.7    INDEPENDENCE OF COVENANTS.

                All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

11.8    NOTICES.

                Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it





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in the United States mail with postage prepaid and properly addressed; provided that notices to Agent shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Holdings, Company and Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Agent.

11.9    SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

        A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

        B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Holdings and Company set forth in subsections 2.6D, 2.7, 3.5A, 3.6, 11.2, 11.3 and 11.4 and the agreements of Lenders set forth in subsections 10.2C, 10.4 and 11.5 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

11.10   FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.

                No failure or delay on the part of Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.11   MARSHALLING; PAYMENTS SET ASIDE.

                Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of Holdings, Company or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Agent or Lenders (or to Agent for the benefit of Lenders), or Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all





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Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

11.12   SEVERABILITY.

                In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

11.13   OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS.

                The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

11.14   HEADINGS.

                Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

11.15   APPLICABLE LAW.

                THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

11.16   SUCCESSORS AND ASSIGNS.

                This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders' rights of assignment are subject to subsection 11.1). The terms and provisions of this Agreement shall inure to the benefit of any assignee or transferee of any of the Loans, and in the event of any such transfer or assignment the rights and privileges herein conferred upon





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Lenders shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. None of Holdings', or Company's rights or obligations hereunder nor any interest therein may be assigned or delegated by Holdings or Company without the prior written consent of all Lenders.

11.17   CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

                ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST HOLDINGS OR COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OBLIGATION MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT EACH OF HOLDINGS AND COMPANY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, SUCH OTHER LOAN DOCUMENT OR SUCH OBLIGATION. Each of Holdings and Company hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Holdings or Company, as the case may be, at its address provided in subsection 11.8, such service being hereby acknowledged by Holdings and Company, as the case may be, to be sufficient for personal jurisdiction in any action against Holdings or Company, as the case may be, in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Lender to bring proceedings against Holdings or Company in the courts of any other jurisdiction.

11.18   WAIVER OF JURY TRIAL.

                EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all- encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future





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dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

11.19   CONFIDENTIALITY.

                Each Lender shall hold all non-public information obtained pursuant to the requirements of or in connection with this Agreement which has been identified as confidential by Company in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by Holdings and Company that in any event a Lender may make disclosures reasonably required by any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participation therein or as required or requested by any governmental agency or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Holdings or any of its Subsidiaries.

11.20   COUNTERPARTS; EFFECTIVENESS.

                This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by





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Company and Agent of written or telephonic notification of such execution and authorization of delivery thereof.



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                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


                         GUARANTOR:      DOMINICK'S SUPERMARKETS, INC.


                                         By:       /s/ Thomas D. Roti
                                                 -----------------------------
                                         Title:    Vice President
                                                 -----------------------------


                                         Notice Address:

                                                 Dominick's Supermarkets, Inc.
                                                 505 Railroad Avenue
                                                 Northlake, IL 60164
                                                 Attention: President and
                                                            Chief Operating
                                                            Officer





                                         S-1                (Credit Agreement)

                COMPANY:

                                         DOMINICK'S FINER FOODS, INC.


                                         By:        /s/ Thomas D. Roti
                                                 ------------------------------
                                         Title:     Vice President
                                                 ------------------------------


                                         Notice Address:


                                                 Dominick's Finer Foods, Inc.
                                                 505 Railroad Avenue
                                                 Northlake, IL 60164
                                                 Attention:  President and
                                                             Chief Operating
                                                             Officer





                                         S-2                (Credit Agreement)

                LENDERS:

                                         BANKERS TRUST COMPANY,
                                         individually and as Administrative
                                         Agent and Arranger


                                         By:         /s/ Mary Jo Jolly
                                                 ------------------------------
                                         Title:      Assistant Vice President
                                                 ------------------------------


                                         Notice Address:

                                                 Bankers Trust Company
                                                 One Bankers Trust Plaza
                                                 130 Liberty St., 14th Floor
                                                 New York, NY 10006
                                                 Attention: Tracy Prokes

                                                 with a copy to:

                                                 Bankers Trust Company
                                                 300 South Grand Avenue,
                                                   41st Floor
                                                 Los Angeles, CA 90071
                                                 Attention: Vicki Floyd





                                         S-3                (Credit Agreement)

                                         THE CHASE MANHATTAN BANK,
                                         individually and as Syndication Agent
                                         and Arranger


                                         By:        /s/  Ellen Gertzog
                                                 ------------------------------
                                         Title:     Vice President
                                                 ------------------------------


                                         Notice Address:

                                                 The Chase Manhattan Bank
                                                 270 Park Avenue, 9th Floor
                                                 New York, New York 10017
                                                 Attention: Ellen Gertzog

                                                 with a copy to:

                                                 The Chase Manhattan Bank
                                                 2 Grand Central Tower
                                                 140 E. 45th Street, 29th Floor
                                                 New York, New York 10017
                                                 Attention: Sandra Miklave





                                         S-4                (Credit Agreement)

                                         BANK OF AMERICA ILLINOIS


                                         By:    /s/ Linda A. Carper
                                             ----------------------------------
                                         Title:     Managing Director
                                                 ------------------------------

                                         Notice Address:

                                                 Bank of America
                                                 335 Madison Avenue, 6th Floor
                                                 New York, NY 10017





                                         S-5                (Credit Agreement)

                                         THE FIRST NATIONAL BANK OF CHICAGO


                                         By:    /s/ Paul A. Rigby
                                              ---------------------------------
                                         Title:     Managing Director
                                                 ------------------------------

                                         Notice Address:

                                                 The First National Bank of
                                                   Chicago
                                                 1 First National Plaza,
                                                   14th Floor
                                                 Suite 0086
                                                 Chicago, IL 60670





                                         S-6                (Credit Agreement)

                                         MARINE MIDLAND BANK


                                         By:    /s/ J.B. Lyons
                                              ---------------------------------
                                         Title:     SVP
                                                 ------------------------------

                                         Notice Address:

                                                 Marine Midland Bank
                                                 140 Broadway, 5th Floor
                                                 New York, NY 10005





                                         S-7                (Credit Agreement)

                                         THE MITSUBISHI TRUST & BANKING
                                         CORPORATION


                                         By:     /s/
                                              ---------------------------------
                                         Title:      Senior Vice President
                                                 ------------------------------

                                         Notice Address:

                                                 The Mitsubishi Trust & Banking
                                                   Corporation
                                                 520 Madison Avenue, 26th Floor
                                                 New York, NY 10002





                                         S-8                (Credit Agreement)

                                         UNION BANK OF CALIFORNIA, N.A.


                                         By:    /s/ Don A. Cox
                                              ---------------------------------
                                         Title:    Vice President
                                                 ------------------------------

                                         Notice Address:

                                                 Union Bank of California, N.A.
                                                 350 California Street,
                                                   11th Floor
                                                 San Francisco, CA 94104





                                         S-9                (Credit Agreement)

                                         ABN AMRO BANK N.V., CHICAGO BRANCH
                                         BY ABN AMRO NORTH AMERICA, INC.,
                                         AS AGENT FOR ABN AMRO BANK N.V.,
                                         CHICAGO BRANCH


                                        By:    /s/ John Wm. Stronger
                                             --------------------------------
                                        Title: Group V.P. and Director
                                               ------------------------------


                                        By:    /s/ Bernard J. McGuiger
                                             --------------------------------
                                        Title: Group Vice President and Director
                                               ------------------------------


                                        Notice Address:

                                                 ABN AMRO BANK N.V., CHICAGO
                                                   BRANCH
                                                 135 S. LaSalle, Suite 625
                                                 Chicago, IL 60603





                                        S-10                (Credit Agreement)

                                         LASALLE NATIONAL BANK


                                         By:   /s/
                                              ---------------------------------
                                         Title:     FVP
                                                 ------------------------------

                                         Notice Address:

                                                 LaSalle National Bank
                                                 135 S. LaSalle, Suite 307
                                                 Chicago, Illinois 60603





                                        S-11                (Credit Agreement)

                                         BANQUE PARIBAS


                                         By:  /s/ Lee Buckner
                                             ---------------------------------
                                         Title:  Group Vice President
                                                ------------------------------


                                         By:  /s/ Linda Aleshire
                                             ---------------------------------
                                         Title:   Vice President
                                                ------------------------------

                                         Notice Address:

                                         Banque Paribas
                                                 2029 Century Park East
                                                 Suite 3900
                                                 Los Angeles, CA 90067





                                        S-12                (Credit Agreement)

                             COMPAGNIE FINANCIERE DE CIC ET DE
                             L'UNION EUROPEENNE


                             By:   /s/ Brian O'Leary   /s/ Sean Mounier
                                 ----------------------------------------
                             Title:    Vice President       First Vice President
                                    --------------------------------------------

                             Notice Address:

                                     Compagnie Financiere de CIC et
                                       de l'Union Europeenne
                                     520 Madison Avenue, 37th Floor
                                     New York, NY 10022





                                        S-13                (Credit Agreement)

                                         THE NORTHERN TRUST COMPANY


                                         By:   /s/ Sidney Dillard
                                              ---------------------------------
                                         Title:    VP
                                                 ------------------------------


                                         Notice Address:

                                                 The Northern Trust Company
                                                 50 S. LaSalle, 11th Floor
                                                 Chicago, IL 60675





                                        S-14                (Credit Agreement)

                                         THE BANK OF NOVA SCOTIA


                                         By:    /s/ F.C.H. Ashby
                                              ---------------------------------
                                         Title:  Senior Manager Loan Operations
                                                 ------------------------------

                                         Notice Address:

                                                 The Bank of Nova Scotia
                                                 181 W. Madison, Suite 3700
                                                 Chicago, Illinois 60602

                                                 with a copy to:

                                                 Bank of Nova Scotia
                                                 600 Peachtree Street,
                                                   Suite 2700
                                                 Atlanta, Georgia 30308





                                        S-15                (Credit Agreement)

                                         CAISSE NATIONAL DE CREDIT AGRICOLE


                                         By:  /s/ Katherine L. Abbott
                                              ---------------------------------
                                         Title:  First Vice President
                                                 ------------------------------

                                         Notice Address:

                                                 Caisse National de Credit
                                                   Agricole
                                                 55 East Monroe, Suite 4700
                                                 Chicago, IL 60603





                                        S-16                (Credit Agreement)

                                         CREDIT LYONNAIS CHICAGO BRANCH


                                         By:  /s/ Julie Kanek
                                              ---------------------------------
                                         Title:  Vice President
                                                 ------------------------------

                                         Notice Address:

                                                 Credit Lyonnais
                                                 1301 Avenue of the Americas
                                                 New York, NY 10019





                                        S-17                (Credit Agreement)

                                         THE DAI-ICHI KANGYO BANK, LTD.


                                         By:  /s/
                                              ---------------------------------
                                         Title:  Vice President
                                                 ------------------------------

                                         Notice Address:

                                                 Dai-Ichi Kangyo Bank
                                                 10 S. Wacker, 26th Floor
                                                 Chicago, IL 60606





                                        S-18                (Credit Agreement)

                                         THE FUJI BANK, LIMITED CHICAGO BRANCH


                                         By:  /s/ Peter L. Chinnici
                                              ---------------------------------
                                         Title:  Joint General Manager
                                                 ------------------------------

                                         Notice Address:

                                                 The Fuji Bank, Limited Chicago
                                                   Branch
                                                 225 W. Wacker Drive,
                                                   Suite 2000
                                                 Chicago, IL 60606





                                        S-19                (Credit Agreement)

                                         MITSUI LEASING (U.S.A.) INC.


                                         By:  /s/
                                              ---------------------------------
                                         Title:  Senior Vice President
                                                 ------------------------------


                                         Notice Address:

                                                 Mitsui Leasing (U.S.A.) Inc.
                                                 200 Park Avenue, Suite 3124
                                                 New York, NY 10166





                                        S-20                (Credit Agreement)

                                         THE ROYAL BANK OF SCOTLAND PLC


                                         By:  /s/ Grant F. Staddort
                                              ---------------------------------
                                         Title:  Senior Vice President & Manager
                                                 ------------------------------

                                         Notice Address:

                                                 The Royal Bank of Scotland plc
                                                 88 Pine Street 26F
                                                 New York, NY 10005





                                        S-21                (Credit Agreement)

                                         THE SAKURA BANK, LIMITED


                                         By:  /s/ Shurji Sakurai
                                              ---------------------------------
                                         Title:  Joint General Manager
                                                 ------------------------------

                                         Notice Address:

                                                 The Sakura Bank, Limited
                                                 227 W. Monroe, Suite 4700
                                                 Chicago, Il 60606





                                        S-22                (Credit Agreement)

                                        THE SUMITOMO TRUST & BANKING CO., LTD.,
                                        NEW YORK BRANCH


                                        By:  /s/ Suraj P. Bhatia
                                             ---------------------------------
                                        Title:  Senior Vice President
                                                ------------------------------
                                                Manager, Corporate Finance Dept.
                                        Notice Address:

                                        The Sumitomo Trust & Banking Co., Ltd.,
                                        New York Branch
                                        527 Madison Avenue, 6th Floor
                                        New York, NY 10022




                                        S-23                (Credit Agreement)

                                   EXHIBIT I

                         [FORM OF NOTICE OF BORROWING]

                              NOTICE OF BORROWING


                Pursuant to that certain Credit Agreement dated as of November 1, 1996, as amended, amended and restated, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, amended and restated, supplemented or otherwise modified, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Dominick's Supermarkets, Inc., a Delaware corporation, Dominick's Finer Foods, Inc., a Delaware corporation ("COMPANY"), the financial institutions listed therein as Lenders, Bankers Trust Company ("BANKERS"), as Agent, The Chase Manhattan Bank ("CHASE"), as Syndication Agent, and Bankers and Chase, as Arrangers, this represents Company's request to borrow on _____________, _____ [from Lenders, in accordance with their applicable Pro Rata Shares, $______________ in [Term/Revolving Term/Revolving] Loans as [Base/Eurodollar Rate Loans] [from Swing Line Lender $___________ in Swing Line Loans under the Revolving Loan Commitment as Base Rate Loans]. [The initial Interest Period for such Loans is requested to be a _________ month period.] The proceeds of such Loans are to be deposited in Company's account at Agent.

                The undersigned officer, in his/her capacity as an officer of Company and to the best of his or her knowledge, and Company certify that:

                (i) The representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date;

                (ii) No event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Potential Event of Default;

                (iii) Each Loan Party has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof; [and]

                (iv) Each of the other conditions to funding set forth in [subsection 4.1 and] subsection 4.2C has been satisfied[; and] [.]





                                                              (Credit Agreement)

                [(v)     After giving effect to the [[Revolving
        Term/Revolving/Swing Line] Loans requested hereby, the Total Utilization of [Revolving Term/Revolving] Loan Commitments does not exceed the [Revolving Term/Revolving] Loan Commitments.


DATED: ____________________                      DOMINICK'S FINER FOODS, INC.



                                         By: ___________________________

                                         Title: ________________________





                                                              (Credit Agreement)

                                   EXHIBIT II

                  [FORM OF NOTICE OF CONVERSION/CONTINUATION]

                       NOTICE OF CONVERSION/CONTINUATION

                Pursuant to that certain Credit Agreement dated as of November 1, 1996, as amended, amended and restated, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, amended and restated, supplemented or otherwise modified, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Dominick's Supermarkets, Inc., a Delaware corporation, Dominick's Finer Foods, Inc., a Delaware corporation ("COMPANY"), the financial institutions listed therein as Lenders, Bankers Trust Company ("BANKERS"), as Agent, The Chase Manhattan Bank ("CHASE"), as Syndication Agent, and Bankers and Chase, as Arrangers, this represents the Company's request to [SELECT A OR B WITH APPROPRIATE INSERTIONS AND DELETIONS: [A: convert $_________ in principal amount of presently outstanding [Term/Revolving Term/Revolving] Loans that are [Base/Eurodollar] Rate Loans [having an Interest Period that expires on _____________, ____] to [Base/Eurodollar] Rate Loans on ____________, ____.
[The initial Interest Period for such Eurodollar Rate Loans is requested to be a _________ month period.]] [B: continue as Eurodollar Rate Loans $_________ in principal amount of presently outstanding [Term/Revolving Term/Revolving] Loans having an Interest Period that expires on ____________, ____. The Interest Period for such Eurodollar Rate Loans commencing on _____________, _____ is requested to be a ________ month period.]]

                [FOR CONVERSIONS TO OR CONTINUATIONS OF EURODOLLAR RATE LOANS
ONLY: The undersigned officer, in his/her capacity as an officer of Company and to the best of his or her knowledge, and Company certify that no Event of Default or Potential Event of Default has occurred and is continuing under the Credit Agreement.]

DATED: _____________________             DOMINICK'S FINER FOODS, INC.


                                         By:  __________________________

                                         Title:  _______________________





                                                              (Credit Agreement)

                                  EXHIBIT III

                [FORM OF NOTICE OF ISSUANCE OF LETTER OF CREDIT]

                     NOTICE OF ISSUANCE OF LETTER OF CREDIT

                Pursuant to that certain Credit Agreement dated as of November 1, 1996, as amended, amended and restated, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, amended and restated, supplemented or otherwise modified, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Dominick's Supermarkets, Inc., a Delaware corporation, Dominick's Finer Foods, Inc., a Delaware corporation ("COMPANY"), the financial institutions listed therein as Lenders, Bankers Trust Company ("BANKERS"), as Agent, The Chase Manhattan Bank ("CHASE"), as Syndication Agent, and Bankers and Chase, as Arrangers, this represents the Company's request that [proposed Issuing Lender] issue a [Commercial/Standby] Letter of Credit under the Revolving Loan Commitment on __________, ____ in the face amount of _________________ with an expiration date of ____________, ____. The beneficiary of such proposed Letter of Credit shall be [Name of beneficiary] and such Person's address is _____________________________________. Attached hereto is [the verbatim text of such proposed Letter of Credit] [a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents and the verbatim text of any certificates to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Lender to make payment under such Letter of Credit].

                The undersigned officer, in his/her capacity as an officer of Company and to the best of his or her knowledge, and Company certify that:

                (i) The representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date;

                (ii) No event has occurred and is continuing or would result from the issuance of the Letter of Credit contemplated hereby that would constitute an Event of Default or a Potential Event of Default;

                (iii) Each Loan Party has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof;





                                                              (Credit Agreement)

                (iv) Each of the other conditions to the issuance of the Letter of Credit contemplated hereby described in subsections 4.3A and 4.3C has been satisfied; and

                (v) After giving effect to the issuance of the Letter of Credit requested hereby, (a) the Total Utilization of Revolving Loan Commitments does not exceed the Revolving Loan Commitments, and (b) the Letter of Credit Usage does not exceed $50,000,000.


DATED: ____________________                      DOMINICK'S FINER FOODS, INC.


                                                 By:  ________________________

                                                 Title:  _____________________





                                                              (Credit Agreement)

                                   EXHIBIT IV

                              [FORM OF TERM NOTE]

                          DOMINICK'S FINER FOODS, INC.

                       PROMISSORY NOTE DUE APRIL 30, 2003

$[1]                                                   Los Angeles, California
                                                              November 1, 1996

                FOR VALUE RECEIVED, DOMINICK'S FINER FOODS, INC., a Delaware corporation ("COMPANY"), promises to pay to [2] ("PAYEE") or its registered assigns the principal amount of [3] DOLLARS ($[1]) in the installments referred to below.

                Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of November 1, 1996 by and among Company, Dominick's Supermarkets, Inc., the financial institutions listed therein as Lenders, Agent, Syndication Agent and Arrangers (said Credit Agreement, as it may be amended, amended and restated, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined).

                Company shall make principal payments on this Note in consecutive quarterly installments, commencing on February 28, 1998 and ending on April 30, 2003. Each such installment shall be due on the date specified in the Credit Agreement and in an amount determined in accordance with the provisions thereof; provided that the last such installment shall be in an amount sufficient to repay the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon.

                This Note is one of Company's "Term Notes" in the aggregate principal amount of $100,000,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.





__________________________________

[1]     Insert amount of Lender's Term Loan in numbers.

[2]     Insert Lender's name in capital letters.

[3]     Insert amount of Lender's Term Loan in words.

                                                              (Credit Agreement)

                All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Agent and recorded in the Register as provided in subsection 11.1B(ii) of the Credit Agreement, Company and Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loan evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

                Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

                This Note is subject to mandatory prepayment as provided in subsection 2.4B(iii) of the Credit Agreement and to prepayment at the option of Company as provided in subsection 2.4B(i) of the Credit Agreement.

                THE CREDIT AGREEMENT AND THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

                Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

                The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

                This Note is subject to restrictions on transfer or assignment as provided in subsections 11.1 and 11.16 of the Credit Agreement.

                No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.





                                                              (Credit Agreement)

                Company promises to pay all costs and expenses, including reasonable attorneys' fees, all as provided in subsection 11.2 of the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.


                  [Remainder of page intentionally left blank]





                                                              (Credit Agreement)

                IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

                                         DOMINICK'S FINER FOODS, INC.

                                         By:  _________________________

                                         Title:  ______________________





                                                              (Credit Agreement)

                                  EXHIBIT V-A

                         [FORM OF REVOLVING TERM NOTE]

                          DOMINICK'S FINER FOODS, INC.

                       PROMISSORY NOTE DUE APRIL 30, 2003

$[3]                                                     Los Angeles, California
                                                                November 1, 1996

                FOR VALUE RECEIVED, DOMINICK'S FINER FOODS, INC., a Delaware corporation ("COMPANY"), promises to pay to [4] ("PAYEE") or its registered assigns, on or before April 30, 2003, the lesser of (x) [5] DOLLARS ($[1]) and
(y) the unpaid principal amount of all advances made by Payee to Company as Revolving Term Loans under the Credit Agreement referred to below.

                Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of November 1, 1996 by and among Company, Dominick's Supermarkets, Inc., the financial institutions listed therein as Lenders, Agent, Syndication Agent and Arrangers (said Credit Agreement, as it may be amended, amended and restated, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined).

                This Note is one of Company's "Revolving Term Notes" in the aggregate principal amount of $105,000,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Term Loans evidenced hereby were made and are to be repaid.

                All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Agent and recorded in the Register as provided in subsection 11.1B(ii) of the Credit





__________________________________

[3]     Insert amount of Lender's Revolving Term Loan Commitment in numbers.

[4]     Insert Lender's name in capital letters.

[5]     Insert amount of Lender's Revolving Term Loan Commitment in words.

                                                              (Credit Agreement)

Agreement, Company and Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loans evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

                Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

                This Note is subject to mandatory prepayment as provided in subsection 2.4B(iii) of the Credit Agreement and to prepayment at the option of Company as provided in subsection 2.4B(i) of the Credit Agreement.

                THE CREDIT AGREEMENT AND THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

                Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

                The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

                This Note is subject to restrictions on transfer or assignment as provided in subsections 11.1 and 11.16 of the Credit Agreement.

                No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

                Company promises to pay all costs and expenses, including reasonable attorneys' fees, all as provided in subsection 11.2 of the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.





                                                              (Credit Agreement)

                  [Remainder of page intentionally left blank]





                                                              (Credit Agreement)

                IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

                                         DOMINICK'S FINER FOODS, INC.


                                         By:  _________________________

                                         Title:  ______________________





                                                              (Credit Agreement)

                                  TRANSACTIONS
                                       ON
                              REVOLVING TERM NOTE


                                                                            Outstanding
                   Type of          Amount of           Amount of            Principal
                  Loan Made         Loan Made         Principal Paid          Balance          Notation
     Date         This Date         This Date           This Date            This Date          Made By
     ----        -----------      -------------      ---------------      ---------------       -------

                                  EXHIBIT V-B

                            [FORM OF REVOLVING NOTE]

                          DOMINICK'S FINER FOODS, INC.

                       PROMISSORY NOTE DUE APRIL 30, 2003

$[6]                                                     Los Angeles, California
                                                                November 1, 1996

                FOR VALUE RECEIVED, DOMINICK'S FINER FOODS, INC., a Delaware corporation ("COMPANY"), promises to pay to [7] ("PAYEE") or its registered assigns, on or before April 30, 2003, the lesser of (x) [8] DOLLARS ($[1]) and
(y) the unpaid principal amount of all advances made by Payee to Company as Revolving Loans under the Credit Agreement referred to below.

                Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of November 1, 1996 by and among Company, Dominick's Supermarkets, Inc., the financial institutions listed therein as Lenders, Agent, Syndication Agent and Arrangers (said Credit Agreement, as it may be amended, amended and restated, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined).

                This Note is one of Company's "Revolving Notes" in the aggregate principal amount of $120,000,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid.

                All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Agent and recorded in the Register as provided in subsection 11.1B(ii) of the Credit





__________________________________

[6]     Insert amount of Lender's Revolving Loan Commitment in numbers.

[7]     Insert Lender's name in capital letters.

[8]     Insert amount of Lender's Revolving Loan Commitment in words.

                                                              (Credit Agreement)

Agreement, Company and Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loans evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

                Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

                This Note is subject to mandatory prepayment as provided in subsection 2.4B(iii) of the Credit Agreement and to prepayment at the option of Company as provided in subsection 2.4B(i) of the Credit Agreement.

                THE CREDIT AGREEMENT AND THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

                Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

                The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

                This Note is subject to restrictions on transfer or assignment as provided in subsections 11.1 and 11.16 of the Credit Agreement.

                No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

                Company promises to pay all costs and expenses, including reasonable attorneys' fees, all as provided in subsection 11.2 of the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.





                                                              (Credit Agreement)

                  [Remainder of page intentionally left blank]





                                                              (Credit Agreement)

                IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

                                         DOMINICK'S FINER FOODS, INC.


                                         By:  _________________________

                                         Title:  ______________________





                                                              (Credit Agreement)

                                  TRANSACTIONS
                                       ON
                                 REVOLVING NOTE


                                                                            Outstanding
                   Type of          Amount of           Amount of            Principal
                  Loan Made         Loan Made         Principal Paid          Balance          Notation
     Date         This Date         This Date           This Date            This Date          Made By
     ----        -----------      -------------      ---------------      ---------------       -------

                                   EXHIBIT VI

                           [FORM OF SWING LINE NOTE]

                          DOMINICK'S FINER FOODS, INC.

                       PROMISSORY NOTE DUE APRIL 30, 2003

$20,000,000.00                                           Los Angeles, California
                                                                November 1, 1996


                FOR VALUE RECEIVED, DOMINICK'S FINER FOODS, INC., a Delaware corporation ("COMPANY"), promises to pay to BANKERS TRUST COMPANY ("PAYEE"), on or before April 30, 2003, the lesser of (x) TWENTY MILLION AND NO/100 DOLLARS ($20,000,000.00) and (y) the unpaid principal amount of all advances made by Payee to Company as Swing Line Loans under the Credit Agreement referred to below.

                Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of November 1, 1996 by and among Company, Dominick's Supermarkets, Inc., the financial institutions listed therein as Lenders, Agent, Syndication Agent and Arrangers (said Credit Agreement, as it may be amended, amended and restated, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined).

                This Note is Company's "Swing Line Note" and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Swing Line Loans evidenced hereby were made and are to be repaid.

                All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

                Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.





                                                              (Credit Agreement)

                This Note is subject to mandatory prepayment as provided in subsection 2.4B(iii) of the Credit Agreement and to prepayment at the option of Company as provided in subsection 2.4B(i) of the Credit Agreement.

                THE CREDIT AGREEMENT AND THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

                Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

                The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

                This Note is subject to restrictions on transfer or assignment as provided in subsections 11.1 and 11.16 of the Credit Agreement.

                No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

                Company promises to pay all costs and expenses, including reasonable attorneys' fees, all as provided in subsection 11.2 of the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.



                  [Remainder of page intentionally left blank]





                                                              (Credit Agreement)

                IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

                                         DOMINICK'S FINER FOODS, INC.


                                         By:  _________________________

                                         Title:  ______________________





                                                              (Credit Agreement)

                                  TRANSACTIONS
                                       ON
                                SWING LINE NOTE


                                                           Outstanding
                    Amount of           Amount of           Principal
                    Loan Made        Principal Paid          Balance           Notation
     Date           This Date           This Date           This Date          Made By
     ----         -------------      ---------------     ---------------       -------

                                  EXHIBIT VII

                        [FORM OF COMPLIANCE CERTIFICATE]

                             COMPLIANCE CERTIFICATE


THE UNDERSIGNED HEREBY CERTIFY IN OUR CAPACITY AS OFFICERS OF COMPANY THAT:

                (1) We are the duly elected [Title] and [Title] of Dominick's Finer Foods, Inc., a Delaware corporation ("COMPANY");

                (2) We have reviewed the terms of that certain Credit Agreement dated as of November 1, 1996, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, amended and restated, supplemented or otherwise modified, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined), by and among Dominick's Supermarkets, Inc., Company, the financial institutions listed therein as Lenders, Bankers Trust Company, as Administrative Agent, The Chase Manhattan Bank, as Syndication Agent, and the Arrangers, and the terms of the other Loan Documents, and we have made, or have caused to be made under our supervision, a review in reasonable detail of the transactions and condition of Dominick's Supermarkets, Inc. and its Subsidiaries during the accounting period covered by the attached financial statements; and

                (3) The examination described in paragraph (2) above did not disclose, and we have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Potential Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below].

                [Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Company has taken, is taking, or proposes to take with respect to each such condition or event:

______________________________________________________________________________

______________________________________________________________________________

_____________________________________________________________________________]





                                                              (Credit Agreement)

                The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this __________ day of _____________, _____ pursuant to subsection 6.1(iv) of the Credit Agreement.

                                         DOMINICK'S FINER FOODS, INC.

                                         By:  _________________________

                                         Title:  ______________________


                                         By: __________________________

                                         Title: _______________________





                                                              (Credit Agreement)

                                ATTACHMENT NO. 1
                           TO COMPLIANCE CERTIFICATE


                This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of ____________, ____ and pertains to the period from ____________, ____ to ____________, ____. Subsection references herein relate to subsections of the Credit Agreement.

A.      INDEBTEDNESS

        1.      Aggregate amount of Indebtedness
                evidenced by the Senior Subordinated
                Notes permitted under subsection            $_____________
                7.1(vii):

        2.      Aggregate principal amount of Senior
                Subordinated Notes that have been
                repurchased, redeemed or prepaid since
                May 4, 1995:                                $_____________

        3.      Maximum aggregate amount of
                Indebtedness permitted under
                subsection 7.1(vii) ($200,000,000           $_____________
                minus A(2)):
                -----

        4.      Aggregate principal amount of
                Indebtedness incurred to finance the
                purchase price of equipment, fixtures
                and other similar property or
                remodeling or other improvement costs
                of any facility of Company or any of
                its Subsidiaries during the current
                Fiscal Year permitted under subsection      $_____________
                7.1(viii):

        5.      Maximum aggregate amount of
                Indebtedness permitted under
                subsection 7.1(viii)(a) for the
                current Fiscal Year:                        $ 30,000,000

        6.      Aggregate outstanding principal amount
                of Indebtedness incurred since the
                Closing Date to finance the purchase
                price of any Real Property Assets
                consisting of fee





                                                              (Credit Agreement)

                interests in stores permitted under
                subsection 7.1(viii):


                                                             $_____________

        7.      Maximum aggregate principal amount of
                all Indebtedness incurred to finance
                the purchase price of any such Real
                Property Assets under subsection
                7.1(viii) at any time:
                                                            $ 25,000,000

        8.      Aggregate amount of Indebtedness of
                Subsidiaries of Company acquired after
                the Closing Date, the acquisition of
                which was permitted under
                subsections 7.3(v) and 7.7(ii),
                existing immediately prior to the time
                any such entity became a Subsidiary of
                Company and not incurred in
                contemplation of such acquisition           $_____________
                permitted under subsection 7.1(ix):

        9.      Maximum aggregate amount of
                Indebtedness permitted under
                subsection 7.1(ix):                         $ 5,000,000

        10.     Aggregate amount of Indebtedness
                represented by Deferred Trade Payables
                permitted under subsection 7.1(x):          $_____________

        11.     Maximum aggregate amount of
                Indebtedness permitted under                $ 10,000,000
                subsection 7.1(x):

        12.     Aggregate amount of Indebtedness
                evidenced by promissory notes
                subordinated to the Obligations and
                issued to employees or former
                employees of Company and its
                Subsidiaries in lieu of cash payments
                for stock of Holdings required to be
                repurchased pursuant to Company's
                stock option or other stock plans           $_____________
                permitted under subsection 7.1(xi):

        13.     Maximum aggregate amount of
                Indebtedness permitted under                $ 5,000,000
                subsection 7.1(xi):

        14.     Aggregate amount of Indebtedness to
                BDI





                                                              (Credit Agreement)

                and BPI permitted under subsection
                7.1(xii):                                    $_____________

        15.     Maximum aggregate amount of
                Indebtedness to BDI and BPI permitted
                under subsection 7.1(xii):                  $    350,000

        16.     Aggregate amount outstanding of other
                Indebtedness incurred by Company and
                its Subsidiaries permitted under            $_____________
                subsection 7.1(xiii):

        17.     Maximum aggregate amount outstanding
                of other Indebtedness incurred by
                Company and its Subsidiaries permitted
                under subsection 7.1(xiii):                 $ 15,000,000


B.      LIENS

        1.      Aggregate principal amount of
                Indebtedness secured by Liens on Real
                Property Assets consisting of fee
                interests in stores permitted under
                subsection 7.2A(iv)(a):                     $_____________

        2.      Maximum aggregate principal amount of
                Indebtedness secured by such Liens
                permitted under subsection                  $ 25,000,000
                7.2A(iv)(a):

        3.      Aggregate value of goods held on
                consignment secured by Liens in favor
                of third parties as consignors (or as
                creditors of such consignors) in the
                ordinary course of business and
                consistent with past practices
                permitted under subsection 7.2A(v):         $_____________

        4.      Maximum aggregate value of such goods
                permitted to be so held under
                subsection 7.2A(v):                         $ 10,000,000

        5.      Aggregate amount of Indebtedness of
                Company or any of its Subsidiaries
                secured by Liens not otherwise
                permitted by





                                                              (Credit Agreement)

                clauses 7.2A(i) through (vi) permitted
                under subsection 7.2A(vii):                 $_____________

        6.      Maximum aggregate amount of
                Indebtedness secured by Liens
                permitted under subsection 7.2A(vii):       $ 5,000,000

C.      INVESTMENTS:  JOINT VENTURES

        1.      Aggregate outstanding amount of
                Development Investments permitted
                under subsection 7.3(vi):                   $_____________

        2.      Maximum aggregate outstanding amount
                of Development Investments permitted
                under subsection 7.3(vi):                   $ 30,000,000

        3.      Aggregate principal amount of
                promissory notes received by Company
                and its Subsidiaries in consideration
                of, or the deferral of a portion of
                the sales price accepted with respect
                to, any Asset Sale permitted under
                subsection 7.7(viii) as permitted           $_____________
                under 7.3(vii):

        4.      Maximum aggregate principal amount of
                such promissory notes permitted under
                subsection 7.3(vii):                        $ 7,000,000

        5.      Aggregate amount of Investments made
                by Company and its Subsidiaries in
                suppliers made in anticipation of
                becoming a customer of such suppliers
                and in lieu of deposits, cash
                discounts or concessions and in
                connection with joint ventures with
                suppliers entered into in the ordinary
                course of business permitted under
                subsection 7.3(ix):                         $_____________

        6.      Maximum aggregate amount of
                Investments permitted under subsection
                7.3(ix) ($5,000,000 - D(1)):                $_____________





                                                              (Credit Agreement)

        7.      Aggregate amount of loans made during
                this Fiscal Year by Company to
                Holdings for the purposes described in
                subsection 7.5A(ii)(b) permitted under
                subsection 7.3(x)(a):                       $_____________

        8.      Maximum aggregate amount of loans made
                during this Fiscal Year by Company to
                Holdings for the purposes described in
                subsection 7.5A(ii)(b) permitted under
                subsection 7.3(x)(a) ($1,000,000 -          $_____________
                E(3)):

        9.      Aggregate amount of loans made during
                this Fiscal Year by Company to
                Holdings for the purposes described in
                subsection 7.5A(v) permitted under
                subsection 7.3(x)(b):                       $_____________

        10.     Maximum aggregate amount of loans made
                during this Fiscal Year by Company to
                Holdings for the purposes described in
                subsection 7.5A(v) permitted under
                subsection 7.3(x)(b) (($3,000,000 plus
                                                  ----
                the lesser of (A) E(13) and (B)
                $2,000,000) - E(7)):                        $_____________

        11.     Aggregate amount of loans made by
                Company or any of its Subsidiaries to
                its employees for the purpose of
                purchasing Holdings Common Stock
                permitted under subsection 7.3(xi):         $_____________

        12.     Maximum aggregate amount of such loans
                made by Company or any of its
                Subsidiaries to their respective
                employees permitted under subsection        $ 5,000,000
                7.3(xi):





                                                              (Credit Agreement)

        13.     Aggregate amount of (i) the cash
                portion of the purchase by Company and
                its Subsidiaries of Holdings Common
                Stock during the current Fiscal Year
                (a) from a stock option or other stock
                plan of any Loan Party as required
                pursuant to the applicable plan or
                agreement, (b) from participants in
                any such plan or from any employee of
                any Loan Party as required pursuant to
                the applicable plan or agreement or
                (c) from any former employee of any
                Loan Party (or any employee of any
                Loan Party who will become a former
                employee within 10 days) and (ii) the
                cash payments with respect to
                promissory notes issued to any such
                participants, holders, former
                employees and employees as permitted
                under subsection 7.3(xii):                  $_____________

        14.     Aggregate amount of cash proceeds
                received by Holdings in the current
                Fiscal Year from its sale of shares of
                Holdings Common Stock to a stock
                option or other stock plan of any Loan
                Party or to participants in any such
                plan or to any employee of any Loan
                Party during the current Fiscal Year:       $_____________

        15.     Maximum aggregate amount of the cash
                portion of such purchases and cash
                payments with respect to such
                promissory notes permitted under
                subsection 7.3(xii) in any Fiscal Year
                ($3,500,000 + C(14)):                       $_____________

        16.     Aggregate amount of other Investments
                permitted under subsection 7.3(xiii):       $_____________

        17.     Maximum aggregate amount of other
                Investments permitted under subsection
                7.3(xiii):                                  $ 10,000,000





                                                              (Credit Agreement)

D.      CONTINGENT OBLIGATIONS

        1.      Aggregate amount of Contingent
                Obligations under guarantees in the
                ordinary course of business of the
                obligations of suppliers, customers,
                franchisees and licensees permitted
                under subsection 7.4(v):                    $_____________

        2.      Maximum aggregate amount of Contingent
                Obligations under such guarantees
                permitted under subsection 7.4(v)
                ($5,000,000 - C(5)):                        $_____________

        3.      Aggregate amount of other Contingent
                Obligations permitted under subsection
                7.4(x):                                     $_____________

        4.      Maximum aggregate liability,
                contingent or otherwise, permitted in
                respect of all such Contingent
                Obligations under subsection 7.4(x):        $ 10,000,000


E. RESTRICTED JUNIOR PAYMENTS (for the four-Fiscal Quarter period ending _____________, _____)

        1.      Aggregate amount of cash dividends
                made by Company to Holdings for the
                sole purpose of allowing Holdings to
                pay its obligations in respect of the
                Illinois franchise tax permitted under
                subsection 7.5A(ii)(a):                     $_____________

        2.      Maximum amount of cash dividends
                7.5A(ii)(a):                                $  250,000

        3.      Aggregate amount of cash dividends
                made by Company to Holdings for the
                sole purpose of allowing Holdings to
                pay for its general operating expenses
                and other items permitted under
                subsection 7.5A(ii)(b) in the current
                Fiscal Year:                                $_____________





                                                              (Credit Agreement)

        4.      Maximum aggregate amount of cash
                dividends made by Company to Holdings
                for the sole purpose of allowing
                Holdings to pay its general operating
                expenses and other items permitted
                under subsection 7.5A(ii)(b) in the
                current Fiscal Year ($1,000,000 -           $_____________
                C(7)):

        (Calculate E(5) only for Fiscal Quarters in which Holdings made cash dividends to holders of Holdings Common Stock)

        5.      Leverage Ratio for the four-Fiscal
                Quarter period ending as of the last
                day of the most recently ended Fiscal
                Quarter:                                    _____:1.00

        6.      Maximum Leverage Ratio permitted under
                subsection 7.5A(v) before cash
                dividends can be declared:                  3.00:1.00

        7.      Aggregate amount of cash dividends
                made by Company to Holdings for the
                purpose of allowing Holdings to pay
                cash dividends to the holders of
                Holdings Common Stock in the current
                Fiscal Year permitted under subsection      $_____________
                7.5A(v) (Measure compliance against
                E(14)):

        8.      Aggregate amount of cash dividends
                made by Company to Holdings for the
                purpose of allowing Holdings to pay
                cash dividends to the holders of
                Holdings Common Stock after November
                3, 1996 and prior to the commencement
                of the current Fiscal Year permitted        $_____________
                under subsection 7.5A(v):

        9.      Aggregate amount of cash dividends
                made by Company to Holdings for the
                purpose of allowing Holdings to pay
                cash dividends to the holders of
                Holdings Common Stock since the
                Closing Date (E(7) + E(8)):                 $_____________





                                                              (Credit Agreement)

        10.     Aggregate amount of loans made after
                November 3, 1996 and prior to the
                commencement of the current Fiscal
                Year by Company to Holdings for the
                purposes described in subsection            $_____________
                7.5A(v) permitted under subsection
                7.3(x)(b):

        11.     Aggregate amount of loans made by
                Company to Holdings to pay cash
                dividends to the holders of Holdings
                Common Stock since the Closing Date
                (E(10) + C(9)):                             $_____________

        12.     Cumulative Consolidated Net Income:         $_____________

        13.     Cumulative Income Amount ((E(12) x
                0.25) minus the sum of (A) E(9) and
                (B) E(11)):                                 $_____________

        14.     Maximum aggregate amount of cash
                dividends permitted to be made by
                Company to Holdings under subsection
                7.5A(v) for the purpose of allowing
                Holdings to pay cash dividends to
                holders of Holdings Common Stock in
                the current Fiscal Year (($3,000,000
                plus the lesser of (A) E(13) and (B)
                $2,000,000) minus C(9)):                    $_____________

        15.     Aggregate amount of redemptions,
                repurchases or other prepayments of
                principal made by the Company since
                the Closing Date in respect of Senior
                Subordinated Notes permitted under          $_____________
                subsection 7.5A(vi):

        16.     Maximum aggregate amount of
                redemptions, repurchases or other
                prepayments of principal made by the
                Company in respect of Senior
                Subordinated Notes permitted under
                subsection 7.5A(ix):                        $  70,000,000





                                                              (Credit Agreement)

        17.     Aggregate amount of prepayments of
                principal made by the Company since
                the Closing Date in respect of
                Existing Funded Debt permitted under        $_____________
                subsection 7.5B(iii):

        18.     Maximum aggregate amount of
                prepayments made by the Company in
                respect of Existing Funded Debt
                permitted under subsection 7.5B(iii):       $  10,000,000


F. MINIMUM FIXED CHARGE COVERAGE RATIO (for the four-Fiscal Quarter period ending ______________, _____.)

        1.      Consolidated Net Income:                    $_____________

        2.      Consolidated Interest Expense:              $_____________

        3.      Provisions for taxes based on income:       $_____________

        4.      Total depreciation expense:                 $_____________

        5.      Total amortization expense:                 $_____________

        6.      Other non-cash items reducing
                Consolidated Net Income:                    $_____________

        7.      Other non-cash items increasing
                Consolidated Net Income:                    $_____________

        8.      Consolidated Adjusted EBITDA (F(1) +
                F(2) + F(3) + F(4) + F(5) + F(6) -
                F(7)):                                      $_____________

        9.      Consolidated Rental Payments:               $_____________

        10.     Consolidated Cash Interest Expense:         $_____________

        11.     Aggregate amount of scheduled
                principal payments on all Indebtedness
                of Company and its Subsidiaries:            $_____________

        12.     Consolidated Fixed Charges (F(9) +
                F(10) + F(11)):                             $_____________





                                                              (Credit Agreement)

        13.     Fixed Charge Coverage Ratio (F(8) +
                F(9):F(12)):                                ____:1.00

        14.     Minimum Fixed Charge Coverage Ratio
                required under subsection 7.6A:             ____:1.00


G. MAXIMUM LEVERAGE RATIO (for the four-Fiscal Quarter period ending ______________, _______.)

        1.      Consolidated Total Debt:                    $____________

        2.      Consolidated Adjusted EBITDA (F(8)
                above):                                     $____________

        3.      Leverage Ratio (G(1): G(2)):*               _______:1.00

        4.      Maximum Leverage Ratio permitted under
                subsection 7.6B:                            _______:1.00

H.      MINIMUM CONSOLIDATED NET WORTH

        1.      Consolidated Net Worth:                     $_____________

        2.      Minimum Consolidated Net Worth
                required under subsection 7.6C:             $_____________


I.      FUNDAMENTAL CHANGES

        1.      Aggregate fair market value of assets
                sold in Asset Sales made in this
                Fiscal Year permitted under clause (c)
                of subsection 7.7(viii):                    $_____________

        2.      Maximum value of assets sold in Asset
                Sales during this Fiscal Year
                permitted under clause (c) of               $ 5,000,000
                subsection 7.7(viii):

        3.      Aggregate number of stores sold under
                subsection 7.7(ix) during this Fiscal       _____________
                year:

* This ratio to match the Leverage Ratio set forth in the applicable Margin Determination Certificate.





                                                              (Credit Agreement)

        4.      Aggregate number of stores sold under
                subsection 7.7(ix) in the immediately
                preceding Fiscal Year (other than
                Fiscal Year 1996):                          _____________

        5.      Greater of (i) 0 and (ii) 5 minus item
                I(4) above (this item to be zero for
                Fiscal Years 1996 and 1997):                _____________

        6.      Maximum aggregate number of stores
                permitted to be sold under subsection
                7.7(ix) during this Fiscal Year (I(5)
                plus 5):                                    _____________


J.      CONSOLIDATED CAPITAL EXPENDITURES

        1.      Consolidated Capital Expenditures for
                Fiscal Year-to-date included in clause
                (i) of definition thereof:                  $_____________

        2.      Aggregate amount of Consolidated
                Capital Expenditures constituting (a)
                Development Investments permitted
                under subsection 7.3(vi) or (b) the
                purchase price of Store Land
                Properties constituting undeveloped
                land or land with improvements thereon
                existing as of the date of acquisition
                thereof permitted under subsection 7.8
                for Fiscal Year-to-date:                    $_____________

        3.      Aggregate amount of proceeds of
                Indebtedness permitted under
                subsections 7.1(iii) and 7.1(viii) for
                Fiscal Year-to-date:                        $_____________

        4.      Aggregate amount of proceeds from
                sale-leaseback transactions of a store
                or equipment permitted under
                subsection 7.10 occurring within 270
                days of completion of such store and
                to the extent prior expenditures, up
                to an equivalent amount for the asset
                so sold and leased back,





                                                              (Credit Agreement)

                constituted Consolidated Capital
                Expenditures:                                $_____________


        5.      Aggregate amount of expenditures in an
                amount not to exceed the proceeds of
                insurance, condemnation awards (or
                payments in lieu thereof) or
                indemnities, so long as such
                expenditures were made for purposes of
                replacing or repairing damaged assets
                within 18 months of occurrence of           $_____________
                damage or loss:

        6.      Consolidated Capital Expenditures for
                Fiscal Year-to-date as defined (J(1)
                minus (J(2) + J(3) + J(4) + J(5)))
                (Measure compliance against J(16)):         $_____________

        7.      Maximum Consolidated Capital
                Expenditures Amount for such Fiscal
                Year (as set forth on the table in
                subsection 7.8):                            $_____________

        8.      Maximum Consolidated Capital
                Expenditures Amount for the previous
                Fiscal Year (as set forth on the table
                in subsection 7.8):                         $_____________

        9.      Maximum Consolidated Capital
                Expenditures Amount for the previous
                Fiscal Year (as set forth on the table
                in subsection 7.8), as adjusted in
                accordance with the first proviso in        $_____________
                subsection 7.8:

        10.     Aggregate amount of Consolidated
                Capital Expenditures incurred during
                the previous Fiscal Year:                   $_____________

        11.     Amount permitted to carry-forward from
                previous Fiscal Year (this item to be
                zero for Fiscal Year 1997; for
                subsequent Fiscal Years, the lesser of
                (a) J(9) - J(10) and (b) 30% of J(8)):      $_____________





                                                              (Credit Agreement)

        12.     Amount permitted to be utilized from
                following Fiscal Year (30% of Maximum
                Consolidated Capital Expenditures
                Amount for following Fiscal Year as
                set forth on the table in subsection        $_____________
                7.8):

        13.     Maximum aggregate amount permitted to
                be carried-forward and/or utilized for
                current Fiscal Year (lesser of (a)
                J(11) + J(12) and (b) 30% of J(7)):         $_____________

        14.     Lesser of (a) $10,000,000 and (b) the
                aggregate amount of Net Cash Proceeds
                (other than insurance proceeds,
                condemnation awards and indemnity
                payments) received by Company and its
                Subsidiaries from Asset Sales of
                stores during the Fiscal Year to the
                extent such Net Cash Proceeds have
                been reinvested in new stores or the
                construction or remodeling of stores
                within 270 days of receipt:                 $_____________

        15.     Aggregate amount of current Fiscal
                Year's amount that was carried back
                and utilized in the previous Fiscal
                Year pursuant to clause (ii) of the
                first proviso in subsection 7.8:            $_____________

        16.     Maximum Consolidated Capital
                Expenditures for current Fiscal Year
                permitted under subsection 7.8 (J(7) +
                J(13) + J(14) - J(15)):                     $_____________

        17.     Aggregate cumulative amount of
                purchase price paid with respect to
                all Store Land Properties made by
                Company and its Subsidiaries acquired
                after the Closing Date permitted under
                subsection 7.8 (Measure compliance
                against J(19)):                             $_____________





                                                              (Credit Agreement)

        18.     Aggregate cumulative amount of losses
                incurred by Loan Parties after the
                Closing Date with respect to any Store
                Land Property acquired after the
                Closing Date (which losses shall be
                calculated on or after the date of the
                sale or other disposition of such
                Store Land Property as the purchase
                price of such Store Land Property
                minus the Cash Proceeds received by
                the applicable Loan Party on or before
                such date of calculation in connection
                with such sale or other disposition):       $_____________

        19.     Maximum aggregate cumulative amount of
                purchase price paid with respect to
                all Store Land Properties made by
                Company and its Subsidiaries acquired
                after the Closing Date permitted under
                subsection 7.8 ($25,000,000   J (18)):      $_____________


K.      LEASES

        1.      Aggregate amount paid or payable under
                all Capital Leases during the current
                Fiscal Year:                                $_____________

        2.      Aggregate amount paid or payable under
                all Operating Leases during the
                current Fiscal Year:                        $_____________

        3.      Aggregate amount paid or payable under
                all Capital Leases and Operating
                Leases during the current Fiscal Year
                (K(1) + K(2)):                              $_____________

        4.      Maximum aggregate amount paid or
                payable under all Capital Leases and
                Operating Leases for the current
                Fiscal Year permitted under
                subsection 7.9:                             $_____________





                                                              (Credit Agreement)

L.      CONDUCT OF BUSINESS

        1.      Aggregate amount of Cash and Cash
                Equivalents held by Holdings permitted
                under subsection 7.14:                      $_____________

        2.      Maximum aggregate amount of Cash and
                Cash Equivalents Holdings is permitted
                to hold under subsection 7.14:              $500,000

        3.      Aggregate amount of Cash and Cash
                Equivalents or promissory notes issued
                by Company held by BDI permitted under
                subsection 7.14:                            $_____________

        4.      Maximum aggregate amount of Cash and
                Cash Equivalents or promissory notes
                issued by Company held by BDI
                permitted under subsection 7.14:            $90,000

        5.      Aggregate amount of Cash and Cash
                Equivalents or promissory notes issued
                by Company held by BPI permitted under
                subsection 7.14:                            $_____________

        6.      Maximum aggregate amount of Cash and
                Cash Equivalents or promissory notes
                issued by Company held by BPI
                permitted under subsection 7.14:            $260,000





                                                              (Credit Agreement)

                                 EXHIBIT VIII-A

                               FORM OF OPINION OF

                                LATHAM & WATKINS


                                   [pending]





                                                              (Credit Agreement)

                                 EXHIBIT VIII-B

                      FORM OF OPINION OF THOMAS ROTI, ESQ.

                   [Dominick's Finer Foods, Inc. Letterhead]

                                November 1, 1996

Bankers Trust Company,
  as Administrative Agent and Arranger
One Bankers Trust Plaza
New York, New York 10006

The Chase Manhattan Bank,
  as Syndication Agent and Arranger

The Lenders Listed on
  Schedule I Attached Hereto

         Re: Credit Agreement dated as of November 1, 1996 by and among Dominick's Supermarkets, Inc., as Guarantor, Dominick's Finer Foods, Inc., as Borrower, the financial institutions listed on the signature pages thereto as Lenders, Bankers Trust Company, as Administrative Agent, The Chase Manhattan Bank, as Syndication Agent, and Bankers Trust Company and The Chase Manhattan Bank, as Arrangers


Ladies and Gentlemen:

         I have acted as counsel to Dominick's Supermarkets, Inc., a Delaware corporation ("Holdings"), Dominick's Finer Foods, Inc., a Delaware corporation ("Company"), Dominick's Finer Foods, Inc. of Illinois, an Illinois corporation ("Dominick's Illinois"), Kohl's of Bloomingdale, Inc., an Illinois corporation ("Kohl's"), Dodi Hazelcrest, Inc., a Delaware corporation ("Dodi Hazelcrest"), Save-It Discount Foods Corporation, an Illinois corporation ("Save-It Discount"), DFF Equipment Leasing Company, an Illinois corporation ("Equipment Leasing" and together with Dominick's Illinois, Kohl's, Dodi Hazelcrest and Save-It Discount, the "Subsidiary Guarantors"), Blackhawk Developments, Inc., a Delaware corporation ("BDI"), and Blackhawk Properties, Inc., a




                                                        (Credit Agreement)

Bankers Trust Company, as Administrative Agent and Arranger
The Chase Manhattan Bank, as Syndication Agent and Arranger
The Lenders listed on
  Schedule 1 Attached Hereto
November 1, 1996
Page 67


Delaware corporation ("BPI"), in each case in connection with the Credit Agreement dated as of November 1, 1996 (the "Credit Agreement") by and among Holdings, as Guarantor, Company, as Borrower, Lenders, Agent, Syndication Agent, and Arrangers and the other Loan Documents. Capitalized terms defined in the Credit Agreement, used herein and not otherwise defined herein, shall have the meanings given them in the Credit Agreement.

         For purposes of this opinion, Holdings, Company and the Subsidiary Guarantors are each referred to individually as a "Loan Party" and are collectively referred to as the "Loan Parties." For purpose of this opinion, "Loan Documents" shall mean the following documents:

                 (a) the Credit Agreement;

                 (b) the Term Notes, the Revolving Term Notes, the Revolving Notes and the Swing Line Note (collectively, the "Notes");

                 (c) the Company Pledge Agreement;

                 (d) the Company Security Agreement;

                 (e) the Company Trademark Security Agreement and Conditional Assignment;

                 (f) the Collateral Account Agreement;

                 (g) the Subsidiary Guaranty;

                 (h) the Subsidiary Pledge Agreements;

                 (i) the Subsidiary Security Agreements;

                 (j) the Subsidiary Trademark Security Agreements (together with the Company Trademark Security Agreement, the "Trademark Security Agreements");

                 (k) the Holdings Pledge Agreement (together with the Company Pledge Agreement and the Subsidiary Pledge Agreements, the "Pledge Agreements");





                                                              (Credit Agreement)

Bankers Trust Company, as Administrative Agent and Arranger
The Chase Manhattan Bank, as Syndication Agent and Arranger
The Lenders Listed on
  Schedule 1 Attached Hereto
November 1, 1996
Page 68


                 (l) the Holdings Security Agreement (together with the Company Security Agreement and the Subsidiary Security Agreements, the "Security Agreements"); and

                 (m) the Mortgages executed on the date hereof.

         This opinion is rendered to you pursuant to Section 4.1J of the Credit Agreement.

         As such counsel, I have examined such matters of fact and questions of law as I have considered appropriate for purposes of rendering the opinions expressed below. I have examined originals of the charter and bylaws, each of which are in full force and effect as of the date hereof, records of organization and stockholder records of Company, the Subsidiary Guarantors, BDI and BPI.

         In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons executing documents, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all documents submitted to me as copies, whether or not certified.

         In addition to the foregoing, I have obtained and relied upon such certificates and assurances from public officials as I have deemed necessary.

         I have made such factual and legal examinations and inquiries as I have deemed advisable for the purpose of rendering the opinions expressed below, except where a statement is qualified as to knowledge, in which case I have made no or limited inquiry as specified below. I am opining herein as to the effect on the subject transactions only of the federal laws of the United States, the internal laws of the State of Illinois, and the General Corporation Law of the State of Delaware, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws or as to any matter of municipal laws or the laws of any other local agencies within any state.

         Subject to the foregoing and the other matters set forth herein, and in reliance thereon, it is our opinion that, as of the date hereof.

         1. Each of Dodi Hazelcrest, BDI and BPI (i) has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware, (ii) has





                                                              (Credit Agreement)

Bankers Trust Company, as Administrative Agent and Arranger
The Chase Manhattan Bank, as Syndication Agent and Arranger
The Lenders Listed on
  Schedule 1 Attached Hereto
November 1, 1996
Page 69


the corporate power and authority to enter into each of the Loan Documents to which it is a party and to perform its obligations thereunder, (iii) is qualified to do business and in good standing in the State of Illinois, and
(iv) has the corporate power and authority to conduct its business as now conducted and to own, or hold under lease, its assets.

         2. Each of Dominick's Illinois, Kohl's, Save-It Discount and Equipment Leasing (i) has been duly incorporated and is validly existing and in good standing under the laws of the State of Illinois, (ii) has the corporate power and authority to enter into each of the Loan Documents to which it is a party and to perform its obligations thereunder, and (iii) has the corporate power and authority to conduct its business as now conducted and to own, or hold under lease, its assets.

         3. The shares of the capital stock listed on Schedule II attached hereto have been duly authorized and validly issued and are fully paid and nonassessable. As of the date hereof, the owners listed on Schedule II attached hereto, directly or indirectly, own of record and, to my knowledge, beneficially, all of the issued and outstanding capital stock of the Subsidiary Guarantors, BDI and BPI.

         This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without my prior written consent. At your request, I hereby consent to reliance hereon by any future participants or assigns of your interest in the Credit Agreement which are financial institutions as expressly permitted by Section 11.1 of the Credit Agreement; provided that you have notified such participant or assign that this opinion speaks only as of the date hereof and to its addressee and that I have no responsibility or obligation to update this opinion, to consider its applicability or correctness to other than its addressee, or to take into account changes in law, facts or any other development of which I may later become aware.

                                  Very truly yours,



                                  Thomas D. Roti
                                  Vice President and
                                  General Counsel





                                                              (Credit Agreement)

                                   SCHEDULE I

                                List of Lenders


Bankers Trust Company, Individually and as Administrative Agent and Arranger The Chase Manhattan Bank, Individually and as Syndication Agent and Arranger Bank of America Illinois
The First National Bank of Chicago
Marine Midland Bank
The Mitsubishi Trust & Banking Corporation
Union Bank of California, N.A.
ABN AMRO Bank N.V., Chicago Branch
LaSalle National Bank
Banque Paribas
Compagnie Financiere de CIC et de L'Union Europeenne
The Northern Trust Company
The Bank of Nova Scotia
Caisse National de Credit Agricole
Credit Lyonnais Chicago Branch
The Dai-Ichi Kangyo Bank, Ltd.
The Fuji Bank, Limited Chicago Branch
Mitsui Leasing (U.S.A.) Inc.
The Royal Bank of Scotland plc
The Sakura Bank, Limited
The Sumitomo Trust & Banking Co., Ltd., New York Branch





                                                              (Credit Agreement)

                                  SCHEDULE II



Stock Owner                      Stock Issuer                   Stock              Nos.             Value           Shares
-----------                      ------------                 ---------            ----             -----         ----------
Dominick's Finer Foods, Inc.     Dodi Hazelcrest, Inc.         Common             No. 1             $0.10            10,000

Dominick's Finer Foods, Inc.     Kohl's of                     Common             No. 2             $1.00             1,000
                                 Bloomingdale, Inc.

Dominick's Finer Foods, Inc.     DFF Equipment Leasing         Common             No. 1            No Par             1,000
                                 Company

Dominick's Finer Foods, Inc.     Dominick's Finer              Common             No. 3            No Par                15
                                 Foods, Inc. of
                                 Illinois

Dominick's Finer Foods, Inc.     Blackhawk                     Common             No. 3             $0.10            10,000
                                 Developments, Inc.

Dominick's Finer Foods, Inc.     Blackhawk Properties,         Common             No. 3            No Par             1,000
                                 Inc.

Dominick's Finer Foods, Inc.     Save-It Discount Food         Common             No. 1            No Par             1,000
of Illinois                      Corporation





                                                              (Credit Agreement)

                                   EXHIBIT IX

                   [FORM OF OPINION OF O'MELVENY & MYERS LLP]
                               [O'M&M Letterhead]

                                          November
                                          1st
                                          1 9 9 6


                                                                     045,710-571
                                                                   LA1-715876.V4


Bankers Trust Company, as Agent
One Bankers Trust Plaza
130 Liberty Street
New York, New York 10006

         and

The Syndication Agent, Arrangers and Lenders
Listed on Schedule A Hereto

                 Re: Credit Agreement dated as of November 1, 1996 among Dominick's Supermarkets, Inc., Dominick's Finer Foods, Inc., the financial institutions listed on the signature pages thereof as Lenders, Bankers Trust Company, as Agent, The Chase Manhattan Bank, as Syndication Agent, and Bankers Trust Company and The Chase Manhattan Bank, as Arrangers

Ladies and Gentlemen:

                 We have acted as counsel to Bankers Trust Company, as administrative agent (in such capacity, "Agent"), and as counsel to Bankers Trust Company and The Chase Manhattan Bank, N.A., as arrangers (in such capacity, "Arrangers"), in connection with the preparation and delivery of a Credit Agreement dated as of November 1, 1996 (the "Credit Agreement") among Dominick's Supermarkets, Inc., Dominick's Finer Foods, Inc. ("Company"), the financial institutions listed on the signature pages thereof as Lenders, Agent, Syndication Agent and Arrangers, and in connection with the preparation and delivery of certain related documents.

                 We have participated in various conferences with representatives of Company, Agent, Syndication Agent and Arrangers and conferences and telephone calls with Latham & Watkins, counsel to Company, and with your representatives, during which the Credit Agreement and related matters have been discussed, and we have also participated in the meeting held on the date hereof (the "Closing") incident to the funding of the initial loans made under the Credit Agreement. We have reviewed the forms of the Credit Agreement and the exhibits thereto, including the forms of the promissory notes annexed thereto (the "Notes"), and the opinion of Latham & Watkins and the opinion of Thomas Roti, general counsel of Dominick's Finer Foods, Inc., delivered pursuant to subsection 4.1J(i) (the "Opinions") and the officers' certificates and other documents delivered at the Closing. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals or copies and the due authority of all persons executing the same, and we have relied as to factual matters on the documents that we have reviewed.

                 Although we have not independently considered all of the matters covered by the Opinions to the extent necessary to enable us to express the conclusions therein stated, we believe that the Credit Agreement and the exhibits thereto are in substantially acceptable legal form and that the Opinions and the officers' certificates and other documents delivered in connection with the





(Opinion of O'M&M)                                      (Credit Agreement)
execution and delivery of, and as conditions to the making of the initial loans under, the Credit Agreement and the Notes are substantially responsive to the requirements of the Credit Agreement.

                                                   Respectfully submitted,





(Opinion of O'M&M)                                      (Credit Agreement)

                                   Schedule A


Bankers Trust Company, individually and as Administrative Agent and Arranger The Chase Manhattan Bank, individually and as Syndication Agent and Arranger Bank of America Illinois
The First National Bank of Chicago
Marine Midland Bank
The Mitsubishi Trust & Banking Corporation
Union Bank of California, N.A.
ABN AMRO Bank N.V., Chicago Branch
LaSalle National Bank
Banque Paribas
Compagnie Financiere de CIC et de L'Union Europeenne
The Northern Trust Company
The Bank of Nova Scotia
Caisse National de Credit Agricole
Credit Lyonnais Chicago Branch
The Dai-Ichi Kangyo Bank, Ltd.
The Fuji Bank, Limited Chicago Branch
Mitsui Leasing (U.S.A.) Inc.
The Royal Bank of Scotland plc
The Sakura Bank, Limited
The Sumitomo Trust & Banking Co., Ltd., New York Branch





(Opinion of O'M&M)                                      (Credit Agreement)

                                   EXHIBIT X

                         [FORM OF ASSIGNMENT AGREEMENT]

                              ASSIGNMENT AGREEMENT


                 This ASSIGNMENT AGREEMENT (this "AGREEMENT") is entered into by and between the parties designated as Assignor ("ASSIGNOR") and Assignee ("ASSIGNEE") above the signatures of such parties on the Schedule of Terms attached hereto and hereby made an integral part hereof (the "SCHEDULE OF TERMS") and relates to that certain Credit Agreement described in the Schedule of Terms (said Credit Agreement, as amended, amended and restated, supplemented or otherwise modified to the date hereof and as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined).

                 IN CONSIDERATION of the agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

                 SECTION 1.  ASSIGNMENT AND ASSUMPTION.

                 (a) Effective as of the Settlement Date specified in Item 4 of the Schedule of Terms (the "SETTLEMENT DATE"), Assignor hereby sells and assigns to Assignee, without recourse, representation or warranty (except as expressly set forth herein), and Assignee hereby purchases and assumes from Assignor, that percentage interest in all of Assignor's rights and obligations as a Lender arising under the Credit Agreement and the other Loan Documents with respect to Assignor's Commitments and outstanding Loans, if any, which represents, as of the Settlement Date, the percentage interest (which percentage interest shall be the same for all of (i) the Revolving Term Loan Commitment and Revolving Term Loans of the Assignor, on the other hand, and
(ii) the Revolving Loan Commitment and Revolving Loans of the Assignor, on the other hand) specified in Item 3 of the Schedule of Terms of all rights and obligations of Lenders arising under the Credit Agreement and the other Loan Documents with respect to the Commitments and any outstanding Loans (the "ASSIGNED SHARE"). Without limiting the generality of the foregoing, the parties hereto hereby expressly acknowledge and agree that any assignment of all or any portion of Assignor's rights and obligations relating to Assignor's Revolving Loan Commitment shall include (i) in the event Assignor is an Issuing Lender with respect to any outstanding Letters of Credit (any such Letters of Credit being "ASSIGNOR LETTERS OF CREDIT"), the sale to Assignee of a participation in the Assignor Letters of Credit and any drawings thereunder as contemplated by subsection 3.1C of the Credit Agreement and (ii) the sale to Assignee of a ratable portion of any participation previously purchased by Assignor pursuant to said subsection 3.1C with respect to any Letters of Credit other than the Assignor Letters of Credit.

                 (b) In consideration of the assignment described above, Assignee hereby agrees to pay to Assignor, on the Settlement Date, the principal amount of any outstanding Loans included within the Assigned Share, such payment to be made by wire transfer of immediately available funds in accordance with the applicable payment instructions set forth in Item 5 of the Schedule of Terms.

                 (c) Assignor hereby represents and warrants that Item 3 of the Schedule of Terms correctly sets forth the amount of the Commitments, the outstanding Term Loans and the Pro Rata Share of Assignee after giving effect to the assignment and assumption described above.

                 (d) Assignor and Assignee hereby agree that, upon giving effect to the assignment and assumption described above, (i) Assignee shall be a party to the Credit Agreement and shall have all of the rights and obligations under the Loan Documents, and shall be deemed to have made all of the covenants and agreements contained in the Loan Documents, arising out of or otherwise related to the Assigned Share, and (ii) Assignor shall be absolutely released from any of such obligations, covenants and agreements assumed or made by Assignee in respect of the Assigned Share. Assignee hereby acknowledges and agrees that the agreement set forth in this Section 1(d) is expressly made for the benefit of Holdings, Company, Agent, Syndication Agent, Arrangers, Assignor and the other Lenders and their respective successors and permitted assigns.





                                                              (Credit Agreement)

                 (e) Assignor and Assignee hereby acknowledge and confirm their understanding and intent that (i) this Agreement shall effect the assignment by Assignor and the assumption by Assignee of Assignor's rights and obligations with respect to the Assigned Share, (ii) any other assignments by Assignor of a portion of its rights and obligations with respect to the Commitments and any outstanding Loans shall have no effect on the Commitments, the outstanding Term Loans and the Pro Rata Share of Assignee set forth in Item 3 of the Schedule of Terms or on the interest of Assignee in any outstanding Revolving Term Loans or Revolving Loans corresponding thereto, and (iii) from and after the Settlement Date, Agent shall make all payments under the Credit Agreement in respect of the Assigned Share (including without limitation all payments of principal and accrued but unpaid interest, commitment fees and letter of credit fees with respect thereto) (A) in the case of any such interest and fees that shall have accrued prior to the Settlement Date, to Assignor, and (B) in all other cases, to Assignee; provided that Assignor and Assignee shall make payments directly to each other to the extent necessary to effect any appropriate adjustments in any amounts distributed to Assignor and/or Assignee by Agent under the Loan Documents in respect of the Assigned Share in the event that, for any reason whatsoever, the payment of consideration contemplated by Section 1(b) occurs on a date other than the Settlement Date.

                 SECTION 2.  CERTAIN REPRESENTATIONS, WARRANTIES AND
AGREEMENTS.

                 (a) Assignor represents and warrants that it is the legal and beneficial owner of the Assigned Share, free and clear of any adverse claim.

                 (b) Assignor shall not be responsible to Assignee for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of any of the Loan Documents or for any representations, warranties, recitals or statements made therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Assignor to Assignee or by or on behalf of Holdings or Company or any of their respective Subsidiaries to Assignor or Assignee in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Holdings, Company or any other Person liable for the payment of any Obligations, nor shall Assignor be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default.

                 (c) Assignee represents and warrants that it is an Eligible Assignee; that it has experience and expertise in the making of loans such as the Loans; that it has acquired the Assigned Share for its own account and not with any present intention of selling all or any portion of such interest (it being understood that, subject to provisions of subsection 11.1 of the Credit Agreement, the disposition of the Assigned Share or any interests therein shall at all times remain within its exclusive control); and that it has received, reviewed and approved a copy of the Credit Agreement (including all Exhibits and Schedules thereto).

                 (d) Assignee represents and warrants that it has received from Assignor such financial information regarding Holdings or Company and their respective Subsidiaries as is available to Assignor and as Assignee has requested, that it has made its own independent investigation of the financial condition and affairs of Holdings or Company and their respective Subsidiaries in connection with the assignment evidenced by this Agreement, and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings or Company and their respective Subsidiaries. Assignor shall have no duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Assignee or to provide Assignee with any other credit or other information with respect thereto, whether coming into its possession before the making of the initial Loans or at any time or times thereafter, and Assignor shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Assignee.

                 (e) Each party to this Agreement represents and warrants to the other party hereto that it has full power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the provisions hereof, that this Agreement has been duly authorized, executed and delivered by such party and that this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be





                                                              (Credit Agreement)
limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity.

                 SECTION 3.  MISCELLANEOUS.

                 (a) Each of Assignor and Assignee hereby agrees from time to time, upon request of the other such party hereto, to take such additional actions and to execute and deliver such additional documents and instruments as such other party may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Agreement.

                 (b) Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Agreement) against whom enforcement of such change, waiver, discharge or termination is sought.

                 (c) Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the notice address of each of Assignor and Assignee shall be as set forth on the Schedule of Terms or, as to either such party, such other address as shall be designated by such party in a written notice delivered to the other such party. In addition, the notice address of Assignee set forth on the Schedule of Terms shall serve as the initial notice address of Assignee for purposes of subsection 11.8 of the Credit Agreement.

                 (d) In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                 (e) THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

                 (f) This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

                 (g) This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

                 (h) This Agreement shall become effective upon the date (the "EFFECTIVE DATE") upon which all of the following conditions are satisfied: (i) the execution of a counterpart hereof by each of Assignor and Assignee, (ii) the execution of a counterpart hereof by Company as evidence of its consent hereto to the extent required under subsection 11.1B(i) of the Credit Agreement, (iii) the receipt by Agent of the processing and recordation fee referred to in subsection 11.1B(i) of the Credit Agreement, (iv) in the event Assignee is a Non-US Lender (as defined in subsection 2.7B(iii)(a) of the Credit Agreement), the delivery by Assignee to Agent of such forms, certificates or other evidence with respect to United States federal income tax withholding matters as Assignee may be required to deliver to Agent pursuant to said subsection 2.7B(iii)(a), (v) the execution of a counterpart hereof by Agent as evidence of its consent hereto to the extent required under subsection 11.1B(i) of the Credit Agreement and its acceptance hereof to the extent required in accordance with subsection 11.1B(ii) of the Credit Agreement, (vi) the receipt by Agent of originals or telefacsimiles of the counterparts described above and authorization of delivery thereof, and (vii) the recordation by Agent in the Register of the pertinent information regarding the assignment effected hereby in accordance with subsection 11.1B(ii) of the Credit Agreement.





                                                              (Credit Agreement)

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized, such execution being made as of the Effective Date in the applicable spaces provided on the Schedule of Terms.




                  [Remainder of page intentionally left blank]





                                                              (Credit Agreement)

                               SCHEDULE OF TERMS

1.      Borrower:   Dominick's Finer Foods, Inc.

2. Name and Date of Credit Agreement: Credit Agreement dated as of November 1, 1996 by and among Dominick's Supermarkets, Inc., Dominick's Finer Foods, Inc., the financial institutions listed therein as Lenders, Agent, Syndication Agent, and Arrangers.

3.      Amounts:
        -------
                                                                                     Re:               Re:
                                                                  Re:             Revolving         Revolving
                                                              Term Loans         Term Loans           Loans
                                                              ----------         ----------         ---------
        (a) Aggregate Commitments of all Lenders:              $________          $________         $________
        (b) Assigned Share/Pro Rata Share:*                     _______%           _______%          _______%
        (c) Amount of Assigned Share of Commitments:           $________          $________         $________
        (d) Amount of Assigned Share of Term Loans:            $________

4.      Settlement Date:   ____________, ____

5.      Payment Instructions:

        ASSIGNOR:                                                ASSIGNEE:

        ----------------------------                             ----------------------------

        ----------------------------                             ----------------------------
        Attention: _________________                             Attention: _________________
        Reference: _________________                             Reference: _________________

6.      Notice Addresses:

        ASSIGNOR:                                                ASSIGNEE:
        ----------------------------                             ----------------------------

        ----------------------------                             ----------------------------
        ____________________________                             ____________________________




* The percentages for Revolving Term Loans and Revolving Loans are required to be identical.

7.      Signatures:

[NAME OF ASSIGNOR],                             [NAME OF ASSIGNEE],
as Assignor                                     as Assignee

By:                                             By:
    --------------------------------------          ---------------------------
Title:                                          Title:
       -----------------------------------             ------------------------


[Consented to in accordance with subsection     [Consented to in accordance with
11.1B(i) of the Credit Agreement                subsection 11.1B(i) and accepted
                                                in accordance with subsection
                                                11.1B(ii) of the Credit
                                                Agreement

DOMINICK'S FINER FOODS, INC.                    BANKERS TRUST COMPANY, as Agent


By:                                             By:
    --------------------------------------          ---------------------------
Title:                                    ]     Title:                        ]
       -----------------------------------             -----------------------





                                                              (Credit Agreement)

                                   EXHIBIT XI

                           [FORM OF AUDITOR'S LETTER]

                       [LETTERHEAD OF ERNST & YOUNG LLP]


November 1, 1996


Mr. Robert A. Mariano
President and COO
Dominick's Finer Foods, Inc.
505 Railroad Avenue
Northlake, Illinois


Re: Credit Agreement (Credit Agreement) dated November 1, 1996, among Dominick's Supermarkets, Inc., Dominick's Finer Foods, Inc., the Lenders named therein, the Agent, the Syndication Agent and the Arrangers (collectively, the "Lenders")


Dear Mr. Mariano:

Ernst & Young LLP has been engaged to conduct an audit, in accordance with generally accepted auditing standards, of the consolidated and consolidating balance sheets at October 28, 1995 and the related consolidated and consolidating statements of income and changes in stockholders' equity and cash flows for the year then ended of each of Dominick's Supermarkets, Inc. and its subsidiaries (collectively referred to hereafter as the "Company") for the primary purpose of expressing an opinion on whether the consolidated and consolidating financial statements present fairly its financial position of the Company at October 28, 1995 and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles. Our audit of the Company's 1995 financial statements is being made for the purpose stated above, and has not been planned or conducted for the benefit of the Lenders or in contemplation of the Credit Agreement. Therefore, items of possible interest to the Lenders may not be specifically addressed.

We understand, however, that the Company plans to provide the Lenders with a copy of the audited financial statements referred to above and of our reports thereon, and that the Lenders intend to use the audited financial statements as part of their consideration of the Credit Agreement.

In providing this letter, we advise both you and the Lenders of the following. The financial statements are the representations of management of the Company and management has the responsibility for adopting sound accounting policies, for maintaining an adequate and effective system of accounts, for safeguarding the assets, and for devising an adequate internal control structure. Because there are inherent limitations involved in any audit that is intended to express an opinion on the fairness of the presentation of the financial statements





                                                              (Credit Agreement)
being reported on, an auditors' report is never intended to be a warranty or guaranty of any sort, but rather is an opinion, arrived at in accordance with recognized professional standards, whether the financial statements as a whole present fairly, in all material respects, in conformity with generally accepted accounting principles, the Company's financial position as of the balance sheet date and the results of its operations and its cash flows for the period then ended. Our use of professional judgment and our assessment of materiality for the purpose of our work mean that matters may have existed that would have been assessed differently by others, including the Lenders in connection with the Credit Agreement. Our audit should not be taken to supplant the inquiries and procedures that the Lenders should undertake for the purpose of satisfying themselves of the Company's credit worthiness or compliance with the provisions of the Credit Agreement referred to above. In addition, we will perform no procedures subsequent to the date of our reports to update such reports or the related financial statements.

Our opinion should never be mistaken as authorization or approval for a credit decision. A lender's credit decision should be based not only on the borrower's financial statements, but also on the lender's exercise of reasonable due diligence with respect to many other factors, some of which are internal and some of which are external to the borrower. Moreover, a lender needs to monitor those factors on an on-going basis and not rely solely on a once-a-year report by an auditor on the historical financial statements of the borrower. We wish to emphasize, therefore, that any lender would be remiss in placing its reliance primarily upon our report in making its credit decision with respect to the Company and that it is our understanding that the Lenders are not relying primarily on the financial statements audited by Ernst & Young LLP in connection with the Credit Agreement.

By providing you with this letter, and a copy of it to the Lenders, we are explicitly limiting our liability, so as to exclude all parties other than you and the Lenders, pursuant to Section 30.1 of the Illinois Public Accounting Act.

                                  Very truly yours,




cc:      Bankers Trust Company,
                 as Agent and Arranger for the Lenders
         The Chase Manhattan Bank,
                 as Syndication Agent and Arranger for the Lenders Each of the Lenders





                                                              (Credit Agreement)

                                  EXHIBIT XII

                    [FORM OF CERTIFICATE RE NON-BANK STATUS]


                         CERTIFICATE RE NON-BANK STATUS


                 Reference is hereby made to that certain Credit Agreement dated as of November 1, 1996 (said Credit Agreement, as amended, amended and restated, supplemented or otherwise modified to the date hereof, being the "CREDIT AGREEMENT") by and among Dominick's Supermarkets, Inc., Dominick's Finer Foods, Inc., the financial institutions listed therein as Lenders, Agent, Syndication Agent, and Arrangers. Pursuant to subsection 2.7B(iii) of the Credit Agreement, the undersigned hereby certifies that it is not a "bank" or other Person (as defined in the Credit Agreement) described in Section 881(c)(3) of the Internal Revenue Code of 1986, as amended.

                                         [NAME OF LENDER]


                                         By: ____________________

                                         Title: _________________






                                                              (Credit Agreement)

                                  EXHIBIT XIII

                     [FORM OF COLLATERAL ACCOUNT AGREEMENT]

                          COLLATERAL ACCOUNT AGREEMENT



                 This COLLATERAL ACCOUNT AGREEMENT (this "AGREEMENT") is dated as of November 1, 1996 and entered into by and between DOMINICK'S FINER FOODS, INC. ("PLEDGOR") and BANKERS TRUST COMPANY, as agent for and representative of (in such capacity herein called "SECURED PARTY") the financial institutions ("LENDERS") party to the Credit Agreement (as hereinafter defined).


                             PRELIMINARY STATEMENTS

                 A. Dominick's Supermarkets, Inc., Pledgor, the financial institutions listed therein as Lenders, Secured Party, Syndication Agent, and Arrangers have entered into a Credit Agreement dated as of November 1, 1996 (said Credit Agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined) pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Pledgor.

                 B. It is a condition precedent to the initial extensions of credit by Lenders under the Credit Agreement that Pledgor shall have granted the security interests and undertaken the obligations contemplated by this Agreement.

                 NOW, THEREFORE, in consideration of the premises and in order to induce Lenders to make Loans and issue Letters of Credit under the Credit Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Pledgor hereby agrees with Secured Party as follows:

                 SECTION 1. CERTAIN DEFINITIONS. The following terms used in this Agreement shall have the following meanings:

                 "COLLATERAL" means (i) the Collateral Account, (ii) all amounts on deposit from time to time in the Collateral Account, (iii) all interest, cash, instruments, securities and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Collateral, and (iv) to the extent not covered by clauses (i) through (iii) above, all proceeds of any or all of the foregoing Collateral.

                 "COLLATERAL ACCOUNT" means the restricted deposit account established and maintained by Pledgor with Secured Party pursuant to Section 2(a).

                 "SECURED OBLIGATIONS" means all obligations and liabilities of every nature of Pledgor now or hereafter existing under or arising out of or in connection with the Credit Agreement and the other Loan Documents and all extensions or renewals thereof, whether for principal, interest (including without limitation interest that, but for the filing of a petition in bankruptcy with respect to Pledgor, would accrue on such obligations),





                                                              (Credit Agreement)
reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Secured Party or any Lender as a preference, fraudulent transfer or otherwise, and all obligations of every nature of Pledgor now or hereafter existing under this Agreement.

                 SECTION 2.  ESTABLISHMENT AND OPERATION OF COLLATERAL ACCOUNT.

                 (a) Pledgor hereby authorizes and directs Secured Party to establish and maintain at its office at the Funding and Payment Office, as a blocked account in the name of Pledgor but under the sole dominion and control of Secured Party, a restricted deposit account designated as "Dominick's Finer Foods, Inc. Collateral Account".

                 (b) The Collateral Account shall be operated in accordance with the terms of this Agreement.

                 (c) Secured Party shall be fully protected and shall suffer no liability in acting in accordance with any written instructions reasonably believed by it to have been given by Pledgor with respect to any aspect of the operation of the Collateral Account.

                 (d) Anything contained herein to the contrary notwithstanding, the Collateral Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or governmental authority, as may now or hereafter be in effect.

                 SECTION 3.  DEPOSITS OF CASH COLLATERAL.

                 (a) All deposits of funds in the Collateral Account shall be made by wire transfer (or, if applicable, by intra-bank transfer from another account of Pledgor) of immediately available funds, in each case addressed as follows:

                          Account No.:
                          ABA No.:
                          Reference:
                          Attention:

Pledgor shall, promptly after initiating a transfer of funds to the Collateral Account, give notice to Secured Party by telefacsimile of the date, amount and method of delivery of such deposit.

                 (b) If an Event of Default has occurred and is continuing and, in accordance with Section 8 of the Credit Agreement, Pledgor is required to pay to Secured Party an amount (the "AGGREGATE AVAILABLE AMOUNT") equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding under the Credit Agreement, Pledgor shall deliver funds in such an amount for deposit in the Collateral Account in accordance with Section
3(a).   If for any reason the aggregate amount delivered by Pledgor for deposit in the Collateral Account as aforesaid is less than the Aggregate Available Amount, the aggregate amount so delivered by Pledgor shall be apportioned among all outstanding Letters of Credit for purposes of this Section 3(b) in accordance with





                                                              (Credit Agreement)
the ratio of the maximum amount available for drawing under each such Letter of Credit (as to such Letter of Credit, the "MAXIMUM AVAILABLE AMOUNT") to the Aggregate Available Amount. Upon any drawing under any outstanding Letter of Credit in respect of which Pledgor has deposited in the Collateral Account any amounts described above, Secured Party shall apply such amounts to reimburse the Issuing Lender for the amount of such drawing. In the event of cancellation or expiration of any Letter of Credit in respect of which Pledgor has deposited in the Collateral Account any amounts described above, or in the event of any reduction in the Maximum Available Amount under such Letter of Credit, Secured Party shall apply the amount then on deposit in the Collateral Account in respect of such Letter of Credit (less, in the case of such a reduction, the Maximum Available Amount under such Letter of Credit immediately after such reduction) first, to the payment of any amounts payable to Secured Party pursuant to Section 14, second, to the extent of any excess, to the cash collateralization pursuant to the terms of this Agreement of any outstanding Letters of Credit in respect of which Pledgor has failed to pay all or a portion of the amounts described above (such cash collateralization to be apportioned among all such Letters of Credit in the manner described above), third, to the extent of any further excess, to the payment of any other outstanding Secured Obligations, and fourth, to the extent of any further excess, to the payment to whomsoever shall be lawfully entitled to receive such funds.


                 SECTION 4. PLEDGE OF SECURITY FOR SECURED OBLIGATIONS. Pledgor hereby pledges and grants to Secured Party a security interest in all of Pledgor's right, title and interest in and to the Collateral as collateral security for the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)), of all Secured Obligations.

                 SECTION 5. NO INVESTMENT OF AMOUNTS IN THE COLLATERAL ACCOUNT; INTEREST ON AMOUNTS IN THE COLLATERAL ACCOUNT.

                 (a) Cash held by Secured Party in the Collateral Account shall not be invested by Secured Party but instead shall be maintained as a cash deposit in the Collateral Account pending application thereof as elsewhere provided in this Agreement.

                 (b) To the extent permitted under Regulation Q of the Board of Governors of the Federal Reserve System, any cash held in the Collateral Account shall bear interest at the standard rate paid by Secured Party to its customers for deposits of like amounts and terms.

                 (c) Subject to Secured Party's rights under Section 12, any interest earned on deposits of cash in the Collateral Account in accordance with Section 5(b) shall be deposited directly in, and held in the Collateral Account.

                 SECTION 6. REPRESENTATIONS AND WARRANTIES. Pledgor represents and warrants as follows:

                 (a) Ownership of Collateral. Pledgor is (or at the time of transfer thereof to Secured Party will be) the legal and beneficial owner of the Collateral from time to time transferred by Pledgor to Secured Party, free and clear of any Lien except for the security interest created by this Agreement.





                                                              (Credit Agreement)

                 (b) Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the grant by Pledgor of the security interest granted hereby, (ii) the execution, delivery or performance of this Agreement by Pledgor, or (iii) the perfection of or the exercise by Secured Party of its rights and remedies hereunder (except as may have been taken by or at the direction of Pledgor).

                 (c) Perfection. The pledge of the Collateral pursuant to this Agreement creates a valid and perfected first priority security interest in the Collateral, securing the payment of the Secured Obligations; provided that Secured Party retains physical possession of the Collateral; further provided that additional actions may be required with respect to the perfection of proceeds of the Collateral.

                 (d) Other Information. All information heretofore, herein or hereafter supplied to Secured Party by or on behalf of Pledgor with respect to the Collateral is accurate and complete in all respects.

                 SECTION 7. FURTHER ASSURANCES. Pledgor agrees that from time to time, at the expense of Pledgor, Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that Secured Party may reasonably deem to be necessary or desirable, or that Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Pledgor will:
(a) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as Secured Party may reasonably deem to be necessary or desirable, or as Secured Party may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby and (b) at Secured Party's reasonable request, appear in and defend any action or proceeding that may adversely affect Pledgor's title to or Secured Party's security interest in all or any part of the Collateral.

                 SECTION 8. TRANSFERS AND OTHER LIENS. Pledgor agrees that it will not (a) sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral or (b) create or suffer to exist any Lien upon or with respect to any of the Collateral, except for the security interest under this Agreement.

                 SECTION 9. SECURED PARTY APPOINTED ATTORNEY-IN-FACT. Pledgor hereby irrevocably appoints Secured Party as Pledgor's attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor, Secured Party or otherwise, from time to time in Secured Party's discretion to take any action and to execute any instrument that Secured Party may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including without limitation to file one or more financing or continuation statements, or amendments thereto, relative to all or any part of the Collateral without the signature of Pledgor. Secured Party shall not exercise any powers granted pursuant to this appointment as attorney-in-fact at any time
(i) that Pledgor is fully performing its obligation hereunder and (ii) that no Event of Default has occured and is then continuing. This appointment as attorney-in-fact shall terminate upon the termination of this Agreement pursuant to Section 15.

                 SECTION 10. SECURED PARTY MAY PERFORM. If Pledgor fails to perform any agreement contained herein, Secured Party may itself perform, or cause performance of,





                                                              (Credit Agreement)
such agreement, and the expenses of Secured Party incurred in connection therewith shall be payable by Pledgor under Section 14.

                 SECTION 11. STANDARD OF CARE. The powers conferred on Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any Collateral, it being understood that Secured Party shall have no responsibility for (a) taking any necessary steps (other than steps taken in accordance with the standard of care set forth above to maintain possession of the Collateral) to preserve rights against any parties with respect to any Collateral or (b) taking any necessary steps to collect or realize upon the Secured Obligations or any guarantee therefor, or any part thereof, or any of the Collateral. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Secured Party accords its own property of like kind.

                 SECTION 12. REMEDIES.

                 (a) If any Event of Default shall have occurred and be continuing, Secured Party may (i) transfer any or all of the Collateral to an account established in Secured Party's name (whether at Secured Party or otherwise) or (ii) otherwise register title to any Collateral in the name of Secured Party or one of its nominees or agents, without reference to any interest of Pledgor.

                 (b) If any Event of Default shall have occurred and be continuing, Secured Party may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code as in effect in any relevant jurisdiction (the "CODE") (whether or not the Code applies to the affected Collateral).

                 (c) If the proceeds of any disposition of the Collateral are insufficient to pay all the Secured Obligations, Pledgor shall be liable for the deficiency and the fees of any attorneys employed by Secured Party to collect such deficiency.

                 (d) Anything contained herein to the contrary notwithstanding, any of the Collateral consisting of cash held by Secured Party in the Collateral Account shall be subject to Secured Party's rights of set-off under subsection 11.4 of the Credit Agreement.

                 SECTION 13. APPLICATION OF PROCEEDS. If any Event of Default shall have occurred and be continuing, all cash held by Secured Party as Collateral may, in the discretion of Secured Party, be held by Secured Party as Collateral for, and/or then, or at any other time thereafter, applied in full or in part by Secured Party against, the Secured Obligations in the following order of priority:

                 FIRST: To the payment of all reasonable costs and expenses of such sale, collection or other realization, including reasonable compensation to Secured Party and its agents and counsel, and all other reasonable expenses, liabilities and advances made or incurred by Secured Party in connection therewith, and all amounts for which Secured Party is entitled to indemnification hereunder and all reasonable advances made by Secured Party hereunder for the account of Pledgor, and to the payment of all reasonable costs and expenses paid or incurred by Secured Party in





                                                              (Credit Agreement)
         connection with the exercise of any right or remedy hereunder, all in accordance with Section 14;

                 SECOND: To the payment of all other Secured Obligations (for the ratable benefit of the holders thereof) then due and payable; and

                 THIRD: To the payment to or upon the order of Pledgor, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

                 SECTION 14.  INDEMNITY AND EXPENSES.

                 (a) Pledgor agrees to indemnify Secured Party and each Lender from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including, without limitation, enforcement of this Agreement), except to the extent such claims, losses or liabilities result solely from Secured Party's or such Lender's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

                 (b) Pledgor shall pay to Secured Party upon demand the amount of any and all reasonable costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that Secured Party may incur in connection with (i) the administration of this Agreement,
(ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of Secured Party hereunder, or (iv) the failure by Pledgor to perform or observe any of the provisions hereof.

                 SECTION 15. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the indefeasible payment in full of the Secured Obligations (other than Obligations which are contingent and unliquidated and not due and owing on such date and which pursuant to the provisions of the Credit Agreement, Interest Rate Agreements, Letters of Credit or the Collateral Documents survive the termination of the Credit Agreement, the repayment of the Secured Obligations, the termination of the Commitments, the expiration or cancellation of all Letters of Credit or the termination, expiration or cancellation of all Interest Rate Agreements), the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit, (b) be binding upon Pledgor, its successors and assigns, and (c) inure, together with the rights and remedies of Secured Party hereunder, to the benefit of Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), but subject to the provisions of subsection 11.1 of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon the indefeasible payment in full of all Secured Obligations (other than Obligations which are contingent and unliquidated and not due and owing on such date and which pursuant to the provisions of the Credit Agreement, Interest Rate Agreements, Letters of Credit or the Collateral Documents survive the termination of the Credit Agreement, the repayment of the Secured Obligations, the termination of the Commitments, the expiration or cancellation of all Letters of Credit or the termination, expiration or cancellation of all Interest Rate Agreements), the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Pledgor. Upon any such





                                                              (Credit Agreement)
termination Secured Party shall, at Pledgor's expense, execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence such termination and Pledgor shall be entitled to the return, upon its request and at its expense, against receipt and without recourse to Secured Party, of such of the Collateral as shall not have been otherwise applied pursuant to the terms hereof.

                 SECTION 16.  SECURED PARTY AS AGENT.

                 (a) Secured Party has been appointed to act as Secured Party hereunder by Lenders. Secured Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement.

                 (b) Secured Party shall at all times be the same Person that is Agent under the Credit Agreement. Written notice of resignation by Agent pursuant to subsection 10.5A of the Credit Agreement shall also constitute notice of resignation as Secured Party under this Agreement; removal of Agent pursuant to subsection 10.5A of the Credit Agreement shall also constitute removal as Secured Party under this Agreement; and appointment of a successor Agent pursuant to subsection 10.5A of the Credit Agreement shall also constitute appointment of a successor Secured Party under this Agreement. Upon the acceptance of any appointment as Agent under subsection 10.5A of the Credit Agreement by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Secured Party under this Agreement, and the retiring or removed Secured Party under this Agreement shall promptly (i) transfer to such successor Secured Party all sums held by Secured Party hereunder (which shall be deposited in a new Collateral Account established and maintained by such successor Secured Party), together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Secured Party under this Agreement, and (ii) execute and deliver to such successor Secured Party such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Secured Party of the security interests created hereunder, whereupon such retiring or removed Secured Party shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Agent's resignation or removal hereunder as Secured Party, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Secured Party hereunder.

                 SECTION 17. AMENDMENTS; ETC. No amendment or waiver of any provision of this Agreement, or consent to any departure by Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by Secured Party (or, in the case of an amendment hereto, by Pledgor and Secured Party), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

                 SECTION 18. NOTICES. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the





                                                              (Credit Agreement)
signature pages hereof or, as to either party, such other address as shall be designated by such party in a written notice delivered to the other party hereto.

                 SECTION 19. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of Secured Party in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                 SECTION 20. SEVERABILITY. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                 SECTION 21. HEADINGS. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

                 SECTION 22. GOVERNING LAW; TERMS. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE CODE PROVIDES THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. Unless otherwise defined herein or in the Credit Agreement, terms used in Articles 8 and 9 of the Uniform Commercial Code in the State of New York are used herein as therein defined.

                 SECTION 23. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST PLEDGOR ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT PLEDGOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. Pledgor hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Pledgor at its address provided in Section 18, such service being hereby acknowledged by Pledgor to be sufficient for personal jurisdiction in any action against Pledgor in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Secured Party to bring proceedings against Pledgor in the courts of any other jurisdiction.





                                                              (Credit Agreement)

                 SECTION 24. WAIVER OF JURY TRIAL. PLEDGOR AND SECURED PARTY HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Pledgor and Secured Party each acknowledge that this waiver is a material inducement for Pledgor and Secured Party to enter into a business relationship, that Pledgor and Secured Party have already relied on this waiver in entering into this Agreement and that each will continue to rely on this waiver in their related future dealings. Pledgor and Secured Party further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

                 SECTION 25. COUNTERPARTS. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.





                  [Remainder of page intentionally left blank]





                                                              (Credit Agreement)

                 IN WITNESS WHEREOF, Pledgor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


                           DOMINICK'S FINER FOODS, INC., as Pledgor


                           By: ____________________________________
                             Title:

                           Notice Address:  Dominick's Finer Foods, Inc.
                                            505 Railroad Avenue
                                            Northlake, IL 60164
                                            Attention: President and
                                                       Chief Operating Officer



                           BANKERS TRUST COMPANY, as Secured Party


                           By: ____________________________________
                             Title:

                           Notice Address:  Bankers Trust Company
                                            One Bankers Trust Plaza
                                            130 Liberty St., 14th Floor
                                            New York, NY 10006
                                            Attention: Tracey Prokes

                           with a copy to:

                                            Bankers Trust Company
                                            300 S. Grand Avenue,
                                              41st Floor
                                            Los Angeles, CA 90071
                                            Attention: Vicki Floyd






                                                              (Credit Agreement)

                                  EXHIBIT XIV

                       [FORM OF COMPANY PLEDGE AGREEMENT]

                            COMPANY PLEDGE AGREEMENT


                 This COMPANY PLEDGE AGREEMENT (this "AGREEMENT") is dated as of November 1, 1996 and entered into by and between DOMINICK'S FINER FOODS, INC., a Delaware corporation ("PLEDGOR"), and BANKERS TRUST COMPANY ("SECURED PARTY"), as agent for and representative of (in such capacity herein called "SECURED PARTY") the financial institutions ("LENDERS") party to the Credit Agreement referred to below and the Interest Rate Exchangers (as hereinafter defined).


                             PRELIMINARY STATEMENTS


                 A. Pledgor is the legal and beneficial owner of (i) the shares of stock (the "PLEDGED SHARES") described in Part A of Schedule I annexed hereto and issued by the corporations named therein and (ii) the indebtedness (the "PLEDGED DEBT") described in Part B of said Schedule I and issued by the obligors named therein.

                 B. Lenders, Secured Party, Syndication Agent and Arrangers have entered into a Credit Agreement dated as of November 1, 1996 (said Credit Agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Dominick's Supermarkets, Inc., a Delaware corporation, and Pledgor, pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Pledgor.

                 C. It is contemplated that Pledgor may from time to time enter into Interest Rate Agreements with one or more Lenders or their Affiliates (collectively, the "INTEREST RATE EXCHANGERS") and Pledgor desires that its obligations under such agreements, including the obligation to make payments in the event of early termination thereunder (all of such obligations being the "INTEREST RATE OBLIGATIONS"), be given the benefits of the security interest created hereby.

                 D. It is a condition precedent to the initial extensions of credit by Lenders under the Credit Agreement that Pledgor shall have granted the security interests and undertaken the obligations contemplated by this Agreement.

                 NOW, THEREFORE, in consideration of the premises, in order to induce Lenders to make Loans and other extensions of credit under the Credit Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Pledgor hereby agrees with Secured Party as follows:

                 SECTION 1. PLEDGE OF SECURITY. Pledgor hereby pledges and grants to Secured Party a security interest in, all of Pledgor's right, title and interest in and to the following (the "PLEDGED COLLATERAL"):





                                                              (Credit Agreement)

                 (a) the Pledged Shares and the certificates representing the Pledged Shares and any interest of Pledgor in the entries on the books of any financial intermediary pertaining to the Pledged Shares, and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

                 (b) the Pledged Debt and the instruments evidencing the Pledged Debt, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Debt;

                 (c) all additional shares of, and all securities convertible into and warrants, options and other rights to purchase or otherwise acquire, stock of any issuer of the Pledged Shares from time to time acquired by Pledgor in any manner (which shares shall be deemed to be part of the Pledged Shares), the certificates or other instruments representing such additional shares, securities, warrants, options or other rights and any interest of Pledgor in the entries on the books of any financial intermediary pertaining to such additional shares, and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such additional shares, securities, warrants, options or other rights;

                 (d) all additional indebtedness from time to time owed to Pledgor by any obligor on the Pledged Debt and the instruments evidencing such indebtedness, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness;

                 (e) all shares of, and all securities convertible into and warrants, options and other rights to purchase or otherwise acquire, stock of any Person that, after the date of this Agreement, becomes, as a result of any occurrence, a direct Subsidiary of Pledgor (which shares shall be deemed to be part of the Pledged Shares), the certificates or other instruments representing such shares, securities, warrants, options or other rights and any interest of Pledgor in the entries on the books of any financial intermediary pertaining to such shares, and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares, securities, warrants, options or other rights;

                 (f) all indebtedness from time to time owed to Pledgor by any Person that, after the date of this Agreement, becomes, as a result of any occurrence, a direct or indirect Subsidiary of Pledgor, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness; and

                 (g) to the extent not covered by clauses (a) through (f) above, all proceeds of any or all of the foregoing Pledged Collateral. For purposes of this Agreement, the term "PROCEEDS" includes whatever is receivable or received when Pledged Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes, without limitation, proceeds of any indemnity or guaranty payable to Pledgor or Secured Party from time to time with respect to any of the Pledged Collateral.





                                                              (Credit Agreement)

                 SECTION 2. SECURITY FOR OBLIGATIONS. This Agreement secures, and the Pledged Collateral is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)), of all obligations and liabilities of every nature of Pledgor now or hereafter existing under or arising out of or in connection with the Credit Agreement, the other Loan Documents and the Interest Rate Agreements entered into with any Interest Rate Exchanger, and all extensions or renewals thereof, whether for principal, interest (including without limitation interest that, but for the filing of a petition in bankruptcy with respect to Pledgor, would accrue on such obligations), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Secured Party or any Lender or any Interest Rate Exchanger as a preference, fraudulent transfer or otherwise (all such obligations and liabilities being the "UNDERLYING DEBT"), and all obligations of every nature of Pledgor now or hereafter existing under this Agreement (all such obligations of Pledgor, together with the Underlying Debt, being the "SECURED OBLIGATIONS").

                 SECTION 3. DELIVERY OF PLEDGED COLLATERAL. All certificates or instruments representing or evidencing the Pledged Collateral shall be delivered to and held by or on behalf of Secured Party pursuant hereto and shall be in suitable form for transfer by delivery or, as applicable, shall be accompanied by Pledgor's endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Secured Party. Secured Party shall have the right, at any time in its discretion and without notice to Pledgor, to register in the name of Secured Party or any of its nominees, as pledgee, any or all of the Pledged Collateral. In addition, Secured Party shall have the right at any time to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations.

                 SECTION 4. REPRESENTATIONS AND WARRANTIES. Pledgor represents and warrants as follows:

                 (a) Due Authorization, etc. of Pledged Collateral. All of the Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable. All of the Pledged Debt has been duly authorized, authenticated or issued, and delivered and is the legal, valid and binding obligation of the issuers thereof and is not in default.

                 (b) Description of Pledged Collateral. The Pledged Shares constitute one hundred percent (100%) of the issued and outstanding shares of stock of each of the direct Subsidiaries of Pledgor, and there are no outstanding warrants, options or other rights to purchase, or other agreements outstanding with respect to, or property that is now or hereafter convertible into, or that requires the issuance or sale of, any Pledged Shares. The Pledged Debt constitutes all of the issued and outstanding intercompany indebtedness evidenced by a promissory note of the respective issuers thereof owing to Pledgor.

                 (c) Ownership of Pledged Collateral. Pledgor is the legal, record and beneficial owner of the Pledged Collateral free and clear of any Lien except for the security interest created by this Agreement.





                                                              (Credit Agreement)

                 (d) Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the pledge by Pledgor of the Pledged Collateral pursuant to this Agreement and the grant by Pledgor of the security interest granted hereby, (ii) the execution, delivery or performance of this Agreement by Pledgor, or (iii) the exercise by Secured Party of the voting or other rights, or the remedies in respect of the Pledged Collateral, provided for in this Agreement (except as may be required in connection with a disposition of Pledged Collateral by laws affecting the offering and sale of securities generally).

                 (e) Perfection. The pledge of the Pledged Shares and Pledged Debt pursuant to this Agreement creates a valid and perfected first priority security interest in such Pledged Shares and Pledged Debt, securing the payment of the Secured Obligations; provided that Secured Party retains physical possession of the Pledged Collateral.

                 (f) Margin Regulations. The pledge of the Pledged Collateral pursuant to this Agreement does not violate Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

                 (g) Other Information. All information heretofore, herein or hereafter supplied to Secured Party by or on behalf of Pledgor with respect to the Pledged Collateral is accurate and complete in all material respects.

                 SECTION 5. TRANSFERS AND OTHER LIENS; ADDITIONAL PLEDGED COLLATERAL; ETC. Pledgor shall:

                 (a) not, except as expressly permitted by the Credit Agreement, (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral,
(ii) create or suffer to exist any Lien upon or with respect to any of the Pledged Collateral, except for the security interest under this Agreement, or
(iii) permit any issuer of Pledged Shares to merge or consolidate unless all the outstanding capital stock of the surviving or resulting corporation is, upon such merger or consolidation, pledged hereunder and no cash, securities or other property is distributed in respect of the outstanding shares of any other constituent corporation; provided that in the event Pledgor makes an Asset Sale permitted by the Credit Agreement and the assets subject to such Asset Sale are Pledged Shares, Secured Party shall release the Pledged Shares that are the subject of such Asset Sale to Pledgor free and clear of the lien and security interest under this Agreement concurrently with the consummation of such Asset Sale; provided, further that, as a condition precedent to such release, Secured Party shall have received evidence reasonably satisfactory to it that arrangements reasonably satisfactory to it have been made for delivery to Secured Party of the Net Cash Proceeds of Asset Sale of such Asset Sale if required under subsection 2.4B(iii)(a) of the Credit Agreement;

                 (b) (i) cause each issuer of Pledged Shares not to issue any stock or other securities in addition to or in substitution for the Pledged Shares issued by such issuer, except to Pledgor, (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock or other securities of each issuer of Pledged Shares, and (iii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all shares of stock of any Person that, after the date of this Agreement, becomes, as a result of any occurrence, a direct Subsidiary of Pledgor;





                                                              (Credit Agreement)

                 (c) (i) pledge hereunder, immediately upon their issuance, any and all instruments or other evidences of additional indebtedness from time to time owed to Pledgor by any obligor on the Pledged Debt, and (ii) pledge hereunder, immediately upon their issuance, any and all instruments or other evidences of indebtedness from time to time owed to Pledgor by any Person that after the date of this Agreement becomes, as a result of any occurrence, a direct or indirect Subsidiary of Pledgor;

                 (d) promptly deliver to Secured Party all material written notices received by it with respect to the Pledged Collateral; and

                 (e) pay promptly when due all material taxes, assessments and governmental charges or levies imposed upon, and all claims against, the Pledged Collateral, except to the extent the validity thereof is being contested in good faith; provided that Pledgor shall in any event pay such taxes, assessments, charges, levies or claims not later than five days prior to the date of any proposed sale under any judgement, writ or warrant of attachment entered or filed against Pledgor or any of the Pledged Collateral as a result of the failure to make such payment.

                 SECTION 6.  FURTHER ASSURANCES; PLEDGE AMENDMENTS.

                 (a) Pledgor agrees that from time to time, at the expense of Pledgor, Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that Secured Party may reasonably deem to be necessary or desirable, or that Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral. Without limiting the generality of the foregoing, Pledgor will:
(i) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as Secured Party may reasonably deem to be necessary or desirable, or as Secured Party may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby and (ii) at Secured Party's reasonable request, appear in and defend any action or proceeding that may adversely affect Pledgor's title to or Secured Party's security interest in all or any part of the Pledged Collateral.

                 (b) Pledgor further agrees that it will, upon obtaining any additional shares of stock or other securities or instruments required to be pledged hereunder as provided in Section 5(b) or (c), promptly (and in any event within five Business Days) deliver to Secured Party a Pledge Amendment, duly executed by Pledgor, in substantially the form of Schedule II annexed hereto (a "PLEDGE AMENDMENT"), in respect of the additional Pledged Shares or Pledged Debt to be pledged pursuant to this Agreement. Pledgor hereby authorizes Secured Party to attach each Pledge Amendment to this Agreement and agrees that all Pledged Shares or Pledged Debt listed on any Pledge Amendment delivered to Secured Party shall for all purposes hereunder be considered Pledged Collateral; provided that the failure of Pledgor to execute a Pledge Amendment with respect to any additional Pledged Shares or Pledged Debt pledged pursuant to this Agreement shall not impair the security interest of Secured Party therein or otherwise adversely affect the rights and remedies of Secured Party hereunder with respect thereto.

                 SECTION 7.  VOTING RIGHTS; DIVIDENDS; ETC.

                 (a) So long as no Event of Default shall have occurred and be continuing:





                                                              (Credit Agreement)

                 (i) Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; provided, however, that Pledgor shall not exercise or refrain from exercising any such right if Secured Party shall have notified Pledgor that, in Secured Party's judgment, such action would have a material adverse effect on the value of the Pledged Collateral or any part thereof; and provided, further, that Pledgor shall give Secured Party at least five Business Days' prior written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right. It is understood, however, that neither (A) the voting by Pledgor of any Pledged Shares for or Pledgor's consent to the election of directors at a regularly scheduled annual or other meeting of stockholders or with respect to incidental matters at any such meeting nor (B) Pledgor's consent to or approval of any action otherwise permitted under the Credit Agreement shall be deemed inconsistent with the terms of this Agreement or the Credit Agreement within the meaning of this Section 7(a)(i), and no notice of any such voting or consent need be given to Secured Party;

                 (ii) Pledgor shall be entitled to receive and retain, and to utilize free and clear of the lien of this Agreement, any and all dividends and interest paid in respect of the Pledged Collateral; provided, however, that any and all

                          (A) dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral,

                          (B) dividends and other distributions paid or payable in cash in respect of any Pledged Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in- surplus, and

                          (C) cash paid, payable or otherwise distributed in respect of principal or in redemption of or in exchange for any Pledged Collateral,

         shall be, and shall (1) forthwith be delivered to Secured Party to hold as, Pledged Collateral and shall, if received by Pledgor, be received in trust for the benefit of Secured Party, be segregated from the other property or funds of Pledgor and be forthwith delivered to Secured Party as Pledged Collateral in the same form as so received (with all necessary endorsements) or (2) in the case of any such cash payment, at the option of Pledgor (with the consent of Secured Party, which consent shall not be unreasonably withheld), forthwith be delivered to Secured Party to be immediately applied to prepay the Loans in accordance with subsection 2.4B(iii)(a) of the Credit Agreement as if such cash payments were Net Cash Proceeds of Asset Sale that are required to be used to prepay the Loans pursuant to the terms of the Credit Agreement; and

                 (iii) Secured Party shall promptly execute and deliver (or cause to be executed and delivered) to Pledgor all such proxies, dividend payment orders and other instruments as Pledgor may from time to time reasonably request for the purpose of enabling Pledgor to exercise the voting and other consensual rights which it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends, principal or interest payments which it is authorized to receive and retain pursuant to paragraph (ii) above.





                                                              (Credit Agreement)

                 (b) Upon the occurrence and during the continuation of an Event of Default:

                 (i) upon written notice from Secured Party to Pledgor, all rights of Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to
         Section 7(a)(i) shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to exercise such voting and other consensual rights;

                 (ii) all rights of Pledgor to receive the dividends and interest payments which it would otherwise be authorized to receive and retain pursuant to Section 7(a)(ii) shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to receive and hold as Pledged Collateral such dividends and interest payments; and

                 (iii) all dividends, principal and interest payments which are received by Pledgor contrary to the provisions of paragraph (ii) of this Section 7(b) shall be received in trust for the benefit of Secured Party, shall be segregated from other funds of Pledgor and shall forthwith be paid over to Secured Party as Pledged Collateral in the same form as so received (with any necessary endorsements).

                 (c) In order to permit Secured Party to exercise the voting and other consensual rights which it may be entitled to exercise pursuant to Section 7(b)(i) and to receive all dividends and other distributions which it may be entitled to receive under Section 7(a)(ii) or
Section 7(b)(ii), (i) Pledgor shall promptly execute and deliver (or cause to be executed and delivered) to Secured Party all such proxies, dividend payment orders and other instruments as Secured Party may from time to time reasonably request and (ii) without limiting the effect of the immediately preceding clause (i), Pledgor hereby grants to Secured Party an irrevocable proxy to vote the Pledged Shares and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Shares would be entitled (including, without limitation, giving or withholding written consents of shareholders, calling special meetings of shareholders and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Shares on the record books of the issuer thereof) by any other Person (including the issuer of the Pledged Shares or any officer or agent thereof), upon the occurrence of an Event of Default and which proxy shall only terminate upon the indefeasible payment in full of the Secured Obligations.

                 SECTION 8. SECURED PARTY APPOINTED ATTORNEY-IN-FACT. Pledgor hereby irrevocably appoints Secured Party as Pledgor's attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor, Secured Party or otherwise, from time to time in Secured Party's discretion to take any action and to execute any instrument that Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including without limitation:

                 (a) to file one or more financing or continuation statements, or amendments thereto, relative to all or any part of the Pledged Collateral without the signature of Pledgor;

                 (b) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Pledged Collateral;





                                                              (Credit Agreement)

                 (c) to receive, endorse and collect any instruments made payable to Pledgor representing any dividend, principal or interest payment or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same; and

                 (d) to file any claims or take any action or institute any proceedings that Secured Party may deem necessary or desirable for the collection of any of the Pledged Collateral or otherwise to enforce the rights of Secured Party with respect to any of the Pledged Collateral.

                 Secured Party shall not exercise any powers granted pursuant to this appointment as attorney-in-fact (other than with respect to clause (a) above) until the occurrence of and only during the continuation of an Event of Default. This appointment as attorney-in-fact shall terminate upon the termination of this Agreement pursuant to Section 14.

                 SECTION 9. SECURED PARTY MAY PERFORM. If Pledgor fails to perform any agreement contained herein, Secured Party may itself perform, or cause performance of, such agreement, and the expenses of Secured Party incurred in connection therewith shall be payable by Pledgor under Section 13(b).

                 SECTION 10. STANDARD OF CARE. The powers conferred on Secured Party hereunder are solely to protect its interest in the Pledged Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Pledged Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any Pledged Collateral, it being understood that Secured Party shall have no responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Pledged Collateral, whether or not Secured Party has or is deemed to have knowledge of such matters, (b) taking any necessary steps (other than steps taken in accordance with the standard of care set forth above to maintain possession of the Pledged Collateral) to preserve rights against any parties with respect to any Pledged Collateral, (c) taking any necessary steps to collect or realize upon the Secured Obligations or any guarantee therefor, or any part thereof, or any of the Pledged Collateral, or (d) initiating any action to protect the Pledged Collateral against the possibility of a decline in market value. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equal to that which Secured Party accords its own property consisting of negotiable securities.

                 SECTION 11.  REMEDIES.

                 (a) If any Event of Default shall have occurred and be continuing, Secured Party may exercise in respect of the Pledged Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code as in effect in any relevant jurisdiction (the "CODE") (whether or not the Code applies to the affected Pledged Collateral), and Secured Party may also in its sole discretion, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange or broker's board or at any of Secured Party's offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Secured Party may deem commercially





                                                              (Credit Agreement)
reasonable, irrespective of the impact of any such sales on the market price of the Pledged Collateral. Secured Party or any Lender may be the purchaser of any or all of the Pledged Collateral at any such sale and Secured Party, as agent for and representative of Lenders and Interest Rate Exchangers (but not any Lender, Lenders, Interest Rate Exchanger or Interest Rate Exchangers in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Pledged Collateral payable by Secured Party at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of Pledgor, and Pledgor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days' written notice to Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Secured Party shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Pledgor hereby waives any claims against Secured Party arising by reason of the fact that the price at which any Pledged Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Secured Party accepts the first offer received and does not offer such Pledged Collateral to more than one offeree; provided that such sale was conducted in a commercially reasonable manner. If the proceeds of any sale or other disposition of the Pledged Collateral are insufficient to pay all the Secured Obligations, Pledgor shall be liable for the deficiency and the fees of any attorneys employed by Secured Party to collect such deficiency.

                 (b) Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws, Secured Party may be compelled, with respect to any sale of all or any part of the Pledged Collateral conducted without prior registration or qualification of such Pledged Collateral under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Pledgor acknowledges that any such private sales may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including, without limitation, a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, Pledgor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that Secured Party shall have no obligation to engage in public sales and no obligation to delay the sale of any Pledged Collateral for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it.

                 (c) If Secured Party determines to exercise its right to sell any or all of the Pledged Collateral, upon written request, Pledgor shall and shall cause each issuer of any Pledged Shares to be sold hereunder from time to time to furnish to Secured Party all such information as Secured Party may reasonably request in order to determine the number of shares and other instruments included in the Pledged Collateral which may be sold by Secured Party in exempt transactions under the Securities Act and the rules and regulations





                                                              (Credit Agreement)
of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

                 (d) Notwithstanding anything in this Agreement to the contrary, Secured Party shall exercise, or shall refrain from exercising, any remedy provided for in Section 11(a) in accordance with the instructions of Requisite Lenders, and the Interest Rate Exchangers, by their acceptance of the benefits of this Agreement and the other Loan Documents, hereby agree to be bound by such instructions. The sole rights of the Interest Rate Exchangers under this Agreement shall be to be secured by the Pledged Collateral and to receive the payments provided for in Section 12.

                 SECTION 12. APPLICATION OF PROCEEDS. Except as expressly provided elsewhere in this Agreement, all proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral may, in the discretion of Secured Party, be held by Secured Party as Pledged Collateral for, and/or then, or at any time thereafter, applied in full or in part by Secured Party against, the Secured Obligations in the following order of priority:

                 FIRST: To the payment of all reasonable costs and expenses of such sale, collection or other realization, including reasonable compensation to Secured Party and its agents and counsel, and all other reasonable expenses, liabilities and advances made or incurred by Secured Party in connection therewith, and all amounts for which Secured Party is entitled to indemnification hereunder and all reasonable advances made by Secured Party hereunder for the account of Pledgor, and to the payment of all reasonable costs and expenses paid or incurred by Secured Party in connection with the exercise of any right or remedy hereunder, all in accordance with Section 13;

                 SECOND: To the payment of all other Secured Obligations (for the ratable benefit of the holders thereof) then due and payable; and

                 THIRD: To the payment to or upon the order of Pledgor, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

                 SECTION 13.  INDEMNITY AND EXPENSES.

                 (a) Pledgor agrees to indemnify Secured Party, each Lender and each Interest Rate Exchanger from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including, without limitation, enforcement of this Agreement), except to the extent such claims, losses or liabilities result solely from Secured Party's, such Lender's or such Interest Rate Exchanger's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

                 (b) Pledgor shall pay to Secured Party upon demand the amount of any and all reasonable costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that Secured Party may incur in connection with (i) the administration of this Agreement,
(ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (iii) the exercise or enforcement of any of the rights of Secured Party hereunder, or (iv) the failure by Pledgor to perform or observe any of the provisions hereof.





                                                              (Credit Agreement)

                 SECTION 14. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (a) remain in full force and effect until (i) the indefeasible payment in full of all Secured Obligations (other than Obligations which are contingent and unliquidated and not due and owing on such date and which pursuant to the provisions of the Credit Agreement, Interest Rate Agreements, Letters of Credit or the Loan Documents survive the termination of the Credit Agreement, the repayment of the Secured Obligations, the termination of the Commitments, the expiration or cancellation of all Letters of Credit or the termination, expiration or cancellation of all Interest Rate Agreements), the cancellation or termination of the Commitments, the cancellation or expiration of all outstanding Letters of Credit, and the termination, expiration or cancellation of all Interest Rate Agreements, or (ii) the release of the Liens on the Pledged Collateral by Secured Party in writing in accordance with the terms of subsection 6.11 of the Credit Agreement, (b) be binding upon Pledgor, its successors and assigns, and (c) inure, together with the rights and remedies of Secured Party hereunder, to the benefit of Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), but subject to the provisions of subsection 11.1 of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by any of them to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise and any Interest Rate Exchanger may assign or otherwise transfer any Interest Rate Obligations owing to it to another Lender or an Affiliate of such Lender or another Lender, and such other Lender or Affiliate shall thereupon become vested with all the benefits in respect thereof granted to such Interest Rate Exchanger herein or otherwise. Upon (i) the indefeasible payment in full of all Secured Obligations (other than Obligations which are contingent and unliquidated and not due and owing on such date and which pursuant to the provisions of the Credit Agreement, Interest Rate Agreements, Letters of Credit or the Loan Documents survive the termination of the Credit Agreement, the repayment of the Secured Obligations, the termination of the Commitments, the expiration or cancellation of all Letters of Credit or the termination, expiration or cancellation of all Interest Rate Agreements), the cancellation or termination of the Commitments, the cancellation or expiration of all outstanding Letters of Credit and the termination, expiration or cancellation of all Interest Rate Agreements, or
(ii) the release of the Liens on the Pledged Collateral by Secured Party in writing in accordance with the terms of subsection 6.11 of the Credit Agreement, the security interest granted hereby shall terminate and all rights to the Pledged Collateral shall revert to Pledgor. Upon any such termination Secured Party will, at Pledgor's expense, execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence such termination and Pledgor shall be entitled to the return, upon its request and at its expense, against receipt and without recourse to Secured Party, of such of the Pledged Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof.

                 SECTION 15.  SECURED PARTY AS AGENT.

                 (a) Secured Party has been appointed to act as Secured Party hereunder by Lenders and, by their acceptance of the benefits of this Agreement and the other Loan Documents, by each Interest Rate Exchanger. Secured Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Pledged Collateral), solely in accordance with this Agreement and the Credit Agreement and upon the instructions of Requisite Lenders, and the Interest Rate Exchangers, by their acceptance of the benefits of this Agreement and other Loan Documents, hereby agree to be bound by such instructions.





                                                              (Credit Agreement)

                 (b) Secured Party shall at all times be the same Person that is Agent under the Credit Agreement. Written notice of resignation by Agent pursuant to subsection 10.5A of the Credit Agreement shall also constitute notice of resignation as Secured Party under this Agreement; removal of Agent pursuant to subsection 10.5A of the Credit Agreement shall also constitute removal as Secured Party under this Agreement; and appointment of a successor Agent pursuant to subsection 10.5A of the Credit Agreement shall also constitute appointment of a successor Secured Party under this Agreement. Upon the acceptance of any appointment as Agent under subsection 10.5A of the Credit Agreement by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Secured Party under this Agreement, and the retiring or removed Secured Party under this Agreement shall promptly (i) transfer to such successor Secured Party all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Secured Party under this Agreement, and (ii) execute and deliver to such successor Secured Party such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Secured Party of the security interests created hereunder, whereupon such retiring or removed Secured Party shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Agent's resignation or removal hereunder as Secured Party, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Secured Party hereunder.

                 SECTION 16. AMENDMENTS; ETC. No amendment or waiver of any provision of this Agreement, or consent to any departure by Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by Secured Party (or, in the case of an amendment hereto, by Pledgor and Secured Party), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given; provided that any amendment or waiver which adversely affects the interests of the Interest Rate Exchangers but does not result in a similar adverse effect on the interests of Lenders shall only be effective with the consent of the holders of a majority of the Interest Rate Obligations given the benefit of the security hereunder.

                 SECTION 17. NOTICES. Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or, as to either party, such other address as shall be designated by such party in a written notice delivered to the other party hereto.

                 SECTION 18. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of Secured Party in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.





                                                              (Credit Agreement)

                 SECTION 19. SEVERABILITY. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                 SECTION 20. HEADINGS. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

                 SECTION 21. GOVERNING LAW; TERMS. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE CODE PROVIDES THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR PLEDGED COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. Unless otherwise defined herein or in the Credit Agreement, terms used in Articles 8 and 9 of the Uniform Commercial Code in the State of New York are used herein as therein defined.

                 SECTION 22. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST PLEDGOR ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT PLEDGOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. Pledgor hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Pledgor at its address provided in Section 17, such service being hereby acknowledged by Pledgor to be sufficient for personal jurisdiction in any action against Pledgor in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Secured Party to bring proceedings against Pledgor in the courts of any other jurisdiction.

                 SECTION 23. WAIVER OF JURY TRIAL. PLEDGOR AND SECURED PARTY HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Pledgor and Secured Party each acknowledge that this waiver is a material inducement for Pledgor and Secured Party to enter into a business relationship, that Pledgor and Secured Party have already relied on this waiver in entering into this Agreement and that each will continue to rely on this waiver in their related future dealings. Pledgor and Secured Party further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly





                                                              (Credit Agreement)
and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED
EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

                 SECTION 24. COUNTERPARTS. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.



                  [Remainder of page intentionally left blank]





                                                              (Credit Agreement)

                 IN WITNESS WHEREOF, Pledgor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


                           DOMINICK'S FINER FOODS, INC., as Pledgor



                           By: ____________________________________
                             Title:

                           Notice Address:  Dominick's Finer Foods, Inc.
                                            505 Railroad Avenue
                                            Northlake, IL 60164
                                            Attention: President and
                                                       Chief Operating Officer



                           BANKERS TRUST COMPANY, as Secured Party



                           By: ____________________________________
                             Title:

                           Notice Address:  Bankers Trust Company
                                            One Bankers Trust Plaza
                                            130 Liberty St., 14th Floor
                                            New York, NY 10006
                                            Attention: Tracey Prokes

                           with a copy to:

                                            Bankers Trust Company
                                            300 S. Grand Avenue,
                                              41st Floor
                                            Los Angeles, CA 90071
                                            Attention: Vicki Floyd






                                                              (Credit Agreement)

                                   SCHEDULE I


                 Attached to and forming a part of the Company Pledge Agreement dated as of November 1, 1996 between Dominick's Finer Foods, Inc., as Pledgor, and Bankers Trust Company, as Secured Party.



                                     Part A

                                                    Class of      Stock Certi-     Par          Number of
Stock Issuer                                         Stock        ficate Nos.      Value          Shares
------------                                        --------      ------------     -----        -----------
Dodi Hazelcrest, Inc.                               Common            1            $0.10           10,000

Kohl's of Bloomingdale, Inc.                        Common            2            $1.00            1,000

DFF Equipment Leasing Company (f/k/a
Jerry's Deep Discount Centers, Inc.)                Common            1           No Par            1,000

Dominick's Finer Foods, Inc. of Illinois            Common            3           No Par               15

Blackhawk Developments, Inc.                        Common            3            $0.10           10,000

Blackhawk Properties, Inc.                          Common            3           No Par            1,000

Save-It Discount Foods Corporation                  Common            2           No Par            1,000



                                     Part B

Debt Issuer                                               Amount of Indebtedness
-----------                                               ----------------------
Dodi Hazelcrest, Inc.                            Amounts outstanding from time to time

Kohl's of Bloomingdale, Inc.                     Amounts outstanding from time to time

DFF Equipment Leasing Company (f/k/a
Jerry's Deep Discount Centers, Inc.)             Amounts outstanding from time to time

Dominick's Finer Foods, Inc. of Illinois         Amounts outstanding from time to time

Save-It Discount Foods Corporation               Amounts outstanding from time to time





                                                              (Credit Agreement)

                                  SCHEDULE II

                                PLEDGE AMENDMENT

                This Pledge Amendment, dated ____________, [19/20]__, is delivered pursuant to Section 6(b) of the Company Pledge Agreement referred to below. The undersigned hereby agrees that this Pledge Amendment may be attached to the Company Pledge Agreement dated November 1, 1996, between the undersigned and Bankers Trust Company, as Secured Party (the "COMPANY PLEDGE AGREEMENT," capitalized terms defined therein being used herein as therein defined), and that the [Pledged Shares] [Pledged Debt] listed on this Pledge Amendment shall be deemed to be part of the [Pledged Shares] [Pledged Debt] and shall become part of the Pledged Collateral and shall secure all Secured Obligations.


                                 DOMINICK'S FINER FOODS, INC.



                                 By: ___________________________
                                 Title:




                               Class of           Stock Certi-             Par               Number of
Stock Issuer                    Stock             ficate Nos.              Value               Shares
------------                   --------           ------------             -----             ---------





Debt Issuer                     Amount of Indebtedness




                                                              (Credit Agreement)

                                   EXHIBIT XV

                      [FORM OF COMPANY SECURITY AGREEMENT]

                           COMPANY SECURITY AGREEMENT


                 This COMPANY SECURITY AGREEMENT (this "AGREEMENT") is dated as of November 1, 1996 and entered into by and between DOMINICK'S FINER FOODS, INC., a Delaware corporation ("GRANTOR"), and BANKERS TRUST COMPANY, as agent for and representative of (in such capacity herein called "SECURED PARTY") the financial institutions ("LENDERS") party to the Credit Agreement referred to below and the Interest Rate Exchangers (as hereinafter defined).


                             PRELIMINARY STATEMENTS

                 A. Lenders, Secured Party, Syndication Agent and Arrangers have entered into a Credit Agreement dated as of November 1, 1996 (said Credit Agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Dominick's Supermarkets, Inc., a Delaware corporation, and Grantor pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Grantor.

                 B. It is contemplated that Grantor may from time to time enter into Interest Rate Agreements with one or more Lenders or their Affiliates (collectively, the "INTEREST RATE EXCHANGERS") and Grantor desires that its obligations under such agreements, including the obligation to make payments in the event of early termination thereunder (all such obligations being the "INTEREST RATE OBLIGATIONS"), be given the benefits of the security interest created hereby.

                 C. It is a condition precedent to the initial extensions of credit by Lenders under the Credit Agreement that Grantor shall have granted the security interests and undertaken the obligations contemplated by this Agreement.

                 NOW, THEREFORE, in consideration of the premises, in order to induce Lenders to make Loans and other extensions of credit under the Credit Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Grantor hereby agrees with Secured Party as follows:


                 SECTION 1. GRANT OF SECURITY. Grantor hereby grants to Secured Party a security interest in, all of Grantor's right, title and interest in and to the following, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located (the "COLLATERAL"):

                 (a) all equipment in all of its forms (including but not limited to, all distribution, retailing, data processing, office and motor vehicle equipment in all of its forms), all parts thereof and all accessions thereto; excluding, however, any such equipment, parts or accessions listed on
Schedule 1(a) annexed hereto located as of the Closing Date (or





                                                              (Credit Agreement)
as of the date such Schedule 1(a) is supplemented pursuant to Section 5(c) hereof) at Grantor's stores listed on Schedule 1(a) annexed hereto (any and all such equipment, parts and accessions not so excluded pursuant to the preceding clause being the "EQUIPMENT");

                 (b) all inventory in all of its forms (including, but not limited to, (i) all goods held by Grantor for sale or lease or to be furnished under contracts of service or so leased or furnished, (ii) all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in Grantor's business, (iii) all goods in which Grantor has an interest in mass or a joint or other interest or right of any kind, and (iv) all goods which are returned to or repossessed by Grantor and all accessions thereto and products thereof; excluding, however, any such inventory listed on Schedule 1(b) annexed hereto located (as of the date such Schedule 1(b) is delivered pursuant to Section 5(c) hereof) at Grantor's stores listed on Schedule 1(b) annexed hereto (all such inventory, accessions and products not so excluded pursuant to the preceding clause being the "INVENTORY") and all negotiable documents of title (including without limitation warehouse receipts, dock receipts and bills of lading) issued by any Person covering any Inventory (any such negotiable documents of title being a "NEGOTIABLE DOCUMENT OF TITLE");

                 (c) all accounts, contract rights, chattel paper, documents, instruments, general intangibles and other rights and obligations of any kind and all rights in, to and under all security agreements, leases and other contracts securing or otherwise relating to any such accounts, contract rights, chattel paper, documents, instruments, general intangibles or other obligations (any and all such accounts, contract rights, chattel paper, documents, instruments, general intangibles and other obligations being the "ACCOUNTS", and any and all such security agreements, leases and other contracts being the "RELATED CONTRACTS");

                 (d) the agreements listed in Schedule 1(d) annexed hereto and all other agreements, contracts, and assignments whereby Grantor obtains goods or services that are useful or necessary to the business of such Grantor, as each such agreement may be amended, supplemented or otherwise modified from time to time (said agreements, as so amended, supplemented or otherwise modified, being referred to herein individually as an "ASSIGNED AGREEMENT" and collectively as the "ASSIGNED AGREEMENTS"), including without limitation (i) all rights of Grantor to receive moneys due or to become due under or pursuant to the Assigned Agreements, (ii) all rights of Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) all claims of Grantor for damages arising out of any breach of or default under the Assigned Agreements, and (iv) all rights of Grantor to terminate, amend, supplement, modify or exercise rights or options under the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

                 (e) all deposit accounts, including without limitation the deposit accounts specified on Schedule 1(e) annexed hereto and all other deposit accounts maintained with Secured Party (the "DEPOSIT ACCOUNTS");

                 (f) all trademarks, tradenames, tradesecrets, business names, patents, patent applications, licenses, copyrights, registrations and franchise rights, and all goodwill associated with any of the foregoing;

                 (g) to the extent not included in any other paragraph of this Section 1, all other general intangibles (including, without limitation, tax refunds, rights to payment or





                                                              (Credit Agreement)
performance, choses in action and judgments taken on any rights or claims included in the Collateral);

                 (h) all plant fixtures, business fixtures and other fixtures and storage and office facilities, and all accessions thereto and products thereof; excluding, however, any such fixtures, facilities, additions, accession, replacements and products listed on Schedule 1(h) annexed hereto located as of the Closing Date (or as of the date such Schedule 1(h) is supplemented pursuant to Section 5(c) hereof) at Grantor's stores listed on
Schedule 1(h) annexed hereto;

                 (i) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

                 (j) all proceeds, products, rents and profits of or from any and all of the foregoing Collateral and, to the extent not otherwise included, all payments under insurance (whether or not Secured Party is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral. For purposes of this Agreement, the term "PROCEEDS" includes whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

                 Notwithstanding the foregoing provisions of this Section 1, the Collateral shall not include, and Grantor shall not hereby be deemed to grant a security interest in, any rights of Grantor (i) under any license, lease, agreement or contract existing as of the Closing Date that expressly prohibits any such security interest; provided, however, that in the event that any such prohibition may be waived or avoided upon Grantor's obtaining a consent to such security interest or through the satisfaction of any other condition precedent and such consent is obtained or such condition precedent is satisfied, the foregoing provisions of this sentence shall not be effective with respect to such license, lease, agreement or contract, or (ii) in any funds which are proceeds from sales of tickets to events by Grantor on behalf of third parties, as long as such funds are not Grantor's funds, and so long as such funds are segregated in separate deposit accounts from Grantor's other funds.

                 SECTION 2. SECURITY FOR OBLIGATIONS. This Agreement secures, and the Collateral is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)), of all obligations and liabilities of every nature of Grantor now or hereafter existing under or arising out of or in connection with the Credit Agreement, the other Loan Documents and the Interest Rate Agreements entered into with any Interest Rate Exchanger, and all extensions or renewals thereof, whether for principal, interest (including without limitation interest that, but for the filing of a petition in bankruptcy with respect to Grantor, would accrue on such obligations), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Secured Party or any Lender or any Interest Rate Exchanger as a preference, fraudulent





                                                              (Credit Agreement)
transfer or otherwise (all such obligations and liabilities being the "UNDERLYING DEBT"), and all obligations of every nature of Grantor now or hereafter existing under this Agreement (all such obligations of Grantor, together with the Underlying Debt, being the "SECURED OBLIGATIONS").

                 SECTION 3. GRANTOR REMAINS LIABLE. Anything contained herein to the contrary notwithstanding, (a) Grantor shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Secured Party of any of its rights hereunder shall not release Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) Secured Party shall not have any obligation or liability under any contracts and agreements included in the Collateral by reason of this Agreement, nor shall Secured Party be obligated to perform any of the obligations or duties of Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

                 SECTION 4. REPRESENTATIONS AND WARRANTIES. Grantor represents and warrants as follows:

                 (a) Ownership of Collateral. Except for Permitted Encumbrances and the security interest created by this Agreement, Grantor owns the Collateral free and clear of any Lien. Except such as may have been filed in favor of Secured Party relating to this Agreement and any Permitted Encumbrances, no effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office.

                 (b) Location of Equipment and Inventory. All of the Equipment (other than any motor vehicles included in Equipment) and Inventory (other than Equipment or Inventory in transit to Indiana or Illinois) is, as of the date hereof, located at the places specified in Schedule 4(b) annexed hereto.

                 (c) Office Locations; Other Names. As of the date hereof, the chief place of business, the chief executive office and the office where Grantor keeps its records regarding the Accounts and all originals of all chattel paper that evidence Accounts is, and has been for the four month period preceding the date hereof, located at the places specified in Schedule 4(c) annexed hereto. As of the date hereof, Grantor has not in the past five years done, and does not now do, business under any other name (including any trade-name or fictitious business name) other than those specified in Schedule 4(c) annexed hereto.

                 (d) Delivery of Certain Collateral. All notes and other instruments (excluding checks) and, to the extent required to be delivered pursuant to Section 5(a), chattel paper comprising any and all items of Collateral have been delivered to Secured Party duly endorsed and accompanied by duly executed instruments of transfer or assignment in blank.

                 (e) Governmental Authorizations. Except for the filing or recording of Uniform Commercial Code financing statements necessary to perfect the security interest created hereunder and the indication of the security interest created hereunder on the certificate of title issued with respect to any item of Equipment under a statute of any jurisdiction requiring such indication of such security interest as a condition of perfection thereof, all of which have been made or done (other than with respect to the motor vehicles of Grantor), as the case may be, no authorization, approval or other action by, and no notice





                                                              (Credit Agreement)
to or filing with, any governmental authority or regulatory body is required for either (i) the grant by Grantor of the security interest granted hereby,
(ii) the execution, delivery or performance of this Agreement by Grantor, or
(iii) the perfection of or the exercise by Secured Party of its rights and remedies hereunder (except as may have been taken by or at the direction of Grantor).

                 (f) Perfection. This Agreement, together with the filing of financing statements containing the description of the Collateral with the Secretary of State of the State of Illinois, and with the applicable county offices, which will be made immediately following the Closing Date, creates a valid, perfected and, except for Permitted Encumbrances, first priority security interest in the Collateral (excluding the security interest in the Deposit Accounts) securing the payment of the Secured Obligations; provided that Secured Party retains physical possession of any Collateral, the possession of which is required for perfection; further provided that additional actions may be required with respect to the perfection of proceeds of the Collateral; provided still further that the security interest granted to Secured Party in the motor vehicles of Grantor will not be perfected.

                 (g) Other Information. All information heretofore, herein or hereafter supplied to Secured Party by or on behalf of Grantor with respect to the Collateral is accurate and complete in all material respects.

                 SECTION 5.  FURTHER ASSURANCES.

                 (a) Grantor agrees that from time to time, at the expense of Grantor, Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that Secured Party may reasonably deem to be necessary or desirable, or that Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Grantor will: (i) at the request of Secured Party, mark conspicuously each item of chattel paper included in the Accounts, each Related Contract and, at the request of Secured Party, each of its records pertaining to the Collateral, with a legend, in form and substance reasonably satisfactory to Secured Party, indicating that such Collateral is subject to the security interest granted hereby, (ii) if any Account shall be evidenced by a promissory note or other instrument (excluding checks) or chattel paper, deliver and pledge to Secured Party hereunder such note or instrument and, at the request of Secured Party, the original counterpart of such chattel paper, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to Secured Party,
(iii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as Secured Party may reasonably deem to be necessary or desirable, or as Secured Party may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby, (iv) upon the request of Secured Party, promptly after the acquisition by Grantor of any item of Equipment which is covered by a certificate of title under a statute of any jurisdiction under the law of which indication of a security interest on such certificate is required as a condition of perfection thereof, execute and file with the registrar of motor vehicles or other appropriate authority in such jurisdiction an application or other document requesting the notation or other indication of the security interest created hereunder on such certificate of title, (v) upon the request of Secured Party, within 30 days after the end of each calendar quarter, deliver to Agent copies of all such applications or other documents filed during such calendar quarter and copies of all such certificates of title issued during such calendar quarter indicating the security interest created hereunder in the items of Equipment covered





                                                              (Credit Agreement)
thereby, (vi) at any reasonable time, upon request by Secured Party, exhibit the Collateral to and allow inspection of the Collateral by Secured Party, or persons designated by Secured Party, and (vii) at Secured Party's reasonable request, appear in and defend any action or proceeding that may adversely affect Grantor's title to or Secured Party's security interest in all or any material part of the Collateral.

                 (b) Grantor hereby authorizes Secured Party to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Grantor. Grantor agrees that a carbon, photographic or other reproduction of this Agreement or of a financing statement signed by Grantor shall be sufficient as a financing statement and may be filed as a financing statement in any and all jurisdictions.

                 (c) Grantor will furnish to Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Secured Party may reasonably request, all in reasonable detail. Without limiting the generality of the foregoing, Grantor shall deliver a supplement to Schedule 1(a), Schedule 1(b) and Schedule 1(h) annexed hereto, which supplement shall set forth the excluded equipment, parts and accessions described in Section 1(a) hereof, excluded inventory described in Section 1(b) hereof or excluded fixtures and products described in Section 1(h) hereof, as the case may be, to the extent, and only to the extent, that Liens on such equipment, parts and accessions or fixtures and products, as the case may be, are permitted under subsection 7.2A(iv) of the Credit Agreement, as soon as practicable but in no event later than 5 days of the creation or incurrence of such Lien.

                 SECTION 6.  CERTAIN COVENANTS OF GRANTOR.  Grantor shall:

                 (a) not use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering any such Collateral;

                 (b) notify Secured Party of any change in Grantor's name, identity or corporate structure within 15 days of such change;

                 (c) give Secured Party 30 days' prior written notice of any change in Grantor's chief place of business, chief executive office or residence or the office where Grantor keeps its records regarding any Accounts and all originals of all chattel paper that evidence any Accounts;

                 (d) if Secured Party gives value to enable Grantor to acquire rights in or the use of any Collateral, use such value for such purposes; and

                 (e) pay promptly when due all material property and other taxes, assessments and governmental charges or levies imposed upon, and all material claims (including claims for labor, materials and supplies) against, the Collateral, except to the extent the validity thereof is being contested in good faith; provided that, notwithstanding any other provision in the Loan Documents, Grantor shall in any event pay such taxes, assessments, charges, levies or claims not later than five days prior to the date of any proposed sale under any judgement, writ or warrant of attachment entered or filed against Grantor or any of the Collateral as a result of the failure to make such payment.





                                                              (Credit Agreement)

                 SECTION 7. SPECIAL COVENANTS WITH RESPECT TO EQUIPMENT AND INVENTORY. Grantor shall:

                 (a) keep the Equipment and Inventory (other than Equipment or Inventory in transit to Indiana or Illinois) at the places therefor specified on Schedule 4(b) annexed hereto or, upon 30 days' prior written notice to Secured Party, at such other places in jurisdictions where all action that Secured Party may reasonably deem to be necessary or desirable, or that Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby, or to enable Secured Party to exercise and enforce its rights and remedies hereunder, with respect to such Equipment and Inventory shall have been taken;

                 (b) cause the Equipment to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted, and in accordance with Grantor's past practices, and shall forthwith, or, in the case of any loss or damage to any of the Equipment when subsection (c) of Section 8 is not applicable, as quickly as practicable after the occurrence thereof, make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end. Grantor shall promptly furnish to Secured Party a statement respecting any material loss or damage to any of the Equipment which involves loss or damage exceeding $1,000,000 in the aggregate during any Fiscal Year for Grantor;

                 (c) keep correct and accurate records of the Inventory, itemizing and describing the kind, type and quantity of Inventory, Grantor's cost therefor and (where applicable) the current list prices for the Inventory, provided that nothing in this Section 7 with respect to Inventory being sold in the ordinary course in Grantor's retail stores shall require Grantor to maintain records in any manner different from those being maintained by Grantor as of the date hereof;

                 (d) if any Inventory is in possession or control of any of Grantor's agents or processors, upon the occurrence of an Event of Default, instruct such agent or processor to hold all such Inventory for the account of Secured Party and subject to the instructions of Secured Party; and

                 (e) promptly upon the issuance and delivery to Grantor of any Negotiable Document of Title, upon the request of Secured Party after the occurrence of an Event of Default or Potential Event of Default, deliver such Negotiable Document of Title to Secured Party.

                 SECTION 8.  INSURANCE.

                 (a) Grantor shall, at its own expense, maintain insurance with respect to the Equipment and Inventory in such amounts, against such risks, in such form and with such insurers as shall be satisfactory to Secured Party from time to time as provided in subsection 6.4 of the Credit Agreement. Such insurance shall include, without limitation, property damage insurance and liability insurance. Each policy for (i) liability insurance shall name Secured Party as additional insured and (ii) property damage insurance shall be subject to a loss payee endorsement, naming Secured Party, as additional insured, as loss payee, subject in the case of any insurance referred to in clause (ii) to normal and customary rights granted in the ordinary course of business to (A) any landlord (with respect to the property covered by any lease), (B) in the case of any equipment financing, to any equipment lessor or lender (with respect to the equipment covered thereby), or (C)





                                                              (Credit Agreement)
mortgagees of any Real Property Asset. All proceeds of insurance that are (i) payable during the existence of an Event of Default or (ii) payable at any time resulting in aggregate insurance proceeds in excess of $1,000,000 (a "MAJOR LOSS"), shall be payable to Secured Party. Grantor hereby authorizes and directs any affected insurance company to make payment of such proceeds directly to Secured Party. If Grantor receives or shall be holding any proceeds of insurance during the existence of an Event of Default or at any time resulting from a Major Loss, Grantor shall promptly pay over such proceeds to Secured Party. Grantor shall not settle, adjust or compromise any claims for loss, damage or destruction of its property or any party thereof under any policy or policies of insurance as a result of a Major Loss without the prior written consent of Secured Party to such settlement, adjustment or compromise; and during the existence of an Event of Default hereunder Secured party shall have the sole and exclusive right, and Grantor hereby authorizes and empowers Secured Party to settle, adjust or compromise any insurance claims, and any such action taken by Grantor without Secured Party's written consent shall be null and void. Each policy shall (i) contain an agreement by the insurer that any loss thereunder shall be payable to Secured Party notwithstanding any action, inaction or breach of representation or warranty by Grantor, (ii) provide that there shall be no recourse against Secured Party for payment of premiums or other amounts with respect thereto, and (iii) provide that at least 30 days' prior written notice of cancellation, material amendment, reduction in scope or limits of coverage or of lapse shall be given to Secured Party by the insurer. Grantor shall, if so requested by Secured Party, deliver to Secured Party original or duplicate policies of such insurance and, as often as Secured Party may reasonably request, a report of a reputable insurance broker with respect to such insurance. Further, Grantor shall, at the request of Secured Party, duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of Section 5(a) and cause the respective insurers to acknowledge notice of such assignment.

                 (b) Reimbursement under any liability insurance maintained by Grantor pursuant to this Section 8 may be paid directly to the Person who shall have incurred liability covered by such insurance. In case of any loss involving damage to Equipment or Inventory when subsection (c) of this
Section 8 is not applicable, Grantor shall make or cause to be made the necessary repairs to or replacements of such Equipment or Inventory, and any proceeds of insurance maintained by Grantor pursuant to this Section 8 shall be paid to Grantor as reimbursement for the costs of such repairs or replacements.

                 (c) So long as no Event of Default has occurred and is then continuing, after deducting therefrom all costs and expenses (regardless of the particular nature thereof and whether incurred with or without suit), including reasonable attorneys' fees, incurred by Secured Party in connection with such Major Loss or the collection of insurance proceeds, Secured Party shall disburse the insurance proceeds held by it in connection with any loss, damage or destruction of any Collateral to Grantor, in accordance with and subject to such customary terms, conditions and procedures as Secured Party may require, for the sole purpose of paying the cost of restoration or replacement of such Collateral. If an Event of Default has occurred and is continuing, Secured Party may elect, in its sole and absolute discretion, (i) to apply all or any portion of such insurance proceeds to the restoration or replacement of the Collateral, subject to conditions determined by Secured Party, (ii) to disburse any such proceeds to Grantor for the purposes set forth in the preceding sentence, (iii) to hold such insurance proceeds as additional Collateral hereunder or (iv) to apply such insurance proceeds as specified in
Section 18.





                                                              (Credit Agreement)

                 SECTION 9. SPECIAL COVENANTS WITH RESPECT TO ACCOUNTS AND RELATED CONTRACTS.

                 (a) Grantor shall keep its chief place of business and chief executive office and the office where it keeps its records concerning the Accounts and Related Contracts, and all originals of all chattel paper that evidence Accounts, at the location therefor specified in Section 4 or, upon 10 days' prior written notice to Secured Party, at such other location in a jurisdiction where all action that Secured Party may reasonably deem to be necessary or desirable, or that Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby, or to enable Secured Party to exercise and enforce its rights and remedies hereunder, with respect to such Accounts and Related Contracts shall have been taken. Grantor will hold and preserve such records and chattel paper and will permit representatives of Secured Party at any time during normal business hours to inspect and make abstracts from such records and chattel paper, and Grantor agrees to render to Secured Party, at Grantor's cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. Promptly upon the reasonable request of Secured Party, Grantor shall deliver to Secured Party complete and correct copies of each Related Contract.

                 (b) Except as otherwise provided in this subsection (c), Grantor shall continue to collect, at its own expense, all amounts due or to become due to Grantor under the Accounts and Related Contracts. In connection with such collections, Grantor may take (and, after the occurrence and during the continuation of an Event of Default, at Secured Party's direction, shall take) such action as Grantor or after the occurrence and during the continuation of an Event of Default, Secured Party may reasonably deem necessary or advisable to enforce collection of amounts due or to become due under the Accounts; provided, however, that Secured Party shall have the right at any time, upon the occurrence and during the continuation of an Event of Default and upon written notice to Grantor of its intention to do so, to notify the account debtors or obligors under any Accounts of the assignment of such Accounts to Secured Party and to direct such account debtors or obligors to make payment of all amounts due or to become due to Grantor thereunder directly to Secured Party, to notify each Person maintaining a lockbox or similar arrangement to which account debtors or obligors under any Accounts have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to Secured Party and, upon such notification and at the expense of Grantor, to enforce collection of any such Accounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as Grantor might have done. After receipt by Grantor of the notice from Secured Party referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including checks and other instruments) received by Grantor in respect of the Accounts and Related Contracts shall be received in trust for the benefit of Secured Party hereunder, shall be segregated from other funds of Grantor and shall be forthwith paid over or delivered to Secured Party in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 18, and (ii) Grantor shall not adjust, settle or compromise the amount or payment of any such Account, or release wholly or partly any account debtor or obligor thereof, or allow any credit or discount thereon.





                                                              (Credit Agreement)

                 SECTION 10. SPECIAL PROVISIONS WITH RESPECT TO THE ASSIGNED AGREEMENTS.

                          Grantor shall at its expense:

                          (i) perform and observe all material terms and provisions of the Assigned Agreements to be performed or observed by it, maintain the Assigned Agreements in full force and effect, enforce the Assigned Agreements in accordance with their terms, except in each case as any Assigned Agreement is amended, modified or terminated in Grantor's business judgment as necessary or desirable or terminated in accordance with its own terms (unless such amendment or modification or termination is prohibited or otherwise restricted by subsection
         7.15 of the Credit Agreement), and take all such action to such end as may be from time to time reasonably requested by Secured Party; and

                          (ii) from time to time (A) furnish to Secured Party such information and reports regarding the Assigned Agreements as Secured Party may reasonably request and (B) upon the reasonable request of Secured Party make to each other party to any Assigned Agreement such demands and requests for information and reports or for action as Grantor is entitled to make under such Assigned Agreement.

                 Solely for purposes of this Section 10, the real property leases as to which Grantor is a lessee thereunder shall not be deemed to be "Assigned Agreements."

                 SECTION 11. DEPOSIT ACCOUNTS. Upon the occurrence and during the continuation of an Event of Default, Secured Party may exercise dominion and control over, and refuse to permit further withdrawals (whether of money, securities, instruments or other property) from any deposit accounts maintained with Secured Party constituting part of the Collateral.

                 SECTION 12. LICENSE OF PATENTS, TRADEMARKS, COPYRIGHTS, ETC. Effective upon the occurrence of any Event of Default and upon written notice from Secured Party, Grantor hereby assigns, transfers and conveys to Secured Party, the nonexclusive right and license to use all trademarks, tradenames, copyrights, patents or technical processes owned or used by Grantor that relate to the Collateral and any other collateral granted by Grantor as security for the Secured Obligations, together with any goodwill associated therewith (excluding, however, any of the foregoing which is not material to Grantor which is held or used by Grantor pursuant to any license that expressly prohibits any such assignment, transfer or conveyance), all to the extent necessary to enable Secured Party to use, possess and realize on the Collateral and to enable any successor or assign to enjoy the benefits of the Collateral. This right and license shall inure to the benefit of all successors, assigns and transferees of Secured Party and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise. Such right and license is granted free of charge, without requirement that any monetary payment whatsoever be made to Grantor.

                 SECTION 13.  TRANSFERS AND OTHER LIENS.  Grantor shall not:

                 (a) sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, except as permitted by the Credit Agreement; or





                                                              (Credit Agreement)

                 (b) except for the security interest created by this Agreement and Permitted Encumbrances, create or suffer to exist any Lien upon or with respect to any of the Collateral to secure the indebtedness or other obligations of any Person.

                 As long as no Event of Default has occurred and is then continuing, in the event Grantor sells or transfers for value any portion of the Collateral as permitted under subsection 7.7 of the Credit Agreement, Secured Party shall release the Collateral that is the subject of such asset sale to Grantor free and clear of the Lien under this Agreement concurrently with the consummation of such asset sale, and Secured Party shall, upon the reasonable request of and at the expense of Grantor, execute an amendment with respect to the applicable financing statement filed under this Agreement to effect such release.

                 SECTION 14. SECURED PARTY APPOINTED ATTORNEY-IN-FACT. Grantor hereby irrevocably appoints Secured Party as Grantor's attorney-in-fact, with full authority in the place and stead of Grantor and in the name of Grantor, Secured Party or otherwise, from time to time in Secured Party's discretion to take any action and to execute any instrument that Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including without limitation:

                 (a) to obtain and adjust insurance required to be maintained by Grantor or paid to Secured Party pursuant to Section 8;

                 (b) to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

                 (c) to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clauses (a) and (b) above;

                 (d) to file any claims or take any action or institute any proceedings that Secured Party may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Secured Party with respect to any of the Collateral;

                 (e) to pay or discharge taxes or Liens (other than Liens permitted under this Agreement or the Credit Agreement) levied or placed upon or threatened against any of the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Secured Party in its sole discretion, any such payments made by Secured Party to become obligations of Grantor to Secured Party, due and payable immediately without demand;

                 (f) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with the Accounts and other documents relating to the Collateral; and

                 (g) generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes, and to do, at Secured Party's option and Grantor's expense, at any time or from time to time, all acts and things that Secured Party reasonably deems necessary to protect, preserve or realize upon the Collateral and Secured Party's security interest therein in order to effect the intent of this Agreement, all as fully and effectively as Grantor might do.





                                                              (Credit Agreement)

                          Secured Party shall not exercise any powers granted
pursuant to this appointment as attorney-in-fact at any time (i) that Grantor is fully performing its obligations hereunder and (ii) that no Event of Default has occurred and is then continuing. This appointment as attorney-in-fact shall terminate upon the termination of this Agreement pursuant to Section 20.

                 SECTION 15. SECURED PARTY MAY PERFORM. If Grantor fails to perform any agreement contained herein, Secured Party may itself perform, or cause performance of, such agreement, and the expenses of Secured Party incurred in connection therewith shall be payable by Grantor under Section 19.

                 SECTION 16. STANDARD OF CARE. The powers conferred on Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Secured Party accords its own property.

                 SECTION 17.  REMEDIES.

                 (a) If any Event of Default shall have occurred and be continuing, Secured Party may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code as in effect in any relevant jurisdiction (the "CODE") (whether or not the Code applies to the affected Collateral), and also may (a) require Grantor to, and Grantor hereby agrees that it will at its expense and upon request of Secured Party forthwith, assemble all or part of the Collateral as directed by Secured Party and make it available to Secured Party at a place or places to be designated by Secured Party that is reasonably convenient to both parties, (b) enter onto the property where any Collateral is located and take possession thereof with or without judicial process, (c) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent Secured Party deems appropriate, (d) take possession of Grantor's premises or place custodians in exclusive control thereof, remain on such premises and use the same and any of Grantor's equipment for the purpose of completing any work in process, taking any actions described in the preceding clause (c) and collecting any Secured Obligation, and (e) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Secured Party's offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Secured Party may deem commercially reasonable. Secured Party or any Lender may be the purchaser of any or all of the Collateral at any such sale and Secured Party, as agent for and representative of Lenders and Interest Rate Exchangers (but not any Lender , Lenders, Interest Rate Exchanger or Interest Rate Exchangers in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by Secured Party at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of Grantor, and Grantor





                                                              (Credit Agreement)
hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Grantor hereby waives any claims against Secured Party arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Secured
Party accepts the first offer received and does not offer such Collateral to more than one offeree; provided that such sale was conducted in a commercially reasonable manner. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantor shall be liable for the deficiency and the fees of any attorneys employed by Secured Party to collect such deficiency.

                 (b) Notwithstanding anything in this Agreement to the contrary, Secured Party shall exercise, or shall refrain from exercising, any remedy provided for in Section 17(a) in accordance with the instructions of Requisite Lenders, and the Interest Rate Exchangers, by their acceptance of the benefits of this Agreement and the other Loan Documents, hereby agree to be bound by such instructions. The sole rights of the Interest Rate Exchangers under this Agreement shall be to be secured by the Collateral and to receive the payments provided for in Section 18.

                 SECTION 18. APPLICATION OF PROCEEDS. Except as expressly provided elsewhere in this Agreement, all proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of Secured Party, be held by Secured Party as Collateral for, and/or then, or at any other time thereafter, applied in full or in part by Secured Party against, the Secured Obligations in the following order of priority:

                 FIRST: To the payment of all reasonable costs and expenses of such sale, collection or other realization, including reasonable compensation to Secured Party and its agents and counsel, and all other reasonable expenses, liabilities and advances made or incurred by Secured Party in connection therewith, and all amounts for which Secured Party is entitled to indemnification hereunder and all reasonable advances made by Secured Party hereunder for the account of Grantor, and to the payment of all reasonable costs and expenses paid or incurred by Secured Party in connection with the exercise of any right or remedy hereunder, all in accordance with Section 19;

                 SECOND: To the payment of all other Secured Obligations (for the ratable benefit of the holders thereof) then due and payable; and

                 THIRD: To the payment to or upon the order of Grantor, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.





                                                              (Credit Agreement)

                 SECTION 19.  INDEMNITY AND EXPENSES.

                 (a) Grantor agrees to indemnify Secured Party, each Lender and each Interest Rate Exchanger from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including, without limitation, enforcement of this Agreement), except to the extent such claims, losses or liabilities result solely from Secured Party's, such Lender's or such Interest Rate Exchanger's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

                 (b) Grantor shall pay to Secured Party upon demand the amount of any and all reasonable costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that Secured Party may incur in connection with (i) the administration of this Agreement,
(ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of Secured Party hereunder, or (iv) the failure by Grantor to perform or observe any of the provisions hereof.

                 SECTION 20. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until (i) the indefeasible payment in full of the Secured Obligations (other than Obligations which are contingent and unliquidated and not due and owing on such date and which pursuant to the provisions of the Credit Agreement, Interest Rate Agreements, Letters of Credit or the Loan Documents survive the termination of the Credit Agreement, the repayment of the Secured Obligations, the termination of the Commitments, the expiration or cancellation of all Letters of Credit or the termination, expiration or cancellation of all Interest Rate Agreements), the cancellation or termination of the Commitments, the cancellation or expiration of all outstanding Letters of Credit, and the termination, expiration or cancellation of all Interest Rate Agreements, or (ii) the release of the Liens on the Collateral by Secured Party in writing in accordance with the terms of subsection 6.11 of the Credit Agreement, (b) be binding upon Grantor, its successors and assigns, and (c) inure, together with the rights and remedies of Secured Party hereunder, to the benefit of Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), but subject to the provisions of subsection 11.1 of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise and any Interest Rate Exchanger may assign or otherwise transfer any Interest Rate Obligations owing to it to another Lender or an Affiliate of such Lender or another Lender, and such other Lender or Affiliate shall thereupon become vested with all the benefits in respect thereof granted to such Interest Rate Exchanger herein or otherwise. Upon (i) the indefeasible payment in full of all Secured Obligations (other than Obligations which are contingent and unliquidated and not due and owing on such date and which pursuant to the provisions of the Credit Agreement, Interest Rate Agreements, Letters of Credit or the Loan Documents survive the termination of the Credit Agreement, the repayment of the Secured Obligations, the termination of the Commitments, the expiration or cancellation of all Letters of Credit or the termination, expiration or cancellation of all Interest Rate Agreements), the cancellation or termination of the Commitments, the cancellation or expiration of all outstanding Letters of Credit and the termination, expiration or cancellation of all Interest Rate Agreements, or (ii) the release of the Liens on the Collateral by Secured Party in writing in accordance with the terms of subsection 6.11 of the Credit Agreement, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Grantor. Upon any such termination Secured





                                                              (Credit Agreement)

Party will, at Grantor's expense, execute and deliver to Grantor such documents as Grantor shall reasonably request to evidence such termination.

                 SECTION 21.  SECURED PARTY AS AGENT.

                 (a) Secured Party has been appointed to act as Secured Party hereunder by Lenders and, by their acceptance of the benefits of this Agreement and the other Loan Documents, by each Interest Rate Exchanger. Secured Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement and upon the instructions of Requisite Lenders, and the Interest Rate Exchangers, by their acceptance of the benefits of this Agreement and the other Loan Documents, hereby agree to be bound by such instructions.

                 (b) Secured Party shall at all times be the same Person that is Agent under the Credit Agreement. Written notice of resignation by Agent pursuant to subsection 10.5A of the Credit Agreement shall also constitute notice of resignation as Secured Party under this Agreement; removal of Agent pursuant to subsection 10.5A of the Credit Agreement shall also constitute removal as Secured Party under this Agreement; and appointment of a successor Agent pursuant to subsection 10.5A of the Credit Agreement shall also constitute appointment of a successor Secured Party under this Agreement. Upon the acceptance of any appointment as Agent under subsection 10.5A of the Credit Agreement by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Secured Party under this Agreement, and the retiring or removed Secured Party under this Agreement shall promptly (i) transfer to such successor Secured Party all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Secured Party under this Agreement, and (ii) execute and deliver to such successor Secured Party such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Secured Party of the security interests created hereunder, whereupon such retiring or removed Secured Party shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Agent's resignation or removal hereunder as Secured Party, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Secured Party hereunder.

                 SECTION 22. AMENDMENTS; ETC. No amendment or waiver of any provision of this Agreement, or consent to any departure by Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by Secured Party (or, in the case of an amendment hereto, by Grantor and Secured Party), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given; provided that any amendment or waiver which adversely affects the interests of the Interest Rate Exchangers but does not result in a similar adverse effect on the interests of Lenders shall only be effective with the consent of the holders of a majority of the Interest Rate Obligations given the benefit of the security granted hereunder.

                 SECTION 23. NOTICES. Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex,





                                                              (Credit Agreement)
or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or, as to either party, such other address as shall be designated by such party in a written notice delivered to the other party hereto.

                 SECTION 24. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of Secured Party in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                 SECTION 25. SEVERABILITY. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                 SECTION 26. HEADINGS. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

                 SECTION 27. GOVERNING LAW; TERMS. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE CODE PROVIDES THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK AND EXCEPT AS SET FORTH IN THE IMMEDIATELY FOLLOWING SENTENCE. NOTWITHSTANDING THE FOREGOING, ALL PROVISIONS OF THIS AGREEMENT, TO THE EXTENT THEY RELATE TO DEPOSIT ACCOUNTS, SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. Unless otherwise defined herein or in the Credit Agreement, terms used in Articles 8 and 9 of the Uniform Commercial Code in the State of New York are used herein as therein defined.

                 SECTION 28. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST GRANTOR ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT GRANTOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. Grantor hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to





                                                              (Credit Agreement)

Grantor at its address provided in Section 23, such service being hereby acknowledged by Grantor to be sufficient for personal jurisdiction in any action against Grantor in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Secured Party to bring proceedings against Grantor in the courts of any other jurisdiction.

                 SECTION 29. WAIVER OF JURY TRIAL. GRANTOR AND SECURED PARTY HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Grantor and Secured Party each acknowledge that this waiver is a material inducement for Grantor and Secured Party to enter into a business relationship, that Grantor and Secured Party have already relied on this waiver in entering into this Agreement and that each will continue to rely on this waiver in their related future dealings. Grantor and Secured Party further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

                 SECTION 30. COUNTERPARTS. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

                  [Remainder of page intentionally left blank]





                                                              (Credit Agreement)

                 IN WITNESS WHEREOF, Grantor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


                      DOMINICK'S FINER FOODS, INC., as Grantor



                      By: ____________________________________
                        Title:

                      Notice Address:  Dominick's Finer Foods, Inc.
                                       505 Railroad Avenue
                                       Northlake, IL 60164
                                       Attention: President and
                                                  Chief Operating Officer


                                       BANKERS TRUST COMPANY, as Secured Party



                                       By: ___________________________________
                                         Title:

                      Notice Address:  Bankers Trust Company
                                       One Bankers Trust Plaza
                                       130 Liberty St., 14th Floor
                                       New York, NY 10006
                                       Attention: Tracey Prokes

                      with a copy to:

                                       Bankers Trust Company
                                       300 S. Grand Avenue,
                                         41st Floor
                                       Los Angeles, CA 90071
                                       Attention: Vicki Floyd






                                                              (Credit Agreement)

                                 SCHEDULE 1(A)

                               EXCLUDED EQUIPMENT


                                     None.





                                                              (Credit Agreement)

                                 SCHEDULE 1(B)

                               EXCLUDED INVENTORY


                                     None.





                                                              (Credit Agreement)

                                 SCHEDULE 1(D)

                              ASSIGNED AGREEMENTS


1.       Stock Purchase Agreement

2.       Tax Matters Agreement

3.       Asset Transfer Agreement

4.       Stock Exchange Agreement

                 Each of the agreements listed in this Schedule 1(d) shall have the meanings assigned to such term in the Credit Agreement.





                                                              (Credit Agreement)

                                  EXHIBIT XVI

                 [FORM OF COMPANY TRADEMARK SECURITY AGREEMENT]

                    TRADEMARK COLLATERAL SECURITY AGREEMENT
                           AND CONDITIONAL ASSIGNMENT


                 This TRADEMARK COLLATERAL SECURITY AGREEMENT AND CONDITIONAL ASSIGNMENT (this "AGREEMENT") is dated as of November 1, 1996 and entered into by and between DOMINICK'S FINER FOODS, INC., a Delaware corporation ("GRANTOR"), and BANKERS TRUST COMPANY, as agent for and representative of (in such capacity herein called "SECURED PARTY") the financial institutions ("LENDERS") party to the Credit Agreement referred to below and the Interest Rate Exchangers (as hereinafter defined).

                             PRELIMINARY STATEMENTS

                 A. Lenders, Secured Party, Syndication Agent and Arrangers have entered into a Credit Agreement dated as of November 1, 1996 (said Credit Agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Dominick's Supermarkets, Inc., a Delaware corporation, and Grantor, pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Grantor.

                 B. It is contemplated that Grantor may from time to time enter into Interest Rate Agreements with one or more Lenders or their Affiliates (collectively, the "INTEREST RATE EXCHANGERS") and Grantor desires that its obligations under such agreements, including the obligation to make payments in the event of early termination thereunder (all such obligations being the "INTEREST RATE OBLIGATIONS"), be given the benefits of the security interest created hereby.

                 C. Grantor owns and uses in its business, and will in the future adopt and so use, various intangible assets, including trademarks, service marks, designs, logos, indicia, tradenames, corporate names, company names, business names, fictitious business names, trade styles and/or other source and/or business identifiers and applications pertaining thereto (collectively, the "TRADEMARKS").

                 D. Secured Party desires to become a secured creditor with respect to and, under the circumstances described herein, an assignee of all of the existing and future Trademarks, all registrations that have been or may hereafter be issued or applied for thereon in the United States and any state thereof (the "REGISTRATIONS"), all common law and other rights in and to the Trademarks in the United States and any state thereof (the "TRADEMARK RIGHTS"), all goodwill of Grantor's business symbolized by the Trademarks and associated therewith, including without limitation the documents and things described in
Section 1(b) (the "ASSOCIATED GOODWILL"), and all proceeds of the Trademarks, the Registrations, the Trademark Rights and the Associated Goodwill, and Grantor agrees to create a secured and protected interest in the Trademarks, the Registrations, the Trademark Rights, the Associated Goodwill and all the proceeds thereof as provided herein.

                 E. Pursuant to the Company Security Agreement, Grantor has granted to Secured Party a lien on and security interest in, among other assets, the machinery, equipment, inventory, accounts and contract rights relating to the products and services sold or delivered under or in connection with the Trademarks such that, upon the occurrence and during the continuation of an Event of Default, Secured Party would be able to exercise its remedies consistent with the Company Security Agreement, this Agreement and applicable law to foreclose upon Grantor's business and use the Trademarks, the Registrations and the Trademark Rights in conjunction with the continued operation of such business, maintaining substantially the same product and service specifications and quality as maintained by Grantor, and benefit from the Associated Goodwill.

                 F. Upon the occurrence and during the continuation of an Event of Default, and to permit Secured Party to operate Grantor's business without interruption and to use the Trademarks, Registrations, Trademark Rights and Associated Goodwill in conjunction therewith, Grantor is willing to grant to Secured Party the conditional assignment of Grantor's entire right, title and interest in and to the Collateral (as hereinafter defined) and to appoint Secured Party as Grantor's attorney-in-law and attorney-in-fact to execute documents and take actions to confirm said assignments.

                 G. It is a condition precedent to the initial extensions of credit by Lenders under the Credit Agreement that Grantor shall have granted the security interests and made the conditional assignment and undertaken the obligations contemplated by this Agreement.

                 NOW, THEREFORE, in consideration of the premises, in order to induce Lenders to make Loans and other extensions of credit under the Credit Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Grantor hereby agrees with Secured Party as follows:

                 SECTION 1. GRANT OF SECURITY. Grantor hereby grants to Secured Party a security interest in, all of Grantor's right, title and interest in and to the following, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located (the "COLLATERAL"):

                 (a) each of the Trademarks and rights and interests in Trademarks which are presently, or in the future may be, owned, held (whether pursuant to a license or otherwise) or used by Grantor, in whole or in part (including, without limitation, the Trademarks specifically identified in Schedule A annexed hereto, as the same may be amended pursuant hereto from time to time), and including all Trademark Rights with respect thereto and all federal and state Registrations therefor heretofore or hereafter granted or applied for, the right

(but not the obligation) to register claims under any state or federal trademark law and to apply for, renew and extend the Trademarks, Registrations and Trademark Rights, the right (but not the obligation) to sue or bring opposition or cancellation proceedings in the name of Grantor or in the name of Secured Party or otherwise for past, present and future infringements of the Trademarks, Registrations or Trademark Rights and all rights (but not obligations) corresponding thereto in the United States, and the Associated Goodwill, excluding, however, any of the foregoing which is not material to Grantor pursuant to any license that expressly prohibits any such assignment, transfer or conveyance; it being understood that the rights and interests included herein shall include, without limitation, all rights and interests pursuant to licensing or other contracts in favor of Grantor pertaining to the Trademarks, Registrations or Trademark Rights presently or in the future owned or used by third parties but, in the case of third parties which are not Affiliates of Grantor, only to the extent permitted by such licensing or other contracts and, if not so permitted, only with the consent of such third parties;

                 (b) the following documents and things in Grantor's possession, or subject to Grantor's right to possession, related to (Y) the production, sale and delivery by Grantor, or by any Affiliate, licensee or subcontractor of Grantor, of products or services sold or delivered by or under the authority of Grantor in connection with the Trademarks, Registrations or Trademark Rights (which products and services shall, for purposes of this Agreement, be deemed to include, without limitation, products and services sold or delivered pursuant to merchandising operations utilizing any Trademarks, Registrations or Trademark Rights); or (Z) any retail or other merchandising operations conducted under the name of or in connection with the Trademarks, Registrations or Trademark Rights by Grantor or any Affiliate, licensee or subcontractor of Grantor:

                          (i) all lists and ancillary documents that identify and describe any of Grantor's customers, or those of its Affiliates, licensees or subcontractors, for products sold and services delivered under or in connection with the Trademarks or Trademark Rights, including without limitation any lists and ancillary documents that contain a customer's name and address, the name and address of any of its warehouses, branches or other places of business, the identity of the Person or Persons having the principal responsibility on a customer's behalf for ordering products or services of the kind supplied by Grantor, or the credit, payment, discount, delivery or other sale terms applicable to such customer, together with information setting forth the total purchases, by brand, product, service, style, size or other criteria, and the patterns of such purchases;

                          (ii) all product and service specification documents and production and quality control manuals used in the manufacture or delivery of products and services sold or delivered under or in connection with the Trademarks or Trademark Rights;

                          (iii) all documents which reveal the name and address of any sources of supply, and any terms of purchase and delivery, for any and all materials, components and services used in the production of products and services sold or delivered under or in connection with the Trademarks or Trademark Rights; and

                          (iv) all documents constituting or concerning the then current or proposed advertising and promotion by Grantor or its Affiliates, licensees or subcontractors of products and services sold or delivered under or in connection with the Trademarks or Trademark Rights including, without limitation, all documents which reveal the media used or to be used and the cost for all such advertising conducted within the described period or planned for such products and services;

                 (c) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

                 (d) all proceeds, products, rents and profits (including without limitation license royalties and proceeds of infringement suits) of or from any and all of the foregoing Collateral and, to the extent not otherwise included, all payments under insurance (whether or not Secured Party is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral. For purposes of this Agreement, the term "PROCEEDS" includes whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

                 SECTION 2. CONDITIONAL ASSIGNMENT. In addition to, and not by way of limitation of, the granting of a security interest in the Collateral pursuant to Section 1, Grantor hereby, effective upon the occurrence of an Event of Default and upon written notice from Secured Party, grants, sells, conveys, transfers, assigns and sets over to Secured Party, for its benefit and the ratable benefit of Lenders and Interest Rate Exchangers, all of Grantor's right, title and interest in and to the Collateral, including without limitation Grantor's right, title and interest in and to the Trademarks identified in Schedule A annexed hereto, the goodwill of the business symbolized by said Trademarks and all Registrations relating to said Trademarks, excluding, however, any of the Collateral which is not material to Grantor that is held or used by Grantor pursuant to any license that expressly prohibits any such assignment, transfer or conveyance.

                 SECTION 3. SECURITY FOR OBLIGATIONS. This Agreement secures, and the Collateral is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)), of all obligations and liabilities of every nature of Grantor now or hereafter existing under or arising out of or in connection with the Credit Agreement, the other Loan Documents and the Interest Rate Agreements entered into with any Interest Rate Exchanger, and all extensions or renewals thereof, whether for principal, interest (including without limitation interest that, but for the filing of a petition in bankruptcy with respect to Grantor, would accrue on such obligations), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Secured Party, or any Lender or any Interest Rate Exchanger as a preference, fraudulent transfer or otherwise (all such obligations and liabilities being the "UNDERLYING DEBT"), and all obligations of every nature of Grantor now or hereafter existing under this Agreement (all such obligations of Grantor, together with the Underlying Debt, being the "SECURED OBLIGATIONS").

                 SECTION 4. GRANTOR REMAINS LIABLE. Anything contained herein to the contrary notwithstanding, (a) Grantor shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Secured Party of any of its rights hereunder shall not release Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) Secured Party shall not have any obligation or liability under any contracts and agreements included in the Collateral by reason of this Agreement, nor shall Secured Party be obligated to perform any of the obligations or duties of Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

                 SECTION 5. REPRESENTATIONS AND WARRANTIES. Grantor represents and warrants as follows:

                 (a) Description of Collateral. A true and complete list of all Trademarks, Registrations and Trademark Rights owned, held (whether pursuant to a license or otherwise) or used by Grantor, in whole or in part, as of the date of this Agreement is set forth in Schedule A annexed hereto.

                 (b) Validity and Enforceability of Collateral. Each of the Trademarks, Registrations and Trademark Rights that is material to the financial condition or business of Grantor is valid, subsisting and enforceable and, except as set forth in Schedule 5.17 to the Credit Agreement, Grantor is not aware of any pending or threatened claim by any third party that any of such Trademarks, Registrations or Trademark Rights is invalid or unenforceable or that the use of any of the Trademarks, Registrations or Trademark Rights violates the rights of any third person or of any basis for any such claim.

                 (c) Ownership of Collateral. Except for the security interest and conditional assignment created by this Agreement, Permitted Encumbrances and the licenses entered into in the ordinary course of business, Grantor owns the Collateral free and clear of any Lien. Except such as may have been filed in favor of Secured Party relating to this Agreement and Permitted Encumbrances, (i) no effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing covering all or any part of the Collateral is on file in the United States Patent and Trademark Office.

                 (d) Office Locations; Other Names. As of the date hereof, the chief place of business, the chief executive office and the office where Grantor keeps its records regarding the Collateral is, and has been for the four month period preceding the date hereof, located at the places specified in Schedule B annexed hereto. As of the date hereof, Grantor has not in the past five years done, and does not now do, business under any other name (including any trade-name or fictitious business name) except under the names specified in Schedule B annexed hereto.

                 (e) Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the grant by Grantor of the security interest and conditional assignment granted hereby, (ii) the execution, delivery or performance of this Agreement by Grantor, or (iii) the perfection of or the exercise by Secured Party of its rights and remedies hereunder in the United States (except as may have been taken by or at the direction of Grantor).

                 (f) Perfection. This Agreement, together with the filing of financing statements describing the Collateral with the Secretary of State of the State of Illinois, and the recording of this Agreement with the United States Patent and Trademark Office, which have been made or will be made immediately following the Closing Date, creates a valid, perfected and, except for Permitted Encumbrances, first priority security interest in the Collateral, securing the payment of the Secured Obligations; provided that additional actions may be required with respect to the perfection of proceeds of the Collateral.

                 (g) Other Information. All information heretofore, herein or hereafter supplied to Secured Party by or on behalf of Grantor with respect to the Collateral is accurate and complete in all material respects.

                 SECTION 6. FURTHER ASSURANCES; NEW TRADEMARKS, REGISTRATIONS AND TRADEMARK RIGHTS.

                 (a) Grantor agrees that from time to time, at the expense of Grantor, Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that Secured Party may reasonably deem to be necessary or desirable, or that Secured Party may reasonably request, in order to perfect and protect any security interest or conditional assignment granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Grantor will:
(i) at the reasonable request of Secured Party, mark conspicuously each of its records pertaining to the Collateral with a legend, in form and substance reasonably satisfactory to Secured Party, indicating that such Collateral is subject to the security interest granted hereby, (ii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as Secured Party may reasonably deem to be necessary or desirable, or as Secured Party may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby,
(iii) at the reasonable request of Secured Party, use its reasonable best efforts (other than the payment of money) to obtain any necessary consents of third parties to the grant and perfection of a security interest and assignment to Secured Party with respect to any Collateral, (iv) at any reasonable time, upon reasonable request by Secured Party, exhibit the Collateral to and allow inspection of the Collateral by Secured Party, or persons designated by Secured Party, and (v) at Secured Party's reasonable request, appear in and defend any action or proceeding that may adversely affect Grantor's title to or Secured Party's security interest in all or any material part of the Collateral.

                 (b) Grantor hereby authorizes Secured Party to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Grantor where permitted by law. Grantor agrees that a carbon, photographic or other reproduction of this Agreement or of a financing statement signed by Grantor shall be sufficient as a financing statement and may be filed as a financing statement in any and all jurisdictions.

                 (c) Grantor hereby authorizes Secured Party to modify this Agreement without obtaining Grantor's approval of or signature to such modification by amending Schedule A annexed hereto to include reference to any right, title or interest in any existing Trademark, Registration or Trademark Right or any Trademark, Registration or Trademark Right acquired or developed by Grantor after the execution hereof (excluding, however, any of the foregoing which is not material to Grantor and which is held or used by Grantor pursuant to any license that expressly prohibits any such assignment, transfer or conveyance) or to delete any reference to any right, title or interest in any Trademark, Registration or Trademark Right in which Grantor no longer has or claims any right, title or interest.

                 (d) Grantor will furnish to Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Secured Party may reasonably request, all in reasonable detail.

                 (e) If Grantor shall obtain rights to any new Trademarks, Registrations or Trademark Rights, the provisions of this Agreement shall automatically apply thereto. Grantor shall promptly notify Secured Party in writing of any rights to any new Trademarks or Trademark Rights acquired by Grantor after the date hereof and of any Registrations issued by the United States or applications for Registration made in the United States after the date hereof. Concurrently with the filing of an application for Registration in the United States for any Trademark, Grantor shall execute, deliver and record in all places where this Agreement is recorded an appropriate Trademark Collateral Security Agreement and Conditional Assignment, substantially in the form hereof, with appropriate insertions, or an amendment to this Agreement, in form and substance reasonably satisfactory to Secured Party, pursuant to which Grantor shall grant a security interest and conditional assignment to the extent of its interest in such Registration as provided herein to Secured Party unless so doing would, in the reasonable judgment of Grantor, after due inquiry, result in the grant of a Registration in the name of Secured Party, in which event Grantor shall give written notice to Secured Party as soon as reasonably practicable and the filing shall instead be undertaken as soon as practicable but in no case later than immediately following the grant of the Registration.

                 SECTION 7. CERTAIN COVENANTS OF GRANTOR.  Grantor shall:

                 (a) not use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral;

                 (b) notify Secured Party of any change in Grantor's name, identity or corporate structure within 15 days of such change;

                 (c) give Secured Party 30 days' prior written notice of any change in Grantor's chief place of business or chief executive office or the office where Grantor keeps its records regarding the Collateral;

                 (d) pay promptly when due all material property and other taxes, assessments and governmental charges or levies imposed upon, and all material claims (including claims for labor, materials and supplies) against, the Collateral, except to the extent the validity thereof is being contested in good faith; provided that Grantor shall in any event pay such taxes, assessments, charges, levies or claims not later than five days prior to the date of any proposed sale under any judgement, writ or warrant of attachment entered or filed against Grantor or any of the Collateral as a result of the failure to make such payment;

                 (e) not sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, except as permitted by the Credit Agreement;

                 (f) except for the security interest and conditional assignment created by this Agreement and Permitted Encumbrances, not create or suffer to exist any Lien upon or with respect to any of the Collateral to secure the indebtedness or other obligations of any Person;

                 (g) diligently keep reasonable records respecting the Collateral and at all times keep at least one complete set of its records concerning substantially all of the Trademarks, Registrations and Trademark Rights at its chief executive office or principal place of business;

                 (h) not permit the inclusion in any contract to which it becomes a party of any provision that could reasonably be expected to impair or prevent the creation of a security interest in, or the assignment of, Grantor's rights and interests in any property included within the definitions of any Trademarks, Registrations, Trademark Rights and Associated Goodwill acquired under such contracts;

                 (i) take all steps reasonably necessary to protect the secrecy of all trade secrets relating to the products and services sold or delivered under or in connection with the Trademarks and Trademark Rights, including without limitation entering into confidentiality agreements with employees and labeling and restricting access to secret information and documents;

                 (j) use proper statutory notice in connection with its use of each of the Trademarks, Registrations and Trademark Rights;

                 (k) use consistent standards of high quality (which may be consistent with Grantor's past practices) in the manufacture, sale and delivery of products and services sold or delivered under or in connection with the Trademarks, Registrations and Trademark Rights, including, to the extent applicable, in the operation and maintenance of its retail stores and other merchandising operations; and

                 (l) upon any officer of Grantor obtaining knowledge thereof, promptly notify Secured Party in writing of any event that may materially and adversely affect the value of the Collateral or any material portion thereof, the ability of Grantor or Secured Party to dispose of the Collateral or any material portion thereof, or the rights and remedies of Secured Party in relation thereto, including without limitation the levy of any legal process against the Collateral or any material portion thereof.

                 SECTION 8. CERTAIN INSPECTION RIGHTS. Grantor hereby grants to Secured Party and its employees, representatives and agents the right to visit Grantor's and any of its Affiliate's or subcontractor's plants, facilities and other places of business that are utilized in connection with the manufacture, production, inspection, storage or sale of products and services sold or delivered under any of the Trademarks, Registrations or Trademark Rights, and to inspect the quality control and all other records relating thereto upon reasonable notice to Grantor and as often as may be reasonably requested; provided that, in the case of subcontractors' and Affiliates' plants and facilities, Secured Party's rights granted under this
Section 8 shall exist only to the extent permitted by Grantor's subcontracting agreements with each such subcontractor and Grantor's arrangements with each such Affiliate; and provided further that Grantor will use its reasonable efforts to secure such inspection and visitation rights for Secured Party in all such subcontracting agreements to which Grantor hereafter becomes a party and in all such arrangements with Affiliates.

                 SECTION 9. AMOUNTS PAYABLE IN RESPECT OF THE COLLATERAL. Except as otherwise provided in this Section 9, Grantor shall continue to collect, at its own expense, all amounts due or to become due to Grantor in respect of the Collateral or any portion thereof. In connection with such collections, Grantor may take (and, following the occurrence and continuation of an Event of Default, at Secured Party's direction, shall take) such action as Grantor or, following the occurrence and continuation of an Event of Default, Secured Party may deem necessary or advisable to enforce collection of such amounts; provided, however, that Secured Party shall have the right at any time, upon the occurrence and during the continuation of an Event of Default or a Potential Event of Default and upon written notice to Grantor of its intention to do so, to notify the obligors with respect to any such amounts of the existence of the security interest created, and the conditional assignment effected hereby, and to direct such obligors to make payment of all such amounts directly to Secured Party, and, upon such notification and at the expense of Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as Grantor might have done. After receipt by Grantor of the notice from

Secured Party referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including checks and other instruments) received by Grantor in respect of amounts due to Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of Secured Party hereunder, shall be segregated from other funds of Grantor and shall be forthwith paid over or delivered to Secured Party in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 17, and (ii) Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

                 SECTION 10. TRADEMARK APPLICATIONS AND LITIGATION.

                 (a) Grantor shall have the duty diligently, through counsel reasonably acceptable to Secured Party, to prosecute any trademark application relating to any of the Trademarks specifically identified in Schedule A annexed hereto that is pending as of the date of this Agreement and is material to Grantor's business, and to file and prosecute opposition and cancellation proceedings, renew United States Registrations and do any and all acts which are necessary or desirable to preserve and maintain all rights in all Trademarks, Registrations and Trademark Rights that are material to Grantor's business. Any expenses incurred in connection therewith shall be borne solely by Grantor.

                 (b) Except as provided in Section 10(d) and notwithstanding Section 2, Grantor shall have the right to commence and prosecute in its own name, as real party in interest, for its own benefit and at its own expense, such suits, proceedings or other actions for infringement, unfair competition, dilution or other damage as are in its reasonable business judgment necessary to protect the Collateral. Secured Party shall provide, at Grantor's expense, all reasonable and necessary cooperation in connection with any such suit, proceeding or action including, without limitation, joining as a necessary party.

                 (c) Grantor shall promptly, following its becoming aware thereof, notify Secured Party of the institution of, or of any adverse determination in, any proceeding (whether in the United States Patent and Trademark Office or any federal, state, local or foreign court) described in
Section 10(a) or 10(b) or regarding Grantor's claim of ownership in or right to use any of the Trademarks, Registrations or Trademark Rights that are material to Grantor's business, its right to register the same, or its right to keep and maintain such Registration. Grantor shall provide to Secured Party any information with respect thereto reasonably requested by Secured Party.

                 (d) Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default, Secured Party shall have the right (but not the obligation) to bring suit, in the name of Grantor, Secured Party or otherwise, to enforce any Trademark, Registration and/or Trademark Right that is material to Grantor's business, Associated Goodwill and any material license thereunder, in which event Grantor shall, at the reasonable request of Secured Party, do any and all lawful acts and execute any and all documents reasonably required by Secured Party in aid of such enforcement and

Grantor shall promptly, upon demand, reimburse and indemnify Secured Party as provided in Section 18 in connection with the exercise of its rights under this
Section 10. To the extent that Secured Party shall elect not to bring suit to enforce any Trademark, Registration, Trademark Right, Associated Goodwill or any license thereunder as provided in this Section 10(d), Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement of any of the Trademarks, Registrations, Trademark Rights or Associated Goodwill that are material to Grantor's business by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing necessary to prevent such infringement.

                 SECTION 11. NON-DISTURBANCE AGREEMENTS, ETC. If and to the extent that Grantor is permitted to license any Collateral which is material to the business of Grantor, Secured Party shall enter into a non-disturbance agreement or other similar arrangement, at Grantor's request and expense, with Grantor and any licensee of any Collateral permitted hereunder in form and substance satisfactory to Secured Party pursuant to which (a) Secured Party shall agree not to disturb or interfere with such licensee's rights under its license agreement with Grantor so long as such licensee is not in default thereunder and (b) such licensee shall acknowledge and agree that the Collateral licensed to it is subject to the security interest and conditional assignment created in favor of Secured Party and the other terms of this Agreement.

                 SECTION 12. REASSIGNMENT OF COLLATERAL. If (a) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (b) no other Event of Default shall have occurred and be continuing, (c) an assignment to Secured Party of any rights, title and interests in and to the Collateral shall have been previously made and shall have become absolute and effective pursuant to
Section 2, Section 13(f) or Section 16(b), and (d) the Secured Obligations shall not have become immediately due and payable, upon the written request of Grantor and the written consent of Secured Party, Secured Party shall promptly execute and deliver to Grantor such assignments as may be necessary to reassign to Grantor any such rights, title and interests as may have been assigned to Secured Party as aforesaid, subject to any disposition thereof that may have been made by Secured Party pursuant hereto; provided that, after giving effect to such reassignment, Secured Party's security interest and conditional assignment granted pursuant to Section 1 and Section 2, as well as all other rights and remedies of Secured Party granted hereunder, shall continue to be in full force and effect; and provided, further that the rights, title and interests so reassigned shall be free and clear of all Liens other than Liens (if any) encumbering such rights, title and interest at the time of their assignment to Secured Party and Permitted Encumbrances.

                 SECTION 13. SECURED PARTY APPOINTED ATTORNEY-IN-FACT. Grantor hereby irrevocably appoints Secured Party as Grantor's attorney-in-fact, with full authority in the place and stead of Grantor and in the name of Grantor, Secured Party or otherwise, from time to time in Secured Party's discretion to take any action and to execute any instrument that Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including without limitation:

                 (a) to endorse Grantor's name on all applications, documents, papers and instruments necessary for Secured Party in the use or maintenance of the Collateral;

                 (b) to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

                 (c) to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

                 (d) to file any claims or take any action or institute any proceedings that Secured Party may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Secured Party with respect to any of the Collateral;

                 (e) to pay or discharge taxes or Liens (other than Liens permitted under this Agreement or the Credit Agreement) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Secured Party in its sole discretion, any such payments made by Secured Party to become obligations of Grantor to Secured Party, due and payable immediately without demand; and

                 (f) (i) to execute and deliver any of the assignments or documents requested by Secured Party pursuant to Section 16(b), (ii) to grant or issue an exclusive or non-exclusive license to the Collateral or any portion thereof to any Person, and (iii) otherwise generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes, and to do, at Secured Party's option and Grantor's expense, at any time or from time to time, all acts and things that Secured Party reasonably deems necessary to protect, preserve or realize upon the Collateral and Secured Party's security interest therein in order to effect the intent of this Agreement, all as fully and effectively as Grantor might do.

                 Secured Party shall not exercise any powers granted pursuant to this appointment as attorney-in-fact at any time (i) that Grantor is fully performing its obligations hereunder and (ii) that no Event of Default has occurred and is then continuing. This appointment as attorney-in-fact shall terminate upon the termination of this Agreement pursuant to Section 19.

                 SECTION 14. SECURED PARTY MAY PERFORM. If Grantor fails to perform any agreement contained herein, Secured Party may itself perform, or cause performance of, such agreement, and the expenses of Secured Party incurred in connection therewith shall be payable by Grantor under Section 18.

                 SECTION 15. STANDARD OF CARE. The powers conferred on Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Secured Party accords its own property.

                 SECTION 16. REMEDIES. If any Event of Default shall have occurred and be continuing:

                 (a) Secured Party may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code as in effect in any relevant jurisdiction (the "CODE") (whether or not the Code applies to the affected Collateral), and also may (i) require Grantor to, and Grantor hereby agrees that it will at its expense and upon request of Secured Party forthwith, assemble all or part of the Collateral as directed by Secured Party and make it available to Secured Party at a place or places to be designated by Secured Party that is reasonably convenient to both parties, (ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process, (iii) prior to the disposition of the Collateral, store the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent Secured Party deems appropriate, (iv) take possession of Grantor's premises or place custodians in exclusive control thereof, remain on such premises and use the same for the purpose of taking any actions described in the preceding clause (iii) and collecting any Secured Obligation, (v) exercise any and all rights and remedies of Grantor under or in connection with the contracts related to the Collateral or otherwise in respect of the Collateral, including without limitation any and all rights of Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, such contracts, and (vi) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Secured Party's offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Secured Party may deem commercially reasonable. Secured Party or any Lender may be the purchaser of any or all of the Collateral at any such sale and Secured Party, as agent for and representative of Lenders and Interest Rate Exchangers (but not any Lender, Lenders, Interest Rate Exchanger or Interest Rate Exchangers in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by Secured Party at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of Grantor, and Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Grantor hereby waives any claims against Secured Party arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Secured Party accepts the first offer received and does not offer such Collateral to more than one offeree; provided that such sale was conducted in a commercially reasonable manner. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantor shall be liable for the deficiency and the fees of any attorneys employed by Secured Party to collect such deficiency.

                 (b) Upon written demand from Secured Party, Grantor shall execute and deliver to Secured Party an assignment or assignments of the Trademarks, Registrations, Trademark Rights and the Associated Goodwill and such other documents as are necessary or appropriate to carry out the intent and purposes of this Agreement; provided that the failure of Grantor to comply with such demand will not impair or affect the validity of the conditional assignment effected by Section 2 or its effectiveness upon notice by Secured Party as specified in Section 2. Grantor agrees that such an assignment (including without limitation the conditional assignment effected by Section 2) and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that Secured Party (or any Lender or Interest Rate Exchanger) receives cash proceeds in respect of the sale of, or other realization upon, the Collateral.

                 (c) Within five Business Days after written notice from Secured Party, Grantor shall make available to Secured Party, to the extent within Grantor's power and authority, such personnel in Grantor's employ on the date of such Event of Default as Secured Party may reasonably designate, by name, title or job responsibility, to permit Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by Grantor under or in connection with the Trademarks, Registrations and Trademark Rights, such persons to be available to perform their prior functions on Secured Party's behalf and to be compensated by Secured Party at Grantor's expense on a per diem, pro-rata basis consistent with the salary and benefit structure applicable to each as of the date of such Event of Default.

                 (d) Notwithstanding anything in this Agreement to the contrary, Secured Party shall exercise, or shall refrain from exercising, any remedy provided for in Section 16(a) in accordance with the instructions of Requisite Lenders, and the Interest Rate Exchangers, by their acceptance of the benefits of this Agreement and the other Loan Documents, hereby agree to be bound by such instructions. The sole rights of the Interest Rate Exchangers under this Agreement shall be to be secured by the Collateral and to receive the payments provided for in Section 17.

                 SECTION 17. APPLICATION OF PROCEEDS. Except as expressly provided elsewhere in this Agreement, all proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of Secured Party, be held by Secured Party as Collateral for, and/or then, or at any other time thereafter, applied in full or in part by Secured Party against, the Secured Obligations in the following order of priority:

                 FIRST: To the payment of all reasonable costs and expenses of such sale, collection or other realization, including reasonable compensation to Secured Party and its agents and counsel, and all other reasonable expenses, liabilities and advances made or incurred by Secured Party in connection therewith, and all amounts for which Secured Party is entitled to indemnification hereunder and all reasonable advances made by Secured Party hereunder for the account of Grantor, and to the payment of all reasonable costs and expenses paid or incurred by Secured Party in connection with the exercise of any right or remedy hereunder, all in accordance with Section 18;

                 SECOND: To the payment of all other Secured Obligations (for the ratable benefit of the holders thereof) then due and payable; and

                 THIRD: To the payment to or upon the order of Grantor, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

                 SECTION 18.  INDEMNITY AND EXPENSES.

                 (a) Grantor agrees to indemnify Secured Party, each Lender and each Interest Rate Exchanger, from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including, without limitation, enforcement of this Agreement), except to the extent such claims, losses or liabilities result solely from Secured Party's, such Lender's or such Interest Rate Exchanger's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

                 (b) Grantor shall pay to Secured Party upon demand the amount of any and all reasonable costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that Secured Party may incur in connection with (i) the administration of this Agreement,
(ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of Secured Party hereunder, or (iv) the failure by Grantor to perform or observe any of the provisions hereof.

                 SECTION 19. CONTINUING SECURITY INTEREST AND CONDITIONAL ASSIGNMENT; TRANSFER OF LOANS. This Agreement shall create a continuing security interest in, and conditional assignment of, the Collateral and shall
(a) remain in full force and effect until (i) the indefeasible payment in full of the Secured Obligations (other than Obligations which are contingent and unliquidated and not due and owing on such date and which pursuant to the provisions of the Credit Agreement, Interest Rate Agreements, Letters of Credit or the Loan Documents survive the termination of the Credit Agreement, the repayment of the Secured

Obligations, the termination of the Commitments, the expiration or cancellation of all Letters of Credit or the termination, expiration or cancellation of all Interest Rate Agreements), the cancellation or termination of the Commitments, the cancellation or expiration of all outstanding Letters of Credit and the termination, expiration or cancellation of all Interest Rate Agreements, or
(ii) the release of the Liens on the Collateral by Secured Party in writing in accordance with the terms of subsection 6.11 of the Credit Agreement, (b) be binding upon Grantor, its successors and assigns, and (c) inure, together with the rights and remedies of Secured Party hereunder, to the benefit of Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), but subject to the provisions of subsection 11.1 of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise and any Interest Rate Exchanger may assign or otherwise transfer any Interest Rate Obligations owing to it to another Lender or an Affiliate of such Lender or another Lender, and such other Lender or Affiliate shall thereupon become vested with all the benefits in respect thereof granted to such Interest Rate Exchanger herein or otherwise. Upon (i) the indefeasible payment in full of all Secured Obligations (other than Obligations which are contingent and unliquidated and not due and owing on such date and which pursuant to the provisions of the Credit Agreement, Interest Rate Agreements, Letters of Credit or the Loan Documents survive the termination of the Credit Agreement, the repayment of the Secured Obligations, the termination of the Commitments, the expiration or cancellation of all Letters of Credit or the termination, expiration or cancellation of all Interest Rate Agreements), the cancellation or termination of the Commitments, the cancellation or expiration of all outstanding Letters of Credit and the termination, expiration or cancellation of all Interest Rate Agreements, or
(ii) the release of the Liens on the Collateral by Secured Party in writing in accordance with the terms of subsection 6.11 of the Credit Agreement, the security interest and conditional assignment granted hereby shall terminate and all rights to the Collateral shall revert to Grantor. Upon any such termination Secured Party will, at Grantor's expense, execute and deliver to Grantor such documents as Grantor shall reasonably request to evidence such termination.

                 SECTION 20.  SECURED PARTY AS AGENT.

                 (a) Secured Party has been appointed to act as Secured Party hereunder by Lenders and, by their acceptance of the benefits of this Agreement and the other Loan Documents, by each Interest Rate Exchanger. Secured Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement and upon the instructions of Requisite Lenders, and the Interest Rate Exchangers, by their acceptance of the benefits of this Agreement and the other Loan Documents, hereby agree to be bound by such instructions.

                 (b) Secured Party shall at all times be the same Person that is Agent under the Credit Agreement. Written notice of resignation by Agent pursuant to subsection 10.5A of the Credit Agreement shall also constitute notice of resignation as Secured Party under this Agreement; removal of Agent pursuant to subsection 10.5A of the Credit Agreement shall also constitute removal as Secured Party under this Agreement; and appointment of a successor Agent pursuant to subsection 10.5A of the Credit Agreement shall also constitute appointment of a successor Secured Party under this Agreement. Upon the acceptance of any appointment as Agent under subsection 10.5A of the Credit Agreement by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Secured Party under this Agreement, and the retiring or removed Secured Party under this Agreement shall promptly (i) transfer to such successor Secured Party all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Secured Party under this Agreement, and (ii) execute and deliver to such successor Secured Party such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Secured Party of the security interests created hereunder, whereupon such retiring or removed Secured Party shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Agent's resignation or removal hereunder as Secured Party, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Secured Party hereunder.

                 SECTION 21. AMENDMENTS; ETC. No amendment or waiver of any provision of this Agreement, or consent to any departure by Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by Secured Party (or, in the case of an amendment hereto, by Grantor and Secured Party), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given; provided that any amendment or waiver which adversely affects the interests of the Interest Rate Exchangers but does not result in a similar adverse effect on the interests of Lenders shall only be effective with the consent of the holders of a majority of the Interest Rate Obligations given the benefit of the security granted hereunder.

                 SECTION 22. NOTICES. Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or, as to either party, such other address as shall be designated by such party in a written notice delivered to the other party hereto.

                 SECTION 23. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of Secured Party in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                 SECTION 24. SEVERABILITY. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                 SECTION 25. HEADINGS. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

                 SECTION 26. GOVERNING LAW; TERMS. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE CODE PROVIDES THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. Unless otherwise defined herein or in the Credit Agreement, terms used in Articles 8 and 9 of the Uniform Commercial Code in the State of New York are used herein as therein defined.

                 SECTION 27. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST GRANTOR ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT GRANTOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. Grantor hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Grantor at its address provided in Section 22, such service being hereby acknowledged by Grantor to be sufficient for personal jurisdiction in any action against Grantor in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Secured Party to bring proceedings against Grantor in the courts of any other jurisdiction.

                 SECTION 28. WAIVER OF JURY TRIAL. GRANTOR AND SECURED PARTY HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Grantor and Secured Party each acknowledge that this waiver is a material inducement for Grantor and Secured Party to enter into a business relationship, that Grantor and Secured Party have already relied on this waiver in entering into this Agreement and that each will continue to rely on this waiver in their related future dealings. Grantor and Secured Party further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

                 SECTION 29. COUNTERPARTS. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.


                  [Remainder of page intentionally left blank]

                 IN WITNESS WHEREOF, Grantor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


                                  DOMINICK'S FINER FOODS, INC., as
                                  Grantor



                                  By:
                                     --------------------------------
                                  Title:
                                        -----------------------------

                                  Notice Address:  Dominick's Finer Foods, Inc.
                                                   505 Railroad Avenue
                                                   Northlake, IL 60164
                                                   Attention: President and
                                                   Chief Operating Officer


                                  BANKERS TRUST COMPANY, as Secured Party



                                  By:
                                     --------------------------------
                                  Title:
                                        -----------------------------


                                  Notice Address:  Bankers Trust Company
                                                   One Bankers Trust Plaza
                                                   130 Liberty St., 14th Floor
                                                   New York, NY 10006
                                                   Attention: Tracey Prokes

                                  with a copy to:

                                                   Bankers Trust Company
                                                   300 S. Grand Avenue,
                                                     41st Floor
                                                   Los Angeles, CA 90071
                                                   Attention: Vicki Floyd

                                   SCHEDULE A
                                       TO
                              TRADEMARK COLLATERAL
                             SECURITY AGREEMENT AND
                             CONDITIONAL ASSIGNMENT



1.
                                  UNITED STATES
REGISTERED                          TRADEMARK                             REGISTRATION            REGISTRATION
   OWNER                           DESCRIPTION                                NUMBER                  DATE
----------                        -------------                           ------------            ------------
Dominick's Finer Foods, Inc.      Dominick's                              1,037,040               03/30/76
Dominick's Finer Foods, Inc.      Dominick's Finer Foods                  1,048,722               09/21/76
Dominick's Finer Foods, Inc.      Dominick's                              1,366,046               10/15/85
Dominick's Finer Foods, Inc.      Neptune's Cove                          1,452,601               08/11/87
Dominick's Finer Foods, Inc.      Dominick's (Color)                      1,545,838               06/27/89
Dominick's Finer Foods, Inc.      Dominick's (Black & White)              1,543,099               06/06/89
Dominick's Finer Foods, Inc.      Dominick's and Design                   1,735,977               12/01/92
Dominick's Finer Foods, Inc.      Omni Superstore                         Published
Dominick's Finer Foods, Inc.      Lunch Combinations                      Pending
Dominick's Finer Foods, Inc.      For People Who Know Their Food!         Pending
Dominick's Finer Foods, Inc.      Neptune's Cove & Design                 1,451,443               08/04/87
Dominick's Finer Foods, Inc.      Fresh Report                            Pending

2.

                                    ILLINOIS
REGISTERED                          TRADEMARK                             REGISTRATION            REGISTRATION
   OWNER                           DESCRIPTION                                NUMBER                  DATE
----------                        -------------                           ------------            ------------
Dominick's Finer Foods, Inc.      Dominick's                              35492                   11/20/61
Dominick's Finer Foods, Inc.      Nancy Martin                            41520                   12/28/71
Dominick's Finer Foods, Inc.      Naturally Sweet                         51712                   07/23/82
Dominick's Finer Foods, Inc.      Neptune's Cove                          52281                   12/14/82
Dominick's Finer Foods, Inc.      Elite                                   55663                   11/14/84
Dominick's Finer Foods, Inc.      OMNI Superstore (Misc.)                 63843                   02/02/89
Dominick's Finer Foods, Inc.      OMNI Superstore (Ads & Bus)             63842                   02/02/89
Dominick's Finer Foods, Inc.      Dominick's Drug (Ads & Bus)             64089                   03/15/89
Dominick's Finer Foods, Inc.      Dominick's Drug (Misc.)                 64090                   03/15/89
Dominick's Finer Foods, Inc.      Sample Station (Misc.)                  64334                   04/18/89
Dominick's Finer Foods, Inc.      Sample Station (Ads & Bus)              64338                   04/18/89
Dominick's Finer Foods, Inc.      Frozen Yogurt (Food)                    66615                   05/22/90
Dominick's Finer Foods, Inc.      The Bookstop (Misc.)                    67946                   01/23/91
Dominick's Finer Foods, Inc.      The Bookstop (Misc.)                    67947                   01/23/91
Dominick's Finer Foods, Inc.      Lean Cut by Dominick's & Design         70119                   03/23/91
                                  (Ads & Bus)
Dominick's Finer Foods, Inc.      Lean Cut by Dominick's & Design         70120                   03/23/92
                                  (Misc.)
Dominick's Finer Foods, Inc.      Step Saver by Dominick's & Design       70116                   03/23/92
                                  (Misc.)
Dominick's Finer Foods, Inc.      Step Saver by Dominick's & Design       70115                   03/23/92
                                  (Ads & Bus)
Dominick's Finer Foods, Inc.      Traditional by Dominick's & Design      70114                   03/23/92
                                  (Misc.)
Dominick's Finer Foods, Inc.      Traditional by Dominick's & Design      70113                   03/23/92
                                  (Ads & Bus)
Dominick's Finer Foods, Inc.      Maximum Value Pricing Not               70122                   03/23/92
                                  for Members Only (Misc.)
Dominick's Finer Foods, Inc.      Maximum Value Pricing Not               70123                   03/23/92
                                  for Members Only (Ads & Bus)
Dominick's Finer Foods, Inc.      Custom Cut by Dominick's & Design       70118                   03/23/92
                                  (Misc.)
Dominick's Finer Foods, Inc.      Custom Cut by Dominick's &              70117                   03/23/92
                                  Design (Ads & Bus)
Dominick's Finer Foods, Inc.      Lower Prices Overall & Design           70372                   04/24/92
                                  (Misc.)
Dominick's Finer Foods, Inc.      Lower Prices Overall & Design           70371                   04/24/92
                                  (Ads & Bus)
Dominick's Finer Foods, Inc.      Dominick's Fit 'n Trim                  74019                   02/07/94
                                  Skinless Fresh Chicken All Natural (Food)
Dominick's Finer Foods, Inc.      Dominick's Fresh Store (Ads & Bus)      74194                   03/14/94
Dominick's Finer Foods, Inc.      Dominick's Fresh Store (Misc.)          74195                   03/14/94

3. "Heritage House" trademark, licensed to Dominick's Finer Foods, Inc. pursuant to that certain Trademark License Agreement, dated as of December 29, 1981, between Dominick's Finer Foods, Inc. and Fisher Foods, Inc., an Ohio corporation (Fisher Foods, Inc. subsequently assigned its rights in such trademark to Kroger Company).

                                   SCHEDULE B
                                       TO
                              TRADEMARK COLLATERAL
                             SECURITY AGREEMENT AND
                             CONDITIONAL ASSIGNMENT





Office Locations:                333 Northwest Avenue
                                 Northlake, IL  60164

                                            and

                                 505 Railroad Avenue
                                 Northlake, IL  60164

                                            and

                                 7755 South Harlem
                                 Bridgeview, IL  60455
                                 (office for Omni Superstores operations)


Other Names:             Dominick's Finer Foods
                         Omni Superstores

                                  EXHIBIT XVII

                         [FORM OF SUBSIDIARY GUARANTY]

                              SUBSIDIARY GUARANTY


                This SUBSIDIARY GUARANTY (this "GUARANTY") is entered into as of November 1, 1996 by the undersigned (each a "GUARANTOR" and collectively, "GUARANTORS") in favor of and for the benefit of BANKERS TRUST COMPANY, as agent for and representative of (in such capacity herein called "AGENT") the financial institutions ("LENDERS") party to the Credit Agreement referred to below and Interest Rate Exchangers (as hereinafter defined) (Lenders and Interest Rate Exchangers are each referred to herein as a "GUARANTIED PARTY" and collectively as "GUARANTIED PARTIES").

                                    RECITALS

                A. Dominick's Supermarkets, Inc., a Delaware corporation, and Dominick's Finer Foods, Inc., a Delaware corporation ("COMPANY"), have entered into that certain Credit Agreement dated as of November 1, 1996 with Lenders, Agent, Syndication Agent and Arrangers (said Credit Agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT"; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined).

                B. It is contemplated that Company may from time to time enter into one or more Interest Rate Agreements ("INTEREST RATE AGREEMENTS") with one or more Lenders or their respective Affiliates (such Lender or Lenders or their respective affiliates collectively being the "INTEREST RATE EXCHANGERS"), as permitted under subsection 7.4(iii) of the Credit Agreement and, the Interest Rate Obligations (as hereinafter defined) are being incurred in part for and will inure to the benefit of Guarantors, and such Guarantors desire to guaranty all of the Interest Rate Obligations.

                C. A portion of the proceeds of the Loans may be advanced to Guarantors and thus the Guarantied Obligations (as hereinafter defined) will inure to the benefit of Guarantors (which benefits are hereby acknowledged).

                D. It is a condition precedent to the making of the initial Loans under the Credit Agreement that Guarantors shall have executed and delivered this Guaranty.

                E. Guarantors are willing irrevocably and unconditionally to guarantee, in accordance with the provisions of this Guaranty, the Credit Agreement Obligations and the Interest Rate Obligations of Company.

                NOW, THEREFORE, based upon the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Lenders, Agent, Syndication Agent and Arrangers to enter into the Credit Agreement and to make the Loans thereunder, Guarantors hereby agree as follows:

SECTION 1.  DEFINITIONS

        1.1 CERTAIN DEFINED TERMS. As used in this Guaranty, the following terms shall have the following meanings unless the context otherwise requires:

                "CREDIT AGREEMENT OBLIGATIONS" has the meaning assigned to that term in subsection 2.1(a).

                "GUARANTIED OBLIGATIONS" has the meaning assigned to that term in subsection 2.1.

                "GUARANTY" means this Guaranty dated as of November 1, 1996, as it may be amended, supplemented or otherwise modified from time to time.

                "INTEREST RATE OBLIGATIONS" has the meaning assigned to that term in subsection 2.1(b).

                "PAYMENT IN FULL", "PAID IN FULL" or any similar term means payment in full of the Guarantied Obligations including, without limitation, all principal, interest, costs, fees and expenses (including, without limitation, legal fees and expenses) of Guarantied Parties and Agent as required under the Loan Documents and the Interest Rate Agreements.

        1.2     INTERPRETATION.

                (a) References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Guaranty unless otherwise specifically provided. All accounting terms not otherwise defined herein shall have the meanings assigned to them under generally accepted accounting principles.

                (b) In the event of any conflict or inconsistency between the terms, conditions and provisions of this Guaranty and the terms, conditions and provisions of the Credit Agreement, the terms, conditions and provisions of this Guaranty shall prevail.

SECTION 2.  THE GUARANTY

        2.1     GUARANTY OF THE GUARANTIED OBLIGATIONS.   Subject to the
provisions of subsection 2.2(a), Guarantors jointly and severally hereby irrevocably and unconditionally guaranty, as primary obligors and not merely as sureties, the due and punctual payment in full of all Guarantied Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)). The term "GUARANTIED OBLIGATIONS" is used herein in its most comprehensive sense and includes:

                (a) any and all Obligations of Company now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising under or in connection with the Credit Agreement and the other Loan Documents, including those arising under successive borrowing transactions under the Credit Agreement which shall either continue the Obligations of Company or from time to time renew them after they have been satisfied (the "CREDIT AGREEMENT OBLIGATIONS");

                (b) any and all obligations of Company owing to an Interest Rate Exchanger now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising under or in connection with any Interest Rate Agreements permitted under subsection 7.4(iii) of the Credit Agreement, including the obligation to make payments in the event of early termination thereunder (the "INTEREST RATE OBLIGATIONS"); and

                (c) those expenses required to be paid by the Guarantors pursuant to the provisions of subsection 2.8 hereof.

        2.2     LIMITATION ON AMOUNT GUARANTIED; CONTRIBUTION BY GUARANTORS.
(a) Anything contained in this Guaranty to the contrary notwithstanding, the obligations of each Guarantor hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under
Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the "FRAUDULENT TRANSFER LAWS"), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor (x) in respect of intercompany indebtedness to Company or other affiliates of Company to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder and (y) under any guaranty of Subordinated Indebtedness which guaranty contains a limitation as to maximum amount similar to that set forth in this subsection 2.2(a), pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement (including without limitation any such right of contribution under subsection 2.2(b)).

        (b) Guarantors under this Guaranty together desire to allocate among themselves in a fair and equitable manner their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by any Guarantor under this Guaranty (a "FUNDING GUARANTOR") that exceeds its Fair Share (as defined below) as of such date, that Funding Guarantor shall be entitled to a contribution from each of the other Guarantors in the amount of such other Guarantor's Fair Share Shortfall (as defined below) as of such date, with the result that all such contributions will cause each Guarantor's Aggregate Payments (as defined below) to equal its Fair Share as of such date. "FAIR SHARE" means, with respect to a Guarantor as of any date of determination, an amount equal to (i) the ratio of (x) the Adjusted Maximum Amount (as defined below) with respect to such Guarantor to (y) the aggregate of the Adjusted Maximum Amounts with respect to all Guarantors, multiplied by
(ii) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations guarantied. "FAIR SHARE SHORTFALL" means, with respect to a Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Guarantor over the Aggregate Payments of such Guarantor. "ADJUSTED MAXIMUM AMOUNT" means, with respect to a Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty, determined as of such date in accordance with subsection 2.2(a); provided that, solely for purposes of calculating the "Adjusted Maximum Amount" with respect to any Guarantor for purposes of this subsection 2.2(b), any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. "AGGREGATE PAYMENTS" means, with respect to a Guarantor as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this subsection 2.2(b)) minus (ii) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this subsection 2.2(b). The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Guarantors of their obligations as set forth in this subsection 2.2(b) shall not be construed in any way to limit the liability of any Guarantor hereunder.

        2.3 LIABILITY OF GUARANTORS ABSOLUTE. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than indefeasible payment in full of the Guarantied Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

                (a) This Guaranty is a guaranty of payment when due and not of collectibility.

                (b) Agent may enforce this Guaranty upon the occurrence of an Event of Default under the Credit Agreement or an event of default under any Interest Rate Agreement.

                (c) The obligations of each Guarantor hereunder are independent of the obligations of Company under the Loan Documents or under any Interest Rate Agreements and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company under the Loan Documents or the Interest Rate Agreements, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions.

                (d) Payment by any Guarantor of a portion, but not all, of the Guarantied Obligations shall in no way limit, affect, modify or abridge any Guarantor's liability for any portion of the Guarantied Obligations which has not been paid. Without limiting the generality of the foregoing, if Agent is awarded a judgment in any suit brought to enforce any Guarantor's covenant to pay a portion of the Guarantied Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guarantied Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor's liability hereunder in respect of the Guarantied Obligations.

                (e) Agent or any Guarantied Party, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor's liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guarantied Obligations, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guarantied Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guarantied Obligations and take and hold security for the payment of this Guaranty or the Guarantied Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guarantied Obligations, any other guaranties of the Guarantied Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guarantied Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of Agent or any Guarantied Party in respect of this Guaranty or the Guarantied Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Agent or Guarantied Parties, or any of them, may have against any such security, as Agent in its discretion may determine consistent with the Credit Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guarantied Obligations; and (vi) exercise any other rights available to it under the Loan Documents or the Interest Rate Agreements.

                (f) This Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than indefeasible payment in full of the Guarantied Obligations), including without limitation the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents or the Interest Rate Agreements, at law, in equity or otherwise) with respect to the Guarantied Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guarantied Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including without limitation provisions relating to events of default) of the Credit Agreement, any of the other Loan Documents or the Interest Rate Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guarantied Obligations, in each case whether or not in accordance with the terms of the Credit Agreement, such Loan Document or such Interest Rate Agreement or any agreement relating to such other guaranty or security; (iii) the Guarantied Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or the Interest Rate Agreements or from the proceeds of any security for the Guarantied Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guarantied Obligations) to the payment of indebtedness other than the Guarantied Obligations, even though Agent or Guarantied Parties, or any of them, might have elected to apply such payment to any part or all of the Guarantied Obligations; (v) any Guarantied Party's or Agent's consent to the change, reorganization or termination of the corporate structure or existence of Company or any of its Subsidiaries and to any corresponding restructuring of the Guarantied Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guarantied Obligations; (vii) any defenses, set-offs or counterclaims which Company may allege or assert against Agent or any Guarantied Party in respect of the Guarantied Obligations, including but not limited to failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guarantied Obligations.

        2.4 WAIVERS BY GUARANTORS. Each Guarantor hereby waives, for the benefit of Guarantied Parties and Agent:

                (a) any right to require Agent or Guarantied Parties, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guarantied Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any other guarantor (including any other Guarantor) of the Guarantied Obligations or any other Person,
        (iii) proceed against or have resort to any balance of any deposit account or credit on the books of Agent or any Guarantied Party in favor of Company or any other Person, or (iv) pursue any other remedy in the power of Agent or any Guarantied Party whatsoever;

                (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Guarantied Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company from any cause other than payment of the Guarantied Obligations, to the extent and only to the extent of such payment;

                (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

                (d) any defense based upon Agent's or any Guarantied Party's errors or omissions in the administration of the Guarantied Obligations, except behavior which amounts to bad faith, gross negligence or willful misconduct;

                (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of such Guarantor's obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor's liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that Agent or any Guarantied Party protect, secure, perfect or insure any security interest or lien or any property subject thereto;

                (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default under the Credit Agreement, any other Loan Document, the Interest Rate Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guarantied Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in subsection 2.3 and any right to consent to any thereof; and

                (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty.

        2.5 PAYMENT BY GUARANTORS; APPLICATION OF PAYMENTS. Subject to the provisions of subsection 2.2(a), Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which Agent or any other Person may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guarantied Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)), any and all Guarantors will upon demand pay, or cause to be paid, in cash, to Agent for the ratable benefit of the applicable Guarantied Parties, an amount equal to the sum of the unpaid principal amount of all Guarantied Obligations then due as aforesaid, accrued and unpaid interest on such Guarantied Obligations and on all other Guarantied Obligations on which interest has accrued pursuant to the terms of the Loan Documents (including, without limitation, interest which, but for the filing of a petition in bankruptcy with respect to Company, would have accrued on such Guarantied Obligations, whether or not a claim is allowed against Company for such interest in any such bankruptcy proceeding) and all other Guarantied Obligations then owed to Agent and/or the applicable Guarantied Parties as aforesaid. All such payments shall be applied promptly from time to time by Agent:

                First, to the payment of the reasonable costs and expenses of any collection or other realization under this Guaranty, including reasonable compensation to Agent and its agents and counsel, and all reasonable expenses, liabilities and advances made or incurred by Agent in connection therewith;

                Second, to the ratable payment of all other Guarantied Obligations then due and payable in such order as Agent shall elect; and

                Third, after payment in full of all Guarantied Obligations (other than Obligations which are contingent and unliquidated and not due and owing on such date and which pursuant to the provisions of the Credit Agreement, Interest Rate Agreements, Letters of Credit or the Loan Documents survive the termination of the Credit Agreement, the repayment of the Guarantied Obligations, the termination of the Commitments, the expiration or cancellation of all Letters of Credit or the termination, expiration or cancellation of all Interest Rate Agreements), to the payment to Guarantors, or their respective successors or assigns, or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such payments.

        2.6 GUARANTORS' RIGHTS OF SUBROGATION, CONTRIBUTION, ETC. Until the Guarantied Obligations shall have been indefeasibly paid in full (other than Obligations which are contingent and unliquidated and not due and owing on such date and which pursuant to the provisions of the Credit Agreement, Interest Rate Agreements, Letters of Credit or the Loan Documents survive the termination of the Credit Agreement, the repayment of the Guarantied Obligations, the termination of the Commitments, the expiration or cancellation of all Letters of Credit or the termination, expiration or cancellation of all Interest Rate Agreements) and the Commitments shall have terminated, all Letters of Credit shall have expired or been cancelled and all Interest Rate Agreements shall have terminated, expired or been cancelled, each Guarantor shall withhold exercise of (a) any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company, (ii) any right to enforce, or to participate in, any claim, right or remedy that Agent or any Guarantied Party now has or may hereafter have against Company, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by Agent or any Guarantied Party, and (b) any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of any of the Guarantied Obligations (including without limitation any such right of contribution under subsection 2.2(b)). Each Guarantor further agrees that, to the extent the agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Agent or any Guarantied Party may have against Company, to all right, title and interest Agent or any Guarantied Party may have in any such collateral or security, and to any right Agent or any Guarantied Party may have against such other guarantor. Agent, on behalf of Guarantied Parties, may use, sell or dispose of any item of collateral or security as it sees fit without regard to any subrogation rights any Guarantor may have, and upon any such disposition or sale any rights of subrogation such Guarantor may have with respect to such item of collateral or security shall terminate. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement or indemnification or contribution rights at any time when all Guarantied Obligations shall not have been paid in full (other than Obligations which are contingent and unliquidated and not due and owing on such date and which pursuant to the provisions of the Credit Agreement, Interest Rate Agreements, Letters of Credit or the Loan Documents survive the termination of the Credit Agreement, the repayment of the Guarantied Obligations, the termination of the Commitments, the expiration or cancellation of all Letters of Credit or the termination, expiration or cancellation of all Interest Rate Agreements), such amount shall be held in trust for Agent on behalf of Guarantied Parties and shall forthwith be paid over to Agent for the benefit of Guarantied Parties to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms hereof.

        2.7 SUBORDINATION OF OTHER OBLIGATIONS. Any indebtedness of Company now or hereafter held by any Guarantor is hereby subordinated in right of payment to the Guarantied Obligations, and any such indebtedness of Company to such Guarantor collected or received by such Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Agent on behalf of Guarantied Parties and shall forthwith be paid over to Agent for the benefit of Guarantied Parties to be credited and applied against the Guarantied Obligations but without affecting, impairing or limiting in any manner the liability of such Guarantor under any other provision of this Guaranty; provided that any payment on such indebtedness received by any Guarantor prior to the occurrence and continuance of an Event of Default and in accordance with this Agreement or the Credit Agreement shall be permitted and need not be held in trust for or paid over to Agent on behalf of Guarantied Parties.

        2.8 EXPENSES. Guarantors jointly and severally agree to pay, or cause to be paid, on demand, and to save Agent and Guarantied Parties harmless against liability for, any and all costs and expenses (including reasonable fees and disbursements of counsel and of internal counsel) incurred or expended by Agent or any Guarantied Party in connection with the enforcement of or preservation of any rights under this Guaranty.

        2.9 CONTINUING GUARANTY. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guarantied Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated, all Letters of Credit shall have expired or been cancelled and all Interest Rate Agreements shall have terminated, expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guarantied Obligations.

        2.10 AUTHORITY OF GUARANTORS OR COMPANY. It is not necessary for Guarantied Parties or Agent to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

        2.11 FINANCIAL CONDITION OF COMPANY. Any Loans may be granted to Company or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation. Guarantied Parties and Agent shall have no obligation to disclose or discuss with any Guarantor their assessment, or any Guarantor's assessment, of the financial condition of Company. Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Loan Documents and the Interest Rate Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guarantied Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of Agent or any Guarantied Party to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by Agent or any Guarantied Party.

        2.12 RIGHTS CUMULATIVE. The rights, powers and remedies given to Guarantied Parties and Agent by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Guarantied Parties and Agent by virtue of any statute or rule of law or in any of the other Loan Documents or the Interest Rate Agreements or any agreement between any Guarantor and Lenders, Interest Rate Exchangers and/or Agent or between Company and Lenders, Interest Rate Exchangers and/or Agent. Any forbearance or failure to exercise, and any delay by any Guarantied Party or Agent in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

        2.13    BANKRUPTCY; POST-PETITION INTEREST; REINSTATEMENT OF GUARANTY.
(a) So long as any Guarantied Obligations remain outstanding, no Guarantor shall, without the prior written consent of Agent in accordance with the terms of the Credit Agreement, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency proceedings of or against Company. The obligations of Guarantors under this Guaranty shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or by any defense which Company may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

                (b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guarantied Obligations which accrues after the commencement of any proceeding referred to in clause (a) above (or, if interest on any portion of the Guarantied Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guarantied Obligations if said proceedings had not been commenced) shall be included in the Guarantied Obligations because it is the intention of Guarantors and Agent that the Guarantied Obligations which are guarantied by Guarantors pursuant to this Guaranty should be determined without regard to any rule of law or order which may relieve Company of any portion of such Guarantied Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Agent, or allow the claim of Agent in respect of, any such interest accruing after the date on which such proceeding is commenced.

                (c) In the event that all or any portion of the Guarantied Obligations are paid by Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from Agent or any Guarantied Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guarantied Obligations for all purposes under this Guaranty.

        2.14 SET OFF. In addition to any other rights any Guarantied Party or Agent may have under law or in equity, if any amount shall at any time be due and payable by any Guarantor to any Guarantied Party or Agent under this Guaranty, such Guarantied Party or Agent is authorized at any time or from time to time, without notice (any such notice being hereby expressly waived), to set off and to appropriate and to apply any and all deposits (general or special, including but not limited to indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness of any Guarantied Party or Agent owing to such Guarantor and any other property of such Guarantor held by any Guarantied Party or Agent to or for the credit or the account of such Guarantor against and on account of the Guarantied Obligations and liabilities of such Guarantor to any Guarantied Party or Agent under this Guaranty.

        2.15    DISCHARGE OF GUARANTY UPON SALE OF GUARANTOR.   If all of the
stock of any Guarantor or any of its successors in interest under this Guaranty shall be sold or otherwise disposed of (including by merger or consolidation) in an Asset Sale which is either (i) not prohibited by subsection 7.7 of the Credit Agreement or (ii) otherwise consented to by Requisite Lenders, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by Agent or any Guarantied Party or any other Person effective as of the time of such Asset Sale; provided that, as a condition precedent to such discharge and release, Agent shall have received evidence reasonably satisfactory to it that arrangements reasonably satisfactory to it have been made for delivery to Agent of the Net Cash Proceeds of Asset Sale of such Asset Sale if required under subsection 2.4B(iii)(a) of the Credit Agreement.

SECTION 3.  REPRESENTATIONS AND WARRANTIES

                In order to induce Lenders and Agent to accept this Guaranty and to enter into the Credit Agreement and to make the Loans thereunder and to enter into Interest Rate Agreements, each Guarantor hereby represents and warrants to Lenders that the following statements are true and correct:

        3.1 CORPORATE EXISTENCE. Such Guarantor is duly organized, validly existing and in good standing under the laws of the state of its incorporation, has the corporate power to own its assets and to transact the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that would not in the aggregate have a material adverse effect on the business, operations, assets or financial condition of such Guarantor and its Subsidiaries, taken as a whole.

        3.2 CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. Such Guarantor has the corporate power, authority and legal right to execute, deliver and perform this Guaranty and all obligations required hereunder and has taken all necessary corporate action to authorize its Guaranty hereunder on the terms and conditions hereof and its execution, delivery and performance of this Guaranty and all obligations required hereunder. No consent of any other Person including, without limitation, stockholders and creditors of such Guarantor, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by such Guarantor in connection with this Guaranty or the execution, delivery, performance, validity or enforceability of this Guaranty and all obligations required hereunder. This Guaranty has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of such Guarantor, and this Guaranty constitutes, and each instrument or document required hereunder when executed and delivered by such Guarantor hereunder will constitute, the legally valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws or equitable principles relating to or limiting creditors' rights generally.

        3.3 NO LEGAL BAR TO THIS GUARANTY. The execution, delivery and performance of this Guaranty and the documents or instruments required hereunder, and the use of the proceeds of the borrowings under the Credit Agreement, will not violate any provision of any existing law or regulation binding on such Guarantor, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on such Guarantor, or the certificate of incorporation or bylaws of such Guarantor or any securities issued by such Guarantor, or any material mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which such Guarantor is a party or by which such Guarantor or any of its assets may be bound, the violation of which could reasonably be expected to result in a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

SECTION 4.  AFFIRMATIVE COVENANTS

                Each Guarantor covenants and agrees that, unless and until all of the Guarantied Obligations shall have been indefeasibly paid in full (other than Obligations which are contingent and unliquidated and not due and owing on such date and which pursuant to the provisions of the Credit Agreement, Interest Rate Agreements, Letters of Credit or the Loan Documents survive the termination of the Credit Agreement, the repayment of the Guarantied Obligations, the termination of the Commitments, the expiration or cancellation of all Letters of Credit or the termination, expiration or cancellation of all Interest Rate Agreements), the Commitments shall have terminated, all Letters of Credit shall have expired or been cancelled and all Interest Rate Agreements shall have terminated, expired or been cancelled, unless Requisite Lenders shall otherwise consent in writing:

        4.1     CORPORATE EXISTENCE, ETC.  Except as permitted under subsection
7.7 or subsection 6.2 of the Credit Agreement, such Guarantor shall at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to its business.

        4.2 COMPLIANCE WITH LAWS, ETC. Such Guarantor shall comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which could reasonably be expected to cause a Material Adverse Effect.

        4.3 BOOKS AND RECORDS. Such Guarantor shall keep and maintain books of record and account with respect to its operations in accordance with generally accepted accounting principles and shall permit Agent or any Lender and their respective officers, employees and authorized agents, to the extent Agent in good faith deems necessary for the proper administration of this Guaranty, to examine, copy and make excerpts from the books and records of such Guarantor and its Subsidiaries and to inspect the properties of such Guarantor and its Subsidiaries, both real and personal, at such reasonable times as Agent may request.

SECTION 5.  MISCELLANEOUS

        5.1 SURVIVAL OF WARRANTIES. All agreements, representations and warranties made herein shall survive the execution and delivery of this Guaranty and the other Loan Documents and the Interest Rate Agreements, and any increase in the Commitments under the Credit Agreement.

        5.2 NOTICES. Any communications between Agent and any Guarantor and any notices or requests provided herein to be given may be given by courier service, personal service, mailing the same, postage prepaid, or by telex, facsimile transmission or cable to each such party at its address set forth in the Credit Agreement, on the signature pages hereof or to such other addresses as each such party may in writing hereafter indicate, and such communication shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notice to Agent shall not be effective until received.

        5.3 SEVERABILITY. In case any provision in or obligation under this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

        5.4 AMENDMENTS AND WAIVERS. No amendment, modification, termination or waiver of any provision of this Guaranty, or consent to any departure by any Guarantor therefrom, shall in any event be effective without the written concurrence of Requisite Lenders under the Credit Agreement; provided that any amendment or waiver which adversely affects the interests of the Interest Rate Exchangers but does not result in a similar adverse effect on the interests of Lenders shall only be effective with the written consent of the holders of a majority of the Interest Rate Obligations guarantied hereby. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

        5.5 HEADINGS. Section and subsection headings in this Guaranty are included herein for convenience of reference only and shall not constitute a part of this Guaranty for any other purpose or be given any substantive effect.

        5.6 APPLICABLE LAW. THIS GUARANTY SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

        5.7 SUCCESSORS AND ASSIGNS. This Guaranty is a continuing guaranty and shall be binding upon each Guarantor and its respective successors and assigns. This Guaranty shall inure to the benefit of Guarantied Parties, Agent and their respective successors and assigns. No Guarantor shall assign this Guaranty or any of the rights or obligations of such Guarantor hereunder (other than assignments by operation of law pursuant to mergers permitted under subsection 7.7 of the Credit Agreement) without the prior written consent of all Lenders. Any Lender may, without notice or consent, assign its interest in this Guaranty in whole or in part in connection with an assignment of Loans, the Commitments, Letters of Credit or participation therein as permitted under subsection 11.1 of the Credit Agreement. The terms and provisions of this Guaranty shall inure to the benefit of any transferee or assignee of any Loan, and in the event of such transfer or assignment the rights and privileges herein conferred upon Lenders and Agent shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

        5.8 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GUARANTOR ARISING OUT OF OR RELATING TO THIS GUARANTY MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY EACH GUARANTOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS GUARANTY. Each Guarantor hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such Guarantor at its address provided in subsection 5.2, such service being hereby acknowledged by such Guarantor to be sufficient for personal jurisdiction in any action against such Guarantor in any such court
and to be otherwise effective and binding service in every respect.   Nothing
herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Guarantor in the courts of any other jurisdiction.

        5.9 WAIVER OF TRIAL BY JURY. EACH GUARANTOR AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, AGENT EACH HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each Guarantor and, by its acceptance of the benefits hereof, Agent, each (i) acknowledges that this waiver is a material inducement for such Guarantor and Agent to enter into a business relationship, that such Guarantor and Agent have already relied on this waiver in entering into this Guaranty or accepting the benefits thereof, as the case may be, and that each will continue to rely on this waiver in their related future dealings and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR

MODIFICATIONS TO THIS GUARANTY. In the event of litigation, this Guaranty may be filed as a written consent to a trial by the court.

        5.10 NO OTHER WRITING. This writing is intended by Guarantors and Agent as the final expression of this Guaranty and is also intended as a complete and exclusive statement of the terms of their agreement with respect to the matters covered hereby. No course of dealing, course of performance or trade usage, and no parol evidence of any nature, shall be used to supplement or modify any terms of this Guaranty. There are no conditions to the full effectiveness of this Guaranty.

        5.11 FURTHER ASSURANCES. At any time or from time to time, upon the request of Agent or Requisite Lenders, Guarantors shall execute and deliver such further documents and do such other acts and things as Agent or Requisite Lenders may reasonably request in order to effect fully the purposes of this Guaranty.

        5.12 ADDITIONAL GUARANTORS. The initial Guarantors hereunder shall be such of the Subsidiaries of Company as are signatories hereto on the date hereof. From time to time subsequent to the date hereof, additional Subsidiaries of Company may become parties hereto, as additional Guarantors (each an "ADDITIONAL GUARANTOR"), by executing a counterpart of this Guaranty. Upon delivery of any such counterpart to Agent, notice of which is hereby waived by Guarantors, each such Additional Guarantor shall be a Guarantor and shall be as fully a party hereto as if such Additional Guarantor were an original signatory hereof. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, nor by any election of Agent not to cause any Subsidiary of Company to become an Additional Guarantor hereunder. This Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Guarantor hereunder.

        5.13 COUNTERPARTS; EFFECTIVENESS. This Guaranty may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original for all purposes; but all such counterparts together shall constitute but one and the same instrument. This Guaranty shall become effective as to each Guarantor upon the execution of a counterpart hereof by such Guarantor (whether or not a counterpart hereof shall have been executed by any other Guarantor) and receipt by Agent of written or telephonic notification of such execution and authorization of delivery thereof.



                  [Remainder of page intentionally left blank]

                IN WITNESS WHEREOF, each of the undersigned Guarantors has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first written above.


                 DOMINICK'S FINER FOODS, INC. OF ILLINOIS
                 By
                    ------------------------------------
                 Title
                       ---------------------------------

                 Address:  Dominick's Finer Foods, Inc. of Illinois
                           505 Railroad Avenue
                           Northlake, IL 60164
                           Attention:  President and Chief Operating Officer



                 KOHL'S OF BLOOMINGDALE, INC.
                 By
                    -------------------------------------
                 Title
                       ----------------------------------

                 Address: Kohl's of Bloomingdale, Inc.
                          505 Railroad Avenue
                          Northlake, IL 60164
                          Attention:      President and Chief Operating Officer




                 DODI HAZELCREST, INC.
                 By
                    -------------------------------------
                 Title
                       ----------------------------------

                 Address: Dodi Hazelcrest, Inc.
                          505 Railroad Avenue
                          Northlake, IL 60164
                          Attention:      President and Chief Operating Officer



                 SAVE-IT DISCOUNT FOODS CORPORATION
                 By
                    -------------------------------------
                 Title
                       ----------------------------------

                 Address: Save-It Discount Foods Corporation
                          505 Railroad Avenue
                          Northlake, IL 60164
                          Attention:      President and Chief Operating Officer

                 DFF EQUIPMENT LEASING COMPANY,
                 (F/K/A JERRY'S DEEP DISCOUNT CENTERS, INC.)
                 By
                    -------------------------------------
                 Title
                       ----------------------------------

                 Address: DFF Equipment Leasing Company
                          505 Railroad Avenue
                          Northlake, IL 60164
                          Attention:      President and Chief Operating Officer

                IN WITNESS WHEREOF, the undersigned Additional Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of ______________, ____.



                                    -------------------------------------
                                         (Name of Additional Guarantor)

                                 By
                                    -------------------------------------
                                 Title
                                       ----------------------------------

                                 EXHIBIT XVIII

                     [FORM OF SUBSIDIARY PLEDGE AGREEMENT]

                          SUBSIDIARY PLEDGE AGREEMENT


                This SUBSIDIARY PLEDGE AGREEMENT (this "AGREEMENT") is dated as of November 1, 1996 and entered into by and between [INSERT NAME OF PLEDGOR IN CAPS], a Delaware corporation ("PLEDGOR"), and BANKERS TRUST COMPANY ("SECURED PARTY"), as agent for and representative of (in such capacity herein called "SECURED PARTY") the financial institutions ("LENDERS") party to the Credit Agreement referred to below and the Interest Rate Exchangers (as hereinafter defined).


                             PRELIMINARY STATEMENTS


                A. Pledgor is the legal and beneficial owner of (i) the shares of stock (the "PLEDGED SHARES") described in Part A of Schedule I annexed hereto and issued by the corporations named therein and (ii) the indebtedness (the "PLEDGED DEBT") described in Part B of said Schedule I and issued by the obligors named therein.

                B. Lenders, Secured Party, Syndication Agent and Arrangers have entered into a Credit Agreement dated as of November 1, 1996 (said Credit Agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Dominick's Supermarkets, Inc., a Delaware corporation, and Dominick's Finer Foods, Inc., a Delaware corporation ("COMPANY"), pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Company.

                C. It is contemplated that Company may from time to time enter into Interest Rate Agreements with one or more Lenders or their Affiliates collectively, the "INTEREST RATE EXCHANGERS") and Pledgor desires that the obligations of Company under such agreements, including the obligation to make payments in the event of early termination thereunder (all such obligations being the "INTEREST RATE OBLIGATIONS"), be given the benefits of the security interest created hereby.

                D. Pledgor has executed and delivered a Subsidiary Guaranty dated as of November 1, 1996 (said guaranty, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "GUARANTY") in favor of Secured Party for the benefit of Lenders and the Interest Rate Exchangers which have executed and delivered an Acknowledgement thereto, pursuant to which Pledgor has guarantied the prompt payment and performance when due of all Obligations of Company under the Credit Agreement and the other Loan Documents and all Interest Rate Obligations of Company in respect of Interest Rate Agreements.

                E. It is a requirement under the Credit Agreement that Pledgor shall have granted the security interests and undertaken the obligations contemplated by this Agreement.

                NOW, THEREFORE, in consideration of the premises, in order to induce Lenders to make Loans and other extensions of credit under the Credit Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Pledgor hereby agrees with Secured Party as follows:

                SECTION 1. PLEDGE OF SECURITY. Pledgor hereby pledges and grants to Secured Party a security interest in, all of Pledgor's right, title and interest in and to the following (the "PLEDGED COLLATERAL"):

                (a) the Pledged Shares and the certificates representing the Pledged Shares and any interest of Pledgor in the entries on the books of any financial intermediary pertaining to the Pledged Shares, and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

                (b) the Pledged Debt and the instruments evidencing the Pledged Debt, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Debt;

                (c) all additional shares of, and all securities convertible into and warrants, options and other rights to purchase or otherwise acquire, stock of any issuer of the Pledged Shares from time to time acquired by Pledgor in any manner (which shares shall be deemed to be part of the Pledged Shares), the certificates or other instruments representing such additional shares, securities, warrants, options or other rights and any interest of Pledgor in the entries on the books of any financial intermediary pertaining to such additional shares, and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such additional shares, securities, warrants, options or other rights;

                (d) all additional indebtedness from time to time owed to Pledgor by any obligor on the Pledged Debt and the instruments evidencing such indebtedness, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness;

                (e) all shares of, and all securities convertible into and warrants, options and other rights to purchase or otherwise acquire, stock of any Person that, after the date of this Agreement, becomes, as a result of any occurrence, a direct Subsidiary of Pledgor (which shares shall be deemed to be part of the Pledged Shares), the certificates or other instruments representing such shares, securities, warrants, options or other rights and any interest of Pledgor in the entries on the books of any financial intermediary pertaining to such shares, and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares, securities, warrants, options or other rights;

                (f) all indebtedness from time to time owed to Pledgor by any Person that, after the date of this Agreement, becomes, as a result of any occurrence, a direct or indirect Subsidiary of Pledgor, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness; and

                (g) to the extent not covered by clauses (a) through (f) above, all proceeds of any or all of the foregoing Pledged Collateral. For purposes of this Agreement, the term "PROCEEDS" includes whatever is receivable or received when Pledged Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes, without limitation, proceeds of any indemnity or guaranty payable to Pledgor or Secured Party from time to time with respect to any of the Pledged Collateral.

                SECTION 2. SECURITY FOR OBLIGATIONS. This Agreement secures, and the Pledged Collateral is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)), of all obligations and liabilities of every nature of Pledgor now or hereafter existing under or arising out of or in connection with the Guaranty and all extensions or renewals thereof, whether for principal, interest (including without limitation interest that, but for the filing of a petition in bankruptcy with respect to Company, would accrue on such obligations), reimbursement for amounts drawn under Letters of Credit, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Secured Party or any Lender or any Interest Rate Exchanger as a preference, fraudulent transfer or otherwise (all such obligations and liabilities being the "UNDERLYING DEBT"), and all obligations of every nature of Pledgor now or hereafter existing under this Agreement (all such obligations of Pledgor, together with the Underlying Debt, being the "SECURED OBLIGATIONS").

                SECTION 3. DELIVERY OF PLEDGED COLLATERAL. All certificates or instruments representing or evidencing the Pledged Collateral shall be delivered to and held by or on behalf of Secured Party pursuant hereto and shall be in suitable form for transfer by delivery or, as applicable, shall be accompanied by Pledgor's endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Secured Party. Secured Party shall have the right, at any time in its discretion and without notice to Pledgor, to register in the name of Secured Party or any of its nominees, as pledgee, any or all of the Pledged Collateral. In addition, Secured Party shall have the right at any time to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations.

                SECTION 4. REPRESENTATIONS AND WARRANTIES. Pledgor represents and warrants as follows:

                (a) Due Authorization, etc. of Pledged Collateral. All of the Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable. All of the Pledged Debt has been duly authorized, authenticated or issued, and delivered and is the legal, valid and binding obligation of the issuers thereof and is not in default.

                (b) Description of Pledged Collateral. The Pledged Shares constitute one hundred percent (100%) of the issued and outstanding shares of stock of each of the direct Subsidiaries of Pledgor, and there are no outstanding warrants, options or other rights to purchase, or other agreements outstanding with respect to, or property that is now or hereafter convertible into, or that requires the issuance or sale of, any Pledged Shares. The Pledged Debt constitutes all of the issued and outstanding intercompany indebtedness evidenced by a promissory note of the respective issuers thereof owing to Pledgor.

                (c) Ownership of Pledged Collateral. Pledgor is the legal, record and beneficial owner of the Pledged Collateral free and clear of any Lien except for the security interest created by this Agreement.

                (d) Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the pledge by Pledgor of the Pledged Collateral pursuant to this Agreement and the grant by Pledgor of the security interest granted hereby, (ii) the execution, delivery or performance of this Agreement by Pledgor, or (iii) the exercise by Secured Party of the voting or other rights, or the remedies in respect of the Pledged Collateral, provided for in this Agreement (except as may be required in connection with a disposition of Pledged Collateral by laws affecting the offering and sale of securities generally).

                (e) Perfection. The pledge of the Pledged Shares and Pledged Debt pursuant to this Agreement creates a valid and perfected first priority security interest in such Pledged Shares and Pledged Debt, securing the payment of the Secured Obligations; provided that Secured Party retains physical possession of the Pledged Collateral.

                (f) Margin Regulations. The pledge of the Pledged Collateral pursuant to this Agreement does not violate Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

                (g) Other Information. All information heretofore, herein or hereafter supplied to Secured Party by or on behalf of Pledgor with respect to the Pledged Collateral is accurate and complete in all material respects.

                SECTION 5. TRANSFERS AND OTHER LIENS; ADDITIONAL PLEDGED COLLATERAL; ETC. Pledgor shall:

                (a) not, except as expressly permitted by the Credit Agreement, (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral,
(ii) create or suffer to exist any Lien upon or with respect to any of the Pledged Collateral, except for the security interest under this Agreement, or
(iii) permit any issuer of Pledged Shares to merge or consolidate unless all the outstanding capital stock of the surviving or resulting corporation is, upon such merger or consolidation, pledged hereunder and no cash, securities or other property is distributed in respect of the outstanding shares of any other constituent corporation; provided that in the event Pledgor makes an Asset Sale permitted by the Credit Agreement and the assets subject to such Asset Sale are Pledged Shares, Secured Party shall release the Pledged Shares that are the subject of such Asset Sale to Pledgor free and clear of the lien and security interest under this Agreement concurrently with the consummation of such Asset Sale; provided, further that, as a condition precedent to such release, Secured Party shall have received evidence reasonably satisfactory to it that arrangements reasonably satisfactory to it have been made for delivery to Secured Party of the Net Cash Proceeds of Asset Sale of such Asset Sale if required under subsection 2.4B(iii)(a) of the Credit Agreement;

                (b) (i) cause each issuer of Pledged Shares not to issue any stock or other securities in addition to or in substitution for the Pledged Shares issued by such issuer, except to Pledgor, (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock or other securities of each issuer of Pledged Shares, and (iii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all shares of stock of any Person that, after the date of this Agreement, becomes, as a result of any occurrence, a direct Subsidiary of Pledgor;

                (c) (i) pledge hereunder, immediately upon their issuance, any and all instruments or other evidences of additional indebtedness from time to time owed to Pledgor by any obligor on the Pledged Debt, and (ii) pledge hereunder, immediately upon their issuance, any and all instruments or other evidences of indebtedness from time to time owed to Pledgor by any Person that after the date of this Agreement becomes, as a result of any occurrence, a direct or indirect Subsidiary of Pledgor;

                (d) promptly deliver to Secured Party all material written notices received by it with respect to the Pledged Collateral; and

                (e) pay promptly when due all material taxes, assessments and governmental charges or levies imposed upon, and all claims against, the Pledged Collateral, except to the extent the validity thereof is being contested in good faith; provided that Pledgor shall in any event pay such taxes, assessments, charges, levies or claims not later than five days prior to the date of any proposed sale under any judgement, writ or warrant of attachment entered or filed against Pledgor or any of the Pledged Collateral as a result of the failure to make such payment.

                SECTION 6.  FURTHER ASSURANCES; PLEDGE AMENDMENTS.

                (a) Pledgor agrees that from time to time, at the expense of Pledgor, Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that Secured Party may reasonably deem to be necessary or desirable, or that Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral. Without limiting the generality of the foregoing, Pledgor will:
(i) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as Secured Party may reasonably deem to be necessary or desirable, or as Secured Party may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby and (ii) at Secured Party's reasonable request, appear in and defend any action or proceeding that may adversely affect Pledgor's title to or Secured Party's security interest in all or any part of the Pledged Collateral.

                (b) Pledgor further agrees that it will, upon obtaining any additional shares of stock or other securities or instruments required to be pledged hereunder as provided in Section 5(b) or (c), promptly (and in any event within five Business Days) deliver to Secured Party a Pledge Amendment, duly executed by Pledgor, in substantially the form of Schedule II annexed hereto (a "PLEDGE AMENDMENT"), in respect of the additional Pledged Shares or Pledged Debt to be pledged pursuant to this Agreement. Pledgor hereby authorizes Secured Party to attach each Pledge Amendment to this Agreement and agrees that all Pledged Shares or Pledged Debt listed on any Pledge Amendment delivered to Secured Party shall for all purposes hereunder be considered Pledged Collateral; provided that the failure of Pledgor to execute a Pledge Amendment with respect to any additional Pledged Shares or Pledged Debt pledged pursuant to this Agreement shall not impair the security interest of Secured Party therein or otherwise adversely affect the rights and remedies of Secured Party hereunder with respect thereto.

                SECTION 7.  VOTING RIGHTS; DIVIDENDS; ETC.

                (a) So long as no Event of Default shall have occurred and be continuing:

                (i) Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; provided, however, that Pledgor shall not exercise or refrain from exercising any such right if Secured Party shall have notified Pledgor that, in Secured Party's judgment, such action would have a material adverse effect on the value of the Pledged Collateral or any part thereof; and provided, further, that Pledgor shall give Secured Party at least five Business Days' prior written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right. It is understood, however, that neither (A) the voting by Pledgor of any Pledged Shares for or Pledgor's consent to the election of directors at a regularly scheduled annual or other meeting of stockholders or with respect to incidental matters at any such meeting nor (B) Pledgor's consent to or approval of any action otherwise permitted under this Agreement and the Credit Agreement shall be deemed inconsistent with the terms of this Agreement or the Credit Agreement within the meaning of this Section 7(a)(i), and no notice of any such voting or consent need be given to Secured Party;

                (ii) Pledgor shall be entitled to receive and retain, and to utilize free and clear of the lien of this Agreement, any and all dividends and interest paid in respect of the Pledged Collateral; provided, however, that any and all

                         (A) dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral,

                         (B) dividends and other distributions paid or payable in cash in respect of any Pledged Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and

                         (C) cash paid, payable or otherwise distributed in respect of principal or in redemption of or in exchange for any Pledged Collateral,

        shall be, and shall (1) forthwith be delivered to Secured Party to hold as, Pledged Collateral and shall, if received by Pledgor, be received in trust for the benefit of Secured Party, be segregated from the other property or funds of Pledgor and be forthwith delivered to Secured Party as Pledged Collateral in the same form as so received (with all necessary endorsements) or (2) in the case of any such cash payment, at the option of Pledgor (with the consent of Secured Party, which consent shall not be unreasonably withheld), forthwith be delivered to Secured Party to be immediately applied to prepay the Loans in accordance with subsection 2.4B(iii)(a) of the Credit Agreement as if such cash payments were Net Cash Proceeds of Asset Sale that are required to be used to prepay the Loans pursuant to the terms of the Credit Agreement; and

                (iii) Secured Party shall promptly execute and deliver (or cause to be executed and delivered) to Pledgor all such proxies, dividend payment orders and other instruments as Pledgor may from time to time reasonably request for the purpose of enabling Pledgor to exercise the voting and other consensual rights which it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends, principal or interest payments which it is authorized to receive and retain pursuant to paragraph (ii) above.

                (b) Upon the occurrence and during the continuation of an Event of Default:

                (i) upon written notice from Secured Party to Pledgor, all rights of Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 7(a)(i) shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to exercise such voting and other consensual rights;

                (ii) all rights of Pledgor to receive the dividends and interest payments which it would otherwise be authorized to receive and retain pursuant to Section 7(a)(ii) shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to receive and hold as Pledged Collateral such dividends and interest payments; and

                (iii) all dividends, principal and interest payments which are received by Pledgor contrary to the provisions of paragraph (ii) of this Section 7(b) shall be received in trust for the benefit of Secured Party, shall be segregated from other funds of Pledgor and shall forthwith be paid over to Secured Party as Pledged Collateral in the same form as so received (with any necessary endorsements).

                (c) In order to permit Secured Party to exercise the voting and other consensual rights which it may be entitled to exercise pursuant to Section 7(b)(i) and to receive all dividends and other distributions which it may be entitled to receive under Section 7(a)(ii) or
Section 7(b)(ii), (i) Pledgor shall promptly execute and deliver (or cause to be executed and delivered) to Secured Party all such proxies, dividend payment orders and other instruments as Secured Party may from time to time reasonably request and (ii) without limiting the effect of the immediately preceding clause (i), Pledgor hereby grants to Secured Party an irrevocable proxy to vote the Pledged Shares and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Shares would be entitled (including, without limitation, giving or withholding written consents of shareholders, calling special meetings of shareholders and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Shares on the record books of the issuer thereof) by any other Person (including the issuer of the Pledged Shares or any officer or agent thereof), upon the occurrence of an Event of Default and which proxy shall only terminate upon the indefeasible payment in full of the Secured Obligations.

                SECTION 8. SECURED PARTY APPOINTED ATTORNEY-IN-FACT. Pledgor hereby irrevocably appoints Secured Party as Pledgor's attorney- in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor, Secured Party or otherwise, from time to time in Secured Party's discretion to take any action and to execute any instrument that Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including without limitation:

                (a) to file one or more financing or continuation statements, or amendments thereto, relative to all or any part of the Pledged Collateral without the signature of Pledgor;

                (b) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Pledged Collateral;

                (c) to receive, endorse and collect any instruments made payable to Pledgor representing any dividend, principal or interest payment or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same; and

                (d) to file any claims or take any action or institute any proceedings that Secured Party may deem necessary or desirable for the collection of any of the Pledged Collateral or otherwise to enforce the rights of Secured Party with respect to any of the Pledged Collateral.

                Secured Party shall not exercise any powers granted pursuant to this appointment as attorney-in-fact (other than with respect to clause (a) above) until the occurrence of and only during the continuation of an Event of Default. This appointment as attorney-in-fact shall terminate upon the termination of this Agreement pursuant to Section 14.

                SECTION 9. SECURED PARTY MAY PERFORM. If Pledgor fails to perform any agreement contained herein, Secured Party may itself perform, or cause performance of, such agreement, and the expenses of Secured Party incurred in connection therewith shall be payable by Pledgor under Section 13(b).

                SECTION 10. STANDARD OF CARE. The powers conferred on Secured Party hereunder are solely to protect its interest in the Pledged Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Pledged Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any Pledged Collateral, it being understood that Secured Party shall have no responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Pledged Collateral, whether or not Secured Party has or is deemed to have knowledge of such matters, (b) taking any necessary steps (other than steps taken in accordance with the standard of care set forth above to maintain possession of the Pledged Collateral) to preserve rights against any parties with respect to any Pledged Collateral, (c) taking any necessary steps to collect or realize upon the Secured Obligations or any guarantee therefor, or any part thereof, or any of the Pledged Collateral, or (d) initiating any action to protect the Pledged Collateral against the possibility of a decline in market value. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equal to that which Secured Party accords its own property consisting of negotiable securities.

                SECTION 11.  REMEDIES.

                (a) If any Event of Default shall have occurred and be continuing, Secured Party may exercise in respect of the Pledged Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code as in effect in any relevant jurisdiction (the "CODE") (whether or not the Code applies to the affected Pledged Collateral), and Secured Party may also in its sole discretion, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange or broker's board or at any of Secured Party's offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Secured Party may deem commercially reasonable, irrespective of the impact of any such sales on the market price of the Pledged Collateral. Secured Party or any Lender may be the purchaser of any or all of the Pledged Collateral at any such sale and Secured Party, as agent for and representative of Lenders and Interest Rate Exchangers (but not any Lender, Lenders, Interest Rate Exchanger or Interest Rate Exchangers in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Pledged Collateral payable by Secured Party at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of Pledgor, and Pledgor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days' written notice to Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Secured Party shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Pledgor hereby waives any claims against Secured Party arising by reason of the fact that the price at which any Pledged Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Secured Party accepts the first offer received and does not offer such Pledged Collateral to more than one offeree; provided, that such sale was conducted in a commercially reasonable manner. If the proceeds of any sale or other disposition of the Pledged Collateral are insufficient to pay all the Secured Obligations, Pledgor shall be liable for the deficiency and the fees of any attorneys employed by Secured Party to collect such deficiency.

                (b) Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933 and applicable state securities laws, Secured Party may be compelled, with respect to any sale of all or any part of the Pledged Collateral conducted without prior registration or qualification of such Pledged Collateral under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Pledgor acknowledges that any such private sales may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including, without limitation, a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, Pledgor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that Secured

Party shall have no obligation to engage in public sales and no obligation to delay the sale of any Pledged Collateral for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it.

                (c) If Secured Party determines to exercise its right to sell any or all of the Pledged Collateral, upon written request, Pledgor shall and shall cause each issuer of any Pledged Shares to be sold hereunder from time to time to furnish to Secured Party all such information as Secured Party may reasonably request in order to determine the number of shares and other instruments included in the Pledged Collateral which may be sold by Secured Party in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

                (d) Notwithstanding anything in this Agreement to the contrary, Secured Party shall exercise, or shall refrain from exercising, any remedy provided for in Section 11(a) in accordance with the instructions of Requisite Lenders, and the Interest Rate Exchangers, by their acceptance of the benefits of this Agreement and the other Loan Documents, hereby agree to be bound by such instructions. The sole rights of the Interest Rate Exchangers under this Agreement shall be to be secured by the Pledged Collateral and to receive the payments provided for in Section 12.

                SECTION 12. APPLICATION OF PROCEEDS. Except as expressly provided elsewhere in this Agreement, all proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral may, in the discretion of Secured Party, be held by Secured Party as Pledged Collateral for, and/or then, or at any time thereafter, applied in full or in part by Secured Party against, the Secured Obligations in the following order of priority:

                FIRST: To the payment of all reasonable costs and expenses of such sale, collection or other realization, including reasonable compensation to Secured Party and its agents and counsel, and all other reasonable expenses, liabilities and advances made or incurred by Secured Party in connection therewith, and all amounts for which Secured Party is entitled to indemnification hereunder and all reasonable advances made by Secured Party hereunder for the account of Pledgor, and to the payment of all reasonable costs and expenses paid or incurred by Secured Party in connection with the exercise of any right or remedy hereunder, all in accordance with Section 13;

                SECOND: To the payment of all other Secured Obligations (for the ratable benefit of the holders thereof) then due and payable; and

                THIRD: To the payment to or upon the order of Pledgor, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

                SECTION 13.  INDEMNITY AND EXPENSES.

                (a) Pledgor agrees to indemnify Secured Party, each Lender and each Interest Rate Exchanger which executes and delivers an Acknowledgement hereto from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including, without limitation, enforcement of this Agreement), except to the extent such claims, losses or liabilities result solely from Secured Party's, such Lender's or such Interest Rate Exchanger's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

                (b) Pledgor shall pay to Secured Party upon demand the amount of any and all reasonable costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that Secured Party may incur in connection with (i) the administration of this Agreement,
(ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (iii) the exercise or enforcement of any of the rights of Secured Party hereunder, or (iv) the failure by Pledgor to perform or observe any of the provisions hereof.

                SECTION 14. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (a) remain in full force and effect until (i) the indefeasible payment in full of all Secured Obligations (other than Obligations which are contingent and unliquidated and not due and owing on such date and which pursuant to the provisions of the Credit Agreement, Interest Rate Agreements, Letters of Credit or the Loan Documents survive the termination of the Credit Agreement, the repayment of the Secured Obligations, the termination of the Commitments, the expiration or cancellation of all Letters of Credit or the termination, expiration or cancellation of all Interest Rate Agreements), the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit and the termination, expiration or cancellation of all Interest Rate Agreements, or (ii) the release of the Liens on the Pledged Collateral by Secured Party in writing in accordance with the terms of subsection 6.11 of the Credit Agreement, (b) be binding upon Pledgor, its successors and assigns, and (c) inure, together with the rights and remedies of Secured Party hereunder, to the benefit of Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), but subject to the provisions of subsection 11.1 of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by any of them to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise and any Interest Rate Exchanger may assign or otherwise transfer any Interest Rate Obligations owing to it to another Lender or an Affiliate of such Lender or another Lender, and such other Lender or Affiliate shall thereupon become vested with all the benefits in respect thereof granted to such Interest Rate Exchanger herein or otherwise. Upon (i) the indefeasible payment in full of all Secured Obligations (other than Obligations which are contingent and unliquidated and not due and owing on such date and which pursuant to the provisions of the Credit Agreement, Interest Rate Agreements, Letters of Credit or the Loan Documents survive the termination of the Credit Agreement, the repayment of the Secured Obligations, the termination of the Commitments, the expiration or cancellation of all Letters of Credit or the termination, expiration or cancellation of all Interest Rate Agreements), the cancellation or termination of the Commitments, the cancellation or expiration of all outstanding Letters of Credit and the termination, expiration or cancellation of all Interest Rate Agreements, or (ii) the release of the Liens on the Pledged Collateral by Secured Party in writing in accordance with the terms of subsection 6.11 of the Credit Agreement, the security interest granted hereby shall terminate and all rights to the Pledged Collateral shall revert to Pledgor. Upon any such termination Secured Party will, at Pledgor's expense, execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence such termination and Pledgor shall be entitled to the return, upon its request and at its expense, against receipt and without recourse to Secured Party, of such of the Pledged Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof.

                SECTION 15.  SECURED PARTY AS AGENT.

                (a) Secured Party has been appointed to act as Secured Party hereunder by Lenders and, by their acceptance of the benefits of this Agreement and the other Loan Documents, by each Interest Rate Exchanger. Secured Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Pledged Collateral), solely in accordance with this Agreement and the Credit Agreement and upon the instructions of Requisite Lenders, and the Interest Rate Exchangers, by their acceptance of the benefits of this Agreement and other Loan Documents, hereby agree to be bound by such instructions.

                (b) Secured Party shall at all times be the same Person that is Agent under the Credit Agreement. Written notice of resignation by Agent pursuant to subsection 10.5A of the Credit Agreement shall also constitute notice of resignation as Secured Party under this Agreement; removal of Agent pursuant to subsection 10.5A of the Credit Agreement shall also constitute removal as Secured Party under this Agreement; and appointment of a successor Agent pursuant to subsection 10.5A of the Credit Agreement shall also constitute appointment of a successor Secured Party under this Agreement. Upon the acceptance of any appointment as Agent under subsection 10.5A of the Credit Agreement by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Secured Party under this Agreement, and the retiring or removed Secured Party under this Agreement shall promptly (i) transfer to such successor Secured Party all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Secured Party under this Agreement, and (ii) execute and deliver to such successor Secured Party such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Secured Party of the security interests created hereunder, whereupon such retiring or removed Secured Party shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Agent's resignation or removal hereunder as Secured Party, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Secured Party hereunder.

                SECTION 16. AMENDMENTS; ETC. No amendment or waiver of any provision of this Agreement, or consent to any departure by Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by Secured Party (or, in the case of an amendment hereto, by Pledgor and Secured Party), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given; provided that any amendment or waiver which adversely affects the interests of the Interest Rate Exchangers but does not result in a similar adverse effect on the interests of Lenders shall only be effective with the consent of the holders of a majority of the Interest Rate Obligations given the benefit of the security hereunder.

                SECTION 17. NOTICES. Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or, as to either party, such other address as shall be designated by such party in a written notice delivered to the other party hereto.

                SECTION 18. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of Secured Party in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                SECTION 19. SEVERABILITY. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                SECTION 20. HEADINGS. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

                SECTION 21. GOVERNING LAW; TERMS. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE CODE PROVIDES THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR PLEDGED COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. Unless otherwise defined herein or in the Credit Agreement, terms used in Articles 8 and 9 of the Uniform Commercial Code in the State of New York are used herein as therein defined.

                SECTION 22. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST PLEDGOR ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT PLEDGOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES

TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. Pledgor hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Pledgor at its address provided in Section 17, such service being hereby acknowledged by Pledgor to be sufficient for personal jurisdiction in any action against Pledgor in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Secured Party to bring proceedings against Pledgor in the courts of any other jurisdiction.

                SECTION 23. WAIVER OF JURY TRIAL. PLEDGOR AND SECURED PARTY HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Pledgor and Secured Party each acknowledge that this waiver is a material inducement for Pledgor and Secured Party to enter into a business relationship, that Pledgor and Secured Party have already relied on this waiver in entering into this Agreement and that each will continue to rely on this waiver in their related future dealings. Pledgor and Secured Party further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

                SECTION 24. COUNTERPARTS. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.



                  [Remainder of page intentionally left blank]

                IN WITNESS WHEREOF, Pledgor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


                                 DOMINICK'S FINER FOODS, INC. OF ILLINOIS, as Pledgor


                                  By:
                                     --------------------------------
                                  Title:
                                        -----------------------------

                                 Notice Address: Dominick's Finer Foods,
                                                   Inc. of Illinois
                                                 505 Railroad Avenue
                                                 Northlake, IL 60164
                                                 Attention: President and
                                                   Chief Operating Officer



                                 BANKERS TRUST COMPANY, as Secured Party


                                  By:
                                     --------------------------------
                                  Title:
                                        -----------------------------

                                 Notice Address: Bankers Trust Company
                                                 One Bankers Trust Plaza
                                                 130 Liberty St., 14th Floor
                                                 Attention: Tracey Prokes

                                                 with a copy to:

                                                 Bankers Trust Company
                                                 300 S. Grand Avenue,
                                                  41st Floor
                                                 Los Angeles, CA 90071
                                                 Attention: Vicki Floyd

                IN WITNESS WHEREOF, Pledgor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.



                                 KOHL'S OF BLOOMINGDALE, INC., as Pledgor



                                  By:
                                     --------------------------------
                                  Title:
                                        -----------------------------

                                 Notice Address: Kohl's of Bloomingdale, Inc.
                                                 505 Railroad Avenue
                                                 Northlake, IL 60164
                                                 Attention: President and
                                                   Chief Operating Officer


                                 BANKERS TRUST COMPANY, as Secured Party



                                  By:
                                     --------------------------------
                                  Title:
                                        -----------------------------

                                 Notice Address: Bankers Trust Company
                                                 One Bankers Trust Plaza
                                                 130 Liberty St., 14th Floor
                                                 Attention: Tracey Prokes

                                                 with a copy to:

                                                 Bankers Trust Company
                                                 300 S. Grand Avenue,
                                                   41st Floor
                                                 Los Angeles, CA 90071
                                                 Attention: Vicki Floyd

                IN WITNESS WHEREOF, Pledgor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


                                 DODI HAZELCREST, INC., as Pledgor



                                 By:
                                    --------------------------------
                                 Title:
                                       -----------------------------

                                 Notice Address: Dodi Hazelcrest, Inc.
                                                 505 Railroad Avenue
                                                 Northlake, IL 60164
                                                 Attention: President and
                                                   Chief Operating Officer



                                 BANKERS TRUST COMPANY, as Secured Party



                                 By:
                                    --------------------------------
                                 Title:
                                       -----------------------------

                                 Notice Address: Bankers Trust Company
                                                 One Bankers Trust Plaza
                                                 130 Liberty St., 14th Floor
                                                 Attention: Tracey Prokes

                                                 with a copy to:

                                                 Bankers Trust Company
                                                 300 S. Grand Avenue,
                                                   41st Floor
                                                 Los Angeles, CA 90071
                                                 Attention: Vicki Floyd

                IN WITNESS WHEREOF, Pledgor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


                                 DFF EQUIPMENT LEASING COMPANY
                                 (f/k/a Jerry's Deep Discount
                                 Centers, Inc.), as Pledgor



                                 By:
                                    --------------------------------
                                 Title:
                                       -----------------------------

                                 Notice Address: DFF Equipment Leasing
                                                   Company
                                                 505 Railroad Avenue
                                                 Northlake, IL 60164
                                                 Attention: President and
                                                   Chief Operating Officer



                                 BANKERS TRUST COMPANY, as Secured Party



                                 By:
                                    --------------------------------
                                 Title:
                                       -----------------------------

                                 Notice Address: Bankers Trust Company
                                                 One Bankers Trust Plaza
                                                 130 Liberty St., 14th Floor
                                                 Attention: Tracey Prokes

                                                 with a copy to:

                                                 Bankers Trust Company
                                                 300 S. Grand Avenue,
                                                   41st Floor
                                                 Los Angeles, CA 90071
                                                 Attention: Vicki Floyd

                IN WITNESS WHEREOF, Pledgor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                                 BLACKHAWK DEVELOPMENTS, INC., as Pledgor



                                 By:
                                    --------------------------------
                                 Title:
                                       -----------------------------

                                 Notice Address: Blackhawk Developments, Inc.
                                                 505 Railroad Avenue
                                                 Northlake, IL 60164
                                                 Attention: President and
                                                   Chief Operating Officer



                                 BANKERS TRUST COMPANY, as Secured Party



                                 By:
                                    --------------------------------
                                 Title:
                                       -----------------------------


                                 Notice Address: Bankers Trust Company
                                                 One Bankers Trust Plaza
                                                 130 Liberty St., 14th Floor
                                                 Attention: Tracey Prokes

                                                 with a copy to:

                                                 Bankers Trust Company
                                                 300 S. Grand Avenue,
                                                   41st Floor
                                                 Los Angeles, CA 90071
                                                 Attention: Vicki Floyd

                IN WITNESS WHEREOF, Pledgor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


                                 BLACKHAWK PROPERTIES, INC., as Pledgor



                                 By:
                                    --------------------------------
                                 Title:
                                       -----------------------------

                                 Notice Address: Blackhawk Properties, Inc.
                                                 505 Railroad Avenue
                                                 Northlake, IL 60164
                                                 Attention: President and
                                                 Chief Operating Officer



                                 BANKERS TRUST COMPANY, as Secured Party



                                 By:
                                    --------------------------------
                                 Title:
                                       -----------------------------

                                 Notice Address: Bankers Trust Company
                                                 One Bankers Trust Plaza
                                                 130 Liberty St., 14th Floor
                                                 Attention: Tracey Prokes

                                                 with a copy to:

                                                 Bankers Trust Company
                                                 300 S. Grand Avenue,
                                                   41st Floor
                                                 Los Angeles, CA 90071
                                                 Attention: Vicki Floyd

                IN WITNESS WHEREOF, Pledgor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


                  SAVE-IT DISCOUNT FOODS CORPORATION, as Pledgor



                  By:
                     --------------------------------
                  Title:
                        -----------------------------

                  Notice Address: Save-It Discount Foods Corporation
                                  505 Railroad Avenue
                                  Northlake, IL 60164
                                  Attention: President and
                                    Chief Operating Officer



                  BANKERS TRUST COMPANY, as Secured Party



                  By:
                     --------------------------------
                  Title:
                        -----------------------------

                  Notice Address: Bankers Trust Company
                                  One Bankers Trust Plaza
                                  130 Liberty St., 14th Floor
                                  Attention: Tracey Prokes

                                  with a copy to:

                                  Bankers Trust Company
                                  300 S. Grand Avenue,
                                    41st Floor
                                  Los Angeles, CA 90071
                                  Attention: Vicki Floyd

                                   SCHEDULE I


                Attached to and forming a part of the Subsidiary Pledge Agreement dated as of November 1, 1996 between ___________________, as Pledgor, and Bankers Trust Company, as Secured Party.




                                     Part A

                                         Class of      Stock Certi-     Par          Number of
Stock Issuer                              Stock        ficate Nos.      Value          Shares
------------                             --------      ------------     -----        -----------
[Save-It Discount Foods Corporation      Common              1          No Par
1,000]1


                                    [None.]2


                                     Part B

Debt Issuer                              Amount of Indebtedness
-----------                              ----------------------
Dominick's Finer Foods, Inc.             Amounts outstanding from time to time





------------------------------

        1  For Dominick's Finer Foods, Inc. of Illinois only.

        2  For all others.

                                  SCHEDULE II


                                PLEDGE AMENDMENT


                This Pledge Amendment, dated ____________, [19/20]__, is delivered pursuant to Section 6(b) of the Subsidiary Pledge Agreement referred to below. The undersigned hereby agrees that this Pledge Amendment may be attached to the Subsidiary Pledge Agreement dated November 1, 1996, between the undersigned and Bankers Trust Company, as Secured Party (the "SUBSIDIARY PLEDGE AGREEMENT," capitalized terms defined therein being used herein as therein defined), and that the [Pledged Shares] [Pledged Debt] listed on this Pledge Amendment shall be deemed to be part of the [Pledged Shares] [Pledged Debt] and shall become part of the Pledged Collateral and shall secure all Secured Obligations.



                                                 [NAME OF PLEDGOR]



                                                 By: _________________________
                                                 Title:





                               Class of           Stock Certi-             Par               Number of
Stock Issuer                    Stock             ficate Nos.              Value               Shares
------------                   --------           ------------             -----             ---------



Debt Issuer                    Amount of Indebtedness
-----------                    ----------------------

                                  EXHIBIT XIX

                    [FORM OF SUBSIDIARY SECURITY AGREEMENT]

                         SUBSIDIARY SECURITY AGREEMENT


                This SUBSIDIARY SECURITY AGREEMENT (this "AGREEMENT") is dated as of November 1, 1996 and entered into by and between [INSERT NAME OF GRANTOR IN CAPS], a _____________________ corporation ("GRANTOR"), and BANKERS TRUST COMPANY, as agent for and representative of (in such capacity herein called "SECURED PARTY") the financial institutions ("LENDERS") party to the Credit Agreement referred to below and any Interest Rate Exchangers (as hereinafter defined).


                             PRELIMINARY STATEMENTS

                A. Lenders, Secured Party, Syndication Agent and Arrangers have entered into a Credit Agreement dated as of November 1, 1996 (said Credit Agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Dominick's Supermarkets, Inc., a Delaware corporation, and Dominick's Finer Foods, Inc., a Delaware corporation ("COMPANY"), pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Company.

                B. It is contemplated that Company may from time to time enter into Interest Rate Agreements with one or more Lenders or their Affiliates (collectively, the "INTEREST RATE EXCHANGERS") and Grantor desires that the obligations of Company under such agreements, including the obligation to make payments in the event of early termination thereunder (all such obligations being the "INTEREST RATE OBLIGATIONS"), be given the benefits of the security interest created hereby.

                C. Grantor has executed and delivered a Subsidiary Guaranty dated as of November 1, 1996 (said guaranty, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "GUARANTY") in favor of Secured Party for the benefit of Lenders and the Interest Rate Exchangers which have executed and delivered an Acknowledgment thereto, pursuant to which Grantor has guarantied the prompt payment and performance when due of all Obligations of Company under the Credit Agreement and the other Loan Documents and all Interest Rate Obligations of Company.

                D. It is a requirement under the Credit Agreement that Grantor shall have granted the security interests and undertaken the obligations contemplated by this Agreement.

                NOW, THEREFORE, in consideration of the premises, in order to induce Lenders to make Loans and other extensions of credit under the Credit Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Grantor hereby agrees with Secured Party as follows:


                SECTION 1. GRANT OF SECURITY. Grantor hereby grants to Secured Party a security interest in, all of Grantor's right, title and interest in and to the following, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located (the "COLLATERAL"):

                (a) all equipment in all of its forms (including but not limited to, all distribution, retailing, data processing, office and motor vehicle equipment in all of its forms), all parts thereof and all accessions thereto; excluding, however, any such equipment, parts or accessions listed on
Schedule 1(a) annexed hereto located as of the Closing Date (or as of the date such Schedule 1(a) is supplemented pursuant to Section 5(c) hereof) at Grantor's stores listed on Schedule 1(a) annexed hereto (any and all such equipment, parts and accessions not so excluded pursuant to the preceding clause being the "EQUIPMENT");

                (b) all inventory in all of its forms (including, but not limited to, (i) all goods held by Grantor for sale or lease or to be furnished under contracts of service or so leased or furnished, (ii) all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in Grantor's business, (iii) all goods in which Grantor has an interest in mass or a joint or other interest or right of any kind, and (iv) all goods which are returned to or repossessed by Grantor and all accessions thereto and products thereof; excluding, however, any such inventory listed on Schedule 1(b) annexed hereto located (as of the date such Schedule 1(b) is delivered pursuant to Section 5(c) hereof) at Grantor's stores listed on Schedule 1(b) annexed hereto (all such inventory, accessions and products not so excluded pursuant to the preceding clause being the "INVENTORY") and all negotiable documents of title (including without limitation warehouse receipts, dock receipts and bills of lading) issued by any Person covering any Inventory (any such negotiable documents of title being a "NEGOTIABLE DOCUMENT OF TITLE");

                (c) all accounts, contract rights, chattel paper, documents, instruments, general intangibles and other rights and obligations of any kind and all rights in, to and under all security agreements, leases and other contracts securing or otherwise relating to any such accounts, contract rights, chattel paper, documents, instruments, general intangibles or other obligations (any and all such accounts, contract rights, chattel paper, documents, instruments, general intangibles and other obligations being the "ACCOUNTS", and any and all such security agreements, leases and other contracts being the "RELATED CONTRACTS");

                (d) the agreements listed in Schedule 1(d) annexed hereto and all other agreements, contracts, and assignments whereby Grantor obtains goods or services that are useful or necessary to the business of such Grantor, as each such agreement may be amended, supplemented or otherwise modified from time to time (said agreements, as so amended, supplemented or otherwise modified, being referred to herein individually as an "ASSIGNED AGREEMENT" and collectively as the "ASSIGNED AGREEMENTS"), including without limitation (i) all rights of Grantor to receive moneys due or to become due under or pursuant to the Assigned Agreements, (ii) all rights of Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) all claims of Grantor for damages arising out of any breach of or default under the Assigned Agreements, and (iv) all rights of Grantor to terminate, amend, supplement, modify or exercise rights or options under the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

                (e) all deposit accounts, including without limitation the deposit accounts specified on Schedule 1(e) annexed hereto and all other deposit accounts maintained with Secured Party (the "DEPOSIT ACCOUNTS");

                (f) all trademarks, tradenames, tradesecrets, business names, patents, patent applications, licenses, copyrights, registrations and franchise rights, and all goodwill associated with any of the foregoing;

                (g) to the extent not included in any other paragraph of this Section 1, all other general intangibles (including, without limitation, tax refunds, rights to payment or performance, choses in action and judgments taken on any rights or claims included in the Collateral);

                (h) all plant fixtures, business fixtures and other fixtures and storage and office facilities, and all accessions thereto and products thereof; excluding, however, any such fixtures, facilities, additions, accession, replacements and products listed on Schedule 1(h) annexed hereto located as of the Closing Date (or as of the date such Schedule 1(h) is supplemented pursuant to Section 5(c) hereof) at Grantor's stores listed on
Schedule 1(h) annexed hereto.

                (i) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

                (j) all proceeds, products, rents and profits of or from any and all of the foregoing Collateral and, to the extent not otherwise included, all payments under insurance (whether or not Secured Party is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral. For purposes of this Agreement, the term "PROCEEDS" includes whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

                Notwithstanding the foregoing provisions of this Section 1, the Collateral shall not include, and Grantor shall not hereby be deemed to grant a security interest in, any rights of Grantor under any license, lease, agreement or contract existing as of the Closing Date that expressly prohibits any such security interest; provided, however, that in the event that any such prohibition may be waived or avoided upon Grantor's obtaining a consent to such security interest or through the satisfaction of any other condition precedent and such consent is obtained or such condition precedent is satisfied, the foregoing provisions of this sentence shall not be effective with respect to such license, lease, agreement or contract.

                SECTION 2. SECURITY FOR OBLIGATIONS. This Agreement secures, and the Collateral is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)), of all obligations and liabilities of every nature of Grantor now or hereafter existing under or arising out of or in connection with the Guaranty and all extensions or renewals thereof, whether for principal, interest (including without limitation interest that, but for the filing of a petition in bankruptcy with respect to Company, would accrue on such obligations), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Secured Party or any Lender or any Interest Rate Exchanger as a preference, fraudulent transfer or otherwise (all such obligations and liabilities being the "UNDERLYING DEBT"), and all obligations of every nature of Grantor now or hereafter existing under this Agreement (all such obligations of Grantor, together with the Underlying Debt, being the "SECURED OBLIGATIONS").

                SECTION 3. GRANTOR REMAINS LIABLE. Anything contained herein to the contrary notwithstanding, (a) Grantor shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Secured Party of any of its rights hereunder shall not release Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) Secured Party shall not have any obligation or liability under any contracts and agreements included in the Collateral by reason of this Agreement, nor shall Secured Party be obligated to perform any of the obligations or duties of Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

                SECTION 4. REPRESENTATIONS AND WARRANTIES. Grantor represents and warrants as follows:

                (a) Ownership of Collateral. Except for Permitted Encumbrances and the security interest created by this Agreement, Grantor owns the Collateral free and clear of any Lien. Except such as may have been filed in favor of Secured Party relating to this Agreement and any Permitted Encumbrances, no effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office.

                (b) Location of Equipment and Inventory. All of the Equipment (other than any motor vehicles included in Equipment) and Inventory (other than Equipment or Inventory in transit to Illinois) is, as of the date hereof, located at the places specified in Schedule 4(b) annexed hereto.

                (c) Office Locations; Other Names. As of the date hereof, the chief place of business, the chief executive office and the office where Grantor keeps its records regarding the Accounts and all originals of all chattel paper that evidence Accounts is, and has been for the four month period preceding the date hereof, located at the places specified in Schedule 4(c) annexed hereto. As of the date hereof, Grantor has not in the past five years done, and does not now do, business under any other name (including any trade-name or fictitious business name) other than those specified in Schedule 4(c) annexed hereto.

                (d) Delivery of Certain Collateral. All notes and other instruments (excluding checks) and, to the extent required to be delivered pursuant to Section 5(a), chattel paper comprising any and all items of Collateral have been delivered to Secured Party duly endorsed and accompanied by duly executed instruments of transfer or assignment in blank.

                (e) Governmental Authorizations. Except for the filing or recording of Uniform Commercial Code financing statements necessary to perfect the security interest created hereunder and the indication of the security interest created hereunder on the certificate of title issued with respect to any item of Equipment under a statute of any jurisdiction requiring such indication of such security interest as a condition of perfection thereof, all of which have been made or done (other than with respect to the motor vehicles of Grantor), as the case may be, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the grant by Grantor of the security interest granted hereby, (ii) the execution, delivery or performance of this Agreement by Grantor, or (iii) the perfection of or the exercise by Secured Party of its rights and remedies hereunder (except as may have been taken by or at the direction of Grantor).

                (f) Perfection. This Agreement, together with the filing of financing statements containing the description of the Collateral with the Secretary of State of the State of Illinois, and with the applicable county offices, which will be made immediately following the Closing Date, creates a valid, perfected and, except for Permitted

Encumbrances, first priority security interest in the Collateral (excluding the security interest in the Deposit Accounts) securing the payment of the Secured Obligations; provided that Secured Party retains physical possession of any Collateral, the possession of which is required for perfection; further provided that additional actions may be required with respect to the perfection of proceeds of the Collateral; provided still further that the security interest granted to Secured Party in the motor vehicles of Grantor will not be perfected.

                (g) Other Information. All information heretofore, herein or hereafter supplied to Secured Party by or on behalf of Grantor with respect to the Collateral is accurate and complete in all material respects.

                SECTION 5.  FURTHER ASSURANCES.

                (a) Grantor agrees that from time to time, at the expense of Grantor, Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that Secured Party may reasonably deem to be necessary or desirable, or that Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Grantor will: (i) at the request of Secured Party, mark conspicuously each item of chattel paper included in the Accounts, each Related Contract and, at the request of Secured Party, each of its records pertaining to the Collateral, with a legend, in form and substance reasonably satisfactory to Secured Party, indicating that such Collateral is subject to the security interest granted hereby, (ii) if any Account shall be evidenced by a promissory note or other instrument (excluding checks) or chattel paper, deliver and pledge to Secured Party hereunder such note or instrument and, at the request of Secured Party, the original counterpart of such chattel paper, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to Secured Party,
(iii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as Secured Party may reasonably deem to be necessary or desirable, or as Secured Party may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby, (iv) upon the request of Secured Party, promptly after the acquisition by Grantor of any item of Equipment which is covered by a certificate of title under a statute of any jurisdiction under the law of which indication of a security interest on such certificate is required as a condition of perfection thereof, execute and file with the registrar of motor vehicles or other appropriate authority in such jurisdiction an application or other document requesting the notation or other indication of the security interest created hereunder on such certificate of title, (v) upon the request of Secured Party, within 30 days after the end of each calendar quarter, deliver to Agent copies of all such applications or other documents filed during such calendar quarter and copies of all such certificates of title issued during such calendar quarter indicating the security interest created hereunder in the items of Equipment covered thereby, (vi) at any reasonable time, upon request by Secured Party, exhibit the Collateral to and allow inspection of the Collateral by Secured Party, or persons designated by Secured Party, and (vii) at Secured Party's reasonable request, appear in and defend any action or proceeding that may adversely affect Grantor's title to or Secured Party's security interest in all or any material part of the Collateral.

                (b) Grantor hereby authorizes Secured Party to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Grantor. Grantor agrees that a carbon, photographic or other reproduction of this Agreement or of a financing statement signed by Grantor shall be sufficient as a financing statement and may be filed as a financing statement in any and all jurisdictions.

                (c) Grantor will furnish to Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Secured Party may reasonably request, all in reasonable detail. Without limiting the generality of the foregoing, Grantor shall deliver a supplement to Schedule 1(a), Schedule 1(b) and Schedule 1(h) annexed hereto, which supplement shall set forth the excluded equipment, parts and accessions described in Section 1(a) hereof, excluded inventory described in Section 1(b) hereof or excluded fixtures and products described in Section 1(h) hereof, as the case may be, to the extent, and only to the extent, that Liens on such equipment, parts and accessions or fixtures and products, as the case may be, are permitted under subsection 7.2A(iv) of the Credit Agreement, as soon as practicable but in no event later than 5 days of the creation or incurrence of such Lien.

                SECTION 6.  CERTAIN COVENANTS OF GRANTOR.  Grantor shall:

                (a) not use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering any such Collateral;

                (b) notify Secured Party of any change in Grantor's name, identity or corporate structure within 15 days of such change;

                (c) give Secured Party 30 days' prior written notice of any change in Grantor's chief place of business, chief executive office or residence or the office where Grantor keeps its records regarding any Accounts and all originals of all chattel paper that evidence any Accounts;

                (d) if Secured Party gives value to enable Grantor to acquire rights in or the use of any Collateral, use such value for such purposes; and

                (e) pay promptly when due all material property and other taxes, assessments and governmental charges or levies imposed upon, and all material claims (including claims for labor, materials and supplies) against, the Collateral, except to the extent the validity thereof is being contested in good faith; provided that, notwithstanding any other provision in the Loan Documents, Grantor shall in any event pay such taxes, assessments, charges, levies or claims not later than five days prior to the date of any proposed sale under any judgement, writ or warrant of attachment entered or filed against Grantor or any of the Collateral as a result of the failure to make such payment.

                SECTION 7. SPECIAL COVENANTS WITH RESPECT TO EQUIPMENT AND INVENTORY. Grantor shall:

                (a) keep the Equipment and Inventory (other than Equipment or Inventory in transit to Indiana or Illinois) at the places therefor specified on Schedule 4(b) annexed hereto or, upon 30 days' prior written notice to Secured Party, at such other places in jurisdictions where all action that Secured Party may reasonably deem to be necessary or desirable, or that Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby, or to enable Secured Party to exercise and enforce its rights and remedies hereunder, with respect to such Equipment and Inventory shall have been taken;

                (b) cause the Equipment to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted, and in accordance with Grantor's past practices, and shall forthwith, or, in the case of any loss or damage to any of the Equipment when subsection (c) of Section 8 is not applicable, as quickly as practicable after the occurrence thereof, make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end. Grantor shall promptly furnish to Secured Party a statement respecting any material loss or damage to any of the Equipment which involves loss or damage exceeding $1,000,000 in the aggregate during any Fiscal Year for Grantor;

                (c) keep correct and accurate records of the Inventory, itemizing and describing the kind, type and quantity of Inventory, Grantor's cost therefor and (where applicable) the current list prices for the Inventory, provided that nothing in this Section 7 with respect to Inventory being sold in the ordinary course in Grantor's retail stores shall require Grantor to maintain records in any manner different from those being maintained by Grantor as of the date hereof;

                (d) if any Inventory is in possession or control of any of Grantor's agents or processors upon the occurrence of an Event of Default, instruct such agent or processor to hold all such Inventory for the account of Secured Party and subject to the instructions of Secured Party; and

                (e) promptly upon the issuance and delivery to Grantor of any Negotiable Document of Title, upon the request of Secured Party after the occurrence of an Event of Default or Potential Event of Default, deliver such Negotiable Document of Title to Secured Party.

                SECTION 8.  INSURANCE.

                (a) Grantor shall, at its own expense, maintain insurance with respect to the Equipment and Inventory in such amounts, against such risks, in such form and with such insurers as shall be satisfactory to Secured Party from time to time as provided in subsection 6.4 of the Credit Agreement. Such insurance shall include, without limitation, property damage insurance and liability insurance. Each policy for (i) liability insurance shall name Secured Party as additional insured and (ii) property damage insurance shall be subject to a loss payee endorsement, naming Secured Party, as additional insured, as loss payee, subject in the case of any insurance referred to in clause (ii) to normal and customary rights granted in the ordinary course of business to (A) any landlord (with respect to the property covered by any lease), (B) in the case of any equipment financing, to any equipment lessor or lender (with respect to the equipment covered thereby), or (C) mortgagees of any Real Property Asset. All proceeds of insurance that are (i) payable during the existence of an Event of Default or (ii) payable at any time resulting in aggregate insurance proceeds in excess of $1,000,000 (a "MAJOR LOSS"), shall be payable to Secured Party. Grantor hereby authorizes and directs any affected insurance company to make payment of such proceeds directly to Secured Party. If Grantor receives or shall be holding any proceeds of insurance during the existence of an Event of Default or at any time resulting from a Major Loss, Grantor shall promptly pay over such proceeds to Secured Party. Grantor shall not settle, adjust or compromise any claims for loss, damage or destruction of its property or any party thereof under any policy or policies of insurance as a result of a Major Loss without the prior written consent of Secured Party to such settlement, adjustment or compromise; and during the existence of an Event of Default hereunder Secured party shall have the sole and exclusive right, and Grantor hereby authorizes and empowers Secured Party to settle, adjust or compromise any insurance claims, and any such action taken by Grantor without Secured Party's written consent shall be null and void. Each policy shall (i) contain an agreement by the insurer that any loss thereunder shall be payable to Secured Party notwithstanding any action, inaction or breach of representation or warranty by Grantor, (ii) provide that there shall be no recourse against Secured Party for payment of premiums or other amounts with respect thereto, and (iii) provide that at least 30 days' prior written notice of cancellation, material amendment, reduction in scope or limits of coverage or of lapse shall be given to Secured Party by the insurer. Grantor shall, if so requested by Secured Party, deliver to Secured Party original or duplicate policies of such insurance and, as often as Secured Party may reasonably request, a report of a reputable insurance broker with respect to such insurance. Further, Grantor shall, at the request of Secured Party, duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of Section 5(a) and cause the respective insurers to acknowledge notice of such assignment.

                (b) Reimbursement under any liability insurance maintained by Grantor pursuant to this Section 8 may be paid directly to the Person who shall have incurred liability covered by such insurance. In case of any loss involving damage to Equipment or Inventory when subsection (c) of this Section 8 is not applicable, Grantor shall make or cause to be made the necessary repairs to or replacements of such Equipment or

Inventory, and any proceeds of insurance maintained by Grantor pursuant to this
Section 8 shall be paid to Grantor as reimbursement for the costs of such repairs or replacements.

                (c) So long as no Event of Default has occurred and is then continuing, after deducting therefrom all costs and expenses (regardless of the particular nature thereof and whether incurred with or without suit), including reasonable attorneys' fees, incurred by Secured Party in connection with such Major Loss or the collection of insurance proceeds, Secured Party shall disburse the insurance proceeds held by it in connection with any loss, damage or destruction of any Collateral to Grantor, in accordance with and subject to such customary terms, conditions and procedures as Secured Party may require, for the sole purpose of paying the cost of restoration or replacement of such Collateral. If an Event of Default has occurred and is continuing, Secured Party may elect, in its sole and absolute discretion, (i) to apply all or any portion of such insurance proceeds to the restoration or replacement of the Collateral, subject to conditions determined by Secured Party, (ii) to disburse any such proceeds to Grantor for the purposes set forth in the preceding sentence, (iii) to hold such insurance proceeds as additional Collateral hereunder or (iv) to apply such insurance proceeds as specified in
Section 18.

                SECTION 9. SPECIAL COVENANTS WITH RESPECT TO ACCOUNTS AND RELATED CONTRACTS.

                (a) Grantor shall keep its chief place of business and chief executive office and the office where it keeps its records concerning the Accounts and Related Contracts, and all originals of all chattel paper that evidence Accounts, at the location therefor specified in Section 4 or, upon 10 days' prior written notice to Secured Party, at such other location in a jurisdiction where all action that Secured Party may reasonably deem to be necessary or desirable, or that Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby, or to enable Secured Party to exercise and enforce its rights and remedies hereunder, with respect to such Accounts and Related Contracts shall have been taken. Grantor will hold and preserve such records and chattel paper and will permit representatives of Secured Party at any time during normal business hours to inspect and make abstracts from such records and chattel paper, and Grantor agrees to render to Secured Party, at Grantor's cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. Promptly upon the reasonable request of Secured Party, Grantor shall deliver to Secured Party complete and correct copies of each Related Contract.

                (b) Except as otherwise provided in this subsection (c), Grantor shall continue to collect, at its own expense, all amounts due or to become due to Grantor under the Accounts and Related Contracts. In connection with such collections, Grantor may take (and, after the occurrence and during the continuance of an Event of Default, at Secured Party's direction, shall take) such action as Grantor or after the occurrence and during the continuance of an Event of Default, Secured Party may reasonably deem necessary or advisable to enforce collection of amounts due or to become due under the

Accounts; provided, however, that Secured Party shall have the right at any time, upon the occurrence and during the continuation of an Event of Default and upon written notice to Grantor of its intention to do so, to notify the account debtors or obligors under any Accounts of the assignment of such Accounts to Secured Party and to direct such account debtors or obligors to make payment of all amounts due or to become due to Grantor thereunder directly to Secured Party, to notify each Person maintaining a lockbox or similar arrangement to which account debtors or obligors under any Accounts have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to Secured Party and, upon such notification and at the expense of Grantor, to enforce collection of any such Accounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as Grantor might have done. After receipt by Grantor of the notice from Secured Party referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including checks and other instruments) received by Grantor in respect of the Accounts and Related Contracts shall be received in trust for the benefit of Secured Party hereunder, shall be segregated from other funds of Grantor and shall be forthwith paid over or delivered to Secured Party in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 18, and (ii) Grantor shall not adjust, settle or compromise the amount or payment of any such Account, or release wholly or partly any account debtor or obligor thereof, or allow any credit or discount thereon.

                SECTION 10. SPECIAL PROVISIONS WITH RESPECT TO THE ASSIGNED AGREEMENTS.

                Grantor shall at its expense:

                         (i) perform and observe all material terms and provisions of the Assigned Agreements to be performed or observed by it, maintain the Assigned Agreements in full force and effect, enforce the Assigned Agreements in accordance with their terms, except in each case as any Assigned Agreement is amended, modified or terminated in Grantor's business judgment as necessary or desirable or terminated in accordance with its own terms (unless such amendment or modification or termination is prohibited or otherwise restricted by subsection 7.15 of the Credit Agreement), and take all such action to such end as may be from time to time reasonably requested by Secured Party; and

                         (ii) from time to time (A) furnish to Secured Party such information and reports regarding the Assigned Agreements as Secured Party may reasonably request and (B) upon the reasonable request of Secured Party make to each other party to any Assigned Agreement such demands and requests for information and reports or for action as Grantor is entitled to make under such Assigned Agreement.

                Solely for purposes of this Section 10, the real property leases as to which Grantor is a lessee thereunder shall not be deemed to be "Assigned Agreements."

                SECTION 11. DEPOSIT ACCOUNTS. Upon the occurrence and during the continuation of an Event of Default, Secured Party may exercise dominion and control over, and refuse to permit further withdrawals (whether of money, securities, instruments or other property) from any deposit accounts maintained with Secured Party constituting part of the Collateral.

                SECTION 12. LICENSE OF PATENTS, TRADEMARKS, COPYRIGHTS, ETC. Effective upon the occurrence of any Event of Default and upon written notice from Secured Party, Grantor hereby assigns, transfers and conveys to Secured Party, the nonexclusive right and license to use all trademarks, tradenames, copyrights, patents or technical processes owned or used by Grantor that relate to the Collateral and any other collateral granted by Grantor as security for the Secured Obligations, together with any goodwill associated therewith (excluding, however, any of the foregoing which is not material to Grantor which is held or used by Grantor pursuant to any license that expressly prohibits any such assignment, transfer or conveyance which is not material to Grantor), all to the extent necessary to enable Secured Party to use, possess and realize on the Collateral and to enable any successor or assign to enjoy the benefits of the Collateral. This right and license shall inure to the benefit of all successors, assigns and transferees of Secured Party and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise. Such right and license is granted free of charge, without requirement that any monetary payment whatsoever be made to Grantor.

                SECTION 13.  TRANSFERS AND OTHER LIENS.  Grantor shall not:

                (a) sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, except as permitted by the Credit Agreement; or

                (b) except for the security interest created by this Agreement and Permitted Encumbrances, create or suffer to exist any Lien upon or with respect to any of the Collateral to secure the indebtedness or other obligations of any Person.

                As long as no Event of Default has occurred and is then continuing, in the event Grantor sells or transfers for value any portion of the Collateral as permitted under subsection 7.7 of the Credit Agreement, Secured Party shall release the Collateral that is the subject of such asset sale to Grantor free and clear of the Lien under this Agreement concurrently with the consummation of such asset sale, and Secured Party shall, upon the reasonable request of and at the expense of Grantor, execute an amendment with respect to the applicable financing statement filed under this Agreement to effect such release.

                SECTION 14. SECURED PARTY APPOINTED ATTORNEY-IN-FACT. Grantor hereby irrevocably appoints Secured Party as Grantor's attorney-in-fact, with full authority in the place and stead of Grantor and in the name of Grantor, Secured Party or otherwise, from time to time in Secured Party's discretion to take any action and to execute any instrument that Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including without limitation:

                (a) to obtain and adjust insurance required to be maintained by Grantor or paid to Secured Party pursuant to Section 8;

                (b) to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

                (c) to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clauses (a) and (b) above;

                (d) to file any claims or take any action or institute any proceedings that Secured Party may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Secured Party with respect to any of the Collateral;

                (e) to pay or discharge taxes or Liens (other than Liens permitted under this Agreement or the Credit Agreement) levied or placed upon or threatened against any of the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Secured Party in its sole discretion, any such payments made by Secured Party to become obligations of Grantor to Secured Party, due and payable immediately without demand;

                (f) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with the Accounts and other documents relating to the Collateral; and

                (g) generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes, and to do, at Secured Party's option and Grantor's expense, at any time or from time to time, all acts and things that Secured Party reasonably deems necessary to protect, preserve or realize upon the Collateral and Secured Party's security interest therein in order to effect the intent of this Agreement, all as fully and effectively as Grantor might do.

                Secured Party shall not exercise any powers granted pursuant to this appointment as attorney-in-fact at any time (i) that Grantor is fully performing its obligations hereunder and (ii) that no Event of Default has occurred and is then continuing. This appointment as attorney-in-fact shall terminate upon the termination of this Agreement pursuant to Section 20.

                SECTION 15. SECURED PARTY MAY PERFORM. If Grantor fails to perform any agreement contained herein, Secured Party may itself perform, or cause performance of, such agreement, and the expenses of Secured Party incurred in connection therewith shall be payable by Grantor under Section 19.

                SECTION 16. STANDARD OF CARE. The powers conferred on Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Secured Party accords its own property.

                SECTION 17.  REMEDIES.

                (a) If any Event of Default shall have occurred and be continuing, Secured Party may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code as in effect in any relevant jurisdiction (the "CODE") (whether or not the Code applies to the affected Collateral), and also may (a) require Grantor to, and Grantor hereby agrees that it will at its expense and upon request of Secured Party forthwith, assemble all or part of the Collateral as directed by Secured Party and make it available to Secured Party at a place or places to be designated by Secured Party that is reasonably convenient to both parties, (b) enter onto the property where any Collateral is located and take possession thereof with or without judicial process, (c) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent Secured Party deems appropriate, (d) take possession of Grantor's premises or place custodians in exclusive control thereof, remain on such premises and use the same and any of Grantor's equipment for the purpose of completing any work in process, taking any actions described in the preceding clause (c) and collecting any Secured Obligation, and (e) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Secured Party's offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Secured Party may deem commercially reasonable. Secured Party or any Lender may be the purchaser of any or all of the Collateral at any such sale and Secured Party, as agent for and representative of Lenders and Interest Rate Exchangers (but not any Lender, Lenders, Interest Rate Exchanger or Interest Rate Exchangers in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by Secured Party at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of Grantor, and Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to

Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Grantor hereby waives any claims against Secured Party arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Secured Party accepts the first offer received and does not offer such Collateral to more than one offeree; provided that such sale was conducted in a commercially reasonable manner. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantor shall be liable for the deficiency and the fees of any attorneys employed by Secured Party to collect such deficiency.

                (b) Notwithstanding anything in this Agreement to the contrary, Secured Party shall exercise, or shall refrain from exercising, any remedy provided for in Section 17(a) in accordance with the instructions of Requisite Lenders, and the Interest Rate Exchangers, by their acceptance of the benefits of this Agreement and the other Loan Documents, hereby agree to be bound by such instructions. The sole rights of the Interest Rate Exchangers under this Agreement shall be to be secured by the Collateral and to receive the payments provided for in Section 18.

                SECTION 18. APPLICATION OF PROCEEDS. Except as expressly provided elsewhere in this Agreement, all proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of Secured Party, be held by Secured Party as Collateral for, and/or then, or at any other time thereafter, applied in full or in part by Secured Party against, the Secured Obligations in the following order of priority:

                FIRST: To the payment of all reasonable costs and expenses of such sale, collection or other realization, including reasonable compensation to Secured Party and its agents and counsel, and all other reasonable expenses, liabilities and reasonable advances made or incurred by Secured Party in connection therewith, and all amounts for which Secured Party is entitled to indemnification hereunder and all advances made by Secured Party hereunder for the account of Grantor, and to the payment of all reasonable costs and expenses paid or incurred by Secured Party in connection with the exercise of any right or remedy hereunder, all in accordance with Section 19;

                SECOND: To the payment of all other Secured Obligations (for the ratable benefit of the holders thereof) then due and payable; and

                THIRD: To the payment to or upon the order of Grantor, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

                SECTION 19.  INDEMNITY AND EXPENSES.

                (a) Grantor agrees to indemnify Secured Party, each Lender and each Interest Rate Exchanger from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including, without limitation, enforcement of this Agreement), except to the extent such claims, losses or liabilities result solely from Secured Party's, such Lender's or such Interest Rate Exchanger's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

                (b) Grantor shall pay to Secured Party upon demand the amount of any and all reasonable costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that Secured Party may incur in connection with (i) the administration of this Agreement,
(ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of Secured Party hereunder, or (iv) the failure by Grantor to perform or observe any of the provisions hereof.

                SECTION 20. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until (i) the indefeasible payment in full of the Secured Obligations (other than Obligations which are contingent and unliquidated and not due and owing on such date and which pursuant to the provisions of the Credit Agreement, Interest Rate Agreements, Letters of Credit or the Loan Documents survive the termination of the Credit Agreement, the repayment of the Secured Obligations, the termination of the Commitments, the expiration or cancellation of all Letters of Credit or the termination, expiration or cancellation of all Interest Rate Agreements), the cancellation or termination of the Commitments, the cancellation or expiration of all outstanding Letters of Credit and the termination, expiration or cancellation of all Interest Rate Agreements, or (ii) the release of the Liens on the Collateral by Secured Party in writing in accordance with the terms of subsection 6.11 of the Credit Agreement, (b) be binding upon Grantor, its successors and assigns, and (c) inure, together with the rights and remedies of Secured Party hereunder, to the benefit of Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), but subject to the provisions of subsection 11.1 of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise and any Interest Rate Exchanger may assign or otherwise transfer any Interest Rate Obligations owing to it to another Lender or an Affiliate of such Lender or another Lender, and such other Lender or Affiliate shall thereupon become vested with all the benefits in respect thereof granted to such Interest Rate Exchanger herein or otherwise. Upon (i) the indefeasible payment in full of all Secured Obligations (other than Obligations which are contingent and unliquidated and not due and owing on such date and which pursuant to the provisions of the Credit Agreement, Interest Rate Agreements, Letters of Credit or the Loan Documents survive the termination of the Credit Agreement, the repayment of the Secured Obligations, the termination of the Commitments, the expiration or cancellation of all Letters of Credit or the termination, expiration or cancellation of all Interest Rate Agreements), the cancellation or termination of the Commitments, the cancellation or expiration of all outstanding Letters of Credit and the termination, expiration or cancellation of all Interest Rate Agreement, or (ii) the release of the Liens on the Collateral by Secured Party in writing in accordance with the terms of subsection 6.11 of the Credit Agreement, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Grantor. Upon any such termination Secured Party will, at Grantor's expense, execute and deliver to Grantor such documents as Grantor shall reasonably request to evidence such termination.

                SECTION 21.  SECURED PARTY AS AGENT.

                (a) Secured Party has been appointed to act as Secured Party hereunder by Lenders and, by their acceptance of the benefits of this Agreement and the other Loan Documents, by each Interest Rate Exchanger. Secured Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement and upon the instructions of Requisite Lenders, and the Interest Rate Exchangers, by their acceptance of the benefits of this Agreement and the other Loan Documents, hereby agree to be bound by such instructions.

                (b) Secured Party shall at all times be the same Person that is Agent under the Credit Agreement. Written notice of resignation by Agent pursuant to subsection 10.5A of the Credit Agreement shall also constitute notice of resignation as Secured Party under this Agreement; removal of Agent pursuant to subsection 10.5A of the Credit Agreement shall also constitute removal as Secured Party under this Agreement; and appointment of a successor Agent pursuant to subsection 10.5A of the Credit Agreement shall also constitute appointment of a successor Secured Party under this Agreement. Upon the acceptance of any appointment as Agent under subsection 10.5A of the Credit Agreement by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Secured Party under this Agreement, and the retiring or removed Secured Party under this Agreement shall promptly (i) transfer to such successor Secured Party all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Secured Party under this Agreement, and (ii) execute and deliver to such successor Secured Party such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Secured Party of the security interests created hereunder, whereupon such retiring or removed Secured Party shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Agent's resignation or removal hereunder as Secured Party, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Secured Party hereunder.

                SECTION 22. AMENDMENTS; ETC. No amendment or waiver of any provision of this Agreement, or consent to any departure by Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by Secured Party (or, in the case of an amendment hereto, by Grantor and Secured Party), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given; provided that any amendment or waiver which adversely affects the interests of the Interest Rate Exchangers but does not result in a similar adverse effect on the interests of Lenders shall only be effective with the consent of the holders of a majority of the Interest Rate Obligations given the benefit of the security granted hereunder.

                SECTION 23. NOTICES. Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or, as to either party, such other address as shall be designated by such party in a written notice delivered to the other party hereto.

                SECTION 24. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of Secured Party in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                SECTION 25. SEVERABILITY. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                SECTION 26. HEADINGS. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

                SECTION 27. GOVERNING LAW; TERMS. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE CODE PROVIDES THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR

COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK AND EXCEPT AS SET FORTH IN THE IMMEDIATELY FOLLOWING SENTENCE. NOTWITHSTANDING THE FOREGOING, ALL PROVISIONS OF THIS AGREEMENT, TO THE EXTENT THEY RELATE TO DEPOSIT ACCOUNTS, SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. Unless otherwise defined herein or in the Credit Agreement, terms used in Articles 8 and 9 of the Uniform Commercial Code in the State of New York are used herein as therein defined.

                SECTION 28. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST GRANTOR ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT GRANTOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. Grantor hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Grantor at its address provided in Section 23, such service being hereby acknowledged by Grantor to be sufficient for personal jurisdiction in any action against Grantor in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Secured Party to bring proceedings against Grantor in the courts of any other jurisdiction.

                SECTION 29. WAIVER OF JURY TRIAL. GRANTOR AND SECURED PARTY HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Grantor and Secured Party each acknowledge that this waiver is a material inducement for Grantor and Secured Party to enter into a business relationship, that Grantor and Secured Party have already relied on this waiver in entering into this Agreement and that each will continue to rely on this waiver in their related future dealings. Grantor and Secured Party further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

                SECTION 30. COUNTERPARTS. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.


                  [Remainder of page intentionally left blank]

                IN WITNESS WHEREOF, Grantor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


                                 BLACKHAWK PROPERTIES, INC., as Grantor



                                 By:
                                    --------------------------------
                                 Title:
                                       -----------------------------

                                 Notice Address: Blackhawk Properties, Inc.
                                                 505 Railroad Avenue
                                                 Northlake, IL 60164
                                                 Attention: President and
                                                 Chief Operating Officer


                                 BANKERS TRUST COMPANY, as Secured Party



                                 By:
                                    --------------------------------
                                 Title:
                                       -----------------------------

                                 Notice Address: Bankers Trust Company
                                                 One Bankers Trust Plaza
                                                 130 Liberty St., 14th Floor
                                                 New York, NY 10006
                                                 Attention: Tracey Prokes

                                                 with a copy to:

                                                 Bankers Trust Company
                                                 300 S. Grand Avenue,
                                                   41st Floor
                                                 Los Angeles, CA 90071
                                                 Attention: Vicki Floyd

                IN WITNESS WHEREOF, Grantor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


                                 DOMINICK'S FINER FOODS, INC. OF ILLINOIS, as Grantor



                                 By: ___________________________________
                                   Title:

                                 Notice Address: Dominick's Finer Foods,
                                                   Inc. of Illinois
                                                 505 Railroad Avenue
                                                 Northlake, IL 60164
                                                 Attention: President and
                                                 Chief Operating Officer


                                 BANKERS TRUST COMPANY, as Secured Party



                                 By: ___________________________________
                                   Title:

                                 Notice Address: Bankers Trust Company
                                                 One Bankers Trust Plaza
                                                 130 Liberty St., 14th Floor
                                                 New York, NY 10006
                                                 Attention: Tracey Prokes

                                                 with a copy to:

                                                 Bankers Trust Company
                                                 300 S. Grand Avenue,
                                                   41st Floor
                                                 Los Angeles, CA 90071
                                                 Attention: Vicki Floyd

                IN WITNESS WHEREOF, Grantor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


                                 KOHL'S OF BLOOMINGDALE, INC., as Grantor



                                 By: ___________________________________
                                   Title:

                                 Notice Address: Kohl's of Bloomingdale,
                                                   Inc.
                                                 505 Railroad Avenue
                                                 Northlake, IL 60164
                                                 Attention: President and
                                                 Chief Operating Officer


                                 BANKERS TRUST COMPANY, as Secured Party



                                 By: ___________________________________
                                   Title:

                                 Notice Address: Bankers Trust Company
                                                 One Bankers Trust Plaza
                                                 130 Liberty St., 14th Floor
                                                 New York, NY 10006
                                                 Attention: Tracey Prokes

                                                 with a copy to:

                                                 Bankers Trust Company
                                                 300 S. Grand Avenue,
                                                   41st Floor
                                                 Los Angeles, CA 90071
                                                 Attention: Vicki Floyd

                IN WITNESS WHEREOF, Grantor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


                                 DODI HAZELCREST, INC., as Grantor



                                 By: __________________________________
                                   Title:

                                 Notice Address: Dodi Hazelcrest, Inc.
                                                 505 Railroad Avenue
                                                 Northlake, IL 60164
                                                 Attention: President and
                                                 Chief Operating Officer


                                 BANKERS TRUST COMPANY, as Secured Party



                                 By: ___________________________________
                                   Title:

                                 Notice Address: Bankers Trust Company
                                                 One Bankers Trust Plaza
                                                 130 Liberty St., 14th Floor
                                                 New York, NY 10006
                                                 Attention: Tracey Prokes

                                                 with a copy to:

                                                 Bankers Trust Company
                                                 300 S. Grand Avenue,
                                                   41st Floor
                                                 Los Angeles, CA 90071
                                                 Attention: Vicki Floyd

                IN WITNESS WHEREOF, Grantor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


                                 DFF EQUIPMENT LEASING COMPANY
                                 (f/k/a Jerry's Deep Discount Centers, Inc.), as Grantor



                                 By: ___________________________________
                                   Title:

                                 Notice Address: DFF Equpment Leasing
                                                   Company
                                                 505 Railroad Avenue
                                                 Northlake, IL 60164
                                                 Attention: President and
                                                 Chief Operating Officer


                                 BANKERS TRUST COMPANY, as Secured Party



                                 By: ___________________________________
                                   Title:

                                 Notice Address: Bankers Trust Company
                                                 One Bankers Trust Plaza
                                                 130 Liberty St., 14th Floor
                                                 New York, NY 10006
                                                 Attention: Tracey Prokes

                                                 with a copy to:

                                                 Bankers Trust Company
                                                 300 S. Grand Avenue,
                                                   41st Floor
                                                 Los Angeles, CA 90071
                                                 Attention: Vicki Floyd

                IN WITNESS WHEREOF, Grantor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


                                 BLACKHAWK DEVELOPMENTS, INC., as Grantor



                                 By: ___________________________________
                                   Title:

                                 Notice Address: Blackhawk Developments,
                                                   Inc.
                                                 505 Railroad Avenue
                                                 Northlake, IL 60164
                                                 Attention: President and
                                                 Chief Operating Officer


                                 BANKERS TRUST COMPANY, as Secured Party



                                 By: ___________________________________
                                   Title:

                                 Notice Address: Bankers Trust Company
                                                 One Bankers Trust Plaza
                                                 130 Liberty St., 14th Floor
                                                 New York, NY 10006
                                                 Attention: Tracey Prokes

                                                 with a copy to:

                                                 Bankers Trust Company
                                                 300 S. Grand Avenue,
                                                   41st Floor
                                                 Los Angeles, CA 90071
                                                 Attention: Vicki Floyd

                IN WITNESS WHEREOF, Grantor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


                   SAVE-IT DISCOUNT FOODS CORPORATION,
                   as Grantor



                   By: ___________________________________
                     Title:

                   Notice Address: Save-It Discount Foods
                                     Corporation
                                   505 Railroad Avenue
                                   Northlake, IL 60164
                                   Attention: President and
                                   Chief Operating Officer


                   BANKERS TRUST COMPANY, as Secured Party



                   By: ___________________________________
                     Title:

                   Notice Address: Bankers Trust Company
                                   One Bankers Trust Plaza
                                   130 Liberty St., 14th Floor
                                   New York, NY 10006
                                   Attention: Tracey Prokes

                                   with a copy to:

                                   Bankers Trust Company
                                   300 S. Grand Avenue,
                                     41st Floor
                                   Los Angeles, CA 90071
                                   Attention: Vicki Floyd

                                 SCHEDULE 1(A)
                               EXCLUDED EQUIPMENT


                                     None.

                                 SCHEDULE 1(B)
                               EXCLUDED INVENTORY


                                     None.

                                 SCHEDULE 1(D)
                              ASSIGNED AGREEMENTS


[1.     Tax Matters Agreement

2.      Asset Transfer Agreement

                Each of the agreements listed in this Schedule 1(d) shall have the meanings assigned to such term in the Credit Agreement.]1

[1.     Tax Matters Agreement

                The agreement listed in this Schedule 1(d) shall have the meaning assigned to such term in the Credit Agreement.]2




------------------------

        1  For Blackhawk Developments, Inc. and Blackhawk Properties, Inc. only.

        2  For all others.

                                 SCHEDULE 1(E)
                                DEPOSIT ACCOUNTS


                                    [None]1





          [Name of
 Financial Institution                      Account Number                   Account Type
 ---------------------                      --------------                   ------------
 [The Northern Trust Company                431-7475                         Dodi Hazelcrest
                                                                             Agency for Property Location]2





------------------------------------

         1  For all subsidiaries except for Dodi Hazelcrest, Inc.

         2  For Dodi Hazelcrest, Inc. only.

                                 SCHEDULE 1(H)
                               EXCLUDED FIXTURES


                                     None.

                                 SCHEDULE 4(B)
                             TO SECURITY AGREEMENT



Locations of Equipment:  Illinois
                         Indiana



Locations of Inventory:  Illinois
                         Indiana

                                 SCHEDULE 4(C)
                             TO SECURITY AGREEMENT



Office Locations:                333 Northwest Avenue
                                 Northlake, IL  60164

                                           and

                                 505 Railroad Avenue
                                 Northlake, IL  60164

                                           and

                                 151 North Avenue
                                 Glendale Heights, IL  60139
                                 (office for DFF Equipment Leasing Company)


Other Names:


                                 [Ludwig Dairy Corporation]1

                                 [Dodi Developments, Inc.]2

                                 [Dodi Properties, Inc.]3

                                 [NONE]4


----------------------------------

        1  For Dominick's Finer Foods, Inc. of Illinois only.

        2  For Blackhawk Developments, Inc. only.

        3  For Blackhawk Properties, Inc. only.

        4  For all others.

                                   EXHIBIT XX

               [FORM OF SUBSIDIARY TRADEMARK SECURITY AGREEMENT]

               SUBSIDIARY TRADEMARK COLLATERAL SECURITY AGREEMENT
                           AND CONDITIONAL ASSIGNMENT


                This SUBSIDIARY TRADEMARK COLLATERAL SECURITY AGREEMENT AND CONDITIONAL ASSIGNMENT (this "AGREEMENT") is dated as of November 1, 1996 and entered into by and between [INSERT NAME OF GRANTOR IN CAPS], a _____________________ corporation ("GRANTOR"), and BANKERS TRUST COMPANY, as agent for and representative of (in such capacity herein called "SECURED PARTY") the financial institutions ("LENDERS") party to the Credit Agreement referred to below and any Interest Rate Exchangers (as hereinafter defined).

                             PRELIMINARY STATEMENTS

                A. Lenders, Secured Party, Syndication Agent and Arrangers have entered into a Credit Agreement dated as of November 1, 1996 (said Credit Agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Dominick's Supermarkets, Inc., a Delaware corporation, and Dominick's Finer Foods, Inc., a Delaware corporation ("COMPANY"), pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Company.

                B. It is contemplated that Company may from time to time enter into Interest Rate Agreements with one or more Lenders or their Affiliates (collectively, the "INTEREST RATE EXCHANGERS") and Grantor desires that the obligations of Company under such agreements, including the obligation to make payments in the event of early termination thereunder (all such obligations being the "INTEREST RATE OBLIGATIONS"), be given the benefits of the security interest created hereby.

                C. Grantor has executed and delivered a Subsidiary Guaranty dated as of November 1, 1996 (said guaranty, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "GUARANTY") in favor of Secured Party for the benefit of Lenders and the Interest Rate Exchangers, pursuant to which Grantor has guarantied the prompt payment and performance when due of all Obligations of Company under the Credit Agreement, other Loan Documents and the Interest Rate Agreements.

                D. Grantor owns and uses in its business, and will in the future adopt and so use, various intangible assets, including trademarks, service marks, designs, logos, indicia, tradenames, corporate names, company names, business names, fictitious business names, trade styles and/or other source and/or business identifiers and applications pertaining thereto (collectively, the "TRADEMARKS").

                E. Secured Party desires to become a secured creditor with respect to and, under the circumstances described herein, an assignee of all of the existing and future Trademarks, all registrations that have been or may hereafter be issued or applied for thereon in the United States and any state thereof (the "REGISTRATIONS"), all common law and other rights in and to the Trademarks in the United States and any state thereof (the "TRADEMARK RIGHTS"), all goodwill of Grantor's business symbolized by the Trademarks and associated therewith, including without limitation the documents and things described in Section 1(b) (the "ASSOCIATED GOODWILL"), and all proceeds of the Trademarks, the Registrations, the Trademark Rights and the Associated Goodwill, and Grantor agrees to create a secured and protected interest in the Trademarks, the Registrations, the Trademark Rights, the Associated Goodwill and all the proceeds thereof as provided herein.

                F. Pursuant to the Security Agreement, Grantor has granted to Secured Party a lien on and security interest in, among other assets, the machinery, equipment, inventory, accounts and contract rights relating to the products and services sold or delivered under or in connection with the Trademarks such that, upon the occurrence and during the continuation of an Event of Default, Secured Party would be able to exercise its remedies consistent with the Security Agreement, this Agreement and applicable law to foreclose upon Grantor's business and use the Trademarks, the Registrations and the Trademark Rights in conjunction with the continued operation of such business, maintaining substantially the same product and service specifications and quality as maintained by Grantor, and benefit from the Associated Goodwill.

                G. Upon the occurrence and during the continuation of an Event of Default, and to permit Secured Party to operate Grantor's business without interruption and to use the Trademarks, Registrations, Trademark Rights and Associated Goodwill in conjunction therewith, Grantor is willing to grant to Secured Party the conditional assignment of Grantor's entire right, title and interest in and to the Collateral (as hereinafter defined) and to appoint Secured Party as Grantor's attorney-in-law and attorney-in-fact to execute documents and take actions to confirm said assignments.

                H. It is a requirement under the Credit Agreement that Grantor shall have granted the security interests and made the conditional assignment and undertaken the obligations contemplated by this Agreement.

                NOW, THEREFORE, in consideration of the premises, in order to induce Lenders to make Loans and other extensions of credit under the Credit Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Grantor hereby agrees with Secured Party as follows:

                SECTION 1. GRANT OF SECURITY. Grantor hereby grants to Secured Party a security interest in, all of Grantor's right, title and interest in and to the following, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located (the "COLLATERAL"):

                (a) each of the Trademarks and rights and interests in Trademarks which are presently, or in the future may be, owned, held (whether pursuant to a license or otherwise) or used by Grantor, in whole or in part (including, without limitation, the Trademarks specifically identified in Schedule A annexed hereto, as the same may be amended pursuant hereto from time to time), and including all Trademark Rights with respect thereto and all federal and state Registrations therefor heretofore or hereafter granted or applied for, the right (but not the obligation) to register claims under any state or federal trademark law and to apply for, renew and extend the Trademarks, Registrations and Trademark Rights, the right (but not the obligation) to sue or bring opposition or cancellation proceedings in the name of Grantor or in the name of Secured Party or otherwise for past, present and future infringements of the Trademarks, Registrations or Trademark Rights and all rights (but not obligations) corresponding thereto in the United States, and the Associated Goodwill, excluding, however, any of the foregoing which is not material to Grantor pursuant to any license that expressly prohibits any such assignment, transfer or conveyance; it being understood that the rights and interests included herein shall include, without limitation, all rights and interests pursuant to licensing or other contracts in favor of Grantor pertaining to the Trademarks, Registrations or Trademark Rights presently or in the future owned or used by third parties but, in the case of third parties which are not Affiliates of Grantor, only to the extent permitted by such licensing or other contracts and, if not so permitted, only with the consent of such third parties;

                (b) the following documents and things in Grantor's possession, or subject to Grantor's right to possession, related to (Y) the production, sale and delivery by Grantor, or by any Affiliate, licensee or subcontractor of Grantor, of products or services sold or delivered by or under the authority of Grantor in connection with the Trademarks, Registrations or Trademark Rights (which products and services shall, for purposes of this Agreement, be deemed to include, without limitation, products and services sold or delivered pursuant to merchandising operations utilizing any Trademarks, Registrations or Trademark Rights); or (Z) any retail or other merchandising operations conducted under the name of or in connection with the Trademarks, Registrations or Trademark Rights by Grantor or any Affiliate, licensee or subcontractor of Grantor:

                         (i) all lists and ancillary documents that identify and describe any of Grantor's customers, or those of its Affiliates, licensees or subcontractors, for products sold and services delivered under or in connection with the Trademarks or Trademark Rights, including without limitation any lists and ancillary documents that contain a customer's name and address, the name and address of any of its warehouses, branches or other places of business, the identity of the Person or Persons having the principal responsibility on a customer's behalf for ordering products or services of the kind supplied by Grantor, or the credit, payment, discount, delivery or other sale terms applicable to such customer, together with information setting forth the total purchases, by brand, product, service, style, size or other criteria, and the patterns of such purchases;

                         (ii) all product and service specification documents and production and quality control manuals used in the manufacture or delivery of products and services sold or delivered under or in connection with the Trademarks or Trademark Rights;

                         (iii) all documents which reveal the name and address of any sources of supply, and any terms of purchase and delivery, for any and all materials, components and services used in the production of products and services sold or delivered under or in connection with the Trademarks or Trademark Rights; and

                         (iv) all documents constituting or concerning the then current or proposed advertising and promotion by Grantor or its Affiliates, licensees or subcontractors of products and services sold or delivered under or in connection with the Trademarks or Trademark Rights including, without limitation, all documents which reveal the media used or to be used and the cost for all such advertising conducted within the described period or planned for such products and services;

                (c) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

                (d) all proceeds, products, rents and profits (including without limitation license royalties and proceeds of infringement suits) of or from any and all of the foregoing Collateral and, to the extent not otherwise included, all payments under insurance (whether or not Secured Party is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral. For purposes of this Agreement, the term "PROCEEDS" includes whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

                SECTION 2. CONDITIONAL ASSIGNMENT. In addition to, and not by way of limitation of, the granting of a security interest in the Collateral pursuant to Section 1, Grantor hereby, effective upon the occurrence of an Event of Default and upon written notice from Secured Party, grants, sells, conveys, transfers, assigns and sets over to Secured Party, for its benefit and the ratable benefit of Lenders and Interest Rate Exchangers, all of Grantor's right, title and interest in and to the Collateral, including without limitation Grantor's right, title and interest in and to the Trademarks identified in Schedule A annexed hereto, the goodwill of the business symbolized by said Trademarks and all Registrations relating to said Trademarks, excluding, however, any of the Collateral which is not material to Grantor that is held or used by Grantor pursuant to any license that expressly prohibits any such assignment, transfer or conveyance.

                SECTION 3. SECURITY FOR OBLIGATIONS. This Agreement secures, and the Collateral is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)), of all obligations and liabilities of every nature of Grantor now or hereafter existing under or arising out of or in connection with the Guaranty and all extensions or renewals thereof, whether for principal, interest (including without limitation interest that, but for the filing of a petition in bankruptcy with respect to Company, would accrue on such obligations), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Secured Party, or any Lender or any Interest Rate Exchanger as a preference, fraudulent transfer or otherwise (all such obligations and liabilities being the "UNDERLYING DEBT"), and all obligations of every nature of Grantor now or hereafter existing under this Agreement (all such obligations of Grantor, together with the Underlying Debt, being the "SECURED OBLIGATIONS").

                SECTION 4. GRANTOR REMAINS LIABLE. Anything contained herein to the contrary notwithstanding, (a) Grantor shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Secured Party of any of its rights hereunder shall not release Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) Secured Party shall not have any obligation or liability under any contracts and agreements included in the Collateral by reason of this Agreement, nor shall Secured Party be obligated to perform any of the obligations or duties of Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

                SECTION 5. REPRESENTATIONS AND WARRANTIES. Grantor represents and warrants as follows:

                (a) Description of Collateral. A true and complete list of all Trademarks, Registrations and Trademark Rights owned, held (whether pursuant to a license or otherwise) or used by Grantor, in whole or in part, as of the date of this Agreement is set forth in Schedule A annexed hereto.

                (b) Validity and Enforceability of Collateral. Each of the Trademarks, Registrations and Trademark Rights that is material to the financial condition or business of Grantor is valid, subsisting and enforceable and, except as set forth in Schedule 5.17 to the Credit Agreement, Grantor is not aware of any pending or threatened claim by any third party that any of such Trademarks, Registrations or Trademark Rights is invalid or unenforceable or that the use of any of the Trademarks, Registrations or Trademark Rights violates the rights of any third person or of any basis for any such claim.

                (c) Ownership of Collateral. Except for the security interest and conditional assignment created by this Agreement and Permitted Encumbrances and the licenses entered into in the ordinary course of business, Grantor owns the Collateral free and clear of any Lien. Except such as may have been filed in favor of Secured Party relating to this Agreement and Permitted Encumbrances, (i) no effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing covering all or any part of the Collateral is on file in the United States Patent and Trademark Office.

                (d) Office Locations; Other Names. As of the date hereof, the chief place of business, the chief executive office and the office where Grantor keeps its records regarding the Collateral is, and has been for the four month period preceding the date hereof, located at the places specified in Schedule B annexed hereto. As of the date hereof, Grantor has not in the past five years done, and does not now do, business under any other name (including any trade-name or fictitious business name) except under the names specified in Schedule B annexed hereto.

                (e) Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the grant by Grantor of the security interest and conditional assignment granted hereby, (ii) the execution, delivery or performance of this Agreement by Grantor, or (iii) the perfection of or the exercise by Secured Party of its rights and remedies hereunder in the United States (except as may have been taken by or at the direction of Grantor).

                (f) Perfection. This Agreement, together with the filing of financing statements describing the Collateral with the Secretary of State of the State of Illinois, and the recording of this Agreement with the United States Patent and Trademark Office, which have been made or will be made immediately following the Closing Date, creates a valid, perfected and, except for Permitted Encumbrances, first priority security interest in the Collateral, securing the payment of the Secured Obligations; provided that additional actions may be required with respect to the perfection of proceeds of the Collateral.

                (g) Other Information. All information heretofore, herein or hereafter supplied to Secured Party by or on behalf of Grantor with respect to the Collateral is accurate and complete in all material respects.

SECTION 6.  FURTHER ASSURANCES; NEW TRADEMARKS, REGISTRATIONS AND TRADEMARK
RIGHTS.

                (a) Grantor agrees that from time to time, at the expense of Grantor, Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that Secured Party may reasonably deem to be necessary or desirable, or that Secured Party may reasonably request, in order to perfect and protect any security interest or conditional assignment granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Grantor will:
(i) at the reasonable request of Secured Party, mark conspicuously each of its records pertaining to the Collateral with a legend, in form and substance reasonably satisfactory to Secured Party, indicating that such Collateral is subject to the security interest granted hereby, (ii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as Secured Party may reasonably deem to be necessary or desirable, or as Secured Party may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby,
(iii) at the reasonable request of Secured Party use its reasonable best efforts (other than the payment of money) to obtain any necessary consents of third parties to the grant and perfection of a security interest and assignment to Secured Party with respect to any Collateral, (iv) at any reasonable time, upon reasonable request by Secured Party, exhibit the Collateral to and allow inspection of the Collateral by Secured Party, or persons designated by Secured Party, and (v) at Secured Party's reasonable request, appear in and defend any action or proceeding that may adversely affect Grantor's title to or Secured Party's security interest in all or any material part of the Collateral.

                (b) Grantor hereby authorizes Secured Party to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Grantor where permitted by law. Grantor agrees that a carbon, photographic or other reproduction of this Agreement or of a financing statement signed by Grantor shall be sufficient as a financing statement and may be filed as a financing statement in any and all jurisdictions.

                (c) Grantor hereby authorizes Secured Party to modify this Agreement without obtaining Grantor's approval of or signature to such modification by amending Schedule A annexed hereto to include reference to any right, title or interest in any existing Trademark, Registration or Trademark Right or any Trademark, Registration or Trademark Right acquired or developed by Grantor after the execution hereof (excluding, however, any of the foregoing which is not material to Grantor and which is held or used by Grantor pursuant to any license that expressly prohibits any such assignment, transfer or conveyance which is not material to Grantor) or to delete any reference to any right, title or interest in any Trademark, Registration or Trademark Right in which Grantor no longer has or claims any right, title or interest.

                (d) Grantor will furnish to Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Secured Party may reasonably request, all in reasonable detail.

                (e) If Grantor shall obtain rights to any new Trademarks, Registrations or Trademark Rights, the provisions of this Agreement shall automatically apply thereto. Grantor shall promptly notify Secured Party in writing of any rights to any new Trademarks or Trademark Rights acquired by Grantor after the date hereof and of any Registrations issued by the United States or applications for Registration made in the United States after the date hereof. Concurrently with the filing of an application for Registration in the United States for any Trademark, Grantor shall execute, deliver and record in all places where this Agreement is recorded an appropriate Trademark Collateral Security Agreement and Conditional Assignment, substantially in the form hereof, with appropriate insertions, or an amendment to this Agreement, in form and substance reasonably satisfactory to Secured Party, pursuant to which Grantor shall grant a security interest and conditional assignment to the extent of its interest in such Registration as provided herein to Secured Party unless so doing would, in the reasonable judgment of Grantor, after due inquiry, result in the grant of a Registration in the name of Secured Party, in which event Grantor shall give written notice to Secured Party as soon as reasonably practicable and the filing shall instead be undertaken as soon as practicable but in no case later than immediately following the grant of the Registration.

                SECTION 7.  CERTAIN COVENANTS OF GRANTOR.  Grantor shall:

                (a) not use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral;

                (b) notify Secured Party of any change in Grantor's name, identity or corporate structure within 15 days of such change;

                (c) give Secured Party 30 days' prior written notice of any change in Grantor's chief place of business or chief executive office or the office where Grantor keeps its records regarding the Collateral;

                (d) pay promptly when due all material property and other taxes, assessments and governmental charges or levies imposed upon, and all material claims (including claims for labor, materials and supplies) against, the Collateral, except to the extent the validity thereof is being contested in good faith; provided that Grantor shall in any event pay such taxes, assessments, charges, levies or claims not later than five days prior to the date of any proposed sale under any judgment, writ or warrant of attachment entered or filed against Grantor or any of the Collateral as a result of the failure to make such payment;

                (e) not sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, except as permitted by the Credit Agreement;

                (f) except for the security interest and conditional assignment created by this Agreement and Permitted Encumbrances, not create or suffer to exist any Lien upon or with respect to any of the Collateral to secure the indebtedness or other obligations of any Person;

                (g) diligently keep reasonable records respecting the Collateral and at all times keep at least one complete set of its records concerning substantially all of the Trademarks, Registrations and Trademark Rights at its chief executive office or principal place of business;

                (h) not permit the inclusion in any contract to which it becomes a party of any provision that could reasonably be expected to impair or prevent the creation of a security interest in, or the assignment of, Grantor's rights and interests in any property included within the definitions of any Trademarks, Registrations, Trademark Rights and Associated Goodwill acquired under such contracts;

                (i) take all steps reasonably necessary to protect the secrecy of all trade secrets relating to the products and services sold or delivered under or in connection with the Trademarks and Trademark Rights, including without limitation entering into confidentiality agreements with employees and labeling and restricting access to secret information and documents;

                (j) use proper statutory notice in connection with its use of each of the Trademarks, Registrations and Trademark Rights;

                (k) use consistent standards of high quality (which may be consistent with Grantor's past practices) in the manufacture, sale and delivery of products and services sold or delivered under or in connection with the Trademarks, Registrations and Trademark Rights, including, to the extent applicable, in the operation and maintenance of its retail stores and other merchandising operations; and

                (l) upon any officer of Grantor obtaining knowledge thereof, promptly notify Secured Party in writing of any event that may materially and adversely affect the value of the Collateral or any material portion thereof, the ability of Grantor or Secured Party to dispose of the Collateral or any material portion thereof, or the rights and remedies of Secured Party in relation thereto, including without limitation the levy of any legal process against the Collateral or any material portion thereof.

                SECTION 8. CERTAIN INSPECTION RIGHTS. Grantor hereby grants to Secured Party and its employees, representatives and agents the right to visit Grantor's and any of its Affiliate's or subcontractor's plants, facilities and other places of business that are utilized in connection with the manufacture, production, inspection, storage or sale of products and services sold or delivered under any of the Trademarks, Registrations or Trademark Rights, and to inspect the quality control and all other records relating thereto upon reasonable notice to Grantor and as often as may be reasonably requested; provided that, in the case of subcontractors' and Affiliates' plants and facilities, Secured Party's rights granted under this
Section 8 shall exist only to the
extent permitted by Grantor's subcontracting agreements with each such subcontractor and Grantor's arrangements with each such Affiliate; and provided further that Grantor will use its reasonable efforts to secure such inspection and visitation rights for Secured Party in all such subcontracting agreements to which Grantor hereafter becomes a party and in all such arrangements with Affiliates.

                SECTION 9. AMOUNTS PAYABLE IN RESPECT OF THE COLLATERAL. Except as otherwise provided in this Section 9, Grantor shall continue to collect, at its own expense, all amounts due or to become due to Grantor in respect of the Collateral or any portion thereof. In connection with such collections, Grantor may take (and, following the occurrence and continuation of an Event of Default, at Secured Party's direction, shall take) such action as Grantor or, following the occurrence and continuation of an Event of Default, Secured Party may deem necessary or advisable to enforce collection of such amounts; provided, however, that Secured Party shall have the right at any time, upon the occurrence and during the continuation of an Event of Default or a Potential Event of Default and upon written notice to Grantor of its intention to do so, to notify the obligors with respect to any such amounts of the existence of the security interest created, and the conditional assignment effected hereby, and to direct such obligors to make payment of all such amounts directly to Secured Party, and, upon such notification and at the expense of Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as Grantor might have done. After receipt by Grantor of the notice from Secured Party referred to in the proviso to the preceding sentence,
(i) all amounts and proceeds (including checks and other instruments) received by Grantor in respect of amounts due to Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of Secured Party hereunder, shall be segregated from other funds of Grantor and shall be forthwith paid over or delivered to Secured Party in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 17, and (ii) Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

                SECTION 10.  TRADEMARK APPLICATIONS AND LITIGATION.

                (a) Grantor shall have the duty diligently, through counsel reasonably acceptable to Secured Party, to prosecute any trademark application relating to any of the Trademarks specifically identified in Schedule A annexed hereto that is pending as of the date of this Agreement and is material to Grantor's business, and to file and prosecute opposition and cancellation proceedings, renew United States Registrations and do any and all acts which are necessary or desirable to preserve and maintain all rights in all Trademarks, Registrations and Trademark Rights that are material to Grantor's business. Any expenses incurred in connection therewith shall be borne solely by Grantor.

                (b) Except as provided in Section 10(d) and notwithstanding Section 2, Grantor shall have the right to commence and prosecute in its own name, as real party in interest, for its own benefit and at its own expense, such suits, proceedings or other actions for infringement, unfair competition, dilution or other damage as are in its reasonable business judgment necessary to protect the Collateral. Secured Party shall provide, at Grantor's expense, all reasonable and necessary cooperation in connection with any such suit, proceeding or action including, without limitation, joining as a necessary party.

                (c) Grantor shall promptly, following its becoming aware thereof, notify Secured Party of the institution of, or of any adverse determination in, any proceeding (whether in the United States Patent and Trademark Office or any federal, state, local or foreign court) described in
Section 10(a) or 10(b) or regarding Grantor's claim of ownership in or right to use any of the Trademarks, Registrations or Trademark Rights that are material to Grantor's business, its right to register the same, or its right to keep and maintain such Registration. Grantor shall provide to Secured Party any information with respect thereto reasonably requested by Secured Party.

                (d) Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default, Secured Party shall have the right (but not the obligation) to bring suit, in the name of Grantor, Secured Party or otherwise, to enforce any Trademark, Registration and/or Trademark Right that is material to Grantor's business, Associated Goodwill and any material license thereunder, in which event Grantor shall, at the reasonable request of Secured Party, do any and all lawful acts and execute any and all documents reasonably required by Secured Party in aid of such enforcement and Grantor shall promptly, upon demand, reimburse and indemnify Secured Party as provided in Section 18 in connection with the exercise of its rights under this Section 10. To the extent that Secured Party shall elect not to bring suit to enforce any Trademark, Registration, Trademark Right, Associated Goodwill or any license thereunder as provided in this Section 10(d), Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement of any of the Trademarks, Registrations, Trademark Rights or Associated Goodwill that are material to Grantor's business by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing necessary to prevent such infringement.

                SECTION 11. NON-DISTURBANCE AGREEMENTS, ETC. If and to the extent that Grantor is permitted to license any Collateral which is material to the business of Grantor, Secured Party shall enter into a non-disturbance agreement or other similar arrangement, at Grantor's request and expense, with Grantor and any licensee of any Collateral permitted hereunder in form and substance satisfactory to Secured Party pursuant to which (a) Secured Party shall agree not to disturb or interfere with such licensee's rights under its license agreement with Grantor so long as such licensee is not in default thereunder and (b) such licensee shall acknowledge and agree that the Collateral licensed to it is subject to the security interest and conditional assignment created in favor of Secured Party and the other terms of this Agreement.

                SECTION 12. REASSIGNMENT OF COLLATERAL. If (a) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (b) no other Event of Default shall have occurred and be continuing, (c) an assignment to Secured Party of any rights, title and interests in and to the Collateral shall have been previously made and shall have become absolute and effective pursuant to Section 2, Section 13(f) or
Section 16(b), and (d) the Secured Obligations shall not have become immediately due and payable, upon the written request of Grantor and the written consent of Secured Party, Secured Party shall promptly execute and deliver to Grantor such assignments as may be necessary to reassign to Grantor any such rights, title and interests as may have been assigned to Secured Party as aforesaid, subject to any disposition thereof that may have been made by Secured Party pursuant hereto; provided that, after giving effect to such reassignment, Secured Party's security interest and conditional assignment granted pursuant to Section 1 and Section 2, as well as all other rights and remedies of Secured Party granted hereunder, shall continue to be in full force and effect; and provided, further that the rights, title and interests so reassigned shall be free and clear of all Liens other than Liens (if any) encumbering such rights, title and interest at the time of their assignment to Secured Party and Permitted Encumbrances.

                SECTION 13. SECURED PARTY APPOINTED ATTORNEY-IN-FACT. Grantor hereby irrevocably appoints Secured Party as Grantor's attorney-in-fact, with full authority in the place and stead of Grantor and in the name of Grantor, Secured Party or otherwise, from time to time in Secured Party's discretion to take any action and to execute any instrument that Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including without limitation:

                (a) to endorse Grantor's name on all applications, documents, papers and instruments necessary for Secured Party in the use or maintenance of the Collateral;

                (b) to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

                (c) to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

                (d) to file any claims or take any action or institute any proceedings that Secured Party may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Secured Party with respect to any of the Collateral;

                (e) to pay or discharge taxes or Liens (other than Liens permitted under this Agreement or the Credit Agreement) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Secured Party in its sole discretion, any such payments made by Secured Party to become obligations of Grantor to Secured Party, due and payable immediately without demand; and

                (f) (i) to execute and deliver any of the assignments or documents requested by Secured Party pursuant to Section 16(b), (ii) to grant or issue an exclusive or non-exclusive license to the Collateral or any portion thereof to any Person, and (iii) otherwise generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes, and to do, at Secured Party's option and Grantor's expense, at any time or from time to time, all acts and things that Secured Party reasonably deems necessary to protect, preserve or realize upon the Collateral and Secured Party's security interest therein in order to effect the intent of this Agreement, all as fully and effectively as Grantor might do.

                Secured Party shall not exercise any powers granted pursuant to this appointment as attorney-in-fact at any time (i) that Grantor is fully performing its obligations hereunder and (ii) that no Event of Default has occurred and is then continuing. This appointment as attorney-in-fact shall terminate upon the termination of this Agreement pursuant to Section 19.

                SECTION 14. SECURED PARTY MAY PERFORM. If Grantor fails to perform any agreement contained herein, Secured Party may itself perform, or cause performance of, such agreement, and the expenses of Secured Party incurred in connection therewith shall be payable by Grantor under Section 18.

                SECTION 15. STANDARD OF CARE. The powers conferred on Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Secured Party accords its own property.

                SECTION 16. REMEDIES. If any Event of Default shall have occurred and be continuing:

                (a) Secured Party may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code as in effect in any relevant jurisdiction (the "CODE") (whether or not the Code applies to the affected Collateral), and also may (i) require Grantor to, and Grantor hereby agrees that it will at its expense and upon request of Secured Party forthwith, assemble all or part of the Collateral as directed by Secured Party and make it available to Secured Party at a place or places to be designated by Secured Party that is reasonably convenient to both parties, (ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process, (iii) prior to the disposition of the Collateral, store the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent Secured Party deems appropriate, (iv) take possession of Grantor's premises or place custodians in exclusive control thereof, remain on such premises and use the same for the purpose of taking any actions described in the preceding clause (iii) and collecting any Secured Obligation, (v) exercise any and all rights and remedies of Grantor under or in connection with the contracts related to the Collateral or otherwise in respect of the Collateral, including without limitation any and all rights of Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, such contracts, and (vi) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Secured Party's offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Secured Party may deem commercially reasonable. Secured Party or any Lender may be the purchaser of any or all of the Collateral at any such sale and Secured Party, as agent for and representative of Lenders and Interest Rate Exchangers (but not any Lender, Lenders, Interest Rate Exchanger or Interest Rate Exchangers in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by Secured Party at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of Grantor, and Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Grantor hereby waives any claims against Secured Party arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Secured Party accepts the first offer received and does not offer such Collateral to more than one offeree; provided that such sale was conducted in a commercially reasonable manner. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantor shall be liable for the deficiency and the fees of any attorneys employed by Secured Party to collect such deficiency.

                (b) Upon written demand from Secured Party, Grantor shall execute and deliver to Secured Party an assignment or assignments of the Trademarks, Registrations, Trademark Rights and the Associated Goodwill and such other documents as are necessary or appropriate to carry out the intent and purposes of this Agreement; provided that the failure of Grantor to comply with such demand will not impair or affect the validity of the conditional assignment effected by Section 2 or its effectiveness upon notice by Secured Party as specified in Section 2. Grantor agrees that such an assignment (including without limitation the conditional assignment effected by Section 2) and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that Secured Party (or any Lender or Interest Rate Exchanger) receives cash proceeds in respect of the sale of, or other realization upon, the Collateral.

                (c) Within five Business Days after written notice from Secured Party, Grantor shall make available to Secured Party, to the extent within Grantor's power and authority, such personnel in Grantor's employ on the date of such Event of Default as Secured Party may reasonably designate, by name, title or job responsibility, to permit Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by Grantor under or in connection with the Trademarks, Registrations and Trademark Rights, such persons to be available to perform their prior functions on Secured Party's behalf and to be compensated by Secured Party at Grantor's expense on a per diem, pro-rata basis consistent with the salary and benefit structure applicable to each as of the date of such Event of Default.

                (d) Notwithstanding anything in this Agreement to the contrary, Secured Party shall exercise, or shall refrain from exercising, any remedy provided for in Section 16(a) in accordance with the instructions of Requisite Lenders, and the Interest Rate Exchangers, by their acceptance of the benefits of this Agreement and the other Loan Documents, hereby agree to be bound by such instructions. The sole rights of the Interest Rate Exchangers under this Agreement shall be to be secured by the Collateral and to receive the payments provided for in Section 17.

                SECTION 17. APPLICATION OF PROCEEDS. Except as expressly provided elsewhere in this Agreement, all proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of Secured Party, be held by Secured Party as Collateral for, and/or then, or at any other time thereafter, applied in full or in part by Secured Party against, the Secured Obligations in the following order of priority:

                FIRST: To the payment of all reasonable costs and expenses of such sale, collection or other realization, including reasonable compensation to Secured Party and its agents and counsel, and all other reasonable expenses, liabilities and advances made or incurred by Secured Party in connection therewith, and all amounts for which Secured Party is entitled to indemnification hereunder and all reasonable advances made by Secured Party hereunder for the account of Grantor, and to the payment of all reasonable costs and expenses paid or incurred by Secured Party in connection with the exercise of any right or remedy hereunder, all in accordance with Section 18;

                SECOND: To the payment of all other Secured Obligations (for the ratable benefit of the holders thereof) then due and payable; and

                THIRD: To the payment to or upon the order of Grantor, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

                SECTION 18.  INDEMNITY AND EXPENSES.

                (a) Grantor agrees to indemnify Secured Party, each Lender and each Interest Rate Exchanger from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including, without limitation, enforcement of this Agreement), except to the extent such claims, losses or liabilities result solely from Secured Party's, such Lender's or such Interest Rate Exchanger's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

                (b) Grantor shall pay to Secured Party upon demand the amount of any and all reasonable costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that Secured Party may incur in connection with (i) the administration of this Agreement,
(ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of Secured Party hereunder, or (iv) the failure by Grantor to perform or observe any of the provisions hereof.

                SECTION 19. CONTINUING SECURITY INTEREST AND CONDITIONAL ASSIGNMENT; TRANSFER OF LOANS. This Agreement shall create a continuing security interest in, and conditional assignment of, the Collateral and shall
(a) remain in full force and effect until (i) the indefeasible payment in full of the Secured Obligations (other than Obligations which are contingent and unliquidated and not due and owing on such date and which pursuant to the provisions of the Credit Agreement, Interest Rate Agreements, Letters of Credit or the Loan Documents survive the termination of the Credit Agreement, the repayment of the Secured Obligations, the termination of the Commitments, the expiration or cancellation of all Letters of Credit or the termination, expiration or cancellation of all Interest Rate Agreements), the cancellation or termination of the Commitments, the cancellation or expiration of all outstanding Letters of Credit and the termination, expiration or cancellation of all Interest Rate Agreements, or (ii) the release of the Liens on the Collateral by Secured Party in writing in accordance with the terms of subsection 6.11 of the Credit Agreement, (b) be binding upon Grantor, its successors and assigns, and (c) inure, together with the rights and remedies of Secured Party hereunder, to the benefit of Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), but subject to the provisions of subsection 11.1 of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise and any Interest Rate Exchanger may assign or otherwise transfer any Interest Rate Obligations owing to it to another Lender or an Affiliate of such Lender or another Lender, and such other Lender or Affiliate shall thereupon become vested with all the benefits in respect thereof granted to such Interest Rate Exchanger herein or otherwise. Upon (i) the indefeasible payment in full of all Secured Obligations (other than Obligations which are contingent and unliquidated and not due and owing on such date and which pursuant to the provisions of the Credit Agreement, Interest Rate Agreements, Letters of Credit or the Loan Documents survive the termination of the Credit Agreement, the repayment of the Secured Obligations, the termination of the Commitments, the expiration or cancellation of all Letters of Credit or the termination, expiration or cancellation of all Interest Rate Agreements), the cancellation or termination of the Commitments, the cancellation or expiration of all outstanding Letters of Credit and the termination, expiration or cancellation of all Interest Rate Agreements, or
(ii) the release of the Liens on the Collateral by Secured Party in writing in accordance with the terms of subsection 6.11 of the Credit Agreement, the security interest and conditional assignment granted hereby shall terminate and all rights to the Collateral shall revert to Grantor. Upon any such termination Secured Party will, at Grantor's expense, execute and deliver to Grantor such documents as Grantor shall reasonably request to evidence such termination.

                SECTION 20.  SECURED PARTY AS AGENT.

                (a) Secured Party has been appointed to act as Secured Party hereunder by Lenders and, by their acceptance of the benefits of this Agreement and the other Loan Documents, by each Interest Rate Exchanger. Secured Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement and upon the instructions of Requisite Lenders, and the Interest Rate Exchangers, by their acceptance of the benefits of this Agreement, and the other Loan Documents, hereby agree to be bound by such instructions.

                (b) Secured Party shall at all times be the same Person that is Agent under the Credit Agreement. Written notice of resignation by Agent pursuant to subsection 10.5A of the Credit Agreement shall also constitute notice of resignation as Secured Party under this Agreement; removal of Agent pursuant to subsection 10.5A of the Credit Agreement shall also constitute removal as Secured Party under this Agreement; and appointment of a successor Agent pursuant to subsection 10.5A of the Credit Agreement shall also constitute appointment of a successor Secured Party under this Agreement. Upon the acceptance of any appointment as Agent under subsection 10.5A of the Credit Agreement by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Secured Party under this Agreement, and the retiring or removed Secured Party under this Agreement shall promptly (i) transfer to such successor Secured Party all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Secured Party under this Agreement, and (ii) execute and deliver to such successor Secured Party such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Secured Party of the security interests created hereunder, whereupon such retiring or removed Secured Party shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Agent's resignation or removal hereunder as Secured Party, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Secured Party hereunder.

                SECTION 21. AMENDMENTS; ETC. No amendment or waiver of any provision of this Agreement, or consent to any departure by Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by Secured Party (or, in the case of an amendment hereto, by Grantor and Secured Party), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given; provided that any amendment or waiver which adversely affects the interests of the Interest Rate Exchangers but does not result in a similar adverse effect on the interests of Lenders shall only be effective with the consent of the holders of a majority of the Interest Rate Obligations given the benefit of the security granted hereunder.

                SECTION 22. NOTICES. Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or, as to either party, such other address as shall be designated by such party in a written notice delivered to the other party hereto.

                SECTION 23. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of Secured Party in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                SECTION 24. SEVERABILITY. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                SECTION 25. HEADINGS. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

                SECTION 26. GOVERNING LAW; TERMS. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE CODE PROVIDES THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR

COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. Unless otherwise defined herein or in the Credit Agreement, terms used in Articles 8 and 9 of the Uniform Commercial Code in the State of New York are used herein as therein defined.

                SECTION 27. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST GRANTOR ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT GRANTOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. Grantor hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Grantor at its address provided in Section 22, such service being hereby acknowledged by Grantor to be sufficient for personal jurisdiction in any action against Grantor in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Secured Party to bring proceedings against Grantor in the courts of any other jurisdiction.

                SECTION 28. WAIVER OF JURY TRIAL. GRANTOR AND SECURED PARTY HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Grantor and Secured Party each acknowledge that this waiver is a material inducement for Grantor and Secured Party to enter into a business relationship, that Grantor and Secured Party have already relied on this waiver in entering into this Agreement and that each will continue to rely on this waiver in their related future dealings. Grantor and Secured Party further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

                SECTION 29. COUNTERPARTS. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.


                  [Remainder of page intentionally left blank]

                IN WITNESS WHEREOF, Grantor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


                                 DOMINICK'S FINER FOODS, INC. OF ILLINOIS, as Grantor



                                 By: ___________________________________
                                 Title:

                                 Notice Address: Dominick's Finer Foods, Inc.
                                                   of Illinois
                                                 505 Railroad Avenue
                                                 Northlake, IL 60164
                                                 Attention: President and
                                                 Chief Operating Officer



                                 BANKERS TRUST COMPANY, as Secured Party



                                 By: ___________________________________
                                 Title:

                                 Notice Address: Bankers Trust Company
                                                 One Bankers Trust Plaza
                                                 130 Liberty St., 14th Floor
                                                 New York, NY 10006
                                                 Attention:       Tracey Prokes

                                 with a copy to:

                                                 Bankers Trust Company
                                                 300 S. Grand Avenue,
                                                   41st Floor
                                                 Los Angeles, CA 90071
                                                 Attention:       Vicki Floyd

                IN WITNESS WHEREOF, Grantor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


                               KOHL'S OF BLOOMINDALE, INC., as Grantor



                               By: ___________________________________
                               Title:

                               Notice Address:  Kohl's of Bloomingdale, Inc.
                                                505 Railroad Avenue
                                                Northlake, IL 60164
                                                Attention: President and
                                                Chief Operating Officer



                               BANKERS TRUST COMPANY, as Secured Party



                               By: ___________________________________
                               Title:

                               Notice Address:  Bankers Trust Company
                                                One Bankers Trust Plaza
                                                130 Liberty St., 14th Floor
                                                New York, NY 10006
                                                Attention:      Tracey Prokes

                               with a copy to:

                                                Bankers Trust Company
                                                300 S. Grand Avenue,
                                                  41st Floor
                                                Los Angeles, CA 90071
                                                Attention:      Vicki Floyd

                IN WITNESS WHEREOF, Grantor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


                                 DODI HAZELCREST, INC., as Grantor



                                 By: ___________________________________
                                 Title:

                                 Notice Address: Dodi Hazelcrest, Inc.
                                                 505 Railroad Avenue
                                                 Northlake, IL 60164
                                                 Attention: President and
                                                 Chief Operating Officer



                                 BANKERS TRUST COMPANY, as Secured Party



                                 By: ___________________________________
                                 Title:

                                 Notice Address: Bankers Trust Company
                                                 One Bankers Trust Plaza
                                                 130 Liberty St., 14th Floor
                                                 New York, NY 10006
                                                 Attention:       Tracey Prokes

                                 with a copy to: Bankers Trust Company
                                                 300 S. Grand Avenue,
                                                   41st Floor
                                                 Los Angeles, CA 90071
                                                 Attention:       Vicki Floyd

                IN WITNESS WHEREOF, Grantor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.



                                 DFF EQUIPMENT LEASING COMPANY
                                 (f/k/a Jerry's Deep Discount Centers, Inc.), as Grantor



                                 By: ___________________________________
                                 Title:

                                 Notice Address: DFF Equipment Leasing
                                                   Company
                                                 505 Railroad Avenue
                                                 Northlake, IL 60164
                                                 Attention: President and
                                                 Chief Operating Officer



                                 BANKERS TRUST COMPANY, as Secured Party



                                 By: ___________________________________
                                 Title:

                                 Notice Address: Bankers Trust Company
                                                 One Bankers Trust Plaza
                                                 130 Liberty St., 14th Floor
                                                 New York, NY 10006
                                                 Attention:       Tracey Prokes

                                 with a copy to:

                                                 Bankers Trust Company
                                                 300 S. Grand Avenue,
                                                   41st Floor
                                                 Los Angeles, CA 90071
                                                 Attention:       Vicki Floyd

                IN WITNESS WHEREOF, Grantor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.



                                 BLACKHAWK DEVELOPMENTS, INC., as Grantor



                                 By: ___________________________________
                                 Title:

                                 Notice Address: Blackhawk Developments, Inc.
                                                 505 Railroad Avenue
                                                 Northlake, IL 60164
                                                 Attention: President and
                                                 Chief Operating Officer



                                 BANKERS TRUST COMPANY, as Secured Party



                                 By: ___________________________________
                                 Title:

                                 Notice Address: Bankers Trust Company
                                                 One Bankers Trust Plaza
                                                 130 Liberty St., 14th Floor
                                                 New York, NY 10006
                                                 Attention:       Tracey Prokes

                                 with a copy to:

                                                 Bankers Trust Company
                                                 300 S. Grand Avenue,
                                                   41st Floor
                                                 Los Angeles, CA 90071
                                                 Attention:       Vicki Floyd

                IN WITNESS WHEREOF, Grantor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


                                 BLACKHAWK PROPERTIES, INC., as Grantor



                                 By: ___________________________________
                                 Title:

                                 Notice Address: Blackhawk Properties, Inc.
                                                 505 Railroad Avenue
                                                 Northlake, IL 60164
                                                 Attention: President and
                                                 Chief Operating Officer



                                 BANKERS TRUST COMPANY, as Secured Party



                                 By: ___________________________________
                                 Title:

                                 Notice Address: Bankers Trust Company
                                                 One Bankers Trust Plaza
                                                 130 Liberty St., 14th Floor
                                                 New York, NY 10006
                                                 Attention:       Tracey Prokes

                                 with a copy to:

                                                 Bankers Trust Company
                                                 300 S. Grand Avenue,
                                                   41st Floor
                                                 Los Angeles, CA 90071
                                                 Attention:       Vicki Floyd

                IN WITNESS WHEREOF, Grantor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


                                     SAVE-IT DISCOUNT FOODS CORPORATION,
                                     as Grantor



                                     By: ___________________________________
                                     Title:

                                     Notice Address: Save-It Discount Foods
                                                      Corporation
                                                     505 Railroad Avenue
                                                     Northlake, IL 60164
                                                     Attention: President and
                                                     Chief Operating Officer



                                     BANKERS TRUST COMPANY, as Secured Party



                                     By: ___________________________________
                                     Title:

                                     Notice Address: Bankers Trust Company
                                                     One Bankers Trust Plaza
                                                     130 Liberty St., 14th Floor
                                                     New York, NY 10006
                                                     Attention:  Tracey Prokes

                                     with a copy to:

                                                     Bankers Trust Company
                                                     300 S. Grand Avenue,
                                                     41st Floor
                                                     Los Angeles, CA 90071
                                                     Attention:  Vicki Floyd

                                   SCHEDULE A
                                       TO
                              TRADEMARK COLLATERAL
                             SECURITY AGREEMENT AND
                             CONDITIONAL ASSIGNMENT



                                  UNITED STATES
REGISTERED                          TRADEMARK                    REGISTRATION                 REGISTRATION
   OWNER                           DESCRIPTION                       NUMBER                       DATE
----------                        -------------                  ------------                 ------------
                                                                      None.





                                    ILLINOIS
REGISTERED                          TRADEMARK                    REGISTRATION                 REGISTRATION
   OWNER                           DESCRIPTION                       NUMBER                       DATE
----------                        -------------                  ------------                 ------------
                                                                      None.

                                   SCHEDULE B
                                       TO
                              TRADEMARK COLLATERAL
                             SECURITY AGREEMENT AND
                             CONDITIONAL ASSIGNMENT



Office Locations:                 333 Northwest Avenue
                                  Northlake, IL  60164

                                         and

                                  505 Railroad Avenue
                                  Northlake, IL  60164

                                         and

                                  151 North Avenue
                                  Glendale Heights, IL  60139
                                  (office for DFF Equipment Leasing Company)


Other Names:

-----------------------------
         [Ludwig Dairy Corporation]5

         [Dodi Developments, Inc.]6

         [Dodi Properties, Inc.]7

                                     [NONE]8





-----------------------------

       5  For Dominick's Finer Foods, Inc. of Illinois only.

       6  For Blackhawk Developments, Inc. only.

       7  For Blackhawk Properties, Inc. only.

       8  For all others.

                                  EXHIBIT XXI

                               [FORM OF MORTGAGE]


THIS INSTRUMENT PREPARED BY,
RECORDING REQUESTED BY,
AND WHEN RECORDED MAIL TO:

O'MELVENY & MYERS LLP
610 Newport Center Drive
Newport Beach, California  92660
Attn: K. Allen Anderson, Esq.
        (045,710-571)



               MORTGAGE, ASSIGNMENT OF RENTS, SECURITY AGREEMENT
                               AND FIXTURE FILING

(FOR MORTGAGE ON THE LAND TRUST PROPERTIES OWNED BY HAZELCREST AND DOMINICK'S):


                                   (ILLINOIS)


                THIS MORTGAGE, ASSIGNMENT, SECURITY AGREEMENT AND FIXTURE FILING (this "MORTGAGE"), dated as of November 1, 1996, is intended to create and be a separate Mortgage by and from each of the following Mortgagors (as hereinafter defined):

(1) LASALLE NATIONAL TRUST, N.A., a national banking association having an office at 135 South LaSalle Street, Chicago, Illinois 60603, not personally but as Trustee under the provisions of a deed or deeds in trust duly recorded and delivered to said bank in pursuance of a Trust Agreement dated JUNE 3, 1982 and known as TRUST NO. 104987 ("MORTGAGOR"),

(2) LASALLE NATIONAL TRUST, N.A., a national banking association having an office at 135 South LaSalle Street, Chicago, Illinois 60603, not personally but as Trustee under the provisions of a deed or deeds in trust duly recorded and delivered to said bank in pursuance of a Trust Agreement dated FEBRUARY 15, 1983, and known as TRUST NO. 105958 ("MORTGAGOR"),

(3) LASALLE NATIONAL TRUST, N.A., a national banking association, having an office at 135 South LaSalle Street, Chicago, Illinois 60603, not personally but as Trustee under the provisions of a deed or deeds in trust duly recorded and delivered to said bank in pursuance of a Trust Agreement dated FEBRUARY 1, 1985 and known as TRUST NO. 108982 ("MORTGAGOR"),

(4) LASALLE NATIONAL TRUST, N.A., a national banking association, having an office at 135 South LaSalle Street, Chicago, Illinois 60603, not personally but as Trustee under the provisions of a deed or deeds in trust duly recorded and delivered to said bank in pursuance of a Trust Agreement dated DECEMBER 5, 1984 and known as TRUST NO. 109248 ("MORTGAGOR"),

(5) LASALLE NATIONAL TRUST, N.A., a national banking association, having an office at 135 South LaSalle Street, Chicago, Illinois 60603, not personally but as Trustee under the provisions of a deed or deeds in trust duly recorded and delivered to said bank in pursuance of a Trust Agreement dated MARCH 6, 1986 and known as TRUST NO. 110897 ("MORTGAGOR"),

(6) LASALLE NATIONAL TRUST, N.A., a national banking association, having an office at 135 South LaSalle Street, Chicago, Illinois 60603, not personally but as Trustee under the provisions of a deed or deeds in trust duly recorded and delivered to said bank in pursuance of a Trust Agreement dated FEBRUARY 15, 1985 and known as TRUST NO. 109453 ("MORTGAGOR"),

(7) DODI HAZELCREST, INC., a Delaware corporation having an office at 505 Railroad Avenue, Northlake, Illinois 60164 ("MORTGAGOR"), and

(8) DOMINICK'S FINER FOODS, INC., a Delaware corporation having an office at 505 Railroad Avenue, Northlake, Illinois 60164 ("MORTGAGOR")


(FOR MORTGAGE ON THE ILLINOIS NON-LAND TRUST PROPERTIES):

                                   (ILLINOIS)

                THIS MORTGAGE, ASSIGNMENT, SECURITY AGREEMENT AND FIXTURE FILING (this "MORTGAGE"), dated as of November 1, 1996, is intended to create and be a separate Mortgage by and from each of the following Mortgagors (as hereinafter defined):

(1) DOMINICK'S FINER FOODS, INC. OF ILLINOIS, an Illinois corporation having an office at 505 Railroad Avenue, Northlake, Illinois 60164, and

(2) DOMINICK'S FINER FOODS, INC., a Delaware corporation having an office at 505 Railroad Avenue, Northlake, Illinois 60164 ("MORTGAGOR")

(FOR ALL MORTGAGES EXCEPT INDIANA MORTGAGE):

to BANKERS TRUST COMPANY, a New York banking corporation having an address at One Bankers Trust Plaza, 130 Liberty Street, 14th Floor, New York, New York 10006 (Attention: Michelle Zorn), as administrative agent for and representative of (I) the financial institutions party to the Credit Agreement (hereinafter defined) and their successors and permitted assigns, and (II) the Secured Interest Rate Exchangers (hereinafter defined) and their successors and permitted assigns (in such capacity, "MORTGAGEE"), with respect to those portions of the Mortgage Estate (hereinafter defined), Rents (hereinafter defined), and Personal Property (hereinafter defined) (collectively, "COLLATERAL") now owned or hereafter acquired (whether directly or through a trust) by such individual Mortgagor, each such Mortgage being separately and severally enforceable (whether concurrently or otherwise) against the Mortgagor to which it relates, its successors and assigns and successors-in- interest in and to the Collateral of such Mortgagor, in the same manner and to the same extent as if each of said Mortgagors had executed a separate writing as to that Mortgagor's respective share of the Collateral, on the terms hereinafter set forth with respect to such Mortgagor and Collateral. References herein to "MORTGAGOR" shall refer singularly and separately to each Mortgagor, respectively, and shall not refer jointly or collectively to more than one of the Mortgagors, this writing being, with respect to each Mortgagor, a separate and distinct Mortgage, applying to and affecting only said Mortgagor and the Collateral now owned or hereafter acquired (whether directly or through a trust) by such individual Mortgagor.

(FOR MORTGAGE ON INDIANA PROPERTY ONLY):

                                   (INDIANA)

                THIS MORTGAGE, ASSIGNMENT, SECURITY AGREEMENT AND FIXTURE FILING (this "MORTGAGE"), dated as of November 1, 1996, is made by DOMINICK'S FINER FOODS, INC., a Delaware corporation having an office at 505 Railroad Avenue, Northlake, Illinois 60164 ("MORTGAGOR") to BANKERS TRUST COMPANY, a New York banking corporation having an address at One Bankers Trust Plaza, 130 Liberty Street, 14th Floor, New York, New York 10006 (Attention: Michelle
Zorn), as administrative agent for and representative of (I) the financial institutions party to the Credit Agreement (hereinafter defined) and their successors and permitted assigns, and (II) the Secured Interest Rate Exchangers (hereinafter defined) and their successors and permitted assigns (in such capacity, "MORTGAGEE"). Terms defined in the Credit Agreement and not otherwise defined in this Mortgage have the meaning given to such terms in the Credit Agreement.

                             PRELIMINARY STATEMENTS

                 A. Mortgagee, Lenders, Syndication Agent and Arrangers have entered into a Credit Agreement dated as of November 1, 1996 (said Credit Agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT") with Dominick's Supermarkets, Inc., a Delaware corporation, DFF Supermarkets, Inc., a Delaware corporation, and Dominick's Finer Foods, Inc. a Delaware corporation ("COMPANY"), pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Company, up to an aggregate amount not exceeding Three Hundred Twenty-Five Million Dollars ($325,000,000), with maturity dates not later than twenty (20) years from the date hereof.

                 B. It is contemplated that Company may from time to time enter into Interest Rate Agreements with one or more of the Lenders or their Affiliates (collectively, in such capacity, "SECURED INTEREST RATE EXCHANGERS"), and the obligations under any Interest Rate Agreement, or under any guaranty of the obligations under any such Interest Rate Agreement (including, in either case, the obligation to make payments in the event of early termination of an Interest Rate Agreement), are to be given the benefit of the lien of this Mortgage with Mortgagor's consent.

                 C. The Credit Agreement and other Loan Documents, and any and all Interest Rate Agreements at any time entered into by Company and one or more Secured Interest Rate Exchangers, are hereinafter sometimes collectively referred to as the "SECURED CREDIT DOCUMENTS".

                 D. It is a condition precedent to the initial extensions of credit by the Lenders under the Credit Agreement that Mortgagor execute and deliver this Mortgage to Mortgagee.

                 NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, including the indebtedness herein recited and the trust herein created, the receipt and sufficiency of which are hereby acknowledged, Mortgagor hereby irrevocably mortgages, grants, transfers, conveys and assigns to Mortgagee, for the benefit and security of Mortgagee, under and subject to the terms and conditions hereinafter set forth, all right, title and interest now owned or hereafter acquired by Mortgagor in and to the following property (collectively, the "MORTGAGE ESTATE" (all of the following property being collectively referred to herein as the "MORTGAGE ESTATE," and those portions of the Mortgage Estate located on or directly relating to the Land designated by a particular "Location Number" in the exhibits attached hereto being collectively referred to herein as a "MORTGAGED PROPERTY")):

                 (1) The real property described in EXHIBIT A attached hereto (the "FEE LAND").

                 (2) All leasehold estate, right, title and interest in, to and under any and all leases described or referred to in EXHIBIT B attached hereto, and any amendments, modifications, extensions, renewals or substitutions for any of such leases (each such lease, together with any amendments, modifications, extensions, renewals or substitutions therefor being referred to herein as a "LEASE"), affecting all or portions of the real property described in said EXHIBIT B or described in the recorded documents referred to in said EXHIBIT B (which property descriptions are incorporated herein by this reference) (collectively, the "LEASED LAND"; the Fee Land and the Leased Land being sometimes collectively referred to as the "LAND") or affecting any of the Improvements (as hereinafter defined), including any and all rights to security deposits, advance rentals, and other deposits under any Lease (collectively, "DEPOSITS"); together with any greater estate in the Leased Land or the Improvements now owned or hereafter acquired by Mortgagor, whether pursuant to the terms of any Lease or otherwise.

                 (3) Any and all buildings and improvements now or hereafter erected in or on the Land, including all fixtures, attachments, appliances, equipment, machinery and other articles attached to the Land or to such buildings and improvements (collectively, the "IMPROVEMENTS"), all of which shall be deemed and construed to be a part of the realty (the Land and the Improvements being sometimes collectively referred to as the "PROPERTY");

                 (4) All rents, issues, profits, royalties, income and other benefits (collectively, the "RENTS") derived from the Property or the ownership, use, management, operation, leasing or occupancy of the Property, subject to the terms of ARTICLE III below;

                 (5) All tenements, hereditaments, appurtenances, privileges and other rights and interests now or in the future arising in respect of, benefiting or otherwise relating to the Property, including easements, rights-of-way, development rights, mineral rights, water rights and water stock, including all right, title and interest now owned or hereafter acquired by Mortgagor in and to any land lying within the right of way of any street, open or proposed, adjoining the Property, and any and all sidewalks, alleys, driveways, and strips and gores of land adjacent to or used in connection with the Property;

                 (6) All the estate, interest, right, title, or other claim or demand, both in law and in equity, with respect to, or relating to the ownership, use, management, operation, leasing, or occupancy of the Property, including claims for damages with respect thereto, claims or demands with respect to insurance proceeds, and any and all awards made for the taking of all or any part of the Property by eminent domain, or by any proceeding or purchase in lieu thereof, including without limitation any awards resulting from a change of grade of streets and awards for severance damages (collectively, "PROCEEDS");

                 (7) All governmental approvals, authorizations, permits, rights, and entitlements now or hereafter owned by Mortgagor which have been or will be issued with respect to the Property, which are necessary or useful in connection with the development, construction or operation of the Property or any portion thereof;

                 FOR THE PURPOSE OF SECURING the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under
Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)), of all obligations and liabilities of every nature of Mortgagor or, if Mortgagor is a trustee under a land trust, the owner of the beneficial interests in said trust (in either case, "DEBTOR") now or hereafter existing under or arising out of or in connection with the Secured Credit Documents, or any of them, and all extensions and renewals thereof, whether for principal, interest (including interest that, but for the filing of a petition in bankruptcy with respect to Debtor, would accrue on such obligations), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Mortgagee or any Lender or Secured Interest Rate Exchanger as a preference, fraudulent transfer or otherwise (all such obligations and liabilities of Debtor under, arising out of or in connection with the Secured Credit Documents being referred to herein as the "SECURED OBLIGATIONS").

                 TO PROTECT THE SECURITY OF THIS MORTGAGE, MORTGAGOR HEREBY COVENANTS AND AGREES AS FOLLOWS:


                                   ARTICLE I
                        CERTAIN OBLIGATIONS OF MORTGAGOR

                 1.01. PAYMENT OF SECURED OBLIGATIONS. Mortgagor shall duly and punctually pay and perform all Secured Obligations in accordance with their terms.

                 1.02. MAINTENANCE, REPAIRS, ALTERATIONS, USE. Mortgagor shall: (A) keep the Mortgage Estate in good condition and repair; (B) complete or cause to be completed promptly and in a good and workmanlike manner any Improvements which may be now or hereafter constructed on the Property, and pay when due (subject to Mortgagor's right to contest claims in accordance with SECTION 1.08 hereof) all claims for labor performed and materials furnished therefor, other than, so long as no Event of Default exists, any such claims the nonpayment of which would not have a material adverse effect on the value, operation or ownership of any Mortgaged Property, or on Mortgagee's lien thereon or security therein; (C) not commit or permit any waste of the Mortgage Estate; (D) secure and maintain in full force and effect all permits necessary for the use, occupancy and operation of the Mortgage Estate; and (E) except as otherwise prohibited or restricted by this Mortgage, do any and all other acts which may be reasonably necessary to protect or preserve the value of the Mortgage Estate and the rights of Mortgagee with respect thereto.

                 1.03.    INSURANCE.

                 (A) TYPES AND AMOUNTS REQUIRED. Mortgagor shall at all times provide, maintain and keep in force, at no expense to Mortgagee, fire and other insurance with respect to the Property as required by the Credit Agreement.

                 (B) POLICY REQUIREMENTS. All policies of insurance maintained with respect to the Property (I) shall name Mortgagee as an additional insured as its interests may appear; (II) shall contain a standard Lender's Loss Payable endorsement and other non-contributory standard mortgagee protection clauses; and (III) shall contain an agreement by the insurer that such policy shall not be amended or canceled without at least thirty (30) days' prior written notice to Mortgagee. Any policies containing a coinsurance clause shall include a replacement cost endorsement adequate to ensure that the coinsurance clause is rendered inoperative. Mortgagor may provide any of the required insurance through blanket policies carried by Mortgagor and covering more than one location, or by policies procured by a tenant or other party holding under Mortgagor.

                 (C) EVIDENCE OF INSURANCE. Mortgagor shall furnish Mortgagee with an original of all policies of insurance required under this Section or a certificate of insurance for each required policy setting forth the coverage, the limits of liability, the deductibles, if any, the name of the carrier, the policy number, and the period of coverage, which certificates shall be executed by authorized officials of the companies issuing such insurance, or by agents or attorneys-in-fact authorized to issue said certificates. Mortgagor shall furnish to Mortgagee from time to time, within ten (10) days after each request therefor by Mortgagee, a certificate of Mortgagor specifying all insurance policies with respect to the Mortgage Estate and all other policies required hereby then outstanding and in force, and stating whether or not such insurance complies with the requirements of this Section and, if it does not, the manner in which it does not comply.

                 (D) PROCUREMENT BY MORTGAGEE. If Mortgagor fails to provide, maintain, keep in force or deliver to Mortgagee the policies of insurance required by this Mortgage (or certificates evidencing same), Mortgagee may (but shall have no obligation to) procure such insurance, or single interest insurance for such risks covering Mortgagee's interests, and Mortgagor shall pay all premiums therefor promptly upon demand by Mortgagee; and until such payment is made by Mortgagor, the amount of all such premiums, together with interest thereon at the Agreed Rate (defined in SECTION 2.01 hereof), shall be secured by this Mortgage.

                 (E) ASSIGNMENT OF POLICIES UPON FORECLOSURE. In the event of foreclosure of this Mortgage or other transfer of title or assignment of the Mortgage Estate in extinguishment, in whole or in part, of the debt secured hereby, all right, title and interest of Mortgagor in and to all policies of insurance required by this Section and any unearned premiums paid thereon shall, without further act, be assigned to and shall inure to the benefit of and pass to the successor in interest to Mortgagor or the purchaser or grantee of the Mortgage Estate, and Mortgagor hereby appoints Mortgagee its lawful attorney-in-fact to execute an assignment thereof and any other document necessary to effect such transfer.

                 1.04.    CASUALTIES; INSURANCE PROCEEDS.

                 (A) NOTICE OF CASUALTIES. Mortgagor shall give prompt written notice thereof to Mortgagee after the happening of any casualty to the Mortgage Estate resulting or reasonably expected to result in aggregate losses to the Mortgage Estate in excess of $500,000, whether or not such casualty is covered by insurance.

                 (B) PROCEEDS TO MORTGAGEE. All proceeds of insurance that are (I) payable during the existence of an Event of Default in connection with any casualty affecting the Mortgage Estate, or (II) payable at any time in connection with any casualty affecting the Mortgage Estate resulting in aggregate insurance proceeds in excess of $1,000,000 (a "MAJOR CASUALTY"), shall be payable to Mortgagee. Mortgagor hereby authorizes and directs any affected insurance company to make payment of such proceeds directly to Mortgagee. If Mortgagor receives or shall be holding any proceeds of insurance during the existence of an Event of Default or at any time resulting from a Major Casualty, Mortgagor shall promptly pay over such proceeds to Mortgagee. Mortgagor shall not settle, adjust or compromise any claims for loss, damage or destruction of the Mortgage Estate or any part thereof under any policy or policies of insurance as a result of a Major Casualty without the prior written consent of Mortgagee to such settlement, adjustment or compromise; and during the existence of an Event of Default hereunder Mortgagee shall have the sole and exclusive right, and Mortgagor hereby authorizes and empowers Mortgagee, to settle, adjust or compromise any insurance claims, and any such action taken by Mortgagor without Mortgagee's written consent shall be null and void.

                 (C) USE IN RESTORATION. After deducting therefrom all costs and expenses (regardless of the particular nature thereof and whether incurred with or without suit), including reasonable attorneys' fees, incurred by Mortgagee in connection with such Major Casualty or the collection of Proceeds, Mortgagee shall disburse the insurance proceeds held by it to Mortgagor, in accordance with and subject to such customary terms, conditions, and procedures as Mortgagee may require, for the sole purpose of paying the cost of restoration of the Mortgage Estate, so long as no Event of Default then exists.

                 (D) APPLICATION BY MORTGAGEE. If at any time an Event of Default has occurred and is continuing, Mortgagee has the option, in its sole and absolute discretion, (I) to apply all or any portion of such proceeds to the Secured Obligations secured hereby, in such order and priority as Mortgagee may determine, or (II) to apply all or any portion of such proceeds to the restoration of the Mortgage Estate, subject to conditions determined by Mortgagee, or (III) to deliver all or any portion of such proceeds to Mortgagor, subject to conditions determined by Mortgagee.

                 (E) DUTY TO RESTORE. Mortgagor shall promptly restore in a good and workmanlike manner any Improvements which may be damaged or destroyed from any cause whatsoever, regardless of whether or not insurance proceeds are available for restoration, whether or not any such proceeds are sufficient in amount, or whether or not the Mortgage Estate can be restored to the same condition and character as existed prior to such damage or destruction.

                 1.05. WAIVER OF SUBROGATION. Mortgagor waives any and all right to claim or recover against Mortgagee, its officers, employees, agents and representatives, for loss of or damage to Mortgagor, the Mortgage Estate, Mortgagor's property or the property of others under Mortgagor's control from any cause insured against or required to be insured against; provided, however, that this waiver of subrogation shall not be effective with respect to any policy of insurance permitted or required by this Mortgage if such policy prohibits, or if coverage thereunder would be reduced as a result of, such waiver of subrogation, and Mortgagor is unable to obtain from a carrier issuing such insurance a policy that, by special endorsement or otherwise, permits such a waiver of subrogation.

                 1.06.    TAXES AND IMPOSITIONS.

                 (A) PAYMENT BY MORTGAGOR. Notwithstanding SECTION 1.08 hereof or any provision of the Credit Agreement to the contrary, but subject to Mortgagor's contest rights under SECTION 1.06(B) hereof, Mortgagor shall pay, or cause to be paid, prior to delinquency, all real property taxes and assessments, general and special, and all other taxes and assessments of any kind or nature whatsoever, including, without limitation, non-governmental levies or charges resulting from covenants, conditions or restrictions affecting the Mortgage Estate, which are assessed or imposed upon the Mortgage Estate, or become due and payable, and which create, may create or appear to create a lien upon the Mortgage Estate, or any part thereof, other than, so long as no Event of Default exists, any such taxes, assessments or charges the nonpayment of which would not have a material adverse effect on the value, operation, or ownership of any Mortgaged Property, or on Mortgagee's lien thereon or security therein (all of which taxes, assessments and charges, together with any and all other taxes, assessments and charges of a similar kind or nature are collectively referred to as "IMPOSITIONS"); provided, however, that if, by law, any such Imposition is payable, or may at the option of the taxpayer be paid, in installments, Mortgagor may pay the same or cause it to be paid, together with any accrued interest on the unpaid balance of such Imposition, in installments as the same become due and before any fine, penalty, interest or cost may be added thereto for the nonpayment of any such installment and interest.

                 (B) CONTEST OF ASSESSMENTS. Mortgagor shall have the right to contest or object in good faith to the amount or validity of any such Imposition by appropriate proceedings commenced before any delinquency occurs, but this shall not be deemed or construed in any way as relieving, modifying or extending Mortgagor's covenant to pay any such Imposition at the time and in the manner provided in this SECTION 1.06 unless (I) with respect to any Imposition in excess of $100,000, Mortgagor has given prior written notice to Mortgagee, and (II) with respect to any Imposition (A) the proceedings operate to prevent the sale of the Mortgage Estate, or any part thereof, to satisfy such Imposition prior to final determination of such proceedings; or
(B) Mortgagor furnishes a good and sufficient bond or surety satisfactory to Mortgagee; or (C) Mortgagor provides a good and sufficient undertaking as required or permitted by law to accomplish a stay of any such sale.

                 (C) JOINT ASSESSMENT. Mortgagor shall not initiate, and, to the maximum extent permitted by law, shall not suffer or permit the joint assessment of any real and personal property any part of which constitutes all or a portion of the Mortgage Estate, or any other procedure whereby the lien of real property taxes and the lien of personal property taxes shall be assessed, levied or charged to the Mortgage Estate as a single lien.

                 1.07. UTILITIES. Mortgagor shall pay or shall cause to be paid when due all utility charges which are or may become a charge or lien against the Mortgage Estate, for gas, electricity, water or sewer services furnished to the Mortgage Estate, and all other assessments or charges of a similar nature, whether public or private, affecting or related to the Mortgage Estate or any portion thereof, whether or not such assessments or charges are or may become liens thereon, other than, so long as no Event of Default exists, any such utility charges or other assessments or charges the nonpayment of which would not have a material adverse effect on the value, operation, or ownership of any Mortgaged Property, or on Mortgagee's lien thereon or security therein.

                 1.08. LIENS. Mortgagor shall pay and promptly discharge, at Mortgagor's cost and expense, all liens, encumbrances and charges upon the Mortgage Estate, or any part thereof or interest therein which are, appear or are alleged to be prior to the lien of this Mortgage, other than (A) any such matters constituting Permitted Encumbrances or otherwise approved by Mortgagee in writing, and (B) any such matters to which this Mortgage is hereafter subordinated; provided, however, that Mortgagor may contest or object in good faith to the amount or validity of any such charges by appropriate proceedings, subject to any applicable provisions of SECTION 1.08 below. Mortgagor shall have the right to contest in good faith by appropriate proceedings the validity of any such lien, encumbrance or charge, provided that Mortgagor shall promptly notify Mortgagee of any such contest, and shall diligently proceed to cause such lien, encumbrance or charge to be removed and discharged but this shall not be deemed or construed in any way as relieving, modifying or extending Mortgagor's covenant to pay and promptly discharge any such lien, encumbrance or charge unless (I) the proceedings operate to prevent the sale of the Mortgage Estate, or any part thereof, to satisfy such lien, encumbrance or charge prior to final determination of such proceedings, or (II) Mortgagor furnishes a good and sufficient bond or surety satisfactory to Mortgagee, or
(III) Mortgagor provides a good and sufficient undertaking as required or permitted by law to accomplish a stay of any such sale. If Mortgagor fails to discharge any such lien, encumbrance or charge, then, in addition to any other right or remedy of Mortgagee, Mortgagee may, but shall not be obligated to, discharge the same, without inquiring into the validity of such lien, encumbrance or charge nor into the existence of any defense or offset thereto, by paying the amount claimed to be due, or by procuring the discharge thereof by depositing in a court a bond or the amount claimed or otherwise giving security for such claim, or by procuring such discharge in such other manner as is or may be prescribed by law. Immediately upon demand therefor by Mortgagee, Mortgagor shall pay to Mortgagee an amount equal to all costs and expenses incurred by Mortgagee in connection with the exercise by Mortgagee of the foregoing right to discharge any such lien, encumbrance or charge, together with interest thereon from date of expenditure at the Agreed Rate; and, until paid, such sums shall be secured hereby.

                 1.09. ACTIONS AFFECTING MORTGAGE ESTATE OR PARTIES. Mortgagor, at no cost or expense to Mortgagee, shall appear in and contest any action or proceeding purporting to affect the security hereof or the rights or powers of Mortgagee hereunder. Mortgagor shall indemnify, defend and hold Mortgagee harmless from all liability, damage, cost and expense incurred by Mortgagee by reason of any action or proceeding, of whatever kind or nature, concerning the Mortgage Estate or any part thereof or interest therein, or the occupancy thereof, (including, without limitation, the reasonable fees of attorneys for Mortgagee, and other expenses, of whatever kind or nature, incurred by Mortgagee as a result of such action or proceeding), whether or not such action or proceeding is prosecuted to judgment or decision, except those arising solely from the gross negligence or wilful misconduct of Mortgagee as determined by a final judgment of a court of competent jurisdiction. Immediately upon demand therefor by Mortgagee, Mortgagor shall pay thereto an amount equal to Mortgagor's liability to Mortgagee under this Section, together with interest thereon from date of expenditure at the Agreed Rate; and, until paid, such sums shall be secured hereby.

                 1.10.    EMINENT DOMAIN.

                 (A) NOTICE TO MORTGAGEE. If any proceeding or action is commenced for the taking of the Mortgage Estate, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, condemnation or otherwise, or if the same is taken or damaged by reason of any public improvement or condemnation proceeding, or in any other manner, or if Mortgagor receives any notice or other information regarding such a proceeding, action, taking or damage (including any proposal to purchase any portion of the Mortgage Estate in lieu of condemnation), (limited to information received in writing, except in the case of a pending action or proceeding) Mortgagor shall give prompt written notice thereof to Mortgagee.

                 (B) AWARD TO MORTGAGEE. Mortgagee shall be entitled, at its option, without regard to the adequacy of its security, to investigate and negotiate with the condemnor concerning the proposed taking, to commence, appear in and prosecute in its own name any such action or proceeding (but will not exercise such option unless an Event of Default exists or unless Mortgagee shall have determined, in its sole judgment, that Mortgagor was not diligently proceeding to protect Mortgagee's interests), and, if an Event of Default exists hereunder, to make any compromise or settlement in connection with such taking or damage. Mortgagor shall not compromise or settle any such action or proceeding or agree to any sale in lieu of condemnation during the existence of an Event of Default without the prior written consent of Mortgagee, and any such action by Mortgagor taken without Mortgagee's written consent shall, at the option of Mortgagee, be null and void. All compensation, awards, damages, rights of action and proceeds (the "AWARD") awarded to Mortgagor by reason of any such taking, transfer or damage (a "TAKING") are hereby assigned to Mortgagee and Mortgagor agrees to execute such further assignments of the Award as Mortgagee may require. Notwithstanding the foregoing, Mortgagor shall be entitled to receive the entire Award so long as (I) no Event of Default exists, (II) the voluntary sale by Mortgagor of the Real Property Assets would be permitted by SUBSECTION
7.7 of the Credit Agreement, (III) Mortgagor elects to treat such taking as such a permitted sale in accordance with SUBSECTION 7.7 of the Credit Agreement, and (IV) such Award is used and applied in accordance with SUBSECTION 2.4B(III)(A) of the Credit Agreement.

                 (C) USE IN RESTORATION. If Mortgagor is not entitled to receive the Award by virtue of its election to treat the taking as a permitted sale in accordance with the last sentence of SECTION 1.10(B) above, then so long as no Event of Default exists and so long as Mortgagor shall not have determined, in accordance with SECTION 1.10(E) below, not to use the Award for restoration of the affected Mortgaged Property, Mortgagee shall disburse the Award to Mortgagor, in accordance with and subject to such customary terms, conditions, and procedures as Mortgagee may reasonably require, for the sole purpose of paying the cost of restoration of the Mortgage Estate, after deducting therefrom all costs and expenses (regardless of the particular nature thereof and whether incurred with or without suit), including reasonable attorneys' fees, incurred by Mortgagee in connection with any such negotiations, action or proceeding (whether or not prosecuted to judgment).

                 (D) APPLICATION BY MORTGAGEE. If, at any time, an Event of Default has occurred and is continuing, Mortgagee shall have the option, in its sole and absolute discretion, (1) to apply all or any portion of the Award to the Secured Obligations in such order as Mortgagee may determine, whether or not then due and payable, or (2) to apply all or any portion of the Award to the restoration of the Mortgage Estate, subject to such conditions as Mortgagee may determine in its sole discretion, or (3) to deliver all or any portion of the Award, after such deductions, to Mortgagor, subject to such conditions as Mortgagee may determine in its sole discretion. If (I) no Event of Default has occurred and is continuing, and (II) Mortgagor is not entitled to receive the Award by virtue of its election to treat the taking as a permitted sale in accordance with the last sentence of SECTION 1.10(B) above, and (III) Mortgagor determines, in accordance with SECTION 1.10(E) below, not to use the Award for restoration of the affected Mortgaged Property, Mortgagee shall have the option, in its sole and absolute discretion, (A) to apply all or any portion of the Award to the Secured Obligations in such order as Mortgagee may determine, whether or not then due and payable, or (B) to deliver all or any portion of the Award, after such deductions, to Mortgagor, subject to such conditions as Mortgagee may determine in its sole discretion.

                 (E) DUTY TO RESTORE. Mortgagor shall promptly repair, to the maximum extent practicable, any damage to the Mortgaged Property in question caused by any taking other than one described in the last sentence of
SECTION 1.10(B) above, regardless of whether or not the Award is available for restoration, whether or not any such Award is sufficient in amount, or whether or not such Mortgaged Property can be restored to the same condition and character as existed prior to such taking unless (I) no Event of Default exists, and (II) Mortgagor, in the exercise of its good faith business judgment, consistent with past practices, determines that such Mortgaged Property is no longer necessary for the proper conduct of its business and that restoration of such Mortgaged Property in such manner would not be prudent.

                 1.11. SURVIVAL OF WARRANTIES; FULL PERFORMANCE REQUIRED. All representations, warranties and covenants of Mortgagor made to Mortgagee in connection with the indebtedness secured hereby shall survive the execution and delivery of this Mortgage and shall remain continuing obligations, warranties and representations of Mortgagor so long as any portion of the obligations secured by this Mortgage remain outstanding; and Mortgagor shall fully and faithfully satisfy and perform all such obligations, representations, warranties and covenants.

                 1.12. OTHER INSTRUMENTS. Mortgagor shall punctually pay all amounts due and payable under, and shall promptly and faithfully perform or observe each and every other obligation or condition to be performed or observed under, each deed of trust, mortgage or other lien or encumbrance, lease, sublease, declaration, covenant, condition, restriction, license, order or other instrument or agreement affecting the Mortgage Estate, in law or in equity, if the failure to perform or observe such obligation or condition could have (I) a material adverse effect on the operation, condition, or value of any of the Designated Properties, or Mortgagee's lien thereon, or (II) a Material Adverse Effect.

                 1.13. FURTHER ACTS. Mortgagor shall do and perform all acts necessary to keep valid and effective the charges and lien hereof, to carry into effect its object and purposes, and shall execute and deliver to Mortgagee at any time, upon request of Mortgagee, all other and further instruments in writing necessary to vest in and secure to Mortgagee each and every part of the Mortgage Estate and the Rents and the rights and interest of Mortgagee therein or with respect thereto; and, upon request by Mortgagee, shall supply evidence of fulfillment of each of the covenants herein contained concerning which a request for such evidence has been made.

                 1.14. COVENANTS REGARDING THE LEASES. Mortgagor hereby covenants, represents and warrants to Mortgagee as follows with respect to each
Lease:

                 (A) NO DEFAULT. As of the date hereof, the Lease is a valid and subsisting lease and is in full force and effect in accordance with its terms. Mortgagor is the owner of the entire lessee's interest in and under
the Lease.   To Mortgagor's knowledge, as of the date hereof, no default has occurred and is continuing under the Lease. This Mortgage is lawfully executed and delivered in conformity with the terms of the Lease and is and will be kept a valid lien on the interests of Mortgagor therein.

                 (B) ENCUMBRANCES. Mortgagor shall not, without the prior written consent of Mortgagee, (I) except as may be expressly permitted under the Credit Agreement, further encumber its leasehold estate, the Land, or any other portion of the Mortgage Estate, or (II) except as required by the Lease as of the date hereof, subordinate or consent to the subordination of the Lease to any underlying lease, mortgage or deed of trust on the lessor's interest in the premises demised by the Lease unless the lessor under such underlying lease or the mortgagee or beneficiary under such mortgage or deed of trust concurrently executes and acknowledges a non-disturbance agreement for the benefit of Mortgagor in form and substance reasonably acceptable to Mortgagee.

                 (C) NOTICES OF DEFAULT. Mortgagor shall notify Mortgagee promptly in writing of (I) any material default by Mortgagor or the lessor under the Lease and (II) the receipt by Mortgagor of any written notice of default from the lessor under the Lease. Mortgagor shall promptly deliver to Mortgagee a copy of any such written notice of default under the Lease.

                 (D) COOPERATION WITH MORTGAGEE'S EFFORTS TO CURE. If any material default under the Lease shall have occurred and be continuing, upon the written request of Mortgagee, Mortgagor shall promptly execute, acknowledge and deliver to Mortgagee such instruments as may reasonably be required to permit Mortgagee to cure such default or to permit Mortgagee to take such other action required to enable Mortgagee to cure or remedy the matter in default and to preserve the security interest of Mortgagee under this Mortgage with respect to the Lease. Mortgagor hereby irrevocably appoints Mortgagee, during the existence of an Event of Default as its true and lawful attorney-in-fact to do, in its name or otherwise, any and all acts and to execute any and all documents which are necessary to preserve any rights of Mortgagor under or with respect to the Lease, including, without limitation, the right to effectuate any extension or renewal of the Lease, or to preserve any rights of Mortgagor whatsoever in respect of any part of the Lease (and the above powers granted to Mortgagor are coupled with an interest and shall be irrevocable).

                 (E) FEE MORTGAGE. Unless Mortgagee otherwise consents, the acquisition of any fee title or other interest in the Leased Land or the Improvements by Mortgagor, whether pursuant to an option in the Lease or otherwise, shall not result in a merger of the leasehold estate with such fee title or other interest. In the event that Mortgagor acquires any such fee title or other interest, such fee title or other interest shall be subject to the terms of this Mortgage.

                 (G)      RIGHTS IN BANKRUPTCY; CLAIMS AGAINST LESSOR.

                          (I) Mortgagor shall notify Mortgagee of any filing by or against any lessor under the Lease of a petition under any bankruptcy, insolvency, reorganization, moratorium or similar law (any such law being herein referred to as a "BANKRUPTCY LAW"), promptly after learning thereof, setting forth any information available to Mortgagor as to the date of such filing, the court in which the petition was filed, and the relief sought. Mortgagor shall promptly deliver to Mortgagee any and all notices, summonses, pleadings, applications and other documents received by Mortgagor in connection with any such petition and any proceedings relating thereto.

                          (II) If the Lease is rejected or disaffirmed by the lessor thereunder (or by any receiver, trustee, custodian or other party who succeeds to the rights of such lessor) pursuant to any Bankruptcy Law, (A) Mortgagor shall not elect to treat the Lease as terminated under 11 U.S.C. Section 365(h) or any similar or successor law or right, (B) Mortgagor shall remain in possession of the leased premises to the extent it is then legally entitled to do so and shall perform all acts necessary for Mortgagor to retain its right to remain in such possession for the unexpired term of the Lease (including all renewal and extension options), whether such acts are required under the then-existing terms and provisions of the Lease or otherwise, and
         (C) all of the terms and provisions of this Mortgage and the lien created hereby shall remain in full force and effect and shall be extended automatically to such possession, occupancy and interest of Mortgagor.

                          (III) Mortgagor hereby assigns to Mortgagee the proceeds of any claim that Mortgagor may have against the lessor under the Lease (or any receiver, trustee, custodian or other party who succeeds to the rights of such lessor) by reason of any breach or any inability of such lessor (or any such successor) to perform the terms and provisions of the Lease (including by reason of a rejection or disaffirmance of the Lease pursuant to any Bankruptcy Law). If an Event of Default has occurred and is continuing, Mortgagee has the sole right to elect either (A) to proceed against such lessor (or such receiver, trustee, custodian or other party) as if Mortgagee were the named lessee under the Lease, in Mortgagor's name, or in Mortgagee's name as agent for Mortgagor, and Mortgagor agrees to cooperate with Mortgagee in such action and shall execute any and all documents required in furtherance of such action, or (B) to have Mortgagor proceed in Mortgagor's and Mortgagee's behalf in which event Mortgagee may participate in any such proceedings, and Mortgagor from time to time will deliver to Mortgagee all instruments requested by Mortgagee or as may be required to permit such participation. So long as no Event of Default has occurred and is continuing, Mortgagor shall, at its expense, have the right to prosecute any such proceedings in its own behalf.

                 (H) ATTORNMENT AGREEMENTS. Mortgagor shall use its best efforts to cause all leases and subleases hereafter entered into by Mortgagor as lessor or sublessor (and all existing leases and subleases hereafter modified or amended by Mortgagor as lessor or sublessor thereunder) (each such lease or sublease being a "TENANT LEASE", and the lessee or sublessee thereunder being a "TENANT") to provide that if Mortgagee forecloses under this Mortgage or, in the case of a Tenant Lease which is a sublease, enters into a new lease with any lessor under the applicable Lease, whether pursuant to any provisions for such a new lease contained in the applicable Lease or otherwise, then the Tenant shall attorn to Mortgagee or its assignee and the Tenant Lease will remain in full force and effect in accordance with its terms notwithstanding such foreclosure or the termination of the applicable Lease.

                 (I) STATUS OF THE LEASE; MODIFICATIONS. With respect to each Lease described in EXHIBIT B, Mortgagor hereby represents and warrants that Mortgagor is the current lessee under the Lease since March 22, 1995, the Lease has not been amended, modified, extended, renewed, substituted or assigned except as disclosed to Mortgagee in writing, and that Mortgagor has delivered to Mortgagee a true, accurate and complete copy of the Lease. Mortgagor hereby represents that EXHIBIT B accurately sets forth all recording data with respect to the filing or recordation of the Lease or a legally valid memorandum thereof, if the Lease or such a memorandum has been recorded. From time to time, within ten business days following the receipt of a request therefor from Mortgagee, Mortgagor shall deliver to Mortgagee true and correct copies of any and all amendments to the Lease executed after the date hereof.

The generality of the provisions of this SECTION 1.14 relating to the Lease shall not be limited by other provisions of this Mortgage setting forth particular obligations of Mortgagor which are also required of Mortgagor with respect to the Lease, the Improvements, or the Leased Land.


                 1.15 ADDITIONAL COVENANTS REGARDING DESIGNATED PROPERTIES. Without limiting Mortgagor's obligations hereunder and under the other Loan Documents with respect to any other portion of the Mortgage Estate, Mortgagor hereby makes the following covenants with respect to the portions of the Mortgage Estate identified on EXHIBIT C, attached hereto (being the "DESIGNATED PROPERTIES," and those portions of the Designated Properties located on or directly relating to the Land designated by a particular "Location Number" in the exhibits attached hereto being collectively referred to herein as a particular "DESIGNATED PROPERTY"):

                 (A) Mortgagor shall not remove or demolish the Improvements on any Designated Property, except as may be required by law or as may be necessary in order to comply with law, without the prior written consent of Mortgagee, and if Trustor is required by law to remove or demolish Improvements comprising a portion of a Designated Property, Trustor shall, to the extent practicable, promptly replace such Improvements with Improvements of comparable value and utility (it being understood that the foregoing shall not be construed as requiring Mortgagee's consent for Mortgagor to undertake a renovation of the Improvements on a Designated Property, unless such renovation would involve the demolition or removal of Improvements representing more than half of the replacement cost of the Improvements currently located on such Designated Property);

                 (B) Mortgagor shall comply with all laws, statutes, ordinances, rules, regulations, orders, covenants, conditions and restrictions now or hereafter affecting the Designated Properties or any part thereof or requiring any alterations or improvements;

                 (C) Mortgagor shall not abandon the Designated Properties or any portion thereof or leave the Designated Properties unprotected, unguarded, vacant or deserted;

                 (D) Mortgagor shall not sell, assign, exchange, transfer, abandon, release, relinquish, otherwise encumber or otherwise dispose of any of Mortgagor's right, title or interest in and to any of the Designated Properties without the prior written consent of Mortgagee except as may be expressly permitted by the Credit Agreement.

PARAGRAPHS (E) THROUGH (L) AND SECTION 1.16 ARE NOT TO BE INCLUDED IN ANY OF THE MORTGAGES TO BE RECORDED ON THE CLOSING DATE (THERE ARE CURRENTLY NO "DESIGNATED LEASES"), BUT MAY BE ADDED BY AMENDMENT IN THE FUTURE IF AGENT DETERMINES THAT A FUTURE LEASE ENTERED INTO OR ACQUIRED BY COMPANY OR ANY SUBSIDIARY (OTHER THAN A LEASE OF PROPERTY USED SOLELY FOR OPERATION OF A GROCERY STORE) IS OF SUFFICIENT VALUE OR IMPORTANCE TO CONSTITUTE A "DESIGNATED LEASE"

                 (E) Mortgagor shall promptly and timely perform and observe all the material terms covenants and conditions required to be performed and observed by Mortgagor as lessee under any Lease relating to any of the Designated Properties (each, a "DESIGNATED LEASE") and do all things necessary to preserve and to keep unimpaired its rights under any Designated Lease;

                 (F) Mortgagor shall promptly upon demand by Mortgagee from time to time, use reasonable efforts (other than payment to the lessor) to obtain from the lessor under any Designated Lease and furnish to Mortgagee the estoppel certificate of such lessor stating the date through which rent has been paid and whether or not there are any defaults under such Designated Lease and specifying the nature of such defaults, if any;

                 (G) Mortgagor shall not, without Mortgagee's prior written consent, surrender, terminate, forfeit, or suffer or permit the surrender, termination or forfeiture of, or change, modify or amend in any material adverse manner, any Designated Lease;

                 (H) Mortgagor shall enforce the material obligations of the lessor under each Designated Lease to the end that Mortgagor may enjoy all of the material rights granted to it as lessee under any Designated Lease and not waive, excuse, condone or in any way release or discharge the lessor under any Designated Lease of or from such lessor's material obligations, covenants and/or conditions under any Designated Lease, without the prior written consent of Mortgagee, except as required by the provisions of such Designated Lease (e.g., upon sale of the property by the lessor).

                 (I) Mortgagor shall promptly notify Mortgagee of any request made by either party to any Designated Lease for arbitration proceedings pursuant to the Lease and of the institution of any such arbitration proceedings, and promptly deliver to Mortgagee a copy of the determination of the arbitrators in each such arbitration proceeding;

                 (J) Mortgagor shall notify Mortgagee at least 120 days prior to the last date provided for the exercise of any purchase option contained in the any Designated Lease (each, a "PURCHASE OPTION");

                 (K) Mortgagor shall observe and perform all of the obligations required to maintain each Purchase Option in full force and effect; and

                 (L) Mortgagor shall exercise each Purchase Option at least 30 days prior to the last date provided therefor in the applicable Designated Lease unless otherwise agreed by Mortgagee in writing.

                 1.16. ATTORNEY-IN-FACT RE PURCHASE OPTION. Mortgagor hereby appoints Mortgagee as Mortgagor's attorney-in-fact, with full authority in the place of Mortgagor and in the name of Mortgagor or Mortgagee, to take such action and to execute such documents, agreements, approvals or other instruments as Mortgagee may reasonably deem necessary or advisable to exercise any Purchase Option in the event Mortgagor fails to exercise the same if and when required by SECTION 1.15, or in the event that an Event of Default shall have occurred and be continuing.


                                   ARTICLE II
                         OTHER COVENANTS AND AGREEMENTS

                 2.01. ACTIONS BY MORTGAGEE TO PRESERVE MORTGAGE ESTATE. If Mortgagor fails to make any payment or to do any act as and in the manner provided in this Mortgage or any other Secured Credit Document, Mortgagee, in its own discretion, without obligation so to do, without notice to or demand upon Mortgagor and without releasing Mortgagor from any obligation, may, upon the occurrence and during the continuation of an Event of Default, make or do the same in such manner and to such extent as it may deem necessary to protect the security hereof. Without limiting the generality of foregoing, Mortgagee shall have the option to cure any default and to perform any or all of Mortgagor's obligations under any Lease. In exercising such powers (without limiting their general and other powers, whether conferred herein, in the Credit Agreement, or in any other Secured Credit Document), Mortgagee shall have and is hereby given the right, but not the obligation,

                 (A) to enter upon and take possession of the Mortgage Estate, or any portion thereof;

                 (B) to make additions, alterations, repairs and improvements to the Mortgage Estate which it may consider necessary or proper to keep the Mortgage Estate in good condition and repair;

                 (C) to appear and participate in any action or proceeding affecting or which may affect the security hereof or the rights or powers of Mortgagee;

                 (D) to pay, purchase, contest or compromise any encumbrance, claim, charge, lien or debt which in the judgment of Mortgagee may affect or appears to affect the security of this Mortgage or to be prior or superior hereto; and

                 (E) in exercising such powers, to pay necessary expenses, including employment of counsel and other necessary or desirable consultants.

Immediately upon demand therefor by Mortgagee, Mortgagor shall pay to Mortgagee an amount equal to all costs and expenses incurred by Mortgagee in connection with the exercise of the foregoing rights, including, without limitation, costs of evidence of title, court costs, appraisals, surveys, and receiver's, and reasonable attorneys' fees, costs and expenses, whether or not an action is actually commenced in connection therewith, together with interest thereon, from date of expenditure until Mortgagee has been repaid such amount, at the rate (the "AGREED RATE") which is the lesser of: (X) the Base Rate plus two percent (2%) per annum, or (Y) the maximum interest rate that can lawfully be charged by Mortgagee to Mortgagor on such funds on the date such funds are expended by Mortgagee (interest on each such expenditure being calculated separately at the particular Agreed Rate applicable to such expenditure); and, until paid, Mortgagor's obligation to repay said sums shall be secured hereby.

                 2.02.    INSPECTIONS.   Mortgagee is authorized to enter upon
or in any part of the Mortgage Estate (which entry shall be at reasonable times and upon reasonable notice to Mortgagor, unless an Event of Default shall have occurred and be continuing) to inspect the same or to perform any of the acts authorized hereunder or under the terms of any of the Secured Credit Documents.

                 2.03.    LIMITED EFFECT OF INDULGENCES.

                 (A) Without affecting the liability of any other person liable for the payment of any obligation under any of the Secured Credit Documents, and without affecting the lien or charge of this Mortgage upon any portion of the Mortgage Estate not then or theretofore released as security for the full amount of all unpaid obligations, Mortgagee may, from time to time and without notice, (I) release any person so liable, (II) extend the maturity or alter any of the terms of any such obligation, (III) grant other indulgences,
(IV) release or reconvey, or cause to be released or reconveyed, at any time, at Mortgagee's option, any parcel, portion or all of the Mortgage Estate, (V) take or release any other or additional security for any obligation herein mentioned, or (VI) make compositions or other arrangements with debtors in relation thereto.

                 (B) By accepting payment or performance of any obligation secured by this Mortgage after the payment or performance is due or after the filing of a notice of default and election to sell, Mortgagee shall not have thereby waived its right to require prompt payment or performance, when due, of all other obligations secured hereby, or to declare a default for failure so to pay or perform, or to proceed with the sale under any notice of default and election to sell theretofore given by Mortgagee, or to any unpaid balance of the indebtedness secured hereby. The acceptance by Mortgagee of any sum in an amount less than the entire sum then due is not a waiver of the obligation of Mortgagor to pay said sum. Mortgagor's failure to pay the entire sum then due shall be and continue to be a default, notwithstanding the acceptance of partial payment, and, until the entire sum then due shall have been paid, Mortgagee shall at all times be entitled to exercise all the remedies herein conferred, whether or not such amounts are received prior or subsequent to such notice. No delay or omission of Mortgagee in the exercising of any right or power hereunder shall impair such right or power or any other right or power nor shall the same be construed to be a waiver of any default or any acquiescence therein.

                 2.04. ADDITIONAL SECURITY. Neither other security now existing or hereafter taken to secure the obligations secured hereby, nor the liability of any maker, surety or endorser with respect to such obligations, or any of them, shall be impaired or affected by the execution of this Mortgage or by any of the acts referred to in SECTION 2.03. All additional security shall be taken, considered and held as cumulative. If Mortgagee at any time holds additional security for any of the obligations secured hereby, it may enforce the sale thereof or otherwise realize upon the same, at its option, either before, concurrently, or after a sale is made hereunder.

                 2.05. EXECUTION OF INSTRUMENTS BY MORTGAGEE. At any time, and from time to time, without liability therefor and without notice, and without affecting the personal liability of any person for payment of the indebtedness or the performance of any other obligation secured hereby or the effect of this Mortgage upon the remainder of said Mortgage Estate, Mortgagee may (I) release the lien of this Mortgage with respect to any part of said Mortgage Estate, (II) consent in writing to the making of any map or plat thereof or join in granting any easement, right of way, restrictive covenant or other dedication thereon, or (III) join in any extension agreement, agreement subordinating the lien or charge hereof, or other agreement or instrument relating hereto or to the Mortgage Estate or any portion thereof.

                 2.06. INVALIDITY OF LIEN. If the lien of this Mortgage is invalid or unenforceable as to any part of the Secured Obligations, or if the lien is invalid or unenforceable as to any part of the Mortgage Estate, the unsecured or partially secured portion of the Secured Obligations shall be completely paid prior to the payment of the remaining and secured or partially secured portion of the debt, and all payments made on the Secured Obligations, whether voluntary or under foreclosure or other enforcement action or procedure, shall be considered to have been first paid on and applied to the full payment of that portion of the Secured Obligations which is not secured or is not fully secured by the lien of this Mortgage.

                 2.07.    MORTGAGOR WAIVER OF RIGHTS.

                 (A) Mortgagor waives, to the fullest extent permitted by law, (I) the benefit of all laws now existing or hereafter enacted providing for any appraisement before sale of any portion of the Mortgage Estate; and,
(II) whether now existing or hereafter arising or created, (A) all rights to direct the order in which the Mortgage Estate may be sold and all rights of valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of the secured indebtedness and marshaling in the event of foreclosure of the liens hereby created, (B) all rights and remedies which Mortgagor may have or be able to assert by reason of the laws of any state pertaining to the rights and remedies of sureties, (C) any and all rights of redemption before, at, or after sale under any order or decree of foreclosure of this Mortgage on behalf of Mortgagor and each and every person acquiring any interest or title to the Mortgage Estate subsequent to the date of this Mortgage, (D) except as otherwise herein provided, all rights and remedies which Mortgagor may have or be able to assert to insurance proceeds, to the proceeds of any action or proceeding in eminent domain affecting the Mortgage Estate or any portion thereof, and to proceeds of a sale in lieu of such taking, and (E) all present and future statutes of limitations as a defense to any action to foreclose this Mortgage.

                 (B) Unless otherwise expressly provided, all sums secured by this Mortgage shall be paid without notice, demand, counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction, and the obligations and liabilities of Mortgagor to pay such sums, and to perform all other obligations of Mortgagor hereunder or under the Secured Credit Documents shall in no way be released, discharged or otherwise affected by reason of: (I) any damage to or destruction of or any condemnation or similar taking of the Mortgage Estate or any part thereof; (II) any restriction or prevention of or interference by Mortgagee, or any third party with any use of the Mortgage Estate or any part thereof; (III) any title defect or encumbrance or any eviction from the Mortgage Estate or any part thereof by title paramount or otherwise; (IV) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to Mortgagee, or any action taken with respect to this Mortgage by any trustee or receiver thereof, or by any court in any such proceeding; (V) any claim which Mortgagor has or might have against Mortgagee; (VI) any default or failure on the part of Mortgagee to perform or comply with any of the terms hereof or of any other agreement with Mortgagor; or (VII) any other occurrence whatsoever, whether similar or dissimilar to the foregoing; whether or not Mortgagor shall have notice or knowledge of any of the foregoing.

                 2.08. RELEASE; DEFEASANCE. If (i) Mortgagee pays all sums due under the Secured Credit Documents in accordance with the terms thereof, or
(ii) the Collateral Release Date (as defined in the Credit Agreement) shall have occurred, then this Mortgage and the estate and rights hereby created shall cease, terminate, and become void, and thereupon Mortgagee, upon the written request and at the expense of Mortgagee, shall execute and deliver to Mortgagee such instruments as shall be required to evidence of record the satisfaction of this Mortgage and the lien thereof.


                                  ARTICLE III
                    ASSIGNMENT OF RENTS, ISSUES AND PROFITS

                 3.01. ASSIGNMENT OF RENTS, ISSUES AND PROFITS. Mortgagor hereby assigns and transfers all of the Rents to Mortgagee, and hereby gives to and confers upon Mortgagee the right, power and authority to collect the Rents. Mortgagor irrevocably appoints Mortgagee its true and lawful attorney-in-fact, at the option of Mortgagee at any time and from time to time while this Mortgage remains in effect, to demand, receive and enforce payment; to give receipts, releases and satisfactions; to sue, in the name of Mortgagor or Mortgagee, for all Rents; and to apply the same to the indebtedness secured hereby; provided, however, that so long as no Event of Default exists, Mortgagor shall have the right to collect the Rents, (but not more than ninety days in advance unless the written approval of Mortgagee has first been obtained). The assignment of the Rents in this Article III is intended to be an absolute assignment from Mortgagor to Mortgagee and not merely the passing of a security interest. Upon request by Mortgagee, Mortgagor shall, from time to time hereafter, execute and deliver to Mortgagee recordable assignments in form satisfactory to Mortgagee of any or all leases, subleases, licenses, and concession or other agreements with respect to the use or occupancy of the Mortgage Estate or any portion thereof by any person other than Mortgagor now or hereafter affecting any portion of the Mortgage Estate.

                 3.02. COLLECTION UPON DEFAULT. Upon the occurrence of an Event of Default hereunder, Mortgagee may, at any time without notice, either in person, by agent or by a receiver appointed by a court, and without regard to the adequacy of any security for Secured Obligations, enter upon and take possession of the Mortgage Estate, or any part thereof, and, with or without taking possession of the Mortgage Estate or any part thereof, in its own name sue for or otherwise collect the Rents, including those past due and unpaid; and all prepaid Rents and all other moneys which may have been or may hereafter be deposited with Mortgagor by any lessee or tenant of Mortgagor to secure the payment of any rent or for any services thereafter to be rendered by Mortgagor or for any other obligation of any tenant to Mortgagor arising under any Lease. Upon the occurrence of any Event of Default, Mortgagor shall promptly deliver all such Rents and other moneys to Mortgagee, and Mortgagee may apply the same, less costs and expenses of operation and collection (including reasonable attorneys' fees and costs, whether or not suit is brought or prosecuted to judgment), upon any of the Secured Obligations, in such order as Mortgagee may determine, notwithstanding that said indebtedness or the performance of said obligation may not then be due and payable. The collection of the Rents, or the entering upon and taking possession of the Mortgage Estate, or the application thereof as aforesaid, shall not cure or waive any default or notice of default hereunder, or invalidate any act done in response to such default or pursuant to such notice of default, or be deemed or construed to make Mortgagee a mortgagee-in-possession of the Mortgage Estate or any portion thereof.


                                   ARTICLE IV
                             REMEDIES UPON DEFAULT

                 4.01. EVENTS OF DEFAULT. The occurrence of any event specified in SECTION 8 of the Credit Agreement shall constitute an event of default ("EVENT OF DEFAULT") hereunder.

                 4.02. ACCELERATION UPON DEFAULT; ADDITIONAL REMEDIES. Upon the occurrence and during the continuation of an Event of Default, whether or not the Secured Obligations are accelerated in accordance with the terms of the Secured Credit Documents, Mortgagee may:

                 (A) Either in person or by agent, with or without bringing any action or proceeding, or by a receiver appointed by a court and without regard to the adequacy of its security, enter upon and take possession of the Mortgage Estate, or any part thereof, in its own name, and do any acts which it deems necessary or desirable to preserve the value, marketability or rentability of the Mortgage Estate, or part thereof or interest therein, to increase the income therefrom or to protect the security hereof and, with or without taking possession of the Mortgage Estate or any part thereof, sue for or otherwise collect the Rents, including those past due and unpaid, and apply the same, less costs and expenses of operation and collection, including reasonable attorneys' fees, upon any indebtedness secured hereby, all in such order as Mortgagee may determine. The entering upon and taking possession of the Mortgage Estate, the collection of such rents, issues and profits and the application thereof as aforesaid shall not cure or waive any default or notice of default hereunder or invalidate any act done in response to such default or pursuant to such notice of default; and, notwithstanding the continuance in possession by Mortgagee or a receiver of all or any portion of the Mortgage Estate or the collection, receipt and application of rents, issues or profits thereby, Mortgagee shall be entitled to exercise every right provided for herein or in any other Secured Credit Document or by law upon occurrence of any Event of Default;

                 (B) Commence an action to foreclose this Mortgage, appoint a receiver, or specifically enforce any of the covenants hereof;

                 (C) Exercise all other rights and remedies provided herein, in any other Secured Credit Document, or in any other document or agreement now or hereafter securing all or any portion of the obligations secured hereby, or provided by law.

                 4.03. APPOINTMENT OF RECEIVER. If an Event of Default in this Mortgage shall have occurred and be continuing, Mortgagee, as a matter of right and without notice to Mortgagor or anyone claiming under Mortgagor, and without regard to the then value of the Mortgage Estate or the interest of Mortgagor therein, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers of the Mortgage Estate, and Mortgagor hereby irrevocably consents to such appointment and waives notice of any application therefor. Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Mortgagee in case of entry as provided herein and shall continue as such and any such receiver shall exercise all such powers until the date of confirmation of sale of the Mortgage Estate unless such receivership is sooner terminated.

                 4.04. APPLICATION OF FUNDS AFTER DEFAULT. Except as otherwise herein provided, upon the occurrence and during the continuation of an Event of Default hereunder, Mortgagee may, at any time without notice, apply any or all sums or amounts received and held by Mortgagee to pay insurance premiums, Impositions, or either of them, or as rents or income of the Mortgage Estate, or as insurance or condemnation proceeds, and all other sums or amounts received by Mortgagee from or on account of Mortgagor or the Mortgage Estate, or otherwise, upon any indebtedness or obligation of the Mortgagor secured hereby, in such manner and order as Mortgagee may elect, notwithstanding that said indebtedness or the performance of said obligation may not yet be due according to the terms thereof. The receipt, use or application of any such sums or amounts shall not be construed to affect the maturity of any indebtedness secured by this Mortgage, or any of the rights or powers of Mortgagee under the terms of this Mortgage or any other Secured Credit Document, or any obligations of Mortgagor or any other obligor under any of the other Secured Credit Documents, or to cure or waive any default or notice of default; or to invalidate any act of Mortgagee.

                 4.05. COSTS OF ENFORCEMENT. Upon the occurrence of any Event of Default, Mortgagee may employ an attorney or attorneys to protect their rights hereunder. Mortgagor promises to pay to Mortgagee, on demand, the reasonable fees and expenses of such attorneys and all other costs of enforcing the obligations secured hereby, including but not limited to, recording fees, receivers' fees and expenses, and all other expenses, of whatever kind or nature, incurred by Mortgagee in connection with the enforcement of the obligations secured hereby, whether or not such enforcement includes the filing of a lawsuit. Until paid, such sums shall be secured hereby and shall bear interest, from date of expenditure, at the Agreed Rate.

                 4.06. REMEDIES NOT EXCLUSIVE. Mortgagee shall be entitled to enforce payment of any indebtedness and performance of any other obligations secured hereby and to exercise all rights and powers under this Mortgage or under any other Secured Credit Document or other agreement or any laws now or hereafter in force, notwithstanding some or all of the said indebtedness and obligations secured hereby may now or hereafter be otherwise secured, whether by mortgage, deed of trust, pledge, lien, assignment or otherwise. Neither the acceptance of this Mortgage nor its enforcement, whether by court action or pursuant to other powers herein contained, shall prejudice or in any manner affect Mortgagee's right to realize upon or enforce any other security now or hereafter held by Mortgagee, it being agreed that Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by Mortgagee in such order and manner as it may in its absolute discretion determine. All rights and remedies existing under this Mortgage are cumulative to, and not exclusive of, any rights or remedies otherwise available. Every power or remedy given by this Mortgage or any other Secured Credit Document to Mortgagee or to which it may be otherwise entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Mortgagee. This Mortgage may be foreclosed at any time against all or successively against any part or parts of the Mortgage Estate as Mortgagee may elect, and this Mortgage and the right of foreclosure hereunder shall not be impaired or exhausted by one or any foreclosure or by one or any sale and may be foreclosed successively and in parts until all of the Mortgage Estate shall have been foreclosed and sold.

                 4.07. REQUEST FOR NOTICE. Mortgagor hereby requests that a copy of any notice of default hereunder be mailed to Mortgagor at the address of Mortgagor set forth in the first paragraph of this Mortgage.


                                   ARTICLE  V
                               SECURITY AGREEMENT

                 5.01. CREATION OF SECURITY INTEREST. Mortgagor hereby grants to Mortgagee a security interest in all of Mortgagor's estate, right, title and interest, now owned or hereafter acquired, in and to the all of the following property (collectively, the

"PERSONAL PROPERTY"), whether now or hereafter existing, as security for the Secured Obligations, upon and subject to all of the terms and conditions set forth in the Company Security Agreement and the Subsidiary Security Agreement (in each case, the "SECURITY AGREEMENT") (which terms are incorporated herein by this reference):

                 (A) all Rents, Deposits and Proceeds, as hereinabove defined;

                 (B) all plans, specifications, maps, surveys, studies, reports, permits, licenses, architectural, engineering and construction contracts, books of account, insurance policies and other documents, of whatever kind or character, relating to use, construction upon, occupancy, leasing, sale or operation of the Property, together with the proceeds, including insurance proceeds, thereof; and

                 (C) all other personal property and fixtures (including, without limiting the generality of the foregoing, goods, equipment, inventory, proceeds and general intangibles, as those terms are defined in the Uniform Commercial Code in effect in the State in which the Land is situated (the "UCC")) now or at any time hereafter located on or at the Property or used in connection therewith, together with the proceeds, including insurance proceeds, thereof.

This Mortgage constitutes a security agreement as that term is used in the UCC and any other state in which any of the Personal Property is located; Mortgagee shall have all the rights and remedies of a secured party under the UCC as in effect from time to time (including, without limitation, the rights and remedies under Section 9501 of the UCC) as well as all other rights and remedies available hereunder or under the Security Agreement or at law or in equity.

                 5.02. FIXTURE FILING. Some of the above goods are or are to become fixtures on the Land. This Mortgage shall be effective as a financing statement filed as a fixture filing with respect to all fixtures included in the Personal Property, executed by Mortgagor (as "debtor") in favor of Mortgagee (as "secured party"). The name of a record owner of any portion the Leased Land in which Mortgagee does not have an interest of record is listed in EXHIBIT B. Information concerning the security interest created hereby may be obtained from Mortgagee, the secured party hereunder, at the address of Mortgagee set forth above.

                 5.03. OTHER SECURITY AGREEMENT. The rights and obligations of Mortgagor and Mortgagee with respect to all Personal Property described in the Security Agreement shall be controlled by the terms and provisions of the Security Agreement to the extent, if any, that the provisions of this Mortgage are inconsistent therewith. To the extent not inconsistent, the respective rights and obligations of Mortgagor and Mortgagee hereunder and under the Security Agreement shall be cumulative.

                                   ARTICLE VI
                            ENVIRONMENTAL INDEMNITY

                 6.01 DEFINED TERMS. As used in this Article, the following terms have the following meanings:

                 "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. Section Section 9601 et seq.), as heretofore or hereafter amended from time to time.

                 "COVERED PERIOD" means the period from the date hereof to and including the Transfer Date, but excluding the period, if any, prior to the Transfer Date, during which (A) Mortgagee or its Affiliate has obtained and then remains in possession and control of the Property, and (B) Mortgagor is neither in possession or control of the Property nor engaging in any Hazardous Materials Activity on or at the Property.

                 "ENVIRONMENTAL LOSSES" means Losses suffered or incurred by any Indemnitee, arising out of or as a result of: (I) any Hazardous Materials Activity that occurs or is alleged to have occurred in whole or in part on or prior to the date hereof or during the Covered Period; (II) any violation on or prior to the date hereof or during the Covered Period of any applicable Environmental Laws relating to the Property or to the ownership, use, occupancy or operation thereof;
         (III) any investigation, inquiry, order, hearing, action, or other proceeding by or before any governmental agency in connection with any Hazardous Materials Activity that occurs or is alleged to have occurred in whole or in part on or prior to the date hereof or during the Covered Period; or (IV) any claim, demand or cause of action, or any action or other proceeding, whether meritorious or not, brought or asserted against any Indemnitee (hereinafter defined) which directly or indirectly relates to, arises from or is based on any of the matters described in CLAUSES (I), (II), or (III), or any allegation of any such matters.

                 "HAZARDOUS MATERIALS ACTIVITY" means any use, storage, holding, existence, release (including any spilling, leaking, pumping, pouring, emitting, emptying, dumping, disposing into the environment, and the continuing migration into or through soil, surface water, or groundwater), emission, discharge, generation, processing, abatement, removal, disposition, handling or transportation to or from the Property of any Hazardous Materials from, under, in, into or on the Property or surrounding property, including, without limitation, the movement or migration of any Hazardous Materials from surrounding property or groundwater in, into or onto the Property and any residual Hazardous Materials contamination on or under the Property.

                 "LOSSES" means any and all losses, liabilities, damages (whether actual, consequential, punitive, or otherwise denominated), demands, claims, actions, judgements, causes of action, assessments, penalties, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements), of any and every kind or character, foreseeable and unforeseeable, liquidated and contingent, proximate and remote.

                 "TRANSFER DATE" means the date on which Mortgagee (or its Affiliate) acquires that title previously held by Mortgagor to the Property pursuant to foreclosure of the lien of this Mortgage, or by receipt of a deed in lieu of such foreclosure, and any and all redemption rights of Mortgagor have expired, unless within a period of ninety-one (91) days after the date on which such title vests in Mortgagee (or its Affiliate) a bankruptcy or other insolvency proceeding is filed by or against Mortgagor. If Mortgagor should remain in or reacquire possession of the Property after the Transfer Date, or if Mortgagor should engage in any Hazardous Materials Activity on or at the Property after the Transfer Date, the Transfer Date shall be deemed to be the date after which Mortgagor is no longer in possession of the Property and has ceased to engage in any Hazardous Materials Activity on or at the Property.

                 6.02.    INDEMNITY.

                 (A) Mortgagor hereby agrees to indemnify, defend, and hold harmless Mortgagee, Lenders, the Secured Interest Rate Exchangers, and each of their respective successors, assigns and participants, and their respective parent, subsidiary and affiliated corporations, and the respective directors, officers, agents, attorneys, and employees of each of the foregoing (each of which is referred to herein individually as an "INDEMNITEE" and collectively as the "INDEMNITEES"), and each of them, from and against any and all Environmental Losses except those arising solely from the gross negligence or wilful misconduct of the Indemnitee as determined by a final judgment of a court of competent jurisdiction.

                 (B) If any Indemnitee notifies Mortgagor of any claim or notice of the commencement of any action, administrative or legal proceeding, or investigation as to which the indemnity provided for in this SECTION 6.02 (the "INDEMNITY") applies, Mortgagor shall assume on behalf of such Indemnitee and conduct with due diligence and in good faith the investigation and defense thereof and the response thereto with counsel reasonably satisfactory to such Indemnitee; provided, however, that the Indemnitee, at its own expense, shall have the right to be represented by advisory counsel of its own selection and advised by such experts and consultants as such Indemnitee reasonably believes may be necessary; and provided, further, that if any such claim, action, proceeding, or investigation involves both Mortgagor and an Indemnitee and such Indemnitee shall have reasonably concluded that there may be legal defenses available to it which are inconsistent with those available to Mortgagor, or otherwise shall have concluded in good faith that separate counsel is necessary in order to protect Mortgagee's interests, then such Indemnitee shall have the right to select separate counsel to participate in the investigation and defense of and response to such claim, action, proceeding or investigation on its own behalf at Mortgagor's expense.

                 (C) If any claim, action, proceeding, or investigation arises as to which the Indemnity applies, and Mortgagor fails to assume promptly (and in any event within ten (10) days after being notified of the claim, action, proceeding, or investigation) the defense of an Indemnitee, then such Indemnitee may contest and settle the claim, action, proceeding, or investigation at Mortgagor's expense using counsel and experts selected by such Indemnitee; provided, however, that after any such failure by Mortgagor no such contest need be made by such Indemnitee and settlement or full payment of any claim may be made by such Indemnitee without Mortgagor's consent and without releasing Mortgagor from any obligations to such Indemnitee hereunder.

                 (D) The obligations of Mortgagor under this Article are independent of, and shall not be measured or affected by (I) any amounts at any time owing under the Loans or any Interest Rate Agreement, (II) the sufficiency or insufficiency of any collateral (including, without limitation, the Property) given to secure repayment of the Loans and payment of Mortgagor's obligations under Interest Rate Agreements, (III) the consideration given by Mortgagee or any other party in order to acquire the Property, or any portion thereof, (IV) the modification, expiration, foreclosure, release, or termination of this Mortgage or any other document or instrument relating to the Loans or the Interest Rate Agreements, or (V) the discharge or repayment in full of the Loans or Mortgagor's obligations under any Interest Rate Agreement (including, without limitation, by amounts paid or credit bid at a foreclosure sale or by discharge in connection with a deed in lieu of foreclosure).

                 (E) Mortgagor's obligations under this Article shall survive the sale or other transfer of the Property by Mortgagor prior to the Transfer Date as well as the foreclosure, release, or termination of this Mortgage. The rights of each Indemnitee under this Indemnity shall be in addition to any other rights and remedies of such Indemnitee against Mortgagor under any other document or instrument now or hereafter executed by Mortgagor, or at law or in equity (including, without limitation, any right of reimbursement or contribution pursuant to CERCLA or other similar Environmental
Laws), and shall not in any way be deemed a waiver of any of such rights. Mortgagor agrees that it shall withhold the exercise of any right of contribution (including, without limitation, any right of contribution under CERCLA or other similar Environmental Laws) or subrogation against any other Loan Party in connection with any Environmental Losses, unless and until all obligations of Mortgagor under this Article have been satisfied.

                 (F) All obligations of Mortgagor under this Article shall be payable on demand, and any amount due and payable under this Article to any Indemnitee by Mortgagor which is not paid within thirty (30) days after written demand therefor from an Indemnitee with an explanation of the amounts demanded shall bear interest from the date of such demand at the Agreed Rate.

                 (G) Mortgagor agrees to pay to each Indemnitee all costs and expenses (including, without limitation, Indemnitee's reasonable attorneys' fees and disbursements) incurred by such Indemnitee in connection with the Indemnity or the enforcement hereof.

                                  ARTICLE VII
                                 MISCELLANEOUS

                 7.01. AMENDMENTS. This instrument cannot be waived, changed, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, discharge or termination is sought.

                 7.02. GOVERNING LAW. IN ACCORDANCE WITH THE TERMS OF THE SECURED CREDIT DOCUMENTS, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS MORTGAGE AND UNDER THE OTHER SECURED CREDIT DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS-OF-LAW RULES AND PRINCIPLES OF SUCH STATE. MORTGAGOR AND MORTGAGEE FURTHER ACKNOWLEDGE, AGREE, AND STIPULATE THAT THE STATE OF NEW YORK HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES INVOLVED IN THIS TRANSACTION AND TO THE UNDERLYING TRANSACTIONS SECURED BY THIS MORTGAGE. NOTWITHSTANDING THE FOREGOING, THE PARTIES AGREE THAT:

                 (A) THE PROCEDURES GOVERNING THE ENFORCEMENT BY MORTGAGEE OF PROVISIONAL REMEDIES AGAINST MORTGAGOR DIRECTLY RELATING TO THE REAL PROPERTY ENCUMBERED HEREBY, INCLUDING, BY WAY OF ILLUSTRATION BUT NOT LIMITATION, ANY SUCH ACTIONS FOR REPLEVIN, FOR CLAIM OF DELIVERY OF PROPERTY, OR FOR THE APPOINTMENT OF A RECEIVER, SHALL BE GOVERNED BY THE LAWS OF THE STATE IN WHICH THE PROPERTY IS SITUATED (THE "SITUS STATE");

                 (B) THE LAW OF THE SITUS STATE SHALL APPLY TO THE EXTENT, BUT ONLY TO THE EXTENT, NECESSARY IN ORDER TO CREATE, TO PERFECT, AND TO FORECLOSE THE SECURITY INTERESTS AND LIENS CREATED HEREBY; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION SHALL IN ANY EVENT BE CONSTRUED TO PROVIDE THAT THE SUBSTANTIVE LAW OF THE SITUS STATE SHALL APPLY TO THE OBLIGATIONS AND INDEBTEDNESS SECURED BY THIS MORTGAGE OR EVIDENCED BY THE OTHER SECURED CREDIT DOCUMENTS, WHICH ARE AND SHALL CONTINUE TO BE GOVERNED BY THE SUBSTANTIVE LAW OF THE STATE OF NEW YORK. IN SUCH CONNECTION, THE PARTIES FURTHER AGREE THAT MORTGAGEE MAY ENFORCE ITS RIGHTS UNDER THE SECURED CREDIT DOCUMENTS, INCLUDING ITS RIGHT TO SUE MORTGAGOR, TO COLLECT ANY OUTSTANDING INDEBTEDNESS, OR TO OBTAIN A JUDGMENT AGAINST MORTGAGOR IN ILLINOIS, NEW YORK, OR OTHER STATES FOR ANY DEFICIENCY PRIOR TO OR FOLLOWING FORECLOSURE, IN ACCORDANCE WITH NEW YORK LAW, AND IF MORTGAGEE OBTAINS A DEFICIENCY JUDGMENT IN A STATE OTHER THAN THE SITUS STATE, THEN MORTGAGEE SHALL HAVE THE RIGHT TO

ENFORCE SUCH JUDGMENT IN THE SITUS STATE, AS WELL AS IN OTHER STATES.

                 7.03. INTERPRETATION. In this Mortgage the singular shall include the plural and the masculine shall include the feminine and neuter and vice versa, if the context so requires; and the word "PERSON" shall include corporation, partnership or other form of association or entity. The captions or headings at the beginning of Articles, Sections and Subsections hereof are for the convenience of the parties, are not a part of this Mortgage, and shall not be used in construing it. The terms "INCLUDING" and "INCLUDES" shall be construed as though followed by the words "without limitation." All exhibits attached to this Mortgage are incorporated herein by this reference and made a part hereof.

                 7.04. SEVERABILITY. In case any provision in or obligation under this Mortgage shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                 7.05. SUCCESSORS AND ASSIGNS. This Mortgage applies to and shall be binding on and inure to the benefit of all parties hereto and their respective successors and assigns.

                 7.06. MORTGAGEE STATEMENTS. For any statement or accounting regarding the Secured Obligations requested by Mortgagor, Mortgagee may charge the maximum amount permitted by law at the time of the request for such statement, or if there is no such maximum, then an amount consistent with Mortgagee's customary charges therefor or the actual cost to Mortgagee thereof, whichever is greater.

                 7.07. NOTICES. Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the address of each party hereto shall be as hereinabove set forth following such party's name (provided that a copy of any notice or other communication to Mortgagee shall also be delivered to Bankers Trust Company, 300 South Grand Avenue, 41st Floor, Los Angeles, CA 90071, Attn: Kevin Smith), or, as to any party, such other address as shall be designated by such party in a written notice delivered to the other parties hereto.

                 7.08. NONFOREIGN ENTITY. Section 1445 of the Internal Revenue Code of 1986, as amended (the "INTERNAL REVENUE CODE") provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform Mortgagee that the withholding of tax will not be required in the event of the disposition of the Mortgage Estate pursuant to the terms of this Mortgage, Mortgagor hereby certifies, under penalty of perjury, that: (A) Mortgagor is not a foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in the Internal Revenue Code and the regulations promulgated thereunder; (B) Mortgagor's U.S. employer identification number (EIN) is as set forth on the signature page of this Mortgage following Mortgagor's name; (C) Mortgagor's principal place of business is at the address set forth on the first page of this Mortgage following Mortgagor's name; and (D) Mortgagor is duly qualified to do business in the state in which the Property is situated. It is understood that Mortgagee may disclose the contents of this certification to the Internal Revenue Service and that any false statement contained herein could be punished by fine, imprisonment or both. Mortgagor covenants and agrees to execute such further certificates, which shall be signed under penalty of perjury, as Mortgagee shall reasonably require. The covenant set forth herein shall survive the foreclosure of the lien of this Mortgage or acceptance of a deed in lieu thereof.

                 7.09     REVOLVING CREDIT; MAXIMUM AMOUNT SECURED; MATURITY
                          DATE.

                 (A) This Mortgage is given to secure a "Revolving Credit" loan as defined in 205 Illinois Compiled Statutes 5/5d and secures not only the indebtedness from Debtor to Mortgagee existing on the date hereof but all such future advances, whether such advances are obligatory or to be made at the option of Mortgagee, or otherwise, as are made within twenty years from the date of this Mortgage, to the same extent as if such future advances were made on the date of the execution of this Mortgage, although there may be no advance made at the time of execution of this Mortgage, and although there may be no indebtedness outstanding at the time any advance is made. The total amount of indebtedness secured by this Mortgage may increase or decrease from time to time, but the total unpaid balance so secured at any one time shall not exceed a maximum principal amount of One Billion Dollars ($1,000,000,000), plus interest thereon, and any disbursements made by Mortgagee for the payment of taxes, special assessment, or insurance on the Property, with interest on such disbursements.

                 (B) The maximum aggregate amount secured by this Mortgage at any one time shall not exceed One Billion Two Hundred Million Dollars ($1,200,000,000). The Secured Obligations mature no later than twenty years from the date of this Mortgage.

(FOR MORTGAGE ON LAND TRUST AND NON-LAND TRUST PROPERTIES IN ILLINOIS:)

                 7.10. EXHIBITS; RECORDING OF COUNTERPARTS. This Mortgage is being executed in several counterparts, all of which are identical; provided, however, that if the Property is located in more than one county, to facilitate recordation, in certain counterparts only the portions of EXHIBIT A and EXHIBIT B that contain descriptions of the Land and the Leases located in the county in which the particular counterpart is to be recorded have been included and other portions of said exhibits are included by reference only. All of such counterparts together shall constitute one and the same instrument. Complete copies of this Mortgage containing the entire EXHIBIT A and EXHIBIT B have been retained by Mortgagor and Mortgagee and recorded in Cook County, Illinois.

(FOR MORTGAGE ON LAND TRUST PROPERTIES IN ILLINOIS):

                 7.11 TRUSTEE EXCULPATION. This Mortgage is executed by LaSalle National Trust, N.A., not personally but as Trustee as aforesaid in the exercise of the power and authority conferred upon and vested in it as such Trustee (and said LaSalle National Trust, N.A. hereby warrants that it possesses full power and authority to execute this instrument), and it is expressly understood and agreed that nothing herein or in the Secured Credit Documents contained shall be construed as creating any liability on LaSalle National Trust, N.A. personally to pay any amount due or to become due under any of the Secured Credit Documents, or to perform any covenant either express or implied therein or herein contained, all such personal liability, if any, being expressly waived by Mortgagee and by every person now or hereafter claiming any right or security hereunder, and that so far as LaSalle National Trust, N.A. personally is concerned, Mortgagee and the owner or owners of any indebtedness accruing hereunder or under the Secured Credit Documents shall look solely to the Collateral (including the Mortgage Estate, Rents and Personal Property described herein) and to other Persons liable for such indebtedness.

                 [Remainder of page intentionally left blank.]

                 EXECUTED as of the day and year first above written.


                                  LASALLE NATIONAL TRUST, N.A., a national banking association, not personally but (1) as Trustee under the provisions of a deed or deeds in trust duly recorded and delivered to said bank in pursuance of a Trust Agreement dated JUNE 3, 1982 and known as TRUST NO. 104987, (2) as Trustee under the provisions of a deed or deeds in trust duly recorded and delivered to said bank in pursuance of a Trust Agreement dated FEBRUARY 15, 1983, and known as TRUST NO. 105958, (3) as Trustee under the provisions of a deed or deeds in trust duly recorded and delivered to said bank in pursuance of a Trust Agreement dated FEBRUARY 1, 1985 and known as TRUST NO. 108982, (4) as Trustee under the provisions of a deed or deeds in trust duly recorded and delivered to said bank in pursuance of a Trust Agreement dated DECEMBER 5, 1984 and known as TRUST NO. 109248, (5) as Trustee under the provisions of a deed or deeds in trust duly recorded and delivered to said bank in pursuance of a Trust Agreement dated MARCH 6, 1986 and known as TRUST NO. 110897, and (6) as Trustee under the provisions of a deed or deeds in trust duly recorded and delivered to said bank in pursuance of a Trust Agreement dated FEBRUARY 15, 1985 and known as TRUST NO. 109453




                                  By: _________________________________

                                  Name: _______________________________

                                  Title:  _____________________________


                                  By: _________________________________

                                  Name: _______________________________

                                  Title:  _____________________________

                 DODI HAZELCREST, INC.
                 a Delaware corporation
                 (EIN # 36-3207353),


                 By: __________________________________

                 Name: ________________________________

                 Title: _______________________________


                 DOMINICK'S FINER FOODS, INC.
                 a Delaware corporation
                 (EIN # 36-3168270)


                 By: __________________________________

                 Name: ________________________________

                 Title: _______________________________

                     ILLINOIS LAND TRUSTEE ACKNOWLEDGEMENT
                         (LASALLE NATIONAL TRUST, N.A.)


STATE OF ILLINOIS                 )
                                  )  SS.
COUNTY OF COOK                    )

                 I, the undersigned, a Notary Public, in and for said County, in the State aforesaid, DO HEREBY CERTIFY that _______________________________ ________________________________, ___________________________ of LASALLE
NATIONAL TRUST, N.A., and  ____________________________________________________,
____________________________ of said Bank, who are personally known to me to be the same persons whose names are subscribed to the foregoing instrument as such ____________________________ and ______________________________, respectively appeared before me this day in person and acknowledged that they signed and delivered said instrument as their own free and voluntary act and as the free and voluntary act of said Bank as Trustee aforesaid, for the uses and purposes therein set forth; and said ____________________________ then and there acknowledged that _he, as custodian of the corporate seal of said Bank, did affix the corporate seal of said Bank to said instrument as his/her own free and voluntary act and as the free and voluntary act of said Bank, as Trustee as aforesaid, for the uses and purposes therein set forth.

                 Given under my hand and official seal, this ________ day of November, 1996.




                                  _______________________________
                                  Notary Public

[SEAL]



My Commission Expires:

________________________________

                       ILLINOIS CORPORATE ACKNOWLEDGEMENT
                            (DODI HAZELCREST, INC.)

STATE OF ILLINOIS                 )
                                  )  SS.
COUNTY OF COOK                    )

                 I, the undersigned, a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that ______________________________ ________________________________, ________________________________ of DODI
HAZELCREST, INC., a Delaware corporation, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and severally acknowledged that as such ____________________ ________________________________, he/she signed, sealed and delivered said instrument and caused the corporate seal of said corporation to be affixed thereto, pursuant to authority given by the Board of Directors of said corporation, as his/her free and voluntary act, and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

                 Given under my hand and official seal, this ________ day of November, 1996.


                                  _______________________________
                                  Notary Public

[SEAL]



My Commission Expires:

________________________________

                       ILLINOIS CORPORATE ACKNOWLEDGEMENT
                         (DOMINICK'S FINER FOODS, INC.)

STATE OF ILLINOIS                 )
                                  )  SS.
COUNTY OF COOK                    )

                 I, the undersigned, a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that _______________________________ ________________________________, ________________________________ of
DOMINICK'S FINER FOODS, INC., a Delaware corporation, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and severally acknowledged that as such ________________________________, he/she signed, sealed and delivered said instrument and caused the corporate seal of said corporation to be affixed thereto, pursuant to authority given by the Board of Directors of said corporation, as his/her free and voluntary act, and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

                 Given under my hand and official seal, this ________ day of November, 1996.


                                  _______________________________
                                  Notary Public

[SEAL]



My Commission Expires:

________________________________

FOR ILLINOIS NON-LAND TRUST MORTGAGE


                 EXECUTED as of the day and year first above written.




                          DOMINICK'S FINER FOODS, INC. OF ILLINOIS, an Illinois corporation
                          (EIN # 36-2657204)

                          By: __________________________________

                          Name: ________________________________

                          Title: _______________________________


                          DOMINICK'S FINER FOODS, INC.
                          a Delaware corporation
                          (EIN # 36-3168270)

                          By: __________________________________

                          Name: ________________________________

                          Title: _______________________________

                       ILLINOIS CORPORATE ACKNOWLEDGEMENT
                   (DOMINICK'S FINER FOODS, INC. OF ILLINOIS)

STATE OF ILLINOIS                 )
                                  )  SS.
COUNTY OF COOK                    )

                 I, the undersigned, a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that ______________________________ ________________________________, ________________________________ of
DOMINICK'S FINER FOODS, INC. OF ILLINOIS, an Illinois corporation, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and severally acknowledged that as such ________________________________, he/she signed, sealed and delivered said instrument and caused the corporate seal of said corporation to be affixed thereto, pursuant to authority given by the Board of Directors of said corporation, as his/her free and voluntary act, and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

                 Given under my hand and official seal, this ________ day of November, 1996.




                                  _______________________________
                                  Notary Public

[SEAL]



My Commission Expires:

________________________________

                       ILLINOIS CORPORATE ACKNOWLEDGEMENT
                         (DOMINICK'S FINER FOODS, INC.)

STATE OF ILLINOIS                 )
                                  )  SS.
COUNTY OF COOK                    )

                 I, the undersigned, a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that ______________________________ ________________________________, ________________________________ of
DOMINICK'S FINER FOODS, INC., a Delaware corporation, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and severally acknowledged that as such ________________________________, he/she signed, sealed and delivered said instrument and caused the corporate seal of said corporation to be affixed thereto, pursuant to authority given by the Board of Directors of said corporation, as his/her free and voluntary act, and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

                 Given under my hand and official seal, this ________ day of November, 1996.




                                  _______________________________
                                  Notary Public

[SEAL]



My Commission Expires:

________________________________

FOR INDIANA MORTGAGE


                 EXECUTED as of the day and year first above written.



DOMINICK'S FINER FOODS, INC.
a Delaware corporation
(EIN # 36-3168270)


By: __________________________________

Name: ________________________________

Title: _______________________________

STATE OF ILLINOIS                 )
                                  )  SS.
COUNTY OF COOK                    )

                 I, the undersigned, a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that _____________________________ ________________________________, ________________________________ of
DOMINICK'S FINER FOODS, INC., a Delaware corporation, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and severally acknowledged that as such ________________________________, he/she signed, sealed and delivered said instrument and caused the corporate seal of said corporation to be affixed thereto, pursuant to authority given by the Board of Directors of said corporation, as his/her free and voluntary act, and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

                 Given under my hand and official seal, this ________ day of November, 1996.




                                  _______________________________
                                  Notary Public

[SEAL]


My Commission Expires:

_______________________________

                                   EXHIBIT A

                            DESCRIPTION OF FEE LAND

                                   EXHIBIT B

                     DESCRIPTION OF LEASES AND LEASED LAND
  INCLUDING NAME OF A RECORD OWNER, AS TO ANY PORTION OF LEASED LAND IN WHICH
                 MORTGAGOR DOES NOT HAVE AN INTEREST OF RECORD

                                   EXHIBIT C

                             DESIGNATED PROPERTIES

                 As used herein, the "Designated Properties" means (A) the Fee Land (excluding (i) the outlot next to 3250 W. 87th Street, Chicago, Illinois, and (ii) the Mortgaged Properties, if any, designated in Exhibit A as Location Numbers 606, 625, and 851) and (B) all portions of the Mortgage Estate located thereon or relating thereto.

                 SEE NOTE FOLLOWING SECTION 1.15(D)

                                  EXHIBIT XXII

                      [FORM OF HOLDINGS PLEDGE AGREEMENT]

                           HOLDINGS PLEDGE AGREEMENT


                 This HOLDINGS PLEDGE AGREEMENT (this "AGREEMENT") is dated as of November 1, 1996 and entered into by and between DOMINICK'S SUPERMARKETS, INC., a Delaware corporation ("PLEDGOR"), and BANKERS TRUST COMPANY ("SECURED PARTY"), as agent for and representative of (in such capacity herein called "SECURED PARTY") the financial institutions ("LENDERS") party to the Credit Agreement referred to below and the Interest Rate Exchangers (as hereinafter defined).


                             PRELIMINARY STATEMENTS


                 A. Pledgor is or will be the legal and beneficial owner of (i) the shares of stock (the "PLEDGED SHARES") described in Part A of
Schedule I annexed hereto and issued by the corporations named therein and (ii) the indebtedness (the "PLEDGED DEBT") described in Part B of said Schedule I and issued by the obligors named therein.

                 B. Lenders, Secured Party, Syndication Agent and Arrangers have entered into a Credit Agreement dated as of November 1, 1996 (said Credit Agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Pledgor, and Dominick's Finer Foods, Inc., a Delaware corporation ("COMPANY"), pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Company.

                 C. It is contemplated that Company may from time to time enter into Interest Rate Agreements with one or more Lenders or their Affiliates (collectively, the "INTEREST RATE EXCHANGERS") and Pledgor desires that the obligations of Company under such agreements, including the obligation to make payments in the event of early termination thereunder (all such obligations being the "INTEREST RATE OBLIGATIONS"), be given the benefits of the security interest created hereby.

                 D. Under the Credit Agreement, Pledgor has guarantied the prompt payment and performance when due of all Obligations of Company under the Credit Agreement and the other Loan Documents and all Interest Rate Obligations of Company in respect of Interest Rate Agreements (said guaranty, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "GUARANTY") in favor of Secured Party for the benefit of Guarantied Parties (as defined therein).

                 E. It is a condition precedent to the initial extensions of credit by Lenders under the Credit Agreement that Pledgor shall have granted the security interests and undertaken the obligations contemplated by this Agreement.

                 NOW, THEREFORE, in consideration of the premises, in order to induce Lenders to make Loans and other extensions of credit under the Credit Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Pledgor hereby agrees with Secured Party as follows:

                 SECTION 1. PLEDGE OF SECURITY. Pledgor hereby pledges and grants to Secured Party a security interest in, all of Pledgor's right, title and interest in and to the following (the "PLEDGED COLLATERAL"):

                 (a) the Pledged Shares and the certificates representing the Pledged Shares and any interest of Pledgor in the entries on the books of any financial intermediary pertaining to the Pledged Shares, and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

                 (b) the Pledged Debt and the instruments evidencing the Pledged Debt, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Debt;

                 (c) all additional shares of, and all securities convertible into and warrants, options and other rights to purchase or otherwise acquire, stock of any issuer of the Pledged Shares from time to time acquired by Pledgor in any manner (which shares shall be deemed to be part of the Pledged Shares), the certificates or other instruments representing such additional shares, securities, warrants, options or other rights and any interest of Pledgor in the entries on the books of any financial intermediary pertaining to such additional shares, and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such additional shares, securities, warrants, options or other rights;

                 (d) all additional indebtedness from time to time owed to Pledgor by any obligor on the Pledged Debt and the instruments evidencing such indebtedness, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness;

                 (e) all shares of, and all securities convertible into and warrants, options and other rights to purchase or otherwise acquire, stock of any Person that, after the date of this Agreement, becomes, as a result of any occurrence, a direct Subsidiary of Pledgor (which shares shall be deemed to be part of the Pledged Shares), the certificates or other instruments representing such shares, securities, warrants, options or other rights and any interest of Pledgor in the entries on the books of any financial intermediary pertaining to such shares, and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares, securities, warrants, options or other rights;

                 (f) all indebtedness from time to time owed to Pledgor by any Person that, after the date of this Agreement, becomes, as a result of any occurrence, a direct or indirect Subsidiary of Pledgor, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness; and

                 (g) to the extent not covered by clauses (a) through (f) above, all proceeds of any or all of the foregoing Pledged Collateral. For purposes of this Agreement, the term "PROCEEDS" includes whatever is receivable or received when Pledged Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes, without limitation, proceeds of any indemnity or guaranty payable to Pledgor or Secured Party from time to time with respect to any of the Pledged Collateral.

                 SECTION 2. SECURITY FOR OBLIGATIONS. This Agreement secures, and the Pledged Collateral is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)), of all obligations and liabilities of every nature of Pledgor now or hereafter existing under or arising out of or in connection with the Guaranty and all extensions or renewals thereof, whether for principal, interest (including without limitation interest that, but for the filing of a petition in bankruptcy with respect to Company, would accrue on such obligations), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Secured Party or any Lender or any Interest Rate Exchanger as a preference, fraudulent transfer or otherwise (all such obligations and liabilities being the "UNDERLYING DEBT"), and all obligations of every nature of Pledgor now or hereafter existing under this Agreement (all such obligations of Pledgor, together with the Underlying Debt, being the "SECURED OBLIGATIONS").

                 SECTION 3. DELIVERY OF PLEDGED COLLATERAL. All certificates or instruments representing or evidencing the Pledged Collateral shall be delivered to and held by or on behalf of Secured Party pursuant hereto and shall be in suitable form for transfer by delivery or, as applicable, shall be accompanied by Pledgor's endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Secured Party. Secured Party shall have the right, at any time in its discretion and without notice to Pledgor, to register in the name of Secured Party or any of its nominees, as pledgee, any or all of the Pledged Collateral. In addition, Secured Party shall have the right at any time to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations.

                 SECTION 4. REPRESENTATIONS AND WARRANTIES. Pledgor represents and warrants as follows:

                 (a) Due Authorization, etc. of Pledged Collateral. All of the Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable. All of the Pledged Debt has been duly authorized, authenticated or issued, and delivered and is the legal, valid and binding obligation of the issuers thereof and is not in default.

                 (b) Description of Pledged Collateral. The Pledged Shares constitute one hundred percent (100%) of the issued and outstanding shares of stock of each of the direct Subsidiaries of Pledgor, and there are no outstanding warrants, options or other rights to purchase, or other agreements outstanding with respect to, or property that is now or hereafter convertible into, or that requires the issuance or sale of, any Pledged Shares. The Pledged Debt constitutes all of the issued and outstanding intercompany indebtedness evidenced by a promissory note of the respective issuers thereof owing to Pledgor.

                 (c) Ownership of Pledged Collateral. Pledgor is the legal, record and beneficial owner of the Pledged Collateral free and clear of any Lien except for the security interest created by this Agreement.

                 (d) Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the pledge by Pledgor of the Pledged Collateral pursuant to this Agreement and the grant by Pledgor of the security interest granted hereby, (ii) the execution, delivery or performance of this Agreement by Pledgor, or (iii) the exercise by Secured Party of the voting or other rights, or the remedies in respect of the Pledged Collateral, provided for in this Agreement (except as may be required in connection with a disposition of Pledged Collateral by laws affecting the offering and sale of securities generally).

                 (e) Perfection. The pledge of the Pledged Shares and Pledged Debt pursuant to this Agreement creates a valid and perfected first priority security interest in such Pledged Shares and Pledged Debt, securing the payment of the Secured Obligations; provided that Secured Party retains physical possession of the Pledged Collateral.

                 (f) Margin Regulations. The pledge of the Pledged Collateral pursuant to this Agreement does not violate Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

                 (g) Other Information. All information heretofore, herein or hereafter supplied to Secured Party by or on behalf of Pledgor with respect to the Pledged Collateral is accurate and complete in all material respects.

                 SECTION 5. TRANSFERS AND OTHER LIENS; ADDITIONAL PLEDGED COLLATERAL; ETC. Pledgor shall:

                 (a) not, except as expressly permitted by the Credit Agreement, (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral,
(ii) create or suffer to exist any Lien upon or with respect to any of the Pledged Collateral, except for the security interest under this Agreement, or
(iii) permit any issuer of Pledged Shares to merge or consolidate unless all the outstanding capital stock of the surviving or resulting corporation is, upon such merger or consolidation, pledged hereunder and no cash, securities or other property is distributed in respect of the outstanding shares of any other constituent corporation; provided that in the event Pledgor makes an Asset Sale permitted by the Credit Agreement and the assets subject to such Asset Sale are Pledged Shares, Secured Party shall release the Pledged Shares that are the subject of such Asset Sale to Pledgor free and clear of the lien and security interest under this Agreement concurrently with the consummation of such Asset Sale; provided, further that, as a condition precedent to such release, Secured Party shall have received evidence reasonably satisfactory to it that arrangements reasonably satisfactory to it have been made for delivery to Secured Party of the Net Cash Proceeds of Asset Sale of such Asset Sale if required under subsection 2.4B(iii)(a) of the Credit Agreement;

                 (b) (i) cause each issuer of Pledged Shares not to issue any stock or other securities in addition to or in substitution for the Pledged Shares issued by such issuer, except to Pledgor, (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock or other securities of each issuer of Pledged Shares, and (iii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all shares of stock of any Person that, after the date of this Agreement, becomes, as a result of any occurrence, a direct Subsidiary of Pledgor;

                 (c) (i) pledge hereunder, immediately upon their issuance, any and all instruments or other evidences of additional indebtedness from time to time owed to Pledgor by any obligor on the Pledged Debt, and (ii) pledge hereunder, immediately upon their issuance, any and all instruments or other evidences of indebtedness from time to time owed to Pledgor by any Person that after the date of this Agreement becomes, as a result of any occurrence, a direct or indirect Subsidiary of Pledgor;

                 (d) promptly deliver to Secured Party all material written notices received by it with respect to the Pledged Collateral; and

                 (e) pay promptly when due all material taxes, assessments and governmental charges or levies imposed upon, and all claims against, the Pledged Collateral, except to the extent the validity thereof is being contested in good faith; provided that Pledgor shall in any event pay such taxes, assessments, charges, levies or claims not later than five days prior to the date of any proposed sale under any judgement, writ or warrant of attachment entered or filed against Pledgor or any of the Pledged Collateral as a result of the failure to make such payment.

                 SECTION 6.  FURTHER ASSURANCES; PLEDGE AMENDMENTS.

                 (a) Pledgor agrees that from time to time, at the expense of Pledgor, Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that Secured Party may reasonably deem to be necessary or desirable, or that Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral. Without limiting the generality of the foregoing, Pledgor will:
(i) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as Secured Party may reasonably deem to be necessary or desirable, or as Secured Party may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby and (ii) at Secured Party's reasonable request, appear in and defend any action or proceeding that may adversely affect Pledgor's title to or Secured Party's security interest in all or any part of the Pledged Collateral.

                 (b) Pledgor further agrees that it will, upon obtaining any additional shares of stock or other securities or instruments required to be pledged hereunder as provided in Section 5(b) or (c), promptly (and in any event within five Business Days) deliver to Secured Party a Pledge Amendment, duly executed by Pledgor, in substantially the form of Schedule II annexed hereto (a "PLEDGE AMENDMENT"), in respect of the additional Pledged Shares or Pledged Debt to be pledged pursuant to this Agreement. Pledgor hereby authorizes Secured Party to attach each Pledge Amendment to this Agreement and agrees that all Pledged Shares or Pledged Debt listed on any Pledge Amendment delivered to Secured Party shall for all purposes hereunder be considered Pledged Collateral; provided that the failure of Pledgor to execute a Pledge Amendment with respect to any additional Pledged Shares or Pledged Debt pledged pursuant to this Agreement shall not impair the security interest of Secured Party therein or otherwise adversely affect the rights and remedies of Secured Party hereunder with respect thereto.

                 SECTION 7.  VOTING RIGHTS; DIVIDENDS; ETC.

                 (a) So long as no Event of Default shall have occurred and be continuing:

                 (i) Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; provided, however, that Pledgor shall not exercise or refrain from exercising any such right if Secured Party shall have notified Pledgor that, in Secured Party's judgment, such action would have a material adverse effect on the value of the Pledged Collateral or any part thereof; and provided, further, that Pledgor shall give Secured Party at least five Business Days' prior written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right. It is understood, however, that neither (A) the voting by Pledgor of any Pledged Shares for or Pledgor's consent to the election of directors at a regularly scheduled annual or other meeting of stockholders or with respect to incidental matters at any such meeting nor (B) Pledgor's consent to or approval of any action otherwise permitted under this Agreement and the Credit Agreement shall be deemed inconsistent with the terms of this Agreement or the Credit Agreement within the meaning of this Section 7(a)(i), and no notice of any such voting or consent need be given to Secured Party;

                 (ii) Pledgor shall be entitled to receive and retain, and to utilize free and clear of the lien of this Agreement, any and all dividends and interest paid in respect of the Pledged Collateral; provided, however, that any and all

                          (A) dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral,

                          (B) dividends and other distributions paid or payable in cash in respect of any Pledged Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and

                          (C) cash paid, payable or otherwise distributed in respect of principal or in redemption of or in exchange for any Pledged Collateral,

         shall be, and shall forthwith be delivered to Secured Party to hold as, Pledged Collateral and shall, if received by Pledgor, be received in trust for the benefit of Secured Party, be segregated from the other property or funds of Pledgor and be forthwith delivered to Secured Party as Pledged Collateral in the same form as so received (with all necessary endorsements); and

                 (iii) Secured Party shall promptly execute and deliver (or cause to be executed and delivered) to Pledgor all such proxies, dividend payment orders and other instruments as Pledgor may from time to time reasonably request for the purpose of enabling Pledgor to exercise the voting and other consensual rights which it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends, principal or interest payments which it is authorized to receive and retain pursuant to paragraph (ii) above.

                 (b) Upon the occurrence and during the continuation of an Event of Default:

                 (i) upon written notice from Secured Party to Pledgor, all rights of Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to
         Section 7(a)(i) shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to exercise such voting and other consensual rights;

                 (ii) all rights of Pledgor to receive the dividends and interest payments which it would otherwise be authorized to receive and retain pursuant to Section 7(a)(ii) shall cease, and all such rights shall thereupon become vested in Secured

         Party who shall thereupon have the sole right to receive and hold as Pledged Collateral such dividends and interest payments; and

                 (iii) all dividends, principal and interest payments which are received by Pledgor contrary to the provisions of paragraph (ii) of this Section 7(b) shall be received in trust for the benefit of Secured Party, shall be segregated from other funds of Pledgor and shall forthwith be paid over to Secured Party as Pledged Collateral in the same form as so received (with any necessary endorsements).

                 (c) In order to permit Secured Party to exercise the voting and other consensual rights which it may be entitled to exercise pursuant to Section 7(b)(i) and to receive all dividends and other distributions which it may be entitled to receive under Section 7(a)(ii) or
Section 7(b)(ii), (i) Pledgor shall promptly execute and deliver (or cause to be executed and delivered) to Secured Party all such proxies, dividend payment orders and other instruments as Secured Party may from time to time reasonably request and (ii) without limiting the effect of the immediately preceding clause (i), Pledgor hereby grants to Secured Party an irrevocable proxy to vote the Pledged Shares and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Shares would be entitled (including, without limitation, giving or withholding written consents of shareholders, calling special meetings of shareholders and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Shares on the record books of the issuer thereof) by any other Person (including the issuer of the Pledged Shares or any officer or agent thereof), upon the occurrence of an Event of Default and which proxy shall only terminate upon the indefeasible payment in full of the Secured Obligations.

                 SECTION 8. SECURED PARTY APPOINTED ATTORNEY-IN-FACT. Pledgor hereby irrevocably appoints Secured Party as Pledgor's attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor, Secured Party or otherwise, from time to time in Secured Party's discretion to take any action and to execute any instrument that Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including without limitation:

                 (a) to file one or more financing or continuation statements, or amendments thereto, relative to all or any part of the Pledged Collateral without the signature of Pledgor;

                 (b) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Pledged Collateral;

                 (c) to receive, endorse and collect any instruments made payable to Pledgor representing any dividend, principal or interest payment or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same; and

                 (d) to file any claims or take any action or institute any proceedings that Secured Party may deem necessary or desirable for the collection of any of the Pledged Collateral or otherwise to enforce the rights of Secured Party with respect to any of the Pledged Collateral.

                 Secured Party shall not exercise any powers granted pursuant to this appointment as attorney-in-fact (other than with respect to clause (a) above) until the occurrence of and only during the continuation of an Event of Default. This appointment as attorney-in-fact shall terminate upon the termination of this Agreement pursuant to Section 14.

                 SECTION 9. SECURED PARTY MAY PERFORM. If Pledgor fails to perform any agreement contained herein, Secured Party may itself perform, or cause performance of, such agreement, and the expenses of Secured Party incurred in connection therewith shall be payable by Pledgor under Section 13(b).

                 SECTION 10. STANDARD OF CARE. The powers conferred on Secured Party hereunder are solely to protect its interest in the Pledged Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Pledged Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any Pledged Collateral, it being understood that Secured Party shall have no responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Pledged Collateral, whether or not Secured Party has or is deemed to have knowledge of such matters, (b) taking any necessary steps (other than steps taken in accordance with the standard of care set forth above to maintain possession of the Pledged Collateral) to preserve rights against any parties with respect to any Pledged Collateral, (c) taking any necessary steps to collect or realize upon the Secured Obligations or any guarantee therefor, or any part thereof, or any of the Pledged Collateral, or (d) initiating any action to protect the Pledged Collateral against the possibility of a decline in market value. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equal to that which Secured Party accords its own property consisting of negotiable securities.

                 SECTION 11.  REMEDIES.

                 (a) If any Event of Default shall have occurred and be continuing, Secured Party may exercise in respect of the Pledged Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code as in effect in any relevant jurisdiction (the "CODE") (whether or not the Code applies to the affected Pledged Collateral), and Secured Party may also in its sole discretion, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange or broker's board or at any of Secured Party's offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Secured Party may deem commercially reasonable, irrespective of the impact of any such sales on the market price of the Pledged Collateral. Secured Party or any Lender may be the purchaser of any or all of the Pledged Collateral at any such sale and Secured Party, as agent for and representative of Lenders and Interest Rate Exchangers (but not any Lender, Lenders, Interest Rate Exchanger or Interest Rate Exchangers in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Pledged Collateral payable by Secured Party at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of Pledgor, and Pledgor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days' written notice to Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Secured Party shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Pledgor hereby waives any claims against Secured Party arising by reason of the fact that the price at which any Pledged Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Secured Party accepts the first offer received and does not offer such Pledged Collateral to more than one offeree; provided that such sale was conducted in a commercially reasonable manner. If the proceeds of any sale or other disposition of the Pledged Collateral are insufficient to pay all the Secured Obligations, Pledgor shall be liable for the deficiency and the fees of any attorneys employed by Secured Party to collect such deficiency.

                 (b) Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, Secured Party may be compelled, with respect to any sale of all or any part of the Pledged Collateral conducted without prior registration or qualification of such Pledged Collateral under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Pledgor acknowledges that any such private sales may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including, without limitation, a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, Pledgor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that Secured Party shall have no obligation to engage in public sales and no obligation to delay the sale of any Pledged Collateral for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it.

                 (c) If Secured Party determines to exercise its right to sell any or all of the Pledged Collateral, upon written request, Pledgor shall and shall cause each issuer of any Pledged Shares to be sold hereunder from time to time to furnish to Secured Party all such information as Secured Party may reasonably request in order to determine the number of shares and other instruments included in the Pledged Collateral which may be sold by Secured Party in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

                 (d) Notwithstanding anything in this Agreement to the contrary, Secured Party shall exercise, or shall refrain from exercising, any remedy provided for in Section 11(a) in accordance with the instructions of Requisite Lenders, and the Interest Rate Exchangers, by their acceptance of the benefits of this Agreement and the other Loan Documents, hereby agree to be bound by such instructions. The sole rights of the Interest Rate Exchangers under this Agreement shall be to be secured by the Pledged Collateral and to receive the payments provided for in Section 12.

                 SECTION 12. APPLICATION OF PROCEEDS. Except as expressly provided elsewhere in this Agreement, all proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral may, in the discretion of Secured Party, be held by Secured Party as Pledged Collateral for, and/or then, or at any time thereafter, applied in full or in part by Secured Party against, the Secured Obligations in the following order of priority:

                 FIRST: To the payment of all reasonable costs and expenses of such sale, collection or other realization, including reasonable compensation to Secured Party and its agents and counsel, and all other reasonable expenses, liabilities and advances made or incurred by Secured Party in connection therewith, and all amounts for which Secured Party is entitled to indemnification hereunder and all reasonable advances made by Secured Party hereunder for the account of Pledgor, and to the payment of all reasonable costs and expenses paid or incurred by Secured Party in connection with the exercise of any right or remedy hereunder, all in accordance with Section 13;

                 SECOND: To the payment of all other Secured Obligations (for the ratable benefit of the holders thereof) then due and payable; and

                 THIRD: To the payment to or upon the order of Pledgor, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

                 SECTION 13.  INDEMNITY AND EXPENSES.

                 (a) Pledgor agrees to indemnify Secured Party, each Lender and each Interest Rate Exchanger from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including, without limitation, enforcement of this Agreement), except to the extent such claims, losses or liabilities result solely from Secured Party's, such Lender's or such Interest Rate Exchanger's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

                 (b) Pledgor shall pay to Secured Party upon demand the amount of any and all reasonable costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that Secured Party may incur in connection with (i) the administration of this Agreement,
(ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (iii) the exercise or enforcement of any of the rights of Secured Party hereunder, or (iv) the failure by Pledgor to perform or observe any of the provisions hereof.

                 SECTION 14. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (a) remain in full force and effect until (i) the indefeasible payment in full of all Secured Obligations (other than Obligations which are contingent and unliquidated and not due and owing on such date and which pursuant to the provisions of the Credit Agreement, Interest Rate Agreements, Letters of Credit or the Loan Documents survive the termination of the Credit Agreement, the repayment of the Secured Obligations, the termination of the Commitments, the expiration or cancellation of all Letters of Credit or the termination, expiration or cancellation of all Interest Rate Agreements), the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit and the termination, expiration or cancellation of all Interest Rate Agreements, or (ii) the release of the Liens on the Pledged Collateral by Secured Party in writing in accordance with the terms of subsection 6.11 of the Credit Agreement, (b) be binding upon Pledgor, its successors and assigns, and (c) inure, together with the rights and remedies of Secured Party hereunder, to the benefit of Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), but subject to the provisions of subsection 11.1 of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by any of them to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise and any Interest Rate Exchanger may assign or otherwise transfer any Interest Rate Obligations owing to it to another Lender or an Affiliate of such Lender or another Lender, and such other Lender or Affiliate shall thereupon become vested with all the benefits in respect thereof granted to such Interest Rate Exchanger herein or otherwise. Upon (i) the indefeasible payment in full of all Secured Obligations (other than Obligations which are contingent and unliquidated and not due and owing on such date and which pursuant to the provisions of the Credit Agreement, Interest Rate Agreements, Letters of Credit or the Loan Documents survive the termination of the Credit Agreement, the repayment of the Secured Obligations, the termination of the Commitments, the expiration or cancellation of all Letters of Credit or the termination, expiration or cancellation of all Interest Rate Agreements), the cancellation or termination of the Commitments, the cancellation or expiration of all outstanding Letters of Credit and the termination, expiration or cancellation of all Interest Rate Agreements, or (ii) the release of the Liens on the Pledged Collateral by Secured Party in writing in accordance with the terms of subsection 6.11 of the Credit Agreement, the security interest granted hereby shall terminate and all rights to the Pledged Collateral shall revert to Pledgor. Upon any such termination Secured

Party will, at Pledgor's expense, execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence such termination and Pledgor shall be entitled to the return, upon its request and at its expense, against receipt and without recourse to Secured Party, of such of the Pledged Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof.

                 SECTION 15.  SECURED PARTY AS AGENT.

                 (a) Secured Party has been appointed to act as Secured Party hereunder by Lenders and, by their acceptance of the benefits of this Agreement and the other Loan Documents, by each Interest Rate Exchanger. Secured Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Pledged Collateral), solely in accordance with this Agreement and the Credit Agreement and upon the instructions of Requisite Lenders, and the Interest Rate Exchangers, by their acceptance of the benefits of this Agreement and other Loan Documents, hereby agree to be bound by such instructions.

                 (b) Secured Party shall at all times be the same Person that is Agent under the Credit Agreement. Written notice of resignation by Agent pursuant to subsection 10.5A of the Credit Agreement shall also constitute notice of resignation as Secured Party under this Agreement; removal of Agent pursuant to subsection 10.5A of the Credit Agreement shall also constitute removal as Secured Party under this Agreement; and appointment of a successor Agent pursuant to subsection 10.5A of the Credit Agreement shall also constitute appointment of a successor Secured Party under this Agreement. Upon the acceptance of any appointment as Agent under subsection 10.5A of the Credit Agreement by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Secured Party under this Agreement, and the retiring or removed Secured Party under this Agreement shall promptly (i) transfer to such successor Secured Party all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Secured Party under this Agreement, and (ii) execute and deliver to such successor Secured Party such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Secured Party of the security interests created hereunder, whereupon such retiring or removed Secured Party shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Agent's resignation or removal hereunder as Secured Party, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Secured Party hereunder.

                 SECTION 16. AMENDMENTS; ETC. No amendment or waiver of any provision of this Agreement, or consent to any departure by Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by Secured Party (or, in the case of an amendment hereto, by Pledgor and Secured Party), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given; provided that any amendment or waiver which adversely affects the interests of the Interest Rate Exchangers but does not result in a similar adverse effect on the interests of Lenders shall only be effective with the consent of the holders of a majority of the Interest Rate Obligations given the benefit of the security hereunder.

                 SECTION 17. NOTICES. Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or, as to either party, such other address as shall be designated by such party in a written notice delivered to the other party hereto.

                 SECTION 18. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of Secured Party in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                 SECTION 19. SEVERABILITY. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                 SECTION 20. HEADINGS. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

                 SECTION 21. GOVERNING LAW; TERMS. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE CODE PROVIDES THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR PLEDGED COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. Unless otherwise defined herein or in the Credit Agreement, terms used in Articles 8 and 9 of the Uniform Commercial Code in the State of New York are used herein as therein defined.

                 SECTION 22. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST PLEDGOR ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW

YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT PLEDGOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. Pledgor hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Pledgor at its address provided in Section 17, such service being hereby acknowledged by Pledgor to be sufficient for personal jurisdiction in any action against Pledgor in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Secured Party to bring proceedings against Pledgor in the courts of any other jurisdiction.

                 SECTION 23. WAIVER OF JURY TRIAL. PLEDGOR AND SECURED PARTY HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Pledgor and Secured Party each acknowledge that this waiver is a material inducement for Pledgor and Secured Party to enter into a business relationship, that Pledgor and Secured Party have already relied on this waiver in entering into this Agreement and that each will continue to rely on this waiver in their related future dealings. Pledgor and Secured Party further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

                 SECTION 24. COUNTERPARTS. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.



                  [Remainder of page intentionally left blank]

                 IN WITNESS WHEREOF, Pledgor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.



                               DOMINICK'S SUPERMARKETS, INC., as
                               Pledgor



                               By: _____________________________________
                                 Title:

                               Notice Address:  Dominick's Supermarkets, Inc.
                                                505 Railroad Avenue
                                                Northlake, IL 60164
                                                Attention: President and
                                                Chief Operating Officer



                               BANKERS TRUST COMPANY, as Secured Party



                               By: _____________________________________
                                 Title:

                               Notice Address:  Bankers Trust Company
                                                One Bankers Trust Plaza
                                                130 Liberty St., 14th Floor
                                                New York, NY 10006
                                                Attention: Tracey Prokes

                               with a copy to:

                                                Bankers Trust Company
                                                300 S. Grand Avenue,
                                                  41st Floor
                                                Los Angeles, CA 90071
                                                Attention: Vicki Floyd

                                   SCHEDULE I


                Attached to and forming a part of the Holdings Pledge Agreement dated as of November 1, 1996 between Dominick's Supermarkets, Inc., as Pledgor, and Bankers Trust Company, as Secured Party.




                                                                     Part A

                                          Class of          Stock Certi-         Par             Number of
Stock Issuer                               Stock            ficate Nos.         Value            Shares
------------                              --------          ------------        -----           ---------
Dominick's Finer                          Common            No. 2               $0.01            1,000
  Foods, Inc.




                                     Part B

Debt Issuer                                               Amount of Indebtedness
-----------                                               ----------------------
                                                                      None.

                                  SCHEDULE II


                                PLEDGE AMENDMENT


                This Pledge Amendment, dated ____________, [19/20]__, is delivered pursuant to Section 6(b) of the Holdings Pledge Agreement referred to below. The undersigned hereby agrees that this Pledge Amendment may be attached to the Holdings Pledge Agreement dated November 1, 1996, between the undersigned and Bankers Trust Company, as Secured Party (the "HOLDINGS PLEDGE AGREEMENT," capitalized terms defined therein being used herein as therein defined), and that the [Pledged Shares] [Pledged Debt] listed on this Pledge Amendment shall be deemed to be part of the [Pledged Shares] [Pledged Debt] and shall become part of the Pledged Collateral and shall secure all Secured Obligations.




                                  DOMINICK'S SUPERMARKETS, INC.



                                  By: ___________________________
                                  Title:






                               Class of           Stock Certi-             Par               Number of
Stock Issuer                    Stock             ficate Nos.              Value               Shares
------------                   --------           ------------             -----             ---------





Debt Issuer                                      Amount of Indebtedness
-----------                                      ----------------------

                                 EXHIBIT XXIII

                     [FORM OF HOLDINGS SECURITY AGREEMENT]

                          HOLDINGS SECURITY AGREEMENT


                This HOLDINGS SECURITY AGREEMENT (this "AGREEMENT") is dated as of November 1, 1996 and entered into by and between DOMINICK'S SUPERMARKETS, INC., a Delaware corporation ("GRANTOR"), and BANKERS TRUST COMPANY, as agent for and representative of (in such capacity herein called "SECURED PARTY") the financial institutions ("LENDERS") party to the Credit Agreement referred to below and the Interest Rate Exchangers (as hereinafter defined).


                             PRELIMINARY STATEMENTS

                A. Lenders, Secured Party, Syndication Agent and Arrangers have entered into a Credit Agreement dated as of November 1, 1996 (said Credit Agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT", the terms defined therein and not otherwise defined herein being used herein as therein defined) with Grantor, and Dominick's Finer Foods, Inc., a Delaware corporation ("COMPANY"), pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Company.

                B. It is contemplated that Company may from time to time enter into Interest Rate Agreements with one or more Lenders or their Affiliates (collectively, the "INTEREST RATE EXCHANGERS") and Grantor desires that the obligations of Company under such agreements, including the obligation to make payments in the event of early termination thereunder (all such obligations being the "INTEREST RATE OBLIGATIONS"), be given the benefits of the security interest created hereby.

                C. Pursuant to the Credit Agreement, Grantor has guarantied the prompt payment and performance when due of all obligations of Company under the Credit Agreement and the other Loan Documents and all obligations of Company under the Interest Rate Agreements, including, without limitation, the obligation of Company to make payments thereunder in the event of early termination thereof (said guaranty, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "GUARANTY") in favor of Secured Party for the benefit of Guarantied Parties (as defined therein).

                D. It is a condition precedent to the initial extensions of credit by Lenders under the Credit Agreement that Grantor shall have granted the security interests and undertaken the obligations contemplated by this Agreement.

                NOW, THEREFORE, in consideration of the premises, in order to induce Lenders to make Loans and other extensions of credit under the Credit Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Grantor hereby agrees with Secured Party as follows:


                SECTION 1. GRANT OF SECURITY. Grantor hereby grants to Secured Party a security interest in, all of Grantor's right, title and interest in and to the following, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located (the "COLLATERAL"):

                (a) all equipment in all of its forms (including but not limited to, all distribution, retailing, data processing, office and motor vehicle equipment in all of its forms), all parts thereof and all accessions thereto; excluding, however, any such equipment, parts or accessions listed on
Schedule 1(a) annexed hereto located as of the Closing Date (or as of the date such Schedule 1(a) is supplemented pursuant to Section 5(c) hereof) at Grantor's stores listed on Schedule 1(a) annexed hereto (any and all such equipment, parts and accessions not so excluded pursuant to the preceding clause being the "EQUIPMENT");

                (b) all inventory in all of its forms (including, but not limited to, (i) all goods held by Grantor for sale or lease or to be furnished under contracts of service or so leased or furnished, (ii) all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in Grantor's business, (iii) all goods in which Grantor has an interest in mass or a joint or other interest or right of any kind, and (iv) all goods which are returned to or repossessed by Grantor and all accessions thereto and products thereof; excluding, however, any such inventory listed on Schedule 1(b) annexed hereto located (as of the date such Schedule 1(b) is delivered pursuant to Section 5(c) hereof) at Grantor's stores listed on Schedule 1(b) annexed hereto (all such inventory, accessions and products not so excluded pursuant to the preceding clause being the "INVENTORY") and all negotiable documents of title (including without limitation warehouse receipts, dock receipts and bills of lading) issued by any Person covering any Inventory (any such negotiable documents of title being a "NEGOTIABLE DOCUMENT OF TITLE");

                (c) all accounts, contract rights, chattel paper, documents, instruments, general intangibles and other rights and obligations of any kind and all rights in, to and under all security agreements, leases and other contracts securing or otherwise relating to any such accounts, contract rights, chattel paper, documents, instruments, general intangibles or other obligations (any and all such accounts, contract rights, chattel paper, documents, instruments, general intangibles and other obligations being the "ACCOUNTS", and any and all such security agreements, leases and other contracts being the "RELATED CONTRACTS");

                (d) the agreements listed in Schedule 1(d) annexed hereto and all other agreements, contracts, and assignments whereby Grantor obtains goods or services that are useful or necessary to the business of such Grantor, as each such agreement may be amended, supplemented or otherwise modified from time to time (said agreements, as so amended, supplemented or otherwise modified, being referred to herein individually as an "ASSIGNED AGREEMENT" and collectively as the "ASSIGNED AGREEMENTS"), including without limitation (i) all rights of Grantor to receive moneys due or to become due under or pursuant to the Assigned Agreements, (ii) all rights of Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) all claims of Grantor for damages arising out of any breach of or default under the Assigned Agreements, and (iv) all rights of Grantor to terminate, amend, supplement, modify or exercise rights or options under the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

                (e) all deposit accounts, including without limitation the deposit accounts specified on Schedule 1(e) annexed hereto and all other deposit accounts maintained with Secured Party (the "DEPOSIT ACCOUNTS");

                (f) all trademarks, tradenames, tradesecrets, business names, patents, patent applications, licenses, copyrights, registrations and franchise rights, and all goodwill associated with any of the foregoing;

                (g) to the extent not included in any other paragraph of this Section 1, all other general intangibles (including, without limitation, tax refunds, rights to payment or performance, choses in action and judgments taken on any rights or claims included in the Collateral);

                (h) all plant fixtures, business fixtures and other fixtures and storage and office facilities, and all accessions thereto and products thereof; excluding, however, any such fixtures, facilities, additions, accession, replacements and products listed on Schedule 1(h) annexed hereto located as of the Closing Date (or as of the date such Schedule 1(h) is supplemented pursuant to Section 5(c) hereof) at Grantor's stores listed on
Schedule 1(h) annexed hereto;

                (i) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

                (j) all proceeds, products, rents and profits of or from any and all of the foregoing Collateral and, to the extent not otherwise included, all payments under insurance (whether or not Secured Party is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral. For purposes of this Agreement, the term "PROCEEDS" includes whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

                Notwithstanding the foregoing provisions of this Section 1, the Collateral shall not include, and Grantor shall not hereby be deemed to grant a security interest in, any rights of Grantor under any license, lease, agreement or contract existing as of the Closing Date that expressly prohibits any such security interest; provided, however, that in the event that any such prohibition may be waived or avoided upon Grantor's obtaining a consent to such security interest or through the satisfaction of any other condition precedent and such consent is obtained or such condition precedent is satisfied, the foregoing provisions of this sentence shall not be effective with respect to such license, lease, agreement or contract.

                SECTION 2. SECURITY FOR OBLIGATIONS. This Agreement secures, and the Collateral is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)), of all obligations and liabilities of every nature of Grantor now or hereafter existing under or arising out of or in connection with the Guaranty and all extensions or renewals thereof, whether for principal, interest (including without limitation interest that, but for the filing of a petition in bankruptcy with respect to Company, would accrue on such obligations), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Secured Party or any Lender or any Interest Rate Exchanger as a preference, fraudulent transfer or otherwise (all such obligations and liabilities being the "UNDERLYING DEBT"), and all obligations of every nature of Grantor now or hereafter existing under this Agreement (all such obligations of Grantor, together with the Underlying Debt, being the "SECURED OBLIGATIONS").

                SECTION 3. GRANTOR REMAINS LIABLE. Anything contained herein to the contrary notwithstanding, (a) Grantor shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Secured Party of any of its rights hereunder shall not release Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) Secured Party shall not have any obligation or liability under any contracts and agreements included in the Collateral by reason of this Agreement, nor shall Secured Party be obligated to perform any of the obligations or duties of Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

                SECTION 4. REPRESENTATIONS AND WARRANTIES. Grantor represents and warrants as follows:

                (a) Ownership of Collateral. Except for Permitted Encumbrances and the security interest created by this Agreement, Grantor owns the Collateral free and clear of any Lien. Except such as may have been filed in favor of Secured Party relating to this Agreement and any Permitted Encumbrances, no effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office.

                (b) Location of Equipment and Inventory. All of the Equipment (other than any motor vehicles included in Equipment) and Inventory (other than Equipment or Inventory in transit to Illinois) is, as of the date hereof, located at the places specified in Schedule 4(b) annexed hereto.

                (c) Office Locations; Other Names. As of the date hereof, the chief place of business, the chief executive office and the office where Grantor keeps its records regarding the Accounts and all originals of all chattel paper that evidence Accounts is, and has been for the four month period preceding the date hereof, located at the places specified in Schedule 4(c) annexed hereto. As of the date hereof, Grantor has not in the past five years done, and does not now do, business under any other name (including any trade-name or fictitious business name) other than those specified in Schedule 4(c) annexed hereto.

                (d) Delivery of Certain Collateral. All notes and other instruments (excluding checks) and, to the extent required to be delivered pursuant to Section 5(a), chattel paper comprising any and all items of Collateral have been delivered to Secured Party duly endorsed and accompanied by duly executed instruments of transfer or assignment in blank.

                (e) Governmental Authorizations. Except for the filing or recording of Uniform Commercial Code financing statements necessary to perfect the security interest created hereunder and the indication of the security interest created hereunder on the certificate of title issued with respect to any item of Equipment under a statute of any jurisdiction requiring such indication of such security interest as a condition of perfection thereof, all of which have been made or done (other than with respect to the motor vehicles of Grantor), as the case may be, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the grant by Grantor of the security interest granted hereby, (ii) the execution, delivery or performance of this Agreement by Grantor, or (iii) the perfection of or the exercise by Secured Party of its rights and remedies hereunder (except as may have been taken by or at the direction of Grantor).

                (f) Perfection. This Agreement, together with the filing of financing statements containing the description of the Collateral with the Secretary of State of the State of Illinois, and with the applicable county offices, which will be made immediately following the Closing Date, creates a valid, perfected and, except for Permitted Encumbrances, first priority security interest in the Collateral (excluding the security interest in the Deposit Accounts), securing the payment of the Secured Obligations; provided that Secured Party retains physical possession of any Collateral, the possession of which is required for perfection; further provided that additional actions may be required with respect to the perfection of proceeds of the Collateral; provided still further that the security interest granted to Secured Party in the motor vehicles of Grantor will not be perfected.

                (g) Other Information. All information heretofore, herein or hereafter supplied to Secured Party by or on behalf of Grantor with respect to the Collateral is accurate and complete in all material respects.

                SECTION 5.  FURTHER ASSURANCES.

                (a) Grantor agrees that from time to time, at the expense of Grantor, Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that Secured Party may reasonably deem to be necessary or desirable, or that Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Grantor will: (i) at the request of Secured Party, mark conspicuously each item of chattel paper included in the Accounts, each Related Contract and, at the request of Secured Party, each of its records pertaining to the Collateral, with a legend, in form and substance reasonably satisfactory to Secured Party, indicating that such Collateral is subject to the security interest granted hereby, (ii) if any Account shall be evidenced by a promissory note or other instrument (excluding checks) or chattel paper, deliver and pledge to Secured Party hereunder such note or instrument and, at the request of Secured Party, the original counterpart of such chattel paper, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to Secured Party, (iii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as Secured Party may reasonably deem to be necessary or desirable, or as Secured Party may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby, (iv) upon the request of Secured Party, promptly after the acquisition by Grantor of any item of Equipment which is covered by a certificate of title under a statute of any jurisdiction under the law of which indication of a security interest on such certificate is required as a condition of perfection thereof, execute and file with the registrar of motor vehicles or other appropriate authority in such jurisdiction an application or other document requesting the notation or other indication of the security interest created hereunder on such certificate of title, (v) upon the request of Secured Party, within 30 days after the end of each calendar quarter, deliver to Agent copies of all such applications or other documents filed during such calendar quarter and copies of all such certificates of title issued during such calendar quarter indicating the security interest created hereunder in the items of Equipment covered thereby,
(vi) at any reasonable time, upon request by Secured Party, exhibit the Collateral to and allow inspection of the Collateral by Secured Party, or persons designated by Secured Party, and (vii) at Secured Party's reasonable request, appear in and defend any action or proceeding that may adversely affect Grantor's title to or Secured Party's security interest in all or any material part of the Collateral.

                (b) Grantor hereby authorizes Secured Party to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Grantor. Grantor agrees that a carbon, photographic or other reproduction of this Agreement or of a financing statement signed by Grantor shall be sufficient as a financing statement and may be filed as a financing statement in any and all jurisdictions.

                (c) Grantor will furnish to Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Secured Party may reasonably request, all in reasonable detail. Without limiting the generality of the foregoing, Grantor shall deliver a supplement to Schedule 1(a), Schedule 1(b) and Schedule 1(h) annexed hereto, which supplement shall set forth the excluded equipment, parts and accessions described in Section 1(a) hereof, excluded inventory described in Section 1(b) hereof or excluded fixtures and products described in Section 1(h) hereof, as the case may be, to the extent, and only to the extent, that Liens on such equipment, parts and accessions or fixtures and products, as the case may be, are permitted under subsection 7.2A(iv) of the Credit Agreement, as soon as practicable but in no event later than 5 days of the creation or incurrence of such Lien.

                SECTION 6.  CERTAIN COVENANTS OF GRANTOR.  Grantor shall:

                (a) not use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering any such Collateral;

                (b) notify Secured Party of any change in Grantor's name, identity or corporate structure within 15 days of such change;

                (c) give Secured Party 30 days' prior written notice of any change in Grantor's chief place of business, chief executive office or residence or the office where Grantor keeps its records regarding any Accounts and all originals of all chattel paper that evidence any Accounts;

                (d) if Secured Party gives value to enable Grantor to acquire rights in or the use of any Collateral, use such value for such purposes; and

                (e) pay promptly when due all material property and other taxes, assessments and governmental charges or levies imposed upon, and all material claims (including claims for labor, materials and supplies) against, the Collateral, except to the extent the validity thereof is being contested in good faith; provided that, notwithstanding any other provision in the Loan Documents, Grantor shall in any event pay such taxes, assessments, charges, levies or claims not later than five days prior to the date of any proposed sale under any judgement, writ or warrant of attachment entered or filed against Grantor or any of the Collateral as a result of the failure to make such payment.

                SECTION 7. SPECIAL COVENANTS WITH RESPECT TO EQUIPMENT AND INVENTORY. Grantor shall:

                (a) keep the Equipment and Inventory (other than Equipment or Inventory in transit to Illinois) at the places therefor specified on
Schedule 4(b) annexed hereto or, upon 30 days' prior written notice to Secured Party, at such other places in jurisdictions where all action that Secured Party may reasonably deem to be necessary or desirable, or that Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby, or to enable Secured Party to exercise and enforce its rights and remedies hereunder, with respect to such Equipment and Inventory shall have been taken;

                (b) cause the Equipment to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted, and in accordance with Grantor's past practices and shall forthwith, or, in the case of any loss or damage to any of the Equipment when subsection (c) of Section 8 is not applicable, as quickly as practicable after the occurrence thereof, make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end. Grantor shall promptly furnish to Secured Party a statement respecting any material loss or damage to any of the Equipment which involves loss or damage exceeding $1,000,000 in the aggregate during any Fiscal Year for Grantor;

                (c) keep correct and accurate records of the Inventory, itemizing and describing the kind, type and quantity of Inventory, Grantor's cost therefor and (where applicable) the current list prices for the Inventory; provided that nothing in this Section 7 with respect to Inventory being sold in the ordinary course in Grantor's retail stores shall require Grantor to maintain records in any manner different from those being maintained by Grantor as of the date hereof;

                (d) if any Inventory is in possession or control of any of Grantor's agents or processors, upon the occurrence of an Event of Default instruct such agent or processor to hold all such Inventory for the account of Secured Party and subject to the instructions of Secured Party; and

                (e) promptly upon the issuance and delivery to Grantor of any Negotiable Document of Title, upon the request of Secured Party after the occurrence of an Event of Default or Potential Event of Default, deliver such Negotiable Document of Title to Secured Party.

                SECTION 8.  INSURANCE.

                (a) Grantor shall, at its own expense, maintain insurance with respect to the Equipment and Inventory in such amounts, against such risks, in such form and with such insurers as shall be satisfactory to Secured Party from time to time as provided in subsection 614 of the Credit Agreement. Such insurance shall include, without limitation, property damage insurance and liability insurance. Each policy for (i) liability insurance shall name Secured Party as additional insured and (ii) property damage insurance shall be subject to a loss payee endorsement, naming Secured Party, as additional insured, as loss payee, subject in the case of any insurance referred to in clause (ii) to normal and customary rights granted in the ordinary course of business to (A) any landlord (with respect to the property covered by any lease), (B) in the case of any equipment financing, to any equipment lessor or lender (with respect to the equipment covered thereby), or (C) mortgagees of any Real Property Asset. All proceeds of insurance that are (i) payable during the existence of an Event of Default or (ii) payable at any time resulting in aggregate insurance proceeds in excess of $1,000,000 (a "MAJOR LOSS"), shall be payable to Secured Party. Grantor hereby authorizes and directs any affected insurance company to make payment of such proceeds directly to Secured Party. If Grantor receives or shall be holding any proceeds of insurance during the existence of an Event of Default or at any time resulting from a Major Loss, Grantor shall promptly pay over such proceeds to Secured Party. Grantor shall not settle, adjust or compromise any claims for loss, damage or destruction of its property or any party thereof under any policy or policies of insurance as a result of a Major Loss without the prior written consent of Secured Party to such settlement, adjustment or compromise; and during the existence of an Event of Default hereunder Secured party shall have the sole and exclusive right, and Grantor hereby authorizes and empowers Secured Party to settle, adjust or compromise any insurance claims, and any such action taken by Grantor without Secured Party's written consent shall be null and void. Each policy shall (i) contain an agreement by the insurer that any loss thereunder shall be payable to Secured Party notwithstanding any action, inaction or breach of representation or warranty by Grantor, (ii) provide that there shall be no recourse against Secured Party for payment of premiums or other amounts with respect thereto, and (iii) provide that at least 30 days' prior written notice of cancellation, material amendment, reduction in scope or limits of coverage or of lapse shall be given to Secured Party by the insurer. Grantor shall, if so requested by Secured Party, deliver to Secured Party original or duplicate policies of such insurance and, as often as Secured Party may reasonably request, a report of a reputable insurance broker with respect to such insurance. Further, Grantor shall, at the request of Secured Party, duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of
Section 5(a) and cause the respective insurers to acknowledge notice of such assignment.

                (b) Reimbursement under any liability insurance maintained by Grantor pursuant to this Section 8 may be paid directly to the Person who shall have incurred liability covered by such insurance. In case of any loss involving damage to Equipment or Inventory when subsection (c) of this Section 8 is not applicable, Grantor shall make or cause to be made the necessary repairs to or replacements of such Equipment or Inventory, and any proceeds of insurance maintained by Grantor pursuant to this Section 8 shall be paid to Grantor as reimbursement for the costs of such repairs or replacements.

                (c) So long as no Event of Default has occurred and is then continuing, after deducting therefrom all costs and expenses (regardless of the particular nature thereof and whether incurred with or without suit), including reasonable attorneys' fees, incurred by Secured Party in connection with such Major Loss or the collection of insurance proceeds, Secured Party shall disburse the insurance proceeds held by it in connection with any loss, damage or destruction of any Collateral to Grantor, in accordance with and subject to such customary terms, conditions and procedures as Secured Party may require, for the sole purpose of paying the cost of restoration or replacement of such Collateral. If an Event of Default has occurred and is continuing, Secured Party may elect, in its sole and absolute discretion, (i) to apply all or any portion of such insurance proceeds to the restoration or replacement of the Collateral, subject to conditions determined by Secured Party, (ii) to disburse any such proceeds to Grantor for the purposes set forth in the preceding sentence, (iii) to hold such insurance proceeds as additional Collateral hereunder or (iv) to apply such insurance proceeds as specified in
Section 18.

                SECTION 9. SPECIAL COVENANTS WITH RESPECT TO ACCOUNTS AND RELATED CONTRACTS.

                (a) Grantor shall keep its chief place of business and chief executive office and the office where it keeps its records concerning the Accounts and Related Contracts, and all originals of all chattel paper that evidence Accounts, at the location therefor specified in Section 4 or, upon 10 days' prior written notice to Secured Party, at such other location in a jurisdiction where all action that Secured Party may reasonably deem to be necessary or desirable, or that Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby, or to enable Secured Party to exercise and enforce its rights and remedies hereunder, with respect to such Accounts and Related Contracts shall have been taken. Grantor will hold and preserve such records and chattel paper and will permit representatives of Secured Party at any time during normal business hours to inspect and make abstracts from such records and chattel paper, and Grantor agrees to render to Secured Party, at Grantor's cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. Promptly upon the reasonable request of Secured Party, Grantor shall deliver to Secured Party complete and correct copies of each Related Contract.

                (b) Except as otherwise provided in this subsection (c), Grantor shall continue to collect, at its own expense, all amounts due or to become due to Grantor under the Accounts and Related Contracts. In connection with such collections, Grantor may take (and, after the occurrence and during the continuance of an Event of Default, at Secured Party's direction, shall take) such action as Grantor or, after the occurrence and during the continuance of an Event of Default, Secured Party may reasonably deem necessary or advisable to enforce collection of amounts due or to become due under the Accounts; provided, however, that Secured Party shall have the right at any time, upon the occurrence and during the continuation of an Event of Default and upon written notice to Grantor of its intention to do so, to notify the account debtors or obligors under any Accounts of the assignment of such Accounts to Secured Party and to direct such account debtors or obligors to make payment of all amounts due or to become due to Grantor thereunder directly to Secured Party, to notify each Person maintaining a lockbox or similar arrangement to which account debtors or obligors under any Accounts have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to Secured Party and, upon such notification and at the expense of Grantor, to enforce collection of any such Accounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as Grantor might have done. After receipt by Grantor of the notice from Secured Party referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including checks and other instruments) received by Grantor in respect of the Accounts and Related Contracts shall be received in trust for the benefit of Secured Party hereunder, shall be segregated from other funds of Grantor and shall be forthwith paid over or delivered to Secured Party in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 18, and (ii) Grantor shall not adjust, settle or compromise the amount or payment of any such Account, or release wholly or partly any account debtor or obligor thereof, or allow any credit or discount thereon.

    SECTION 10.  SPECIAL PROVISIONS WITH RESPECT TO THE ASSIGNED AGREEMENTS.

                Grantor shall at its expense:

                         (i) perform and observe all material terms and provisions of the Assigned Agreements to be performed or observed by it, maintain the Assigned Agreements in full force and effect, enforce the Assigned Agreements in accordance with their terms, except in each case as any Assigned Agreement is amended, modified or terminated in Grantor's business judgment as necessary or desirable or terminated in accordance with its own terms (unless such amendment, modification or termination is prohibited or otherwise restricted by subsection 7.15 of the Credit Agreement), and take all such action to such end as may be from time to time reasonably requested by Secured Party; and

                         (ii) from time to time (A) furnish to Secured Party such information and reports regarding the Assigned Agreements as Secured Party may reasonably request and (B) upon the reasonable request of Secured Party make to each other party to any Assigned Agreement such demands and requests for information and reports or for action as Grantor is entitled to make under such Assigned Agreement.

                Solely for purposes of this Section 10, the real property leases as to which Grantor is a lessee thereunder shall not be deemed to be "Assigned Agreements."

                SECTION 11. DEPOSIT ACCOUNTS. Upon the occurrence and during the continuation of an Event of Default, Secured Party may exercise dominion and control over, and refuse to permit further withdrawals (whether of money, securities, instruments or other property) from any deposit accounts maintained with Secured Party constituting part of the Collateral.

                SECTION 12. LICENSE OF PATENTS, TRADEMARKS, COPYRIGHTS, ETC. Effective upon the occurrence of any Event of Default and upon written notice from Secured Party, Grantor hereby assigns, transfers and conveys to Secured Party, the nonexclusive right and license to use all trademarks, tradenames, copyrights, patents or technical processes owned or used by Grantor that relate to the Collateral and any other collateral granted by Grantor as security for the Secured Obligations, together with any goodwill associated therewith (excluding, however, any of the foregoing which is not material to Grantor which is held or used by Grantor pursuant to any license that expressly prohibits any such assignment, transfer or conveyance which is not material to Grantor), all to the extent necessary to enable Secured Party to use, possess and realize on the Collateral and to enable any successor or assign to enjoy the benefits of the Collateral. This right and license shall inure to the benefit of all successors, assigns and transferees of Secured Party and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise. Such right and license is granted free of charge, without requirement that any monetary payment whatsoever be made to Grantor.

                SECTION 13.  TRANSFERS AND OTHER LIENS.  Grantor shall not:

                (a) sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, except as permitted by the Credit Agreement; or

                (b) except for the security interest created by this Agreement and Permitted Encumbrances, create or suffer to exist any Lien upon or with respect to any of the Collateral to secure the indebtedness or other obligations of any Person.

                As long as no Event of Default has occurred and is then continuing, in the event Grantor sells or transfers for value any portion of the Collateral as permitted under subsection 7.7 of the Credit Agreement, Secured Party shall release the Collateral that is the subject of such asset sale to Grantor free and clear of the Lien under this Agreement concurrently with the consummation of such asset sale, and Secured Party shall, upon the reasonable request of and at the expense of Grantor, execute an amendment with respect to the applicable financing statement filed under this Agreement to effect such release.

                SECTION 14. SECURED PARTY APPOINTED ATTORNEY-IN-FACT. Grantor hereby irrevocably appoints Secured Party as Grantor's attorney-in-fact, with full authority in the place and stead of Grantor and in the name of Grantor, Secured Party or otherwise, from time to time in Secured Party's discretion to take any action and to execute any instrument that Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including without limitation:

                (a) to obtain and adjust insurance required to be maintained by Grantor or paid to Secured Party pursuant to Section 8;

                (b) to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

                (c) to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clauses (a) and (b) above;

                (d) to file any claims or take any action or institute any proceedings that Secured Party may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Secured Party with respect to any of the Collateral;

                (e) to pay or discharge taxes or Liens (other than Liens permitted under this Agreement or the Credit Agreement) levied or placed upon or threatened against any of the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Secured Party in its sole discretion, any such payments made by Secured Party to become obligations of Grantor to Secured Party, due and payable immediately without demand;

                (f) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with the Accounts and other documents relating to the Collateral; and

                (g) generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes, and to do, at Secured Party's option and Grantor's expense, at any time or from time to time, all acts and things that Secured Party reasonably deems necessary to protect, preserve or realize upon the Collateral and Secured Party's security interest therein in order to effect the intent of this Agreement, all as fully and effectively as Grantor might do.

                Secured Party shall not exercise any powers granted pursuant to this appointment as attorney-in-fact at any time (i) that Grantor is fully performing its obligations hereunder and (ii) that no Event of Default has occurred and is then continuing. This appointment as attorney-in-fact shall terminate upon the termination of this Agreement pursuant to Section 20.

                SECTION 15. SECURED PARTY MAY PERFORM. If Grantor fails to perform any agreement contained herein, Secured Party may itself perform, or cause performance of, such agreement, and the expenses of Secured Party incurred in connection therewith shall be payable by Grantor under Section 19.

                SECTION 16. STANDARD OF CARE. The powers conferred on Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Secured Party accords its own property.

                SECTION 17.  REMEDIES.

                (a) If any Event of Default shall have occurred and be continuing, Secured Party may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code as in effect in any relevant jurisdiction (the "CODE") (whether or not the Code applies to the affected Collateral), and also may (a) require Grantor to, and Grantor hereby agrees that it will at its expense and upon request of Secured Party forthwith, assemble all or part of the Collateral as directed by Secured Party and make it available to Secured Party at a place or places to be designated by Secured Party that is reasonably convenient to both parties, (b) enter onto the property where any Collateral is located and take possession thereof with or without judicial process, (c) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent

Secured Party deems appropriate, (d) take possession of Grantor's premises or place custodians in exclusive control thereof, remain on such premises and use the same and any of Grantor's equipment for the purpose of completing any work in process, taking any actions described in the preceding clause (c) and collecting any Secured Obligation, and (e) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Secured Party's offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Secured Party may deem commercially reasonable. Secured Party or any Lender may be the purchaser of any or all of the Collateral at any such sale and Secured Party, as agent for and representative of Lenders and Interest Rate Exchangers (but not any Lender, Lenders, Interest Rate Exchanger or Interest Rate Exchangers in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by Secured Party at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of Grantor, and Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Grantor hereby waives any claims against Secured Party arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Secured Party accepts the first offer received and does not offer such Collateral to more than one offeree; provided that such sale was conducted in a commercially reasonable manner. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantor shall be liable for the deficiency and the fees of any attorneys employed by Secured Party to collect such deficiency.

                (b) Notwithstanding anything in this Agreement to the contrary, Secured Party shall exercise, or shall refrain from exercising, any remedy provided for in Section 17(a) in accordance with the instructions of Requisite Lenders, and the Interest Rate Exchangers, by their acceptance of the benefits of this Agreement and other Loan Documents, hereby agree to be bound by such instructions. The sole rights of the Interest Rate Exchangers under this Agreement shall be to be secured by the Collateral and to receive the payments provided for in Section 18.

                (c) Notwithstanding anything in this Agreement to the contrary, neither Secured Party nor any Lender may exercise any rights or remedies contained herein, or any other rights or remedies Secured Party or any Lender may have, in respect of the Collateral consisting of the Redemption Account and the funds contained therein unless an Event of

Default described in subsection 8.6 or 8.7 of the Credit Agreement shall have occurred and be continuing.

                SECTION 18. APPLICATION OF PROCEEDS. Except as expressly provided elsewhere in this Agreement, all proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of Secured Party, be held by Secured Party as Collateral for, and/or then, or at any other time thereafter, applied in full or in part by Secured Party against, the Secured Obligations in the following order of priority:

                FIRST: To the payment of all reasonable costs and expenses of such sale, collection or other realization, including reasonable compensation to Secured Party and its agents and counsel, and all other reasonable expenses, liabilities and advances made or incurred by Secured Party in connection therewith, and all amounts for which Secured Party is entitled to indemnification hereunder and all reasonable advances made by Secured Party hereunder for the account of Grantor, and to the payment of all reasonable costs and expenses paid or incurred by Secured Party in connection with the exercise of any right or remedy hereunder, all in accordance with Section 19;

                SECOND: To the payment of all other Secured Obligations (for the ratable benefit of the holders thereof) then due and payable; and

                THIRD: To the payment to or upon the order of Grantor, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

                SECTION 19.  INDEMNITY AND EXPENSES.

                (a) Grantor agrees to indemnify Secured Party, each Lender and each Interest Rate Exchanger from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including, without limitation, enforcement of this Agreement), except to the extent such claims, losses or liabilities result solely from Secured Party's, such Lender's or such Interest Rate Exchanger's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

                (b) Grantor shall pay to Secured Party upon demand the amount of any and all reasonable costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that Secured Party may incur in connection with (i) the administration of this Agreement,
(ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of Secured Party hereunder, or (iv) the failure by Grantor to perform or observe any of the provisions hereof.

                SECTION 20. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until (i) the indefeasible payment in full of the Secured Obligations (other than Obligations which are contingent and unliquidated and not due and owing on such date and which pursuant to the provisions of the Credit Agreement, Interest Rate Agreements, Letters of Credit or the Loan Documents survive the termination of the Credit Agreement, the repayment of the Secured Obligations, the termination of the Commitments, the expiration or cancellation of all Letters of Credit or the termination, expiration or cancellation of all Interest Rate Agreements), the cancellation or termination of the Commitments, the cancellation or expiration of all outstanding Letters of Credit and the termination, expiration or cancellation of all Interest Rate Agreements, or (ii) the release of the Liens on the Collateral by Secured Party in writing in accordance with the terms of subsection 6.11 of the Credit Agreement, (b) be binding upon Grantor, its successors and assigns, and (c) inure, together with the rights and remedies of Secured Party hereunder, to the benefit of Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), but subject to the provisions of subsection 11.1 of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise and any Interest Rate Exchanger may assign or otherwise transfer any Interest Rate Obligations owing to it to another Lender or an Affiliate of such Lender or another Lender, and such other Lender or Affiliate shall thereupon become vested with all the benefits in respect thereof granted to such Interest Rate Exchanger herein or otherwise. Upon (i) the indefeasible payment in full of all Secured Obligations (other than Obligations which are contingent and unliquidated and not due and owing on such date and which pursuant to the provisions of the Credit Agreement, Interest Rate Agreements, Letters of Credit or the Loan Documents survive the termination of the Credit Agreement, the repayment of the Secured Obligations, the termination of the Commitments, the expiration or cancellation of all Letters of Credit or the termination, expiration or cancellation of all Interest Rate Agreements), the cancellation or termination of the Commitments, the cancellation or expiration of all outstanding Letters of Credit and the termination, expiration or cancellation of all Interest Rate Agreements, or (ii) the release of the Liens on the Collateral by Secured Party in writing in accordance with the terms of subsection 6.11 of the Credit Agreement, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Grantor. Upon any such termination Secured Party will, at Grantor's expense, execute and deliver to Grantor such documents as Grantor shall reasonably request to evidence such termination.

                SECTION 21.  SECURED PARTY AS AGENT.

                (a) Secured Party has been appointed to act as Secured Party hereunder by Lenders and, by their acceptance of the benefits of this Agreement and the other Loan Documents, by each Interest Rate Exchanger. Secured Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement and upon the instructions of Requisite Lenders, and the Interest Rate Exchangers, by their acceptance of the benefits of this Agreement and other Loan Documents, hereby agree to be bound by such instructions.

                (b) Secured Party shall at all times be the same Person that is Agent under the Credit Agreement. Written notice of resignation by Agent pursuant to subsection 10.5A of the Credit Agreement shall also constitute notice of resignation as Secured Party under this Agreement; removal of Agent pursuant to subsection 10.5A of the Credit Agreement shall also constitute removal as Secured Party under this Agreement; and appointment of a successor Agent pursuant to subsection 10.5A of the Credit Agreement shall also constitute appointment of a successor Secured Party under this Agreement. Upon the acceptance of any appointment as Agent under subsection 10.5A of the Credit Agreement by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Secured Party under this Agreement, and the retiring or removed Secured Party under this Agreement shall promptly (i) transfer to such successor Secured Party all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Secured Party under this Agreement, and (ii) execute and deliver to such successor Secured Party such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Secured Party of the security interests created hereunder, whereupon such retiring or removed Secured Party shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Agent's resignation or removal hereunder as Secured Party, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Secured Party hereunder.

                SECTION 22. AMENDMENTS; ETC. No amendment or waiver of any provision of this Agreement, or consent to any departure by Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by Secured Party (or, in the case of an amendment hereto, by Grantor and Secured Party), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given; provided that any amendment or waiver which adversely affects the interests of the Interest Rate Exchangers but does not result in a similar adverse effect on the interests of Lenders shall only be effective with the consent of the holders of a majority of the Interest Rate Obligations given the benefit of the security granted hereunder.

                SECTION 23. NOTICES. Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or, as to either party, such other address as shall be designated by such party in a written notice delivered to the other party hereto.

                SECTION 24. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of Secured Party in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                SECTION 25. SEVERABILITY. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                SECTION 26. HEADINGS. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

                SECTION 27. GOVERNING LAW; TERMS. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE CODE PROVIDES THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK AND EXCEPT AS SET FORTH IN THE IMMEDIATELY FOLLOWING SENTENCE. NOTWITHSTANDING THE FOREGOING, ALL PROVISIONS OF THIS AGREEMENT, TO THE EXTENT THEY RELATE TO DEPOSIT ACCOUNTS, SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. Unless otherwise defined herein or in the Credit Agreement, terms used in Articles 8 and 9 of the Uniform Commercial Code in the State of New York are used herein as therein defined.

                SECTION 28. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST GRANTOR ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT GRANTOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. Grantor hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Grantor at its address provided in Section 23, such service being hereby acknowledged by Grantor to be sufficient for personal jurisdiction in any action against Grantor in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Secured Party to bring proceedings against Grantor in the courts of any other jurisdiction.

                SECTION 29. WAIVER OF JURY TRIAL. GRANTOR AND SECURED PARTY HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Grantor and Secured Party each acknowledge that this waiver is a material inducement for Grantor and Secured Party to enter into a business relationship, that Grantor and Secured Party have already relied on this waiver in entering into this Agreement and that each will continue to rely on this waiver in their related future dealings. Grantor and Secured Party further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

                SECTION 30. COUNTERPARTS. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

                IN WITNESS WHEREOF, Grantor and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


                                  DOMINICK'S SUPERMARKETS, INC., as Grantor



                                  By: _____________________________________
                                      Title:

                                  Notice Address:  Dominick's Supermarkets, Inc.
                                                   505 Railroad Avenue
                                                   Northlake, IL 60164
                                                   Attention: President and
                                                   Chief Operating Officer


                                  BANKERS TRUST COMPANY, as Secured Party



                                  By: _____________________________________
                                      Title:

                                  Notice Address:  Bankers Trust Company
                                                   One Bankers Trust Plaza
                                                   130 Liberty St., 14th Floor
                                                   New York, NY 10006
                                                   Attention: Tracey Prokes

                                  with a copy to:

                                                   Bankers Trust Company
                                                   300 S. Grand Avenue,
                                                     41st Floor
                                                   Los Angeles, CA 90071
                                                   Attention: Vicki Floyd

                                 SCHEDULE 1(a)

                               EXCLUDED EQUIPMENT


                                     None.

                                 SCHEDULE 1(b)

                               EXCLUDED INVENTORY


                                     None.

                                 SCHEDULE 1(d)

                              ASSIGNED AGREEMENTS



1.      Stock Purchase Agreement

2.      Tax Matters Agreement

3.      Asset Transfer Agreement

4.      Stock Exchange Agreement

5.      Preferred Stock Redemption Agreement

                Each of the agreements listed in this Schedule 1(d) shall have the meanings assigned to such term in the Credit Agreement.

                                 SCHEDULE 1(e)

                                DEPOSIT ACCOUNTS



        Name of
Financial Institution            Account Number        Name of Account
---------------------            --------------        ---------------
The Northern Trust Company           57339

The Northern Trust Company           5674492           Dominick's Supermarkets,
                                                       Inc. Preferred Stock Repurchase
                                                       Account

                                 SCHEDULE 1(h)

                               EXCLUDED FIXTURES


                                     None.

                                 SCHEDULE 4(b)
                             TO SECURITY AGREEMENT



Locations of Equipment:          N/A



Locations of Inventory:          N/A

                                 SCHEDULE 4(c)
                             TO SECURITY AGREEMENT


Office Locations:        333 Northwest Avenue
                         Northlake, IL  60164

                                   and

                         505 Railroad Avenue
                         Northlake, IL  60164


Other Names:             DFF Holdings, Inc.

                                  EXHIBIT XXIV

                   [FORM OF FINANCIAL CONDITION CERTIFICATE]

                        FINANCIAL CONDITION CERTIFICATE


                This FINANCIAL CONDITION CERTIFICATE (this "CERTIFICATE") is delivered by Darren W. Karst, solely in his capacity as chief financial officer of Dominick's Finer Foods, Inc., a Delaware corporation ("Company"), in connection with that certain Credit Agreement dated as of November 1, 1996 (the "CREDIT AGREEMENT") by and among Dominick's Supermarkets, Inc., a Delaware corporation ("HOLDINGS"), Company, the financial institutions referred to therein as Lenders ("LENDERS"), Bankers Trust Company, as administrative agent ("AGENT"), The Chase Manhattan Bank, as Syndication Agent, and Arrangers. Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

                A. I am, and at all pertinent times mentioned herein have been, the duly qualified and acting Chief Financial Officer of Holdings and its Subsidiaries. In such capacity I have participated actively in the management of their financial affairs and am familiar with their financial statements. I have, together with other persons who are officers of Holdings and Company, acted on behalf of Holdings and Company in connection with the negotiation of the Credit Agreement, and I am familiar with the terms and conditions thereof.

                B. I have carefully reviewed the contents of this Certificate, and I have conferred with counsel for Holdings and its Subsidiaries for the purpose of discussing the meaning of its contents.

                C. In connection with preparing for the consummation of the transactions and financings contemplated by the Credit Agreement (the "PROPOSED TRANSACTIONS"), I have participated in the preparation of, and I have reviewed, pro forma projections of net income and cash flows for Company and its Subsidiaries for the seven consecutive twelve-month periods commencing on the Closing Date (the "PROJECTED FINANCIAL STATEMENTS"). The Projected Financial Statements, attached hereto as Exhibit A, give effect to the consummation of the Proposed Transactions and assume that the debt obligations of Company will be paid from the cash flow generated by the operations of Company and its Subsidiaries and other cash resources. The Projected Financial Statements were prepared on the basis of information available on October 1, 1996. I know of no facts that have occurred since such date that would lead me to believe that the Projected Financial Statements are inaccurate in any material respect. The Projected Financial Statements do not reflect (i) any potential changes in interest rates from those assumed in the Projected Financial Statements, (ii) any potential material, adverse changes in general business conditions, or (iii) any potential changes in income tax laws.

                D. I have also participated in the preparation of, and I have reviewed, a pro forma summary balance sheet of Company and its Subsidiaries (the "FAIR VALUE

SUMMARY BALANCE SHEET") as of November 1, 1996, the expected Closing Date, giving effect to the Proposed Transactions. The Fair Value Summary Balance Sheet was prepared on the basis of information available at August 3, 1996, as adjusted to give effect to the Proposed Transactions. The Fair Value Summary Balance Sheet is attached hereto as Exhibit B and has been prepared as described in paragraphs F and G below and not in accordance with GAAP.

                E. In connection with the preparation of the Projected Financial Statements, I have made such investigations and inquiries as I have deemed necessary and prudent therefor and, specifically, have relied on historical information with respect to revenues, expenses and other relevant items supplied by the supervisory personnel of Company and its Subsidiaries directly responsible for the various operations involved. The assumptions upon which the Projected Financial Statements are based are stated therein.
Although any assumptions and any projections by necessity involve uncertainties and approximations, I believe, based on my discussions with other members of management, that the assumptions on which the Projected Financial Statements are based are reasonable. Based thereon, I believe that the projections for Company and its Subsidiaries, taken as a whole, reflected in the Projected Financial Statements provide reasonable estimations of future performance, subject, as stated above, to the uncertainties and approximations inherent in any projections.

                F. The Fair Value Summary Balance Sheet has been prepared in a manner which I believe reflects a reasonable estimate of the fair value of the assets of Company and its Subsidiaries on a consolidated basis and the probable liability on all of their debts, contingent or otherwise. For purposes of this Certificate, I understand "fair value" of any assets to mean the amount which may be realized within a reasonable time, either through collection of such assets or through sale of such assets at the regular market value thereof, conceiving of the latter as the amount which could be obtained for the property in question within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions. The specific methodology used by management for valuing Company and its Subsidiaries is set forth in paragraph G below.

                G. For purposes of constructing the Fair Value Summary Balance Sheet, I have utilized the following procedures:

                With respect to the asset values reflected in the Fair Value Summary Balance Sheet, I have included the value of current assets reported by Company and each of its Subsidiaries in their August 3, 1996 financial statements and I have relied on the capitalization of earnings methodology -- whereby earnings before interest, taxes, depreciation and amortization (EBITDA) are capitalized at a specified EBITDA multiple -- to arrive at the estimated fair value of the long-term assets of Company and its Subsidiaries. For these purposes I have utilized an EBITDA multiplier of 7.0, which reflects a reasonable estimate of the EBITDA multiplier reflected in acquisition prices paid for total ownership positions in companies whose lines of business are similar to those of Company and its Subsidiaries.

                With respect to liabilities reflected in the Fair Value Summary Balance Sheet, I have included the current liabilities and long-term liabilities reported by Company and each of its Subsidiaries in their August 3, 1996 financial statements and debts to be incurred or assumed by Company and each of its Subsidiaries under the Credit Agreement and the Proposed Transactions. I have adjusted those long-term liabilities to reflect prepayments of the Existing Credit Agreement made on the Closing Date. In addition, with respect to contingent liabilities (such as litigation, guaranties and pension plan liabilities), I have consulted with legal, financial and other personnel of Company and each of its Subsidiaries and have reflected as liabilities our best judgment as to the maximum exposure that can reasonably be expected to result therefrom in light of all the facts and circumstances existing at this time, recognizing that any such estimation is inherently subject to uncertainties.

                Based on the foregoing, I have reached the following conclusions:

                1. Company is not now, nor will the incurrence of the Obligations under the Credit Agreement and the incurrence of the other obligations contemplated by the Proposed Transactions render Company, "insolvent" as defined in this paragraph 1. The recipients of this Certificate and I have agreed that, in this context, "insolvent" means that the present fair value of assets is less than the amount that will be required to pay the probable liability on existing debts as they become absolute and matured. We have also agreed that the term "debts" includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent. My conclusion expressed above is supported by the Fair Value Summary Balance Sheet. Valuation of Company on the basis thereof would reflect the net value of Company as $234.5 million representing the difference between asset values of $1,127.2 million and liabilities of $892.7 million.

                2. By the incurrence of the Obligations under the Credit Agreement and the incurrence of the other obligations contemplated by the Proposed Transactions, Company will not incur debts beyond its ability to pay as such debts mature. I have based my conclusion in part on the Projected Financial Statements, which demonstrate that Company will have positive cash flow after paying all of its scheduled anticipated indebtedness (including scheduled payments under the Credit Agreement, the other obligations contemplated by the Proposed Transactions and other permitted indebtedness). I have concluded that the realization of current assets in the ordinary course of business will be sufficient to pay recurring current debt and short-term and long-term debt service as such debts mature, and that the cash flow (including earnings plus non-cash charges to earnings) will be sufficient to provide cash necessary to repay the Loans and other Obligations under the Credit Agreement, the other obligations contemplated by the Proposed Transactions and other long-term indebtedness as such debt matures.

                3. The incurrence of the Obligations under the Credit Agreement and the incurrence of the other obligations contemplated by the Proposed Transactions will not leave Company with property remaining in its hands constituting "unreasonably small capital". In reaching this conclusion, I understand that "unreasonably small capital" depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the businesses conducted or anticipated to be conducted by Company and its Subsidiaries in light of the Projected Financial Statements and available credit capacity.

                4. To the best of my knowledge, Company has not executed the Credit Agreement or any documents mentioned therein, or made any transfer or incurred any obligations thereunder, with actual intent to hinder, delay or defraud either present or future creditors.

                I understand that Agent, Syndication Agent, Arrangers and Lenders are relying on the truth and accuracy of the foregoing in connection with the extension of credit pursuant to the Credit Agreement.

                Solely in my capacity as chief financial officer of Company, I represent the foregoing information to be, to the best of my knowledge and belief, true and correct and execute this Certificate this 1st day of November, 1996.



                                             DOMINICK'S FINER FOODS, INC.


                                             By:____________________________
                                             Name:__________________________
                                             Title:_________________________

                                   EXHIBIT A

                         PROJECTED FINANCIAL STATEMENTS

                                   EXHIBIT B

                        FAIR VALUE SUMMARY BALANCE SHEET

                                  SCHEDULE 2.1

                    LENDERS' COMMITMENTS AND PRO RATA SHARE


====================================================================================================================================
                                                                                                          Pro Rata
                                                                                                          Share (for
                                                                                                          purposes of
                                                                                                          clause (iv)
                                                                                               Pro Rata     of the
                                      Pro Rata                                                   Share    definition
                                       Share                    Pro Rata Share    Revolving      (RE:        of
                        Term Loan    (RE: Term   Revolving Term (RE: Revolving      Loan       Revolving  "Pro Rata        Total
        Lender         Commitment      Loans)    Loan Commitment  Term Loans)    Commitment      Loans)     Share")     Commitment
====================================================================================================================================
Bankers Trust
  Company         $12,692,307.72  12.6923077%  $13,326,923.08  12.6923077%  $15,230,769.20  12.6923077%  12.6923077%  $41,250,000.00
------------------------------------------------------------------------------------------------------------------------------------
The Chase
  Manhattan Bank    8,076,923.10   8.0769231     8,480,769.25   8.0769231     9,692,307.66   8.0769231    8.0769231    26,250,000.00
------------------------------------------------------------------------------------------------------------------------------------
Bank of America
  Illinois          5,230,769.23   5.2307692     5,492,307.69   5.2307692     6,276,923.08   5.2307692    5.2307692    17,000,000.00
------------------------------------------------------------------------------------------------------------------------------------
The First National
  Bank of Chicago   5,230,769.23   5.2307692     5,492,307.69   5.2307692     6,276,923.08   5.2307692    5.2307692    17,000,000.00
------------------------------------------------------------------------------------------------------------------------------------
Marine Midland
  Bank              5,230,769.23   5.2307692     5,492,307.69   5.2307692     6,276,923.08   5.2307692    5.2307692    17,000,000.00
------------------------------------------------------------------------------------------------------------------------------------
The Mitsubishi Trust
   & Banking
   Corporation      5,230,769.23   5.2307692     5,492,307.69   5.2307692     6,276,923.08   5.2307692    5.2307692    17,000,000.00
------------------------------------------------------------------------------------------------------------------------------------
Union Bank of
  California, N.A.  5,230,769.23   5.2307692     5,492,307.69   5.2307692     6,276,923.08   5.2307692    5.2307692    17,000,000.00
------------------------------------------------------------------------------------------------------------------------------------
ABN AMRO Bank N.V.,
  Chicago Branch    2,307,692.31   2.3076923     2,423,076.92   2.3076923     2,769,230.77   2.3076923    2.3076923     7,500,000.00
------------------------------------------------------------------------------------------------------------------------------------
LaSalle National
  Bank              2,307,692.31   2.3076923     2,423,076.92   2.3076923     2,769,230.77   2.3076923    2.3076923     7,500,000.00
------------------------------------------------------------------------------------------------------------------------------------
Banque Paribas      4,615,384.62   4.6153846     4,846,153.84   4.6153846     5,538,461.54   4.6153846    4.6153846    15,000,000.00
------------------------------------------------------------------------------------------------------------------------------------
Compagnie Financiere
  De CIC Et De
  L'Union
  Europeenne        4,615,384.62   4.6153846     4,846,153.84   4.6153846     5,538,461.54   4.6153846    4.6153846    15,000,000.00
------------------------------------------------------------------------------------------------------------------------------------
The Northern Trust
  Company           4,615,384.62   4.6153846     4,846,153.84   4.6153846     5,538,461.54   4.6153846    4.6153846    15,000,000.00
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
                                                                                                          Pro Rata
                                                                                                         Share (for
                                                                                                         purposes of
                                                                                                         clause (iv)
                                                                                            Pro Rata       of the
                                   Pro Rata                                                   Share      definition
                                    Share                    Pro Rata Share    Revolving      (RE:          of
                     Term Loan    (RE: Term   Revolving Term (RE: Revolving      Loan       Revolving    "Pro Rata         Total
     Lender         Commitment      Loans)    Loan Commitment  Term Loans)    Commitment      Loans)       Share")       Commitment
====================================================================================================================================
The Bank of
  Nova Scotia       3,846,153.84   3.8461538     4,038,461.54   3.8461538     4,615,384.62   3.8461539    3.8461538    12,500,000.00
------------------------------------------------------------------------------------------------------------------------------------
Caisse National
  de Credit
  Agricole          3,846,153.84   3.8461538     4,038,461.54   3.8461538     4,615,384.62   3.8461539    3.8461538    12,500,000.00
------------------------------------------------------------------------------------------------------------------------------------
Credit Lyonnais
  Chicago Branch    3,846,153.84   3.8461538     4,038,461.54   3.8461538     4,615,384.62   3.8461539    3.8461538    12,500,000.00
------------------------------------------------------------------------------------------------------------------------------------
The Dai-Ichi Kangyo
  Bank, Ltd.        3,846,153.84   3.8461538     4,038,461.54   3.8461538     4,615,384.62   3.8461539    3.8461538    12,500,000.00
------------------------------------------------------------------------------------------------------------------------------------
The Fuji Bank,
  Limited
  Chicago Branch    3,846,153.84   3.8461538     4,038,461.54   3.8461538     4,615,384.62   3.8461539    3.8461538    12,500,000.00
-----------------------------------------------------------------------------------------------------------------------------------
Mitsui Leasing
  (U.S.A.) Inc.     3,846,153.84   3.8461538     4,038,461.54   3.8461538     4,615,384.62   3.8461539    3.8461538    12,500,000.00
------------------------------------------------------------------------------------------------------------------------------------
The Royal Bank of
  Scotland plc      3,846,153.84   3.8461538     4,038,461.54   3.8461538     4,615,384.62   3.8461539    3.8461538    12,500,000.00
------------------------------------------------------------------------------------------------------------------------------------
The Sakura Bank,
  Limited           3,846,153.84   3.8461538     4,038,461.54   3.8461538     4,615,384.62   3.8461539    3.8461538    12,500,000.00
------------------------------------------------------------------------------------------------------------------------------------
The Sumitomo Trust
  & Banking Co.,    3,846,153.84   3.8461538     4,038,461.54   3.8461538     4,615,384.62   3.8461539    3.8461538    12,500,000.00
  Ltd., New York
  Branch
------------------------------------------------------------------------------------------------------------------------------------
                 $100,000,000.00 100.0000000% $105,000,000.00 100.0000000% $120,000,000.00 100.0000000% 100.0000000% $325,000,000.00
====================================================================================================================================

                       SCHEDULE 4.1B TO CREDIT AGREEMENT


                              REAL PROPERTY ASSETS

The "MORTGAGED PROPERTIES" are all of the properties listed in this SCHEDULE 4.1B, except (i) those properties designated as "NOT TO BE MORTGAGED ON CLOSING DATE"; and (ii) those designated as "Leased Closed Store Locations" (Part Three). Company represents that title to all of the Real Property Assets is held by Dominick's, except as otherwise indicated below.

                         PART ONE: OWNED REAL PROPERTY

STAND ALONE RETAIL STORE LOCATIONS:

DOMINICK'S LOCATIONS:

Cook County:

#12     6009 N. Broadway Avenue
        Chicago, IL  60660
        Title Ins. = $4,350,000

#93     525 Chicago Avenue
        Evanston, IL  60202
        Title Ins. = $4,250,000

#95     3649 N. Central Avenue
        Chicago, IL 60634
        Title Ins. = $3,250,000

#123    4014 N. Pulaski                    Title held by LaSalle National
        4000 W. Lawrence                   Trust, N.A. ("LASALLE"), as Trustee
        Chicago, IL  60630                 under Trust Agreement dated 3/6/86
        Title Ins. = $4,400,000            (Trust #110897) (Beneficial interest
                                           owned by Dominick's)

#124    259 E. Lake Street                 Title held by LaSalle as Trustee
        Oak Park, IL  60302                under Trust Agreement dated 2/15/85
        Title Ins. = $4,010,000            (Trust #109453) (Beneficial interest
                                           owned by Dominick's)

#128    6618, 6666, 6740 N. Ridge
        6623 N. Damen Avenue
        Chicago, IL  60645
        Title Ins. = $5,000,000

OMNI SUPERSTORES LOCATION:

Cook County:

#315    7755 S. Harlem Avenue
        Bridgeview, IL  60455
        (outlot not included)
        Title Ins. = $8,000,000

SHOPPING CENTERS: Except for property #43, the following shopping centers include Dominick's store locations. Dominick's owns property #43, but no longer operates a store at that location.

Cook County:
-----------

#32     1900 S. Cumberland
        Park Ridge, IL  60068
        Title Ins. = $7,000,000

#43     3000 S. Halsted
        Chicago, IL  60608
        Title Ins. = $4,550,000

#73     7050 S. Pulaski Road         SUBJECT TO SENIOR LIEN (CONSENT OBTAINED)
        Chicago, IL  60629
        Title Ins. = $5,400,000

#92     3330 W. 183rd Street         Title held by LaSalle as Trustee under
        Hazelcrest, IL  60429        Trust Agreement dated 6/3/82 (Trust
        Title Ins. = $5,500,000      #104987) (Beneficial interest owned by
                                     Hazelcrest) (Leased to Dominick's)

#98     5829 S. Archer               Title held by LaSalle as Trustee under
        (Archer & Central)           Trust Agreement dated 2/15/83 (Trust
        Chicago, IL  60638           #105958) (Beneficial interest owned by
        Title Ins. = $6,500,000      Hazelcrest) (Leased to Dominick's)

#113    6312 N. Nagle Avenue         Title held by LaSalle as Trustee under
        Chicago, IL  60646           Trust Agreement dated 2/1/85 (Trust
        Title Ins. = $9,000,000      #108982) (Beneficial Interest owned by
                                     Dominick's)

#114    1968 Sibley Boulevard        Title held by LaSalle as Trustee under
        Calumet City, IL  60409      Trust Agreement dated 12/5/84 (Trust
        Title Ins. = $5,670,000      #109248) (Beneficial interest owned by
                                     Dominick's)
                                     SUBJECT TO SENIOR LIEN (CONSENT OBTAINED)

HEADQUARTERS, WAREHOUSE AND PLANT LOCATIONS:
-------------------------------------------

Cook County:
-----------

#333    333 Northwest Avenue
        Northlake, IL  60164
        Title Ins. = $4,000,000

#851    7445 Franklin                            NOT TO BE MORTGAGED ON
        Forest Park, IL  60130                   CLOSING DATE

#968    4404 West 42nd Street
        Chicago, IL  60632
        Title Ins. = $6,500,000

#555    555 Northwest Avenue
        Northlake, IL  60164
        Title Ins. = $21,400,000

#969    505 Railroad Avenue
        Northlake, IL  60164
        Title Ins. = $6,100,000

#625    1111 Sesame Street
        Bensenville, IL  60106
        Title Ins. = $900,000

Lee County:
----------

#606    620 Lincoln                      owned by Dominick's Finer Foods, Inc.
        Dixon, IL  61021                 of Illinois
        Title Ins. = $600,000

OUTLOT

Next to
        3250 W. 87th Street                               NOT TO BE MORTGAGED ON
        (87th and Kedzie)                                 CLOSING DATE
        Chicago, IL
        (adjacent to OMNI SUPERSTORES #314)

                         PART TWO: LEASED REAL PROPERTY

DOMINICK'S LOCATIONS:

Cook County:
-----------

#2      7501 W. North Avenue
        River Forest, IL  60305

#8      8700 S. Cicero Avenue
        Oak Lawn, IL  60453

#9      6931 Dempster
        Morton Grove, IL  60053

#14     1020 Waukegan Road
        Glenview, IL  60025

#18     8355 W. Belmont Avenue
        River Grove, IL  60171

#21     1440 Irving Park Road
        Hanover Park, IL  60103

#28     1145 Central
        Mt. Prospect, IL  60056

#33     3012 N. Broadway Avenue
        Chicago, IL 60657

#40     8825 S. Harlem Avenue           LESSOR'S CONSENT REQUIRED FOR MORTGAGE
        Bridgeview, IL  60455           NOT TO BE MORTGAGED ON CLOSING DATE

#44     No. 14 Garden Market Street
        Western Springs, IL  60558

#51     6401 W. 127th Street
        Palos Heights, IL  60463

#52     4125 Dundee Road
        Northbrook, IL  60062

#53     3145 W. Pratt Avenue
        Chicago, IL  60645

#56     6704-24 Joliet Road             LESSOR'S CONSENT OBTAINED FOR MORTGAGE
        Countryside, IL  60525

#62     1822 Willow Road and
        303 Northfield Road
        Northfield, IL 60093

#68     5233 N. Lincoln Avenue
        Chicago, IL  60625

#71     7401 W. 25th Street
        North Riverside, IL  60546

#72     7225 N. Cicero Avenue            LESSOR'S CONSENT REQUIRED FOR MORTGAGE
        Lincolnwood, IL  60646           NOT TO BE MORTGAGED ON CLOSING DATE

#74     7000 W. Forest Preserve Drive
        Norridge, IL  60634

#75     5235 N. Sheridan Road            LESSOR'S CONSENT REQUESTED FOR MORTGAGE
        Chicago, IL  60640               NOT TO BE MORTGAGED ON CLOSING DATE

#76     3300 W. Belmont                  LESSOR'S CONSENT OBTAINED FOR MORTGAGE
        Chicago, IL  60618

#80     325 E. Palatine Road
        Arlington Heights, IL  60005

#81     1042 S. Elmhurst Road
        Mt. Prospect, IL  60056

#83     17365 Torrence Avenue
        Lansing, IL  60438

#84     15080 S. LaGrange Road
        Orland Park, IL  60452

#86     3350 Western Avenue
        Chicago, IL  60618

#89     4700 S. Kedzie Avenue
        Chicago, IL  60632

#90     3454 E. 118th Street
        Chicago, IL  60617

#91     11024 S. Cicero Avenue         LESSOR'S CONSENT REQUIRED FOR MORTGAGE
        Oak Lawn, IL  60453            NOT TO BE MORTGAGED ON CLOSING DATE

#92     3330 W. 183rd Street           Leased from Hazelcrest Land Trust
        Hazelcrest, IL  60429

#98     5829 S. Archer                 Leased from Hazelcrest Land Trust
        (Archer & Central)
        Chicago, IL  60636

#100    3145 S. Ashland Avenue
        Chicago, IL  60608

#101    1555 Lee Street
        Des Plaines, IL  60016

#102    3243 115th Street
        Merrionette Park, IL  60555

#105    4200 W. Lake Street
        Melrose Park, IL  60160

#107    3020 S. Wolf Road
        Westchester, IL  60153

#111    122 W. 79th Street
        Chicago, IL  60620

#119    45 E. Dundee Road
        Buffalo Grove, IL  60090

#122    2575 W. Golf Road
        Hoffman Estates, IL  60194

#130    2101 E. 71st Street
        Chicago, IL  60649

#131    2855 W. Kirchoff Road
        Rolling Meadows, IL  60008

#132    4233 W. 211th Street
        Matteson, IL  60443

#133    8900 Greenwood Avenue
        Niles, IL  60648

#135    200 S. Roselle Road
        Schaumburg, IL 60194

#137    2748 Green Bay Road
        Evanston, IL  60201

#143    615 E. Dundee Road
        Palatine, IL 60067

#144    720 W. Euclid
        Palatine, IL 60067

DuPage County:
-------------

#47     545 W. Lake Street
        Addison, IL  60101

#54     1295 E. Ogden
        Naperville, IL  60540

#67     17 W. 675 Roosevelt Road
        Oak Brook Terrace, IL  60521

#78     7241 Lemont Road               LESSOR'S CONSENT REQUIRED FOR MORTGAGE
        Downers Grove, IL  60516       NOT TO BE MORTGAGED ON CLOSING DATE

#88     1145 S. York Road
        Bensenville, IL  60106

#94     166 E. Lake Street
        Bloomingdale, IL  60108

#115    1300 S. Naper Boulevard
        Naperville, IL  60540

#116    535 W. St. Charles Road
        Elmhurst, IL  60126

#121    6300 S. Robert Kingery Highway
        Willowbrook, IL  60514

#126    91 Danada Square East
        Wheaton, IL  60187

#134    1935 N. Neltnor Avenue
        West Chicago, IL  60185

#139    Gary Avenue & Schick Road
        Bloomingdale, IL  60108

#141    1555 N. Aurora Road
        Naperville, IL 60563

McHenry County:
--------------

#59     6000 Northwest Highway
        Crystal Lake, IL  60014

Will County:
-----------

#70     2134 W. Jefferson Street
        Joliet, IL  60436

#103    271 S. Bolingbrook Drive
        Bolingbrook, IL  60439

#142    14200 S. Bell Road
        Lockport, IL 60441

Lake County:
-----------

#77     290 Hawthorne Village Commons   LESSOR'S CONSENT OBTAINED FOR MORTGAGE

        Vernon Hills, IL  60061

#109    2503 Waukegan Road
        Bannockburn, IL  60015

#112    1160 Lake Cook Road
        Buffalo Grove, IL  60020

#129    345 S. Rand Road
        Lake Zurich, IL  60047

#136    450 Half Day Road
        Buffalo Grove, IL  60090

#140    1150 W. Maple
        Mundelein, IL 60060

Kane County:
-----------

#104    2063 State Route 38
        St. Charles, IL  60174

#110    535 Dundee Avenue
        East Dundee, IL  60118

#146    2000 S. Randall Road
        Geneva, IL 60134

Kendall County:
--------------

#106    1840 Douglas Street
        Montgomery, IL  60538


OMNI SUPERSTORES LOCATIONS:
--------------------------

Cook County:
-----------

#301    15854 LaGrange Road
        Orland Park, IL  60462

#303    4779 W. Cermak Road
        Cicero, IL  60650

#304    2550 N. Clybourn
        Chicago, IL  60614

#306    7801 N. Waukegan
        Niles, IL  60648

#308    8315 W. North Avenue
        Melrose Park, IL  60160

#310    1241 N. Rand Road
        Prospect Heights, IL  60004

#311    4500 S. Damen Avenue
        Chicago, IL  60609

#312    13180 S. Cicero Avenue
        Crestwood, IL  60445

#314    3250 W. 87th Street
        Chicago, IL  60662

DuPage County:
-------------

#302    151 E. North Avenue
        Glendale Heights, IL  60139

#309    539 Route 59
        Aurora, IL  60504

McHenry County:
--------------

#305    2000 Richmond Road
        McHenry, IL  60050

Lake County:
-----------

#307    750 E. Rollins
        Round Lake Beach, IL  60073

Kane County:
-----------

#316    250 S. Randall Road
        Elgin, IL  60123

#318    1971 Galena Boulevard
        Aurora, IL  60506

LAKE COUNTY, INDIANA:
--------------------

#313    1515 Route 41
        Schererville, IN  46375
        Title Insurance:  $500,000

OTHER
-----

Cook County
-----------

        Parking Lot at                   Parking lot lease (treated as
        505 Railroad Avenue              a "closed store lease" for
        Northlake, IL 60164              purposes of subsections 4.1B
        (location #969)                  and 6.10 of the Credit Agreement)
                                         NOT TO BE MORTGAGED ON THE CLOSING DATE

                   PART THREE: LEASED CLOSED STORE LOCATIONS



#5      223 Northwest Highway
        Palatine, IL 60067

#7      3333 Central Street
        Evanston, IL  60201

#22     6200 W. Higgins
        Chicago, IL  60603

#27     465 Summit Street
        Elgin, IL  60120

#35     4720 N. Marine Drive
        Chicago, IL  60640

#48     20 E. Golf Road
        Schaumburg, IL 60193

#58     1035-45 E. Oakton Street
        Des Plaines, IL  60018

#108    100 Norwood Square Drive
        Park Forrest, IL

#117    580 S. Roselle Road
        Schaumburg, IL 60193

#404*   7410 N. Clark Street
        Chicago, IL

#405*   534 St. Charles Road
        Elmhurst, IL  60521

#949    333 W. 75th Street
        Willowbrook, IL

#951    180 N. Bolingbrook Drive
        Bolingbrook, IL

#962    10492 Grand Avenue
        Franklin Park, IL

#963    7175 N. Lincoln Avenue
        Lincolnwood, IL


*Save-It Discount Foods Corporation subleases a portion of location nos. 404 and 405 from Dominick's, but has sub-subleased such subleased space to a third party.

                                  SCHEDULE 5.1
                     POST-CLOSING SUBSIDIARIES OF HOLDINGS

                                                                                                    Shares                    Juris.
                                                                                                  Authorized/                   of
                                Entity                           Ownership                        Outstanding                Incorp.
                                ------                           ---------                        -----------                -------
                         Dominick's Supermarkets,                N/A                        Before giving effect            Delaware
                         Inc. (formerly known as                                            to transactions:
                         DFF Holdings, Inc.)
                                                                                            Common:
                                                                                            50,000,000/7,024,654

                                                                                            Class B Common:
                                                                                            10,000,000/8,434,381

                                                                                            15% Preferred:
                                                                                            40,000/40,000

                                                                                            Other Preferred:
                                                                                            3,960,000/0

                                                                                            After giving effect to
                                                                                            transactions:

                                                                                            Common:
                                                                                            50,000,000/13,404,009

                                                                                            Class B Common:
                                                                                            10,000,000/7,955,026

                                                                                            15% Preferred:  0/0

                                                                                            Other Preferred:
                                                                                            4,000,000/0
                         Dominick's Finer          100% by Dominick's Supermarkets, Inc.    Common: 1,000/1,000       Delaware
                         Foods, Inc.
                           *Blackhawk              100% by Dominick's Finer Foods, Inc.     Common: 10,000/10,000     Delaware
                           Developments, Inc.
                           *Blackhawk              100% by Dominick's Finer Foods, Inc.     Common: 1,000/1,000       Delaware
                           Properties,Inc.
                           Dodi Hazelcrest,        100% by Dominick's Finer Foods, Inc.     Common: 10,000/10,000     Delaware
                           Inc.
                           *Kohl's of              100% by Dominick's Finer Foods, Inc.     Common: 1,000/1,000       Illinois
                           Bloomingdale, Inc.
                           DFF Equipment           100% by Dominick's Finer Foods, Inc.     Common: 1,000/1,000       Illinois
                           Leasing Company
                           (formerly known as
                           Jerry's Deep
                           Discount Centers,
                           Inc.

                           Dominick's Finer        100% by Dominick's Finer Foods, Inc.     Common: 1,000/15          Illinois
                           Foods, Inc. of
                           Illinois
                                *Save-It           100% by Dominick's Finer Foods, Inc.     Common: 1,000/1,000       Illinois
                                Discount Foods     of Illinois
                                Corporation

        * Indicates inactive Subsidiary.

                                 SCHEDULE 5.2C

                             GOVERNMENTAL CONSENTS

1.  Notices required under liquor licenses.
2. Disclosure statements pursuant to the Illinois Responsible Property Transfer Act of 1988 for certain of the Mortgaged Properties.

                                  SCHEDULE 5.3

                           CERTAIN ACCOUNTING MATTERS


Any capital lease entered into after September 28, 1996, all of which are listed on Schedule 7.1.

                                 SCHEDULE 5.13

                             ENVIRONMENTAL MATTERS

1.


          ADDRESS                                                CONTAMINATION AND PROPOSED REMEDIATION
(a)      555 Warehouse                      o BETX and PNAs contamination was detected on the site soil and groundwater.
         555 Northwest Ave.,                The approximate extent of contamination has been established.  The project site
         Northlake, IL                      has been entered into the Illinois Pre-Notice (Voluntary) Site Cleanup Program.

                                            PROPOSED SITE REMEDIATION includes:
                                            o Site Soil and Groundwater: installation of a cutoff system and excavation of contaminated solids for off-site disposal as special waste or treated on site by a low temperature thermal desorption unit then backfilled with treated soils.

(b)      Donna's Meat Garage                o Petroleum product contamination was detected in most of the Garage area.  Will
         7445 Franklin                      submit a remediation work plan to IEPA for approval per the requirements of UST
         Forest Park, IL                    reimbursement program.

                                            PROPOSED REMEDIATION includes:
                                            o Conduct an additional site investigation to collect site specific data for the development of Tier 2 soil cleanup objectives.  Conduct site remediation by excavation for off-site disposal of LTTD treatment for the portion of soil contamination caused by the former USTs at the project site.  A free product recovery system will be installed to recover diesel fuel free product.  Company may negotiate with Farmington Foods, Inc. to conduct the diesel fuel free product remediation and/or share remediation costs

(c)      DFF Store #12                      o Chlorinated hydrocarbons were detected in two of the monitoring wells at
         6009 N. Broadway                   concentrations exceeding the Class II groundwater standards.  One soil sample
         Chicago, IL                        collected above the water level also detected elevated level of chlorinated hydrocarbons.  An additional groundwater investigation which consists of installing three monitoring wells and conducting additional groundwater monitoring, will be implemented to assess the possible source of the groundwater contamination.  For budgetary purposes, localized pump-and-treat method or air sparging method may be used to remediate the groundwater contamination.

(d)      DAFF Store #32                     o Elevated PCE contamination was detected in the site soil and perched
         1900 S. Cumberland                 groundwater at the northwest corner of the project site including the areas
         Park Ridge, IL                     underneath the dry cleaners, former Hallmark store, part of the current Walgreen store, and former print shop.  The approximate vertical extent of contamination has been established.  The project site has been entered into the Illinois Pre-
                                            Notice (Voluntary) Site Cleanup Program.

                                            PROPOSED REMEDIATION includes:
                                            o In-situ low temperature thermal desorption
                                            o A combined SVE and LTTD remediation
                                            o In-situ hot air/steam stripping.
                                            Dames & Moore is in the process of evaluating various site remediation alternatives.

(f)      DFF Store #98                      o BETX contamination was detected within the site soil to an approximate depth
         5829 Archer Ave.                   of 8 to 10 feet.  The approximate extent of contamination has been established.
         Chicago, IL                        The project site has been entered into the Illinois Pre-Notice (Voluntary) Site
                                            Cleanup Program.

                                            PROPOSED REMEDIATION includes:
                                            o Excavation for off-site disposal as special waste.
(g)      DFF Store #114                     o Low level of PCE was detected in one soil sample, however, PCE was not
         1968 Sibley Blvd.                  encountered in the groundwater.
         Calumet City, IL
                                            PROPOSED ADDITIONAL ACTION includes:
                                            o An additional groundwater investigation was recommended by Stephanie Deerie to verify that there is no extensive PCE contamination.  The additional groundwater investigation will include advancing two geoprobe borings for soil and groundwater sampling and sampling the existing monitoring well for TCL-VOCs analysis.

(h)      DFF Store #124                     o Elevated BETX contamination was detected in the site soils at the northwest
         259 W. Lake St.                    corner of the parking lot.  Groundwater was not impacted.  The site has been
         Oak Park, IL                       entered into the Illinois Pre-Notice (Voluntary) Site Cleanup Program.

                                            PROPOSED REMEDIATION includes:
                                            o Excavation for off-site disposal as special waste.

(i)      Parkview Plaza #43                 o Elevated concentrations of PCE, TCE, cis-1, 2-DCE and vinyl chloride were
         30th & Halsted                     detected in the site soils in a narrow area between the dry cleaners and
         Chicago, IL                        southwest property line.  Groundwater was not encountered during drilling.  Due to the concern for interrupting the operation of the shopping center and the existence of difficult site conditions for site remediation, Dames & Moore recommends a limited risk assessment be conducted to provide supporting information for requesting No Further Action from IEPA.  If site remediation is required, the chlorinated hydrocarbon contamination may be remediated by soil vapor extraction.  However, it would be difficult to achieve the cleanup objectives in the silt layer.

                                            PROPOSED ACTION includes:
                                            o Conduct a risk assessment to provide supporting information for requesting No
                                            Further Action from IEPA.
(j)      Donna's Distribution               o Petroleum soil contamination was identified near an old dispenser.  A limited
         4404 W. 42nd Street                site soil remediation will be conducted by excavation for off-site disposal as
         Chicago, IL                        special waste.  The project site has been entered into the Illinois Pre-Notice
                                            (Voluntary) Site Cleanup Program.
                                            There is an existing underground storage tank on site and Company intends to close this UST.

(k)      Leasehold Stores #'s 2, 16, 22,    With respect to Section 5.13(x) hereof only, evidence of underground storage
         70 and 72                          tanks formerly used at the premises, believed to be for petroleum products, has been found.

2. Consent agreement and consent order resolving the Administrative Complaint of U.S. Environmental Protection Agency, Docket No. EPCRA 007-95, against Dominick's Finer Foods, Inc. alleging violations of various environmental laws, arising out of a release of anhydrous ammonia1.

                                  SCHEDULE 5.6

                                   LITIGATION


Class action lawsuit alleging gender and racial discrimination filed on March 16, 1995 in the United States District court for the Northern District of Illinois against Dominick's Finer Foods, Inc.

                                 SCHEDULE 5.11

                         CERTAIN EMPLOYEE BENEFIT PLANS


Insurance premiums for approximately 12 former employees are paid pursuant to Dominick's 1991 Early Retirement Plan.

                                 SCHEDULE 5.12

                           BROKER'S OR FINDER'S FEES

                                     None.

                                 SCHEDULE 5.17

                         INTELLECTUAL PROPERTY MATTERS

1.       "Intellectual Property as of the Closing Date":

         a.


                  U.S. Registered Trademarks                          Trademark No.                 Date
                  --------------------------                          -------------                 ----
                  Dominick's                                          1,037,040                     03/30/76
                  Dominick's Finer Foods                              1,048,722                     09/21/76
                  Dominick's                                          1,366,046                     10/15/85
                  Dominick's (Color)                                  1,545,838                     06/27/89
                  Dominick's (Black and White)                        1,543,099                     06/06/89
                  Dominick's and design                               1,735,977                     12/01/92
                  Dominick's Neptune's Cove                           1,452,601                     08/11/87
                  Dominick's Neptune's Cove and Design                1,451,443                     08/4/87

                  Illinois Registered Trademarks                      Trademark No.                 Date
                  ------------------------------                      -------------                 ----
                  Dominick's                                          35492                         11/20/61
                  OMNI Superstore (Misc.)                             63843                         02/02/89
                  OMNI Superstore (Ads & Bus)                         63842                         02/02/89
                  Dominick's Fresh Store (Ads & Business)             74194                         03/14/94
                  Dominick's Fresh Store (Misc.)                      74195                         03/14/94


         b. Pursuant to Section 1.4.1 of the Settlement Agreement dated as of October 2, 1995 between Dominick's Finer Foods, Inc. ("Dominick's"), Supermarket Training Systems ("STS"), Strategic Systems Associates, Inc., Gary A. Johnson and Timothy Schorr, Dominick's has been irrevocably granted a fully paid up perpetual right and license to use, free of any additional charge, certain computer based training programs developed pursuant to that Custom Computer Program Development Agreement dated as of July 13, 1993, between Dominick's and STS.

         c.      Licenses for the following software:

                          Computer Associates Raps - Contract #045147-001 Computer Associates Sort - Contract #045149-001 Computer Associates UFO - Contract #304027-001 Software 2000 Payroll

                          IBM ACF/NCP V5 - S/N 00EG735
                          IBM Assembler H V2R1 - S/N 00BP656 & S/N 00DF065
                          IBM VM/ESA - S/N 0038979
                          IBM VTAM V3 - S/N 0030146
                          IBM DOS/VS RPGII - S/N 0022625
                          IBM Partial Function - S/N 0095304
                          IBM 4680 Supermarket Application
                          IBM 4680 Operating Systems Version 2.0
                          IBM 4690 OS/V1 Operating System
                          IBM DOS Version 5.0
                          IBM 5654 VM/ESA Version 2 - 030 0019167
                          IBM 5665 DBASE 2 V.2 - DB2 00EB529
                          IBM 5665 MVS/DFP - XA3 00EN202
                          IBM 5665 DFDSS - 327 00EG049
                          IBM 5665 GDDM/MVS - 356 00EG048
                          IBM 5665 DITTO - 370 00EB526
                          IBM 5665 ISPF/PDF V3 (MVS) - 402 00EN710
                          IBM 5668 ACF/NCP 3745 & 3720 V5 - 738 00EG735
                          IBM 5668 SMP/E for OS/VS2 (MVS) & OS/VS1 - 949 00DF063 IBM 5668 VS COBOL II COMP/LIB/DBUG V1 - 958 00DF064 IBM 5668 Network Routing Facility - 963 00EJ785
                          IBM 5685 Network DM for MVS - 016 0058276
                          IBM 5685 TSO/E V2 - 025 0013746
                          IBM 5685 RMF V.4 - 029 0013747
                          IBM 5685 ISPF V3 for MVS - 054 0013940
                          IBM 5685 CICS/ESA V3 - 083 0030148
                          IBM 5685 Netview V2 MVS/ESA - 111 0030147
                          IBM 5695 CICSVR MVS/ESA V2 - 010 00A08DO
                          IBM 5695 JES2 MVS/ESA V4.3 - 047 00A02LW
                          IBM 5706 QMF/MVS V3 - 254 00CO837
                          IBM 5735 SPPS II DOX/VS OS/VS - D16 0003992
                          IBM 5735 Advanced Data Comm/Stores - XR2 0003708
                          IBM 5735 Emulation Program - XXB 0088826
                          IBM 5735 ACF/NCP Version 2 - XX9 0077612
                          IBM 5735 OS/VS Sort/Merge - SM1 00BY525
                          IBM 5740 Resource Access Control Fac - XXH 00BY532 Telxon DFF Custom Order Entry Application
                          MSI Order Entry Application
                          Cleo SCO UNIX
                          Renlar Pharmacy License
                          Norand DSD Application

                          Redbrick - License #1996-001869
                          Information Advantage
                          Platinum - License #96031021

2.       "Material claims":

                                     None.

                                 SCHEDULE 5.18

                   AMENDMENTS TO SPECIFIED EXISTING DOCUMENTS


1.  Stock Purchase Agreement:  amended as of March 21, 1995; and
2.  Yucaipa Warrant:  amended as of November 1, 1996.

                                 SCHEDULE 5.20

                      CERTAIN MATTERS RELATING TO PERMITS


1. Store #83 is subject to a moratorium on the issuance of new liquor licenses and currently holds no such license.

2.  Various properties may conflict with the Americans with Disabilities Act.

    Neither of items #1 and #2 above, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

3. Various properties may conflict with certain environmental laws, as disclosed on Schedule 5.13.

                                 SCHEDULE 6.13

                         EXCLUDED REAL PROPERTY ASSETS


1.  Store #76
3300 W. Belmont
Chicago, IL  60618

2.  Store #89
4700 S. Kedzie
Chicago, IL  60632

3.  Store #90
3454 E. 118th Street
Chicago, IL  60617

4.  Store #103
271 South Bolingbrook Drive
Bolingbrook, IL

5.  Store #105
4200 N. Lake Street
Melrose Park, IL

6.  Store #106
1840 Douglas Road
Montgomery, IL

7.  Store #111
122 W. 79th Street
Chicago, IL

8.  Store #318
1971 Galena Blvd.
Aurora, IL  60506

                                  SCHEDULE 7.1

                         CERTAIN EXISTING INDEBTEDNESS


PART I


Promissory Note, dated as of December 31, 1984, by LaSalle National Bank as
         Trustee under that certain Trust Agreement, dated as of December 5, 1984, and known as Trust No. 109248, and Dominick's, payable to the order of Corus Bank, f/k/a River Forest State Bank and Trust Company, as Trustee, in the original principal amount of $5.0 million, with an outstanding principal balance as of August 3, 1996 of $2,181,035.66.

1. Promissory Note, dated April 24, 1978, by Dominick's Finer Foods, Inc. of Illinois (subsequently assumed by Dominick's), payable to the order of B.B. Cohen & Co., in the original principal amount of $2.7 million (such indebtedness was assigned by B.B. Cohen & Co. to Kansas City Life Insurance Company by that certain Assignment dated April 24, 1978 and recorded May 24, 1978 as Document No. 24461044), with an outstanding principal balance as of August 3, 1996 of $1,597,973.16.

2. Financing Agreement, dated June 1, 1991, between Dominick's and the City of Northlake, Illinois ("Northlake"), evidencing a loan from Northlake to Dominick's in the original principal amount of $4.6 million, such loan being made from the proceeds of the issuance and sale of Northlake's Economic Development Revenue Bonds, Series 1991 (Dominick's Finer Foods, Inc. Project), with an outstanding principal balance as of August 3, 1996 of $2,400,000.00.

3. Principal Note (Unsecured), dated June 22, 1987, by Dominick's to Taxman Corporation in the original principal amount of $61,445.67, with an outstanding principal balance as of August 3, 1996 of $9,090.92.

4. Note payable to Brian Joyce (former stockholder) for $106,981.06 (payable in the amount of $53,390.52 on April 17, 1997, and $53,590.54 on April 17, 1998.)

5.       Capital Leases of the following properties:

         a.

                                  STORE NUMBER

     2               74               103             129              306
     5               75               104             130              307
     8               76               105             131              310
     9               77               106             132              311
     14              78               107             133              312
     44              80               108             134              314
     48              81               109             136              316
     51              83               110             137
     52              86               111             139
                     88               112             301
     67              90               115             302
     68              100              121             303
     71              101              122             304
     72              102              126             305

         b.      Bensenville - print shop

         c.      Capital Leases of the following automobiles:

               YEAR-MAKE-MODEL                       VIN
               ---------------                       ---
                96-Ford-Taurus                1FALP52U1TG195761
               96-Ford-Aerostar               1FTDA14U1TZA89594
               96-Ford-Aerostar               1FMCA11U9TZA89595
               96-Ford-Aerostar               1FTDA14UXTZA89593
                96-Ford-Taurus                1FALP52U9TG114778
                96-Ford-Taurus                1FALP52U0TG125541
                96-Ford-Taurus                1FALP52U4TG124179
                96-Ford-Taurus                1FALP52U5TG124174
                96-Ford-Taurus                1FALP52U0TG163111
                96-Ford-Taurus                1FALP52U1TG108988
                96-Ford-Taurus                1FALP52UXTG156277
                96-Ford-Taurus                1FALP52UXTG144372
                96-Ford-Taurus                1FALP52U6TG171763
                96-Ford-Taurus                1FALP52U2TG125976
                96-Ford-Taurus                1FALP52U0TG195749
                96-Ford-Taurus                1FALP52U3TG195759
                96-Ford-Taurus                1FALP52U7TG195750

                     YEAR-MAKE-MODEL                             VIN
                     ---------------                             ---
                      96-Ford-Taurus                      1FALP52U8TG195756
                      96-Ford-Taurus                      1FALP52U4TG195754
                      96-Ford-Taurus                      1FALP52U9TG195751
                      96-Ford-Taurus                      1FALP52U1TG195758
                      96-Ford-Taurus                      1FALP52UXTG195757
                      96-Ford-Taurus                      1FALP52U3TG195762
                      96-Ford-Taurus                      1FALP52U2TG195753
                      96-Ford-Taurus                      1FALP52UXTG195760
                      96-Ford-Taurus                      1FALP52U0TG195752
                      96-Ford-Taurus                      1FALP52U5TG195763
                      96-Ford-Taurus                      1FALP52U6TG195755
                    96-Ford-E350 Econ                     1FTJE34Y4THA73207
                    96-Ford-E350 Econ                     1FTJE34Y2THA73206
                    96-Ford-E350 Econ                     1FTJE34Y4THA73210
                    96-Ford-E350 Econ                     1FTJE34Y6THA73208
                    96-Ford-E350 Econ                     1FTJE34Y8THA73209
                    96-Ford-Crown Vic                     2FALP74WOTX189017

         d.      Copiers located at the Company's office facilities

         e. Store equipment leases at the following stores: 8, 9, 62, 70, 74, 78, 102, 104, 107, 109, 112, 122, 135, 140, 141, 143 and
                 144.

         f.      Trucks & tractors

         The foregoing are all existing Capital Leases of the Loan Parties as of the Closing Date.


PART II

Note dated August 31, 1978, by Dominick DiMatteo, Jr. and Ethel DiMatteo payable to the order of The Federal Land Bank of St. Louis, in the original principal amount of $1,325,000, which Note has been assumed by Dodi Properties, Inc.

                                  SCHEDULE 7.2

                             CERTAIN EXISTING LIENS


1. Mortgage, dated as of December 31, 1984, executed by LaSalle National Bank as Trustee under that certain Trust Agreement, dated as of December 5, 1984, and known as Trust No. 109248, and Dominick's in favor of Corus Bank, f/k/a River Forest State Bank and Trust Company, as Trustee, securing the Promissory Note listed as item 1 of Schedule
         7.1.  [1968 Sibley Blvd., Calumet City, Illinois]

2. Mortgage, dated as of April 24, 1978, executed by Dominick's Finer Foods, Inc. of Illinois (subsequently assumed by Dominick's) in favor of B.B. Cohen & Co., a Delaware corporation, securing the Promissory Note listed as item 2 of Schedule 7.1 (such indebtedness was assigned by B.B. Cohen & Co. to Kansas City Life Insurance Company by that certain Assignment dated April 24, 1978 and recorded May 24, 1978 as Document No. 24461044). [7050 South Pulaski Road, Chicago, Illinois]

3. Mortgage and Loan Agreement, dated as of December 1, 1981, executed by Northlake I, an Illinois limited partnership (subsequently assumed by Dominick's) in favor of the City of Northlake, Illinois. [505 Railroad Avenue, Northlake, Illinois]

4.       See schedule of liens attached hereto as Exhibit A.

                                  SCHEDULE 7.3

                          CERTAIN EXISTING INVESTMENTS


1. Dominick's is a limited partner in Perry Associates. The general partner is Seymour Taxman, and the remaining limited partners are James F. Schultz, Donald R. Mazzoni and Seymour Taxman (who holds both a general and limited partnership interest). Dominick's holds a 20% interest in Perry Associates. The partnership was formed to acquire, develop, own and operate the real estate upon which Dominick's operates Store #111.

2. Dominick's holds 600 shares in Topco Associates, Inc. ("Topco"), a buying cooperative. Dominick's participates in Topco's procurement program as a Full Member.

3.  Investments in Land Trusts for the sole purpose of holding real estate.

4. Dominick's has an equity sharing interest in the shopping center located at 3300 West Belmont Ave. (Store #76 is located in this shopping center.)

                                  SCHEDULE 7.4

                    CERTAIN EXISTING CONTINGENT OBLIGATIONS

I. Existing Letters of Credit:

1. $2,445,000 Transferable Irrevocable Direct Pay Letter of Credit #S-10485, issued by Bankers Trust for the benefit of the City of Northlake, expiring May 1, 1997.

2. $5,700,000 Irrevocable Standby Letter of Credit #S258619, issued by the Northern Trust Company for the benefit of the Illinois Industrial Commission, expiring May 18,1997.

3. $7,775,000 Irrevocable Standby Letter of Credit #S260541, issued by the Northern Trust Company for the benefit of the Illinois Industrial Commission, in care of the Illinois Self Insurers Advisory, expiring December 30, 1996.

4. $500,000 Irrevocable Standby Letter of Credit #S-10433, issued by Bankers Trust for the benefit of River Forest State Bank, expiring March 22, 1997.

5. $500,000 Irrevocable Standby Letter of Credit #S-10432, issued by Bankers Trust for the benefit of Lincoln National Bank, expiring March 22,
    1997.

6. $500,000 Irrevocable Standby Letter of Credit #S-10431, issued by Bankers Trust for the benefit of SuperValu Inc., expiring March 22, 1997.

II. Interest Rate Agreements:

1. Interest Rate Agreement with First National Bank of Chicago, effective as of June 22,1995 (terminating as of June 22, 1997) in the notional amount of $82,500,00, capping interest rate at 8.5%.

2. Interest Rate Agreement with Chase Manhattan Bank, effective as of June 22, 1995 (terminating as of June 22, 1997) in the notional amount of $82,500,000, capping interest rate at 8.5%.

                                  SCHEDULE 7.7

                           CERTAIN ASSETS TO BE SOLD

PART (A)

1. "warehouse": that building commonly known as 505 Railroad Avenue, Northlake, Illinois.

2. "office building": that building commonly known as 333 North Northwest Avenue, Northlake, Illinois.


PART (B)

1.  "Equipment":

a. All equipment, fixtures, parts and accessories related to the following stores:

                                        Store Number
                     28                     124                   144
                     51                     131                   145
                     81                     132                   146
                     83                     135                   301
                     101                    140                   302
                     102                    141                   303
                     115                    142                   306
                     122                    143                   310

b. Tractors and trailers comprising the primary delivery fleet of the Company and its Subsidiaries.

c. All equipment used in the manufacturing processes at the Ludwig Dairy.

d. All PC and LAN network equipment located at the Company's offices.

e.      Pharmacy system upgrades in the Company's stores.

f.      Two spotters located in the Company's Warehouse.